UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

(Mark One)

☒      ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2011

OR

☐         TRANSITION REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                   to

Commission file number 1-2360

A.            Full title of the plan and address of the plan, if different from that of the issuer named below:

IBM 401(k) Plus Plan

Director of Compensation and Benefits

IBM

North Castle Drive, M/D 147

Armonk, New York 10504

B.            Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

INTERNATIONAL BUSINESS MACHINES CORPORATION

New Orchard Road

Armonk, New York 10504

IBM 401(k) PLUS PLAN

Page

Financial Statements and Schedules:

Report of Independent Registered Public Accounting Firm	4

Financial Statements:

Statements of Net Assets Available for Benefits at December 31, 2011 and 2010	5

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2011	6

Notes to Financial Statements	7

Supplemental Schedules*:

Schedule G, Part I - Schedule of Loans or Fixed Income Obligations in Default or Classified as Uncollectible	33

Schedule G, Part III - Nonexempt Transactions	34

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)	42

Exhibit:

Exhibit 23 - Consent of Independent Registered Public Accounting Firm

*   Other schedules required by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974 are omitted because they are not applicable.

SIGNATURE

The Plan.  Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

IBM 401(k) Plus Plan

Date:	June 19, 2012	By:	/s/ James J. Kavanaugh
James J. Kavanaugh
Vice President and Controller

Report of Independent Registered Public Accounting Firm

To the Members of the International Business Machines Corporation (“IBM”) Retirement Plans Committee and the Participants of the IBM 401(k) Plus Plan:

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the IBM 401(k) Plus Plan (the “Plan”) at December 31, 2011 and 2010, and the changes in net assets available for benefits for the year ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental schedules of loans or fixed income obligations in default or classified as uncollectible, of nonexempt transactions, and of assets (held at end of year) are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  These supplemental schedules are the responsibility of the Plan’s management.  The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, NY
June 19, 2012

IBM 401(k) PLUS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AT DECEMBER 31,

	2011	2010
	(Dollars in thousands)
Assets:
Investments, at fair value (Note 3)	$37,278,696	$36,741,589

Receivables:
Employer contributions	38,347	40,593
Participant contributions	25,518	25,618
Notes receivable from participants	326,586	315,055
Income, sales proceeds and other receivables	2,480,366	1,984,365
Total receivables	2,870,817	2,365,631

Total assets	40,149,512	39,107,220

Liabilities:
Payable for collateral deposits	23,353	20,538
Accrued expenses and other liabilities	2,758,432	3,084,734
Total liabilities	2,781,784	3,105,272

Net assets at fair value	37,367,728	36,001,949

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(570,356)	(373,136)

Net assets available for benefits	$36,797,372	$35,628,813

The accompanying notes are an integral part of these financial statements.

IBM 401(k) PLUS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31,

2011
(Dollars in thousands)
Additions to net assets attributed to:

Investment income:
Net depreciation in fair value of investments (Note 3)	$(139,049)
Interest income from investments	592,577
Dividends	214,992
668,520

Interest income on notes receivable from participants	15,038

Contributions:
Participants	1,200,993
Employer	874,983
2,075,976

Transfers from other benefit plans	228,311

Total additions	2,987,845

Deductions from net assets attributed to:

Distributions to participants	1,787,756

Administrative expenses, net	31,530

Total deductions	1,819,286

Net increase in net assets during the year	1,168,559

Net assets available for benefits:

Beginning of year	35,628,813

End of year	$36,797,372

The accompanying notes are an integral part of these financial statements.

IBM 401(k) PLUS PLAN
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF THE PLAN

The following description of the IBM 401(k) Plus Plan (the “Plan”) provides only general information.  Participants should refer to the Plan prospectus (Summary Plan Description) for a complete description of the Plan’s provisions.

General

The Plan was established by resolution of International Business Machines Corporation’s Retirement Plans Committee (the “Committee”) effective July 1, 1983 and Plan assets are held in trust for the benefit of its participants.  The Plan offers all eligible active, full-time and part-time regular and long-term supplemental United States (U.S.) employees of International Business Machines Corporation (“IBM”) and certain of its domestic related companies and partnerships an opportunity to defer from one to eighty percent of their eligible compensation for before-tax 401(k) and/or Roth 401(k) contributions to any of 32 primary investment funds and over 150 mutual funds in a “mutual fund window.”  The investment objectives of the primary funds are described in Note 6, Description of Investment Funds.  In addition, participants are able to contribute up to ten percent of their eligible compensation on an after-tax basis.  Roth 401(k) and after-tax contributions are not available for employees working in Puerto Rico.  Annual contributions are subject to the legal limits permitted by Internal Revenue Service (“IRS”) regulations.

Participants are provided the choice to enroll in a “disability protection program” under which a portion of the participant’s account is used to pay premiums to purchase term insurance (underwritten by Metropolitan Life Insurance Company), which will pay the amount of their before-tax 401(k) contributions, matching contributions, automatic contributions and/or Special Savings Awards into their accounts in the event the participant becomes disabled while insured.

At December 31, 2011 and 2010, the number of participants with an account balance in the Plan was 200,205 and 202,638, respectively.

The Plan is dual qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and Section 1081.01 of the Internal Revenue Code for a New Puerto Rico (2011).  It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.

Administration

The Plan is administered by the Committee, which appointed certain officials of IBM to assist in administering the Plan.  The Committee appointed State Street Bank and Trust Company (“SSBT”), as Trustee, to safeguard the assets of the funds and State Street Global Advisors (“SSGA”), the institutional investment management affiliate of SSBT, The Vanguard Group and other investment managers to direct investments in the various funds.

Fidelity Investments Institutional Operations Company, Inc. (“Fidelity”) is the provider of record keeping and participant services, operator of the IBM Employee Services Center for the Plan in Raleigh, North Carolina as well as the provider of administrative services related to the mutual fund window.  Communications services were provided by Fidelity as well as The Vanguard Group.

Contributions

Under the Plan, IBM provides employer contributions for eligible participants as shown in the table below:

IBM Pension Plan Eligibility at 12/31/2007	IBM Automatic Contribution	IBM Matching Contribution
Pension Credit Formula	4%	100% on 6% of eligible compensation
Personal Pension Account	2%	100% on 6% of eligible compensation
New Hires on or after 1/1/2005	1%	100% on 5% of eligible compensation

IBM employer contributions are based upon the IBM pension formula for which the employee was eligible on December 31, 2007, or on hire date on or after January 1, 2005.  Any employees who terminate employment and are rehired on or after January 1, 2005 will be eligible to participate in the “New Hires on or after 1/1/2005” contribution rates.

A contribution equal to five percent of eligible compensation (referred to as a “Special Savings Award”) will be added to the accounts of participants who are non-exempt employees at each year-end and who participated in the Pension Credit Formula as of December 31, 2007 and have been continuously employed by IBM since that date.

Newly hired employees are automatically enrolled at 5 percent of eligible salary and performance pay after approximately thirty days of employment with IBM, unless they elect otherwise.  After completing one year of service with IBM, they are eligible for the IBM automatic contribution and the IBM matching contribution.  Contributions will be invested in the default Target Date fund that most closely corresponds to the year in which they will reach age 60 unless they elect otherwise.  The match maximizer is an automatic feature that ensures they will receive the full IBM match for their savings level (based on eligible 401(k) deferrals and eligible pay) no matter what their savings patterns are during the year. Any match maximizer amount for which they are eligible will be calculated and added to their account each pay period.

Eligible compensation under the Plan includes regular salary, commissions, overtime, shift premium and similar additional compensation payments for nonscheduled workdays, recurring payments under an employee variable compensation plan, regular IBM Short-Term Disability Income Plan payments, holiday pay and vacation pay, and payments made under any executive incentive compensation plan.  Non-recurring compensation, such as awards, deal team payments and significant signing bonuses are not eligible compensation and cannot be deferred under the Plan.

Participants are able to choose to have their contributions invested entirely in one of, or in any combination of, the following funds or in the mutual fund window funds, in multiples of one percent.  These funds and their investment objectives are more fully described in Note 6, Description of Investment Funds.

Life Cycle Funds (14)

Target Date 2005 Fund

Target Date 2010 Fund

Target Date 2015 Fund

Target Date 2020 Fund

Target Date 2025 Fund

Target Date 2030 Fund

Target Date 2035 Fund

Target Date 2040 Fund

Target Date 2045 Fund

Target Date 2050 Fund

Income Plus Life Strategy Fund

Conservative Life Strategy Fund

Moderate Life Strategy Fund

Aggressive Life Strategy Fund

Core Funds (7)

Stable Value Fund (Effective February 29, 2012, renamed Interest Income Fund)
Inflation Protected Bond Fund

Total Bond Market Fund

Total Stock Market Index Fund

Total International Stock Market Index Fund

Real Estate Investment Trust (REIT) Index Fund

International Real Estate Index Fund

Expanded Choice Funds (11)

Long-Term Corporate Bond Fund

High Yield and Emerging Markets Bond Fund

Large Company Index Fund

Large-Cap Value Index Fund

Large-Cap Growth Index Fund

Small/Mid-Cap Stock Index Fund

Small-Cap Value Index Fund

Small-Cap Growth Index Fund

European Stock Index Fund

Pacific Stock Index Fund

IBM Stock Fund

The Plan participants also have access to the “mutual fund window” investment options.

Participants may change their deferral percentage and investment selection for future contributions at any time.  The changes will take effect for the next eligible pay cycle if the request is completed before the applicable cutoff date.  Also, participants may transfer part or all of existing account balances among funds in the Plan once daily, subject to the Plan restrictions on trading.

The Committee is committed to preserving the integrity of the Plan as a long-term savings vehicle for its employees.  Frequent, short-term trading that is intended to take advantage of pricing lags in funds can harm long-term investors, or increase trading expenses in general.  Therefore, the Plan has implemented frequent trading transaction restrictions and reserves the right to take other appropriate action to curb short-term transactions (buying/selling).

Participant Accounts

The Plan record keeper maintains an account in the name of each participant to which each participant’s contributions and share of the net earnings, losses and expenses, if any, of the various investment funds are recorded.  The earnings on the assets held in each of the funds and all proceeds from the sale of such assets are held and reinvested in the respective funds.

Participants may transfer rollover contributions of before-tax and Roth 401(k) amounts from other qualified savings plans or Individual Retirement Accounts into their Plan account.  Rollovers must be made in cash within the time limits specified by the IRS; stock or in-kind rollovers are not accepted.  These rollovers are limited to active employees on the payroll of IBM (or affiliated companies) who have existing accounts in the Plan.  Retirees are not eligible for such rollovers, except that a retiree or separated employee who has an existing account in the Plan may rollover a lump-sum distribution from an IBM-sponsored qualified retirement plan, including the IBM Personal Pension Plan.  After-tax amounts may also be directly rolled over into the Plan from another qualified savings plan.

On each valuation date, the unit/share value of each fund is determined by dividing the current investment value of the assets in that fund on that date by the number of units/shares in the fund.  The participant’s investment value of assets equals the market value of assets for all funds except the Stable Value Fund for which the participant’s investment value of assets equals the contract value of assets.  In determining the unit/share value, new contributions that are to be allocated as of the valuation date are excluded from the calculation.  On the next day, the cash related to new contributions is transferred into the fund and the number of additional units to be credited to a participant’s account for each fund, due to new contributions, is equal to the amount of the participant’s new contributions to the fund divided by the prior night’s unit value.

Contributions (with the exception of after-tax contributions and Roth 401(k) contributions) made to the Plan, as well as interest, dividends, or other earnings of the

Plan are generally not included in the taxable income of the participant until withdrawal, at which time all earnings and contributions withdrawn generally are taxed as ordinary income to the participant.  Additionally, withdrawals by the participant before attaining age 59 1/2 generally are subject to a penalty tax of 10 percent.  After-tax contributions made to the Plan are not tax deferred, but are taxable income prior to the participant making the contribution.  Any interest, dividends or other earnings on the after-tax contributions are generally not included in the taxable income of the participant until withdrawal, at which time all earnings withdrawn are generally taxed as ordinary income to the participant.  Any distribution of earnings on after-tax contributions that are withdrawn by the participant before attaining age 59 1/2 generally are subject to a penalty tax of 10 percent.  Roth 401(k) contributions are not deferred, but are taxable income prior to the participant making the contribution.  Interest, dividends or other earnings on Roth 401(k) contributions may not be taxable at withdrawal provided the participant has met the applicable rules.

Consistent with provisions established by the IRS, the Plan’s 2011 limit on employee salary and performance pay deferrals was $16,500.  (The limit for 2012 is $17,000.)  Participants who were age 50 or older during 2011 could take advantage of a higher 401(k) contribution limit of $22,000 ($22,500 for 2012).  The 2011 maximum annual deferral amount for employees residing in Puerto Rico was limited by local government regulations to $10,000.  (The Puerto Rico limit for 2012 is $13,000.)  Puerto Rico participants who were age 50 or older in 2011 could take advantage of a higher contribution limit of $11,000 ($14,500 for 2012).

Vesting

Participants in the Plan are at all times fully vested in their account balance, including employee contributions, employer contributions and earnings thereon, if any.

Distributions

Participants who have attained age 59 1/2 may request a distribution of all or part of the value in their account.  A maximum of four distributions are allowed each year and the minimum amount of any such distribution shall be the lesser of the participant’s account balance or $500.

In addition, participants who (1) retire under the prior IBM Retirement Plan provisions of the IBM Personal Pension Plan, or (2) become eligible for benefits under the IBM Long-Term Disability Plan or the IBM Medical Disability Income Plan, or (3) separate from IBM and have attained age 55, may also elect to receive the balance of their account in annual installments over a period not to exceed twenty years.

Withdrawals for financial hardship are permitted provided they are for an immediate and significant financial need, and the distribution is necessary to satisfy that need.  Employees are required to fully use the Plan loan program, described below, before requesting a hardship withdrawal.  Only an employee’s contributions are eligible for hardship withdrawal; earnings on before-tax 401 (k) and Roth 401(k), and IBM contributions (match, automatic, transition credits and Special Savings Award) are not eligible for withdrawal.  Employees must submit evidence of hardship to the record keeper who will determine whether the situation qualifies for a hardship withdrawal based on guidance from the Plan administrator.   A hardship withdrawal is taxed as ordinary income to the employee and may be subject to the 10 percent additional tax on early distributions.

If the participant dies and is married at the time of death, the participant’s spouse must be the beneficiary of the participant’s Plan account, unless the participant’s spouse has previously given written, notarized consent to designate another person as beneficiary.  If the participant marries or remarries, any prior beneficiary designation is canceled and the spouse automatically becomes the beneficiary.  If the participant is single, the beneficiary may be anyone previously designated by the participant under the Plan.  In the absence of an effective designation under the Plan at the time of death, the proceeds normally will be paid in the following order:  the participant’s spouse, the participant’s children in equal shares, or to surviving parents equally.  If no spouse, child, or parent is living, payments will be made to the executors or administrators of the participant’s estate.

After the death of a participant, an account will be established for the participant’s beneficiary.  If the beneficiary is a spouse or domestic partner, the beneficiary’s account may be maintained in the Plan, subject to IRS Minimum Required Distribution rules.  If the beneficiary is neither a spouse nor a domestic partner, the account will be paid to the beneficiary in a lump sum.  Beneficiaries may rollover distributions from the Plan.

Participant Loans

Participants may borrow up to one-half of the value of their account balance, not to exceed $50,000, within a twelve month period.  Loans will be granted in $1 increments subject to a minimum loan amount of $500.  Participants are limited to two simultaneous outstanding Plan loans.  Repayment of a loan is made through semi-monthly payroll deductions.  Loans originated under the Plan have a repayment term of one to four years for a general purpose loan or one to ten years for a primary residence loan.  There are a limited number of outstanding loans originated under acquired company plans that were merged into the Plan having repayment terms greater than 10 years and up to a maximum term of 28 years.  The loans originated under the Plan bear a fixed rate of interest, set quarterly, for the term of the loan, determined by the plan administrator to be 1.25 points above the prime rate.  The interest is credited to the participant’s account as the semi-monthly repayments of principal and interest are made.  Interest rates on outstanding loans at December 31, 2011 and 2010 ranged from 3.25 percent to 11.00 percent.

Participants may prepay the entire remaining loan principal at any time.  Employees on an approved leave of absence may elect to make scheduled loan payments directly to the Plan.  Participants may continue to contribute to the Plan while having an outstanding loan.  A loan default is a taxable event to the participant and will be reported as such in the year of the loan default.

Participants who retire or separate from IBM and have outstanding Plan loans may make loan repayments via coupon payments or ACH deductions to continue monthly loan repayments according to their original amortization schedule.

Termination of Service

If the value of a participant’s account is $1,000 or less, it will be distributed to the participant in a lump-sum payment following the termination of the participant’s employment with IBM.  If the account balance is greater than $1,000 at the time of separation, the participant may defer distribution of the account until age 70 ½.

Termination of the Plan

IBM reserves the right to terminate this Plan at any time by action of the Board of Directors of IBM.  In that event, each participant or beneficiary receiving or entitled to receive payments under the Plan would receive the balance of the account at such time and in accordance with applicable law and regulations.  In the event of a full or partial termination of the Plan, or upon complete discontinuance of contributions under the Plan, the rights of all affected participants in the value of their accounts would be non-forfeitable.

Risks and Uncertainties

The Plan provides for various investment options in the form of mutual funds, commingled funds or separately-managed funds. These funds invest in equities, fixed income securities, synthetic guaranteed investment contracts (“synthetic GICs”) and derivative contracts.  Investment securities are exposed to various risks, such as interest rates, credit and overall market volatility.  Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is reasonably possible that changes in risks in the near term could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.  The Plan is potentially exposed to credit loss in the event of non-performance by the companies with whom the synthetic GICs are placed.  However, the Committee does not anticipate non-performance by these companies at this time.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are prepared under the accrual basis of accounting, except distributions, which are recorded when paid.  Within the financial tables presented, certain columns and rows may not add due to the use of rounded numbers for disclosure purposes.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes therein, and disclosures of contingent assets and liabilities at the date of the financial statements.  Actual results could differ from those estimates.

Investment Contracts

Investment contracts held by a defined contribution plan are reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.  Contract value represents the cost plus contributions made under the contracts plus interest at the contract rates less withdrawals and administrative expenses.  The statements of net assets available for benefits present the fair value of the investment in the Stable Value Fund as well as the adjustment from fair value to contract value for the fully benefit responsive investment contracts within the Stable Value Fund.  The statement of changes in net assets available for benefits presents these investments on a contract value basis.

Valuation of Investments

The Plan’s investments are stated at fair value, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Under fair value measurement guidance, the Plan is required to classify certain assets and liabilities based on the fair value hierarchy.  The framework establishes a three-level fair value hierarchy based on the nature of the information used to measure fair value.  These levels are accounting terms that refer to different methods of valuing assets and do not represent relative risk or credit quality of an investment.  The levels of assets are as follows:

• Level 1 — Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

• Level 2 — Quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets or financial instruments for which significant inputs are observable, either directly or indirectly; and

• Level 3 — Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable, including the Plan’s own assumptions in determining fair value.

Assets are classified within the fair value hierarchy according to the lowest level input that is significant to the fair value measurement. Valuation techniques used maximize the use of observable inputs and minimize the use of unobservable inputs.

Investments in mutual funds and commingled funds are valued at the net asset values per share using available inputs to measure fair value by such companies or funds as of the valuation date. Generally, mutual funds have a quoted market price in an active market and are classified as Level 1 and commingled funds are classified as Level 2 based upon observable data.

Common stocks and financial derivative instruments, such as futures contracts or options contracts that are traded on a national securities exchange are stated at the last reported sale or settlement price on the day of valuation.  Valuation adjustments may be applied to certain securities that are solely traded on a foreign exchange to account for the market movement between the close of the foreign market and the close of the New York Stock Exchange. These securities are valued using pricing service providers that consider the correlation of the trading patterns of the foreign security to the intraday trading in the U.S. markets for investments.

Fixed income investments are valued on the basis of valuations furnished by Trustee-approved independent pricing services. These services determine valuations for normal institutional-size trading units of such securities using models or matrix pricing, which incorporates yield and/or price with respect to bonds that are considered comparable in characteristics such as rating, interest rate and maturity date and quotations from bond dealers to determine current value. If these valuations are deemed to be either not reliable or not readily available, the fair value will be determined in good faith by the Trustee.

Over-the-counter derivatives are typically valued using proprietary pricing models that use as their basis readily observable market parameters — that is, parameters that are actively quoted and can be validated to external sources, including industry pricing services. Depending on the types and contractual terms of derivatives, fair value can be modeled using a series of techniques, such as the Black-Scholes option pricing model, simulation models or a combination of various models, which are consistently applied. Where derivative products have been established for some time, the Plan uses models that are widely accepted in the financial services industry. These models reflect the contractual terms of the derivatives, including the period to maturity, and market-based parameters such as interest rates, volatility, and the credit quality of the counterparty. Further, many of these models do not contain a high level of subjectivity, as the methodologies used in the models do not require significant judgment, and inputs to the model are readily observable from actively quoted markets, as is the case for “plain vanilla” interest rate swaps, option contracts and credit default swaps.

Interest bearing cash securities are valued at amortized cost, which includes cost and accrued interest and approximates fair value.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values.  Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Security Transactions and Related Investment Income

Security transactions are recorded on a trade-date basis.  Dividend income is recorded on the ex-dividend date and interest income is recorded on the accrual basis.

The Plan presents in the Statement of Changes in Net Assets Available for Benefits the net change in the fair value of its investments, which consists of realized gains and losses and the unrealized appreciation and depreciation on those investments.

Administrative Expenses and Investment Management Fees

Administrative costs of the Plan are deducted from participants’ account balances.  These costs include (a) brokerage fees, benefit responsive investment contract fees and commissions, which are included in the cost of investments and in determining net proceeds on sales of investments, and (b) operational expenses required for administration of the Plan including trustee, recordkeeping, custody, and investment management which are charged against the fund’s assets on a pro rata basis throughout the year and are included as part of administrative expenses.  Custodian and investment management fees for commingled trusts are charged based on a percentage of net asset value and are paid from the assets of the respective funds.

Standards to be Implemented

In December 2011, the Financial Accounting Standards Board (FASB) issued additional disclosure requirements for offsetting and related arrangements.  These additional requirements will become effective for the year ended December 31, 2013 and are not expected to have an impact on the Plan’s Financial Statements.

In May 2011, the FASB issued amended guidance and disclosure requirements for fair value measurements.  These amendments are not expected to have a material impact on the Plan’s Financial Statements.  These changes will become effective January 1, 2012 on a prospective basis.

NOTE 3 — INVESTMENTS

The following schedules summarize the fair value of investments within the fair value hierarchy, level 3 gains and losses, investments that represent 5 percent or more of the Plan’s net assets and the related net change in the fair value of investments by type of investment.

The following tables set forth by level, within the fair value hierarchy, the Plan’s investments at fair value at December 31, 2011 and 2010.

Investments at Fair Value as of December 31, 2011

(Dollars in Thousands)	Level 1	Level 2	Level 3	Total

Equity:
Equity commingled/mutual funds	$2,032,370	$9,953,854	$	$11,986,224
IBM Corporation common stock	2,462,501			2,462,501
International equity securities	431,572	2,415,410		2,846,981
US large-cap equity securities	583,292			583,292
US mid-cap equity securities	1,704,952			1,704,952
US small-cap equity securities	1,187,075			1,187,075

Fixed income:
Government securities rated A or higher		8,046,879		8,046,879
Government securities rated below A		338,363		338,363
Corporate bonds rated A or higher		1,108,909	348	1,109,257
Corporate bonds rated below A		2,210,664	10,327	2,220,986
Mortgage and asset-backed securities		1,156,850	6,710	1,163,560
Fixed income commingled/mutual funds	1,224,163	581,014		1,805,178
Investment contracts		24,671		24,671

Cash and cash equivalents	57,788	1,144,182		1,201,975

Derivatives	(5,678)	(8,392)		(14,070)

Other commingled/mutual funds	340,201	270,671		610,872
Total investments at fair value	$10,018,237	$27,243,074	$17,384	$37,278,696

There were no significant transfers between levels 1 and 2.

Investments at Fair Value as of December 31, 2010

(Dollars in Thousands)	Level 1	Level 2	Level 3	Total

Equity:
Equity commingled/mutual funds	$2,079,294	$10,170,143	$	$12,249,437
IBM Corporation common stock	1,944,980			1,944,980
International equity securities	1,198,120	1,973,255		3,171,375
US large-cap equity securities	406,866			406,866
US mid-cap equity securities	2,022,426	13,007		2,035,434
US small-cap equity securities	1,216,831	332	16	1,217,178

Fixed income:
Government securities rated A or higher	3,645	6,309,719		6,313,363
Government securities rated below A		1,361,490		1,361,490
Corporate bonds rated A or higher		1,513,998	1,012	1,515,009
Corporate bonds rated below A		1,799,518	15,773	1,815,291
Mortgage and asset-backed securities	7,173	875,274	4,325	886,772
Fixed income commingled/mutual funds	1,039,222	527,493	360,975	1,927,690
Investment contracts		27,337		27,337

Cash and cash equivalents	61,356	1,271,530		1,332,886

Derivatives	6,342	420	(3,245)	3,517

Other commingled/mutual funds	258,813	274,149		532,962
Total investments at fair value	$10,245,068	$26,117,665	$378,856	$36,741,589

The Plan has holdings in commingled funds as noted in the tables above.  Generally, under ordinary market conditions, investments by participants in investment funds with underlying holdings in commingled funds provide daily market liquidity to Plan participants and the Plan.  The Plan invests in several commingled funds, in which participant transactions (issuances and redemptions) may occur daily.  Investment in some of these funds may be subject to redemption restrictions, at the commingled fund’s discretion in limited situations.  At December 31, 2011 and 2010, commingled funds subject to redemption restrictions were zero and $361 million, respectively.  However, this restriction has not impacted any participant’s ability to withdraw their funds.

Level 3 Gains and Losses

The following table presents the changes in the fair value of the Plan’s level 3 investments for the year ended December 31, 2011:

(Dollars in Thousands)	US Small- Cap Equity Securities	Corporate Bonds Rated A or Higher	Corporate Bonds Rated Below A	Mortgage and Asset- Backed Securities	Fixed Income Commingled/ Mutual Funds	Derivatives	Total

Balance at January 1	$16	$1,012	$15,773	$4,325	$360,975	$(3,245)	$378,856
Unrealized gains/(losses) on assets held at end of year*	(16)	(33)	(1,676)	128	(87,674)	13	(89,257)
Realized gains/(losses) *	19	27	(26)	167	103,258	122	103,565
Purchases				3,748		17,771	21,518
Sales	(19)	(658)	(3,744)	(1, 658)	(376,559)	(17,455)	(400,093)
Transfers into Level 3
Transfers out of Level 3**						2,795	2,795
Balance at December 31	$0	$348	$10,327	$6,710	$0	$0	$17,384

*Reported in the net change in fair value of investments in the Statement of Changes in Net Assets Available for Benefits.

**Transferred from Level 3 to Level 2 because observable market data became available for the securities.

The Plan’s policy is to recognize transfers in and transfers out at the beginning of the period.

Investments — Five Percent or More of Plan’s Net Assets

The investments that represent 5 percent or more of the Plan’s net assets available for benefits at December 31, 2011 and 2010 are as follows:

Investments	2011	2010
	(Dollars in thousands)

Large Company Index Fund (Vanguard Employee Benefit Index Fund)	$3,766,587	$3,848,043
Total Stock Market Index Fund (Vanguard Total Stock Market Index Trust)	3,462,292	3,357,911
IBM Common Stock	2,462,501	1,944,980

Net Change in Fair Value of Investments

The following table represents the Net Change in Fair Value of Investments (including gains and losses on investments bought and sold, as well as held during the year):

2011
(Dollars in thousands)
Investments at fair value:
Commingled / Mutual Funds	$(149,164)
Equity Securities	201,776
Fixed Income Securities	(191,661)
Total	$(139,049)

NOTE 4 — DERIVATIVES

In accordance with the investment strategy of the separately-managed funds and the Stable Value Fund, investment managers execute transactions in various derivative instruments.  These derivative instruments include swaps, options, bond and equity futures and forward contracts.  The use of derivatives is permitted principally to gain or reduce exposure or execute an investment strategy more efficiently.  The investment managers use these derivative instruments to manage duration and interest rate volatility and exposure to credit, currency, equity, and cash to achieve a certain performance result.

Within the fixed income funds, the investment managers either sell or purchase credit protection through credit default swaps.  The investment managers also enter into interest rate swap transactions where a series of fixed versus floating rate amounts are exchanged.

Derivatives may be executed on exchange traded investment instruments or via over-the-counter (OTC) transactions.  When an OTC contract is executed, there is exposure to credit loss in the event of non-performance by the counterparties to these transactions. IBM manages this exposure through stringent credit approval guidelines and regularly monitors and reports market and counterparty credit risks associated with these instruments. The Plan’s investment managers negotiate and enter into collateral and netting agreements with counterparties on the Plan’s behalf.  In the event of a counterparty default, these agreements reduce the potential loss to the Plan.   These arrangements define the nature of the collateral (cash or U.S. Treasury securities) and the established thresholds for when additional collateral is required by either party. For OTC transactions, the Plan has posted collateral of $32 million and $18 million and received collateral of $21 million and $17 million at December 31, 2011 and 2010, respectively.   In addition, for exchange traded transactions, the Plan has posted $21 million and $5 million of collateral as of December 31, 2011 and 2010, respectively and received collateral of $0 million and $1 million at December 31, 2011 and 2010, respectively.  Derivative collateral received is recorded in Investments, at fair value and Payable for collateral deposits in the Statements of Net Assets Available For Benefits.  Derivative collateral posted is recorded in Investments, at fair value in the Statements of Net Assets Available For Benefits.

Market risk arises from the potential for changes in value of financial instruments resulting from fluctuations in interest and foreign exchange rates and in prices of debt and equity securities.  The notional (or contractual) amounts used to express the volume of these transactions do not necessarily represent the amounts potentially subject to market risk.

All derivative financial instruments are carried at fair value.  The net fair value of derivative financial instruments was a liability of $14 million and an asset of $4 million as of December 31, 2011 and 2010.

The Plan has authorized Investment Managers to use specific derivative instruments in the implementation of their investment strategy for financial instruments that are managed by the Plan.  The following section discloses how these derivatives may be used, their fair value and financial position at year-end, and the risks associated with each.  Exchange traded derivatives, including futures and options, are regulated by the exchange and approved broker dealers.  OTC derivatives include foreign currency forward contracts, options, and swaps. These transactions will be contracted between two counterparties and governed by separate agreements.  A description of these instruments and the risks are below.

Futures Contracts

Futures contracts are standardized agreements to buy or sell a specific amount of a financial instrument on a future date for a specified price.  Futures are valued based upon their quoted daily price.  The primary risks associated with futures are the accuracy of the correlation between the value of bonds or equities and the price of the futures contracts. Futures contracts may be used to equitize cash and manage exposure to changes in interest rates. Upon entering into a futures contract, the investment manager is required to deposit collateral or initial margin and subsequent margin payments are moved daily depending on the value of the contract. Futures contracts may be subject to risk of loss in excess of the daily variation margin.  They are classified as either interest rate or equity contracts on the derivative instrument tables that follow.

Options Contracts

Options include equity options, index options, options on swaps (swaptions), and options on futures. Options are contracts that give the owner the right, but not the obligation, to buy or sell an asset at a specified price (strike price) on a future date. Options may be purchased or written to help manage exposure to the securities markets. Investment managers may write (sell) call and put options and the premiums received from writing options which expire are treated as realized gains.  Premiums received from a position which is exercised/closed are offset against the amount paid for the underlying security to calculate the gain or loss. An option writer (seller) has no control over whether the underlying instrument may be sold (call) or purchased (put) and bears the market risk of an unfavorable change in the price of the underlying instrument.  Investment managers may also purchase put and call options. Purchasing call options is intended to increase exposure to the underlying instrument, while purchasing put options would tend to decrease exposure to the underlying issue. Premiums paid for purchasing options which expire are realized losses. The risk associated with purchasing put and call options is limited to the premium paid.  Options may be traded on an exchange or OTC.  For OTC options, the Plan could be exposed to risk if the counterparties are unable to meet the terms of the contracts. This risk is mitigated by the posting of collateral by the counterparty and monitored against the contract terms.  Options are classified as interest rate or foreign exchange contracts on the derivative instruments tables that follow.

Foreign Currency Forwards

A foreign currency forward is a contract between two parties to exchange money denominated in one currency into another currency at a set price on a specified future date. Foreign currency forwards are used to hedge the currency exposure, as a part of an investment strategy, or in connection with settling transactions.  Foreign currency contracts may involve market risk in excess of the unrealized gain or loss. Forward transactions are typically not collateralized. The Plan could be exposed to risk if the counterparties are unable to meet the terms of the contracts.

Swap Agreements

Swap agreements are privately negotiated contracts to exchange investment cash flows at a future date based on the underlying value of the assets.   Swap agreements involve elements of credit, market, and documentation risk. The Plan could be exposed to risk if the counterparties are unable to meet the terms of the contracts. This risk is mitigated by the posting of collateral by the counterparty and monitored against the contract terms.  Swap agreements may be centrally cleared or traded OTC.  For OTC swap agreements, the Plan could be exposed to risk if the counterparties are unable to meet the terms of the contracts. This risk is mitigated by the posting of collateral by the counterparty and monitored against the contract terms.  Swap agreements are classified as interest rate or credit contracts on the derivative instruments tables that follow.

Interest Rate Swaps

An interest rate swap is an agreement in which two parties exchange cash flows based upon a notional principal amount and pay or receive fixed or floating rate amounts of interest. One party exchanges a stream of fixed interest payments for another party’s stream of floating interest payments.  Investment managers may enter into interest rate swap agreements to help hedge against interest rate risk and to maintain its ability to generate income at prevailing market rates. Interest rate swaps expose users to interest rate risk and credit risk.  The notional value of an interest rate swap is not at risk.

Credit Default Swaps

Credit default swaps are agreements where one party (the buyer of protection) makes payments to another party (seller of protection) in exchange for the right to receive a specified return in the event of a default or other credit event.  Investment managers may use credit default swaps to provide a measure of protection against defaults of the issuers or to gain or reduce exposure to a particular credit exposure.  The typical term of an agreement is five years.  If an investment manager is a buyer of protection and a credit event occurs, the portfolio will either receive from the seller of protection an amount equal to the notional amount of the swap or receive a net settlement amount in the form of cash or securities equal to the notional amount of the swap less the recovery value of the referenced obligation.  If an investment manager is a seller of protection and a credit event occurs, the portfolio will either pay to the buyer of protection an amount equal to the notional amount of the swap or pay a net settlement amount in the form of cash or securities equal to the notional amount of the swap less the recovery value of the referenced obligation.  The maximum potential amount of future payments that the Plan as a seller could be required to make is $130 million.  Credit default swaps are considered to have credit risk-related contingent features since they require payment by the protection seller upon the occurrence of a defined credit event.

Total Return Swaps

A total return swap allows one party to derive the economic benefit of owning an asset without putting that asset on its balance sheet, and allows the other party, which does retain the asset on its balance sheet, to buy protection against loss in value.  Investment managers may enter into total return swaps to gain/reduce exposure on the referenced asset.   These transactions are primarily found within the commingled commodities fund.

The following tables provide a quantitative summary of the derivative activity as of December 31, 2011 and 2010 and for the year ended December 31, 2011.

Fair Values of Derivative Instruments on Statements of Net Assets Available for Benefits

(Dollars in Thousands)

	Notional/
	contractual
At December 31, 2011:	amount	Assets *	Liabilities *

Interest rate contracts	$2,379,158	$204,900	$(220,461)
Foreign exchange contracts	621,890	7,529	(5,549)
Credit contracts	277,910	46,996	(47,015)
Equity contracts	89,733	(471)	—
Carrying value of derivatives on the statement of net assets available for benefits		$258,954	$273,024

	Notional/
	contractual
At December 31, 2010:	amount	Assets *	Liabilities *

Interest rate contracts	$2,127,668	$558,760	$556,332
Foreign exchange contracts	700,414	5,153	8,068
Credit contracts	225,956	228,409	225,956
Equity contracts	120,306	1,551	—
Carrying value of derivatives on the statement of net assets available for benefits		$793,873	$790,356

* Reported in Investments, at fair value

The Effect of Derivative Instruments on the Statement of Changes in Net Assets Available for Benefits

(Dollars in Thousands)	For the year ended December 31, 2011 *

Interest rate contracts	$(15,179)
Foreign exchange contracts	5,828
Credit contracts	(921)
Equity contracts	(8,069)
Total net gain	$(18,341)

* Reported in Net change in fair value of investments

NOTE 5 — INVESTMENT CONTRACTS

The Plan entered into benefit-responsive investment contracts (“investment contracts”), such as synthetic investment contracts (“synthetic GICs”), through the Stable Value Fund (effective February 29, 2012, Interest Income Fund — “the Fund”), with various third parties, i.e., insurance companies and banks.   Contract value represents contributions made to investment contracts, plus earnings, less participant withdrawals and administrative expenses.  The fair value of the synthetic GIC was determined using a discounted cash flow model which considers recent rebids as determined by recognized dealers, discount rate and the duration of the underlying portfolio.

A synthetic GIC provides for a fixed return on principal over a specified period of time, e.g., a quarterly crediting rate.  These investment contracts, which are backed by underlying assets owned by the Plan, are issued by third parties and are meant to be fully benefit-responsive.  Synthetic GICs accrue interest using a formula called the “crediting rate.”  Synthetic GICs use the crediting rate formula to smooth and decrease differences over time between the market value of the covered assets and the contract value.  The crediting rate is most impacted by the change in the annual effective yield to maturity of the underlying securities, but is also affected by changes in general level of interest rates and cash flows into or out of the contract.  The difference between the contract value and the market value of the covered assets is amortized over the synthetic GIC’s benchmark duration. A change in duration of the covered assets from reset period to reset period can affect the speed with which any difference is amortized.  Crediting rates are reset quarterly or more often if deemed appropriate.  Synthetic GICs provide a guarantee that the crediting rate will not fall below zero percent.

A synthetic GIC crediting rate, and hence the Fund’s return, may be affected by many factors, including purchases and redemptions by participants.  The precise impact on the synthetic GIC depends on whether the market value of the covered assets is higher or lower than the contract value of those assets.  If the market value of the covered assets is higher than the contract value, the crediting rate will ordinarily be higher than the yield of the covered assets.  Under these circumstances, cash from new investors will tend to lower the crediting rate and the Fund’s return, and redemptions by existing participants will tend to increase the crediting rate and the Fund’s return.  If the market value of the covered assets is less than the contract value, the crediting rate will ordinarily be lower than the yield of the covered assets.  Under these circumstances, cash from new investors will tend to increase the crediting rate and the Fund’s return, and redemptions by existing participants will tend to decrease the crediting rate and the Fund’s return. If the synthetic GIC experiences significant redemptions when the market value is below the contract value, the synthetic GIC’s crediting rate may be reduced significantly, to a level that may not be competitive with other investment options. If redemptions continued, the crediting rate could be reduced to zero.  If the synthetic GIC has insufficient covered assets to meet redemption requests the Fund would require payments from the investment contract issuer to pay further participant redemptions.

The Fund and the investment contracts purchased by the Fund are designed to pay all participant-initiated transactions at contract value.  Participant-initiated transactions are those transactions allowed by the provisions of the Plan (typically this would include withdrawals for benefits, loans, or transfers to non-competing funds within the Plan).  However, the investment contracts may limit the ability of the Fund to transact at contract value upon the occurrence of certain events.  At this time, the occurrence of any of these events is not probable.  These events include:

•                  The Plan’s failure to qualify under Section 401(a) or Section 401(k) of the Internal Revenue Code.

•                  The establishment of a defined contribution plan that competes with the Plan for employee contributions.

•                  Any substantive modification of the Plan or the administration of the Plan that is not consented to by the investment contract issuer.

•                  Complete or partial termination of the Plan.

•                  Any change in law, regulation or administrative ruling applicable to the Plan that could have a material adverse effect on the Fund’s cash flow.

•                  Merger or consolidation of the Plan with another plan, the transfer of Plan assets to another plan, or the sale, spin-off or merger of a subsidiary or division of the Plan sponsor.

•                  Any communication given to participants by the Plan sponsor or any other Plan fiduciary that is designed to induce or influence participants not to invest in the Fund or to transfer assets out of the Fund.

•                  Exclusion of a group of previously eligible employees from eligibility in the Plan.

•                  Any significant retirement program, group termination, group layoff, facility closing or similar program.

•                  Any transfer of assets from the Fund directly to a competing option, if such transfers are prohibited.

•                  Bankruptcy of the Plan sponsor or other Plan sponsor events which cause a significant withdrawal from the Plan.

An investment contract issuer may terminate a contract at any time.  In the event that the market value of the covered assets is below the contract value at the time of such termination, the Plan may elect to keep a contract in place to allow for the convergence of the market value and the contract value.  An investment contract issuer may also terminate a contract if certain terms of the investment contract fail to be met.

Investment contracts generally impose conditions on both the Plan and the issuer.  If an event of default occurs and is not cured, the non-defaulting party may terminate the contract.  The following may cause the Plan to be in default: a breach of material obligation under the contract; a material misrepresentation; or a material amendment to the Plan agreement.  The issuer may be in default if it breaches a material obligation under the investment contract; makes a material misrepresentation; is acquired or reorganized.  If, in the event of default of an issuer, the Fund were unable to obtain a replacement investment contract, the Fund may experience losses if the market value of the Plan’s assets no longer covered by the contract is below contract value.  The Fund may seek to add additional issuers over time to diversify the Fund’s exposure to such risk, but there is no assurance the Fund will be able to do so.  The combination of the default of an issuer and an inability to obtain a replacement agreement could render the Fund unable to achieve its objective of maintaining contract value.  The terms of an investment contract generally provide for settlement of payments only upon termination of the contract or total liquidation of the covered investments.  Generally, payments will be made pro-rata, based on the percentage of investments covered by each issuer.  Contract termination occurs whenever the contract value or market value of the covered investments reaches zero or upon certain events of default.  If the contract terminates when the market value equals zero, the issuer will pay the excess of contract value over market value to the Plan to the extent necessary for the Plan to satisfy outstanding contract value withdrawal requests.  Contract termination also may occur by either party upon election and notice as agreed to under the terms of the contract.

The following table provides the fair value and contract value for the synthetic GICs and the fair value of the underlying assets net of all receivables and payables.

Investment Contracts at December 31,	2011	2010
	(Dollars in thousands)
Fair value:
Synthetic GICs	$24,671	$27,122
Underlying assets net of payables/receivables	9,631,348	9,094,099
Fair value of synthetic GICs and underlying assets	$9,656,019	$9,121,221
Adjustment from fair value to contract value	(570,356)	(373,136)
Contract value of synthetic GICs	$9,085,663	$8,748,085

The investment contracts owned by the Stable Value Fund produced the following returns:

	Year Ended December 31,
	2011	2010
Earned by the Plan	5.90%	7.37%
Credited to participants	3.86%	4.19%

NOTE 6 - DESCRIPTION OF INVESTMENT FUNDS

The objectives of the thirty-two primary investment funds in which participants could invest in 2011 are described below:

Life Cycle Funds —

The fourteen Life Cycle funds reflect a portfolio of diversified investments — U.S. stocks, international stocks, real estate equity stocks, and fixed-income investments — from the existing core funds noted below, plus a commodities fund (not available to participants as a standalone offering).  These funds offer a convenient low-cost way to achieve diversification, professional money management and periodic rebalancing.  The funds are structured by the IBM Retirement Fund organization and managed by the underlying funds’ managers.

Four Life Cycle Funds are Life Strategy Funds that have a preset mix of stock and fixed income investments in order to provide broad diversification at four given levels of exposure to equities.  The preset mix of each Life Strategy Fund is not expected to change over time.

•                                          Income Plus Life Strategy Fund - target allocation: 30% stocks*, 70% bonds; seeks returns that modestly outpace inflation on a fairly consistent basis.

•                                          Conservative Life Strategy Fund - target allocation: 50% stocks*, 50% bonds; seeks returns that moderately outpace inflation over the long term.

•                                          Moderate Life Strategy Fund - target allocation: 65% stocks*, 35% bonds; seeks relatively high returns at a moderate risk level.

•                                          Aggressive Life Strategy Fund - target allocation: 85% stocks*, 15% bonds; seeks high returns over the long term.

* Exposure to commodities is considered part of the allocation to stocks.

Ten Life Cycle Funds are Target Date Funds that offer portfolios with asset allocations designed for varying retirement dates or the year in which one expects to start drawing on their retirement assets.  The portfolios are offered in five year increments from 2005 to 2050, with the 2030 through 2050 funds providing a significantly higher allocation to stocks.  As a fund draws closer to its associated target date, the fund will automatically shift toward a more conservative risk level by reducing its allocation to stocks.  Each fund’s reduction to stocks continues through its “target date” for another 15 years, until the fund’s allocation and risk profile matches that of the Income Plus Fund.  Target Date funds assume a retirement age of 60.

•                                          Target Date 2005 Fund - designed for investors who have retired or started to draw on their retirement assets on or around the year 2005; seeks returns that moderately outpace inflation over the long term. Target asset allocation between stocks and bonds is 42% stocks*, 58% bonds.

•                                          Target Date 2010 Fund - seeks relatively high returns at a moderate risk level. Target asset allocation between stocks and bonds is 52% stocks*, 48% bonds.

•                                          Target Date 2015 Fund - seeks relatively high returns at a moderate risk level. Target asset allocation between stocks and bonds is 62% stocks*, 38% bonds.

•                                          Target Date 2020 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 72% stocks*, 28% bonds.

•                                          Target Date 2025 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 82% stocks*, 18% bonds.

•                                          Target Date 2030 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 89% stocks*, 11% bonds.

•                                          Target Date 2035 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 90% stocks*, 10% bonds.

•                                          Target Date 2040 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 90% stocks*, 10% bonds.

•                                          Target Date 2045 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 90% stocks*, 10% bonds.

•                                          Target Date 2050 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 90% stocks*, 10% bonds.

* Exposure to commodities is considered part of the allocation to stocks.

Core Funds - seven funds that provide an opportunity to build a portfolio from a selection of broadly diversified U.S. and international stock funds and from funds that track the fixed-income markets.

•                                          Stable Value Fund (Effective February 29, 2012, renamed Interest Income Fund) - seeks to preserve principal and provide income at a stable rate of interest that is competitive with intermediate-term rates of return.  The fund is managed by multiple money managers.

•                                          Inflation Protected Bond Fund - seeks over the long term to provide a rate of return similar to the Barclays U.S. Treasury Inflation Protected Securities (TIPS) Index.  The fund is managed by State Street Global Advisors.

•                                          Total Bond Market Fund - seeks to provide a rate of return similar to its benchmark index (Barclays Aggregate Bond Index), which consists of more than 5,000 U.S. Treasury, federal agency, mortgage-backed, and corporate securities.   The fund is managed by Neuberger Berman.

•                                          Total Stock Market Index Fund - seeks long-term growth of capital and income with a market rate of return for a diversified group of U.S. equities.  It attempts to match the performance of the Dow Jones U.S. Total Stock Market Index. The fund is managed by The Vanguard Group.

•                                          Total International Stock Market Index Fund - seeks long-term capital growth with a market rate of return for a diversified group of non-U.S. equities in such major markets as Europe and Asia plus the emerging markets of the world.  It attempts to match the performance of the MSCI All Country World Ex-USA Investable Market Index.  The fund is managed by State Street Global Advisors.

•                                          Real Estate Investment Trust (REIT) Index Fund - seeks a total rate of return approximating the returns of the MSCI U.S. REIT index.  Investment consists of U.S. publicly traded real estate equity securities.  The fund is managed by BlackRock Institutional Trust Company.

•                                          International Real Estate Index Fund. - seeks to replicate the returns of the FTSE EPRA/NAREIT Developed ex US Rental Index. Investment consists of the international market for securities of companies principally engaged in the real estate industry that derive greater than or equal to 70% of their total revenue from rental revenue of investment properties. The fund is managed by BlackRock Institutional Trust Company.

Expanded Choice Funds — eleven funds that provide an opportunity to build an investment portfolio with funds that are less broadly diversified, focusing instead on discrete sectors of the stock and bond markets.

•                                          Long-Term Corporate Bond Fund - seeks to modestly outperform the return of the Barclays U.S. Long Credit Index.  The fund invests in a diversified group of investment grade corporate fixed-rate debt issues with maturities of ten years or more.  The fund is managed by Neuberger Berman.

•                                          High Yield and Emerging Markets Bond Fund - seeks to modestly exceed the returns of the Barclays U.S. High Yield & Emerging Markets Bond Index.  The fund invests in “below investment grade” U.S. corporate and emerging market dollar bonds and is managed by Pacific Investment Management Company, LLC (PIMCO).

•                                          Large Company Index Fund - seeks long-term growth of capital and income from dividends by holding all the stocks that make up the Standard & Poor’s 500 Index.  The fund is managed by The Vanguard Group.

•                                          Large-Cap Value Index Fund - seeks long-term growth of capital and income from dividends.  The fund holds all the stocks in the Russell 1000 Value Index in approximately the same proportion as those stocks represented in the index.   The fund is managed by The Vanguard Group.

•                                          Large-Cap Growth Index Fund - seeks long-term growth of capital by holding all the stocks in the Russell 1000 Growth Index in approximately the same proportion as those stocks represented in the index.  The fund is managed by The Vanguard Group.

•                                          Small/Mid-Cap Stock Index Fund - seeks long-term growth of capital with a market rate of return from a diversified group of medium- and small-company stocks.  The fund holds stocks in the Russell 3000 index that are not part of the Standard and Poor’s 500 index and attempts to match the performance of the Russell SmallCap Completeness Index.   The fund is managed by State Street Global Advisors.

•                                          Small-Cap Value Index Fund - seeks long-term growth of capital by attempting to match the performance of the Russell 2000 Value Index.  The fund is managed by The Vanguard Group.

•                                          Small-Cap Growth Index Fund - seeks long-term growth of capital by attempting to match the performance of the Russell 2000 Growth Index.  The fund is managed by The Vanguard Group.

•                                          European Stock Index Fund - seeks long-term growth of capital that corresponds to an index of European stocks.   It attempts to match the investment results of the MSCI Europe Index.  The fund is managed by The Vanguard Group.

•                                          Pacific Stock Index Fund - seeks long-term growth of capital by attempting to match the performance of the MSCI Pacific Index.  The fund is managed by The Vanguard Group.

•                                          IBM Stock Fund - invests in IBM common stock and holds a small interest-bearing cash balance of approximately 0.35% for liquidity purposes.  The fund is managed by State Street Bank and Trust Company.

IBM 401(k) participants also have access to the “mutual fund window” investments — which expands the Plan’s investment options to include over 150 mutual funds, most of which are actively managed.  This feature gives more options to participants who are interested in investing in brand-name funds, or in simply having a broader range of investment options from which to choose.

Securities Lending

The Plan does not currently engage in securities lending for the separate accounts.  Securities lending may be permitted in certain commingled funds and in funds within the IBM Mutual Fund Window.  The prospectus for each fund will disclose if lending is permitted and the risks involved.

Repurchase Agreements

Certain investment managers of separately managed accounts may enter into repurchase agreements with the objective of managing cash in the portfolio.  The repurchase agreements are short-term and managers are limited in the percent of assets which may be invested in them.  Counterparties must meet credit rating requirements and permitted collateral is restricted to government securities.  There was no collateral at December 31, 2011 and 2010, respectively because the net exposures were below the minimum collateral posting requirements.  The prospectus of commingled funds or funds within the Mutual Fund Window will disclose if repurchase agreements are permitted.

NOTE 7 - TAX STATUS

The Trust established under the Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986 and Section 1081.01 of the Internal Revenue Code for a New Puerto Rico (2011), and the Trustee intends for the Trust to remain dual-qualified in this manner.  The Plan received a favorable determination letter from the IRS on September 10, 2004, and received a favorable determination letter from the Hacienda (Puerto Rico) on April 29, 1993.  Subsequent to these determination letters by the IRS and the Hacienda, the Plan was amended.  The Plan administrator and Counsel continue to believe the Plan is designed and is being operated in compliance with the applicable requirements of the Internal Revenue Code and the Internal Revenue Code for a New Puerto Rico (2011).  The Plan submitted a request for a new determination letter to the IRS in January 2011.

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2011, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

NOTE 8 - RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of:

	12/31 2011	12/31 2010
	(Dollars in thousands)
Net assets available for benefits per the financial statements	$36,797,372	$35,628,813
Plus:
Adjustment from contract value to fair value for fully benefit-responsive investment contracts held by the Stable Value Fund	570,356	373,136
Net assets available for benefits per the Form 5500	$37,367,728	$36,001,949

The following is a reconciliation of investment income per the financial statements to the Form 5500:

Year Ended December 31, 2011
(Dollars in thousands)
Total investment income and interest income on notes receivable from participants per the financial statements	$683,558
Less:
Adjustment from fair value to contract value for fully benefit-responsive investment contracts at December 31, 2010	373,136
Plus:
Adjustment from fair value to contract value for fully benefit-responsive investment contracts at December 31, 2011	570,356
Total investment income per the Form 5500	$880,778

NOTE 9 - RELATED-PARTY TRANSACTIONS

At December 31, 2011, a significant portion of the Plan’s assets were managed by State Street Global Advisors.  State Street Global Advisors’ affiliate, State Street Bank and Trust Company, also acts as the trustee for the Plan and, therefore, these investments qualify as party-in-interest transactions.  The Plan also pays a fee to the trustee.  These transactions qualify as party-in-interest transactions as well.

In addition, Fidelity Investments Institutional Operations Company, Inc. is the provider of administrative services related to the mutual fund window as well as the investment manager of Fidelity funds within the mutual fund window.  Fidelity is also the provider of record keeping and participant services, and the operator of the IBM Employee Services Center for the IBM 401(k) Plus Plan.

At December 31, 2011 and 2010, the Plan held 13,391,892 and 13,252,797 shares of IBM common stock valued at $2,462,501,101 and $1,994,980,488, respectively.  During the year ended December 31, 2011, purchases of shares by the Plan totaled $264,421,636 and sales of shares by the Plan totaled $247,819,101.

IBM 401(k) PLUS PLAN AT DECEMBER 31, 2011

Schedule G, Part I - Schedule of Loans or Fixed Income Obligations in Default or Classified as Uncollectible

(c) Detailed description of loan including dates of
making and maturity, interest rate, the type and value of
collateral, any renegotiation of the loan and the terms of
the renegotiation, and other material items

						(d) Original	Amount received during reporting year		(g) Unpaid balance	Amount Overdue
(a)*	(b) Identity and address of Obligor	Security ID	Issue Date	Maturity Date	Interest Rate	amount of loan	(e) Principal	(f) Interest	at end of year	(h) Principal	(i) Interest

	Glitnir Bank HF, Islandsbanki, Kirkjusandi 2-155 Reykjavik, Iceland	37930EAC0	7/28/2006	7/28/2011	6.33	$1,060,000			$1,261,294	$1,060,000	$201,294
	Glitnir Bank HF, Islandsbanki, Kirkjusandi 2-155 Reykjavik, Iceland	37930JAE5	9/25/2007	9/15/2012	6.375	1,260,000			240,975		240,975
	Glitnir Bank HF, Islandsbanki, Kirkjusandi 2-155 Reykjavik, Iceland	379308AA7	6/15/2006	6/15/2016	6.693	2,100,000			491,936		491,936
	Glitnir Bank HF, Islandsbanki, Kirkjusandi 2-155 Reykjavik, Iceland	379308AB5	9/14/2006	9/14/2049	7.451	200,000			44,706		44,706
	Kaupthing Bank hf., Borgartun 26 IS-105 Reykjavik, Iceland	48632FAA9	10/4/2006	10/4/2011	5.75	510,000			597,975	$510,000	87,975
	Kaupthing Bank hf., Borgartun 26 IS-105 Reykjavik, Iceland	48632FAE1	2/28/2008	2/28/2015	7.625	5,090,000			1,164,338		1,164,338
	Kaupthing Bank hf., Borgartun 26 IS-105 Reykjavik, Iceland	48632HAA5	5/19/2006	5/19/2016	7.125	700,000			149,625		149,625
	Landsbank IIS NB hf., Asuturstraeti 11, 155 Reykjavik, Iceland	5150X0AA9	8/25/2006	8/25/2011	6.1	2,970,000			3,513,510	$2,970,000	543,510
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	5249087M6	12/21/2007	12/28/2017	6.75	6,350,000			1,285,875		1,285,875
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	524908XA3	5/17/2007	11/29/2049	5.857	1,730,000			1,651,445		1,651,445
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	5252M0BZ9	1/22/2008	1/24/2013	5.625	11,500,000			1,940,625		1,940,625
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	5252M0FD4	4/24/2008	5/2/2018	6.875	900,000			218,109		218,109
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	5249087M6	12/21/2007	12/28/2017	6.75	3,500,000			708,750		708,750
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	52517PE23	1/25/2006	12/31/2049	variable	5,300,000			199,493		199,493
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	52517PXU0	10/25/2004	11/10/2010	variable	400,000			407,556	400,000	7,556
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	52517P2K6	5/25/2007	5/25/2010	variable	800,000			811,333	800,000	11,333
	Sigma Finance Corp., M&C Corp. Services LTD, Box 309GT, Ugland House, South Church St., George Town, Grand Cayman, Grand Cayman Islands	8265Q0XQ0	6/4/2007	6/4/2009	1	10,000,000			9,554,482	$9,494,970	59,512
	Station Casinos, 1505 South Pavilion Center Drive, Las Vegas NV	857689AT0	2/27/2004	3/1/2016	6.875	30,000			6,188		6,188

* Party-in-interest

Schedule G, Part I - Overdue Loan Explanation

Investment managers have responsibility for these securities as well as other securities in their portfolio and they have or will take appropriate actions taking into consideration the circumstances surrounding each security and the overall portfolio that they manage.

IBM 401(k) PLUS PLAN AT DECEMBER 31, 2011

Schedule G, Part III- Nonexempt Transactions

(a)	(b)	(c)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
		DESCRIPTION OF TRANSACTION
Identity of	Relationship				Purchase	Selling	Lease	Transaction	Cost of	Current value	Net G/(L)
Party Involved	to Plan	Transaction	Currency	Trade Date	Price (USD)	Price (USD)	Rental	Expenses/Fees	Asset	of asset	on Transaction
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	11/24/1999	—	$5,339,516	N/A	$13,349	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	11/25/1999	—	166,629	N/A	417	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	ILS	11/26/1999	—	2,182,118	N/A	5,455	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	AUD	11/29/1999	—	60,272	N/A	151	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	EUR	11/29/1999	—	33,013	N/A	83	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	GBP	11/29/1999	—	811,216	N/A	2,028	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	PLN	12/23/1999	—	1,201,542	N/A	3,004	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/11/2000	$487,686	—	N/A	1,219	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	ILS	1/11/2000	—	14,537	N/A	36	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/17/2000	414,296	—	N/A	1,036	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	1/17/2000	—	452,523	N/A	1,131	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	1/24/2000	—	900,423	N/A	2,251	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	1/25/2000	—	81,083	N/A	203	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/9/2000	—	112,964	N/A	282	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/13/2000	—	36,760	N/A	92	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	ILS	5/17/2000	—	174,599	N/A	436	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	THB	5/31/2000	—	10	N/A	0	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	CHF	6/21/2000	—	3,926	N/A	10	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	CHF	7/12/2000	—	3,926	N/A	10	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	7/27/2000	—	56,180	N/A	140	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	8/31/2000	—	1,359,462	N/A	3,399	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	9/4/2000	—	32,410	N/A	81	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	CAD	9/22/2000	9,900	—	N/A	25	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	CAD	9/26/2000	—	1,435	N/A	4	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	10/4/2000	—	542,682	N/A	1,357	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	10/24/2000	351,263	—	N/A	878	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	EUR	1/2/2001	—	241,998	N/A	605	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	GRD	1/2/2001	241,998	—	N/A	605	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/30/2001	370,200	—	N/A	926	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	5/2/2001	128,514	—	N/A	321	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/17/2001	—	323,215	N/A	808	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/18/2001	—	11,404	N/A	29	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	10/23/2001	352,961	—	N/A	882	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	ILS	10/23/2001	485,526	—	N/A	1,214	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	10/24/2001	222,488	—	N/A	556	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	HUF	10/24/2001	52,790	—	N/A	132	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	HUF	10/25/2001	189,080	—	N/A	473	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	ILS	11/27/2001	180,318	—	N/A	451	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	EUR	12/24/2001	450,000	—	N/A	1,125	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	ILS	1/2/2002	—	84,412	N/A	211	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	ILS	1/11/2002	—	24,270	N/A	61	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	2/7/2002	60,704	—	N/A	152	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	ILS	3/1/2002	—	17,529	N/A	44	N/A	N/A	N/A

(a)	(b)	(c)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
		DESCRIPTION OF TRANSACTION
Identity of	Relationship				Purchase	Selling	Lease	Transaction	Cost of	Current value	Net G/(L)
Party Involved	to Plan	Transaction	Currency	Trade Date	Price (USD)	Price (USD)	Rental	Expenses/Fees	Asset	of asset	on Transaction
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	ILS	5/28/2002	270,790	—	N/A	677	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	5/29/2002	541,950	—	N/A	1,355	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	6/7/2002	—	13,274	N/A	33	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	6/19/2002	—	1,859	N/A	5	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	8/6/2002	—	48,262	N/A	121	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	ILS	9/4/2002	3,332	—	N/A	8	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	ILS	9/4/2002	—	23,495	N/A	59	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	TRL	10/28/2002	—	162	N/A	0	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	11/28/2002	75,217	—	N/A	188	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	11/28/2002	—	27,666	N/A	69	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	12/20/2002	—	41,533	N/A	104	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	2/6/2003	7,247	—	N/A	18	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/11/2003	183,901	—	N/A	460	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/18/2003	—	54,415	N/A	136	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	4/15/2003	820	—	N/A	2	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/9/2003	—	1,183	N/A	3	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/9/2003	—	46,797	N/A	117	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/9/2003	—	1,231	N/A	3	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/9/2003	—	1,211	N/A	3	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/12/2003	—	2,530	N/A	6	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/14/2003	—	1,810	N/A	5	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/14/2003	—	7,327	N/A	18	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/15/2003	—	10,595	N/A	26	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/16/2003	—	9,698	N/A	24	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/19/2003	—	20,186	N/A	50	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/21/2003	—	3,717	N/A	9	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/21/2003	—	897	N/A	2	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/22/2003	—	1,832	N/A	5	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/27/2003	—	109	N/A	0	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/27/2003	—	451	N/A	1	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/28/2003	—	927	N/A	2	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	5/30/2003	151,992	—	N/A	380	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/30/2003	—	3,666	N/A	9	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	ILS	6/5/2003	29,325	—	N/A	73	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	ILS	6/5/2003	—	30,031	N/A	75	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	7/2/2003	114,663	—	N/A	287	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	7/25/2003	191,724	—	N/A	479	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	ILS	9/3/2003	122,432	—	N/A	306	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	ILS	9/3/2003	—	22,761	N/A	57	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	9/4/2003	198,847	—	N/A	497	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	ILS	9/11/2003	—	28,758	N/A	72	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	ILS	9/30/2003	—	1,699	N/A	4	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	10/8/2003	—	38,106	N/A	95	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	10/16/2003	392,956	—	N/A	982	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	11/27/2003	49,450	—	N/A	124	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	12/1/2003	—	29,557	N/A	74	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	ILS	1/13/2004	300,822	—	N/A	752	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/15/2004	576,396	—	N/A	1,441	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	2/26/2004	—	107,418	N/A	269	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/1/2004	362,433	—	N/A	906	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	ILS	3/2/2004	73,101	—	N/A	183	N/A	N/A	N/A

(a)	(b)	(c)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
		DESCRIPTION OF TRANSACTION
Identity of	Relationship				Purchase	Selling	Lease	Transaction	Cost of	Current value	Net G/(L)
Party Involved	to Plan	Transaction	Currency	Trade Date	Price (USD)	Price (USD)	Rental	Expenses/Fees	Asset	of asset	on Transaction
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	ILS	3/2/2004	—	39,892	N/A	100	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/16/2004	—	60,459	N/A	151	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	ILS	3/23/2004	34,964	—	N/A	87	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	7/7/2004	—	120,578	N/A	301	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	9/7/2004	241,204	—	N/A	603	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	9/17/2004	620,950	—	N/A	1,552	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	2/18/2005	550,431	—	N/A	1,376	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	4/6/2005	866,666	—	N/A	2,167	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	4/15/2005	—	190,868	N/A	477	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	9/27/2005	—	16,225	N/A	41	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	12/15/2005	1,057,226	—	N/A	2,643	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	1/3/2006	—	205,873	N/A	515	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/19/2006	304,938	—	N/A	762	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	ILS	2/2/2006	895,587	—	N/A	2,239	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	2/3/2006	297,334	—	N/A	743	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/16/2006	303,333	—	N/A	758	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/22/2006	110,576	—	N/A	276	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	ILS	3/29/2006	—	500,000	N/A	1,250	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/30/2006	—	80,000	N/A	200	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	ILS	4/5/2006	370,370	—	N/A	926	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	4/19/2006	1,000,000	—	N/A	2,500	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	5/8/2006	500,000	—	N/A	1,250	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	5/30/2006	—	99,253	N/A	248	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	6/8/2006	948,074	—	N/A	2,370	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	10/31/2006	200,000	—	N/A	500	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	12/14/2006	750,000	—	N/A	1,875	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	4/17/2007	500,000	—	N/A	1,250	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	4/19/2007	800,000	—	N/A	2,000	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	THB	4/20/2007	500,000	—	N/A	1,250	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	4/24/2007	50,000	—	N/A	125	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	5/14/2007	1,500,000	—	N/A	3,750	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	THB	5/24/2007	—	312,140	N/A	780	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	7/25/2007	3,210,206	—	N/A	8,026	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	11/9/2007	2,400,658	—	N/A	6,002	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	11/9/2007	180,275	—	N/A	451	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	12/4/2007	2,600,000	—	N/A	6,500	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/2/2008	10,500,000	—	N/A	26,250	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	2/28/2008	—	2,984,184	N/A	7,460	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	IDR	2/29/2008	153,833	—	N/A	385	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	IDR	2/29/2008	—	90,927	N/A	227	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	2/29/2008	188,624	—	N/A	472	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	2/29/2008	110,610	—	N/A	277	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	2/29/2008	109,644	—	N/A	274	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	2/29/2008	196,548	—	N/A	491	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	4/3/2008	2,000,000	—	N/A	5,000	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	4/10/2008	—	1,636,249	N/A	4,091	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	IDR	6/26/2008	—	78,138	N/A	195	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	IDR	6/26/2008	—	89,875	N/A	225	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/26/2008	—	77,397	N/A	193	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/26/2008	—	47,631	N/A	119	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/26/2008	—	39,934	N/A	100	N/A	N/A	N/A

(a)	(b)	(c)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
		DESCRIPTION OF TRANSACTION
Identity of	Relationship				Purchase	Selling	Lease	Transaction	Cost of	Current value	Net G/(L)
Party Involved	to Plan	Transaction	Currency	Trade Date	Price (USD)	Price (USD)	Rental	Expenses/Fees	Asset	of asset	on Transaction
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/26/2008	—	49,930	N/A	125	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/26/2008	—	45,993	N/A	115	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/26/2008	—	34,578	N/A	86	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/26/2008	—	20,547	N/A	51	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/26/2008	—	50,887	N/A	127	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/26/2008	—	61,818	N/A	155	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/26/2008	—	30,611	N/A	77	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/26/2008	—	41,703	N/A	104	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/26/2008	—	81,615	N/A	204	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/26/2008	—	25,327	N/A	63	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/26/2008	—	67,150	N/A	168	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	IDR	6/27/2008	—	3,464	N/A	9	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	IDR	6/30/2008	—	18,894	N/A	47	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/30/2008	—	28,280	N/A	71	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	IDR	7/1/2008	—	4,732	N/A	12	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	IDR	7/1/2008	—	114,733	N/A	287	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	7/8/2008	1,850,289	—	N/A	4,626	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	7/8/2008	1,136,550	—	N/A	2,841	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	7/14/2008	1,752,300	—	N/A	4,381	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	8/8/2008	—	1,730,318	N/A	4,326	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	9/4/2008	2,871,542	—	N/A	7,179	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	9/30/2008	—	2,565,861	N/A	6,415	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	9/30/2008	1,597,596	—	N/A	3,994	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	9/30/2008	191,395	—	N/A	478	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	9/30/2008	706,060	—	N/A	1,765	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/3/2008	94,602	—	N/A	237	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	10/7/2008	—	230,068	N/A	575	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	10/8/2008	—	403,195	N/A	1,008	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	10/8/2008	—	915,769	N/A	2,289	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/8/2008	6,206	—	N/A	16	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/8/2008	186,459	—	N/A	466	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/8/2008	152,567	—	N/A	381	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	10/8/2008	—	354,905	N/A	887	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	10/9/2008	—	1,372,929	N/A	3,432	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	10/10/2008	—	643,862	N/A	1,610	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	10/10/2008	—	419,280	N/A	1,048	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/10/2008	152,088	—	N/A	380	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/10/2008	344,148	—	N/A	860	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	10/15/2008	—	1,393,359	N/A	3,483	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	THB	10/15/2008	—	1,086,981	N/A	2,717	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	10/17/2008	1,472,074	—	N/A	3,680	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	IDR	10/22/2008	—	556,810	N/A	1,392	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	58,543	—	N/A	146	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	5,712	—	N/A	14	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	57,557	—	N/A	144	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	34,556	—	N/A	86	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	6,581	—	N/A	16	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	65,717	—	N/A	164	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	4,548	—	N/A	11	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	70,458	—	N/A	176	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	14,066	—	N/A	35	N/A	N/A	N/A

(a)	(b)	(c)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
		DESCRIPTION OF TRANSACTION
Identity of	Relationship				Purchase	Selling	Lease	Transaction	Cost of	Current value	Net G/(L)
Party Involved	to Plan	Transaction	Currency	Trade Date	Price (USD)	Price (USD)	Rental	Expenses/Fees	Asset	of asset	on Transaction
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	74,393	—	N/A	186	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	27,131	—	N/A	68	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	26,792	—	N/A	67	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	11,646	—	N/A	29	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	26,379	—	N/A	66	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	32,995	—	N/A	82	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	15,929	—	N/A	40	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	61,734	—	N/A	154	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	15,860	—	N/A	40	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	10/31/2008	76,487	—	N/A	191	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	11/3/2008	11,043	—	N/A	28	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	11/3/2008	21,856	—	N/A	55	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	11/3/2008	17,413	—	N/A	44	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	11/4/2008	14,506	—	N/A	36	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	IDR	11/24/2008	93,804	—	N/A	235	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	IDR	11/24/2008	57,683	—	N/A	144	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	11/24/2008	34,734	—	N/A	87	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	11/27/2008	1,189,960	—	N/A	2,975	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	11/27/2008	—	327,456	N/A	819	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	12/2/2008	—	238,864	N/A	597	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MXN	12/5/2008	—	621,546	N/A	1,554	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	12/5/2008	—	567,182	N/A	1,418	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	12/8/2008	—	377,659	N/A	944	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	1/6/2009	—	2,977	N/A	7	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	1/6/2009	—	5,792	N/A	14	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	1/6/2009	—	1,471	N/A	4	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	1/6/2009	—	3,381	N/A	8	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	1/6/2009	—	4,235	N/A	11	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	1/6/2009	—	3,949	N/A	10	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	1/6/2009	—	1,965	N/A	5	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	1/6/2009	—	6,499	N/A	16	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	IDR	1/7/2009	—	1,690	N/A	4	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	1/7/2009	—	597	N/A	1	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	1/7/2009	—	2,580	N/A	6	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	1/7/2009	—	2,996	N/A	7	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	1/7/2009	—	9,159	N/A	23	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	1/7/2009	—	19,856	N/A	50	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	PHP	1/7/2009	—	145,777	N/A	364	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	1/8/2009	—	20,801	N/A	52	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	25,204	—	N/A	63	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	3,905	—	N/A	10	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	18,694	—	N/A	47	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	4,318	—	N/A	11	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	40,825	—	N/A	102	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	111,710	—	N/A	279	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	9,187	—	N/A	23	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	416	—	N/A	1	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	556	—	N/A	1	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	23,806	—	N/A	60	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	5,162	—	N/A	13	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	11,626	—	N/A	29	N/A	N/A	N/A

(a)	(b)	(c)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
		DESCRIPTION OF TRANSACTION
Identity of	Relationship				Purchase	Selling	Lease	Transaction	Cost of	Current value	Net G/(L)
Party Involved	to Plan	Transaction	Currency	Trade Date	Price (USD)	Price (USD)	Rental	Expenses/Fees	Asset	of asset	on Transaction
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	2,110	—	N/A	5	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	37,729	—	N/A	94	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	22,382	—	N/A	56	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	10,768	—	N/A	27	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	113,683	—	N/A	284	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	3,939	—	N/A	10	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	55,767	—	N/A	139	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	21,530	—	N/A	54	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	1,310	—	N/A	3	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/20/2009	85,124	—	N/A	213	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/21/2009	19,961	—	N/A	50	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/21/2009	189,319	—	N/A	473	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/21/2009	29,245	—	N/A	73	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/21/2009	17,991	—	N/A	45	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/21/2009	12,297	—	N/A	31	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/21/2009	34,610	—	N/A	87	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/21/2009	44,531	—	N/A	111	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/21/2009	47,536	—	N/A	119	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/22/2009	24,051	—	N/A	60	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	1/22/2009	1,034,661	—	N/A	2,587	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	2/3/2009	41,873	—	N/A	105	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	2/3/2009	521,902	—	N/A	1,305	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	2/3/2009	23,606	—	N/A	59	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	2/3/2009	160,216	—	N/A	401	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	2/3/2009	12,789	—	N/A	32	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	2/13/2009	—	563,199	N/A	1,408	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	2/16/2009	—	345,045	N/A	863	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	2/19/2009	96,201	—	N/A	241	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	THB	2/19/2009	313,622	—	N/A	784	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	THB	2/24/2009	238,362	—	N/A	596	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	2/25/2009	—	421,621	N/A	1,054	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	2/26/2009	—	1,248,149	N/A	3,120	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	2/26/2009	—	133,913	N/A	335	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	2/26/2009	—	207,793	N/A	519	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	2/26/2009	—	115,503	N/A	289	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	3/2/2009	3,942	—	N/A	10	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/6/2009	—	93,922	N/A	235	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/6/2009	—	132,148	N/A	330	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/6/2009	—	104,895	N/A	262	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/10/2009	—	24,504	N/A	61	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/10/2009	—	37,470	N/A	94	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/10/2009	—	41,633	N/A	104	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/10/2009	—	4,311	N/A	11	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/10/2009	—	89,311	N/A	223	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	3/10/2009	—	21,957	N/A	55	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	3/11/2009	—	20,069	N/A	50	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/12/2009	—	79,511	N/A	199	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/12/2009	—	2,771	N/A	7	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/12/2009	—	55,671	N/A	139	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/12/2009	—	4,718	N/A	12	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/12/2009	—	51,204	N/A	128	N/A	N/A	N/A

(a)	(b)	(c)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
		DESCRIPTION OF TRANSACTION
Identity of	Relationship				Purchase	Selling	Lease	Transaction	Cost of	Current value	Net G/(L)
Party Involved	to Plan	Transaction	Currency	Trade Date	Price (USD)	Price (USD)	Rental	Expenses/Fees	Asset	of asset	on Transaction
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/12/2009	—	65,855	N/A	165	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/12/2009	—	8,558	N/A	21	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/12/2009	—	49,252	N/A	123	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/12/2009	—	5,826	N/A	15	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/12/2009	—	1,242	N/A	3	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	3/13/2009	—	51,867	N/A	130	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/23/2009	3,368	—	N/A	8	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/23/2009	412,742	—	N/A	1,032	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/23/2009	2,486	—	N/A	6	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/23/2009	1,129	—	N/A	3	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/23/2009	1,436	—	N/A	4	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	IDR	3/30/2009	—	2	N/A	0	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	IDR	6/1/2009	—	277,171	N/A	693	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/1/2009	—	5,476	N/A	14	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/1/2009	—	13,497	N/A	34	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/1/2009	—	14,912	N/A	37	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	6/1/2009	—	76,136	N/A	190	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	6/9/2009	—	387,932	N/A	970	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	6/23/2009	—	420,149	N/A	1,050	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	8/7/2009	18,720	—	N/A	47	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	8/7/2009	37,951	—	N/A	95	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	8/7/2009	14,991	—	N/A	37	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	8/7/2009	397,254	—	N/A	993	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	PHP	8/7/2009	11,893	—	N/A	30	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	PHP	8/7/2009	82,536	—	N/A	206	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	PHP	8/7/2009	21,568	—	N/A	54	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	THB	8/10/2009	200,000	—	N/A	500	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	9/8/2009	—	173,074	N/A	433	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	12/1/2009	—	145,299	N/A	363	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	12/1/2009	—	84,444	N/A	211	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	12/1/2009	—	80,246	N/A	201	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	12/1/2009	—	23,432	N/A	59	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	12/1/2009	—	62,624	N/A	157	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MXN	12/29/2009	—	742,154	N/A	1,855	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	IDR	12/30/2009	—	365,860	N/A	915	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	12/30/2009	—	323,837	N/A	810	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	2/10/2010	29,200	—	N/A	73	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	2/23/2010	344,268	—	N/A	861	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	3/3/2010	27,765	—	N/A	69	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/5/2010	52,243	—	N/A	131	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/5/2010	189,220	—	N/A	473	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/5/2010	647,593	—	N/A	1,619	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/5/2010	72,676	—	N/A	182	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/5/2010	41,686	—	N/A	104	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/5/2010	303,227	—	N/A	758	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/5/2010	90,470	—	N/A	226	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/5/2010	40,971	—	N/A	102	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/5/2010	429,884	—	N/A	1,075	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/5/2010	13,113	—	N/A	33	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/5/2010	56,603	—	N/A	142	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/5/2010	14,125	—	N/A	35	N/A	N/A	N/A

(a)	(b)	(c)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
		DESCRIPTION OF TRANSACTION
Identity of	Relationship				Purchase	Selling	Lease	Transaction	Cost of	Current value	Net G/(L)
Party Involved	to Plan	Transaction	Currency	Trade Date	Price (USD)	Price (USD)	Rental	Expenses/Fees	Asset	of asset	on Transaction
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/5/2010	20,809	—	N/A	52	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/5/2010	266,212	—	N/A	666	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/5/2010	76,313	—	N/A	191	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	3/5/2010	297,029	—	N/A	743	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/5/2010	—	41,142	N/A	103	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/5/2010	—	267,325	N/A	668	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/5/2010	—	298,270	N/A	746	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/5/2010	—	431,681	N/A	1,079	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/5/2010	—	650,300	N/A	1,626	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/5/2010	—	14,184	N/A	35	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/5/2010	—	20,896	N/A	52	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/5/2010	—	72,980	N/A	182	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/5/2010	—	304,494	N/A	761	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/5/2010	—	41,860	N/A	105	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/5/2010	—	76,632	N/A	192	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/5/2010	—	56,840	N/A	142	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/5/2010	—	90,848	N/A	227	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/5/2010	—	190,011	N/A	475	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	BRL	3/5/2010	—	13,168	N/A	33	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	IDR	3/8/2010	180,203	—	N/A	451	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	IDR	3/8/2010	239,383	—	N/A	598	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	IDR	3/8/2010	192,121	—	N/A	480	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	3/8/2010	24,838	—	N/A	62	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	3/8/2010	130,416	—	N/A	326	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	MYR	3/8/2010	93,508	—	N/A	234	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	PHP	3/8/2010	38,373	—	N/A	96	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	PHP	3/8/2010	42,568	—	N/A	106	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	PHP	3/8/2010	17,424	—	N/A	44	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	IDR	3/12/2010	—	239,383	N/A	598	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	IDR	3/12/2010	—	180,203	N/A	451	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	IDR	3/12/2010	—	192,121	N/A	480	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	3/12/2010	—	24,838	N/A	62	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	3/12/2010	—	130,416	N/A	326	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Sell	MYR	3/12/2010	—	93,508	N/A	234	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	4/1/2010	345,615	—	N/A	864	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	4/1/2010	1,240,163	—	N/A	3,100	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	4/1/2010	42,196	—	N/A	105	N/A	N/A	N/A
State Street Bank and Trust Company	Fiduciary (Investment Manager)	Buy	BRL	4/1/2010	481,845	—	N/A	1,205	N/A	N/A	N/A

		Total for all transactions			$67,103,733	$46,852,129		$284,890

DESCRIPTION OF TRANSACTIONS  AND CORRECTIVE ACTION:

IBM was informed that State Street Bank and Trust Company (SS), (through its investment management division, SSgA), as investment manager of a Plan account, inadvertently entered into certain foreign exchange (FX) transactions with SS (through its capital markets division, SSGM) in connection with underlying foreign securities transactions.  We have included the relevant information regarding these FX transactions such as the currency, trade date and the amount of the transaction in US Dollars.  In executing these FX transactions, a fee was generally charged (i.e., a markup or a markdown) and we understand these fees have been under 0.25% of each transaction during the relevant period.  We have included in column (g) an estimate of the fee amount by multiplying 0.25% to each transaction amount.  When these transactions were discovered, SS promptly remitted to the Plan $390,000 in connection with these FX transactions which includes the estimated fee of ~$285,000 plus interest (calculated using the Department of Labor’s voluntary correction calculator).  The $390,000, remitted in April 2011, is intended to cover any profits made by SS through these transactions (plus appropriate interest).

IBM 401(k) PLUS PLAN
Schedule H, line 4i - Schedule of Assets (Held at End of Year)

AT DECEMBER 31, 2011

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Fair value

	IBM Stock Fund

*	International Business Machines Corporation	IBM Common Stock 13,391,892shares		$2,462,501,101
	Managed by State Street Global Advisors	State Street Bank and Trust Company Government Short-Term Investment Fund		4,883,909

	Mutual Funds

	Administered by Fidelity Investments	Mutual Fund Window (refer to Exhibit K - investments)		3,594,615,226

	Commingled Funds

	Vanguard Employee Benefit Index Fund	Large Company Index		3,766,587,112
	Vanguard Total Stock Market Index Trust	Total Stock Market Index		3,462,291,868
	Vanguard Russell 1000 Value Index Trust	Large Cap Value Index		579,863,939
	Vanguard Russell 2000 Value Index Trust	Small Cap Value Index		533,656,176
	Vanguard Russell 1000 Growth Index Trust	Large Cap Growth Index		541,215,908
	Vanguard Russell 2000 Growth Index Trust	Small Cap Growth Index		437,374,988
	Vanguard European Stock Index Trust	European Stock Index		336,270,819
	Vanguard Pacific Stock Index Trust	Pacific Stock Index		296,516,458
	PIMCO Commodities Plus Trust II	Commodity		270,670,593

*   Party-In-Interest

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Fair value

	Separately-Managed Funds

	Managed by State Street Global Advisors	Total International Stock Market Index (refer to Exhibit A - investments)		$2,697,456,212
	Managed by State Street Global Advisors	Small/Mid Cap Stock Index (refer to Exhibit B - investments)		2,643,154,729
	Managed by State Street Global Advisors	Inflation Protected Bond (refer to Exhibit C - investments)		1, 969,439,234
	Managed by Neuberger Berman	Total Bond Market (refer to Exhibit D - investments)		1,229,139,951
	Managed by BlackRock Institutional Trust Company	Real Estate Investment Trust (refer to Exhibit E - investments)		870,104,527

	Managed by Neuberger Berman	Long-Term Corporate Bond (refer to Exhibit F - investments)		361,726,271
	Managed by Pacific Investment Management Company (PIMCO)	High Yield and Emerging Markets Bond (refer to Exhibit G - investments)		214,464,317
	Managed by BlackRock Institutional Trust Company	International Real Estate Index (refer to Exhibit H -investments)		181,626,704
	Collateral	(refer to Exhibit I - investments)		28,108,003
	Underlying assets managed by various investment companies	Stable Value Fund (refer to Exhibit J - investments)		10,772,356,672
	Bank of America, N.A.	Synthetic GIC, Rate of Interest 3.76%		6,400,077
	JPMorgan Chase Bank, N.A.	Synthetic GIC, Rate of Interest 3.76%		15,200,189
	Royal Bank of Canada	Synthetic GIC, Rate of Interest 3.76%		—
*	State Street Bank and Trust Company	Synthetic GIC, Rate of Interest 3.76%		3,070,581
*	The Prudential Insurance Company of America	Synthetic GIC, Rate of Interest 3.51%		—

*	Notes receivable from participants	Interest rates range: 3.25% - 11.00%
		Terms: one to twenty-eight years		326,585,904

*   Party-In-Interest

EXHIBIT A - Total International Stock Market Index Fund

(Managed by State Street Global Advisors)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2011

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value			(d) Cost	(e) Fair value
					(n/a)
				Shares/ Par Value
	ARGENTINE PESO		ARGENTINA	859		$200
	CRESUD S.A.C.I.F.Y A.	COMMON STOCK ARS1.	ARGENTINA	4		5
	GRUPO FINANCIERO GALICIA B	COMMON STOCK ARS1.	ARGENTINA	8		5
	PETROBRAS ARGENTINA SA B	COMMON STOCK ARS1.	ARGENTINA	3		4
	TELECOM ARGENTINA S.A. B	COMMON STOCK ARS1.	ARGENTINA	6		24
	TRANSPORTADORA DE GAS SUR B	COMMON STOCK ARS1.	ARGENTINA	3		2
	ABACUS PROPERTY GROUP	REIT NPV	AUSTRALIA	130,725		254,336
	ADELAIDE BRIGHTON LTD	COMMON STOCK NPV	AUSTRALIA	71,700		212,065
	AET AND D HLDGS NO 1 PTY LTD	COMMON STOCK	AUSTRALIA	36,515		—
	AGL ENERGY LTD	COMMON STOCK NPV	AUSTRALIA	92,922		1,363,784
	ALUMINA LTD	COMMON STOCK NPV	AUSTRALIA	425,103		484,718
	AMCOR LIMITED	COMMON STOCK NPV	AUSTRALIA	312,968		2,310,879
	AMP LTD	COMMON STOCK NPV	AUSTRALIA	589,507		2,455,144
	ANSELL LTD	COMMON STOCK NPV	AUSTRALIA	20,233		301,294
	APA GROUP	MISC. NPV	AUSTRALIA	83,565		384,322
	AQUARIUS PLATINUM LTD	COMMON STOCK NPV	AUSTRALIA	78,912		189,482
	AQUILA RESOURCES LTD	COMMON STOCK NPV	AUSTRALIA	21,848		130,649
	ARISTOCRAT LEISURE LTD	COMMON STOCK NPV	AUSTRALIA	60,903		137,752
	ASCIANO LTD	COMMON STOCK NPV	AUSTRALIA	162,311		749,194
	ASPEN GROUP	REIT NPV	AUSTRALIA	183,132		79,817
	ASTRO JAPAN PROPERTY GROUP	REIT	AUSTRALIA	40,989		88,295
	ASX LTD	COMMON STOCK NPV	AUSTRALIA	33,443		1,047,203
	ASX SPI 200 INDEX FUTURES MAR11 XSFE		AUSTRALIA	1,475		(47,947)
	ASX SPI 200 INDEX FUTURES MAR12 XSFE		AUSTRALIA	425		(70,585)
	ATLAS IRON LTD	COMMON STOCK NPV	AUSTRALIA	93,638		258,220
	AUSENCO LTD	COMMON STOCK NPV	AUSTRALIA	24,836		62,805
	AUST AND NZ BANKING GROUP	COMMON STOCK NPV	AUSTRALIA	435,111		9,139,597
	AUSTAL LTD	COMMON STOCK NPV	AUSTRALIA	33,425		73,738
	AUSTRALAND PROPERTY GROUP	REIT NPV	AUSTRALIA	111,195		273,589
	AUSTRALIAN AGRICULTURAL CO	COMMON STOCK NPV	AUSTRALIA	73,095		99,788
	AUSTRALIAN DOLLAR		AUSTRALIA	5,020,101		5,146,610
	BANK OF QUEENSLAND LTD	COMMON STOCK NPV	AUSTRALIA	33,839		253,136
	BEACH ENERGY LTD	COMMON STOCK NPV	AUSTRALIA	199,764		252,438
	BENDIGO AND ADELAIDE BANK	COMMON STOCK NPV	AUSTRALIA	68,221		560,833
	BGP HOLDINGS PLC	POST SPIN SHARES	AUSTRALIA	818,748		—
	BHP BILLITON LTD	COMMON STOCK NPV	AUSTRALIA	536,676		18,988,370
	BILLABONG INTERNATIONAL LTD	COMMON STOCK NPV	AUSTRALIA	41,152		74,419
	BLUESCOPE STEEL LTD	COMMON STOCK NPV	AUSTRALIA	551,304		228,384
	BORAL LTD	COMMON STOCK NPV	AUSTRALIA	139,505		513,844
	BRADKEN LTD	COMMON STOCK NPV	AUSTRALIA	28,136		205,519
	BRAMBLES LTD	COMMON STOCK NPV	AUSTRALIA	262,635		1,924,743
	BT INVESTMENT MANAGEMENT LTD	COMMON STOCK	AUSTRALIA	32,306		59,791
	BWP TRUST	REIT NPV	AUSTRALIA	202,332		356,537
	CALTEX AUSTRALIA LTD	COMMON STOCK NPV	AUSTRALIA	25,391		305,837
	CAMPBELL BROTHERS LTD	COMMON STOCK NPV	AUSTRALIA	11,526		578,058
	CFS RETAIL PROPERTY TRUST	REIT NPV	AUSTRALIA	410,334		708,121
	CHALLENGER DIVERSIFIED PROPE	REIT	AUSTRALIA	385,856		191,885
	CHALLENGER LTD	COMMON STOCK NPV	AUSTRALIA	79,145		334,359
	CHARTER HALL GROUP	REIT NPV	AUSTRALIA	143,089		292,056
	CHARTER HALL OFFICE REIT	REIT NPV	AUSTRALIA	100,446		361,728
	CHARTER HALL RETAIL REIT	REIT NPV	AUSTRALIA	110,417		361,893
	COAL OF AFRICA LTD	COMMON STOCK NPV	AUSTRALIA	87,531		74,584
	COCA COLA AMATIL LTD	COMMON STOCK NPV	AUSTRALIA	125,491		1,480,426
	COCHLEAR LTD	COMMON STOCK NPV	AUSTRALIA	10,322		656,881
	COMMONWEALTH BANK OF AUSTRAL	COMMON STOCK NPV	AUSTRALIA	269,998		13,600,097
	COMMONWEALTH PROPERTY OFFICE	REIT NPV	AUSTRALIA	377,704		369,555
	COMPUTERSHARE LTD	COMMON STOCK NPV	AUSTRALIA	88,124		722,732
	CONSOLIDATED MEDIA HOLDINGS	COMMON STOCK NPV	AUSTRALIA	13,236		35,310
	CROMWELL PROPERTY GROUP	REIT	AUSTRALIA	102,190		70,721
	CROWN LTD	COMMON STOCK NPV	AUSTRALIA	83,131		688,647
	CSL LTD	COMMON STOCK NPV	AUSTRALIA	102,575		3,365,010
	CSR LTD	COMMON STOCK NPV	AUSTRALIA	77,512		155,523
	DAVID JONES LTD	COMMON STOCK NPV	AUSTRALIA	88,981		215,882
	DEXUS PROPERTY GROUP	REIT NPV	AUSTRALIA	849,348		722,961
	DOWNER EDI LTD	COMMON STOCK NPV	AUSTRALIA	71,777		236,181

DUET GROUP	NPV UNITS	AUSTRALIA	166,614	299,549
DULUXGROUP LTD	COMMON STOCK	AUSTRALIA	77,243	228,560
ECHO ENTERTAINMENT GROUP LTD	COMMON STOCK	AUSTRALIA	136,616	502,093
ELDERS LTD	COMMON STOCK NPV	AUSTRALIA	88,601	23,625
EMECO HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	140,193	138,496
ENERGY RESOURCES OF AUST	COMMON STOCK NPV	AUSTRALIA	17,121	21,459
ENERGY WORLD CORP LTD	COMMON STOCK NPV	AUSTRALIA	245,509	171,995
FAIRFAX MEDIA LTD	COMMON STOCK NPV	AUSTRALIA	417,707	307,692
FKP PROPERTY GROUP	COMMON STOCK NPV	AUSTRALIA	152,556	74,977
FLEETWOOD CORPORATION LTD	COMMON STOCK NPV	AUSTRALIA	63,099	774,548
FORTESCUE METALS GROUP LTD	COMMON STOCK NPV	AUSTRALIA	233,468	1,025,268
G.U.D. HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	39,809	287,509
GOODMAN FIELDER LTD	COMMON STOCK NPV	AUSTRALIA	407,871	181,661
GOODMAN GROUP	REIT NPV	AUSTRALIA	1,134,791	662,021
GPT GROUP	REIT NPV	AUSTRALIA	322,545	1,014,332
GRAINCORP LTD	COMMON STOCK NPV	AUSTRALIA	34,446	277,001
HARVEY NORMAN HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	102,041	191,613
ILUKA RESOURCES LTD	COMMON STOCK NPV	AUSTRALIA	80,245	1,270,800
INCITEC PIVOT LTD	COMMON STOCK NPV	AUSTRALIA	278,482	885,655
INSURANCE AUSTRALIA GROUP	COMMON STOCK NPV	AUSTRALIA	358,084	1,092,268
INVESTA OFFICE FUND	REIT NPV	AUSTRALIA	593,837	364,931
IOOF HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	55,302	289,583
JB HI FI LTD	COMMON STOCK NPV	AUSTRALIA	15,008	173,783
KAROON GAS AUSTRALIA LTD	COMMON STOCK NPV	AUSTRALIA	18,621	85,799
LEIGHTON HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	29,964	583,673
LEND LEASE GROUP	MISC. NPV	AUSTRALIA	95,048	696,443
LINC ENERGY LTD	COMMON STOCK NPV	AUSTRALIA	52,554	59,064
LYNAS CORP LTD	COMMON STOCK NPV	AUSTRALIA	297,059	318,582
MACMAHON HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	178,028	102,034
MACQUARIE ATLAS ROADS GROUP	COMMON STOCK	AUSTRALIA	124,532	172,431
MACQUARIE GROUP LTD	COMMON STOCK NPV	AUSTRALIA	57,895	1,410,523
METCASH LTD	COMMON STOCK NPV	AUSTRALIA	139,584	577,688
MINERAL RESOURCES LTD	COMMON STOCK	AUSTRALIA	29,476	331,727
MIRVAC GROUP	REIT NPV	AUSTRALIA	625,763	756,679
MONADELPHOUS GROUP LTD	COMMON STOCK NPV	AUSTRALIA	12,630	260,055
MOUNT GIBSON IRON LTD	COMMON STOCK NPV	AUSTRALIA	127,556	146,016
MURCHISON METALS LTD	COMMON STOCK NPV	AUSTRALIA	79,237	35,217
NATIONAL AUSTRALIA BANK LTD	COMMON STOCK NPV	AUSTRALIA	362,376	8,659,266
NEWCREST MINING LTD	COMMON STOCK NPV	AUSTRALIA	129,438	3,930,242
NEXUS ENERGY LTD	COMMON STOCK NPV	AUSTRALIA	169,692	35,707
NORTHERN IRON LTD	COMMON STOCK NPV	AUSTRALIA	67,914	44,609
NRW HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	74,425	196,488
NUFARM LTD	COMMON STOCK NPV	AUSTRALIA	32,484	138,286
ONESTEEL LTD	COMMON STOCK NPV	AUSTRALIA	258,742	185,836
ORICA LTD	COMMON STOCK NPV	AUSTRALIA	82,203	2,043,700
ORIGIN ENERGY LTD	COMMON STOCK NPV	AUSTRALIA	228,744	3,115,917
OZ MINERALS LTD	COMMON STOCK NPV	AUSTRALIA	58,375	599,059
PACIFIC BRANDS LTD	COMMON STOCK NPV	AUSTRALIA	101,920	57,363
PALADIN ENERGY LTD	COMMON STOCK NPV	AUSTRALIA	104,376	146,035
PANAUST LTD	COMMON STOCK NPV	AUSTRALIA	99,851	326,299
PERPETUAL LTD	COMMON STOCK NPV	AUSTRALIA	8,497	177,625
PHARMAXIS LTD	COMMON STOCK NPV	AUSTRALIA	82,220	87,506
PMP LTD	COMMON STOCK NPV	AUSTRALIA	18,043	8,959
PRIMARY HEALTH CARE LTD	COMMON STOCK NPV	AUSTRALIA	89,837	283,134
QANTAS AIRWAYS LTD	COMMON STOCK NPV	AUSTRALIA	191,193	285,760
QBE INSURANCE GROUP LTD	COMMON STOCK NPV	AUSTRALIA	177,344	2,353,470
QR NATIONAL LTD	COMMON STOCK	AUSTRALIA	281,719	986,340
RAMSAY HEALTH CARE LTD	COMMON STOCK NPV	AUSTRALIA	23,099	456,145
RIO TINTO LTD	COMMON STOCK NPV	AUSTRALIA	81,930	5,082,869
ROC OIL CO LTD	COMMON STOCK NPV	AUSTRALIA	116,958	30,639
SAI GLOBAL LTD	COMMON STOCK NPV	AUSTRALIA	57,913	267,023
SALMAT LTD	COMMON STOCK NPV	AUSTRALIA	45,674	112,343
SANTOS LTD	COMMON STOCK NPV	AUSTRALIA	157,724	1,974,965
SEEK LTD	COMMON STOCK NPV	AUSTRALIA	53,000	307,491
SIGMA PHARMACEUTICALS LTD	COMMON STOCK NPV	AUSTRALIA	223,295	125,944
SILEX SYSTEMS LTD	COMMON STOCK NPV	AUSTRALIA	22,510	56,565
SONIC HEALTHCARE LTD	COMMON STOCK NPV	AUSTRALIA	61,122	705,864
STOCKLAND	REIT NPV	AUSTRALIA	408,155	1,333,127
STW COMMUNICATIONS GROUP LTD	COMMON STOCK NPV	AUSTRALIA	89,981	77,568
SUNCORP GROUP LTD	COMMON STOCK NPV	AUSTRALIA	236,919	2,031,502
SUNDANCE RESOURCES LTD	COMMON STOCK NPV	AUSTRALIA	534,228	217,054
SYDNEY AIRPORT	MISC. NPV	AUSTRALIA	176,819	481,739
TABCORP HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	146,411	409,342
TATTS GROUP LTD	COMMON STOCK NPV	AUSTRALIA	265,076	662,263
TELSTRA CORP LTD	COMMON STOCK NPV	AUSTRALIA	713,315	2,433,686
TEN NETWORK HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	132,900	114,267
TOLL HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	135,103	583,422
TRANSFIELD SERVICES LTD	COMMON STOCK NPV	AUSTRALIA	66,571	147,082
TRANSPACIFIC INDUSTRIES GROU	COMMON STOCK NPV	AUSTRALIA	348,626	290,756

TRANSURBAN GROUP	MISC. NPV	AUSTRALIA	246,333	1,418,016
TREASURY WINE ESTATES LTD	COMMON STOCK	AUSTRALIA	128,972	485,987
UGL LTD	COMMON STOCK NPV	AUSTRALIA	23,400	284,983
WESFARMERS LTD	COMMON STOCK NPV	AUSTRALIA	174,962	5,284,929
WESFARMERS LTD PPS	COMMON STOCK NPV	AUSTRALIA	26,895	819,181
WESTFIELD GROUP	REIT NPV	AUSTRALIA	358,188	2,869,107
WESTFIELD RETAIL TRUST	REIT	AUSTRALIA	510,007	1,296,691
WESTPAC BANKING CORP	COMMON STOCK NPV	AUSTRALIA	542,552	11,100,351
WOODSIDE PETROLEUM LTD	COMMON STOCK NPV	AUSTRALIA	105,754	3,313,709
WOOLWORTHS LTD	COMMON STOCK NPV	AUSTRALIA	204,410	5,255,500
WORLEYPARSONS LTD	COMMON STOCK NPV	AUSTRALIA	30,439	799,334
WOTIF.COM HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	17,667	64,568
ANDRITZ AG	COMMON STOCK NPV	AUSTRIA	7,635	634,465
AUSTRIAMICROSYSTEMS AG BR	COMMON STOCK NPV	AUSTRIA	4,176	171,454
BWT AG	COMMON STOCK NPV	AUSTRIA	9,456	160,326
CA IMMOBILIEN ANLAGEN AG	COMMON STOCK	AUSTRIA	8,100	87,353
CAT OIL AG	COMMON STOCK	AUSTRIA	2,043	11,764
CONWERT IMMOBILIEN INVEST SE	COMMON STOCK NPV	AUSTRIA	9,814	109,182
ERSTE GROUP BANK AG	COMMON STOCK NPV	AUSTRIA	37,127	652,214
IMMOEAST ANSPR NACHB	COMMON STOCK	AUSTRIA	143,040	—
IMMOFINANZ AG	COMMON STOCK	AUSTRIA	225,181	680,280
IMMOFINANZ ANSPR NACHB	COMMON STOCK	AUSTRIA	89,821	—
INTERCELL AG	COMMON STOCK NPV	AUSTRIA	4,616	11,417
KAPSCH TRAFFICCOM AG	COMMON STOCK	AUSTRIA	3,195	242,556
OMV AG	COMMON STOCK NPV	AUSTRIA	32,282	983,450
PALFINGER AG	COMMON STOCK NPV	AUSTRIA	4,990	80,055
RAIFFEISEN BANK INTERNATIONA	COMMON STOCK NPV	AUSTRIA	6,985	181,242
RHI AG	COMMON STOCK	AUSTRIA	2,714	53,401
S IMMO AG	COMMON STOCK NPV	AUSTRIA	54,496	318,679
SCHOELLER BLECKMANN OILFIELD	COMMON STOCK EUR1.	AUSTRIA	11,984	1,063,228
SEMPERIT AG HOLDING	COMMON STOCK NPV	AUSTRIA	3,423	132,331
TELEKOM AUSTRIA AG	COMMON STOCK NPV	AUSTRIA	67,500	810,863
VERBUND AG	COMMON STOCK NPV	AUSTRIA	15,077	405,054
VIENNA INSURANCE GROUP AG	COMMON STOCK NPV	AUSTRIA	6,166	244,707
VOESTALPINE AG	COMMON STOCK NPV	AUSTRIA	22,522	635,614
WIENERBERGER AG	COMMON STOCK NPV	AUSTRIA	21,849	197,531
ACKERMANS + VAN HAAREN	COMMON STOCK	BELGIUM	5,040	376,650
AGEAS	COMMON STOCK NPV	BELGIUM	426,337	662,473
AGFA GEVAERT NV	COMMON STOCK NPV	BELGIUM	24,090	38,441
AGFA GEVAERT NV STRIP VVPR	MISC.	BELGIUM	6,022	8
ANHEUSER BUSCH INBEV NV	COMMON STOCK NPV	BELGIUM	134,540	8,241,459
ANHEUSER BUSCH INBEV ST VVPR	MISC. NPV	BELGIUM	58,432	76
ARSEUS NV	COMMON STOCK	BELGIUM	1,000	14,287
BEKAERT NV	COMMON STOCK NPV	BELGIUM	7,255	232,262
BELGACOM SA	COMMON STOCK NPV	BELGIUM	33,007	1,036,311
COFINIMMO	REIT NPV	BELGIUM	2,943	346,312
COLRUYT SA	COMMON STOCK NPV	BELGIUM	16,520	626,013
D IETEREN SA/NV	COMMON STOCK NPV	BELGIUM	5,489	242,652
DELHAIZE GROUP	COMMON STOCK NPV	BELGIUM	19,545	1,099,183
DEXIA SA	COMMON STOCK NPV	BELGIUM	111,639	42,931
ELIA SYSTEM OPERATOR SA/NV	COMMON STOCK	BELGIUM	6,678	259,195
EURONAV SA	COMMON STOCK NPV	BELGIUM	1,664	8,061
EVS BROADCAST EQUIPMENT S.A.	COMMON STOCK NPV	BELGIUM	1,449	74,252
GROUPE BRUXELLES LAMBERT SA	COMMON STOCK NPV	BELGIUM	15,756	1,050,009
INTERVEST OFFICES+WAREHOUSES	REIT	BELGIUM	4,207	99,019
ION BEAM APPLICATIONS	COMMON STOCK NPV	BELGIUM	1,400	8,664
KBC ANCORA	COMMON STOCK NPV	BELGIUM	6,210	38,867
KBC GROEP NV	COMMON STOCK NPV	BELGIUM	31,633	398,390
MOBISTAR SA	COMMON STOCK NPV	BELGIUM	6,069	317,948
NYRSTAR	COMMON STOCK NPV	BELGIUM	35,531	280,845
OMEGA PHARMA	COMMON STOCK	BELGIUM	2,136	99,505
SOLVAY SA	COMMON STOCK NPV	BELGIUM	12,406	1,020,745
TELENET GROUP HOLDING NV	COMMON STOCK NPV	BELGIUM	9,109	348,101
THROMBOGENICS NV	COMMON STOCK	BELGIUM	4,034	98,771
UCB SA	COMMON STOCK NPV	BELGIUM	20,478	862,098
UMICORE	COMMON STOCK NPV	BELGIUM	24,652	1,018,039
CATLIN GROUP LTD	COMMON STOCK USD.01	BERMUDA	55,133	340,410
CENTRAL EUROPEAN MEDIA ENT A	COMMON STOCK USD.08	BERMUDA	18,734	121,214
FRONTLINE LTD	COMMON STOCK USD2.5	BERMUDA	9,900	42,240
HISCOX LTD	COMMON STOCK GBP.05	BERMUDA	52,120	301,639
LANCASHIRE HOLDINGS LTD	COMMON STOCK USD.5	BERMUDA	27,805	312,768
SEADRILL LTD	COMMON STOCK USD2.	BERMUDA	73,118	2,445,176
ALL AMERICA LATINA LOGISTICA	COMMON STOCK NPV	BRAZIL	76,300	380,426
ANHANGUERA EDUCACIONAL PARTI	COMMON STOCK NPV	BRAZIL	23,393	252,084
B2W COM GLOBAL DO VAREJO	COMMON STOCK NPV	BRAZIL	23,825	114,958
BANCO ABC BRASIL SA	PREFERENCE	BRAZIL	26,864	179,597

BANCO BRADESCO SA PREF	PREFERENCE	BRAZIL	320,523	5,284,054
BANCO DAYCOVAL SA	PREFERENCE	BRAZIL	25,167	126,830
BANCO DO BRASIL S.A.	COMMON STOCK NPV	BRAZIL	89,389	1,135,783
BANCO ESTADO RIO GRANDE SUL	PREFERENCE	BRAZIL	41,132	441,035
BANCO SANTANDER (BRASIL) SA	UNIT NPV	BRAZIL	102,383	821,150
BM+FBOVESPA SA	COMMON STOCK NPV	BRAZIL	321,908	1,691,301
BR MALLS PARTICIPACOES SA	COMMON STOCK NPV	BRAZIL	71,741	696,929
BRADESPAR SA PREF	PREFERENCE	BRAZIL	44,400	754,342
BRASIL TELECOM SA PREFERENCE	PREFERENCE	BRAZIL	65,680	383,111
BRASKEM SA PREF A	PREFERENCE	BRAZIL	37,660	258,436
BRAZILIAN REAL		BRAZIL	1,350,585	724,077
BRF BRASIL FOODS SA	COMMON STOCK NPV	BRAZIL	108,832	2,125,003
CCR SA	COMMON STOCK NPV	BRAZIL	138,400	906,714
CENTRAIS ELETRIC STA CAT PRB	PREFERENCE	BRAZIL	10,131	196,781
CENTRAIS ELETRICAS BRAS PR B	PREFERENCE	BRAZIL	36,705	528,363
CENTRAIS ELETRICAS BRASILIER	COMMON STOCK NPV	BRAZIL	41,077	392,877
CETIP SA MERCADOS ORGANIZADO	COMMON STOCK NPV	BRAZIL	35,004	505,754
CIA BRASILEIRA DE DIS PREF	PREFERENCE	BRAZIL	16,715	600,405
CIA DE BEBIDAS DAS AME PREF	PREFERENCE	BRAZIL	139,963	5,049,999
CIA ENERGETICA DE SP PREF B	PREFERENCE	BRAZIL	29,866	529,190
CIA ENERGETICA DO CEARA PR A	PREFERENCE	BRAZIL	10,328	190,752
CIA ENERGETICA MINAS GER PRF	PREFERENCE	BRAZIL	73,795	1,316,263
CIA PARANAENSE DE ENERGI PFB	PREFERENCE	BRAZIL	17,507	365,110
CIA SANEAMENTO BASICO DE SP	COMMON STOCK NPV	BRAZIL	22,940	639,897
CIA SIDERURGICA NACIONAL SA	COMMON STOCK NPV	BRAZIL	136,988	1,100,164
CIELO SA	COMMON STOCK NPV	BRAZIL	38,060	983,510
CONFAB INDUSTRIAL S.A. PREF	PREFERENCE	BRAZIL	70,153	154,203
CONTAX PARTICIPACOES PREF	PREFERENCE	BRAZIL	14,100	157,990
COSAN SA INDUSTRIA COMERCIO	COMMON STOCK NPV	BRAZIL	23,949	346,668
CPFL ENERGIA SA	COMMON STOCK NPV	BRAZIL	47,000	655,644
CREMER SA	COMMON STOCK NPV	BRAZIL	16,700	133,403
CYRELA BRAZIL REALTY SA EMP	COMMON STOCK NPV	BRAZIL	57,800	459,859
DIAGNOSTICOS DA AMERICA SA	COMMON STOCK NPV	BRAZIL	36,400	302,480
DURATEX SA	COMMON STOCK NPV	BRAZIL	49,597	237,183
EDP ENERGIAS DO BRASIL SA	COMMON STOCK NPV	BRAZIL	12,800	284,788
ELETROPAULO METROPOLI PREF	PREFERENCE	BRAZIL	19,077	373,307
EMBRAER SA	COMMON STOCK NPV	BRAZIL	88,870	560,306
ETERNIT SA	COMMON STOCK NPV	BRAZIL	45,729	218,195
FERBASA FERRO LIGAS BAHIA PR	PREFERENCE	BRAZIL	131,100	577,044
FIBRIA CELULOSE SA	COMMON STOCK NPV	BRAZIL	21,478	159,710
FIBRIA CELULOSE SA SPON ADR	ADR NPV	BRAZIL	9,953	77,335
GAFISA SA	COMMON STOCK NPV	BRAZIL	95,454	210,841
GERDAU SA PREF	PREFERENCE	BRAZIL	142,604	1,108,569
GOL LINHAS AEREAS PREF	PREFERENCE	BRAZIL	22,900	152,728
GOL LINHAS AEREAS RTS	EXP 26JAN12	BRAZIL	1,140	—
HRT PARTICIPACOES EM PETROLE	COMMON STOCK NPV	BRAZIL	838	255,185
HYPERMARCAS SA	COMMON STOCK NPV	BRAZIL	50,611	230,636
INDS KLABIN PAPEL E CELU PRF	PREFERENCE	BRAZIL	104,000	446,053
ITAU UNIBANCO HOLDING SA	PREFERENCE	BRAZIL	380,800	6,939,226
ITAUSA INVESTIMENTOS ITAU PR	PREFERENCE	BRAZIL	464,298	2,807,817
JBS SA	COMMON STOCK NPV	BRAZIL	132,097	430,586
KROTON EDUCACIONAL SA	UNIT NPV	BRAZIL	18,595	183,333
KROTON EDUCACIONAL SA RTS	EXP 23JAN12	BRAZIL	7,497	2,130
LLX LOGISTICA SA ORD	COMMON STOCK NPV	BRAZIL	129,435	233,854
LOCALIZA RENT A CAR	COMMON STOCK NPV	BRAZIL	27,471	377,031
LOG IN LOGISTICA INTERMODAL	COMMON STOCK NPV	BRAZIL	35,315	129,881
LOJAS AMERICANAS SA PREF	PREFERENCE	BRAZIL	63,190	484,109
LOJAS RENNER S.A.	COMMON STOCK NPV	BRAZIL	22,000	570,980
LPS BRASIL CONS DE IMOVEIS	COMMON STOCK NPV	BRAZIL	10,417	145,204
MARFRIG ALIMENTOS SA	COMMON STOCK NPV	BRAZIL	24,200	110,799
METALURGICA GERDAU SA PREF	PREFERENCE	BRAZIL	53,700	515,624
MRV ENGENHARIA	COMMON STOCK NPV	BRAZIL	59,384	340,656
NATURA COSMETICOS SA	COMMON STOCK NPV	BRAZIL	29,700	577,361
ODONTOPREV S.A.	COMMON STOCK NPV	BRAZIL	18,304	261,030
OGX PETROLEO E GAS PARTICIPA	COMMON STOCK NPV	BRAZIL	238,600	1,742,250
PDG REALTY SA	COMMON STOCK NPV	BRAZIL	207,690	656,947
PETROBRAS PETROLEO BRAS	COMMON STOCK NPV	BRAZIL	495,903	6,114,874
PETROBRAS PETROLEO BRAS PR	PREFERENCE	BRAZIL	702,517	8,093,870
REDECARD SA	COMMON STOCK NPV	BRAZIL	52,596	823,095
ROSSI RESIDENCIAL S.A.	COMMON STOCK NPV	BRAZIL	46,118	197,799
SARAIVA SA LIVREIROS PREF	PREFERENCE	BRAZIL	8,400	94,121
SOUZA CRUZ SA	COMMON STOCK NPV	BRAZIL	69,265	850,750
SUZANO PAPEL E CELULOSE SA	PREFERENCE	BRAZIL	40,900	147,790
TAM SA PREF	PREFERENCE	BRAZIL	16,401	313,907
TELE NORTE LESTE PART	COMMON STOCK NPV	BRAZIL	11,847	136,302
TELE NORTE LESTE PART ADR	ADR NPV	BRAZIL	4,373	41,587
TELE NORTE LESTE PART PREF	PREFERENCE	BRAZIL	46,730	439,930
TELEFONICA BRASIL S.A. PREF	PREFERENCE	BRAZIL	48,758	1,356,676
TELEMAR NORTE LESTE SA PR A	PREFERENCE	BRAZIL	8,900	213,667
TIM PARTICIPACOES SA	COMMON STOCK NPV	BRAZIL	115,183	570,589
TRACTEBEL ENERGIA SA	COMMON STOCK NPV	BRAZIL	23,700	380,674
ULTRAPAR PARTICIPACOES SA	COMMON STOCK NPV	BRAZIL	59,200	1,015,945

USINAS SIDER MINAS GER PF A	PREFERENCE	BRAZIL	102,570	558,148
USINAS SIDERURGICAS DE MINAS	COMMON STOCK NPV	BRAZIL	25,800	237,218
VALE SA	COMMON STOCK NPV	BRAZIL	214,248	4,531,341
VALE SA PREF	PREFERENCE	BRAZIL	361,116	7,322,025
VALID SOLUCOES SA	COMMON STOCK NPV	BRAZIL	25,318	295,900
ACE AVIATION HOLDINGS INC A	COMMON STOCK NPV	CANADA	17,651	184,787
ADVANTAGE OIL + GAS LTD	COMMON STOCK NPV	CANADA	47,800	199,040
AGNICO EAGLE MINES LTD	COMMON STOCK NPV	CANADA	28,800	1,047,916
AGRIUM INC	COMMON STOCK NPV	CANADA	29,587	1,986,898
ALAMOS GOLD INC	COMMON STOCK NPV	CANADA	24,000	413,651
ALIMENTATION COUCHE TARD B	COMMON STOCK NPV	CANADA	26,300	818,767
ALTAGAS LTD	COMMON STOCK NPV	CANADA	13,700	428,390
ARC RESOURCES LTD	COMMON STOCK NPV	CANADA	47,500	1,170,881
ARMTEC INFRASTRUCTURE INC	COMMON STOCK	CANADA	25,900	52,143
ASTRAL MEDIA INC A	COMMON STOCK NPV	CANADA	9,500	331,112
ATCO LTD CLASS I	COMMON STOCK NPV	CANADA	5,800	343,130
ATHABASCA OIL SANDS CORP	COMMON STOCK	CANADA	54,500	668,505
ATRIUM INNOVATIONS INC	COMMON STOCK	CANADA	9,400	109,671
ATS AUTOMATION TOOLING SYS	COMMON STOCK NPV	CANADA	35,400	224,238
AURICO GOLD INC	COMMON STOCK NPV	CANADA	140,037	1,126,347
AURIZON MINES LTD	COMMON STOCK NPV	CANADA	44,700	219,494
BANK OF MONTREAL	COMMON STOCK NPV	CANADA	106,744	5,857,947
BANK OF NOVA SCOTIA	COMMON STOCK NPV	CANADA	180,300	9,000,392
BANKERS PETROLEUM LTD	COMMON STOCK NPV	CANADA	51,800	225,870
BARRICK GOLD CORP	COMMON STOCK NPV	CANADA	167,725	7,601,776
BAYTEX ENERGY CORP	COMMON STOCK NPV	CANADA	21,550	1,205,699
BCE INC	COMMON STOCK NPV	CANADA	42,667	1,779,590
BLACKPEARL RESOURCES INC	COMMON STOCK NPV	CANADA	68,700	277,296
BOMBARDIER INC B	COMMON STOCK NPV	CANADA	268,399	1,070,169
BONAVISTA ENERGY CORP	COMMON STOCK NPV	CANADA	25,800	660,551
BROOKFIELD ASSET MANAGE CL A	COMMON STOCK NPV	CANADA	91,950	2,532,068
CAE INC	COMMON STOCK NPV	CANADA	47,951	465,736
CALFRAC WELL SERVICES LTD	COMMON STOCK NPV	CANADA	11,300	316,278
CALVALLEY PETROLEUM INC A	COMMON STOCK NPV	CANADA	102,400	178,000
CAMECO CORP	COMMON STOCK NPV	CANADA	63,968	1,156,544
CAN IMPERIAL BK OF COMMERCE	COMMON STOCK NPV	CANADA	65,815	4,769,446
CANADIAN DOLLAR		CANADA	2,456,102	2,412,081
CANADIAN NATL RAILWAY CO	COMMON STOCK NPV	CANADA	76,442	6,017,016
CANADIAN NATURAL RESOURCES	COMMON STOCK NPV	CANADA	197,240	7,389,841
CANADIAN OIL SANDS LTD	COMMON STOCK NPV	CANADA	78,700	1,796,980
CANADIAN PACIFIC RAILWAY LTD	COMMON STOCK NPV	CANADA	28,552	1,935,059
CANADIAN TIRE CORP CLASS A	COMMON STOCK NPV	CANADA	14,862	961,852
CANADIAN UTILITIES LTD A	COMMON STOCK NPV	CANADA	13,900	840,075
CANFOR CORP	COMMON STOCK NPV	CANADA	27,700	289,718
CAPSTONE MINING CORP	COMMON STOCK NPV	CANADA	85,700	233,976
CARDIOME PHARMA CORP	COMMON STOCK NPV	CANADA	26,100	68,694
CASCADES INC	COMMON STOCK NPV	CANADA	13,300	57,863
CELESTICA INC	COMMON STOCK NPV	CANADA	49,500	364,110
CENOVUS ENERGY INC	COMMON STOCK NPV	CANADA	128,492	4,268,976
CENTERRA GOLD INC	COMMON STOCK NPV	CANADA	40,400	714,166
CGI GROUP INC CLASS A	COMMON STOCK NPV	CANADA	60,330	1,137,575
CHINOOK ENERGY INC	COMMON STOCK	CANADA	117,864	188,675
CI FINANCIAL CORP	COMMON STOCK NPV	CANADA	22,819	472,851
COMINAR REAL ESTATE INV TR U	REIT NPV	CANADA	34,900	755,067
CONNACHER OIL + GAS LTD	COMMON STOCK NPV	CANADA	142,200	106,135
CORRIDOR RESOURCES INC	COMMON STOCK NPV	CANADA	100,000	97,226
CRESCENT POINT ENERGY CORP	COMMON STOCK NPV	CANADA	39,250	1,730,739
CREW ENERGY INC	COMMON STOCK	CANADA	16,400	181,193
DAVIS + HENDERSON INCOME COR	COMMON STOCK	CANADA	13,500	223,398
DENISON MINES CORP	COMMON STOCK NPV	CANADA	120,348	150,103
DETOUR GOLD CORP	COMMON STOCK NPV	CANADA	20,900	516,214
EASTERN PLATINUM LTD	COMMON STOCK NPV	CANADA	214,400	113,701
ELDORADO GOLD CORP	COMMON STOCK NPV	CANADA	94,800	1,305,275
EMPIRE CO LTD A	COMMON STOCK	CANADA	4,300	249,617
ENBRIDGE INC	COMMON STOCK NPV	CANADA	135,540	5,070,188
ENCANA CORP	COMMON STOCK NPV	CANADA	128,492	2,383,711
ENERFLEX LTD	COMMON STOCK	CANADA	11,004	143,298
ENERPLUS CORP	COMMON STOCK NPV	CANADA	30,500	774,294
ENSIGN ENERGY SERVICES INC	COMMON STOCK NPV	CANADA	23,900	381,414
EUROPEAN GOLDFIELDS LTD	COMMON STOCK NPV	CANADA	26,700	311,511
EXFO INC	COMMON STOCK NPV	CANADA	17,700	106,383
FAIRFAX FINANCIAL HLDGS LTD	COMMON STOCK NPV	CANADA	3,260	1,399,119
FINNING INTERNATIONAL INC	COMMON STOCK NPV	CANADA	32,000	697,982
FIRST MAJESTIC SILVER CORP	COMMON STOCK NPV	CANADA	17,000	286,825
FIRST QUANTUM MINERALS LTD	COMMON STOCK NPV	CANADA	83,800	1,650,076
FIRSTSERVICE CORP	COMMON STOCK NPV	CANADA	8,600	227,616
FORTIS INC	COMMON STOCK NPV	CANADA	29,900	979,880
FRANCO NEVADA CORP	COMMON STOCK NPV	CANADA	22,600	860,720
GABRIEL RESOURCES LTD	COMMON STOCK NPV	CANADA	52,024	320,855

GILDAN ACTIVEWEAR INC	COMMON STOCK NPV	CANADA	21,100	397,030
GOLDCORP INC	COMMON STOCK NPV	CANADA	132,868	5,899,300
GREAT WEST LIFECO INC	COMMON STOCK NPV	CANADA	47,218	945,983
GROUPE AEROPLAN INC	COMMON STOCK NPV	CANADA	42,272	495,681
GUIDE EXPLORATION LTD CL A	COMMON STOCK	CANADA	42,400	131,583
GUYANA GOLDFIELDS INC	COMMON STOCK NPV	CANADA	76,000	559,784
HOME CAPITAL GROUP INC	COMMON STOCK NPV	CANADA	10,500	506,310
HUDBAY MINERALS INC	COMMON STOCK NPV	CANADA	40,900	407,293
HUSKY ENERGY INC	COMMON STOCK NPV	CANADA	47,680	1,149,564
IAMGOLD CORP	COMMON STOCK NPV	CANADA	65,250	1,036,823
IGM FINANCIAL INC	COMMON STOCK NPV	CANADA	22,000	955,620
IMPERIAL OIL LTD	COMMON STOCK NPV	CANADA	61,240	2,729,864
INDUSTRIAL ALLIANCE INSURANC	COMMON STOCK	CANADA	13,700	353,718
INMET MINING CORPORATION	COMMON STOCK NPV	CANADA	9,800	630,395
INNERGEX RENEWABLE ENERGY	COMMON STOCK	CANADA	39,888	403,483
INTACT FINANCIAL CORP	COMMON STOCK NPV	CANADA	18,300	1,051,902
IVANHOE ENERGY INC	COMMON STOCK NPV	CANADA	95,900	105,483
IVANHOE MINES LTD	COMMON STOCK NPV	CANADA	52,900	939,809
JEAN COUTU GROUP INC CLASS A	COMMON STOCK NPV	CANADA	35,000	438,252
JUST ENERGY GROUP INC	COMMON STOCK	CANADA	18,600	209,336
KEYERA CORP	COMMON STOCK NPV	CANADA	13,300	653,081
KINROSS GOLD CORP	COMMON STOCK NPV	CANADA	189,329	2,162,432
LAURENTIAN BANK OF CANADA	COMMON STOCK NPV	CANADA	4,900	230,166
LINAMAR CORP	COMMON STOCK NPV	CANADA	9,400	129,241
LOBLAW COMPANIES LTD	COMMON STOCK NPV	CANADA	20,411	771,338
LUNDIN MINING CORP	COMMON STOCK NPV	CANADA	103,100	391,846
MACDONALD DETTWILER + ASSOC	COMMON STOCK	CANADA	5,704	263,787
MAGNA INTERNATIONAL INC	COMMON STOCK NPV	CANADA	36,156	1,207,271
MANULIFE FINANCIAL CORP	COMMON STOCK NPV	CANADA	297,591	3,170,992
MAPLE LEAF FOODS INC	COMMON STOCK NPV	CANADA	26,800	285,042
MARTINREA INTERNATIONAL INC	COMMON STOCK NPV	CANADA	23,200	169,742
MEG ENERGY CORP	COMMON STOCK	CANADA	20,300	828,746
METHANEX CORP	COMMON STOCK NPV	CANADA	20,400	467,202
METRO INC	COMMON STOCK NPV	CANADA	19,100	1,012,914
MORNEAU SHEPELL INC	COMMON STOCK	CANADA	8,500	87,150
MULLEN GROUP LTD	COMMON STOCK NPV	CANADA	13,600	262,450
NATIONAL BANK OF CANADA	COMMON STOCK NPV	CANADA	29,435	2,085,383
NEW GOLD INC	COMMON STOCK NPV	CANADA	85,300	861,168
NEWALTA CORP	COMMON STOCK	CANADA	30,200	368,065
NEXEN INC	COMMON STOCK NPV	CANADA	91,480	1,456,313
NIKO RESOURCES LTD	COMMON STOCK NPV	CANADA	8,100	383,661
NORBORD INC	COMMON STOCK NPV	CANADA	20,250	161,085
NORDION INC	COMMON STOCK	CANADA	24,060	202,026
NORTH WEST CO INC/THE	COMMON STOCK NPV	CANADA	8,200	162,269
NORTHERN PROPERTY REAL ESTAT	REIT	CANADA	19,400	566,234
NOVAGOLD RESOURCES INC	COMMON STOCK NPV	CANADA	44,400	378,485
NUVISTA ENERGY LTD	COMMON STOCK	CANADA	22,700	116,816
ONEX CORPORATION	COMMON STOCK NPV	CANADA	18,255	594,845
OPEN TEXT CORP	COMMON STOCK NPV	CANADA	10,300	528,327
OSISKO MINING CORP	COMMON STOCK NPV	CANADA	61,060	590,062
PACE OIL AND GAS LTD	COMMON STOCK	CANADA	33,145	139,969
PACIFIC RUBIALES ENERGY CORP	COMMON STOCK	CANADA	42,300	778,079
PAN AMERICAN SILVER CORP	COMMON STOCK NPV	CANADA	20,896	457,219
PAN AMERICAN SILVER CORP WTS	EXP07DEC14	CANADA	519	—
PASON SYSTEMS INC	COMMON STOCK NPV	CANADA	10,900	128,456
PEMBINA PIPELINE CORP	COMMON STOCK NPV	CANADA	25,900	754,426
PENGROWTH ENERGY CORP	COMMON STOCK NPV	CANADA	56,700	599,157
PENN WEST PETROLEUM LTD	COMMON STOCK NPV	CANADA	74,385	1,474,916
PETROBAKKEN ENERGY LTD A	COMMON STOCK	CANADA	16,100	202,861
PETROBANK ENERGY + RESOURCES	COMMON STOCK NPV	CANADA	20,000	207,808
PEYTO EXPLORATION + DEV CORP	COMMON STOCK NPV	CANADA	27,200	651,518
PINETREE CAPITAL LTD	COMMON STOCK	CANADA	82,400	118,957
POTASH CORP OF SASKATCHEWAN	COMMON STOCK NPV	CANADA	144,696	5,983,942
POWER CORP OF CANADA	COMMON STOCK NPV	CANADA	64,922	1,518,725
POWER FINANCIAL CORP	COMMON STOCK NPV	CANADA	40,000	1,003,290
PRECISION DRILLING CORP	COMMON STOCK	CANADA	45,900	473,312
PROGRESS ENERGY RESOURCES CO	COMMON STOCK	CANADA	30,400	395,282
PROGRESSIVE WASTE SOLUTIONS	COMMON STOCK	CANADA	18,900	369,926
PROVIDENT ENERGY LTD	COMMON STOCK NPV	CANADA	66,900	647,154
QUADRA FNX MINING LTD	COMMON STOCK NPV	CANADA	40,331	597,291
QUESTERRE ENERGY CORP	COMMON STOCK	CANADA	61,900	37,759
RESEARCH IN MOTION	COMMON STOCK NPV	CANADA	81,200	1,180,221
RIOCAN REAL ESTATE INVST TR	REIT NPV	CANADA	25,700	667,077
RITCHIE BROS AUCTIONEERS	COMMON STOCK NPV	CANADA	19,100	420,172
ROGERS COMMUNICATIONS INC B	COMMON STOCK NPV	CANADA	83,142	3,204,835
RONA INC	COMMON STOCK NPV	CANADA	18,200	174,091
ROYAL BANK OF CANADA	COMMON STOCK NPV	CANADA	238,260	12,162,784
S+P TSE 60 INDEX FUTURES MAR11 XMOD		CANADA	11,600	(166,590)
S+P TSE 60 INDEX FUTURES MAR12 XMOD		CANADA	11,000	(54,987)

SAPUTO INC	COMMON STOCK NPV	CANADA	26,700	1,023,424
SEMAFO INC	COMMON STOCK NPV	CANADA	53,500	346,771
SHAW COMMUNICATIONS INC B	COMMON STOCK NPV	CANADA	64,432	1,281,363
SHAWCOR LTD CLASS A	COMMON STOCK NPV	CANADA	9,700	275,115
SHERRITT INTERNATIONAL CORP	COMMON STOCK NPV	CANADA	69,500	372,669
SHOPPERS DRUG MART CORP	COMMON STOCK NPV	CANADA	35,800	1,446,415
SIERRA WIRELESS INC	COMMON STOCK NPV	CANADA	11,900	83,560
SILVER STANDARD RESOURCES	COMMON STOCK NPV	CANADA	19,500	270,022
SILVER WHEATON CORP	COMMON STOCK NPV	CANADA	62,000	1,796,219
SILVERCORP METALS INC	COMMON STOCK NPV	CANADA	46,200	296,733
SNC LAVALIN GROUP INC	COMMON STOCK NPV	CANADA	28,200	1,414,639
SPROTT INC	COMMON STOCK	CANADA	30,900	175,704
SPROTT RESOURCE LENDING CORP	COMMON STOCK NPV	CANADA	46,000	64,149
STANTEC INC	COMMON STOCK NPV	CANADA	12,200	330,326
SUN LIFE FINANCIAL INC	COMMON STOCK NPV	CANADA	97,597	1,811,523
SUNCOR ENERGY INC	COMMON STOCK NPV	CANADA	279,411	8,061,964
SUPERIOR PLUS CORP	COMMON STOCK NPV	CANADA	19,900	112,374
TALISMAN ENERGY INC	COMMON STOCK NPV	CANADA	189,449	2,414,975
TASEKO MINES LTD	COMMON STOCK NPV	CANADA	108,300	296,741
TECK RESOURCES LTD CLS B	COMMON STOCK NPV	CANADA	98,761	3,482,944
TELUS CORP	COM (NON CANADIAN	CANADA	11,100	628,337
TELUS CORPORATION NON VOTE	COMMON STOCK NPV	CANADA	27,124	1,455,493
THERATECHNOLOGIES INC	COMMON STOCK NPV	CANADA	30,500	83,570
THOMPSON CREEK METALS CO INC	COMMON STOCK NPV	CANADA	43,900	306,966
TIM HORTONS INC	COMMON STOCK NPV	CANADA	29,000	1,405,784
TMX GROUP INC	COMMON STOCK NPV	CANADA	15,400	630,519
TOROMONT INDUSTRIES LTD	COMMON STOCK NPV	CANADA	21,104	441,873
TORONTO DOMINION BANK	COMMON STOCK NPV	CANADA	148,400	11,118,523
TOURMALINE OIL CORP	COMMON STOCK	CANADA	19,900	520,439
TRANSALTA CORP	COMMON STOCK NPV	CANADA	36,996	763,718
TRANSCANADA CORP	COMMON STOCK NPV	CANADA	117,965	5,158,833
TRICAN WELL SERVICE LTD	COMMON STOCK NPV	CANADA	25,600	441,228
TRINIDAD DRILLING LTD	COMMON STOCK	CANADA	33,500	255,630
URANIUM ONE INC	COMMON STOCK NPV	CANADA	94,700	200,886
URANIUM PARTICIPATION CORP	COMMON STOCK NPV	CANADA	20,900	115,353
VALEANT PHARMACEUTICALS INTE	COMMON STOCK NPV	CANADA	47,177	2,208,157
VERMILION ENERGY INC	COMMON STOCK	CANADA	13,300	592,606
VITERRA INC	COMMON STOCK NPV	CANADA	68,500	722,504
WEST FRASER TIMBER CO LTD	COMMON STOCK NPV	CANADA	7,700	313,067
WESTON (GEORGE) LTD	COMMON STOCK NPV	CANADA	9,715	649,638
WESTPORT INNOVATIONS INC	COMMON STOCK NPV	CANADA	12,000	397,977
YAMANA GOLD INC	COMMON STOCK NPV	CANADA	130,912	1,931,056
YELLOW MEDIA INC	COMMON STOCK NPV	CANADA	106,500	19,349
BANCO SANTANDER CHILE ADR	ADR	CHILE	7,705	583,269
CAP SA	COMMON STOCK	CHILE	11,366	415,298
CENCOSUD SA SPONS ADR 144A	ADR	CHILE	10,983	953,774
CHILEAN PESO		CHILE	382,538,905	736,431
CIA CERVECERIAS UNIDAS ADR	ADR	CHILE	1,485	93,704
CIA SUDAMERICANA DE VAPORES	COMMON STOCK	CHILE	305,673	59,434
CORPBANCA SA ADR	ADR	CHILE	24,273	482,790
EMPRESA NAC ELEC CHIL SP ADR	ADR NPV	CHILE	19,446	862,430
EMPRESAS CMPC SA	COMMON STOCK NPV	CHILE	176,290	647,873
EMPRESAS COPEC SA	COMMON STOCK NPV	CHILE	72,913	977,648
EMPRESAS LA POLAR SA	COMMON STOCK NPV	CHILE	87,609	48,911
ENERSIS S.A. SPONS ADR	ADR NPV	CHILE	43,118	760,170
INVERSIONES AGUAS METROPOL	COMMON STOCK NPV	CHILE	161,014	247,356
LAN AIRLINES SA SPON ADR	ADR	CHILE	26,005	604,356
MADECO SA	COMMON STOCK NPV	CHILE	3,297,078	148,970
MASISA SA	COMMON STOCK NPV	CHILE	2,006,459	181,545
PARQUE ARAUCO S.A.	COMMON STOCK NPV	CHILE	448,797	730,931
QUIMICA Y MINERA CHIL SP ADR	ADR USD1.	CHILE	15,955	859,177
S.A.C.I. FALABELLA	COMMON STOCK NPV	CHILE	54,273	422,106
SALFACORP SA	COMMON STOCK NPV	CHILE	75,801	189,703
SOCOVESA SA	COMMON STOCK CLP1.	CHILE	1,259,624	437,698
SONDA SA	COMMON STOCK	CHILE	163,634	392,192
SUDAMERICANA VAPOR RTS	EXP16JAN12	CHILE	629,365	545
VINA CONCHA Y TORO S.A.	COMMON STOCK NPV	CHILE	97,773	183,518
AAC TECHNOLOGIES HOLDINGS IN	COMMON STOCK USD.01	CHINA	140,000	314,336
AGILE PROPERTY HOLDINGS LTD	COMMON STOCK HKD.1	CHINA	312,000	278,603
AGRICULTURAL BANK OF CHINA H	COMMON STOCK CNY1.	CHINA	2,946,000	1,274,318
AIR CHINA LTD H	COMMON STOCK CNY1.	CHINA	408,000	300,339
ALIBABA.COM LTD	COMMON STOCK HKD.0001	CHINA	225,336	232,837
ALUMINUM CORP OF CHINA LTD H	COMMON STOCK CNY1.	CHINA	702,000	306,346
ANGANG STEEL CO LTD H	COMMON STOCK CNY1.	CHINA	247,840	178,942
ANHUI CONCH CEMENT CO LTD H	COMMON STOCK CNY1.	CHINA	252,000	742,299
ANHUI EXPRESSWAY CO LTD H	COMMON STOCK CNY1.	CHINA	346,000	200,388
ANTA SPORTS PRODUCTS LTD	COMMON STOCK HKD.1	CHINA	131,000	155,710
ANTON OILFIELD SERVICES GP	COMMON STOCK HKD.1	CHINA	916,000	100,401
BANK OF CHINA LTD H	COMMON STOCK CNY1.	CHINA	11,018,400	4,080,061

BANK OF COMMUNICATIONS CO H	COMMON STOCK CNY1.	CHINA	1,152,140	803,340
BYD CO LTD H	COMMON STOCK CNY1.	CHINA	105,700	227,848
CHINA AOYUAN PROPERTY GROUP	COMMON STOCK HKD.01	CHINA	431,000	48,210
CHINA BLUECHEMICAL LTD H	COMMON STOCK HKD1.	CHINA	414,000	312,543
CHINA CITIC BANK CORP LTD H	COMMON STOCK CNY1.	CHINA	1,363,200	772,353
CHINA COAL ENERGY CO H	COMMON STOCK CNY1.0	CHINA	655,169	708,861
CHINA COMMUNICATIONS CONST H	COMMON STOCK CNY1.	CHINA	765,000	598,217
CHINA COMMUNICATIONS SERVI H	COMMON STOCK CNY1.	CHINA	431,960	192,766
CHINA CONSTRUCTION BANK H	COMMON STOCK CNY1.	CHINA	10,328,400	7,220,881
CHINA COSCO HOLDINGS H	COMMON STOCK CNY1.	CHINA	612,350	299,531
CHINA HUIYUAN JUICE GROUP	COMMON STOCK USD.00001	CHINA	370,000	124,384
CHINA INTL MARINE CONTAINE B	COMMON STOCK CNY1.	CHINA	151,388	172,864
CHINA LIFE INSURANCE CO H	COMMON STOCK CNY1.	CHINA	1,209,000	2,983,821
CHINA LONGYUAN POWER GROUP H	COMMON STOCK CNY1.	CHINA	413,000	323,557
CHINA MERCHANTS BANK H	COMMON STOCK CNY1.	CHINA	684,939	1,389,134
CHINA MINSHENG BANKING H	COMMON STOCK CNY1.	CHINA	578,900	503,424
CHINA NATIONAL BUILDING MA H	COMMON STOCK CNY1.	CHINA	508,608	577,207
CHINA OILFIELD SERVICES H	COMMON STOCK CNY1.	CHINA	288,000	452,015
CHINA PACIFIC INSURANCE GR H	COMMON STOCK CNY1.	CHINA	270,800	771,433
CHINA PETROLEUM + CHEMICAL H	COMMON STOCK CNY1.	CHINA	2,805,000	2,954,511
CHINA RAILWAY CONSTRUCTION H	COMMON STOCK CNY1.	CHINA	347,500	191,213
CHINA RAILWAY GROUP LTD H	COMMON STOCK CNY1.	CHINA	635,000	198,867
CHINA SHANSHUI CEMENT GROUP	COMMON STOCK USD.01	CHINA	405,000	269,937
CHINA SHENHUA ENERGY CO H	COMMON STOCK CNY1.	CHINA	621,000	2,694,573
CHINA SHINEWAY PHARMACEUTICA	COMMON STOCK HKD.1	CHINA	91,000	129,966
CHINA SHIPPING CONTAINER H	COMMON STOCK CNY1.	CHINA	1,134,000	256,977
CHINA SHIPPING DEVELOPMENT H	COMMON STOCK CNY1.	CHINA	383,000	237,919
CHINA SOUTHERN AIRLINES CO H	COMMON STOCK CNY1.	CHINA	468,000	235,533
CHINA TELECOM CORP LTD H	COMMON STOCK CNY1.0	CHINA	2,360,000	1,338,226
CHINA VANKE CO LTD B	COMMON STOCK CNY1.	CHINA	218,600	215,636
CHINA YURUN FOOD GROUP LTD	COMMON STOCK HKD.1	CHINA	234,600	308,804
CHINA ZHENGTONG AUTO SERVICE	COMMON STOCK HKD.1	CHINA	233,000	229,296
CHINA ZHONGWANG HOLDINGS LTD	COMMON STOCK HKD.1	CHINA	420,800	143,476
CHONGQING RURAL COMMERCIAL H	COMMON STOCK CNY1.	CHINA	570,000	295,018
CNOOC LTD	COMMON STOCK HKD.02	CHINA	2,981,500	5,231,093
COUNTRY GARDEN HOLDINGS CO	COMMON STOCK HKD.1	CHINA	866,031	323,788
CSR CORP LTD H	COMMON STOCK CNY1.	CHINA	344,000	195,739
DAPHNE INTERNATIONAL HOLDING	COMMON STOCK HKD.1	CHINA	226,000	250,779
DATANG INTL POWER GEN CO H	COMMON STOCK CNY1.	CHINA	660,000	218,424
DONGFANG ELECTRIC CORP LTD H	COMMON STOCK CNY1.	CHINA	73,600	217,883
DONGFENG MOTOR GRP CO LTD H	COMMON STOCK CNY1.	CHINA	550,000	942,927
ENN ENERGY HOLDINGS LTD	COMMON STOCK HKD.1	CHINA	142,000	455,257
EVERGRANDE REAL ESTATE GROUP	COMMON STOCK USD.01	CHINA	940,000	391,185
FAR EAST HORIZON LTD	COMMON STOCK HKD.01	CHINA	293,000	260,375
FOSUN INTERNATIONAL	COMMON STOCK HKD.1	CHINA	349,698	179,944
FOXCONN INTERNATIONAL HLDGS	COMMON STOCK USD.04	CHINA	378,000	242,956
GOLDEN EAGLE RETAIL GROUP	COMMON STOCK HKD.1	CHINA	123,000	259,792
GREAT WALL MOTOR COMPANY H	COMMON STOCK CNY1.	CHINA	282,500	413,511
GUANGZHOU AUTOMOBILE GROUP H	COMMON STOCK CNY1.	CHINA	440,722	366,713
GUANGZHOU R+F PROPERTIES H	COMMON STOCK CNY.25	CHINA	246,000	194,049
HAITIAN INTERNATIONAL HLDGS	COMMON STOCK HKD.1	CHINA	161,000	137,472
HARBIN ELECTRIC CO LTD H	COMMON STOCK CNY1.	CHINA	182,000	157,327
HENGAN INTL GROUP CO LTD	COMMON STOCK HKD.1	CHINA	128,000	1,193,244
HIDILI INDUSTRY INTL DEVELOP	COMMON STOCK HKD.1	CHINA	169,000	49,953
HONGHUA GROUP	COMMON STOCK HKD.1	CHINA	621,000	59,950
HUADIAN ENERGY CO LTD B	COMMON STOCK CNY1.0	CHINA	236,100	64,157
HUANENG POWER INTL INC H	COMMON STOCK CNY1.	CHINA	676,000	358,822
IND + COMM BK OF CHINA H	COMMON STOCK CNY1.	CHINA	10,152,160	6,055,059
INNER MONGOLIA YITAI COAL B	COMMON STOCK CNY1.	CHINA	125,200	620,919
INTERNATIONAL MINING MACHIN	COMMON STOCK HKD.1	CHINA	211,500	232,782
INTIME DEPARTMENT STORE	COMMON STOCK USD.00001	CHINA	234,000	238,558
JIANGSU EXPRESS CO LTD H	COMMON STOCK CNY1.	CHINA	222,000	203,662
JIANGSU FUTURE LAND CO LTD B	COMMON STOCK CNY1.	CHINA	337,800	168,841
JIANGXI COPPER CO LTD H	COMMON STOCK CNY1.	CHINA	284,000	613,993
KINGDEE INTERNATIONAL SFTWR	COMMON STOCK HKD.025	CHINA	1,226,000	330,716
KINGSOFT CORP LTD	COMMON STOCK USD.0005	CHINA	405,000	150,633
LENOVO GROUP LTD	COMMON STOCK HKD.025	CHINA	1,066,000	708,408
LI NING CO LTD	COMMON STOCK HKD.1	CHINA	136,000	107,979
LONGFOR PROPERTIES	COMMON STOCK HKD.1	CHINA	290,500	329,010
MAANSHAN IRON + STEEL H	COMMON STOCK CNY1.	CHINA	334,000	107,410
MINTH GROUP LTD	COMMON STOCK HKD.1	CHINA	128,000	120,189
PARKSON RETAIL GROUP LTD	COMMON STOCK HKD.02	CHINA	226,000	276,573
PETROCHINA CO LTD H	COMMON STOCK CNY1.	CHINA	3,574,000	4,453,947
PICC PROPERTY + CASUALTY H	COMMON STOCK CNY1.	CHINA	466,000	630,701
PING AN INSURANCE GROUP CO H	COMMON STOCK CNY1.	CHINA	284,500	1,885,153
RENHE COMMERCIAL HOLDINGS	COMMON STOCK HKD.01	CHINA	1,954,000	223,101
SANY HEAVY EQUIPMENT INTL	COMMON STOCK HKD.1	CHINA	247,000	200,830
SEMICONDUCTOR MANUFACTURING	COMMON STOCK USD.0004	CHINA	3,404,000	164,235
SGSB GROUP CO LTD B	COMMON STOCK CNY1.	CHINA	323,345	124,699

SHANDONG WEIGAO GP MEDICAL H	COMMON STOCK CNY.1	CHINA	280,000	252,518
SHANGHAI ELECTRIC GRP CO L H	COMMON STOCK CNY1.	CHINA	600,000	276,275
SHANGHAI JIN JIANG INTL HO H	COMMON STOCK CNY1.0	CHINA	440,000	53,095
SHANGHAI LUJIAZUI FIN+TRAD B	COMMON STOCK CNY1.	CHINA	75,600	61,814
SHANGHAI PHARMACEUTICALS H	COMMON STOCK CNY1.	CHINA	128,800	208,845
SHENZHEN CHIWAN PETROLEUM B	COMMON STOCK CNY1.	CHINA	100,600	95,087
SHENZHOU INTERNATIONAL GROUP	COMMON STOCK HKD.1	CHINA	103,000	139,926
SHUI ON LAND LTD	COMMON STOCK USD.0025	CHINA	690,995	209,540
SINO OCEAN LAND HOLDINGS	COMMON STOCK HKD.8	CHINA	755,850	351,276
SINOPEC SHANGHAI PETROCHEM H	COMMON STOCK CNY1.	CHINA	645,000	212,727
SINOPHARM GROUP CO H	COMMON STOCK CNY1.	CHINA	123,200	295,535
SINOTRANS LIMITED H	COMMON STOCK CNY1.	CHINA	1,022,000	183,086
SOHO CHINA LTD	COMMON STOCK HKD.02	CHINA	446,000	297,936
SPG LAND HOLDINGS LTD	COMMON STOCK HKD.1	CHINA	355,150	59,083
SUN ART RETAIL GROUP LTD	COMMON STOCK HKD.3	CHINA	383,000	479,085
TENCENT HOLDINGS LTD	COMMON STOCK HKD.0001	CHINA	165,300	3,326,692
TINGYI (CAYMAN ISLN) HLDG CO	COMMON STOCK USD.005	CHINA	310,000	943,124
TRAVELSKY TECHNOLOGY LTD H	COMMON STOCK CNY1.	CHINA	618,000	321,232
TSANN KUEN (CHINA) ENT CO B	COMMON STOCK CNY1.	CHINA	1,145,500	154,646
TSINGTAO BREWERY CO LTD H	COMMON STOCK CNY1.	CHINA	62,000	341,990
WANT WANT CHINA HOLDINGS LTD	COMMON STOCK USD.02	CHINA	1,015,000	1,015,433
WEICHAI POWER CO LTD H	COMMON STOCK CNY1.	CHINA	84,000	412,744
WUMART STORES INC H	COMMON STOCK CNY1.	CHINA	147,000	306,939
XINGDA INT L HOLDINGS	COMMON STOCK HKD.1	CHINA	283,000	127,385
XINHUA WINSHARE PUBLISHING H	COMMON STOCK CNY1.	CHINA	435,000	175,977
YANGZIJIANG SHIPBUILDING	COMMON STOCK NPV	CHINA	312,000	218,370
YANZHOU COAL MINING CO H	COMMON STOCK CNY1.	CHINA	400,800	855,621
YUAN RENMINBI		CHINA	421	67
ZHAOJIN MINING INDUSTRY H	COMMON STOCK CNY1.	CHINA	206,000	327,496
ZHEJIANG EXPRESSWAY CO H	COMMON STOCK CNY1.	CHINA	332,000	215,227
ZHONGSHENG GROUP HOLDINGS	COMMON STOCK HKD.0001	CHINA	144,000	239,763
ZHUZHOU CSR TIMES ELECTRIC H	COMMON STOCK CNY1.	CHINA	114,000	249,143
ZIJIN MINING GROUP CO LTD H	COMMON STOCK CNY.1	CHINA	1,227,000	461,266
ZOOMLION HEAVY INDUSTRY H	COMMON STOCK CNY1.	CHINA	235,160	251,588
ZTE CORP H	COMMON STOCK CNY1.	CHINA	99,659	311,110
BANCOLOMBIA S.A. SPONS ADR	ADR	COLOMBIA	30,143	1,795,317
PETROMINERALES LTD	COMMON STOCK NPV	COLOMBIA	20,723	337,022
BANK OF CYPRUS PUBLIC CO LTD	COMMON STOCK EUR1.	CYPRUS	141,901	112,278
CYPRUS POPULAR BANK PUBLIC C	COMMON STOCK EUR.85	CYPRUS	191,674	73,953
DEEP SEA SUPPLY PLC	COMMON STOCK USD.02	CYPRUS	100,887	126,911
PROSAFE SE	COMMON STOCK EUR.25	CYPRUS	42,450	290,332
SONGA OFFSHORE SE	COMMON STOCK EUR.11	CYPRUS	35,337	107,691
CEZ AS	COMMON STOCK CZK100.	CZECH REPUBLIC	39,008	1,560,654
CZECH KORUNA		CZECH REPUBLIC	450,366	22,925
KOMERCNI BANKA AS	COMMON STOCK CZK500.	CZECH REPUBLIC	1,457	246,987
KOMERCNI BANKA AS GDR	GDR CZK0.000005E 12	CZECH REPUBLIC	3,590	202,843
PHILIP MORRIS CR AS	COMMON STOCK CZK1000.	CZECH REPUBLIC	69	44,185
TELEFONICA CZECH REPUBLIC AS	COMMON STOCK CZK100.	CZECH REPUBLIC	14,759	287,754
UNIPETROL AS	COMMON STOCK CZK100.	CZECH REPUBLIC	8,580	74,675
A P MOLLER MAERSK A/S A	COMMON STOCK DKK1000.	DENMARK	109	679,845
A P MOLLER MAERSK A/S B	COMMON STOCK DKK1000.	DENMARK	218	1,438,987
AMAGERBANKEN A/S	COMMON STOCK DKK3.0	DENMARK	59,280	35,721
AURIGA INDUSTRIES B	COMMON STOCK DKK10.	DENMARK	1,581	20,572
BANG + OLUFSEN A/S	COMMON STOCK DKK10.	DENMARK	3,603	33,981
BAVARIAN NORDIC A/S	COMMON STOCK DKK10.	DENMARK	5,330	35,813
CARLSBERG AS B	COMMON STOCK DKK20.	DENMARK	16,442	1,164,890
CHRISTIAN HANSEN HOLDING A/S	COMMON STOCK DKK10.	DENMARK	19,090	416,786
COLOPLAST B	COMMON STOCK DKK5.	DENMARK	4,844	697,522
DANISH KRONE		DENMARK	477,942	83,478
DANSKE BANK A/S	COMMON STOCK DKK10.	DENMARK	114,266	1,459,729
DFDS A/S	COMMON STOCK DKK100.	DENMARK	68	4,209
DSV A/S	COMMON STOCK DKK1.	DENMARK	37,890	679,512
FLSMIDTH + CO A/S	COMMON STOCK DKK20.	DENMARK	10,583	620,656
GENMAB A/S	COMMON STOCK DKK1.	DENMARK	3,081	20,260
GN STORE NORD A/S	COMMON STOCK DKK4.	DENMARK	44,585	375,939
IC COMPANYS A/S	COMMON STOCK DKK10.	DENMARK	3,296	59,089
JYSKE BANK REG	COMMON STOCK DKK10.	DENMARK	11,985	294,226
NKT HOLDING A/S	COMMON STOCK DKK20.	DENMARK	6,401	212,489
NOVO NORDISK A/S B	COMMON STOCK DKK1.	DENMARK	71,640	8,267,712
NOVOZYMES A/S B SHARES	COMMON STOCK DKK2.	DENMARK	45,615	1,409,109
PANDORA A/S	COMMON STOCK DKK1.	DENMARK	9,509	89,917
ROCKWOOL INTL A/S B SHS	COMMON STOCK DKK10.	DENMARK	1,500	120,437
SIMCORP A/S	COMMON STOCK DKK10.	DENMARK	627	95,980
SYDBANK A/S	COMMON STOCK DKK10.	DENMARK	12,710	200,000
TDC A/S	COMMON STOCK DKK1.	DENMARK	61,100	490,494
TK DEVELOPMENT	COMMON STOCK DKK15.	DENMARK	30,541	71,479
TOPDANMARK A/S	COMMON STOCK DKK10.	DENMARK	3,310	516,339
TRYG A/S	COMMON STOCK DKK25.	DENMARK	5,395	299,960
VESTAS WIND SYSTEMS A/S	COMMON STOCK DKK1.	DENMARK	33,017	356,091

WILLIAM DEMANT HOLDING	COMMON STOCK DKK1.	DENMARK	4,517	376,188
ARAB COTTON GINNING	COMMON STOCK EGP5.	EGYPT	170,765	60,306
COMMERCIAL INTERNATIONAL BAN	COMMON STOCK EGP10.	EGYPT	81,276	254,585
EFG HERMES HOLDING SAE	COMMON STOCK EGP5.	EGYPT	37,840	62,745
EGYPTIAN FIN + INDUSTRIAL	COMMON STOCK EGP10.	EGYPT	15,208	22,242
EGYPTIAN KUWAITI HOLDING CO	COMMON STOCK USD.25	EGYPT	84,295	81,766
EGYPTIAN POUND		EGYPT	2,760,296	457,704
EGYPTIAN RESORTS CO	COMMON STOCK EGP1.	EGYPT	332,807	46,911
EZZ STEEL	COMMON STOCK EGP5.	EGYPT	15,684	9,754
HELIOPOLIS HOUSING	COMMON STOCK EGP1.	EGYPT	18,784	34,354
MEDINET NASR HOUSING	COMMON STOCK EGP1.	EGYPT	33,987	61,823
MOBINIL EGYPTIAN MOBILE SERV	COMMON STOCK EGP10.	EGYPT	5,992	77,996
ORASCOM CONSTRUCTION INDS	COMMON STOCK EGP5.	EGYPT	14,023	476,676
ORASCOM TELECOM HOLDING	COMMON STOCK EGP.58	EGYPT	294,025	145,288
ORASCOM TELECOM MEDIA + TECH	COMMON STOCK	EGYPT	294,025	—
ORIENTAL WEAVERS	COMMON STOCK EGP5.	EGYPT	81,633	406,219
SIX OF OCTOBER DEVELOPMENT	COMMON STOCK EGP4.	EGYPT	42,963	56,992
TELECOM EGYPT	COMMON STOCK EGP10.	EGYPT	47,649	104,135
AMER SPORTS OYJ A SHS	COMMON STOCK NPV	FINLAND	33,770	393,801
CARGOTEC OYJ B SHARE	COMMON STOCK NPV	FINLAND	7,250	214,815
CITYCON OYJ	COMMON STOCK NPV	FINLAND	38,781	116,012
CRAMO OYJ	COMMON STOCK	FINLAND	25,708	263,979
ELISA OYJ	COMMON STOCK NPV	FINLAND	27,935	583,477
F SECURE OYJ	COMMON STOCK NPV	FINLAND	89,697	233,983
FORTUM OYJ	COMMON STOCK EUR3.4	FINLAND	73,548	1,569,512
HKSCAN OYJ A SHS	COMMON STOCK NPV	FINLAND	7,904	57,859
HUHTAMAKI OYJ	COMMON STOCK	FINLAND	19,400	230,095
KEMIRA OYJ	COMMON STOCK NPV	FINLAND	10,836	128,933
KESKO OYJ B SHS	COMMON STOCK NPV	FINLAND	12,500	420,344
KONE OYJ B	COMMON STOCK NPV	FINLAND	24,224	1,256,814
KONECRANES OYJ	COMMON STOCK NPV	FINLAND	7,883	148,023
LASSILA + TIKANOJA OYJ	COMMON STOCK	FINLAND	10,326	153,988
M REAL OYJ B SHARES	COMMON STOCK EUR1.7	FINLAND	37,243	64,208
METSO OYJ	COMMON STOCK NPV	FINLAND	24,200	894,467
NESTE OIL OYJ	COMMON STOCK NPV	FINLAND	24,349	245,681
NOKIA OYJ	COMMON STOCK NPV	FINLAND	627,073	3,039,324
NOKIAN RENKAAT OYJ	COMMON STOCK NPV	FINLAND	19,910	640,783
ORIOLA KD OYJ B SHARES	COMMON STOCK NPV	FINLAND	48,139	107,443
ORION OYJ CLASS B	COMMON STOCK EUR.65	FINLAND	17,169	335,074
OUTOKUMPU OYJ	COMMON STOCK NPV	FINLAND	21,300	140,297
OUTOTEC OYJ	COMMON STOCK NPV	FINLAND	7,127	334,654
POHJOLA BANK PLC A SHS	COMMON STOCK NPV	FINLAND	30,012	291,309
POYRY OYJ	COMMON STOCK	FINLAND	5,225	36,712
RAMIRENT OYJ	COMMON STOCK NPV	FINLAND	4,952	35,162
RAUTARUUKKI OYJ	COMMON STOCK NPV	FINLAND	11,000	101,455
SAMPO OYJ A SHS	COMMON STOCK NPV	FINLAND	69,213	1,720,089
SANOMA OYJ	COMMON STOCK NPV	FINLAND	16,040	184,070
SPONDA OYJ	COMMON STOCK NPV	FINLAND	48,881	197,285
STORA ENSO OYJ R SHS	COMMON STOCK NPV	FINLAND	97,024	579,728
TECHNOPOLIS OYJ	COMMON STOCK NPV	FINLAND	35,046	152,347
TIETO OYJ	COMMON STOCK NPV	FINLAND	12,646	179,899
TIKKURILA OYJ	COMMON STOCK	FINLAND	3,978	66,521
UPM KYMMENE OYJ	COMMON STOCK NPV	FINLAND	86,818	954,427
UPONOR OYJ	COMMON STOCK NPV	FINLAND	4,058	36,101
VACON OYJ	COMMON STOCK NPV	FINLAND	10,758	430,818
WARTSILA OYJ ABP	COMMON STOCK NPV	FINLAND	31,900	920,716
YIT OYJ	COMMON STOCK NPV	FINLAND	24,095	386,839
ABC ARBITRAGE	COMMON STOCK EUR.016	FRANCE	14,561	116,316
ACCOR SA	COMMON STOCK EUR3.	FRANCE	39,672	1,002,805
ADP	COMMON STOCK EUR3.0	FRANCE	5,489	376,275
AIR FRANCE KLM	COMMON STOCK EUR1.	FRANCE	23,735	121,631
AIR LIQUIDE SA	COMMON STOCK EUR5.5	FRANCE	48,818	6,051,406
ALCATEL LUCENT	COMMON STOCK EUR2.	FRANCE	431,139	674,154
ALSTOM	COMMON STOCK EUR7.0	FRANCE	34,345	1,038,848
ALTEN	COMMON STOCK NPV	FRANCE	2,530	59,530
ALTRAN TECHNOLOGIES SA	COMMON STOCK EUR.5	FRANCE	15,701	56,941
ANF IMMOBILIER	REIT EUR1.	FRANCE	179	6,471
ARKEMA	COMMON STOCK EUR10.	FRANCE	10,413	737,852
ASSYSTEM	COMMON STOCK EUR1.	FRANCE	4,180	64,200
ATOS	COMMON STOCK EUR1.	FRANCE	13,024	571,555
AUDIKA GROUPE	COMMON STOCK EUR.03	FRANCE	589	10,012
AXA SA	COMMON STOCK EUR2.29	FRANCE	296,789	3,836,376
AXWAY SOFTWARE SA	COMMON STOCK	FRANCE	235	5,023
BNP PARIBAS	COMMON STOCK EUR2.	FRANCE	160,413	6,298,783
BOIRON SA	COMMON STOCK EUR1.	FRANCE	2,931	76,195
BOURSORAMA	COMMON STOCK EUR.4	FRANCE	950	6,831
BOUYGUES SA	COMMON STOCK EUR1.	FRANCE	39,363	1,238,756
BULL	COMMON STOCK EUR.1	FRANCE	13,422	49,683
BUREAU VERITAS SA	COMMON STOCK EUR.12	FRANCE	8,411	613,279

	CAC 40 INDEX FUTURES MAR11 XMON		FRANCE	1,170	83,190
	CAC 40 INDEX FUTURES MAR12 XMON		FRANCE	760	30,553
	CAP GEMINI	COMMON STOCK EUR8.	FRANCE	25,767	803,900
	CARREFOUR SA	COMMON STOCK EUR2.5	FRANCE	97,608	2,225,166
	CASINO GUICHARD PERRACHON	COMMON STOCK EUR1.53	FRANCE	8,805	742,148
	CHRISTIAN DIOR	COMMON STOCK EUR2.	FRANCE	10,227	1,212,409
	CIE GENERALE DE GEOPHYSIQUE	COMMON STOCK EUR.4	FRANCE	33,288	776,896
	CNP ASSURANCES	COMMON STOCK EUR1.	FRANCE	23,826	295,603
	COMPAGNIE DE SAINT GOBAIN	COMMON STOCK EUR4.0	FRANCE	67,863	2,608,609
	CREDIT AGRICOLE SA	COMMON STOCK EUR3.	FRANCE	155,742	878,895
	DANONE	COMMON STOCK EUR.25	FRANCE	97,729	6,157,144
	DASSAULT SYSTEMES SA	COMMON STOCK EUR1.	FRANCE	12,310	988,627
	DERICHEBOURG	COMMON STOCK EUR.25	FRANCE	22,975	69,659
	EDENRED	COMMON STOCK EUR2.	FRANCE	35,709	878,090
	EDF	COMMON STOCK EUR.5	FRANCE	37,707	916,683
	EIFFAGE	COMMON STOCK EUR4.0	FRANCE	7,066	170,761
	ERAMET	COMMON STOCK EUR3.05	FRANCE	2,334	284,618
	ESSILOR INTERNATIONAL	COMMON STOCK EUR.18	FRANCE	38,173	2,699,458
	EURAZEO	COMMON STOCK NPV	FRANCE	5,658	200,962
	EURO DISNEY SCA REGR	COMMON STOCK EUR1.	FRANCE	4,513	20,685
	EUROFINS SCIENTIFIC	COMMON STOCK EUR.1	FRANCE	1,769	129,214
	EUTELSAT COMMUNICATIONS	COMMON STOCK EUR1.0	FRANCE	15,959	623,421
	FAIVELEY TRANSPORT	COMMON STOCK EUR1.	FRANCE	965	60,116
	FIMALAC	COMMON STOCK EUR4.4	FRANCE	750	28,478
	FONCIERE DES REGIONS	REIT EUR3.	FRANCE	3,975	255,124
	FRANCE TELECOM SA	COMMON STOCK EUR4.	FRANCE	308,040	4,835,270
	GAMELOFT	COMMON STOCK EUR.05	FRANCE	15,072	94,648
	GDF SUEZ	COMMON STOCK EUR1.	FRANCE	206,217	5,625,420
	GECINA SA	REIT EUR7.5	FRANCE	3,723	313,662
	GEMALTO	COMMON STOCK EUR1.0	FRANCE	12,394	602,109
	GROUPE EUROTUNNEL SA REGR	COMMON STOCK EUR.4	FRANCE	80,844	549,744
	HAVAS SA	COMMON STOCK EUR.4	FRANCE	39,700	163,222
	ICADE	REIT NPV	FRANCE	3,649	287,536
	ILIAD SA	COMMON STOCK NPV	FRANCE	2,774	343,198
	IMERYS SA	COMMON STOCK EUR2.	FRANCE	6,276	288,371
	INGENICO	COMMON STOCK EUR1.	FRANCE	7,662	276,760
	INTERPARFUMS SA	COMMON STOCK EUR3.	FRANCE	3,091	65,630
	IPSEN	COMMON STOCK EUR1.	FRANCE	3,239	101,937
	IPSOS	COMMON STOCK EUR.25	FRANCE	4,379	124,372
	JC DECAUX SA	COMMON STOCK NPV	FRANCE	12,585	289,813
	KLEPIERRE	REIT EUR1.4	FRANCE	18,281	520,930
	L OREAL	COMMON STOCK EUR.2	FRANCE	40,303	4,218,654
	LAFARGE SA	COMMON STOCK EUR4.	FRANCE	33,430	1,171,557
	LAGARDERE S.C.A.	COMMON STOCK EUR6.1	FRANCE	22,537	594,351
	LAURENT PERRIER GROUP	COMMON STOCK EUR3.8	FRANCE	982	92,395
	LEGRAND SA	COMMON STOCK EUR4.	FRANCE	29,843	958,915
	LVMH MOET HENNESSY LOUIS VUI	COMMON STOCK EUR.3	FRANCE	42,153	5,956,769
	M6 METROPOLE TELEVISION	COMMON STOCK EUR.4	FRANCE	12,011	178,992
	MAUREL + PROM NIGERIA	COMMON STOCK EUR.1	FRANCE	18,022	45,621
	MAUREL ET PROM	COMMON STOCK EUR.77	FRANCE	18,022	273,919
	MERSEN (EX CARBON LORRAINE)	COMMON STOCK EUR2.	FRANCE	4,027	121,584
	MICHELIN (CGDE)	COMMON STOCK EUR2.	FRANCE	36,336	2,142,565
*	NATIXIS	COMMON STOCK EUR1.6	FRANCE	180,998	455,421
	NEOPOST SA	COMMON STOCK EUR1.0	FRANCE	6,668	449,324
	NEXANS SA	COMMON STOCK EUR1.	FRANCE	3,919	202,746
	NEXITY	COMMON STOCK EUR5.	FRANCE	4,432	100,653
	NICOX SA	COMMON STOCK EUR.2	FRANCE	9,204	12,093
	NRJ GROUP	COMMON STOCK NPV	FRANCE	6,328	55,280
	PAGESJAUNES GROUPE	COMMON STOCK EUR.2	FRANCE	24,655	89,534
	PERNOD RICARD SA	COMMON STOCK EUR1.55	FRANCE	34,691	3,220,536
	PEUGEOT SA	COMMON STOCK EUR1.	FRANCE	28,151	440,298
	PPR	COMMON STOCK EUR4.	FRANCE	14,393	2,064,595
	PUBLICIS GROUPE	COMMON STOCK EUR.4	FRANCE	23,520	1,082,695
	RENAULT SA	COMMON STOCK EUR3.81	FRANCE	34,295	1,185,649
	RUBIS	COMMON STOCK EUR2.5	FRANCE	4,016	209,983
	S.O.I.T.E.C.	COMMON STOCK NPV	FRANCE	10,970	53,848
	SAFRAN SA	COMMON STOCK EUR.2	FRANCE	32,284	967,893
	SAFT GROUPE SA	COMMON STOCK EUR1.	FRANCE	5,183	146,648
	SANOFI	COMMON STOCK EUR2.	FRANCE	186,035	13,653,381
	SARTORIUS STEDIM BIOTECH	COMMON STOCK EUR.61	FRANCE	173	10,993
	SCHNEIDER ELECTRIC SA	COMMON STOCK EUR4.	FRANCE	83,450	4,374,305
	SCOR SE	COMMON STOCK EUR7.876972	FRANCE	34,455	805,232
	SECHILIENNE SIDEC	COMMON STOCK EUR.0385	FRANCE	2,074	29,379
	SOCIETE BIC SA	COMMON STOCK EUR3.82	FRANCE	5,115	454,236
	SOCIETE GENERALE	COMMON STOCK EUR1.25	FRANCE	110,252	2,454,309
	SODEXO	COMMON STOCK EUR4.	FRANCE	17,830	1,283,029
	SOPRA GROUP	COMMON STOCK EUR1.	FRANCE	188	8,711
	STALLERGENES	COMMON STOCK EUR1.	FRANCE	1,552	85,022
	SUEZ ENVIRONNEMENT CO	COMMON STOCK EUR4.	FRANCE	52,235	601,583

	TECHNIP SA	COMMON STOCK EUR.7625	FRANCE	23,477	2,200,842
	TELEPERFORMANCE	COMMON STOCK EUR2.5	FRANCE	8,900	197,963
	TELEVISION FRANCAISE (T.F.1)	COMMON STOCK EUR.2	FRANCE	21,481	209,421
	THALES SA	COMMON STOCK EUR3.	FRANCE	14,658	462,609
	TOTAL SA	COMMON STOCK EUR2.5	FRANCE	354,546	18,150,904
	TRANSGENE SA	COMMON STOCK NPV	FRANCE	4,682	46,752
	UBISOFT ENTERTAINMENT	COMMON STOCK EUR.0775	FRANCE	6,310	42,283
	UNIBAIL RODAMCO SE	REIT EUR5.	FRANCE	14,879	2,670,993
	UNION FINANCIERE DE FRANCE	COMMON STOCK NPV	FRANCE	100	2,597
	VALEO SA	COMMON STOCK EUR3.	FRANCE	13,270	526,681
	VALLOUREC	COMMON STOCK EUR2.	FRANCE	21,949	1,422,904
	VEOLIA ENVIRONNEMENT	COMMON STOCK EUR5.	FRANCE	68,900	761,059
	VINCI SA	COMMON STOCK EUR2.5	FRANCE	74,384	3,255,010
	VIRBAC SA	COMMON STOCK EUR1.25	FRANCE	1,397	217,111
	VIVENDI	COMMON STOCK EUR5.5	FRANCE	206,612	4,524,147
	WENDEL	COMMON STOCK EUR4.0	FRANCE	5,406	359,704
	ZODIAC AEROSPACE	COMMON STOCK NPV	FRANCE	7,439	629,654
	ADIDAS AG	COMMON STOCK NPV	GERMANY	36,204	2,361,942
	AIR BERLIN PLC	COMMON STOCK EUR.25	GERMANY	16,666	53,882
	AIXTRON SE	COMMON STOCK	GERMANY	16,628	212,611
*	ALLIANZ SE REG	COMMON STOCK NPV	GERMANY	75,776	7,263,786
	BASF SE	COMMON STOCK NPV	GERMANY	157,967	11,050,006
	BAUER AG	COMMON STOCK NPV	GERMANY	1,488	40,754
	BAYER AG REG	COMMON STOCK NPV	GERMANY	137,930	8,844,808
	BAYERISCHE MOTOREN WERKE AG	COMMON STOCK EUR1.	GERMANY	55,587	3,727,478
	BAYERISCHE MOTOREN WERKE PFD	PREFERENCE	GERMANY	9,631	456,946
	BECHTLE AG	COMMON STOCK NPV	GERMANY	4,197	142,745
	BEIERSDORF AG	COMMON STOCK NPV	GERMANY	16,186	920,715
	BILFINGER BERGER SE	COMMON STOCK NPV	GERMANY	8,628	734,655
	BIOTEST AG	COMMON STOCK EUR2.56	GERMANY	288	15,403
	BIOTEST AG VORZUGSAKTIEN	PREFERENCE	GERMANY	2,710	139,865
	BRENNTAG AG	COMMON STOCK NPV	GERMANY	5,435	506,423
	CARL ZEISS MEDITEC AG	COMMON STOCK NPV	GERMANY	4,750	100,628
	CELESIO AG	COMMON STOCK NPV	GERMANY	15,505	246,361
	COMDIRECT BANK AG	COMMON STOCK NPV	GERMANY	5,750	55,825
	COMMERZBANK AG	COMMON STOCK NPV	GERMANY	563,979	952,674
	CONERGY AG	COMMON STOCK NPV	GERMANY	52,904	21,561
	CONSTANTIN MEDIEN AG	COMMON STOCK	GERMANY	31,521	52,313
	CONTINENTAL AG	COMMON STOCK NPV	GERMANY	12,818	800,235
	CTS EVENTIM	COMMON STOCK NPV	GERMANY	4,168	125,320
	DAB BANK AG	COMMON STOCK NPV	GERMANY	7,261	31,275
	DAIMLER AG REGISTERED SHARES	COMMON STOCK NPV	GERMANY	151,168	6,655,692
	DAX INDEX FUTURES MAR11 XEUR		GERMANY	800	121,276
	DAX INDEX FUTURES MAR12 XEUR		GERMANY	675	(1,314)
	DEUTSCHE BANK AG REGISTERED	COMMON STOCK NPV	GERMANY	155,634	5,900,147
	DEUTSCHE BETEILIGUNGS AG	COMMON STOCK NPV	GERMANY	4,794	96,854
	DEUTSCHE BOERSE AG NEW	COMMON STOCK	GERMANY	33,551	1,764,269
	DEUTSCHE LUFTHANSA REG	COMMON STOCK NPV	GERMANY	43,459	518,149
	DEUTSCHE POST AG REG	COMMON STOCK NPV	GERMANY	139,954	2,158,229
	DEUTSCHE TELEKOM AG REG	COMMON STOCK NPV	GERMANY	468,897	5,395,854
	DEUTSCHE WOHNEN AG BR	COMMON STOCK NPV	GERMANY	18,055	240,586
	DIC ASSET AG	COMMON STOCK NPV	GERMANY	5,530	38,476
	DRAEGERWERK AG	COMMON STOCK NPV	GERMANY	309	20,023
	DRAEGERWERK AG PFD	PREFERENCE	GERMANY	1,669	135,842
	DUERR AG	COMMON STOCK NPV	GERMANY	2,183	96,344
	E.ON AG	COMMON STOCK NPV	GERMANY	300,086	6,470,148
	FRAPORT AG	COMMON STOCK NPV	GERMANY	6,990	344,789
	FREENET AG	COMMON STOCK NPV	GERMANY	21,250	275,855
	FRESENIUS MEDICAL CARE AG +	COMMON STOCK NPV	GERMANY	33,851	2,306,976
	FRESENIUS SE + CO KGAA	COMMON STOCK NPV	GERMANY	19,264	1,787,482
	GEA GROUP AG	COMMON STOCK NPV	GERMANY	27,003	765,895
	GERRESHEIMER AG	COMMON STOCK NPV	GERMANY	4,550	190,153
	GERRY WEBER INTL AG	COMMON STOCK NPV	GERMANY	9,002	275,424
	GFK SE	COMMON STOCK NPV	GERMANY	3,724	148,065
	GILDEMEISTER AG	COMMON STOCK NPV	GERMANY	11,492	145,447
	GRENKELEASING AG	COMMON STOCK NPV	GERMANY	1,699	85,879
	HAMBURGER HAFEN UND LOGISTIK	COMMON STOCK NPV	GERMANY	5,060	149,919
	HANNOVER RUECKVERSICHERU REG	COMMON STOCK NPV	GERMANY	11,718	582,973
	HEIDELBERGCEMENT AG	COMMON STOCK NPV	GERMANY	22,552	959,870
	HEIDELBERGER DRUCKMASCHINEN	COMMON STOCK NPV	GERMANY	34,534	55,588
	HENKEL AG + CO KGAA	COMMON STOCK NPV	GERMANY	20,656	1,002,856
	HENKEL AG + CO KGAA VORZUG	PREFERENCE	GERMANY	31,634	1,831,058
	HOCHTIEF AG	COMMON STOCK NPV	GERMANY	7,656	444,174
	HOMAG GROUP AG	COMMON STOCK	GERMANY	3,680	37,251
	INDUS HOLDING AG	COMMON STOCK NPV	GERMANY	7,238	177,197
	INFINEON TECHNOLOGIES AG	COMMON STOCK NPV	GERMANY	192,043	1,449,808
	IVG IMMOBILIEN AG	COMMON STOCK NPV	GERMANY	26,371	71,886
	JENOPTIK AG	COMMON STOCK	GERMANY	9,711	57,509
	K S AG REG	COMMON STOCK NPV	GERMANY	29,035	1,313,115

KABEL DEUTSCHLAND HOLDING AG	COMMON STOCK NPV	GERMANY	14,394	730,604
KLOECKNER + CO SE	COMMON STOCK NPV	GERMANY	17,203	221,509
KONTRON AG	COMMON STOCK	GERMANY	11,584	76,134
KUKA AG	COMMON STOCK	GERMANY	6,169	113,191
KWS SAAT AG	COMMON STOCK EUR3.0	GERMANY	503	100,591
LANXESS AG	COMMON STOCK	GERMANY	15,074	782,246
LINDE AG	COMMON STOCK NPV	GERMANY	28,254	4,215,867
LOEWE AG	COMMON STOCK NPV	GERMANY	6,917	22,457
MAN SE	COMMON STOCK NPV	GERMANY	10,390	926,527
MANZ AG	COMMON STOCK	GERMANY	105	2,971
MERCK KGAA	COMMON STOCK NPV	GERMANY	11,522	1,152,118
METRO AG	COMMON STOCK NPV	GERMANY	21,234	777,300
MLP AG	COMMON STOCK NPV	GERMANY	6,784	45,023
MORPHOSYS AG	COMMON STOCK NPV	GERMANY	5,294	120,469
MTU AERO ENGINES HOLDING AG	COMMON STOCK	GERMANY	8,664	556,033
MUENCHENER RUECKVER AG REG	COMMON STOCK NPV	GERMANY	31,466	3,871,225
NORDEX SE	COMMON STOCK NPV	GERMANY	5,095	26,125
PFEIFFER VACUUM TECHNOLOGY	COMMON STOCK	GERMANY	1,433	125,783
PHOENIX SOLAR AG	COMMON STOCK NPV	GERMANY	1,608	4,488
PORSCHE AUTOMOBIL HLDG PFD	PREFERENCE	GERMANY	27,217	1,460,912
PRAKTIKER AG	COMMON STOCK NPV	GERMANY	12,302	21,830
PROSIEBEN SAT.1 MEDIA AG PRF	PREFERENCE	GERMANY	15,110	276,848
Q CELLS SE	COMMON STOCK NPV	GERMANY	16,089	10,818
QSC AG	COMMON STOCK NPV	GERMANY	35,725	96,879
RHEINMETALL AG	COMMON STOCK NPV	GERMANY	6,668	296,317
RHOEN KLINIKUM AG	COMMON STOCK	GERMANY	18,588	355,188
RWE AG	COMMON STOCK NPV	GERMANY	72,013	2,530,389
RWE AG NON VTG PFD	PREFERENCE	GERMANY	6,747	222,758
SALZGITTER AG	COMMON STOCK NPV	GERMANY	7,536	377,881
SAP AG	COMMON STOCK NPV	GERMANY	154,186	8,176,886
SGL CARBON SE	COMMON STOCK NPV	GERMANY	11,706	578,794
SIEMENS AG REG	COMMON STOCK NPV	GERMANY	140,641	13,491,518
SINGULUS TECHNOLOGIES	COMMON STOCK EUR1.0	GERMANY	22,923	60,405
SIXT AG	COMMON STOCK NPV	GERMANY	8,854	156,931
SIXT AG PRFD	PREFERENCE	GERMANY	11,774	190,256
SKY DEUTSCHLAND AG	COMMON STOCK NPV	GERMANY	70,995	129,414
SOFTWARE AG	COMMON STOCK NPV	GERMANY	9,447	350,179
SOLAR MILLENNIUM AG	COMMON STOCK NPV	GERMANY	2,154	839
SOLARWORLD AG	COMMON STOCK NPV	GERMANY	14,822	62,529
STADA ARZNEIMITTEL AG	COMMON STOCK NPV	GERMANY	10,851	270,804
STO AG NON VTG PRF	NPV	GERMANY	1,351	178,478
STRATEC BIOMEDICAL AG	COMMON STOCK EUR1.	GERMANY	2,385	98,298
SUEDZUCKER AG	COMMON STOCK NPV	GERMANY	11,440	365,260
SYMRISE AG	COMMON STOCK NPV	GERMANY	20,353	544,789
THYSSENKRUPP AG	COMMON STOCK NPV	GERMANY	61,280	1,406,994
TUI AG	COMMON STOCK NPV	GERMANY	39,820	247,950
UNITED INTERNET AG REG SHARE	COMMON STOCK NPV	GERMANY	22,945	411,039
VOLKSWAGEN AG	COMMON STOCK NPV	GERMANY	5,614	754,899
VOLKSWAGEN AG PFD	PREFERENCE	GERMANY	23,686	3,552,651
VOSSLOH AG	COMMON STOCK NPV	GERMANY	1,224	117,686
WACKER CHEMIE AG	COMMON STOCK NPV	GERMANY	2,871	231,615
WINCOR NIXDORF AG	COMMON STOCK NPV	GERMANY	5,361	240,300
WIRECARD AG	COMMON STOCK NPV	GERMANY	15,783	254,461
ZHONGDE WASTE TECHNOLOGY AG	COMMON STOCK	GERMANY	2,281	11,113
BWIN.PARTY DIGITAL ENTERTAIN	COMMON STOCK GBP.00015	GIBRALTAR	99,917	253,588
ALPHA BANK AE	COMMON STOCK EUR4.7	GREECE	80,681	56,503
BANK OF ATTICA	COMMON STOCK EUR.35	GREECE	47,852	13,033
COCA COLA HELLENIC BOTTLING	COMMON STOCK EUR1.5	GREECE	30,512	516,455
EFG EUROBANK ERGASIAS	COMMON STOCK EUR2.22	GREECE	61,419	29,544
EUROBANK PROPERTIES REAL EST	REIT EUR2.13	GREECE	15,963	78,740
FOURLIS SA	COMMON STOCK EUR1.	GREECE	8,121	14,752
HELLENIC PETROLEUM SA	COMMON STOCK EUR2.18	GREECE	22,771	188,293
HELLENIC TELECOMMUN ORGANIZA	COMMON STOCK EUR2.39	GREECE	50,271	181,547
JUMBO SA	COMMON STOCK EUR1.4	GREECE	16,746	82,541
MARFIN INVESTMENT GROUP SA	COMMON STOCK EUR.54	GREECE	146,750	70,702
METKA SA	COMMON STOCK EUR.32	GREECE	7,555	58,443
NATIONAL BANK OF GREECE	COMMON STOCK EUR5.	GREECE	152,450	320,418
OPAP SA	COMMON STOCK EUR.3	GREECE	37,643	333,630
PIRAEUS BANK S.A.	COMMON STOCK EUR.3	GREECE	212,007	68,259
PUBLIC POWER CORP	COMMON STOCK EUR4.6	GREECE	19,461	94,958
TERNA ENERGY SA	COMMON STOCK EUR.3	GREECE	16,113	27,387
TITAN CEMENT CO. S.A.	COMMON STOCK EUR4.	GREECE	10,758	161,298
RESOLUTION LTD	COMMON STOCK	GUERNSEY, C.I.	259,154	1,008,131
AIA GROUP LTD	COMMON STOCK USD1.	HONG KONG	1,404,200	4,376,644
APAC RESOURCES LTD	COMMON STOCK HKD.1	HONG KONG	2,960,000	125,248
ASM PACIFIC TECHNOLOGY	COMMON STOCK HKD.1	HONG KONG	35,000	392,540
AVICHINA INDUSTRY + TECH H	COMMON STOCK CNY1.	HONG KONG	488,000	203,238
BANK OF EAST ASIA	COMMON STOCK HKD2.5	HONG KONG	290,636	1,104,125
BEIJING CAPITAL INTL AIRPO H	COMMON STOCK CNY1.	HONG KONG	436,000	218,786

BEIJING ENTERPRISES HLDGS	COMMON STOCK HKD.1	HONG KONG	88,000	529,234
BELLE INTERNATIONAL HOLDINGS	COMMON STOCK HKD.01	HONG KONG	831,736	1,457,480
BOC HONG KONG HOLDINGS LTD	COMMON STOCK HKD5.	HONG KONG	623,500	1,470,082
BRILLIANCE CHINA AUTOMOTIVE	COMMON STOCK USD.01	HONG KONG	578,000	625,601
C C LAND HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	243,000	44,721
CATHAY PACIFIC AIRWAYS	COMMON STOCK HKD.2	HONG KONG	187,000	321,191
CHAODA MODERN AGRICULTURE	COMMON STOCK HKD.1	HONG KONG	566,230	80,196
CHEUNG KONG HOLDINGS LTD	COMMON STOCK HKD.5	HONG KONG	226,000	2,682,178
CHEUNG KONG INFRASTRUCTURE	COMMON STOCK HKD1.	HONG KONG	103,000	598,874
CHINA AGRI INDUSTRIES HLDGS	COMMON STOCK HKD.1	HONG KONG	411,000	313,061
CHINA CHENGTONG DEVELOPMENT	COMMON STOCK HKD.1	HONG KONG	340,000	12,492
CHINA DAYE NON FERROUS METAL	COMMON STOCK HKD.05	HONG KONG	2,136,000	126,450
CHINA DONGXIANG GROUP CO	COMMON STOCK HKD.01	HONG KONG	544,000	92,670
CHINA EVERBRIGHT INTL LTD	COMMON STOCK HKD.1	HONG KONG	622,000	223,924
CHINA EVERBRIGHT LTD	COMMON STOCK HKD1.	HONG KONG	158,000	245,514
CHINA GAS HOLDINGS LTD	COMMON STOCK HKD.01	HONG KONG	526,000	241,781
CHINA GRAND FORESTRY GREEN R	COMMON STOCK HKD.01	HONG KONG	174,800	17,030
CHINA HIGH SPEED TRANSMISSIO	COMMON STOCK USD.01	HONG KONG	256,000	111,959
CHINA LOTSYNERGY HLDG LTD	COMMON STOCK HKD.0025	HONG KONG	2,744,000	45,543
CHINA MENGNIU DAIRY CO	COMMON STOCK HKD.1	HONG KONG	226,000	528,128
CHINA MERCHANTS HLDGS INTL	COMMON STOCK HKD.1	HONG KONG	236,166	681,505
CHINA METAL RECYCLING	COMMON STOCK HKD.0001	HONG KONG	181,200	195,410
CHINA MINING RESOURCES GROUP	COMMON STOCK HKD.1	HONG KONG	4,510,000	65,618
CHINA MOBILE LTD	COMMON STOCK HKD.1	HONG KONG	1,031,000	10,052,152
CHINA OVERSEAS LAND + INVEST	COMMON STOCK HKD.1	HONG KONG	698,880	1,171,819
CHINA PHARMACEUTICAL GROUP	COMMON STOCK HKD.1	HONG KONG	258,000	56,909
CHINA POWER NEW ENERGY DEVEL	COMMON STOCK HKD.1	HONG KONG	3,420,000	161,917
CHINA PROPERTIES GROUP	COMMON STOCK HKD.1	HONG KONG	248,000	66,384
CHINA RENEWABLE ENERGY INVES	COMMON STOCK HKD.01	HONG KONG	209,090	7,126
CHINA RESOURCES CEMENT	COMMON STOCK HKD.1	HONG KONG	448,000	331,131
CHINA RESOURCES ENTERPRISE	COMMON STOCK HKD1.	HONG KONG	242,000	823,984
CHINA RESOURCES GAS GROUP LT	COMMON STOCK HKD.1	HONG KONG	156,000	222,396
CHINA RESOURCES LAND LTD	COMMON STOCK HKD.1	HONG KONG	322,000	517,375
CHINA RESOURCES POWER HOLDIN	COMMON STOCK HKD1.	HONG KONG	323,399	620,009
CHINA STATE CONSTRUCTION INT	COMMON STOCK HKD.025	HONG KONG	274,320	196,319
CHINA TAIPING INSURANCE HOLD	COMMON STOCK HKD.05	HONG KONG	141,600	260,951
CHINA TING GROUP HLDGS LTD	COMMON STOCK HKD.1	HONG KONG	148,000	8,871
CHINA TRAVEL INTL INV HK	COMMON STOCK HKD.1	HONG KONG	1,008,000	169,340
CHINA UNICOM HONG KONG LTD	COMMON STOCK HKD.1	HONG KONG	955,250	2,021,190
CHINA WATER AFFAIRS GROUP	COMMON STOCK HKD.01	HONG KONG	438,000	122,146
CHINA WINDPOWER GROUP LTD	COMMON STOCK HKD.01	HONG KONG	1,290,000	48,274
CHOW SANG SANG HLDG	COMMON STOCK HKD.25	HONG KONG	112,000	253,190
CIMC ENRIC HOLDINGS LTD	COMMON STOCK HKD.01	HONG KONG	194,000	55,156
CITIC 21CN CO LTD	COMMON STOCK HKD.01	HONG KONG	978,000	53,804
CITIC PACIFIC LTD	COMMON STOCK HKD.4	HONG KONG	221,000	396,234
CITIC RESOURCES HOLDINGS LTD	COMMON STOCK HKD.05	HONG KONG	763,110	103,705
CITIC TELECOM INTERNATIONAL	COMMON STOCK HKD.1	HONG KONG	511,000	104,807
CK LIFE SCIENCES INTL HLDGS	COMMON STOCK HKD.1	HONG KONG	2,886,000	127,788
CLP HOLDINGS LTD	COMMON STOCK HKD5.	HONG KONG	345,000	2,935,546
COMBA TELECOM SYSTEMS HOLDIN	COMMON STOCK HKD.1	HONG KONG	389,844	313,300
COSCO PACIFIC LTD	COMMON STOCK HKD.1	HONG KONG	292,644	341,017
DACHAN FOOD ASIA LTD	COMMON STOCK HKD.1	HONG KONG	259,200	44,033
DAH CHONG HONG	COMMON STOCK HKD.15	HONG KONG	196,000	229,880
DAH SING FINANCIAL	COMMON STOCK HKD2.0	HONG KONG	27,900	83,440
DICKSON CONCEPTS INTL LTD	COMMON STOCK HKD.3	HONG KONG	135,000	70,034
DIGITAL CHINA HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	173,000	267,075
DYNASTY FINE WINES GROUP LTD	COMMON STOCK HKD.1	HONG KONG	376,000	86,395
EMPEROR INTL HLDG LTD	COMMON STOCK HKD.01	HONG KONG	630,000	97,020
ESPRIT HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	190,004	244,899
ESUN HOLDINGS LTD	COMMON STOCK HKD.5	HONG KONG	236,000	33,509
FAR EAST CONSORTIUM INTERNAT	COMMON STOCK HKD.1	HONG KONG	950,970	134,048
FIRST PACIFIC CO	COMMON STOCK USD.01	HONG KONG	360,000	374,514
FRANSHION PROPERTIES	COMMON STOCK HKD1.	HONG KONG	704,000	134,462
G RESOURCES GROUP LTD	COMMON STOCK HKD.01	HONG KONG	3,774,000	210,769
GALAXY ENTERTAINMENT GROUP L	COMMON STOCK HKD.1	HONG KONG	284,000	514,309
GCL POLY ENERGY HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	1,178,000	326,348
GEELY AUTOMOBILE HOLDINGS LT	COMMON STOCK HKD.02	HONG KONG	725,000	157,711
GIORDANO INTERNATIONAL LTD	COMMON STOCK HKD.05	HONG KONG	300,000	216,189
GLOBAL BIO CHEM TECHNOLOGY	COMMON STOCK HKD.1	HONG KONG	480,000	97,019
GOLDEN MEDITECH HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	524,000	57,934
GOLDLION HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	424,000	162,338
GOME ELECTRICAL APPLIANCES	COMMON STOCK HKD.025	HONG KONG	1,793,479	416,924
GUANGDONG INVESTMENT LTD	COMMON STOCK HKD.5	HONG KONG	638,000	386,464
HANG LUNG GROUP LTD	COMMON STOCK HKD1.	HONG KONG	136,000	740,132
HANG LUNG PROPERTIES LTD	COMMON STOCK HKD1.	HONG KONG	387,500	1,101,691
HANG SENG BANK LTD	COMMON STOCK HKD5.	HONG KONG	123,700	1,465,934
HANG SENG INDEX FUTURES JAN11 XHKF		HONG KONG	2,300	(78,151)
HANG SENG INDEX FUTURES JAN12 XHKF		HONG KONG	600	(12,737)
HENDERSON LAND DEVELOPMENT	COMMON STOCK HKD2.	HONG KONG	190,850	944,924

HENGDELI HOLDINGS LTD	COMMON STOCK HKD.005	HONG KONG	454,000	148,272
HI SUN TECHNOLOGY CHINA LTD	COMMON STOCK HKD.0025	HONG KONG	558,000	154,721
HKC HOLDINGS LTD	COMMON STOCK HKD.01	HONG KONG	3,635,050	132,861
HONG KONG + CHINA GAS	COMMON STOCK HKD.25	HONG KONG	815,293	1,890,874
HONG KONG DOLLAR		HONG KONG	3,117,020	401,337
HONG KONG EXCHANGES + CLEAR	COMMON STOCK HKD1.	HONG KONG	176,841	2,845,480
HOPEWELL HOLDINGS LTD	COMMON STOCK HKD2.5	HONG KONG	113,000	288,406
HOPSON DEVELOPMENT HOLDINGS	COMMON STOCK HKD.1	HONG KONG	260,000	134,928
HUABAO INTERNATIONAL HOLDING	COMMON STOCK HKD.1	HONG KONG	354,000	181,552
HUTCHISON HARBOUR RING LTD	COMMON STOCK HKD.1	HONG KONG	286,000	24,237
HUTCHISON TELECOMM HONG KONG	COMMON STOCK HKD.25	HONG KONG	576,000	221,929
HUTCHISON WHAMPOA LTD	COMMON STOCK HKD.25	HONG KONG	358,100	2,996,118
HYSAN DEVELOPMENT CO	COMMON STOCK HKD5.	HONG KONG	120,133	393,499
INSPUR INTERNATIONAL LTD	COMMON STOCK HKD.002	HONG KONG	2,860,000	75,231
JU TENG INTERNATIONAL HLDGS	COMMON STOCK HKD.1	HONG KONG	194,000	22,218
KERRY PROPERTIES LTD	COMMON STOCK HKD1.	HONG KONG	117,318	387,801
KINGBOARD CHEMICALS HOLDINGS	COMMON STOCK HKD.1	HONG KONG	102,000	301,747
KINGWAY BREWERY HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	398,000	111,508
KOWLOON DEVELOPMENT CO LTD	COMMON STOCK HKD.1	HONG KONG	110,000	96,346
KUNLUN ENERGY CO LTD	COMMON STOCK HKD.01	HONG KONG	500,000	707,363
LEE + MAN PAPER MANUFACTURIN	COMMON STOCK HKD.025	HONG KONG	346,000	111,646
LI + FUNG LTD	COMMON STOCK HKD.0125	HONG KONG	916,000	1,683,986
LIFESTYLE INTL HLDGS LTD	COMMON STOCK HKD.005	HONG KONG	114,000	250,482
LINK REIT	REIT NPV	HONG KONG	435,577	1,604,913
LUK FOOK HOLDINGS INTL LTD	COMMON STOCK HKD.1	HONG KONG	122,000	422,828
LUKS GROUP VIETNAM HOLDINGS	COMMON STOCK HKD.01	HONG KONG	104,000	20,774
MELCO INTERNATIONAL DEVELOP.	COMMON STOCK HKD.5	HONG KONG	197,000	145,504
MIDLAND HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	188,000	97,698
MINGYUAN MEDICARE DEVELOPME	COMMON STOCK HKD.05	HONG KONG	950,000	27,295
MONGOLIA ENERGY CORP LTD	COMMON STOCK HKD.02	HONG KONG	651,100	59,214
MTR CORP	COMMON STOCK HKD1.	HONG KONG	244,929	792,697
NATURAL BEAUTY BIO TECH	COMMON STOCK HKD.1	HONG KONG	420,000	73,037
NEO TELEMEDIA LTD	COMMON STOCK HKD.01	HONG KONG	794,000	28,625
NETDRAGON WEBSOFT INC	COMMON STOCK USD.01	HONG KONG	243,500	144,269
NEW WORLD DEVELOPMENT	COMMON STOCK HKD1.	HONG KONG	700,088	561,970
NINE DRAGONS PAPER HOLDINGS	COMMON STOCK HKD.1	HONG KONG	318,000	200,836
NOBLE GROUP LTD	COMMON STOCK HKD.25	HONG KONG	576,420	500,248
NWS HOLDINGS LTD	COMMON STOCK HKD1.	HONG KONG	278,115	409,430
ORIENT OVERSEAS INTL LTD	COMMON STOCK USD.1	HONG KONG	42,900	249,405
PACIFIC BASIN SHIPPING LTD	COMMON STOCK USD.1	HONG KONG	350,000	140,489
PICO FAR EAST HOLDINGS LTD.	COMMON STOCK HKD.05	HONG KONG	208,000	37,133
POLY HONG KONG INVESTMENTS	COMMON STOCK HKD.5	HONG KONG	379,000	163,518
POLYTEC ASSET HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	470,000	48,777
POWER ASSETS HOLDINGS LTD	COMMON STOCK HKD1.	HONG KONG	241,500	1,786,038
QIN JIA YUAN MEDIA SERVICES	COMMON STOCK USD.01	HONG KONG	939,242	44,574
REGENT PACIFIC GROUP LTD	COMMON STOCK USD.01	HONG KONG	2,721,000	90,657
REXLOT HOLDINGS LTD	COMMON STOCK HKD.01	HONG KONG	2,000,000	131,225
ROAD KING INFRASTRUCTURE LTD	COMMON STOCK HKD.1	HONG KONG	239,000	136,876
SA SA INTERNATIONAL HLDGS	COMMON STOCK HKD.1	HONG KONG	208,000	114,221
SHANGHAI INDUSTRIAL HLDG LTD	COMMON STOCK HKD.1	HONG KONG	108,000	295,836
SHANGRI LA ASIA LTD	COMMON STOCK HKD1.	HONG KONG	225,595	388,926
SHENYIN WANGUO HK LTD	COMMON STOCK HKD.5	HONG KONG	150,000	40,074
SHIMAO PROPERTY HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	303,000	256,892
SHOUGANG CONCORD INTL ENT CO	COMMON STOCK HKD.2	HONG KONG	1,802,000	106,224
SHOUGANG FUSHAN RESOURCES GR	COMMON STOCK HKD.1	HONG KONG	570,000	191,211
SHUN TAK HOLDINGS LTD	COMMON STOCK HKD.25	HONG KONG	210,000	78,035
SILVER GRANT INTL LTD.	COMMON STOCK HKD.2	HONG KONG	546,000	114,351
SIM TECHNOLOGY GROUP LTD	COMMON STOCK HKD.1	HONG KONG	1,096,000	106,575
SINO BIOPHARMACEUTICAL	COMMON STOCK HKD.025	HONG KONG	707,999	209,944
SINO FOREST CORP	COMMON STOCK NPV	HONG KONG	41,300	202,799
SINO LAND CO	COMMON STOCK HKD1.	HONG KONG	462,927	658,693
SINO UNION ENERGY INVESTMENT	COMMON STOCK HKD.02	HONG KONG	1,680,000	116,737
SINOFERT HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	448,000	125,665
SINOLINK WORLDWIDE HOLDINGS	COMMON STOCK HKD.1	HONG KONG	662,000	50,105
SJM HOLDINGS LTD	COMMON STOCK HKD1.	HONG KONG	276,000	444,790
SKYWORTH DIGITAL HLDGS LTD	COMMON STOCK HKD.1	HONG KONG	477,948	167,136
SMARTONE TELECOMMUNICATION	COMMON STOCK HKD.1	HONG KONG	113,000	194,899
SOLARGIGA ENERGY HOLDINGS LT	COMMON STOCK HKD.1	HONG KONG	290,000	29,216
SUN HUNG KAI PROPERTIES	COMMON STOCK HKD.5	HONG KONG	229,609	2,865,878
SUNLIGHT REAL EST	NPV	HONG KONG	574,000	163,821
SWIRE PACIFIC LTD A	COMMON STOCK HKD.6	HONG KONG	139,000	1,674,566
TAI CHEUNG HOLDINGS	COMMON STOCK HKD.1	HONG KONG	305,000	186,294
TCL MULTIMEDIA TECHNOLOGY	COMMON STOCK HKD1.	HONG KONG	359,400	115,477
TECHTRONIC INDUSTRIES CO	COMMON STOCK HKD.1	HONG KONG	206,500	211,731
TELEVISION BROADCASTS LTD	COMMON STOCK HKD.05	HONG KONG	51,000	309,620
THE UNITED LABORATORIES INTE	COMMON STOCK HKD.01	HONG KONG	156,000	89,675
TIANJIN PORT DVLP HLDS LTD	COMMON STOCK HKD.1	HONG KONG	548,000	72,335
TOMSON GROUP LTD	COMMON STOCK HKD.5	HONG KONG	286,178	67,328
UNITED ENERGY GROUP LTD	COMMON STOCK HKD.01	HONG KONG	838,000	141,231

VALUE PARTNERS GROUP LTD	COMMON STOCK HKD.1	HONG KONG	213,000	108,446
VTECH HOLDINGS LTD	COMMON STOCK USD.05	HONG KONG	27,000	270,147
WHARF HOLDINGS LTD	COMMON STOCK HKD1.	HONG KONG	254,650	1,152,173
WHEELOCK + CO LTD	COMMON STOCK HKD.5	HONG KONG	142,000	351,368
WING HANG BANK LTD	COMMON STOCK HKD1.	HONG KONG	32,701	267,437
XINYI GLASS HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	389,207	222,067
YINGDE GASES GROUP COMPANY	COMMON STOCK USD.000001	HONG KONG	233,500	238,749
YUE YUEN INDUSTRIAL HLDG	COMMON STOCK HKD.25	HONG KONG	106,238	335,635
YUEXIU PROPERTY CO LTD	COMMON STOCK HKD.1	HONG KONG	1,908,000	274,580
YUEXIU TRANSPORT INFRASTRUCT	COMMON STOCK HKD.1	HONG KONG	346,799	151,716
EGIS PLC	COMMON STOCK HUF1000.	HUNGARY	2,864	208,877
FHB MORTGAGE BANK PLC	COMMON STOCK HUF100.	HUNGARY	45,518	87,204
FOTEX HOLDING SE CO LTD BY	COMMON STOCK EUR.42	HUNGARY	52,770	56,562
HUNGARIAN FORINT		HUNGARY	59,998,896	247,447
MAGYAR TELEKOM TELECOMMUNICA	COMMON STOCK HUF100.	HUNGARY	67,738	145,036
MOL HUNGARIAN OIL AND GAS PL	COMMON STOCK HUF1000.	HUNGARY	10,229	731,190
OTP BANK PLC	COMMON STOCK HUF100.	HUNGARY	44,223	589,256
RICHTER GEDEON NYRT	COMMON STOCK HUF1000.	HUNGARY	2,017	283,990
ABG SHIPYARD LTD	COMMON STOCK INR10.	INDIA	17,906	132,183
ACC LTD	COMMON STOCK INR10.	INDIA	9,209	197,625
ADANI ENTERPRISES LTD	COMMON STOCK INR1.	INDIA	37,035	203,623
ADITYA BIRLA NUVO LTD	COMMON STOCK INR10.	INDIA	8,305	115,763
ALOK INDUSTRIES LTD	COMMON STOCK INR10.	INDIA	181,495	61,849
AMBUJA CEMENTS LTD	COMMON STOCK INR2.	INDIA	100,699	295,730
AMTEK AUTO LTD	COMMON STOCK INR2.	INDIA	18,278	33,072
APOLLO HOSPITALS ENTERPRISE	COMMON STOCK INR5.	INDIA	25,146	266,545
APOLLO TYRES LTD	COMMON STOCK INR1.	INDIA	61,882	68,449
ARVIND LTD	COMMON STOCK INR10.	INDIA	100,898	125,945
AUROBINDO PHARMA LTD	COMMON STOCK INR1.	INDIA	55,355	88,701
AXIS BANK LTD	COMMON STOCK INR10.	INDIA	40,220	610,264
BAJAJ AUTO LTD	COMMON STOCK INR10.	INDIA	13,478	403,518
BAJAJ FINSERV LTD	COMMON STOCK INR5.	INDIA	10,410	83,711
BAJAJ HINDUSTHAN LTD	COMMON STOCK INR1.	INDIA	298,467	133,469
BALLARPUR INDUSTRIES LTD	COMMON STOCK INR2.	INDIA	133,918	46,647
BALRAMPUR CHINI MILLS LTD	COMMON STOCK INR1.	INDIA	97,104	61,979
BF UTILITIES LTD	COMMON STOCK INR5.	INDIA	5,734	30,009
BHARAT HEAVY ELECTRICALS	COMMON STOCK INR2.	INDIA	120,610	541,807
BHARAT PETROLEUM CORP LTD	COMMON STOCK INR10.	INDIA	15,245	138,103
BIOCON LTD	COMMON STOCK INR5.	INDIA	23,685	122,633
BLUE STAR LTD	COMMON STOCK INR2.0	INDIA	7,988	25,274
BOMBAY DYEING + MFG CO LTD	COMMON STOCK INR10.	INDIA	11,752	76,996
BOMBAY RAYON FASHIONS LTD	COMMON STOCK INR10.	INDIA	3,450	17,548
CIPLA LTD	COMMON STOCK INR2.	INDIA	53,673	322,535
COAL INDIA LTD	COMMON STOCK INR10.	INDIA	80,984	458,943
DECCAN CHRONICLE HLDGS LTD	COMMON STOCK INR2.	INDIA	14,370	9,888
DISH TV INDIA LTD	COMMON STOCK INR1.	INDIA	108,800	121,060
DLF LTD	COMMON STOCK INR2.	INDIA	68,418	235,373
DR. REDDY S LABORATORIES	COMMON STOCK INR5.	INDIA	19,775	588,593
EDELWEISS FINANCIAL SERVICES	COMMON STOCK INR1.	INDIA	52,234	25,373
EDUCOMP SOLUTIONS LTD	COMMON STOCK INR2.	INDIA	5,910	21,322
EID PARRY INDIA LTD	COMMON STOCK INR1.	INDIA	31,020	110,877
FEDERAL BANK LTD	COMMON STOCK INR10.	INDIA	24,436	155,815
FINANCIAL TECHN (INDIA) LTD	COMMON STOCK INR2.	INDIA	5,946	59,373
FORTIS HEALTHCARE INDIA LTD	COMMON STOCK INR10.	INDIA	43,093	68,464
GAIL INDIA LTD	COMMON STOCK INR10.	INDIA	78,319	567,608
GAMMON INDIA LTD	COMMON STOCK INR2.	INDIA	9,715	8,048
GATEWAY DISTRIPARKS LTD	COMMON STOCK INR10.	INDIA	33,272	81,395
GEODESIC LTD	COMMON STOCK INR2.	INDIA	27,701	22,064
GMR INFRASTRUCTURE LTD	COMMON STOCK INR1.	INDIA	180,080	73,062
GREAT OFFSHORE LTD	COMMON STOCK INR10.	INDIA	10,142	13,503
GTL LTD	COMMON STOCK INR10.	INDIA	14,872	10,224
GUJARAT INDS POWER CO LTD	COMMON STOCK INR10.	INDIA	969	1,201
GVK POWER + INFRASTRUCTURE	COMMON STOCK INR1.	INDIA	356,725	78,584
HAVELLS INDIA LTD	COMMON STOCK INR5.	INDIA	22,526	163,874
HCL INFOSYSTEMS LTD	COMMON STOCK INR2.	INDIA	29,806	21,833
HCL TECHNOLOGIES LTD	COMMON STOCK INR2.	INDIA	24,966	181,837
HDFC BANK LIMITED	COMMON STOCK INR2.	INDIA	267,655	2,147,727
HERO MOTOCORP LTD	COMMON STOCK INR2.	INDIA	13,452	482,522
HIMACHAL FUTURISTIC COMMUN	COMMON STOCK INR1.	INDIA	196,036	39,130
HINDALCO INDUSTRIES LTD	COMMON STOCK INR1.	INDIA	184,523	400,839
HINDUSTAN CONSTRUCTION CO	COMMON STOCK INR1.	INDIA	180,475	57,251
HINDUSTAN OIL EXPLORATION CO	COMMON STOCK INR10.0	INDIA	33,250	55,895
HINDUSTAN UNILEVER LTD	COMMON STOCK INR1.	INDIA	176,290	1,348,554
HOTEL LEELAVENTURE LTD	COMMON STOCK INR2.	INDIA	57,659	31,821
HOUSING DEVELOPMENT + INFRAS	COMMON STOCK INR10.	INDIA	34,540	34,772
HOUSING DEVELOPMENT FINANCE	COMMON STOCK INR2.	INDIA	186,530	2,278,438
ICICI BANK LTD	COMMON STOCK INR10.	INDIA	86,279	1,110,460
ICICI BANK LTD SPON ADR	ADR	INDIA	23,648	625,017
IFCI LTD	COMMON STOCK INR10.	INDIA	79,231	32,361

INDIA INFOLINE LTD	COMMON STOCK INR2.	INDIA	48,052	39,536
INDIABULLS FINANCIAL SERVICE	COMMON STOCK INR2.	INDIA	40,091	103,447
INDIABULLS INFRASTRUCTURE AN	COMMON STOCK NPV	INDIA	187,581	—
INDIABULLS REAL ESTATE LTD	COMMON STOCK INR2.	INDIA	63,587	55,177
INDIAN HOTELS CO LTD	COMMON STOCK INR1.	INDIA	53,598	54,701
INDIAN RUPEE		INDIA	88,187,200	1,660,620
INDRAPRASTHA GAS LTD	COMMON STOCK INR10.	INDIA	34,530	243,431
INDUSIND BANK LTD	COMMON STOCK INR10.	INDIA	60,656	256,234
INFOSYS LTD	COMMON STOCK INR5.	INDIA	79,457	4,124,834
INFRASTRUCTURE DEV FINANCE	COMMON STOCK INR10.	INDIA	153,688	263,587
IPCA LABORATORIES LTD	COMMON STOCK INR2.	INDIA	32,310	172,775
ITC LTD	COMMON STOCK INR1.	INDIA	475,635	1,795,183
ITC LTD GDR REGS	GDR	INDIA	155,158	588,143
IVRCL LTD	COMMON STOCK INR2.	INDIA	48,494	25,987
JAIN IRRIGATION SYSTEMS DVR	COMMON STOCK INR2.	INDIA	2,536	—
JAIN IRRIGATION SYSTEMS LTD	COMMON STOCK INR2.	INDIA	50,735	84,015
JAIPRAKASH ASSOCIATES LTD	COMMON STOCK INR2.	INDIA	171,343	169,174
JAMMU + KASHMIR BANK LTD	COMMON STOCK INR10.	INDIA	4,060	50,889
JET AIRWAYS INDIA LTD	COMMON STOCK INR10.	INDIA	8,188	26,060
JINDAL STEEL + POWER LTD	COMMON STOCK INR1.	INDIA	75,960	647,550
JSW STEEL LTD	COMMON STOCK INR10.0	INDIA	14,276	135,376
KARNATAKA BANK LTD	COMMON STOCK INR10.	INDIA	33,951	41,705
KEC INTERNATIONAL LTD	COMMON STOCK INR2.	INDIA	19,930	13,317
KOTAK MAHINDRA BANK LTD	COMMON STOCK INR5.	INDIA	49,510	399,087
KS OILS LTD	COMMON STOCK INR1.	INDIA	137,575	15,153
LARSEN + TOUBRO GDR REG S	GDR	INDIA	5,652	108,179
LARSEN + TOUBRO LTD	COMMON STOCK INR2.	INDIA	27,064	506,142
LIC HOUSING FINANCE LTD	COMMON STOCK INR2.	INDIA	65,561	272,659
MAHINDRA + MAHINDRA FIN SECS	COMMON STOCK INR10.	INDIA	11,481	129,936
MAHINDRA + MAHINDRA LTD	COMMON STOCK INR5.	INDIA	41,904	535,594
MAHINDRA + MAHINDRA SPON GDR	GDR	INDIA	6,800	89,692
MAHINDRA LIFESPACE DEVELOPER	COMMON STOCK INR10.	INDIA	7,267	32,566
MARUTI SUZUKI INDIA LTD	COMMON STOCK INR5.	INDIA	11,675	202,259
MINDTREE LTD	COMMON STOCK INR10.	INDIA	5,795	43,330
MONSANTO INDIA LTD	COMMON STOCK INR10.	INDIA	3,540	43,428
NAVA BHARAT VENTURES LTD	COMMON STOCK INR2.	INDIA	7,252	25,031
NTPC LTD	COMMON STOCK INR10.	INDIA	112,887	340,171
OIL + NATURAL GAS CORP LTD	COMMON STOCK INR5.	INDIA	152,508	736,290
ONMOBILE GLOBAL LTD	COMMON STOCK INR10.	INDIA	32,129	38,566
OPTO CIRCUITS INDIA LTD	COMMON STOCK INR10.	INDIA	18,388	68,861
ORCHID CHEMICALS + PHARMA	COMMON STOCK INR10.	INDIA	25,782	61,109
PARSVNATH DEVELOPERS LTD	COMMON STOCK INR5.	INDIA	49,238	40,320
PATEL ENGINEERING LTD	COMMON STOCK INR1.	INDIA	18,912	27,978
PENINSULA LAND LTD	COMMON STOCK INR2.	INDIA	22,768	13,045
PIRAMAL HEALTHCARE LTD	COMMON STOCK INR2.	INDIA	17,100	121,421
PRAJ INDUSTRIES LTD	COMMON STOCK INR2.	INDIA	49,044	69,188
PTC INDIA LTD	COMMON STOCK INR10.	INDIA	59,702	43,829
RADICO KHAITAN LTD	COMMON STOCK INR2.	INDIA	10,018	21,082
RANBAXY LABORATO SP GDR REGS	GDR	INDIA	6,052	47,737
RANBAXY LABORATORIES LTD	COMMON STOCK INR5.	INDIA	12,939	97,913
RAYMOND LTD	COMMON STOCK INR10.	INDIA	14,182	82,685
REI AGRO LTD	COMMON STOCK INR1.	INDIA	251,279	79,050
RELIANCE CAPITAL LTD	COMMON STOCK INR10.0	INDIA	18,853	83,355
RELIANCE COMMUNICATIONS LTD	COMMON STOCK INR5.	INDIA	123,493	162,601
RELIANCE INDUS INFRASTRUCT	COMMON STOCK INR10.	INDIA	3,876	21,261
RELIANCE INDUSTRIES LTD	COMMON STOCK INR10.	INDIA	226,518	2,955,759
RELIANCE INFRAST SP GDR 144A	GDR	INDIA	1,652	31,805
RELIANCE INFRASTRUCTURE LTD	COMMON STOCK INR10.	INDIA	16,222	103,463
RELIANCE POWER LTD	COMMON STOCK INR10.	INDIA	85,271	113,293
ROLTA INDIA LTD	COMMON STOCK INR10.	INDIA	16,657	17,719
RUCHI SOYA INDUSTRIES LTD	COMMON STOCK INR2.	INDIA	50,228	88,384
SATYAM COMPUTER SERVICES LTD	COMMON STOCK INR2.	INDIA	94,071	115,517
SESA GOA LTD	COMMON STOCK INR1.	INDIA	60,717	187,464
SHREE RENUKA SUGARS LTD	COMMON STOCK INR1.	INDIA	125,166	59,271
SIEMENS INDIA LTD	COMMON STOCK INR2.	INDIA	13,680	164,395
SIMPLEX INFRASTRUCTURES LTD	COMMON STOCK INR2.	INDIA	8,802	29,747
SKF INDIA LTD	COMMON STOCK INR10.	INDIA	1,287	14,055
SOUTH INDIAN BANK LTD	COMMON STOCK INR1.	INDIA	305,000	115,978
STATE BANK OF INDIA	COMMON STOCK INR10.	INDIA	3,672	112,202
STATE BANK OF INDIA SPON GDR	GDR	INDIA	3,821	244,463
STEEL AUTHORITY OF INDIA	COMMON STOCK INR10.	INDIA	87,896	134,254
STERLITE INDUSTRIES INDIA LT	COMMON STOCK INR1.	INDIA	211,828	357,667
SUN PHARMA ADVANCED RESEARCH	COMMON STOCK INR1.	INDIA	50,964	71,867
SUN PHARMACEUTICAL INDUS	COMMON STOCK INR1.	INDIA	61,385	573,498
TATA CONSULTANCY SVS LTD	COMMON STOCK INR1.0	INDIA	75,604	1,643,488
TATA MOTORS LTD	COMMON STOCK INR2.	INDIA	237,873	796,899
TATA POWER CO LTD	COMMON STOCK INR1.	INDIA	141,700	232,910
TATA STEEL LTD	COMMON STOCK INR10.	INDIA	46,984	295,064
TRIVENI ENGINEERING + INDUS	COMMON STOCK INR1.	INDIA	24,603	45,866

TRIVENI TURBINES LTD	COMMON STOCK	INDIA	24,603	—
TULIP TELECOM LTD	COMMON STOCK INR2.	INDIA	28,836	57,115
UNITECH LTD	COMMON STOCK INR2.	INDIA	269,127	97,075
UNITED BREWERIES HOLDINGS LT	COMMON STOCK INR10.	INDIA	3,684	4,106
UNITED SPIRITS LTD	COMMON STOCK INR10.	INDIA	12,891	118,508
VIDEOCON INDUSTRIES LTD	COMMON STOCK INR10.	INDIA	8,525	28,316
VIJAYA BANK	COMMON STOCK INR10.	INDIA	81,920	69,612
WIPRO LTD	COMMON STOCK INR2.	INDIA	96,775	725,350
WOCKHARDT LTD	COMMON STOCK INR5.0	INDIA	12,038	62,486
ZEE ENTERTAINMENT ENTERPRISE	COMMON STOCK INR1.	INDIA	68,116	151,405
ADARO ENERGY TBK PT	COMMON STOCK IDR100.	INDONESIA	2,617,000	510,652
AKR CORPORINDO TBK PT	COMMON STOCK IDR100.	INDONESIA	2,337,000	779,411
ANEKA TAMBANG TBK PT	COMMON STOCK IDR100.	INDONESIA	1,579,750	282,156
ASTRA AGRO LESTARI TBK PT	COMMON STOCK IDR500.	INDONESIA	105,500	252,413
ASTRA INTERNATIONAL TBK PT	COMMON STOCK IDR500.	INDONESIA	400,838	3,270,267
BAKRIELAND DEVELOPMENT PT	COMMON STOCK IDR500.	INDONESIA	17,849,100	234,176
BANK CENTRAL ASIA TBK PT	COMMON STOCK IDR62.5	INDONESIA	2,503,000	2,207,821
BANK DANAMON INDONESIA TBK	COMMON STOCK NPV	INDONESIA	714,931	323,524
BANK MANDIRI TBK PT	COMMON STOCK IDR500.	INDONESIA	1,543,749	1,145,357
BANK NEGARA INDONESIA PT	COMMON STOCK IDR7500.	INDONESIA	1,530,500	641,166
BANK RAKYAT INDONESIA PERSER	COMMON STOCK IDR250.	INDONESIA	2,120,000	1,577,629
BUMI RESOURCES TBK PT	COMMON STOCK IDR500.	INDONESIA	3,210,000	766,635
GUDANG GARAM TBK PT	COMMON STOCK IDR500.	INDONESIA	118,500	810,722
INDOCEMENT TUNGGAL PRAKARSA	COMMON STOCK IDR500.	INDONESIA	322,500	604,912
INDOFOOD SUKSES MAKMUR TBK P	COMMON STOCK IDR100.	INDONESIA	957,000	485,388
INDONESIAN RUPIAH		INDONESIA	4,614,610,368	508,918
INDOSAT TBK PT	COMMON STOCK IDR100.	INDONESIA	548,000	341,396
MEDCO ENERGI INTERNASIONAL T	COMMON STOCK IDR100.	INDONESIA	741,000	198,119
PERUSAHAAN GAS NEGARA PT	COMMON STOCK IDR100.	INDONESIA	1,996,500	699,887
SEMEN GRESIK (PERSERO) PT	COMMON STOCK IDR100.	INDONESIA	592,700	748,657
TELEKOMUNIKASI INDONESIA TBK	COMMON STOCK IDR250.	INDONESIA	1,959,000	1,522,988
UNILEVER INDONESIA TBK PT	COMMON STOCK IDR10.	INDONESIA	307,500	637,516
UNITED TRACTORS TBK PT	COMMON STOCK IDR250.	INDONESIA	364,019	1,055,700
VALE INDONESIA TBK	COMMON STOCK IDR25.	INDONESIA	844,500	297,896
EURO CURRENCY		INTERNATIONAL	2,296,388	2,981,057
BANK OF IRELAND	COMMON STOCK EUR.05	IRELAND	2,433,973	258,982
C+C GROUP PLC	COMMON STOCK EUR.01	IRELAND	165,989	613,366
CHARTER INTERNATIONAL PLC	COMMON STOCK GBP.02	IRELAND	26,123	383,486
CRH PLC	COMMON STOCK EUR.32	IRELAND	133,277	2,653,921
DCC PLC	COMMON STOCK EUR.25	IRELAND	13,522	320,195
ELAN CORP PLC	COMMON STOCK EUR.05	IRELAND	87,647	1,212,083
EXPERIAN PLC	COMMON STOCK USD.1	IRELAND	197,938	2,689,673
FYFFES PLC	COMMON STOCK EUR.999999	IRELAND	168,040	78,737
GRAFTON GROUP PLC UTS	UNIT EUR.05	IRELAND	29,520	91,372
GREENCORE GROUP PLC	COMMON STOCK EUR.01	IRELAND	57,870	47,323
IRISH BANK RESOLUTION CORP	EUR0.16	IRELAND	6,915	1
IRISH CONTINENTAL GROUP PLC	UNIT EUR.65	IRELAND	2,702	51,176
JAMES HARDIE INDUSTRIES CDI	RECEIPT EUR.59	IRELAND	80,013	559,796
KERRY GROUP PLC A	COMMON STOCK EUR.125	IRELAND	24,412	896,250
PADDY POWER PLC	COMMON STOCK EUR.1	IRELAND	11,628	675,007
RYANAIR HOLDINGS PLC	COMMON STOCK EUR.00635	IRELAND	55,944	262,815
RYANAIR HOLDINGS PLC SP ADR	ADR	IRELAND	2,546	70,932
SHIRE PLC	COMMON STOCK GBP.05	IRELAND	107,781	3,743,582
TOTAL PRODUCE PLC	COMMON STOCK EUR.01	IRELAND	214,446	106,659
WPP PLC	COMMON STOCK GBP.1	IRELAND	212,423	2,219,966
AFRICA ISRAEL INV LTD	COMMON STOCK ILS.1	ISRAEL	3,452	10,424
AFRICA ISRAEL PROPERTIES LTD	COMMON STOCK ILS1.	ISRAEL	9,637	62,226
AL ROV (ISRAEL) LTD	COMMON STOCK ILS1.	ISRAEL	6,495	133,165
ALONY HETZ PROPERTIES + INV	COMMON STOCK ILS1.	ISRAEL	52,720	233,012
AMOT INVESTMENTS LTD	COMMON STOCK ILS1.	ISRAEL	24,760	60,043
BANK HAPOALIM BM	COMMON STOCK ILS1.	ISRAEL	174,315	567,091
BANK LEUMI LE ISRAEL	COMMON STOCK ILS.1	ISRAEL	186,803	533,837
BEZEQ THE ISRAELI TELECOM CO	COMMON STOCK ILS1.	ISRAEL	261,363	477,810
BRITISH ISRAEL INVESTMENTS	REIT ILS1.	ISRAEL	30,811	106,104
CELLCOM ISRAEL LTD	COMMON STOCK ILS.01	ISRAEL	1,877	31,721
CERAGON NETWORKS LTD	COMMON STOCK ILS.01	ISRAEL	24,602	189,435
DELEK REAL ESTATE LTD	COMMON STOCK ILS1.	ISRAEL	623,262	32,600
ELBIT IMAGING LTD	COMMON STOCK ILS1.	ISRAEL	1,312	3,014
ELBIT SYSTEMS LTD	COMMON STOCK ILS1.	ISRAEL	4,740	194,395
ELECTRA REAL ESTATE LTD	COMMON STOCK ILS.0001	ISRAEL	6,162	13,417
ELRON ELECTRONIC INDS LTD	COMMON STOCK ILS.003	ISRAEL	18,155	72,204
FMS ENTERPRISES MIGUN LTD	COMMON STOCK ILS1.	ISRAEL	1,485	21,926
GIVEN IMAGING LTD	COMMON STOCK ILS.05	ISRAEL	1,607	28,010
GRANITE HACARMEL INVESTMENTS	COMMON STOCK ILS1.	ISRAEL	36,869	44,872
HADERA PAPER LTD	COMMON STOCK ILS.01	ISRAEL	500	19,324
ISRAEL CHEMICALS LTD	COMMON STOCK ILS1.	ISRAEL	79,810	826,037
ISRAEL CORP LIMITED/THE	COMMON STOCK ILS1.	ISRAEL	471	293,577
ISRAEL DISCOUNT BANK A	COMMON STOCK ILS.1	ISRAEL	116,873	156,139
ISRAELI SHEKEL		ISRAEL	512,327	133,986

JERUSALEM ECONOMY LTD	COMMON STOCK ILS1.	ISRAEL	18,235	113,266
MELISRON	COMMON STOCK ILS1.	ISRAEL	3,575	57,166
MELLANOX TECHNOLOGIES LTD	COMMON STOCK ILS.0175	ISRAEL	16,647	540,533
MIZRAHI TEFAHOT BANK LTD	COMMON STOCK ILS.1	ISRAEL	20,230	159,702
NICE SYSTEMS LTD	COMMON STOCK ILS1.	ISRAEL	8,269	280,572
NICE SYSTEMS LTD SPONS ADR	ADR	ISRAEL	3,635	125,226
NITSBA HOLDINGS (1995) LTD	COMMON STOCK ILS1.	ISRAEL	13,865	110,622
NORSTAR HOLDINGS INC	COMMON STOCK USD1.	ISRAEL	10,014	176,024
PARTNER COMMUNICATIONS CO	COMMON STOCK ILS.01	ISRAEL	16,030	141,319
PLASSON INDUSTRIES LTD	COMMON STOCK ILS.1	ISRAEL	5,820	129,544
PROPERTY + BUILDING CORP LTD	COMMON STOCK ILS1.	ISRAEL	2,095	80,676
TEVA PHARMACEUTICAL IND LTD	COMMON STOCK ILS.1	ISRAEL	145,862	5,865,690
TEVA PHARMACEUTICAL SP ADR	ADR	ISRAEL	10,382	419,018
THE ISRAEL LAND DEVELOPM	4% 30 Jun 2012	ISRAEL	2,184	7
A2A SPA	COMMON STOCK EUR.52	ITALY	243,496	228,826
ACEA SPA	COMMON STOCK EUR5.16	ITALY	16,800	106,248
ACOTEL GROUP SPA	COMMON STOCK EUR.26	ITALY	100	2,525
ALERION CLEANPOWER	COMMON STOCK EUR3.7	ITALY	16,472	88,312
ANSALDO STS SPA	COMMON STOCK EUR.5	ITALY	15,769	150,342
ASCOPIAVE SPA	COMMON STOCK EUR1.	ITALY	76,626	134,190
ASSICURAZIONI GENERALI	COMMON STOCK EUR1.	ITALY	195,242	2,933,750
ASTALDI SPA	COMMON STOCK EUR2.	ITALY	16,552	105,889
ATLANTIA SPA	COMMON STOCK EUR1.	ITALY	51,170	818,750
AUTOGRILL SPA	COMMON STOCK EUR.52	ITALY	19,660	191,744
AZIMUT HOLDING SPA	COMMON STOCK NPV	ITALY	23,700	189,719
BANCA CARIGE SPA	COMMON STOCK EUR1.	ITALY	141,451	270,731
BANCA FINNAT EURAMERICA SPA	COMMON STOCK EUR.2	ITALY	68,677	25,664
BANCA IFIS SPA	COMMON STOCK EUR1.	ITALY	13,619	70,690
BANCA MONTE DEI PASCHI SIENA	COMMON STOCK NPV	ITALY	604,323	196,410
BANCA POPOL EMILIA ROMAGNA	COMMON STOCK EUR3.	ITALY	46,371	331,562
BANCA POPOLARE DELL ETRURIA	COMMON STOCK EUR3.	ITALY	17,555	25,541
BANCA POPOLARE DI MILANO	COMMON STOCK NPV	ITALY	527,143	209,602
BANCO DESIO E DELLA BRIANZA	COMMON STOCK EUR.52	ITALY	14,430	55,595
BANCO POPOLARE SCARL	COMMON STOCK NPV	ITALY	287,896	371,631
BENI STABILI SPA	REIT EUR.1	ITALY	22,698	10,309
CAM FINANZIARIA SPA	COMMON STOCK NPV	ITALY	5,562	1,627
DANIELI + CO	COMMON STOCK EUR1.	ITALY	3,606	76,072
DAVIDE CAMPARI MILANO SPA	COMMON STOCK EUR.1	ITALY	46,300	308,666
DE LONGHI SPA	COMMON STOCK EUR3.	ITALY	18,729	165,689
DEA CAPITAL SPA	COMMON STOCK EUR1.	ITALY	26,243	45,295
DIASORIN SPA	COMMON STOCK EUR1.	ITALY	4,272	107,770
EI TOWERS	COMMON STOCK EUR.1	ITALY	2,235	54,453
ENEL GREEN POWER SPA	COMMON STOCK EUR.2	ITALY	269,475	562,730
ENEL SPA	COMMON STOCK EUR1.	ITALY	1,093,746	4,445,646
ENGINEERING INGEGNERIA INFO	COMMON STOCK EUR2.55	ITALY	1,148	33,037
ENI SPA	COMMON STOCK EUR1.0	ITALY	401,698	8,322,294
ERG SPA	COMMON STOCK EUR.1	ITALY	6,195	70,527
EXOR SPA	COMMON STOCK EUR1.	ITALY	14,254	285,899
FIAT INDUSTRIAL	COMMON STOCK EUR1.5	ITALY	132,974	1,136,353
FIAT SPA	COMMON STOCK EUR3.5	ITALY	132,974	609,926
FINMECCANICA SPA	COMMON STOCK EUR4.4	ITALY	60,673	224,399
FONDIARIA SAI SPA	COMMON STOCK EUR1.	ITALY	13,039	10,481
FTSE MIB INDEX FUTURES MAR11 XDMI		ITALY	90	51,314
FTSE MIB INDEX FUTURES MAR12 XDMI		ITALY	70	(15,993)
IMMOBILIARE GRANDE DISTRIBUZ	REIT EUR1.	ITALY	98,746	94,768
IMMSI SPA	COMMON STOCK EUR.52	ITALY	107,773	78,289
IMPREGILO SPA	COMMON STOCK NPV	ITALY	46,900	145,378
INDUSTRIA MACCHINE AUTOMATIC	COMMON STOCK EUR.52	ITALY	10,102	173,161
INTERPUMP GROUP SPA	COMMON STOCK EUR.52	ITALY	23,473	157,875
INTESA SANPAOLO	COMMON STOCK EUR.52	ITALY	1,656,111	2,759,010
INTESA SANPAOLO RSP	COMMON STOCK EUR.52	ITALY	168,113	208,862
ITALCEMENTI SPA	COMMON STOCK EUR1.	ITALY	14,157	83,632
JUVENTUS FOOTBALL CLUB RTS	EXP 18JAN12	ITALY	73,978	9,748
JUVENTUS FOOTBALL CLUB SPA	COMMON STOCK EUR.1	ITALY	73,978	29,089
KME GROUP	COMMON STOCK NPV	ITALY	93,905	36,946
LANDI RENZO SPA	COMMON STOCK EUR.1	ITALY	41,464	65,506
LUXOTTICA GROUP SPA	COMMON STOCK EUR.06	ITALY	23,279	653,393
MARIELLA BURANI SPA	COMMON STOCK EUR.52	ITALY	4,399	1
MARR SPA	COMMON STOCK EUR.5	ITALY	15,390	129,514
MEDIASET SPA	COMMON STOCK EUR.52	ITALY	149,438	413,503
MEDIOBANCA SPA	COMMON STOCK EUR.5	ITALY	82,270	474,333
MEDIOLANUM SPA	COMMON STOCK EUR.1	ITALY	49,247	191,223
PIAGGIO + C. S.P.A.	COMMON STOCK NPV	ITALY	36,390	85,532
PICCOLO CREDITO VALTELLINESE	COMMON STOCK EUR3.5	ITALY	45,313	102,868
PIRELLI + C.	COMMON STOCK	ITALY	51,998	437,353
PRELIOS SPA	COMMON STOCK EUR.5	ITALY	105,479	11,269
PRYSMIAN SPA	COMMON STOCK EUR.1	ITALY	34,993	433,754
SABAF SPA	COMMON STOCK EUR1.	ITALY	5,695	82,609
SAIPEM SPA	COMMON STOCK EUR1.	ITALY	43,363	1,838,325

SEAT PAGINE GIALLE	COMMON STOCK NPV	ITALY	47,056	1,517
SNAM SPA	COMMON STOCK EUR1.	ITALY	255,131	1,124,774
SORIN SPA	COMMON STOCK EUR1.	ITALY	62,397	95,734
TELECOM ITALIA MEDIA SPA	COMMON STOCK NPV	ITALY	108,577	22,693
TELECOM ITALIA RSP	MISC. EUR.55	ITALY	1,030,998	922,773
TELECOM ITALIA SPA	COMMON STOCK EUR.55	ITALY	1,556,743	1,667,235
TERNA SPA	COMMON STOCK EUR.22	ITALY	233,749	787,910
TISCALI SPA	COMMON STOCK EUR.1	ITALY	193,378	8,495
TOD S SPA	COMMON STOCK EUR2.	ITALY	2,433	198,440
TREVI FINANZIARIA INDUSTRIAL	COMMON STOCK EUR.5	ITALY	5,758	36,566
UBI BANCA SCPA	COMMON STOCK EUR2.5	ITALY	121,968	498,466
UNICREDIT SPA	COMMON STOCK NPV	ITALY	221,535	1,831,952
UNIPOL GRUPPO FINANZIARIO SP	COMMON STOCK NPV	ITALY	174,325	56,227
VITTORIA ASSICURAZIONI SPA	COMMON STOCK EUR1.	ITALY	36,814	143,231
77 BANK LTD/THE	COMMON STOCK	JAPAN	67,000	288,872
ACCESS CO LTD	COMMON STOCK	JAPAN	19	8,097
ACOM CO LTD	COMMON STOCK	JAPAN	7,980	142,715
ADERANS CO LTD	COMMON STOCK	JAPAN	7,000	90,111
ADVANTEST CORP	COMMON STOCK	JAPAN	26,600	252,856
AEON CO LTD	COMMON STOCK	JAPAN	114,900	1,577,562
AEON CREDIT SERVICE CO LTD	COMMON STOCK	JAPAN	28,400	448,369
AEON DELIGHT CO LTD	COMMON STOCK	JAPAN	2,200	44,487
AEON MALL CO LTD	COMMON STOCK	JAPAN	12,300	260,792
AICA KOGYO CO LTD	COMMON STOCK	JAPAN	7,300	98,687
AIDA ENGINEERING LTD	COMMON STOCK	JAPAN	4,200	19,291
AIFUL CORP	COMMON STOCK	JAPAN	22,200	31,152
AIPHONE CO LTD	COMMON STOCK	JAPAN	27,000	515,117
AIR WATER INC	COMMON STOCK	JAPAN	23,000	292,707
AIRPORT FACILITIES CO LTD	COMMON STOCK	JAPAN	9,600	38,407
AISIN SEIKI CO LTD	COMMON STOCK	JAPAN	35,300	1,004,782
AJINOMOTO CO INC	COMMON STOCK	JAPAN	123,000	1,476,167
ALFRESA HOLDINGS CORP	COMMON STOCK	JAPAN	5,900	248,577
ALL NIPPON AIRWAYS CO LTD	COMMON STOCK	JAPAN	111,000	310,257
ALPEN CO LTD	COMMON STOCK	JAPAN	1,700	29,924
ALPHA SYSTEMS INC	COMMON STOCK	JAPAN	3,700	56,805
ALPS ELECTRIC CO LTD	COMMON STOCK	JAPAN	32,300	221,642
AMADA CO LTD	COMMON STOCK	JAPAN	70,000	442,865
ANRITSU CORP	COMMON STOCK	JAPAN	23,000	253,175
AOKI HOLDINGS INC	COMMON STOCK	JAPAN	4,500	73,417
AOMORI BANK LTD/THE	COMMON STOCK	JAPAN	19,000	57,997
AOZORA BANK LTD	COMMON STOCK	JAPAN	129,000	354,934
ARC LAND SAKAMOTO CO LTD	COMMON STOCK	JAPAN	4,900	91,453
ARCS CO LTD	COMMON STOCK	JAPAN	7,200	133,134
ARIAKE JAPAN CO LTD	COMMON STOCK	JAPAN	2,000	38,554
ARISAWA MFG CO LTD	COMMON STOCK	JAPAN	3,500	12,993
AS ONE CORP	COMMON STOCK	JAPAN	5,100	103,599
ASAHI DIAMOND INDUSTRIAL CO	COMMON STOCK	JAPAN	21,000	253,330
ASAHI GLASS CO LTD	COMMON STOCK	JAPAN	181,000	1,524,020
ASAHI GROUP HOLDINGS LTD	COMMON STOCK	JAPAN	70,400	1,547,461
ASAHI HOLDINGS INC	COMMON STOCK	JAPAN	4,800	95,191
ASAHI KASEI CORP	COMMON STOCK	JAPAN	224,000	1,349,427
ASICS CORP	COMMON STOCK	JAPAN	31,000	349,459
ASTELLAS PHARMA INC	COMMON STOCK	JAPAN	73,700	2,995,735
ATSUGI CO LTD	COMMON STOCK	JAPAN	95,000	113,527
AUTOBACS SEVEN CO LTD	COMMON STOCK	JAPAN	2,900	132,636
AVEX GROUP HOLDINGS INC	COMMON STOCK	JAPAN	8,300	106,242
AWA BANK LTD/THE	COMMON STOCK	JAPAN	25,000	168,196
AXELL CORP	COMMON STOCK	JAPAN	3,200	64,651
AZBIL CORP	COMMON STOCK	JAPAN	8,100	176,014
BANK OF KYOTO LTD/THE	COMMON STOCK	JAPAN	55,000	473,554
BANK OF NAGOYA LTD/THE	COMMON STOCK	JAPAN	18,000	57,500
BANK OF OKINAWA LTD/THE	COMMON STOCK	JAPAN	2,000	84,818
BANK OF SAGA LTD/THE	COMMON STOCK	JAPAN	15,000	37,703
BANK OF THE RYUKYUS LTD	COMMON STOCK	JAPAN	6,300	77,801
BANK OF YOKOHAMA LTD/THE	COMMON STOCK	JAPAN	217,000	1,025,718
BENESSE HOLDINGS INC	COMMON STOCK	JAPAN	13,200	639,008
BEST DENKI CO LTD	COMMON STOCK	JAPAN	13,500	32,769
BML INC	COMMON STOCK	JAPAN	9,500	224,921
BRIDGESTONE CORP	COMMON STOCK	JAPAN	112,700	2,552,034
BROTHER INDUSTRIES LTD	COMMON STOCK	JAPAN	44,200	542,075
BUNKA SHUTTER CO LTD	COMMON STOCK	JAPAN	14,000	47,668
CALSONIC KANSEI CORP	COMMON STOCK	JAPAN	25,000	142,405
CANON INC	COMMON STOCK	JAPAN	189,400	8,384,006
CANON MARKETING JAPAN INC	COMMON STOCK	JAPAN	13,000	151,937
CAPCOM CO LTD	COMMON STOCK	JAPAN	6,800	160,426
CASIO COMPUTER CO LTD	COMMON STOCK	JAPAN	44,500	269,775
CAWACHI LTD	COMMON STOCK	JAPAN	6,800	137,426
CENTRAL JAPAN RAILWAY CO	COMMON STOCK	JAPAN	303	2,558,302
CENTURY TOKYO LEASING CORP	COMMON STOCK	JAPAN	7,600	143,470

CHIBA BANK LTD/THE	COMMON STOCK	JAPAN	141,000	908,058
CHIBA KOGYO BANK LTD/THE	COMMON STOCK	JAPAN	1,000	5,286
CHIYODA CO LTD	COMMON STOCK	JAPAN	5,300	94,332
CHIYODA CORP	COMMON STOCK	JAPAN	23,000	233,716
CHIYODA INTEGRE CO LTD	COMMON STOCK	JAPAN	5,300	63,619
CHOFU SEISAKUSHO CO LTD	COMMON STOCK	JAPAN	1,500	38,065
CHUBU ELECTRIC POWER CO INC	COMMON STOCK	JAPAN	113,500	2,120,041
CHUGAI PHARMACEUTICAL CO LTD	COMMON STOCK	JAPAN	35,800	589,997
CHUGAI RO CO LTD	COMMON STOCK	JAPAN	28,000	90,177
CHUGOKU BANK LTD/THE	COMMON STOCK	JAPAN	30,000	418,352
CHUGOKU ELECTRIC POWER CO	COMMON STOCK	JAPAN	51,700	906,754
CITIZEN HOLDINGS CO LTD	COMMON STOCK	JAPAN	56,900	329,844
CLARION CO LTD	COMMON STOCK	JAPAN	113,000	200,863
CLEANUP CORP	COMMON STOCK	JAPAN	7,500	46,939
CMIC HOLDINGS CO LTD	COMMON STOCK	JAPAN	5,000	81,086
CMK CORP	COMMON STOCK	JAPAN	8,400	26,665
COCA COLA CENTRAL JAPAN CO	COMMON STOCK	JAPAN	14,000	178,589
COCA COLA WEST CO LTD	COMMON STOCK	JAPAN	9,500	164,745
COCOKARA FINE INC	COMMON STOCK	JAPAN	3,100	80,178
COLOWIDE CO LTD	COMMON STOCK	JAPAN	2,000	13,991
COMSYS HOLDINGS CORP	COMMON STOCK	JAPAN	15,000	157,364
COSEL CO LTD	COMMON STOCK	JAPAN	2,700	38,387
COSMO OIL COMPANY LTD	COMMON STOCK	JAPAN	164,000	457,800
CREATE SD HOLDINGS CO	COMMON STOCK	JAPAN	5,300	109,163
CREDIT SAISON CO LTD	COMMON STOCK	JAPAN	33,100	662,831
CYBERAGENT INC	COMMON STOCK	JAPAN	98	318,090
DAI ICHI LIFE INSURANCE	COMMON STOCK	JAPAN	1,563	1,534,859
DAI NIPPON PRINTING CO LTD	COMMON STOCK	JAPAN	101,000	973,046
DAICEL CORP	COMMON STOCK	JAPAN	55,000	334,878
DAIDO STEEL CO LTD	COMMON STOCK	JAPAN	52,000	325,974
DAIDOH LTD	COMMON STOCK	JAPAN	9,400	84,734
DAIEI INC	COMMON STOCK	JAPAN	8,900	32,221
DAIHATSU MOTOR CO LTD	COMMON STOCK	JAPAN	37,000	659,929
DAIICHI SANKYO CO LTD	COMMON STOCK	JAPAN	109,600	2,171,741
DAIICHIKOSHO CO LTD	COMMON STOCK	JAPAN	7,200	136,070
DAIKEN CORP	COMMON STOCK	JAPAN	36,000	107,734
DAIKIN INDUSTRIES LTD	COMMON STOCK	JAPAN	42,500	1,162,374
DAIKYO INC	COMMON STOCK	JAPAN	145,000	286,142
DAINIPPON SCREEN MFG CO LTD	COMMON STOCK	JAPAN	30,000	252,300
DAINIPPON SUMITOMO PHARMA CO	COMMON STOCK	JAPAN	31,000	353,079
DAIO PAPER CORP	COMMON STOCK	JAPAN	11,000	76,754
DAISHI BANK LTD/THE	COMMON STOCK	JAPAN	51,000	166,224
DAITO TRUST CONSTRUCT CO LTD	COMMON STOCK	JAPAN	16,200	1,390,510
DAIWA HOUSE INDUSTRY CO LTD	COMMON STOCK	JAPAN	93,000	1,108,557
DAIWA SECURITIES GROUP INC	COMMON STOCK	JAPAN	263,000	818,891
DAIWABO HOLDINGS CO LTD	COMMON STOCK	JAPAN	40,000	90,876
DENA CO LTD	COMMON STOCK	JAPAN	15,900	475,770
DENKI KAGAKU KOGYO K K	COMMON STOCK	JAPAN	92,000	340,286
DENKI KOGYO CO LTD	COMMON STOCK	JAPAN	23,000	99,967
DENSO CORP	COMMON STOCK	JAPAN	86,700	2,391,658
DENTSU INC	COMMON STOCK	JAPAN	36,600	1,115,656
DESCENTE LTD	COMMON STOCK	JAPAN	23,000	121,296
DIC CORP	COMMON STOCK	JAPAN	103,000	187,121
DISCO CORP	COMMON STOCK	JAPAN	3,600	187,457
DON QUIJOTE CO LTD	COMMON STOCK	JAPAN	7,000	240,458
DOSHISHA CO LTD	COMMON STOCK	JAPAN	1,200	34,645
DOWA HOLDINGS CO LTD	COMMON STOCK	JAPAN	54,150	342,294
DR CI LABO CO LTD	COMMON STOCK	JAPAN	48	255,713
DTS CORP	COMMON STOCK	JAPAN	3,100	36,032
DUNLOP SPORTS CO LTD	COMMON STOCK	JAPAN	19,200	209,306
DWANGO CO LTD	COMMON STOCK	JAPAN	27	44,177
EAST JAPAN RAILWAY CO	COMMON STOCK	JAPAN	56,900	3,622,033
EBARA CORP	COMMON STOCK	JAPAN	65,000	223,499
EDION CORP	COMMON STOCK	JAPAN	8,400	68,486
EHIME BANK LTD/THE	COMMON STOCK	JAPAN	21,000	62,238
EIGHTEENTH BANK LTD/THE	COMMON STOCK	JAPAN	13,000	32,923
EISAI CO LTD	COMMON STOCK	JAPAN	41,000	1,697,703
EIZO NANAO CORP	COMMON STOCK	JAPAN	1,600	32,762
ELECTRIC POWER DEVELOPMENT C	COMMON STOCK	JAPAN	23,900	635,478
ELPIDA MEMORY INC	COMMON STOCK	JAPAN	35,800	166,248
ENPLAS CORP	COMMON STOCK	JAPAN	4,900	101,838
EPS CO LTD	COMMON STOCK	JAPAN	28	54,017
EZAKI GLICO CO LTD	COMMON STOCK	JAPAN	7,000	78,838
FAMILYMART CO LTD	COMMON STOCK	JAPAN	11,000	444,456
FANUC CORP	COMMON STOCK	JAPAN	33,200	5,076,593
FAST RETAILING CO LTD	COMMON STOCK	JAPAN	8,600	1,563,466
FIDEA HOLDINGS CO LTD	COMMON STOCK	JAPAN	37,000	95,918
FIELDS CORP	COMMON STOCK	JAPAN	55	84,714
FOSTER ELECTRIC CO LTD	COMMON STOCK	JAPAN	3,900	55,506

FRANCE BED HOLDINGS CO LTD	COMMON STOCK	JAPAN	43,000	73,733
FRONTIER REAL ESTATE INVEST	REIT	JAPAN	36	291,934
FUJI CO LTD	COMMON STOCK	JAPAN	27,800	652,657
FUJI ELECTRIC CO LTD	COMMON STOCK	JAPAN	100,000	273,788
FUJI HEAVY INDUSTRIES LTD	COMMON STOCK	JAPAN	110,000	663,723
FUJI KYUKO CO LTD	COMMON STOCK	JAPAN	33,000	195,500
FUJI OIL CO LTD	COMMON STOCK	JAPAN	7,000	100,164
FUJI SOFT INC	COMMON STOCK	JAPAN	2,900	52,167
FUJICCO CO LTD	COMMON STOCK	JAPAN	15,000	185,935
FUJIFILM HOLDINGS CORP	COMMON STOCK	JAPAN	79,500	1,881,036
FUJIKURA LTD	COMMON STOCK	JAPAN	56,000	163,493
FUJITEC CO LTD	COMMON STOCK	JAPAN	47,000	294,006
FUJITSU GENERAL LTD	COMMON STOCK	JAPAN	11,000	62,796
FUJITSU LTD	COMMON STOCK	JAPAN	329,000	1,707,771
FUJIYA CO LTD	COMMON STOCK	JAPAN	75,000	159,114
FUKUI BANK LTD/THE	COMMON STOCK	JAPAN	27,000	82,063
FUKUOKA FINANCIAL GROUP INC	COMMON STOCK	JAPAN	143,000	601,217
FUKUYAMA TRANSPORTING CO LTD	COMMON STOCK	JAPAN	16,000	96,716
FURUKAWA ELECTRIC CO LTD	COMMON STOCK	JAPAN	119,000	273,320
FURUNO ELECTRIC CO LTD	COMMON STOCK	JAPAN	5,400	25,887
FURUYA METAL CO LTD	COMMON STOCK	JAPAN	1,400	54,170
FUTABA INDUSTRIAL CO LTD	COMMON STOCK	JAPAN	19,400	109,104
FUTURE ARCHITECT INC	COMMON STOCK	JAPAN	111	43,230
GAKKEN HOLDINGS CO LTD	COMMON STOCK	JAPAN	43,000	78,171
GEO HOLDINGS CORP	COMMON STOCK	JAPAN	16	16,608
GLOBERIDE INC	COMMON STOCK	JAPAN	96,000	111,047
GLORY LTD	COMMON STOCK	JAPAN	7,900	170,145
GMO INTERNET INC	COMMON STOCK	JAPAN	16,300	62,205
GODO STEEL LTD	COMMON STOCK	JAPAN	25,000	61,978
GOLDCREST CO LTD	COMMON STOCK	JAPAN	10,280	163,280
GREE INC	COMMON STOCK	JAPAN	15,100	519,456
GROWELL HOLDINGS CO LTD	COMMON STOCK	JAPAN	2,970	71,315
GS YUASA CORP	COMMON STOCK	JAPAN	53,000	284,795
GULLIVER INTERNATIONAL CO	COMMON STOCK	JAPAN	4,540	186,733
GUNMA BANK LTD/THE	COMMON STOCK	JAPAN	68,000	374,109
GURUNAVI INC	COMMON STOCK	JAPAN	3,100	33,060
H I S CO LTD	COMMON STOCK	JAPAN	3,400	97,197
HACHIJUNI BANK LTD/THE	COMMON STOCK	JAPAN	76,000	434,092
HAKUHODO DY HOLDINGS INC	COMMON STOCK	JAPAN	4,290	246,164
HAMAMATSU PHOTONICS KK	COMMON STOCK	JAPAN	10,900	381,098
HANKYU REIT INC	REIT	JAPAN	35	148,468
HARMONIC DRIVE SYSTEMS INC	COMMON STOCK	JAPAN	2,400	46,143
HASEKO CORP	COMMON STOCK	JAPAN	250,000	165,484
HIBIYA ENGINEERING LTD	COMMON STOCK	JAPAN	2,000	21,500
HIGASHI NIPPON BANK LTD/THE	COMMON STOCK	JAPAN	26,000	54,400
HIKARI TSUSHIN INC	COMMON STOCK	JAPAN	5,300	131,936
HINO MOTORS LTD	COMMON STOCK	JAPAN	49,000	296,880
HIOKI E E CORP	COMMON STOCK	JAPAN	2,400	41,686
HIROSE ELECTRIC CO LTD	COMMON STOCK	JAPAN	5,800	508,264
HIROSHIMA BANK LTD/THE	COMMON STOCK	JAPAN	96,000	446,191
HISAKA WORKS LTD	COMMON STOCK	JAPAN	1,000	10,986
HISAMITSU PHARMACEUTICAL CO	COMMON STOCK	JAPAN	12,200	516,653
HITACHI CHEMICAL CO LTD	COMMON STOCK	JAPAN	19,500	343,146
HITACHI CONSTRUCTION MACHINE	COMMON STOCK	JAPAN	20,200	339,513
HITACHI HIGH TECHNOLOGIES CO	COMMON STOCK	JAPAN	12,900	279,692
HITACHI LTD	COMMON STOCK	JAPAN	756,000	3,964,169
HITACHI MEDICAL CORP	COMMON STOCK	JAPAN	20,000	205,745
HITACHI METALS LTD	COMMON STOCK	JAPAN	31,000	336,765
HITACHI ZOSEN CORP	COMMON STOCK	JAPAN	112,500	141,644
HOKKAIDO ELECTRIC POWER CO	COMMON STOCK	JAPAN	35,000	498,694
HOKUETSU BANK LTD/THE	COMMON STOCK	JAPAN	32,000	64,904
HOKUHOKU FINANCIAL GROUP INC	COMMON STOCK	JAPAN	220,000	428,460
HOKURIKU ELECTRIC POWER CO	COMMON STOCK	JAPAN	32,800	612,833
HOKUTO CORP	COMMON STOCK	JAPAN	3,100	67,746
HONDA MOTOR CO LTD	COMMON STOCK	JAPAN	274,000	8,347,179
HOYA CORP	COMMON STOCK	JAPAN	75,300	1,620,376
HYAKUGO BANK LTD/THE	COMMON STOCK	JAPAN	38,000	150,500
IBIDEN CO LTD	COMMON STOCK	JAPAN	25,800	512,223
ICHIBANYA CO LTD	COMMON STOCK	JAPAN	20,600	602,837
ICHIYOSHI SECURITIES CO LTD	COMMON STOCK	JAPAN	9,400	40,276
ICOM INC	COMMON STOCK	JAPAN	4,700	120,512
IDEC CORP	COMMON STOCK	JAPAN	14,800	155,958
IDEMITSU KOSAN CO LTD	COMMON STOCK	JAPAN	7,800	803,585
IHI CORP	COMMON STOCK	JAPAN	245,000	594,546
INDUSTRIAL + INFRASTRUCTURE	REIT	JAPAN	43	212,341
INES CORP	COMMON STOCK	JAPAN	11,700	82,351
INFO SERVICES INTL DENTSU	COMMON STOCK	JAPAN	4,500	44,598
INPEX CORP	COMMON STOCK	JAPAN	436	2,742,890
INTERNET INITIATIVE JAPAN	COMMON STOCK	JAPAN	37	132,605

ISEKI + CO LTD	COMMON STOCK	JAPAN	60,000	128,519
ISETAN MITSUKOSHI HOLDINGS L	COMMON STOCK	JAPAN	61,060	639,690
ISUZU MOTORS LTD	COMMON STOCK	JAPAN	236,000	1,090,115
IT HOLDINGS CORP	COMMON STOCK	JAPAN	9,100	109,298
ITO EN LTD	COMMON STOCK	JAPAN	10,500	180,784
ITOCHU CORP	COMMON STOCK	JAPAN	253,000	2,566,413
ITOCHU ENEX CO LTD	COMMON STOCK	JAPAN	12,400	69,728
ITOCHU SHOKUHIN CO LTD	COMMON STOCK	JAPAN	6,900	245,049
ITOCHU TECHNO SOLUTIONS CORP	COMMON STOCK	JAPAN	5,200	233,391
IYO BANK LTD/THE	COMMON STOCK	JAPAN	44,000	434,300
IZUMIYA CO LTD	COMMON STOCK	JAPAN	29,000	154,081
J FRONT RETAILING CO LTD	COMMON STOCK	JAPAN	97,000	468,331
J OIL MILLS INC	COMMON STOCK	JAPAN	6,000	17,153
JACCS CO LTD	COMMON STOCK	JAPAN	42,000	125,406
JAFCO CO LTD	COMMON STOCK	JAPAN	5,800	106,279
JAPAN AIRPORT TERMINAL CO	COMMON STOCK	JAPAN	4,700	61,215
JAPAN DIGITAL LABORATORY CO	COMMON STOCK	JAPAN	23,800	234,965
JAPAN LOGISTICS FUND INC	REIT	JAPAN	35	303,350
JAPAN PETROLEUM EXPLORATION	COMMON STOCK	JAPAN	7,300	285,221
JAPAN PRIME REALTY INVESTMEN	REIT	JAPAN	133	313,636
JAPAN PULP + PAPER CO LTD	COMMON STOCK	JAPAN	28,000	98,205
JAPAN RADIO CO LTD	COMMON STOCK	JAPAN	2,841	6,472
JAPAN REAL ESTATE INVESTMENT	REIT	JAPAN	76	592,494
JAPAN RETAIL FUND INVESTMENT	REIT	JAPAN	305	451,996
JAPAN STEEL WORKS LTD	COMMON STOCK	JAPAN	66,000	458,160
JAPAN TOBACCO INC	COMMON STOCK	JAPAN	747	3,512,521
JAPAN VILENE CO LTD	COMMON STOCK	JAPAN	10,000	42,470
JAPAN WIND DEVELOPMENT CO	COMMON STOCK	JAPAN	34	33,080
JAPANESE YEN		JAPAN	154,253,784	2,004,858
JEOL LTD	COMMON STOCK	JAPAN	15,000	37,588
JFE HOLDINGS INC	COMMON STOCK	JAPAN	98,500	1,791,206
JGC CORP	COMMON STOCK	JAPAN	39,000	935,263
JOSHIN DENKI CO LTD	COMMON STOCK	JAPAN	14,000	153,505
JOYO BANK LTD/THE	COMMON STOCK	JAPAN	125,000	552,890
JS GROUP CORP	COMMON STOCK	JAPAN	47,900	919,251
JSR CORP	COMMON STOCK	JAPAN	33,500	617,318
JTEKT CORP	COMMON STOCK	JAPAN	36,800	361,465
JUKI CORP	COMMON STOCK	JAPAN	229,000	513,836
JUPITER TELECOMMUNICATIONS	COMMON STOCK	JAPAN	266	269,718
JUROKU BANK LTD/THE	COMMON STOCK	JAPAN	48,000	156,464
JX HOLDINGS INC	COMMON STOCK	JAPAN	480,900	2,902,181
K S HOLDINGS CORP	COMMON STOCK	JAPAN	6,500	257,391
KABU.COM SECURITIES CO LTD	COMMON STOCK	JAPAN	1,400	4,125
KADOKAWA GROUP HOLDINGS INC	COMMON STOCK	JAPAN	3,700	128,634
KAGA ELECTRONICS CO LTD	COMMON STOCK	JAPAN	4,100	42,827
KAGOME CO LTD	COMMON STOCK	JAPAN	11,300	224,753
KAGOSHIMA BANK LTD/THE	COMMON STOCK	JAPAN	19,000	133,261
KAJIMA CORP	COMMON STOCK	JAPAN	149,000	457,632
KAKAKU.COM INC	COMMON STOCK	JAPAN	6,400	234,505
KAKEN PHARMACEUTICAL CO LTD	COMMON STOCK	JAPAN	15,000	199,528
KAMIGUMI CO LTD	COMMON STOCK	JAPAN	47,000	405,321
KANEKA CORP	COMMON STOCK	JAPAN	57,000	303,478
KANSAI ELECTRIC POWER CO INC	COMMON STOCK	JAPAN	120,400	1,848,148
KANSAI PAINT CO LTD	COMMON STOCK	JAPAN	39,000	347,970
KANTO NATURAL GAS DEVELOP	COMMON STOCK	JAPAN	44,000	219,820
KAO CORP	COMMON STOCK	JAPAN	85,000	2,321,543
KAPPA CREATE CO LTD	COMMON STOCK	JAPAN	5,450	128,955
KASUMI CO LTD	COMMON STOCK	JAPAN	82,800	528,746
KATAKURA INDUSTRIES CO LTD	COMMON STOCK	JAPAN	7,500	69,937
KATO SANGYO CO LTD	COMMON STOCK	JAPAN	5,300	102,283
KAWASAKI HEAVY INDUSTRIES	COMMON STOCK	JAPAN	263,000	655,000
KAWASAKI KISEN KAISHA LTD	COMMON STOCK	JAPAN	108,000	194,702
KDDI CORP	COMMON STOCK	JAPAN	509	3,277,930
KEIKYU CORP	COMMON STOCK	JAPAN	77,000	691,186
KEIO CORP	COMMON STOCK	JAPAN	103,000	726,389
KEISEI ELECTRIC RAILWAY CO	COMMON STOCK	JAPAN	53,000	389,620
KEIYO BANK LTD/THE	COMMON STOCK	JAPAN	31,000	153,680
KEIYO CO LTD	COMMON STOCK	JAPAN	16,500	102,465
KEWPIE CORP	COMMON STOCK	JAPAN	16,400	233,303
KEY COFFEE INC	COMMON STOCK	JAPAN	21,800	394,367
KEYENCE CORP	COMMON STOCK	JAPAN	7,700	1,855,616
KIKKOMAN CORP	COMMON STOCK	JAPAN	27,000	309,960
KINDEN CORP	COMMON STOCK	JAPAN	23,000	194,287
KINKI SHARYO CO LTD	COMMON STOCK	JAPAN	16,000	50,849
KINTETSU CORP	COMMON STOCK	JAPAN	258,000	1,008,793
KIRIN HOLDINGS CO LTD	COMMON STOCK	JAPAN	148,000	1,798,835
KISOJI CO LTD	COMMON STOCK	JAPAN	27,100	506,113
KITZ CORP	COMMON STOCK	JAPAN	11,000	44,258
KIYO HOLDINGS INC	COMMON STOCK	JAPAN	97,000	151,312

KOBAYASHI PHARMACEUTICAL CO	COMMON STOCK	JAPAN	4,800	252,681
KOBE STEEL LTD	COMMON STOCK	JAPAN	720,000	1,111,833
KOHNAN SHOJI CO LTD	COMMON STOCK	JAPAN	7,800	128,102
KOITO MANUFACTURING CO LTD	COMMON STOCK	JAPAN	16,000	224,283
KOJIMA CO LTD	COMMON STOCK	JAPAN	10,900	71,526
KOMATSU LTD	COMMON STOCK	JAPAN	164,500	3,837,753
KONAMI CORP	COMMON STOCK	JAPAN	19,200	574,541
KONICA MINOLTA HOLDINGS INC	COMMON STOCK	JAPAN	87,500	651,817
KUBOTA CORP	COMMON STOCK	JAPAN	204,000	1,707,400
KURABO INDUSTRIES LTD	COMMON STOCK	JAPAN	42,000	79,647
KURARAY CO LTD	COMMON STOCK	JAPAN	61,500	874,154
KURITA WATER INDUSTRIES LTD	COMMON STOCK	JAPAN	21,100	549,309
KYOCERA CORP	COMMON STOCK	JAPAN	30,500	2,450,132
KYODO PRINTING CO LTD	COMMON STOCK	JAPAN	63,000	147,277
KYORIN HOLDINGS INC	COMMON STOCK	JAPAN	9,000	158,402
KYORITSU MAINTENANCE CO LTD	COMMON STOCK	JAPAN	6,400	118,614
KYOWA EXEO CORP	COMMON STOCK	JAPAN	11,500	108,279
KYOWA HAKKO KIRIN CO LTD	COMMON STOCK	JAPAN	49,537	606,070
KYUDENKO CORP	COMMON STOCK	JAPAN	13,000	79,531
KYUSHU ELECTRIC POWER CO INC	COMMON STOCK	JAPAN	64,400	922,591
LAWSON INC	COMMON STOCK	JAPAN	9,300	580,593
LEOPALACE21 CORP	COMMON STOCK	JAPAN	24,300	47,582
LION CORP	COMMON STOCK	JAPAN	24,000	141,974
M3 INC	COMMON STOCK	JAPAN	26	117,193
MABUCHI MOTOR CO LTD	COMMON STOCK	JAPAN	5,100	212,814
MACROMILL INC	COMMON STOCK	JAPAN	4,600	46,652
MAEDA CORP	COMMON STOCK	JAPAN	13,000	47,744
MAKITA CORP	COMMON STOCK	JAPAN	21,900	707,827
MANDOM CORP	COMMON STOCK	JAPAN	4,500	118,924
MANI INC	COMMON STOCK	JAPAN	2,400	82,695
MARS ENGINEERING CORP	COMMON STOCK	JAPAN	6,200	105,832
MARUBENI CORP	COMMON STOCK	JAPAN	283,000	1,721,808
MARUDAI FOOD CO LTD	COMMON STOCK	JAPAN	25,000	91,685
MARUETSU INC/THE	COMMON STOCK	JAPAN	4,000	14,549
MARUHA NICHIRO HOLDINGS INC	COMMON STOCK	JAPAN	57,000	105,308
MARUI GROUP CO LTD	COMMON STOCK	JAPAN	44,200	344,213
MARUICHI STEEL TUBE LTD	COMMON STOCK	JAPAN	9,500	211,787
MARUSAN SECURITIES CO LTD	COMMON STOCK	JAPAN	5,400	16,546
MARUZEN SHOWA UNYU CO LTD	COMMON STOCK	JAPAN	78,000	251,915
MATSUDA SANGYO CO LTD	COMMON STOCK	JAPAN	2,400	36,611
MATSUI SECURITIES CO LTD	COMMON STOCK	JAPAN	9,000	43,899
MATSUYA CO LTD	COMMON STOCK	JAPAN	3,700	20,993
MAX CO LTD	COMMON STOCK	JAPAN	2,000	25,021
MAZDA MOTOR CORP	COMMON STOCK	JAPAN	233,000	411,138
MCDONALD S HOLDINGS CO JAPAN	COMMON STOCK	JAPAN	10,800	291,547
MEDIPAL HOLDINGS CORP	COMMON STOCK	JAPAN	28,000	292,307
MEGACHIPS CORP	COMMON STOCK	JAPAN	4,400	73,280
MEGMILK SNOW BRAND CO LTD	COMMON STOCK	JAPAN	6,500	124,677
MEIDENSHA CORP	COMMON STOCK	JAPAN	23,000	77,305
MEIJI HOLDINGS CO LTD	COMMON STOCK	JAPAN	9,800	406,672
MEIKO ELECTRONICS CO LTD	COMMON STOCK	JAPAN	3,100	27,261
MELCO HOLDINGS INC	COMMON STOCK	JAPAN	5,800	156,811
MICRONICS JAPAN CO LTD	COMMON STOCK	JAPAN	7,600	40,624
MID REIT INC	REIT	JAPAN	68	161,146
MIKUNI COCA COLA BOTTLING CO	COMMON STOCK	JAPAN	33,000	292,873
MILBON CO LTD	COMMON STOCK	JAPAN	4,500	138,297
MIMASU SEMICONDUCTOR INDUST	COMMON STOCK	JAPAN	1,200	10,006
MINEBEA CO LTD	COMMON STOCK	JAPAN	67,000	279,884
MINISTOP CO LTD	COMMON STOCK	JAPAN	12,700	237,418
MIRACA HOLDINGS INC	COMMON STOCK	JAPAN	8,100	322,825
MIRAIT HOLDINGS CORP	COMMON STOCK	JAPAN	8,200	61,774
MISUMI GROUP INC	COMMON STOCK	JAPAN	12,300	282,365
MITSUBISHI CHEMICAL HOLDINGS	COMMON STOCK	JAPAN	248,000	1,364,862
MITSUBISHI CORP	COMMON STOCK	JAPAN	234,300	4,726,506
MITSUBISHI ELECTRIC CORP	COMMON STOCK	JAPAN	340,000	3,252,108
MITSUBISHI ESTATE CO LTD	COMMON STOCK	JAPAN	207,000	3,089,632
MITSUBISHI GAS CHEMICAL CO	COMMON STOCK	JAPAN	72,000	399,003
MITSUBISHI HEAVY INDUSTRIES	COMMON STOCK	JAPAN	523,000	2,226,774
MITSUBISHI KAKOKI KAISHA LTD	COMMON STOCK	JAPAN	6,000	10,204
MITSUBISHI LOGISTICS CORP	COMMON STOCK	JAPAN	20,000	221,952
MITSUBISHI MATERIALS CORP	COMMON STOCK	JAPAN	267,000	724,000
MITSUBISHI MOTORS CORP	COMMON STOCK	JAPAN	669,000	790,481
MITSUBISHI PAPER MILLS LTD	COMMON STOCK	JAPAN	10,000	9,088
MITSUBISHI PENCIL CO LTD	COMMON STOCK	JAPAN	9,100	164,293
MITSUBISHI TANABE PHARMA	COMMON STOCK	JAPAN	38,000	601,181
MITSUBISHI UFJ FINANCIAL GRO	COMMON STOCK	JAPAN	2,208,800	9,373,894
MITSUBISHI UFJ LEASE + FINAN	COMMON STOCK	JAPAN	11,140	441,148
MITSUBOSHI BELTING CO LTD	COMMON STOCK	JAPAN	28,000	143,953
MITSUI + CO LTD	COMMON STOCK	JAPAN	290,700	4,514,339

MITSUI CHEMICALS INC	COMMON STOCK	JAPAN	127,000	387,240
MITSUI ENGINEER + SHIPBUILD	COMMON STOCK	JAPAN	140,000	218,058
MITSUI FUDOSAN CO LTD	COMMON STOCK	JAPAN	138,000	2,009,189
MITSUI HOME CO LTD	COMMON STOCK	JAPAN	14,000	71,479
MITSUI MINING + SMELTING CO	COMMON STOCK	JAPAN	107,000	276,099
MITSUI OSK LINES LTD	COMMON STOCK	JAPAN	209,000	808,694
MITSUI SOKO CO LTD	COMMON STOCK	JAPAN	13,000	48,963
MITSUI SUGAR CO LTD	COMMON STOCK	JAPAN	14,000	47,822
MITSUMI ELECTRIC CO LTD	COMMON STOCK	JAPAN	15,400	114,487
MITSUUROKO HOLDINGS CO LTD	COMMON STOCK	JAPAN	68,800	393,347
MIYAZAKI BANK LTD/THE	COMMON STOCK	JAPAN	16,000	39,276
MIZUHO FINANCIAL GROUP INC	COMMON STOCK	JAPAN	3,812,900	5,147,583
MIZUNO CORP	COMMON STOCK	JAPAN	37,000	190,354
MOCHIDA PHARMACEUTICAL CO	COMMON STOCK	JAPAN	9,000	101,019
MORI SEIKI CO LTD	COMMON STOCK	JAPAN	16,000	142,606
MORINAGA + CO LTD	COMMON STOCK	JAPAN	21,000	49,379
MORINAGA MILK INDUSTRY CO	COMMON STOCK	JAPAN	25,000	96,934
MOS FOOD SERVICES INC	COMMON STOCK	JAPAN	38,700	771,815
MS+AD INSURANCE GROUP HOLDIN	COMMON STOCK	JAPAN	92,500	1,712,075
MURATA MANUFACTURING CO LTD	COMMON STOCK	JAPAN	38,000	1,950,526
NABTESCO CORP	COMMON STOCK	JAPAN	17,000	309,070
NAFCO CO LTD	COMMON STOCK	JAPAN	1,200	20,563
NAGAILEBEN CO LTD	COMMON STOCK	JAPAN	7,200	95,421
NAGASE + CO LTD	COMMON STOCK	JAPAN	18,000	196,055
NAKAYAMA STEEL WORKS LTD	COMMON STOCK	JAPAN	28,000	25,515
NAMCO BANDAI HOLDINGS INC	COMMON STOCK	JAPAN	36,900	525,276
NANTO BANK LTD/THE	COMMON STOCK	JAPAN	30,000	166,109
NEC CORP	COMMON STOCK	JAPAN	402,000	813,731
NEC FIELDING LTD	COMMON STOCK	JAPAN	4,300	55,362
NEC NETWORKS + SYSTEM INTEGR	COMMON STOCK	JAPAN	2,600	37,918
NET ONE SYSTEMS CO LTD	COMMON STOCK	JAPAN	58	158,184
NGK INSULATORS LTD	COMMON STOCK	JAPAN	45,000	533,094
NGK SPARK PLUG CO LTD	COMMON STOCK	JAPAN	32,000	396,732
NHK SPRING CO LTD	COMMON STOCK	JAPAN	27,000	238,993
NICHI IKO PHARMACEUTICAL CO	COMMON STOCK	JAPAN	4,600	108,258
NICHIAS CORP	COMMON STOCK	JAPAN	31,000	171,689
NICHIDEN CORP	COMMON STOCK	JAPAN	2,300	75,905
NICHIHA CORP	COMMON STOCK	JAPAN	6,800	73,115
NICHII GAKKAN CO	COMMON STOCK	JAPAN	9,600	117,097
NIDEC COPAL CORP	COMMON STOCK	JAPAN	12,000	132,777
NIDEC COPAL ELECTRONICS CORP	COMMON STOCK	JAPAN	10,000	59,809
NIDEC CORP	COMMON STOCK	JAPAN	19,600	1,701,868
NIFCO INC	COMMON STOCK	JAPAN	7,400	206,647
NIHON NOHYAKU CO LTD	COMMON STOCK	JAPAN	5,000	20,584
NIKKISO CO LTD	COMMON STOCK	JAPAN	6,000	51,039
NIKON CORP	COMMON STOCK	JAPAN	58,000	1,290,180
NINTENDO CO LTD	COMMON STOCK	JAPAN	16,000	2,206,570
NIPPON ACCOMMODATIONS FUND	REIT	JAPAN	45	302,897
NIPPON BEET SUGAR MFG CO LTD	COMMON STOCK	JAPAN	41,000	81,484
NIPPON BUILDING FUND INC	REIT	JAPAN	94	769,476
NIPPON CARBON CO LTD	COMMON STOCK	JAPAN	22,000	61,671
NIPPON CERAMIC CO LTD	COMMON STOCK	JAPAN	5,300	98,394
NIPPON DENKO CO LTD	COMMON STOCK	JAPAN	11,000	49,662
NIPPON DENSETSU KOGYO CO LTD	COMMON STOCK	JAPAN	6,000	57,862
NIPPON ELECTRIC GLASS CO LTD	COMMON STOCK	JAPAN	63,000	626,150
NIPPON EXPRESS CO LTD	COMMON STOCK	JAPAN	150,000	584,351
NIPPON FLOUR MILLS CO LTD	COMMON STOCK	JAPAN	12,000	53,005
NIPPON GAS CO LTD	COMMON STOCK	JAPAN	4,000	56,102
NIPPON KANZAI CO LTD	COMMON STOCK	JAPAN	6,200	112,059
NIPPON KAYAKU CO LTD	COMMON STOCK	JAPAN	24,000	231,189
NIPPON MEAT PACKERS INC	COMMON STOCK	JAPAN	34,000	422,906
NIPPON PAINT CO LTD	COMMON STOCK	JAPAN	32,000	221,475
NIPPON PAPER GROUP INC	COMMON STOCK	JAPAN	16,600	362,276
NIPPON SHARYO LTD	COMMON STOCK	JAPAN	62,000	237,383
NIPPON SHEET GLASS CO LTD	COMMON STOCK	JAPAN	136,000	254,158
NIPPON SHINYAKU CO LTD	COMMON STOCK	JAPAN	8,000	98,821
NIPPON SIGNAL CO LTD/THE	COMMON STOCK	JAPAN	10,700	63,514
NIPPON SODA CO LTD	COMMON STOCK	JAPAN	25,000	113,217
NIPPON STEEL CORP	COMMON STOCK	JAPAN	1,066,000	2,655,889
NIPPON SUISAN KAISHA LTD	COMMON STOCK	JAPAN	29,500	101,152
NIPPON TELEGRAPH + TELEPHONE	COMMON STOCK	JAPAN	79,700	4,049,258
NIPPON YUSEN	COMMON STOCK	JAPAN	235,000	600,883
NISHI NIPPON CITY BANK LTD	COMMON STOCK	JAPAN	120,000	345,186
NISHI NIPPON RAILROAD CO LTD	COMMON STOCK	JAPAN	34,000	162,545
NISHIMATSUYA CHAIN CO LTD	COMMON STOCK	JAPAN	3,700	28,593
NISSAN CHEMICAL INDUSTRIES	COMMON STOCK	JAPAN	27,000	260,931
NISSAN MOTOR CO LTD	COMMON STOCK	JAPAN	415,100	3,727,206
NISSEN HOLDINGS CO LTD	COMMON STOCK	JAPAN	14,700	65,268
NISSHA PRINTING CO LTD	COMMON STOCK	JAPAN	4,100	50,762

NISSHIN OILLIO GROUP LTD/THE	COMMON STOCK	JAPAN	15,000	64,500
NISSHIN SEIFUN GROUP INC	COMMON STOCK	JAPAN	31,000	375,632
NISSHIN STEEL CO LTD	COMMON STOCK	JAPAN	164,000	251,063
NISSHINBO HOLDINGS INC	COMMON STOCK	JAPAN	24,000	216,207
NISSIN CORP	COMMON STOCK	JAPAN	36,000	87,896
NISSIN FOODS HOLDINGS CO LTD	COMMON STOCK	JAPAN	14,700	575,896
NITORI HOLDINGS CO LTD	COMMON STOCK	JAPAN	7,650	717,528
NITTA CORP	COMMON STOCK	JAPAN	2,300	43,191
NITTO BOSEKI CO LTD	COMMON STOCK	JAPAN	32,000	111,361
NITTO DENKO CORP	COMMON STOCK	JAPAN	30,700	1,097,071
NITTO KOGYO CORP	COMMON STOCK	JAPAN	4,700	54,010
NITTO KOHKI CO LTD	COMMON STOCK	JAPAN	6,500	147,739
NKSJ HOLDINGS INC	COMMON STOCK	JAPAN	60,600	1,187,676
NOEVIR HOLDING CO	COMMON STOCK	JAPAN	16,400	180,703
NOHMI BOSAI LTD	COMMON STOCK	JAPAN	16,000	99,759
NOK CORP	COMMON STOCK	JAPAN	20,300	348,550
NOMURA HOLDINGS INC	COMMON STOCK	JAPAN	576,600	1,742,661
NOMURA REAL ESTATE HOLDINGS	COMMON STOCK	JAPAN	12,600	187,394
NOMURA REAL ESTATE OFFICE FU	REIT	JAPAN	53	272,335
NOMURA REAL ESTATE RESIDENTI	REIT	JAPAN	40	172,313
NOMURA RESEARCH INSTITUTE LT	COMMON STOCK	JAPAN	21,100	476,704
NORITSU KOKI CO LTD	COMMON STOCK	JAPAN	14,900	67,545
NORITZ CORP	COMMON STOCK	JAPAN	6,100	111,403
NPC INC	COMMON STOCK	JAPAN	2,400	19,013
NSD CO LTD	COMMON STOCK	JAPAN	3,300	25,890
NSK LTD	COMMON STOCK	JAPAN	84,000	544,860
NTN CORP	COMMON STOCK	JAPAN	75,000	301,637
NTT DATA CORP	COMMON STOCK	JAPAN	232	740,438
NTT DOCOMO INC	COMMON STOCK	JAPAN	2,729	5,015,910
NTT URBAN DEVELOPMENT CORP	COMMON STOCK	JAPAN	202	137,654
OBAYASHI CORP	COMMON STOCK	JAPAN	113,000	501,838
OBIC CO LTD	COMMON STOCK	JAPAN	1,150	219,939
ODAKYU ELECTRIC RAILWAY CO	COMMON STOCK	JAPAN	106,000	1,024,410
OILES CORP	COMMON STOCK	JAPAN	6,000	113,273
OITA BANK LTD/THE	COMMON STOCK	JAPAN	17,000	49,016
OJI PAPER CO LTD	COMMON STOCK	JAPAN	159,000	815,601
OKI ELECTRIC INDUSTRY CO LTD	COMMON STOCK	JAPAN	70,000	62,679
OKINAWA ELECTRIC POWER CO	COMMON STOCK	JAPAN	1,800	76,786
OKUMA CORP	COMMON STOCK	JAPAN	26,000	165,968
OKUWA CO LTD	COMMON STOCK	JAPAN	3,000	45,797
OLYMPUS CORP	COMMON STOCK	JAPAN	41,800	549,312
OMRON CORP	COMMON STOCK	JAPAN	36,600	734,850
ONO PHARMACEUTICAL CO LTD	COMMON STOCK	JAPAN	13,000	729,600
ONOKEN CO LTD	COMMON STOCK	JAPAN	2,900	23,631
ONWARD HOLDINGS CO LTD	COMMON STOCK	JAPAN	24,000	176,120
ORACLE CORP JAPAN	COMMON STOCK	JAPAN	6,700	221,695
ORGANO CORP	COMMON STOCK	JAPAN	2,000	15,275
ORIENT CORP	COMMON STOCK	JAPAN	59,000	53,576
ORIENTAL LAND CO LTD	COMMON STOCK	JAPAN	9,400	993,164
ORIX CORP	COMMON STOCK	JAPAN	17,046	1,405,727
ORIX JREIT INC	REIT	JAPAN	54	222,745
OSAKA GAS CO LTD	COMMON STOCK	JAPAN	333,000	1,314,316
OSAKA SECURITIES EXCHANGE CO	COMMON STOCK	JAPAN	29	166,734
OSAKA TITANIUM TECHNOLOGIES	COMMON STOCK	JAPAN	3,600	158,912
OSAKI ELECTRIC CO LTD	COMMON STOCK	JAPAN	2,000	19,118
OTSUKA CORP	COMMON STOCK	JAPAN	2,800	192,861
OTSUKA HOLDINGS CO LTD	COMMON STOCK	JAPAN	40,200	1,131,086
OTSUKA KAGU LTD	COMMON STOCK	JAPAN	20,000	164,513
OYO CORP	COMMON STOCK	JAPAN	12,300	141,555
PACIFIC METALS CO LTD	COMMON STOCK	JAPAN	18,000	87,056
PANASONIC CORP	COMMON STOCK	JAPAN	363,500	3,085,502
PARAMOUNT BED HOLDINGS CO LT	COMMON STOCK	JAPAN	9,300	282,839
PARIS MIKI HOLDINGS INC	COMMON STOCK	JAPAN	13,800	112,717
PARK24 CO LTD	COMMON STOCK	JAPAN	14,500	192,412
PASONA GROUP INC	COMMON STOCK	JAPAN	23	22,399
PENTA OCEAN CONSTRUCTION CO	COMMON STOCK	JAPAN	38,500	117,722
PIGEON CORP	COMMON STOCK	JAPAN	4,600	187,546
PILOT CORP	COMMON STOCK	JAPAN	59	114,931
PIONEER CORP	COMMON STOCK	JAPAN	33,100	148,610
PLENUS CO LTD	COMMON STOCK	JAPAN	2,800	45,764
POINT INC	COMMON STOCK	JAPAN	2,060	87,503
PRESS KOGYO CO LTD	COMMON STOCK	JAPAN	30,000	144,416
PRONEXUS INC	COMMON STOCK	JAPAN	15,800	79,141
RAKUTEN INC	COMMON STOCK	JAPAN	1,227	1,320,105
RENGO CO LTD	COMMON STOCK	JAPAN	30,000	209,310
RESONA HOLDINGS INC	COMMON STOCK	JAPAN	303,800	1,337,167
RICOH CO LTD	COMMON STOCK	JAPAN	123,000	1,071,258
RINNAI CORP	COMMON STOCK	JAPAN	6,200	443,751
ROHM CO LTD	COMMON STOCK	JAPAN	18,600	866,592

ROHTO PHARMACEUTICAL CO LTD	COMMON STOCK	JAPAN	11,000	141,506
ROLAND CORP	COMMON STOCK	JAPAN	10,100	91,555
ROLAND DG CORP	COMMON STOCK	JAPAN	4,200	46,650
ROUND ONE CORP	COMMON STOCK	JAPAN	35,100	227,843
ROYAL HOLDINGS CO LTD	COMMON STOCK	JAPAN	14,700	175,519
SAINT MARC HOLDINGS CO LTD	COMMON STOCK	JAPAN	2,400	92,453
SAIZERIYA CO LTD	COMMON STOCK	JAPAN	3,900	64,999
SAKATA SEED CORP	COMMON STOCK	JAPAN	3,400	48,760
SAN A CO LTD	COMMON STOCK	JAPAN	4,000	158,267
SAN AI OIL CO LTD	COMMON STOCK	JAPAN	23,000	97,660
SAN IN GODO BANK LTD/THE	COMMON STOCK	JAPAN	25,000	187,332
SANKEN ELECTRIC CO LTD	COMMON STOCK	JAPAN	17,000	53,362
SANKI ENGINEERING CO LTD	COMMON STOCK	JAPAN	8,000	41,664
SANKYO CO LTD	COMMON STOCK	JAPAN	9,800	496,450
SANKYO TATEYAMA HOLDINGS INC	COMMON STOCK	JAPAN	75,000	110,050
SANKYU INC	COMMON STOCK	JAPAN	36,000	136,012
SANRIO CO LTD	COMMON STOCK	JAPAN	6,600	338,947
SANTEN PHARMACEUTICAL CO LTD	COMMON STOCK	JAPAN	13,000	535,852
SANYO SHOKAI LTD	COMMON STOCK	JAPAN	7,000	15,912
SAPPORO HOKUYO HOLDINGS INC	COMMON STOCK	JAPAN	54,000	193,553
SAPPORO HOLDINGS LTD	COMMON STOCK	JAPAN	45,000	170,087
SATO HOLDING CORP	COMMON STOCK	JAPAN	9,700	120,426
SAWAI PHARMACEUTICAL CO LTD	COMMON STOCK	JAPAN	2,400	249,372
SBI HOLDINGS INC	COMMON STOCK	JAPAN	3,423	250,461
SCSK CORP	COMMON STOCK	JAPAN	6,200	99,053
SEC CARBON LTD	COMMON STOCK	JAPAN	17,000	58,720
SECOM CO LTD	COMMON STOCK	JAPAN	36,300	1,673,696
SEGA SAMMY HOLDINGS INC	COMMON STOCK	JAPAN	36,000	777,307
SEIKA CORP	COMMON STOCK	JAPAN	9,000	23,964
SEIKAGAKU CORP	COMMON STOCK	JAPAN	3,200	34,412
SEIKO EPSON CORP	COMMON STOCK	JAPAN	24,100	319,772
SEIKO HOLDINGS CORP	COMMON STOCK	JAPAN	25,000	51,286
SEIREN CO LTD	COMMON STOCK	JAPAN	8,800	51,656
SEKISUI CHEMICAL CO LTD	COMMON STOCK	JAPAN	76,000	626,125
SEKISUI HOUSE LTD	COMMON STOCK	JAPAN	89,000	788,287
SEKISUI JUSHI CORP	COMMON STOCK	JAPAN	22,000	222,055
SENKO CO LTD	COMMON STOCK	JAPAN	72,000	286,157
SENSHU IKEDA HOLDINGS INC	COMMON STOCK	JAPAN	128,600	188,627
SENSHUKAI CO LTD	COMMON STOCK	JAPAN	7,300	48,984
SEVEN + I HOLDINGS CO LTD	COMMON STOCK	JAPAN	125,800	3,504,131
SEVEN BANK LTD	COMMON STOCK	JAPAN	89,000	174,566
SHARP CORP	COMMON STOCK	JAPAN	170,000	1,484,839
SHIBAURA MECHATRONICS CORP	COMMON STOCK	JAPAN	16,000	40,030
SHIBUSAWA WAREHOUSE CO LTD	COMMON STOCK	JAPAN	23,000	64,344
SHIGA BANK LTD/THE	COMMON STOCK	JAPAN	37,000	252,165
SHIKOKU BANK LTD/THE	COMMON STOCK	JAPAN	26,000	97,576
SHIKOKU ELECTRIC POWER CO	COMMON STOCK	JAPAN	33,000	945,662
SHIMADZU CORP	COMMON STOCK	JAPAN	46,000	389,355
SHIMAMURA CO LTD	COMMON STOCK	JAPAN	3,900	399,112
SHIMANO INC	COMMON STOCK	JAPAN	12,800	621,555
SHIMIZU BANK LTD/THE	COMMON STOCK	JAPAN	4,000	146,293
SHIMIZU CORP	COMMON STOCK	JAPAN	111,000	465,544
SHIN ETSU CHEMICAL CO LTD	COMMON STOCK	JAPAN	72,500	3,566,947
SHIN KOBE ELECTRIC MACHINERY	COMMON STOCK	JAPAN	4,000	88,605
SHINKAWA LTD	COMMON STOCK	JAPAN	1,700	7,771
SHINKO ELECTRIC INDUSTRIES	COMMON STOCK	JAPAN	12,700	86,285
SHINKO PLANTECH CO LTD	COMMON STOCK	JAPAN	20,900	168,786
SHINSEI BANK LTD	COMMON STOCK	JAPAN	220,000	228,144
SHIONOGI + CO LTD	COMMON STOCK	JAPAN	54,000	693,388
SHIP HEALTHCARE HOLDINGS INC	COMMON STOCK	JAPAN	9,200	200,928
SHISEIDO CO LTD	COMMON STOCK	JAPAN	58,000	1,065,829
SHIZUOKA BANK LTD/THE	COMMON STOCK	JAPAN	110,000	1,158,424
SHIZUOKA GAS CO LTD	COMMON STOCK	JAPAN	10,000	63,460
SHO BOND HOLDINGS CO LTD	COMMON STOCK	JAPAN	6,600	145,225
SHOWA DENKO K K	COMMON STOCK	JAPAN	235,000	475,862
SHOWA SANGYO CO LTD	COMMON STOCK	JAPAN	30,000	92,522
SHOWA SHELL SEKIYU KK	COMMON STOCK	JAPAN	47,700	321,331
SINANEN CO LTD	COMMON STOCK	JAPAN	59,000	260,571
SINFONIA TECHNOLOGY CO LTD	COMMON STOCK	JAPAN	22,000	44,834
SMC CORP	COMMON STOCK	JAPAN	10,600	1,707,896
SO NET ENTERTAINMENT CORP	COMMON STOCK	JAPAN	13	47,314
SOFTBANK CORP	COMMON STOCK	JAPAN	151,600	4,462,028
SOJITZ CORP	COMMON STOCK	JAPAN	234,700	362,472
SONY CORP	COMMON STOCK	JAPAN	163,900	2,954,967
SONY FINANCIAL HOLDINGS INC	COMMON STOCK	JAPAN	31,600	465,095
SOTETSU HOLDINGS INC	COMMON STOCK	JAPAN	56,000	171,686
SPARX GROUP CO LTD	COMMON STOCK	JAPAN	236	16,421
SQUARE ENIX HOLDINGS CO LTD	COMMON STOCK	JAPAN	12,100	237,365
STANLEY ELECTRIC CO LTD	COMMON STOCK	JAPAN	28,900	424,200

STARBUCKS COFFEE JAPAN LTD	COMMON STOCK	JAPAN	117	74,525
SUMCO CORP	COMMON STOCK	JAPAN	24,700	182,180
SUMITOMO BAKELITE CO LTD	COMMON STOCK	JAPAN	30,000	167,851
SUMITOMO CHEMICAL CO LTD	COMMON STOCK	JAPAN	287,000	1,046,738
SUMITOMO CORP	COMMON STOCK	JAPAN	184,000	2,487,430
SUMITOMO ELECTRIC INDUSTRIES	COMMON STOCK	JAPAN	126,700	1,378,095
SUMITOMO FORESTRY CO LTD	COMMON STOCK	JAPAN	21,600	190,476
SUMITOMO HEAVY INDUSTRIES	COMMON STOCK	JAPAN	104,000	605,648
SUMITOMO METAL INDUSTRIES	COMMON STOCK	JAPAN	634,000	1,151,790
SUMITOMO METAL MINING CO LTD	COMMON STOCK	JAPAN	130,000	1,668,195
SUMITOMO MITSUI FINANCIAL GR	COMMON STOCK	JAPAN	225,654	6,280,405
SUMITOMO MITSUI TRUST HOLDIN	COMMON STOCK	JAPAN	565,000	1,657,137
SUMITOMO OSAKA CEMENT CO LTD	COMMON STOCK	JAPAN	56,000	153,079
SUMITOMO PRECISION PRODUCTS	COMMON STOCK	JAPAN	34,000	209,196
SUMITOMO REALTY + DEVELOPMNT	COMMON STOCK	JAPAN	64,000	1,119,503
SUMITOMO RUBBER INDUSTRIES	COMMON STOCK	JAPAN	32,100	385,070
SURUGA BANK LTD	COMMON STOCK	JAPAN	43,000	384,710
SUZUKEN CO LTD	COMMON STOCK	JAPAN	12,400	343,643
SUZUKI MOTOR CORP	COMMON STOCK	JAPAN	57,800	1,192,063
SYSMEX CORP	COMMON STOCK	JAPAN	9,700	315,957
T GAIA CORP	COMMON STOCK	JAPAN	83	154,800
T RAD CO LTD	COMMON STOCK	JAPAN	19,000	62,879
T+D HOLDINGS INC	COMMON STOCK	JAPAN	92,000	856,173
TACHI S CO LTD	COMMON STOCK	JAPAN	2,700	47,235
TAIHEI DENGYO KAISHA LTD	COMMON STOCK	JAPAN	5,000	38,573
TAIHEIYO CEMENT CORP	COMMON STOCK	JAPAN	179,000	342,278
TAIKISHA LTD	COMMON STOCK	JAPAN	5,800	124,085
TAISEI CORP	COMMON STOCK	JAPAN	184,000	465,928
TAISHO PHARMACEUTICAL HOLDIN	COMMON STOCK	JAPAN	6,900	531,995
TAIYO NIPPON SANSO CORP	COMMON STOCK	JAPAN	52,000	362,530
TAIYO YUDEN CO LTD	COMMON STOCK	JAPAN	12,000	89,332
TAKAMATSU CONSTRUCTION GROUP	COMMON STOCK	JAPAN	600	9,499
TAKARA BIO INC	COMMON STOCK	JAPAN	5,200	26,340
TAKARA HOLDINGS INC	COMMON STOCK	JAPAN	26,000	167,127
TAKASHIMAYA CO LTD	COMMON STOCK	JAPAN	53,000	383,270
TAKEDA PHARMACEUTICAL CO LTD	COMMON STOCK	JAPAN	131,100	5,760,833
TAKIRON CO LTD	COMMON STOCK	JAPAN	6,000	20,337
TAMRON CO LTD	COMMON STOCK	JAPAN	4,800	115,699
TDK CORP	COMMON STOCK	JAPAN	22,700	1,004,060
TEIJIN LTD	COMMON STOCK	JAPAN	166,000	510,461
TEMP HOLDINGS CO LTD	COMMON STOCK	JAPAN	6,600	59,568
TERUMO CORP	COMMON STOCK	JAPAN	30,800	1,449,402
THK CO LTD	COMMON STOCK	JAPAN	20,800	408,843
TKC CORP	COMMON STOCK	JAPAN	11,000	228,356
TOA CORP	COMMON STOCK	JAPAN	34,000	57,374
TOBU RAILWAY CO LTD	COMMON STOCK	JAPAN	157,000	801,628
TOCALO CO LTD	COMMON STOCK	JAPAN	800	16,968
TOCHIGI BANK LTD/THE	COMMON STOCK	JAPAN	10,000	35,850
TOENEC CORP	COMMON STOCK	JAPAN	11,000	59,435
TOHO CO LTD	COMMON STOCK	JAPAN	19,900	354,601
TOHO GAS CO LTD	COMMON STOCK	JAPAN	88,000	560,434
TOHO HOLDINGS CO LTD	COMMON STOCK	JAPAN	6,200	85,938
TOHO REAL ESTATE CO LTD	COMMON STOCK	JAPAN	6,600	34,042
TOHO TITANIUM CO LTD	COMMON STOCK	JAPAN	5,200	89,341
TOHO ZINC CO LTD	COMMON STOCK	JAPAN	51,000	193,659
TOHOKU ELECTRIC POWER CO INC	COMMON STOCK	JAPAN	78,000	749,820
TOHOKUSHINSHA FILM CORP	COMMON STOCK	JAPAN	10,900	73,804
TOKAI HOLDINGS CORP	COMMON STOCK	JAPAN	22,000	109,144
TOKAI RIKA CO LTD	COMMON STOCK	JAPAN	10,200	156,139
TOKEN CORP	COMMON STOCK	JAPAN	1,490	50,577
TOKIO MARINE HOLDINGS INC	COMMON STOCK	JAPAN	121,300	2,684,212
TOKUYAMA CORPORATION	COMMON STOCK	JAPAN	42,000	133,548
TOKYO ELECTRIC POWER CO INC	COMMON STOCK	JAPAN	239,600	569,453
TOKYO ELECTRON LTD	COMMON STOCK	JAPAN	31,700	1,611,163
TOKYO GAS CO LTD	COMMON STOCK	JAPAN	425,000	1,953,775
TOKYO ROPE MFG CO LTD	COMMON STOCK	JAPAN	26,000	50,605
TOKYO SEIMITSU CO LTD	COMMON STOCK	JAPAN	5,100	97,051
TOKYO STEEL MFG CO LTD	COMMON STOCK	JAPAN	20,400	165,745
TOKYO TATEMONO CO LTD	COMMON STOCK	JAPAN	53,000	160,239
TOKYOTOKEIBA CO LTD	COMMON STOCK	JAPAN	26,000	35,463
TOKYU CONSTRUCTION CO LTD	COMMON STOCK	JAPAN	8,270	19,867
TOKYU CORP	COMMON STOCK	JAPAN	206,000	1,014,091
TOKYU LAND CORP	COMMON STOCK	JAPAN	81,000	305,911
TOMONY HOLDINGS INC	COMMON STOCK	JAPAN	29,000	127,276
TOMY COMPANY LTD	COMMON STOCK	JAPAN	41,900	294,363
TONENGENERAL SEKIYU KK	COMMON STOCK	JAPAN	70,000	764,562
TOP REIT INC	REIT	JAPAN	41	184,258
TOPCON CORP	COMMON STOCK	JAPAN	19,400	89,390
TOPIX INDEX FUTURES MAR11 XTKS		JAPAN	1,050,000	(222,028)

TOPIX INDEX FUTURES MAR12 XTKS		JAPAN	390,000	(99,972)
TOPPAN PRINTING CO LTD	COMMON STOCK	JAPAN	94,000	690,706
TORAY INDUSTRIES INC	COMMON STOCK	JAPAN	254,000	1,817,139
TORII PHARMACEUTICAL CO LTD	COMMON STOCK	JAPAN	6,400	120,136
TORISHIMA PUMP MFG CO LTD	COMMON STOCK	JAPAN	9,200	117,911
TOSHIBA CORP	COMMON STOCK	JAPAN	672,000	2,745,300
TOSOH CORP	COMMON STOCK	JAPAN	92,000	245,887
TOTO LTD	COMMON STOCK	JAPAN	50,000	385,571
TOWA BANK LTD/THE	COMMON STOCK	JAPAN	41,000	47,482
TOWA PHARMACEUTICAL CO LTD	COMMON STOCK	JAPAN	1,300	55,477
TOYO CORP	COMMON STOCK	JAPAN	7,200	75,916
TOYO ENGINEERING CORP	COMMON STOCK	JAPAN	18,000	64,477
TOYO KANETSU K K	COMMON STOCK	JAPAN	56,000	101,773
TOYO KOHAN CO LTD	COMMON STOCK	JAPAN	13,000	44,899
TOYO SEIKAN KAISHA LTD	COMMON STOCK	JAPAN	24,500	333,807
TOYO SUISAN KAISHA LTD	COMMON STOCK	JAPAN	17,000	411,923
TOYOBO CO LTD	COMMON STOCK	JAPAN	110,000	148,957
TOYODA GOSEI CO LTD	COMMON STOCK	JAPAN	12,500	199,067
TOYOTA BOSHOKU CORP	COMMON STOCK	JAPAN	11,700	121,938
TOYOTA INDUSTRIES CORP	COMMON STOCK	JAPAN	31,900	867,216
TOYOTA MOTOR CORP	COMMON STOCK	JAPAN	463,200	15,421,654
TOYOTA TSUSHO CORP	COMMON STOCK	JAPAN	39,100	690,553
TRANSCOSMOS INC	COMMON STOCK	JAPAN	3,600	43,098
TREND MICRO INC	COMMON STOCK	JAPAN	19,500	582,432
TRUSCO NAKAYAMA CORP	COMMON STOCK	JAPAN	1,700	30,995
TS TECH CO LTD	COMMON STOCK	JAPAN	6,800	107,575
TSUGAMI CORP	COMMON STOCK	JAPAN	11,000	76,613
TSUKISHIMA KIKAI CO LTD	COMMON STOCK	JAPAN	10,000	82,074
TSUKUBA BANK LTD	COMMON STOCK	JAPAN	9,700	31,969
TSUMURA + CO	COMMON STOCK	JAPAN	8,900	262,440
TSURUHA HOLDINGS INC	COMMON STOCK	JAPAN	1,800	100,801
TSUTSUMI JEWELRY CO LTD	COMMON STOCK	JAPAN	7,300	172,618
UBE INDUSTRIES LTD	COMMON STOCK	JAPAN	183,000	500,987
UCHIDA YOKO CO LTD	COMMON STOCK	JAPAN	22,000	60,289
ULVAC INC	COMMON STOCK	JAPAN	4,200	51,446
UNICHARM CORP	COMMON STOCK	JAPAN	19,500	961,648
UNIDEN CORP	COMMON STOCK	JAPAN	16,000	53,620
UNIPRES CORP	COMMON STOCK	JAPAN	4,500	129,212
UNITED ARROWS LTD	COMMON STOCK	JAPAN	7,400	142,750
UNITED URBAN INVESTMENT CORP	REIT	JAPAN	307	348,155
UNITIKA LTD	COMMON STOCK	JAPAN	89,000	48,518
UNIVERSAL ENTERTAINMENT CORP	COMMON STOCK	JAPAN	4,800	132,603
UNY CO LTD	COMMON STOCK	JAPAN	32,000	287,969
USEN CORP	COMMON STOCK	JAPAN	72,730	51,022
USHIO INC	COMMON STOCK	JAPAN	23,000	331,657
USS CO LTD	COMMON STOCK	JAPAN	4,780	432,159
VALOR CO LTD	COMMON STOCK	JAPAN	8,600	133,680
WACOAL HOLDINGS CORP	COMMON STOCK	JAPAN	12,000	159,303
WACOM CO LTD	COMMON STOCK	JAPAN	82	124,890
WATAMI CO LTD	COMMON STOCK	JAPAN	2,600	62,016
WEST JAPAN RAILWAY CO	COMMON STOCK	JAPAN	31,300	1,360,385
YACHIYO BANK LTD/THE	COMMON STOCK	JAPAN	2,300	54,764
YAHOO JAPAN CORP	COMMON STOCK	JAPAN	2,780	894,972
YAKULT HONSHA CO LTD	COMMON STOCK	JAPAN	17,100	538,634
YAMADA DENKI CO LTD	COMMON STOCK	JAPAN	16,100	1,094,349
YAMAGUCHI FINANCIAL GROUP IN	COMMON STOCK	JAPAN	39,000	372,240
YAMAHA CORP	COMMON STOCK	JAPAN	31,500	288,610
YAMAHA MOTOR CO LTD	COMMON STOCK	JAPAN	42,100	532,022
YAMATO HOLDINGS CO LTD	COMMON STOCK	JAPAN	69,000	1,162,153
YAMATO KOGYO CO LTD	COMMON STOCK	JAPAN	10,200	292,577
YAMAZAKI BAKING CO LTD	COMMON STOCK	JAPAN	24,000	315,202
YAOKO CO LTD	COMMON STOCK	JAPAN	2,400	81,244
YASKAWA ELECTRIC CORP	COMMON STOCK	JAPAN	42,000	357,187
YOKOGAWA ELECTRIC CORP	COMMON STOCK	JAPAN	41,400	373,367
YOKOHAMA REITO CO LTD	COMMON STOCK	JAPAN	21,000	171,532
YOKOHAMA RUBBER CO LTD	COMMON STOCK	JAPAN	36,000	201,856
YOMIURI LAND CO LTD	COMMON STOCK	JAPAN	9,000	28,444
YONEKYU CORP	COMMON STOCK	JAPAN	7,500	72,293
YURTEC CORP	COMMON STOCK	JAPAN	1,000	4,984
YUSEN LOGISTICS CO LTD	COMMON STOCK	JAPAN	3,300	42,289
YUSHIN PRECISION EQUIPMENT	COMMON STOCK	JAPAN	7,800	146,107
ZAPPALLAS INC	COMMON STOCK	JAPAN	32	32,453
ZENRIN CO LTD	COMMON STOCK	JAPAN	2,700	24,158
ZENSHO HOLDINGS CO LTD	COMMON STOCK	JAPAN	63,100	853,463
ZERIA PHARMACEUTICAL CO LTD	COMMON STOCK	JAPAN	46,000	794,079
ATRIUM EUROPEAN REAL ESTATE	COMMON STOCK NPV	JERSEY, C.I.	53,498	244,098
HERITAGE OIL PLC	COMMON STOCK	JERSEY, C.I.	23,615	70,331
RANDGOLD RESOURCES LTD	COMMON STOCK USD.05	JERSEY, C.I.	14,643	1,497,355
JORDANIAN DINAR		JORDAN	43,667	61,589

AMOREPACIFIC CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	627	572,661
ASIANA AIRLINES	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	22,264	124,868
BINGGRAE CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	5,170	267,555
BS FINANCIAL GROUP INC	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	33,145	318,339
BUSAN CITY GAS CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	5,060	81,642
CELLTRION INC	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	13,943	439,972
CHEIL INDUSTRIES INC	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	9,270	814,066
CHEIL WORLDWIDE INC	COMMON STOCK KRW200.	KOREA, REPUBLIC OF	17,590	290,151
CHONG KUN DANG PHARM CORP	COMMON STOCK KRW2500.	KOREA, REPUBLIC OF	4,760	77,759
CHOSUN REFRACTORIES	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	1,447	80,596
CJ CGV CO LTD	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	20,740	479,720
CJ CHEILJEDANG CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	1,532	385,264
CJ CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	3,084	206,118
DAELIM INDUSTRIAL CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	5,340	417,146
DAEWOO ENGINEERING + CONSTR	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	33,894	310,993
DAEWOO INTERNATIONAL CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	9,717	244,114
DAEWOO MOTOR SALES CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	11,230	11,600
DAEWOO SECURITIES CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	37,710	342,758
DAEWOO SHIPBUILDING + MARINE	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	18,340	389,052
DGB FINANCIAL GROUP INC	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	23,770	267,643
DONG A PHARMACEUTICAL CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	1,482	114,309
DONG AH CONST IND	EDR REPR 1/2 COM KRW5000	KOREA, REPUBLIC OF	434	—
DONGBU CORPORATION	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	16,670	65,670
DONGBU INSURANCE CO LTD	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	8,430	391,292
DONGKUK STEEL MILL CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	8,370	149,310
DONGWON INDUSTRIES CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	183	26,779
DOOSAN CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	2,501	310,918
DOOSAN ENGINEERING + CONSTRU	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	15,150	40,264
DOOSAN HEAVY INDUSTRIES	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	6,010	340,168
DOOSAN INFRACORE CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	18,560	288,987
E MART CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	3,724	902,419
FURSYS INC	COMMON STOCK KRW1000.	KOREA, REPUBLIC OF	10,046	255,919
GS ENGINEERING + CONSTRUCT	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	6,840	551,927
GS HOLDINGS	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	9,901	438,004
GS HOME SHOPPING INC	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	1,575	158,715
GWANGJUSHINSEGAE CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	328	48,777
HANA FINANCIAL GROUP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	35,096	1,080,735
HANJIN HEAVY INDUS + CONST	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	7,072	114,359
HANJIN P+C CO LTD	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	8,604	42,022
HANJIN SHIPPING CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	17,020	167,967
HANJIN SHIPPING HOLDINGS CO	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	16,109	107,390
HANKOOK TIRE CO LTD	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	19,020	745,135
HANSSEM CO LTD	COMMON STOCK KRW1000.	KOREA, REPUBLIC OF	12,370	219,078
HANWHA CHEMICAL CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	15,545	332,868
HANWHA CORPORATION	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	8,630	248,791
HITE JINRO CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	3,357	73,351
HITEJINRO HOLDINGS CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	5,122	48,025
HMC INVESTMENT SECURITIES CO	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	10,720	119,344
HONAM PETROCHEMICAL CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	2,590	676,842
HYOSUNG CORPORATION	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	4,463	208,486
HYUNDAI DEPT STORE CO	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	2,776	393,230
HYUNDAI DEVELOPMENT COMPANY	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	12,280	179,484
HYUNDAI ENGINEERING + CONST	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	10,930	669,240
HYUNDAI GLOVIS CO LTD	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	2,116	353,020
HYUNDAI GREENFOOD CO LTD	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	11,030	154,816
HYUNDAI HEAVY INDUSTRIES	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	6,978	1,563,869
HYUNDAI MARINE + FIRE INS CO	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	12,270	367,870
HYUNDAI MIPO DOCKYARD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	2,300	224,555
HYUNDAI MOBIS	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	11,320	2,873,630
HYUNDAI MOTOR CO	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	26,900	4,981,089
HYUNDAI MOTOR CO LTD 2ND PFD	PREFERENCE	KOREA, REPUBLIC OF	5,861	342,946
HYUNDAI SECURITIES CO	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	26,855	202,069
HYUNDAI SECURITIES CO PFD	PREFERENCE	KOREA, REPUBLIC OF	10,811	80,895
HYUNDAI STEEL CO	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	10,770	896,629
INDUSTRIAL BANK OF KOREA	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	35,210	382,767
INFRAWARE INC	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	9,402	117,300
INTERPARK CORPORATION	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	22,347	130,114
JINSUNG T.E.C.	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	12,999	122,910
KANGWON LAND INC	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	21,390	505,429
KB FINANCIAL GROUP INC	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	59,429	1,876,589
KCC CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	1,010	250,716
KEANGNAM ENTERPRISES LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	18,340	110,120
KIA MOTORS CORPORATION	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	39,472	2,288,427
KOMIPHARM INTERNATIONAL CO	COMMON STOCK KRW100.	KOREA, REPUBLIC OF	11,629	98,023
KOREA ELECTRIC POWER CORP	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	44,320	983,812
KOREA EXCHANGE BANK	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	49,490	316,345
KOREA GAS CORPORATION	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	4,560	165,185
KOREA INVESTMENT HOLDINGS CO	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	8,840	279,304
KOREA ZINC CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	1,910	505,194

KOREAN AIR LINES CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	6,569	248,057
KOREAN REINSURANCE CO	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	16,753	218,323
KT CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	28,284	875,788
KT+G CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	18,100	1,279,083
KTB INVESTMENT + SECURITIES	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	45,610	80,507
KTHITEL CO LTD	COMMON STOCK KRW1000.	KOREA, REPUBLIC OF	32,858	206,655
KUMHO INDUSTRIAL CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	13,941	88,709
LG CHEM LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	8,549	2,361,327
LG CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	17,990	960,533
LG DISPLAY CO LTD	COMMON STOCK KRW5000.0	KOREA, REPUBLIC OF	36,420	774,955
LG ELECTRONICS INC	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	17,725	1,140,883
LG FASHION CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	4,739	166,184
LG HAUSYS LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	2,270	171,386
LG HOUSEHOLD + HEALTH CARE	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	1,930	817,134
LG INNOTEK CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	2,428	142,897
LG INTERNATIONAL CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	6,900	282,903
LG UPLUS CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	43,917	282,393
LOTTE CONFECTIONERY CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	150	222,406
LOTTE SHOPPING CO	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	1,960	578,100
LOTTE TOUR DEVELOPMENT CO LT	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	984	12,571
LS CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	3,710	245,515
LS INDUSTRIAL SYSTEMS	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	3,585	207,650
MANDO CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	1,885	337,550
MIRAE ASSET SECURITIES CO LT	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	4,504	124,164
MODETOUR NETWORK INC	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	11,040	231,432
MOORIM P+P CO LTD	COMMON STOCK KRW2500.	KOREA, REPUBLIC OF	25,560	115,923
MOORIM PAPER CO LTD	COMMON STOCK KRW2500.	KOREA, REPUBLIC OF	38,270	91,244
NCSOFT CORPORATION	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	2,672	714,809
NH INVESTMENT + SECURITIES	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	16,000	81,925
NHN CORP	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	7,370	1,350,145
NONG SHIM HOLDINGS CO	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	1,463	64,389
NONGSHIM CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	617	124,572
OCI CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	2,666	509,208
ORION CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	710	417,998
PARADISE CO LTD	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	20,634	150,665
POSCO	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	10,236	3,391,558
POSCO ADR	ADR	KOREA, REPUBLIC OF	2,713	222,737
S OIL CORPORATION	COMMON STOCK KRW2500.	KOREA, REPUBLIC OF	9,000	785,894
S1 CORPORATION	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	3,780	190,236
SAM YOUNG ELECTRONICS CO LTD	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	17,460	140,898
SAMSUNG C+T CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	24,360	1,449,616
SAMSUNG CARD CO	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	6,840	230,976
SAMSUNG ELECTRO MECHANICS CO	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	10,910	738,378
SAMSUNG ELECTRONICS CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	18,431	16,929,350
SAMSUNG ELECTRONICS PFD	PREFERENCE	KOREA, REPUBLIC OF	3,360	1,947,366
SAMSUNG ENGINEERING CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	6,150	1,077,544
SAMSUNG FINE CHEMICALS CO	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	3,440	182,451
SAMSUNG FIRE + MARINE INS	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	6,170	1,131,097
SAMSUNG HEAVY INDUSTRIES	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	33,020	803,558
SAMSUNG LIFE INSURANCE CO	COMMON STOCK KRW500.0	KOREA, REPUBLIC OF	7,823	549,792
SAMSUNG SDI CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	6,670	776,040
SAMSUNG SECURITIES CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	11,487	495,852
SAMSUNG TECHWIN CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	7,155	331,008
SEBANG CO LTD	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	4,890	68,513
SEOBU T+D	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	6,493	137,383
SEOUL SEMICONDUCTOR CO LTD	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	9,750	178,119
SFA ENGINEERING CORP	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	3,712	196,865
SHINHAN FINANCIAL GROUP LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	69,194	2,391,736
SHINSEGAE CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	1,315	279,695
SK HOLDINGS CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	5,471	575,953
SK HYNIX INC	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	82,690	1,578,469
SK INNOVATION CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	11,588	1,436,301
SK NETWORKS CO LTD	COMMON STOCK KRW2500.	KOREA, REPUBLIC OF	26,160	230,201
SK TELECOM	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	6,201	761,517
SK TELECOM CO LTD ADR	ADR	KOREA, REPUBLIC OF	6,377	86,791
SOUTH KOREAN WON		KOREA, REPUBLIC OF	1,605,727,813	1,393,861
STX OFFSHORE + SHIPBUILDING	COMMON STOCK KRW2500.	KOREA, REPUBLIC OF	10,400	101,355
STX PAN OCEAN CO LTD	COMMON STOCK KRW1000.0	KOREA, REPUBLIC OF	28,600	151,190
TAIHAN ELECTRIC WIRE CO LTD	COMMON STOCK KRW2500.	KOREA, REPUBLIC OF	25,477	65,831
TONGYANG SECURITIES INC	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	17,742	67,465
WOONGJIN COWAY CO LTD	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	10,890	346,554
WOONGJIN THINKBIG CO LTD	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	8,480	117,130
WOORI FINANCE HOLDINGS CO	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	54,900	448,827
WOORI INVESTMENT + SECURITIE	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	24,169	224,064
YOUNGONE CORP	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	10,916	262,917
YUHAN CORPORATION	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	1,543	170,737
LIECHTENSTEIN LANDESBANK BR	COMMON STOCK CHF5.	LIECHTENSTEIN	3,752	166,109
VERWALTUNGS UND PRIVAT BA BR	COMMON STOCK CHF10.	LIECHTENSTEIN	321	28,492
APERAM	COMMON STOCK	LUXEMBOURG	6,713	94,029

ARCELORMITTAL	COMMON STOCK	LUXEMBOURG	166,084	3,039,442
BRAIT SA	COMMON STOCK NPV	LUXEMBOURG	112,151	277,055
MILLICOM INTL CELLULAR SDR	RECEIPT USD1.5	LUXEMBOURG	13,257	1,332,651
ORIFLAME COSMETICS SA SDR	RECEIPT NPV	LUXEMBOURG	6,850	216,436
REGUS PLC	COMMON STOCK GBP.01	LUXEMBOURG	88,400	115,514
SES	RECEIPT NPV	LUXEMBOURG	56,624	1,362,549
TENARIS SA	COMMON STOCK USD1.	LUXEMBOURG	117,544	2,187,676
SANDS CHINA LTD	COMMON STOCK USD.01	MACAO	408,400	1,157,506
WYNN MACAU LTD	COMMON STOCK HKD.001	MACAO	256,400	638,440
AIRASIA BHD	COMMON STOCK MYR.1	MALAYSIA	360,400	427,701
ALLIANCE FINANCIAL GROUP BHD	COMMON STOCK MYR1.	MALAYSIA	315,700	393,655
AMMB HOLDINGS BHD	COMMON STOCK MYR1.	MALAYSIA	285,025	535,259
AXIATA GROUP BERHAD	COMMON STOCK MYR1.	MALAYSIA	420,529	679,742
BERJAYA SPORTS TOTO BHD	COMMON STOCK MYR.1	MALAYSIA	152,760	211,446
BRITISH AMERICAN TOBACCO BHD	COMMON STOCK MYR.5	MALAYSIA	23,519	370,480
BURSA MALAYSIA BHD	COMMON STOCK MYR.5	MALAYSIA	57,100	120,561
CIMB GROUP HOLDINGS BHD	COMMON STOCK MYR1.	MALAYSIA	886,408	2,077,527
DIGI.COM BHD	COMMON STOCK MYR.01	MALAYSIA	422,000	516,093
GAMUDA BHD	COMMON STOCK MYR1.	MALAYSIA	254,444	271,585
GENTING BHD	COMMON STOCK MYR.1	MALAYSIA	334,500	1,158,814
GENTING MALAYSIA BHD	COMMON STOCK MYR.1	MALAYSIA	459,650	555,752
GENTING PLANTATIONS BHD	COMMON STOCK MYR.5	MALAYSIA	39,500	107,203
HONG LEONG BANK BERHAD	COMMON STOCK MYR1.	MALAYSIA	104,040	357,343
HONG LEONG FINANCIAL GROUP	COMMON STOCK MYR1.	MALAYSIA	33,800	124,085
IGB CORPORATION BHD	COMMON STOCK MYR.5	MALAYSIA	135,643	105,152
IJM CORP BHD	COMMON STOCK MYR1.	MALAYSIA	170,240	302,951
IOI CORPORATION BHD	COMMON STOCK MYR.1	MALAYSIA	638,932	1,082,785
KLCC PROPERTY HOLDINGS BHD	COMMON STOCK MYR1.	MALAYSIA	131,400	130,457
KNM GROUP BHD	COMMON STOCK MYR1.	MALAYSIA	94,218	29,356
KUALA LUMPUR KEPONG BHD	COMMON STOCK MYR1.	MALAYSIA	78,196	559,226
LAFARGE MALAYAN CEMENT BHD	COMMON STOCK MYR1.	MALAYSIA	71,480	157,929
LINGKARAN TRANS KOTA HLDGS	COMMON STOCK MYR.2	MALAYSIA	159,100	192,400
LION INDUSTRIES CORP BHD	COMMON STOCK MYR1.	MALAYSIA	279,300	117,393
MALAYAN BANKING BHD	COMMON STOCK MYR1.	MALAYSIA	723,676	1,956,892
MALAYSIAN RESOURCES CORP BHD	COMMON STOCK MYR1.	MALAYSIA	1,453,800	987,868
MALAYSIAN RINGGIT		MALAYSIA	4,597,123	1,450,197
MAXIS BHD	COMMON STOCK MYR.1	MALAYSIA	360,600	623,042
MISC BHD	COMMON STOCK MYR1.	MALAYSIA	209,640	361,198
MMC CORP BHD	COMMON STOCK MYR.1	MALAYSIA	105,600	92,130
PERDANA PETROLEUM BHD	COMMON STOCK MYR.5	MALAYSIA	216,700	53,711
PETRONAS CHEMICALS GROUP BHD	COMMON STOCK MYR.1	MALAYSIA	367,600	717,776
PETRONAS DAGANGAN BHD	COMMON STOCK MYR1.	MALAYSIA	45,400	254,873
PETRONAS GAS BHD	COMMON STOCK MYR1.	MALAYSIA	105,300	504,876
PPB GROUP BERHAD	COMMON STOCK MYR1.0	MALAYSIA	86,800	469,310
PUBLIC BANK BERHAD	COMMON STOCK MYR1.	MALAYSIA	19	80
PUBLIC BANK BHD FOREIGN MKT	COMMON STOCK MYR1.0	MALAYSIA	191,710	797,879
RHB CAPITAL BHD	COMMON STOCK MYR1.	MALAYSIA	113,172	266,761
SCOMI GROUP BHD	COMMON STOCK MYR.1	MALAYSIA	1,349,200	119,251
SIME DARBY BERHAD	COMMON STOCK MYR.5	MALAYSIA	475,791	1,381,452
SP SETIA BHD	COMMON STOCK MYR.75	MALAYSIA	244,372	296,635
TAN CHONG MOTOR HOLDINGS BHD	COMMON STOCK MYR.5	MALAYSIA	179,400	230,724
TELEKOM MALAYSIA BHD	COMMON STOCK MYR1.	MALAYSIA	186,902	292,562
TENAGA NASIONAL BHD	COMMON STOCK MYR1.	MALAYSIA	401,505	746,364
TIME DOTCOM BHD	COMMON STOCK MYR1.	MALAYSIA	1,022,600	233,238
UEM LAND HOLDINGS BHD	COMMON STOCK MYR.5	MALAYSIA	172,233	131,090
UMW HOLDINGS BHD	COMMON STOCK MYR.5	MALAYSIA	84,800	187,330
UNISEM (M) BERHAD	COMMON STOCK MYR.5	MALAYSIA	386,100	132,407
WAH SEONG CORP BHD	COMMON STOCK MYR.5	MALAYSIA	270,838	177,076
WTK HOLDINGS BERHAD	COMMON STOCK MYR.5	MALAYSIA	199,200	77,985
YTL CORPORATION BERHAD	COMMON STOCK MYR.1	MALAYSIA	775,080	361,371
YTL POWER INTERNATIONAL BHD	COMMON STOCK MYR.5	MALAYSIA	230,084	129,261
ESSAR ENERGY PLC	COMMON STOCK	MAURITIUS	55,358	146,452
ALFA S.A.B. A	COMMON STOCK NPV	MEXICO	61,700	672,427
AMERICA MOVIL SAB DE C SER L	COMMON STOCK NPV	MEXICO	6,879,062	7,778,493
CEMEX SAB CPO	UNIT NPV	MEXICO	1,652,636	876,331
COCA COLA FEMSA SAB SER L	COMMON STOCK NPV	MEXICO	50,500	481,285
CONTROLADORA COML MEXIC UBC	UNIT NPV	MEXICO	134,200	223,100
CORPORACION GEO SAB SER B	COMMON STOCK NPV	MEXICO	101,700	125,564
DESARROLLADORA HOMEX SAB DE	COMMON STOCK NPV	MEXICO	60,200	168,237
EMPRESAS ICA S.A.B	COMMON STOCK NPV	MEXICO	84,500	101,724
FOMENTO ECONOMICO MEXICA UBD	UNIT NPV	MEXICO	450,500	3,148,417
GRUPO AEROPORTUARIO DEL B SH	COMMON STOCK NPV	MEXICO	92,100	311,832
GRUPO BIMBO SAB SERIES A	COMMON STOCK NPV	MEXICO	256,200	523,219
GRUPO CARSO SAB DE CV SER A1	COMMON STOCK NPV	MEXICO	116,661	282,471
GRUPO ELEKTRA SA	COMMON STOCK NPV	MEXICO	12,975	1,301,651
GRUPO FINANCIERO BANORTE O	COMMON STOCK NPV	MEXICO	253,436	767,281
GRUPO FINANCIERO INBURSA O	COMMON STOCK MXN.274216	MEXICO	306,500	564,007
GRUPO MEXICO SAB DE CV SER B	COMMON STOCK NPV	MEXICO	850,109	2,235,021
GRUPO MODELO S.A.B. SER C	COMMON STOCK NPV	MEXICO	100,500	633,735

GRUPO TELEVISA SAB SER CPO	COMMON STOCK NPV	MEXICO	504,000	2,123,212
INDUSTRIAS CH S.A.B. SER B	COMMON STOCK NPV	MEXICO	39,200	132,021
INDUSTRIAS PENOLES SAB DE CV	COMMON STOCK NPV	MEXICO	25,295	1,114,710
KIMBERLY CLARK DE MEXICO A	COMMON STOCK NPV	MEXICO	93,000	505,806
MEXICAN PESO (NEW)		MEXICO	6,498,393	465,656
MEXICHEM SAB DE CV	COMMON STOCK NPV	MEXICO	131,500	411,781
MINERA FRISCO SAB DE CV A1	COMMON STOCK NPV	MEXICO	116,661	421,323
URBI DESARROLLOS URBANOS SAB	COMMON STOCK NPV	MEXICO	119,200	135,639
WALMART DE MEXICO SER V	COMMON STOCK NPV	MEXICO	1,026,964	2,818,469
ALLIANCES DEVELOPPEMENT IMMO	COMMON STOCK MAD100.	MOROCCO	1,028	81,557
ATTIJARIWAFA BANK	COMMON STOCK MAD10.	MOROCCO	6,856	280,034
DOUJA PROM ADDOHA	COMMON STOCK MAD10.	MOROCCO	39,333	320,758
MAROC TELECOM	COMMON STOCK MAD6.	MOROCCO	20,825	329,502
MOROCCAN DIRHAM		MOROCCO	472,484	55,124
ACCELL GROUP	COMMON STOCK EUR.01	NETHERLANDS	4,518	82,697
AEGON NV	COMMON STOCK EUR.12	NETHERLANDS	270,305	1,079,905
AEX INDEX FUTURES JAN11 XAMS		NETHERLANDS	9,000	(46,485)
AEX INDEX FUTURES JAN12 XAMS		NETHERLANDS	5,800	84,478
AKZO NOBEL	COMMON STOCK EUR2.	NETHERLANDS	39,253	1,894,347
ASML HOLDING NV	COMMON STOCK EUR.09	NETHERLANDS	84,169	3,538,079
BETER BED HOLDING NV	COMMON STOCK EUR.02	NETHERLANDS	2,224	40,365
BINCKBANK NV	COMMON STOCK EUR.1	NETHERLANDS	7,618	82,326
BOSKALIS WESTMINSTER	COMMON STOCK EUR.8	NETHERLANDS	12,569	462,608
BRUNEL INTERNATIONAL	COMMON STOCK EUR.05	NETHERLANDS	3,315	97,625
CORIO NV	REIT EUR10.	NETHERLANDS	10,235	444,463
CSM	COMMON STOCK EUR.25	NETHERLANDS	12,072	188,904
EADS NV	COMMON STOCK EUR1.	NETHERLANDS	66,355	2,070,605
EXACT HOLDING NV	COMMON STOCK EUR.02	NETHERLANDS	3,117	64,656
FUGRO NV CVA	DUTCH CERT EUR.05	NETHERLANDS	13,579	787,246
HEINEKEN HOLDING NV	COMMON STOCK EUR1.6	NETHERLANDS	20,847	853,359
HEINEKEN NV	COMMON STOCK EUR1.6	NETHERLANDS	41,744	1,932,936
IMTECH NV	COMMON STOCK EUR.8	NETHERLANDS	12,638	326,867
ING GROEP NV CVA	DUTCH CERT EUR.24	NETHERLANDS	640,167	4,575,723
KONINKLIJKE AHOLD NV	COMMON STOCK EUR.3	NETHERLANDS	191,853	2,587,776
KONINKLIJKE BAM GROEP NV	COMMON STOCK EUR.1	NETHERLANDS	29,353	124,030
KONINKLIJKE DSM NV	COMMON STOCK EUR1.5	NETHERLANDS	27,602	1,282,823
KONINKLIJKE KPN NV	COMMON STOCK EUR.24	NETHERLANDS	255,506	3,059,667
KONINKLIJKE PHILIPS ELECTRON	COMMON STOCK EUR.2	NETHERLANDS	169,155	3,555,415
NEW WORLD RESOURCES PLC A SH	COMMON STOCK EUR.4	NETHERLANDS	19,523	133,986
NIEUWE STEEN INVESTMENTS NV	REIT EUR.46	NETHERLANDS	8,805	107,888
NIEUWE STEEN INVESTMENTS NV WT	CALL EXP 01APR13	NETHERLANDS	9,817	—
NUTRECO NV	COMMON STOCK EUR.24	NETHERLANDS	5,143	338,735
POSTNL NV	COMMON STOCK EUR.48	NETHERLANDS	65,371	207,768
QIAGEN N.V.	COMMON STOCK EUR.01	NETHERLANDS	35,461	489,779
RANDSTAD HOLDING NV	COMMON STOCK EUR.1	NETHERLANDS	17,694	522,430
REED ELSEVIER NV	COMMON STOCK EUR.07	NETHERLANDS	129,236	1,507,631
ROYAL DUTCH SHELL PLC A SHS	COMMON STOCK EUR.07	NETHERLANDS	617,070	22,701,199
SBM OFFSHORE NV	COMMON STOCK EUR.25	NETHERLANDS	34,059	702,229
SNS REAAL	COMMON STOCK EUR1.63	NETHERLANDS	23,861	51,913
TEN CATE NV	COMMON STOCK EUR2.5	NETHERLANDS	5,451	149,917
TKH GROUP NV	CVA EUR0.25 (POST SUBD)	NETHERLANDS	10,762	236,061
TNT EXPRESS NV	COMMON STOCK EUR.08	NETHERLANDS	62,123	464,346
TOMTOM	COMMON STOCK EUR.2	NETHERLANDS	21,628	85,177
UNILEVER NV CVA	DUTCH CERT EUR.16	NETHERLANDS	270,951	9,332,899
UNIT 4 NV	COMMON STOCK EUR.05	NETHERLANDS	4,908	116,380
USG PEOPLE NV	COMMON STOCK EUR.5	NETHERLANDS	8,069	66,818
VOPAK	COMMON STOCK EUR.5	NETHERLANDS	11,268	595,439
WOLTERS KLUWER	COMMON STOCK EUR.12	NETHERLANDS	59,083	1,020,324
AMP NZ OFFICE LTD	COMMON STOCK NPV	NEW ZEALAND	428,022	273,732
AUCKLAND INTL AIRPORT LTD	COMMON STOCK NPV	NEW ZEALAND	187,831	369,221
CHORUS LTD	COMMON STOCK NPV	NEW ZEALAND	59,843	142,385
CONTACT ENERGY LTD	COMMON STOCK NPV	NEW ZEALAND	49,947	205,325
FISHER + PAYKEL APPLIANCES H	COMMON STOCK NPV	NEW ZEALAND	399,204	111,967
FISHER + PAYKEL HEALTHCARE C	COMMON STOCK NPV	NEW ZEALAND	132,949	261,337
FLETCHER BUILDING LTD	COMMON STOCK NPV	NEW ZEALAND	108,480	519,302
GOODMAN PROPERTY TRUST	REIT NPV	NEW ZEALAND	244,070	189,426
INFRATIL LTD	COMMON STOCK NPV	NEW ZEALAND	129,692	190,197
MAINFREIGHT LTD	COMMON STOCK NPV	NEW ZEALAND	12,902	99,609
NEW ZEALAND DOLLAR		NEW ZEALAND	113,813	88,786
SKY CITY ENTERTAINMENT GROUP	COMMON STOCK NPV	NEW ZEALAND	117,861	315,925
SKY NETWORK TELEVISION LTD	COMMON STOCK NPV	NEW ZEALAND	48,995	202,560
TELECOM CORP OF NEW ZEALAND	COMMON STOCK NPV	NEW ZEALAND	299,218	479,856
TOWER LTD	COMMON STOCK NPV	NEW ZEALAND	100,866	120,280
AKER SOLUTIONS ASA	COMMON STOCK NOK1.66	NORWAY	36,133	378,769
ATEA ASA	COMMON STOCK NOK10.	NORWAY	15,958	159,956
BW OFFSHORE LTD	COMMON STOCK USD.01	NORWAY	155,965	245,869
DNB ASA	COMMON STOCK NOK10.	NORWAY	174,849	1,712,168
DNO INTERNATIONAL ASA	COMMON STOCK NOK.25	NORWAY	128,873	161,303
ELTEK ASA	COMMON STOCK NOK1.	NORWAY	59,555	32,425

EVRY ASA	COMMON STOCK NOK1.75	NORWAY	43,376	70,849
FRED OLSEN ENERGY ASA	COMMON STOCK NOK20.	NORWAY	9,189	309,057
KVAERNER ASA	COMMON STOCK NOK.34	NORWAY	36,133	59,014
MARINE HARVEST	COMMON STOCK NOK.75	NORWAY	337,000	145,406
NORSK HYDRO ASA	COMMON STOCK NOK1.098	NORWAY	179,636	833,529
NORWEGIAN AIR SHUTTLE AS	COMMON STOCK NOK.1	NORWAY	6,855	63,229
NORWEGIAN KRONE		NORWAY	1,634,455	273,872
NORWEGIAN PROPERTY ASA	COMMON STOCK NOK.5	NORWAY	47,352	58,336
OPERA SOFTWARE ASA	COMMON STOCK NOK.02	NORWAY	28,642	139,227
ORKLA ASA	COMMON STOCK NOK1.25	NORWAY	174,335	1,300,259
PETROLEUM GEO SERVICES	COMMON STOCK NOK3.	NORWAY	33,267	362,297
RENEWABLE ENERGY CORP ASA	COMMON STOCK NOK1.	NORWAY	75,194	41,518
SEVAN MARINE ASA	COMMON STOCK	NORWAY	7,887	11,009
SEVAN MARINE ASA	COMMON STOCK NOK.2	NORWAY	2,629	3,669
STATOIL ASA	COMMON STOCK NOK2.5	NORWAY	187,053	4,801,175
STOREBRAND ASA	COMMON STOCK NOK5.	NORWAY	79,509	411,499
TELENOR ASA	COMMON STOCK NOK6.	NORWAY	169,862	2,785,108
TGS NOPEC GEOPHYSICAL CO ASA	COMMON STOCK NOK.25	NORWAY	28,860	639,390
TOMRA SYSTEMS ASA	COMMON STOCK NOK1.	NORWAY	21,021	140,924
YARA INTERNATIONAL ASA	COMMON STOCK NOK1.7	NORWAY	34,075	1,367,890
PAKISTAN RUPEE		PAKISTAN	11,426,497	127,088
CASA GRANDE SAA	COMMON STOCK PEN10.	PERU	36,288	203,880
CIA DE MINAS BUENAVENTUR ADR	ADR	PERU	31,300	1,200,042
CIA DE MINAS BUENAVENTUR COM	COMMON STOCK PEN10.	PERU	31,572	1,170,851
CREDICORP LTD	COMMON STOCK USD5.	PERU	7,138	779,827
CREDICORP LTD	COMMON STOCK USD5.	PERU	7,468	817,522
EMPRESA SIDERURGICA PERU SAA	COMMON STOCK PEN1.	PERU	52,097	17,195
PERUVIAN NOUVEAU SOL		PERU	289,273	107,277
AYALA CORPORATION	COMMON STOCK PHP50.	PHILIPPINES	36,902	262,014
AYALA LAND INC	COMMON STOCK PHP1.	PHILIPPINES	1,076,090	374,099
BANK OF PHILIPPINE ISLANDS	COMMON STOCK PHP10.	PHILIPPINES	291,691	368,520
BDO UNIBANK INC	COMMON STOCK PHP10.	PHILIPPINES	236,000	317,848
FIRST GEN CORPORATION	COMMON STOCK PHP1.	PHILIPPINES	803,291	267,468
GLOBE TELECOM INC	COMMON STOCK PHP50.	PHILIPPINES	5,496	142,215
JOLLIBEE FOODS CORPORATION	COMMON STOCK PHP1.	PHILIPPINES	108,850	224,994
MANILA ELECTRIC COMPANY	COMMON STOCK PHP10.	PHILIPPINES	52,462	296,189
MEGAWORLD CORP	COMMON STOCK PHP1.	PHILIPPINES	5,854,200	227,398
METROPOLITAN BANK + TRUST	COMMON STOCK PHP20.	PHILIPPINES	197,254	306,895
PHILIPPINE LONG DISTANCE TEL	COMMON STOCK PHP5.	PHILIPPINES	5,487	319,133
PHILIPPINE PESO		PHILIPPINES	15,492,059	353,256
SM INVESTMENTS CORP	COMMON STOCK PHP10.	PHILIPPINES	28,684	382,616
SM PRIME HOLDINGS INC	COMMON STOCK PHP1.	PHILIPPINES	1,016,951	308,536
VISTA LAND + LIFESCAPES INC	COMMON STOCK PHP1.	PHILIPPINES	4,443,600	288,776
AGORA SA	COMMON STOCK PLN1.	POLAND	30,897	99,861
ASSECO POLAND SA	COMMON STOCK PLN1.	POLAND	16,234	228,429
BANK HANDLOWY W WARSZAWIE SA	COMMON STOCK PLN4.	POLAND	9,352	184,019
BANK PEKAO SA	COMMON STOCK PLN1.	POLAND	18,828	770,523
BIOTON SA	COMMON STOCK PLN.2	POLAND	2,288,352	39,774
BRE BANK SA	COMMON STOCK PLN4.	POLAND	2,612	186,084
COMARCH SA	COMMON STOCK PLN1.	POLAND	704	11,407
CYFROWY POLSAT SA	COMMON STOCK PLN.04	POLAND	56,616	222,033
DOM MAKLERSKI IDM SA	COMMON STOCK PLN.1	POLAND	199,683	74,558
GETIN HOLDING SA	COMMON STOCK PLN1.	POLAND	96,588	197,795
GLOBE TRADE CENTRE SA	COMMON STOCK PLN.1	POLAND	37,186	100,088
JASTRZEBSKA SPOLKA WEGLOWA S	COMMON STOCK PLN5.	POLAND	9,843	240,455
KGHM POLSKA MIEDZ SA	COMMON STOCK PLN10.	POLAND	24,430	781,226
LUBELSKI WEGIEL BOGDANKA SA	COMMON STOCK	POLAND	8,211	248,119
MCI MANAGEMENT SA	COMMON STOCK PLN1.	POLAND	69,290	79,747
MOSTOSTAL ZABRZE SA	COMMON STOCK PLN1.	POLAND	95,026	35,380
PBG SA	COMMON STOCK PLN1.	POLAND	2,169	44,618
PETROLINVEST SA	COMMON STOCK PLN10.	POLAND	32,895	21,811
PGE SA	COMMON STOCK PLN10.	POLAND	103,609	622,855
PKO BANK POLSKI SA	COMMON STOCK PLN1.	POLAND	99,127	922,344
POL AQUA SA	COMMON STOCK PLN1.	POLAND	7,540	10,076
POLIMEX MOSTOSTAL SA	COMMON STOCK PLN.04	POLAND	189,494	91,241
POLISH ZLOTY		POLAND	300,710	87,570
POLSKI KONCERN NAFTOWY ORLEN	COMMON STOCK PLN1.25	POLAND	61,326	604,369
POLSKIE GORNICTWO NAFTOWE I	COMMON STOCK PLN1.	POLAND	298,983	354,655
POWSZECHNY ZAKLAD UBEZPIECZE	COMMON STOCK PLN1.	POLAND	8,611	772,812
RAFAKO SA	COMMON STOCK PLN2.	POLAND	32,580	73,589
STALEXPORT AUTOSTRADY SA	COMMON STOCK PLN2.	POLAND	85,089	29,885
SYNTHOS SA	COMMON STOCK PLN.03	POLAND	165,231	210,427
TAURON POLSKA ENERGIA SA	COMMON STOCK PLN5.	POLAND	228,847	355,358
TELEKOMUNIKACJA POLSKA SA	COMMON STOCK PLN3.	POLAND	117,106	587,451
TRAKCJA TILTRA SA	COMMON STOCK PLN.1	POLAND	123,622	24,344
TVN SA	COMMON STOCK PLN.2	POLAND	29,848	89,138
ALTRI SGPS SA	COMMON STOCK EUR.125	PORTUGAL	76,954	119,857
BANCO COMERCIAL PORTUGUES R	COMMON STOCK NPV	PORTUGAL	457,472	80,394
BANCO ESPIRITO SANTO REG	COMMON STOCK NPV	PORTUGAL	91,067	159,366

BANIF SGPS SA REG	COMMON STOCK NPV	PORTUGAL	13,419	5,918
BRISA AUTO ESTRADAS PORTUGAL	COMMON STOCK EUR1.	PORTUGAL	52,040	171,344
CIMPOR CIMENTOS DE PORTUGAL	COMMON STOCK EUR1.	PORTUGAL	34,955	241,232
EDP ENERGIAS DE PORTUGAL SA	COMMON STOCK EUR1.0	PORTUGAL	301,597	935,978
GALP ENERGIA SGPS SA B SHRS	COMMON STOCK EUR1.0	PORTUGAL	37,564	554,410
JERONIMO MARTINS	COMMON STOCK EUR1.	PORTUGAL	37,231	616,777
MOTA ENGIL SGPS SA	COMMON STOCK EUR1.	PORTUGAL	22,125	29,723
PORTUCEL EMPRESA PRODUTORA	COMMON STOCK EUR1.	PORTUGAL	21,581	51,381
PORTUGAL TELECOM SGPS SA REG	COMMON STOCK EUR.03	PORTUGAL	132,895	768,459
REDES ENERGETICAS NACIONAIS	COMMON STOCK EUR1.	PORTUGAL	52,607	144,082
SEMAPA SOCIEDADE DE INVESTIM	COMMON STOCK EUR1.	PORTUGAL	15,519	107,898
SONAE	COMMON STOCK EUR1.	PORTUGAL	138,696	82,439
SONAE INDUSTRIA SGPS SA/NEW	COMMON STOCK EUR5.	PORTUGAL	89,619	73,791
SONAECOM SGPS SA	COMMON STOCK EUR1.	PORTUGAL	48,157	75,815
ZON MULTIMEDIA SERVICOS DE T	COMMON STOCK EUR.01	PORTUGAL	40,818	122,755
ALLIANCE OIL COMPANY LTD SDR	RECEIPT NPV	RUSSIAN FEDERATION	12,529	156,402
FEDERAL GRID CO UNIFIED	COMMON STOCK RUB.5	RUSSIAN FEDERATION	43,725,700	349,806
FEDERAL HYDROGENERATING CO	COMMON STOCK RUB1.0	RUSSIAN FEDERATION	14,802,600	410,772
GAZPROM OAO SPON ADR	ADR	RUSSIAN FEDERATION	865,425	9,243,604
LUKOIL OAO SPON ADR	ADR RUB.025	RUSSIAN FEDERATION	89,972	4,786,510
MECHEL SPONSORED ADR	ADR	RUSSIAN FEDERATION	32,538	276,573
MMC NORILSK NICKEL JSC ADR	ADR	RUSSIAN FEDERATION	87,772	1,343,789
MOBILE TELESYSTEMS OJSC	COMMON STOCK RUB.1	RUSSIAN FEDERATION	24,883	155,519
MOBILE TELESYSTEMS SP ADR	ADR	RUSSIAN FEDERATION	98,657	1,448,285
NEW RUSSIAN RUBLE		RUSSIAN FEDERATION	104,792	3,262
NOVATEK OAO SPONS GDR REG S	GDR	RUSSIAN FEDERATION	15,659	1,954,439
NOVOLIPET STEEL GDR REG S	DEPOSITORY RECEIPT	RUSSIAN FEDERATION	14,923	293,088
ROSNEFT OJSC REG S GDR	DEPOSITORY RECEIPT	RUSSIAN FEDERATION	119,915	791,439
ROSNEFT OJSC REG S GDR	GDR	RUSSIAN FEDERATION	135,277	890,525
ROSTELECOM	COMMON STOCK RUB.0025	RUSSIAN FEDERATION	223,160	948,430
SBERBANK	COMMON STOCK RUB3.	RUSSIAN FEDERATION	1,435,137	3,205,366
SBERBANK PFD	PREFERENCE	RUSSIAN FEDERATION	172,462	388,040
SEVERSTAL GDR REG S	DEPOSITORY RECEIPT	RUSSIAN FEDERATION	46,001	523,951
SEVERSTAL GDR REG S	GDR	RUSSIAN FEDERATION	3,934	44,730
SISTEMA JSFC REG S SPONS GDR	GDR	RUSSIAN FEDERATION	19,177	320,940
SURGUTNEFTEGAS SP ADR	ADR	RUSSIAN FEDERATION	124,145	979,504
SURGUTNEFTEGAZ SP ADR PREF	ADR	RUSSIAN FEDERATION	128,560	654,370
TATNEFT CLS	COMMON STOCK RUB1.	RUSSIAN FEDERATION	215,879	621,732
TATNEFT SPONSORED ADR	ADR	RUSSIAN FEDERATION	3,175	93,980
TMK GDR REG S	GDR	RUSSIAN FEDERATION	8,431	75,879
URALKALI SPON GDR REG S	GDR	RUSSIAN FEDERATION	28,700	1,030,714
URALKALI SPON GDR REG S	GDR	RUSSIAN FEDERATION	21,352	768,672
VTB BANK OJSC GDR REG S	GDR	RUSSIAN FEDERATION	76,813	277,183
VTB BANK SPON GDR 144A	GDR	RUSSIAN FEDERATION	136,000	496,876
ARA ASSET MANAGEMENT 144A	COMMON STOCK NPV	SINGAPORE	215,600	203,268
ASCENDAS REAL ESTATE INV TRT	REIT NPV	SINGAPORE	274,800	388,015
ASCOTT RESIDENCE TRUST	REIT NPV	SINGAPORE	102,221	77,972
BIOSENSORS INTERNATIONAL GRO	COMMON STOCK USD.066.67	SINGAPORE	178,000	196,200
CAMBRIDGE INDUSTRIAL TRUST	REIT	SINGAPORE	346,898	126,949
CAPE PLC	COMMON STOCK GBP.25	SINGAPORE	47,327	240,475
CAPITACOMMERCIAL TRUST	REIT NPV	SINGAPORE	396,000	321,632
CAPITALAND LTD	COMMON STOCK NPV	SINGAPORE	472,499	803,089
CAPITAMALL TRUST	REIT NPV	SINGAPORE	394,249	516,032
CAPITAMALLS ASIA LTD	COMMON STOCK NPV	SINGAPORE	313,000	272,180
CAPITARETAIL CHINA TRUST	REIT	SINGAPORE	109,000	96,689
CITY DEVELOPMENTS LTD	COMMON STOCK NPV	SINGAPORE	102,000	698,531
COMFORTDELGRO CORP LTD	COMMON STOCK NPV	SINGAPORE	382,000	416,298
COSCO CORP SINGAPORE LTD	COMMON STOCK NPV	SINGAPORE	160,000	107,733
DBS GROUP HOLDINGS LTD	COMMON STOCK NPV	SINGAPORE	305,875	2,710,384
EZRA HOLDINGS LTD	COMMON STOCK NPV	SINGAPORE	160,800	104,312
FORTUNE REIT	REIT NPV	SINGAPORE	414,000	200,808
FRASER AND NEAVE LTD	COMMON STOCK NPV	SINGAPORE	168,850	806,332
FRASERS COMM TRUST 100	REIT NPV	SINGAPORE	273,400	155,863
GALLANT VENTURE LTD	COMMON STOCK NPV	SINGAPORE	240,000	44,273
GENTING SINGAPORE PLC	COMMON STOCK USD.1	SINGAPORE	981,399	1,139,230
GLOBAL LOGISTIC PROPERTIES L	COMMON STOCK NPV	SINGAPORE	278,000	375,415
GOLDEN AGRI RESOURCES LTD	COMMON STOCK USD.025	SINGAPORE	1,107,287	608,860
HO BEE INVESTMENT LTD	COMMON STOCK	SINGAPORE	150,000	118,632
HONG FOK CORP LTD	COMMON STOCK NPV	SINGAPORE	131,000	40,835
HUTCHISON PORT HOLDINGS SGD	UNIT NPV	SINGAPORE	888,000	549,827
JARDINE CYCLE + CARRIAGE LTD	COMMON STOCK NPV	SINGAPORE	32,324	1,200,714
K1 VENTURES LTD	COMMON STOCK	SINGAPORE	165,000	9,677
KEPPEL CORP LTD	COMMON STOCK NPV	SINGAPORE	247,500	1,769,836
KEPPEL LAND LTD	COMMON STOCK NPV	SINGAPORE	154,716	264,060
LIPPO MALLS INDONESIA RETAIL	REIT NPV	SINGAPORE	426,000	115,082
MAPLETREE INDUSTRIAL TRUST	REIT NPV	SINGAPORE	292,000	241,857
MAPLETREE LOGISTICS TRUST 20	REIT NPV	SINGAPORE	353,000	230,169
MSCI TAIWAN INDEX FUTURES JAN11 XSES		SINGAPORE	12,300	(25,893)
MSCI TAIWAN INDEX FUTURES JAN12 XSES		SINGAPORE	24,900	(18,721)

NEPTUNE ORIENT LINES LTD	COMMON STOCK NPV	SINGAPORE	157,500	136,204
OLAM INTERNATIONAL LTD	COMMON STOCK NPV	SINGAPORE	194,086	317,576
OVERSEA CHINESE BANKING CORP	COMMON STOCK NPV	SINGAPORE	521,655	3,142,050
PARKWAYLIFE REAL ESTATE	REIT NPV	SINGAPORE	146,000	201,594
SAKARI RESOURCES LTD	COMMON STOCK NPV	SINGAPORE	77,000	108,817
SATS LTD	COMMON STOCK	SINGAPORE	110,358	182,775
SEMBCORP INDUSTRIES LTD	COMMON STOCK NPV	SINGAPORE	181,200	564,012
SEMBCORP MARINE LTD	COMMON STOCK NPV	SINGAPORE	168,200	493,473
SINGAPORE AIRLINES LTD	COMMON STOCK NPV	SINGAPORE	105,340	823,754
SINGAPORE DOLLAR		SINGAPORE	413,918	319,221
SINGAPORE EXCHANGE LTD	COMMON STOCK NPV	SINGAPORE	162,000	764,166
SINGAPORE POST LTD	COMMON STOCK NPV	SINGAPORE	320,000	230,640
SINGAPORE PRESS HOLDINGS LTD	COMMON STOCK NPV	SINGAPORE	306,750	872,106
SINGAPORE TECH ENGINEERING	COMMON STOCK NPV	SINGAPORE	273,000	565,539
SINGAPORE TELECOM LTD	COMMON STOCK NPV	SINGAPORE	1,300,090	3,099,632
SMRT CORP LTD	COMMON STOCK NPV	SINGAPORE	188,000	256,702
STAMFORD LAND CORP LTD	COMMON STOCK NPV	SINGAPORE	108,000	46,617
STARHUB LTD	COMMON STOCK NPV	SINGAPORE	139,000	312,131
SUNTEC REIT	REIT NPV	SINGAPORE	432,000	357,576
SWIBER HOLDINGS LTD	COMMON STOCK NPV	SINGAPORE	92,000	37,821
TAT HONG HOLDINGS LTD	COMMON STOCK NPV	SINGAPORE	130,000	88,185
UNITED OVERSEAS BANK LTD	COMMON STOCK NPV	SINGAPORE	223,179	2,621,752
UOL GROUP LTD	COMMON STOCK NPV	SINGAPORE	106,037	326,357
VENTURE CORP LTD	COMMON STOCK NPV	SINGAPORE	47,000	224,870
WILMAR INTERNATIONAL LTD	COMMON STOCK NPV	SINGAPORE	307,000	1,182,966
ABSA GROUP LTD	COMMON STOCK ZAR2.	SOUTH AFRICA	52,459	914,541
ACUCAP PROPERTIES LTD	UNIT ZAR.001	SOUTH AFRICA	25,157	118,404
ADCOCK INGRAM HOLDINGS LTD	COMMON STOCK ZAR.001	SOUTH AFRICA	31,447	240,495
ADCORP HOLDINGS LTD	COMMON STOCK ZAR.025	SOUTH AFRICA	33,046	104,365
AECI LTD	COMMON STOCK ZAR1.	SOUTH AFRICA	28,493	291,402
AFRICAN BANK INVESTMENTS LTD	COMMON STOCK ZAR.025	SOUTH AFRICA	181,077	767,528
AFRICAN RAINBOW MINERALS LTD	COMMON STOCK ZAR.05	SOUTH AFRICA	23,633	499,920
ANGLO AMERICAN PLATINUM LTD	COMMON STOCK ZAR.1	SOUTH AFRICA	13,960	918,839
ANGLOGOLD ASHANTI LTD	COMMON STOCK ZAR.25	SOUTH AFRICA	62,023	2,634,608
ARCELORMITTAL SOUTH AFRICA	COMMON STOCK NPV	SOUTH AFRICA	33,692	285,551
ARROWHEAD A	UNIT	SOUTH AFRICA	12,229	8,604
ARROWHEAD B	UNIT	SOUTH AFRICA	12,229	6,150
ASPEN PHARMACARE HOLDINGS LT	COMMON STOCK ZAR.39067	SOUTH AFRICA	44,839	536,509
ASTRAL FOODS LTD	COMMON STOCK ZAR.01	SOUTH AFRICA	7,400	115,431
AVENG LTD	COMMON STOCK ZAR.05	SOUTH AFRICA	67,146	273,985
AVI LTD	COMMON STOCK ZAR.05	SOUTH AFRICA	39,600	194,752
BARLOWORLD LTD	COMMON STOCK ZAR.05	SOUTH AFRICA	39,305	365,459
BIDVEST GROUP LTD	COMMON STOCK ZAR.05	SOUTH AFRICA	49,955	955,564
CAPITAL PROPERTY FUND	UNIT NPV	SOUTH AFRICA	190,227	207,515
CIPLA MEDPRO SOUTH AFRICA LT	COMMON STOCK ZAR.001	SOUTH AFRICA	31,672	24,906
CITY LODGE HOTELS LTD	COMMON STOCK ZAR.1	SOUTH AFRICA	11,295	107,163
CLICKS GROUP LTD	COMMON STOCK ZAR.01	SOUTH AFRICA	58,516	334,496
DATATEC LTD	COMMON STOCK ZAR.01	SOUTH AFRICA	23,621	119,547
DISCOVERY HOLDINGS LTD	COMMON STOCK ZAR.001	SOUTH AFRICA	43,237	232,771
EQSTRA HOLDINGS LTD	COMMON STOCK ZAR.001	SOUTH AFRICA	143,327	133,017
EXXARO RESOURCES LTD	COMMON STOCK ZAR.01	SOUTH AFRICA	25,291	524,387
FIRSTRAND LTD	COMMON STOCK ZAR.01	SOUTH AFRICA	544,003	1,393,889
FOUNTAINHEAD PROPERTY TRUST	UNIT NPV	SOUTH AFRICA	299,126	254,430
GOLD FIELDS LTD	COMMON STOCK ZAR.5	SOUTH AFRICA	123,058	1,887,253
GROWTHPOINT PROPERTIES LTD	UNIT ZAR.05	SOUTH AFRICA	257,726	591,782
HARMONY GOLD MINING CO LTD	COMMON STOCK ZAR.5	SOUTH AFRICA	66,575	778,381
HUDACO INDUSTRIES LTD	COMMON STOCK ZAR.1	SOUTH AFRICA	9,906	102,445
IMPALA PLATINUM HOLDINGS LTD	COMMON STOCK ZAR.025	SOUTH AFRICA	93,074	1,927,153
IMPERIAL HOLDINGS LTD	COMMON STOCK ZAR.04	SOUTH AFRICA	34,447	525,935
INVESTEC LTD	COMMON STOCK ZAR.0002	SOUTH AFRICA	33,001	179,778
JD GROUP LTD	COMMON STOCK ZAR.05	SOUTH AFRICA	42,099	252,208
JSE LTD	COMMON STOCK ZAR.001	SOUTH AFRICA	13,400	117,690
KUMBA IRON ORE LTD	COMMON STOCK ZAR.0001	SOUTH AFRICA	15,000	925,642
LEWIS GROUP LTD	COMMON STOCK ZAR.0001	SOUTH AFRICA	23,353	231,531
LIBERTY HOLDINGS LTD	COMMON STOCK ZAR.0833	SOUTH AFRICA	22,338	219,379
LIFE HEALTHCARE GROUP HOLDIN	COMMON STOCK	SOUTH AFRICA	154,850	395,570
MASSMART HOLDINGS LTD	COMMON STOCK ZAR.01	SOUTH AFRICA	19,041	397,824
METOREX LTD	COMMON STOCK ZAR.1	SOUTH AFRICA	213,731	233,896
MMI HOLDINGS LTD	COMMON STOCK ZAR.000001	SOUTH AFRICA	156,626	331,708
MR PRICE GROUP LTD	COMMON STOCK ZAR.00025	SOUTH AFRICA	35,724	352,527
MTN GROUP LTD	COMMON STOCK ZAR.0001	SOUTH AFRICA	284,412	5,050,824
MURRAY + ROBERTS HOLDINGS	COMMON STOCK ZAR.1	SOUTH AFRICA	57,730	182,982
NAMPAK LTD	COMMON STOCK ZAR.05	SOUTH AFRICA	94,543	265,087
NASPERS LTD N SHS	COMMON STOCK ZAR.02	SOUTH AFRICA	69,736	3,040,012
NEDBANK GROUP LTD	COMMON STOCK ZAR1.	SOUTH AFRICA	36,996	663,068
NETCARE LTD	COMMON STOCK ZAR.01	SOUTH AFRICA	226,837	377,718
NORTHAM PLATINUM LTD	COMMON STOCK ZAR.01	SOUTH AFRICA	28,310	104,729
PICK N PAY STORES LTD	COMMON STOCK ZAR.0125	SOUTH AFRICA	42,279	243,792
PRETORIA PORTLAND CEMENT CO	COMMON STOCK ZAR.1	SOUTH AFRICA	96,255	326,531

REDEFINE PROPERTIES LTD	UNIT ZAR.001	SOUTH AFRICA	387,783	354,992
REMGRO LTD	COMMON STOCK ZAR.01	SOUTH AFRICA	87,517	1,283,248
RESILIENT PROPERTY INCOME	UNIT ZAR.01	SOUTH AFRICA	57,223	246,085
REUNERT LTD	COMMON STOCK ZAR.1	SOUTH AFRICA	33,148	258,043
RMB HOLDINGS LTD	COMMON STOCK ZAR.01	SOUTH AFRICA	100,292	338,386
RMI HOLDINGS	COMMON STOCK	SOUTH AFRICA	104,126	172,658
SANLAM LTD	COMMON STOCK ZAR.01	SOUTH AFRICA	345,233	1,233,217
SAPPI LIMITED	COMMON STOCK ZAR1.	SOUTH AFRICA	78,540	231,403
SASOL LTD	COMMON STOCK NPV	SOUTH AFRICA	96,108	4,583,285
SHOPRITE HOLDINGS LTD	COMMON STOCK ZAR1.134	SOUTH AFRICA	84,030	1,415,191
SOUTH AFRICAN RAND		SOUTH AFRICA	3,380,633	418,737
SPAR GROUP LIMITED/THE	COMMON STOCK ZAR.0006	SOUTH AFRICA	27,691	371,898
STANDARD BANK GROUP LTD	COMMON STOCK ZAR.1	SOUTH AFRICA	191,545	2,337,914
STEINHOFF INTL HOLDINGS LTD	COMMON STOCK ZAR.005	SOUTH AFRICA	211,950	601,698
SUN INTERNATIONAL LTD	COMMON STOCK ZAR.08	SOUTH AFRICA	16,936	176,036
SYCOM PROPERTY FD	NPV	SOUTH AFRICA	20,625	61,060
TELKOM SA LTD	COMMON STOCK ZAR10.	SOUTH AFRICA	56,670	203,598
THE FOSCHINI GROUP LTD	COMMON STOCK ZAR.0125	SOUTH AFRICA	38,211	495,916
TIGER BRANDS LTD	COMMON STOCK ZAR.1	SOUTH AFRICA	31,447	975,561
TONGAAT HULETT LTD	COMMON STOCK ZAR1.	SOUTH AFRICA	17,085	213,701
TRUWORTHS INTERNATIONAL LTD	COMMON STOCK ZAR.00015	SOUTH AFRICA	85,068	776,623
VODACOM GROUP LTD	COMMON STOCK	SOUTH AFRICA	60,379	664,393
VUKILE PROPERTY FUND LTD	UNIT ZAR.01	SOUTH AFRICA	124,726	226,347
WOOLWORTHS HOLDINGS LTD	COMMON STOCK ZAR.0015	SOUTH AFRICA	149,572	721,624
ABENGOA SA	COMMON STOCK EUR1.	SPAIN	5,761	122,444
ABERTIS INFRAESTRUCTURAS SA	COMMON STOCK EUR3.	SPAIN	68,635	1,095,380
ACCIONA SA	COMMON STOCK EUR1.0	SPAIN	5,282	456,900
ACERINOX SA	COMMON STOCK EUR.25	SPAIN	22,679	290,309
ACS ACTIVIDADES CONS Y SERV	COMMON STOCK EUR.5	SPAIN	22,213	659,522
ALMIRALL SA	COMMON STOCK EUR.12	SPAIN	9,199	63,298
AMADEUS IT HOLDING SA A SHS	COMMON STOCK EUR.01	SPAIN	41,982	680,241
AMPER SA	COMMON STOCK EUR1.	SPAIN	10,017	21,507
BANCO BILBAO VIZCAYA ARGENTA	COMMON STOCK EUR.49	SPAIN	734,725	6,333,789
BANCO DE SABADELL SA	COMMON STOCK EUR.125	SPAIN	180,439	685,221
BANCO DE VALENCIA SA	COMMON STOCK EUR.25	SPAIN	34,126	27,191
BANCO POPULAR ESPANOL	COMMON STOCK EUR.1	SPAIN	154,063	703,159
BANCO SANTANDER SA	COMMON STOCK EUR.5	SPAIN	1,440,384	10,915,385
BANKIA SA	COMMON STOCK	SPAIN	142,685	665,157
BANKINTER SA	COMMON STOCK EUR.3	SPAIN	59,553	365,585
BARON DE LEY	COMMON STOCK EUR.6	SPAIN	4,739	267,726
BOLSAS Y MERCADOS ESPANOLES	COMMON STOCK EUR3.23	SPAIN	8,563	231,071
CAIXABANK	COMMON STOCK EUR1.	SPAIN	166,348	815,865
CAJA DE AHORROS DEL MEDITERR	COMMON STOCK EUR2.	SPAIN	23,863	24,782
CAMPOFRIO FOOD GROUP SA	COMMON STOCK EUR1.	SPAIN	18,100	151,267
CODERE SA	COMMON STOCK EUR.2	SPAIN	8,307	65,589
CONSTRUCC Y AUX DE FERROCARR	COMMON STOCK EUR3.01	SPAIN	382	191,196
CORPORACION FINANCIERA ALBA	COMMON STOCK EUR1.	SPAIN	2,321	90,793
DINAMIA CAPITAL PRIVADO	COMMON STOCK EUR3.	SPAIN	10,455	53,716
DISTRIBUIDORA INTERNACIONAL	COMMON STOCK	SPAIN	97,608	441,906
DURO FELGUERA SA	COMMON STOCK EUR.5	SPAIN	25,280	165,727
ENAGAS SA	COMMON STOCK EUR1.5	SPAIN	31,257	577,960
ERCROS SA	COMMON STOCK EUR.3	SPAIN	19,222	16,965
FAES FARMA SA	COMMON STOCK EUR.1	SPAIN	36,725	59,600
FERROVIAL SA	COMMON STOCK EUR.2	SPAIN	97,105	1,174,305
FERSA ENERGIAS RENOVABLES SA	COMMON STOCK EUR1.	SPAIN	17,010	15,674
FOMENTO DE CONSTRUC Y CONTRA	COMMON STOCK EUR1.	SPAIN	7,815	203,084
GAMESA CORP TECNOLOGICA SA	COMMON STOCK EUR.17	SPAIN	35,553	147,229
GAS NATURAL SDG SA	COMMON STOCK EUR1.0	SPAIN	62,161	1,067,001
GRIFOLS SA	COMMON STOCK	SPAIN	2,333	39,372
GRIFOLS SA	COMMON STOCK EUR.5	SPAIN	23,332	392,889
GRUPO CATALANA OCCIDENTE SA	COMMON STOCK EUR.3	SPAIN	13,661	217,395
GRUPO EMPRESARIAL ENCE SA	COMMON STOCK EUR.9	SPAIN	45,232	101,989
GRUPO EZENTIS SA	COMMON STOCK EUR.15	SPAIN	30,106	10,158
IBERDROLA SA	COMMON STOCK EUR.75	SPAIN	745,388	4,662,261
IBEX 35 INDEX FUTURES JAN11 XMRV		SPAIN	110	41,172
IBEX 35 INDEX FUTURES JAN12 XMRV		SPAIN	70	8,750
INDITEX	COMMON STOCK EUR.15	SPAIN	37,826	3,099,811
INDRA SISTEMAS SA	COMMON STOCK EUR.2	SPAIN	21,149	268,866
LABORATORIOS FARMACEUTICOS R	COMMON STOCK EUR.06	SPAIN	9,880	65,133
MAPFRE SA	COMMON STOCK EUR.1	SPAIN	277,401	879,384
MEDIASET ESPANA COMUNICACION	COMMON STOCK EUR.5	SPAIN	24,741	140,880
MIQUEL Y COSTAS	COMMON STOCK EUR2.	SPAIN	9,585	230,316
OBRASCON HUARTE LAIN S.A.	COMMON STOCK EUR.6	SPAIN	6,188	155,467
PAPELES Y CARTONES DE EUROPA	COMMON STOCK EUR2.	SPAIN	20,638	66,780
PESCANOVA SA	COMMON STOCK EUR6.	SPAIN	5,299	177,303
PROMOTORA DE INFORMACIONES A	COMMON STOCK EUR.1	SPAIN	51,401	57,765
RED ELECTRICA CORPORACION SA	COMMON STOCK EUR2.	SPAIN	19,980	855,086
REPSOL YPF SA	COMMON STOCK EUR1.	SPAIN	129,971	3,982,624
SACYR VALLEHERMOSO SA	COMMON STOCK EUR1.	SPAIN	24,082	123,394

SNIACE SOC NAC IND APLIC CEL	COMMON STOCK EUR.1	SPAIN	43,609	54,085
SOLARIA ENERGIA Y MEDIO AMBI	COMMON STOCK EUR.01	SPAIN	14,040	17,521
TECNICAS REUNIDAS SA	COMMON STOCK EUR.1	SPAIN	12,224	439,954
TELEFONICA SA	COMMON STOCK EUR1.	SPAIN	686,732	11,887,167
TUBACEX SA	COMMON STOCK EUR.45	SPAIN	26,102	63,117
TUBOS REUNIDOS SA	COMMON STOCK EUR.1	SPAIN	29,567	58,848
VISCOFAN SA	COMMON STOCK EUR.7	SPAIN	13,638	507,887
ZARDOYA OTIS SA	COMMON STOCK EUR.1	SPAIN	26,594	364,758
ZELTIA SA	COMMON STOCK EUR.05	SPAIN	27,540	61,261
SRI LANKA RUPEE		SRI LANKA	2,414	21
AARHUSKARLSHAMN AB	COMMON STOCK	SWEDEN	3,600	104,543
AF AB B SHS	COMMON STOCK NPV	SWEDEN	31,217	504,413
ALFA LAVAL AB	COMMON STOCK NPV	SWEDEN	71,628	1,356,302
ASSA ABLOY AB B	COMMON STOCK NPV	SWEDEN	59,654	1,499,770
ATLAS COPCO AB A SHS	COMMON STOCK NPV	SWEDEN	132,454	2,846,528
ATLAS COPCO AB B SHS	COMMON STOCK NPV	SWEDEN	62,107	1,179,850
AVANZA BANK HOLDING AB	COMMON STOCK NPV	SWEDEN	11,755	281,770
AXIS COMMUNICATIONS AB	COMMON STOCK NPV	SWEDEN	8,691	175,510
BE GROUP AB	COMMON STOCK	SWEDEN	34,598	100,877
BETSSON AB	COMMON STOCK NPV	SWEDEN	9,198	202,709
BLACK EARTH FARMING LTD SDR	RECEIPT	SWEDEN	11,632	23,451
BOLIDEN AB	COMMON STOCK SEK2.11	SWEDEN	54,500	793,427
BURE EQUITY AB	COMMON STOCK NPV	SWEDEN	15,204	35,463
CASTELLUM AB	COMMON STOCK NPV	SWEDEN	18,568	230,451
CDON GROUP	COMMON STOCK	SWEDEN	9,764	53,704
D CARNEGIE + CO AB	SEK2	SWEDEN	19,469	—
EAST CAPITAL EXPLORER AB	COMMON STOCK	SWEDEN	8,578	67,230
ELECTROLUX AB B	COMMON STOCK NPV	SWEDEN	47,906	762,999
ELEKTA AB B SHS	COMMON STOCK NPV	SWEDEN	13,918	604,265
ENIRO AB	COMMON STOCK NPV	SWEDEN	14,061	23,373
ERICSSON LM B SHS	COMMON STOCK NPV	SWEDEN	503,605	5,135,512
GETINGE AB B SHS	COMMON STOCK NPV	SWEDEN	37,645	954,694
GUNNEBO AB	COMMON STOCK NPV	SWEDEN	16,151	56,533
HENNES + MAURITZ AB B SHS	COMMON STOCK NPV	SWEDEN	170,564	5,494,184
HEXAGON AB B SHS	COMMON STOCK SEK2.	SWEDEN	38,400	572,779
HEXPOL AB	COMMON STOCK	SWEDEN	15,960	469,500
HOLMEN AB B SHARES	COMMON STOCK NPV	SWEDEN	9,900	285,239
HUSQVARNA AB B SHS	COMMON STOCK NPV	SWEDEN	76,237	351,687
INDUTRADE AB	COMMON STOCK	SWEDEN	3,637	96,868
INTRUM JUSTITIA AB	COMMON STOCK NPV	SWEDEN	8,383	131,435
INVESTOR AB B SHS	COMMON STOCK NPV	SWEDEN	75,000	1,399,097
JM AB	COMMON STOCK NPV	SWEDEN	11,310	183,725
KAPPAHL AB	COMMON STOCK NPV	SWEDEN	34,272	29,965
KINNEVIK INVESTMENT AB B	COMMON STOCK NPV	SWEDEN	31,589	617,201
KLOVERN AB	COMMON STOCK SEK5.	SWEDEN	54,973	207,006
KUNGSLEDEN AB	COMMON STOCK NPV	SWEDEN	18,872	126,276
LOOMIS AB B	COMMON STOCK NPV	SWEDEN	11,951	172,291
LUNDIN PETROLEUM AB	COMMON STOCK NPV	SWEDEN	84,027	2,069,674
MEDA AB A SHS	COMMON STOCK NPV	SWEDEN	33,734	351,503
MEKONOMEN AB	COMMON STOCK	SWEDEN	2,661	87,310
MODERN TIMES GROUP B SHS	COMMON STOCK NPV	SWEDEN	9,764	466,657
NIBE INDUSTRIER AB B SHS	COMMON STOCK NPV	SWEDEN	11,603	171,747
NOBIA AB	COMMON STOCK NPV	SWEDEN	40,512	144,135
NORDEA BANK AB	COMMON STOCK NPV	SWEDEN	430,362	3,335,320
NORDNET AB B SHARES	COMMON STOCK NPV	SWEDEN	46,813	106,490
PA RESOURCES AB	COMMON STOCK NPV	SWEDEN	86,153	26,573
PEAB AB	COMMON STOCK NPV	SWEDEN	21,120	105,601
RATOS AB B SHS	COMMON STOCK NPV	SWEDEN	33,000	387,276
REZIDOR HOTEL GROUP AB	COMMON STOCK NPV	SWEDEN	39,128	125,681
RNB RETAIL AND BRANDS AB	COMMON STOCK NPV	SWEDEN	145,994	57,056
SANDVIK AB	COMMON STOCK NPV	SWEDEN	174,402	2,136,177
SAS AB	COMMON STOCK NPV	SWEDEN	18,277	21,272
SCANIA AB B SHS	COMMON STOCK NPV	SWEDEN	68,000	1,007,178
SECURITAS AB B SHS	COMMON STOCK SEK1.	SWEDEN	59,760	517,160
SKANDINAVISKA ENSKILDA BAN A	COMMON STOCK NPV	SWEDEN	254,037	1,482,117
SKANSKA AB B SHS	COMMON STOCK NPV	SWEDEN	70,852	1,173,049
SKF AB B SHARES	COMMON STOCK SEK1.25	SWEDEN	72,832	1,543,725
SSAB AB A SHARES	COMMON STOCK NPV	SWEDEN	34,125	299,876
SVENSKA CELLULOSA AB B SHS	COMMON STOCK NPV	SWEDEN	90,978	1,352,043
SVENSKA HANDELSBANKEN A SHS	COMMON STOCK NPV	SWEDEN	79,512	2,096,314
SWEDBANK AB A SHARES	COMMON STOCK NPV	SWEDEN	127,684	1,657,046
SWEDISH KRONA		SWEDEN	1,367,061	199,417
SWEDISH MATCH AB	COMMON STOCK NPV	SWEDEN	52,648	1,875,790
TELE2 AB B SHS	COMMON STOCK NPV	SWEDEN	58,275	1,137,094
TELIASONERA AB	COMMON STOCK NPV	SWEDEN	359,414	2,444,446
TRELLEBORG AB B SHS	COMMON STOCK NPV	SWEDEN	34,679	301,561
VOLVO AB B SHS	COMMON STOCK NPV	SWEDEN	221,276	2,415,007
VOSTOK NAFTA INVESTMENT SDR	RECEIPT	SWEDEN	55,825	213,002
WALLENSTAM AB B SHS	COMMON STOCK NPV	SWEDEN	11,877	109,968

WIHLBORGS FASTIGHETER AB	COMMON STOCK NPV	SWEDEN	8,576	113,546
ABB LTD REG	COMMON STOCK CHF1.03	SWITZERLAND	368,480	6,963,365
ACINO HOLDING AG REG	COMMON STOCK CHF.4	SWITZERLAND	777	83,590
ACTELION LTD REG	COMMON STOCK CHF.5	SWITZERLAND	18,644	640,354
ADECCO SA REG	COMMON STOCK CHF1.0	SWITZERLAND	23,463	982,275
ALLREAL HOLDING AG REG	COMMON STOCK CHF50.	SWITZERLAND	1,552	226,534
ARYZTA AG	COMMON STOCK CHF.02	SWITZERLAND	15,429	747,780
ASCOM HOLDING AG REG	COMMON STOCK CHF.5	SWITZERLAND	5,250	47,014
BACHEM HOLDING AG REG B	COMMON STOCK CHF.05	SWITZERLAND	2,878	99,840
BALOISE HOLDING AG REG	COMMON STOCK CHF.1	SWITZERLAND	10,016	686,983
BANK SARASIN + CIE AG REG B	COMMON STOCK CHF.35	SWITZERLAND	4,502	132,022
BANQUE CANTONALE VAUDOIS REG	COMMON STOCK CHF10.	SWITZERLAND	389	189,386
BARRY CALLEBAUT AG REG	COMMON STOCK CHF24.2	SWITZERLAND	243	240,247
BASILEA PHARMACEUTICA REG	COMMON STOCK CHF1.	SWITZERLAND	920	34,986
BASLER KANTONALBK PC	COMMON STOCK CHF8.5	SWITZERLAND	1,200	169,890
BOBST GROUP AG REG	COMMON STOCK CHF1.	SWITZERLAND	1,070	26,662
BUCHER INDUSTRIES AG REG	COMMON STOCK CHF.2	SWITZERLAND	906	159,009
BURCKHARDT COMPRESSION HOLDI	COMMON STOCK CHF2.5	SWITZERLAND	407	101,871
CHARLES VOEGELE HOLDING A BR	COMMON STOCK CHF3.	SWITZERLAND	385	7,550
CIE FINANCIERE RICHEMON BR A	COMMON STOCK CHF1.	SWITZERLAND	90,643	4,584,616
CLARIANT AG REG	COMMON STOCK CHF4.	SWITZERLAND	39,118	385,582
COLTENE HOLDING AG REG	COMMON STOCK CHF.1	SWITZERLAND	716	24,377
CREDIT SUISSE GROUP AG REG	COMMON STOCK CHF.04	SWITZERLAND	190,345	4,486,321
DUFRY AG REG	COMMON STOCK CHF5.	SWITZERLAND	2,793	257,220
EFG INTERNATIONAL AG	COMMON STOCK CHF.5	SWITZERLAND	10,127	76,643
EMS CHEMIE HOLDING AG REG	COMMON STOCK CHF.01	SWITZERLAND	1,584	269,330
FERREXPO PLC	COMMON STOCK GBP.1	SWITZERLAND	45,037	187,728
FISCHER (GEORG) REG	COMMON STOCK CHF10.	SWITZERLAND	519	178,037
FLUGHAFEN ZUERICH AG REG	COMMON STOCK CHF50.	SWITZERLAND	624	217,479
GALENICA AG REG	COMMON STOCK CHF.1	SWITZERLAND	721	422,880
GAM HOLDING AG	COMMON STOCK CHF.05	SWITZERLAND	40,542	440,096
GATEGROUP HOLDING AG	COMMON STOCK CHF5.	SWITZERLAND	7,467	181,171
GEBERIT AG REG	COMMON STOCK CHF.1	SWITZERLAND	7,527	1,455,538
GIVAUDAN REG	COMMON STOCK CHF10.	SWITZERLAND	1,423	1,356,679
GLENCORE INTERNATIONAL PLC	COMMON STOCK USD.01	SWITZERLAND	136,828	831,421
HELVETIA HOLDING AG REG	COMMON STOCK CHF.1	SWITZERLAND	732	230,819
HOLCIM LTD REG	COMMON STOCK CHF2.0	SWITZERLAND	41,126	2,207,019
HUBER + SUHNER AG REG	COMMON STOCK CHF.25	SWITZERLAND	4,170	176,098
INFICON HOLDING AG REG	COMMON STOCK CHF5.	SWITZERLAND	321	52,851
INFORMA PLC	COMMON STOCK GBP.001	SWITZERLAND	86,162	481,943
JULIUS BAER GROUP LTD	COMMON STOCK	SWITZERLAND	40,542	1,583,841
KABA HOLDING AG REG B	COMMON STOCK CHF.1	SWITZERLAND	366	128,248
KARDEX AG REG	COMMON STOCK CHF11.	SWITZERLAND	1,605	20,508
KUDELSKI SA BR	COMMON STOCK CHF10.	SWITZERLAND	3,031	27,469
KUEHNE + NAGEL INTL AG REG	COMMON STOCK CHF1.	SWITZERLAND	10,321	1,160,350
KUONI REISEN HLDG REG(CAT B)	COMMON STOCK CHF1.	SWITZERLAND	929	223,250
LINDT + SPRUENGLI AG PC	COMMON STOCK CHF10.	SWITZERLAND	155	462,767
LINDT + SPRUENGLI AG REG	COMMON STOCK CHF100.	SWITZERLAND	19	637,085
LOGITECH INTERNATIONAL REG	COMMON STOCK CHF.25	SWITZERLAND	32,951	258,366
LONZA GROUP AG REG	COMMON STOCK CHF1.	SWITZERLAND	9,147	540,672
MEYER BURGER TECHNOLOGY AG	COMMON STOCK CHF.05	SWITZERLAND	5,679	89,194
MOBIMO HOLDING AG REG	COMMON STOCK CHF29.	SWITZERLAND	959	213,056
NESTLE SA REG	COMMON STOCK CHF.1	SWITZERLAND	579,212	33,403,552
NOBEL BIOCARE HOLDING AG REG	COMMON STOCK CHF.4	SWITZERLAND	22,763	264,993
NOVARTIS AG REG	COMMON STOCK CHF.5	SWITZERLAND	397,855	22,830,077
OC OERLIKON CORP AG REG	COMMON STOCK CHF1.	SWITZERLAND	34,280	183,632
PANALPINA WELTTRANSPORT REG	COMMON STOCK CHF2.	SWITZERLAND	2,327	238,623
PARGESA HOLDING SA BR	COMMON STOCK CHF20.0	SWITZERLAND	5,213	341,334
PARTNERS GROUP HOLDING AG	COMMON STOCK CHF.01	SWITZERLAND	2,034	355,910
PETROPLUS HOLDINGS AG	COMMON STOCK CHF7.48	SWITZERLAND	16,939	31,490
PHOENIX MECANO AG BR	COMMON STOCK CHF1.	SWITZERLAND	53	27,769
PSP SWISS PROPERTY AG REG	COMMON STOCK CHF.1	SWITZERLAND	5,874	492,854
ROCHE HOLDING AG GENUSSCHEIN	COMMON STOCK NPV	SWITZERLAND	119,828	20,356,042
SCHINDLER HOLDING AG REG	COMMON STOCK CHF.1	SWITZERLAND	3,629	422,386
SCHINDLER HOLDING PART CERT	COMMON STOCK CHF.1	SWITZERLAND	9,643	1,124,187
SCHWEITER TECHNOLOGIES AG BR	COMMON STOCK CHF1.	SWITZERLAND	292	157,364
SCHWEIZERISCHE NATL V AG REG	COMMON STOCK CHF.4	SWITZERLAND	1,050	36,242
SGS SA REG	COMMON STOCK CHF1.	SWITZERLAND	912	1,512,583
SIKA AG BR	COMMON STOCK CHF.6	SWITZERLAND	346	653,023
SONOVA HOLDING AG REG	COMMON STOCK CHF.05	SWITZERLAND	8,916	936,599
ST GALLER KANTONALBANK A REG	COMMON STOCK CHF70.	SWITZERLAND	425	160,870
STMICROELECTRONICS NV	COMMON STOCK EUR1.04	SWITZERLAND	126,172	747,434
STRAUMANN HOLDING AG REG	COMMON STOCK CHF.1	SWITZERLAND	1,469	254,560
SULZER AG REG	COMMON STOCK CHF.01	SWITZERLAND	5,187	554,478
SWATCH GROUP AG/THE BR	COMMON STOCK CHF2.25	SWITZERLAND	6,376	2,386,254
SWATCH GROUP AG/THE REG	COMMON STOCK CHF.45	SWITZERLAND	6,410	427,553
SWISS FRANC		SWITZERLAND	181,359	193,946
SWISS LIFE HOLDING AG REG	COMMON STOCK CHF5.1	SWITZERLAND	5,328	489,373
SWISS PRIME SITE REG	COMMON STOCK CHF15.3	SWITZERLAND	7,350	554,333

SWISS RE AG	COMMON STOCK CHF.1	SWITZERLAND	58,614	2,998,538
SWISSCOM AG REG	COMMON STOCK CHF1.	SWITZERLAND	3,831	1,454,918
SWISSQUOTE GROUP HOLDING REG	COMMON STOCK CHF.2	SWITZERLAND	1,905	67,196
SYNGENTA AG REG	COMMON STOCK CHF.1	SWITZERLAND	16,245	4,802,665
TECAN GROUP AG REG	COMMON STOCK CHF.1	SWITZERLAND	2,878	195,296
TEMENOS GROUP AG REG	COMMON STOCK CHF5.	SWITZERLAND	8,962	146,727
TRANSOCEAN LTD	COMMON STOCK CHF15.	SWITZERLAND	64,995	2,520,340
UBS AG REG	COMMON STOCK CHF.1	SWITZERLAND	624,719	7,453,926
VALIANT HOLDING AG REG	COMMON STOCK CHF.5	SWITZERLAND	3,197	406,382
VALORA HOLDING AG REG	COMMON STOCK CHF1.	SWITZERLAND	654	137,230
VON ROLL HOLDING AG BR	COMMON STOCK CHF.1	SWITZERLAND	6,307	17,236
VONTOBEL HOLDING AG REG	COMMON STOCK CHF1.	SWITZERLAND	3,418	76,742
WOLSELEY PLC	COMMON STOCK GBP.1	SWITZERLAND	45,357	1,496,025
ZUEBLIN IMMOBILIEN HOLDI REG	COMMON STOCK CHF1.	SWITZERLAND	31,967	81,925
ZURICH INSURANCE GROUP AG	COMMON STOCK CHF.1	SWITZERLAND	24,633	5,587,494
A DATA TECHNOLOGY CO LTD	COMMON STOCK TWD10.	TAIWAN	30,000	31,539
ACBEL POLYTECH INC	COMMON STOCK TWD10.	TAIWAN	19,095	10,356
ACCTON TECHNOLOGY CORP	COMMON STOCK TWD10.	TAIWAN	570,685	258,687
ACER INC	COMMON STOCK TWD10.	TAIWAN	385,777	446,957
ADVANCED SEMICONDUCTOR ENGR	COMMON STOCK TWD10.	TAIWAN	810,740	692,119
ADVANTECH CO LTD	COMMON STOCK TWD10.	TAIWAN	43,422	120,038
ALCOR MICRO CORP	COMMON STOCK TWD10.	TAIWAN	138,000	178,525
ALI CORP	COMMON STOCK TWD10.	TAIWAN	19,019	18,771
ANPEC ELECTRONICS CORP	COMMON STOCK TWD10.	TAIWAN	301,295	168,922
ASIA CEMENT CORP	COMMON STOCK TWD10.	TAIWAN	297,613	333,577
ASIA OPTICAL CO INC	COMMON STOCK TWD10.	TAIWAN	23,931	18,729
ASIA VITAL COMPONENTS	COMMON STOCK TWD10.	TAIWAN	425,168	273,406
ASTRO CORP	COMMON STOCK TWD10.	TAIWAN	58,000	71,688
ASUSTEK COMPUTER INC	COMMON STOCK TWD10.	TAIWAN	109,172	776,903
AU OPTRONICS CORP	COMMON STOCK TWD10.	TAIWAN	1,190,552	509,812
BASSO INDUSTRY CORP	COMMON STOCK TWD10.	TAIWAN	377,000	251,125
CATCHER TECHNOLOGY CO LTD	COMMON STOCK TWD10.	TAIWAN	96,134	445,796
CATHAY FINANCIAL HOLDING CO	COMMON STOCK TWD10.	TAIWAN	1,092,792	1,178,969
CATHAY REAL ESTATE DEVELOPME	COMMON STOCK TWD10.	TAIWAN	128,192	43,750
CHANG HWA COMMERCIAL BANK	COMMON STOCK TWD10.	TAIWAN	680,144	368,589
CHANG WAH ELECTROMATERIALS	COMMON STOCK TWD10.	TAIWAN	6,180	11,944
CHENG SHIN RUBBER IND CO LTD	COMMON STOCK TWD10.	TAIWAN	214,263	463,180
CHENG UEI PRECISION INDUSTRY	COMMON STOCK TWD10.	TAIWAN	92,000	179,466
CHIMEI INNOLUX CORP	COMMON STOCK TWD10.	TAIWAN	749,715	301,407
CHINA AIRLINES LTD	COMMON STOCK TWD10.	TAIWAN	409,114	178,098
CHINA CHEMICAL + PHARM CO	COMMON STOCK TWD10.	TAIWAN	171,000	96,224
CHINA DEVELOPMENT FINANCIAL	COMMON STOCK TWD10.	TAIWAN	1,510,489	427,686
CHINA MOTOR CORP	COMMON STOCK TWD10.	TAIWAN	191,899	174,206
CHINA STEEL CORP	COMMON STOCK TWD10.	TAIWAN	1,827,467	1,738,667
CHINATRUST FINANCIAL HOLDING	COMMON STOCK TWD10.	TAIWAN	1,566,340	976,726
CHINESE GAMER INTERNATIONAL	COMMON STOCK TWD10.	TAIWAN	10,000	23,870
CHIPBOND TECHNOLOGY CORP	COMMON STOCK TWD10.	TAIWAN	338,000	328,573
CHUNGHWA PICTURE TUBES LTD	COMMON STOCK TWD10.	TAIWAN	416,685	17,318
CHUNGHWA TELECOM CO LTD	COMMON STOCK TWD10.	TAIWAN	553,473	1,827,287
CMC MAGNETICS CORP	COMMON STOCK TWD10.	TAIWAN	373,000	61,564
COMPAL COMMUNICATIONS INC	COMMON STOCK TWD10.	TAIWAN	27,562	41,357
COMPAL ELECTRONICS	COMMON STOCK TWD10.	TAIWAN	626,092	623,242
CONCORD SECURITIES CORP	COMMON STOCK TWD10.	TAIWAN	765,928	156,574
CONTREL TECHNOLOGY CO LTD	COMMON STOCK TWD10.	TAIWAN	388,622	113,807
D LINK CORP	COMMON STOCK TWD10.	TAIWAN	108,399	73,117
DELTA ELECTRONICS INC	COMMON STOCK TWD10.	TAIWAN	281,189	668,637
E.SUN FINANCIAL HOLDING CO	COMMON STOCK TWD10.	TAIWAN	632,939	272,590
ELAN MICROELECTRONICS CORP	COMMON STOCK TWD10.	TAIWAN	110,220	89,172
ELITE SEMICONDUCTOR MEMORY	COMMON STOCK TWD10.	TAIWAN	168,000	135,632
EPISTAR CORP	COMMON STOCK TWD10.	TAIWAN	110,393	234,256
ETERNAL CHEMICAL CO LTD	COMMON STOCK TWD10.	TAIWAN	88,169	68,545
ETRON TECHNOLOGY INC	COMMON STOCK TWD10.	TAIWAN	670,625	214,464
EVA AIRWAYS CORP	COMMON STOCK TWD10.	TAIWAN	331,207	209,823
EVERGREEN MARINE	COMMON STOCK TWD10.	TAIWAN	196,163	98,974
EVERLIGHT ELECTRONICS CO LTD	COMMON STOCK TWD10.	TAIWAN	46,845	81,454
FAR EASTERN DEPARTMENT STORE	COMMON STOCK TWD10.	TAIWAN	149,229	175,566
FAR EASTERN NEW CENTURY CORP	COMMON STOCK TWD10.0	TAIWAN	507,266	588,519
FAR EASTONE TELECOMM CO LTD	COMMON STOCK TWD10.	TAIWAN	122,000	229,116
FARADAY TECHNOLOGY CORP	COMMON STOCK TWD10.	TAIWAN	95,660	90,949
FEDERAL CORPORATION	COMMON STOCK TWD10.	TAIWAN	79,002	36,223
FIRICH ENTERPRISES CO LTD	COMMON STOCK TWD10.	TAIWAN	32,684	26,944
FIRST FINANCIAL HOLDING CO	COMMON STOCK TWD10.	TAIWAN	1,013,153	593,918
FIRST HOTEL	COMMON STOCK TWD10.	TAIWAN	121,722	76,300
FIRST STEAMSHIP	COMMON STOCK TWD10.	TAIWAN	91,644	106,846
FLYTECH TECHNOLOGY CO LTD	COMMON STOCK TWD10.	TAIWAN	75,069	141,713
FORHOUSE CORP	COMMON STOCK TWD10.	TAIWAN	201,006	108,666
FORMOSA CHEMICALS + FIBRE	COMMON STOCK TWD10.	TAIWAN	489,886	1,290,616
FORMOSA EPITAXY INC	COMMON STOCK TWD10.	TAIWAN	115,768	69,411
FORMOSA PETROCHEMICAL CORP	COMMON STOCK TWD10.	TAIWAN	271,920	842,250

FORMOSA PLASTICS CORP	COMMON STOCK TWD10.	TAIWAN	738,008	1,966,804
FORMOSA TAFFETA CO.	COMMON STOCK TWD10.	TAIWAN	119,319	110,416
FOXCONN TECHNOLOGY CO LTD	COMMON STOCK TWD10.	TAIWAN	106,808	340,122
FUBON FINANCIAL HOLDING CO	COMMON STOCK TWD10.	TAIWAN	660,328	699,063
G SHANK ENTERPRISE CO LTD	COMMON STOCK TWD10.	TAIWAN	62,830	30,985
GENIUS ELECTRONIC OPTICAL CO	COMMON STOCK TWD10.	TAIWAN	25,350	172,421
GETAC TECHNOLOGY CORP	COMMON STOCK TWD10.	TAIWAN	124,000	57,925
GLOBAL MIXED MODE TECHNOLOGY	COMMON STOCK TWD10.	TAIWAN	6,079	14,065
GLOBAL UNICHIP CORP	COMMON STOCK TWD10.	TAIWAN	35,079	115,000
GLOBE UNION INDUSTRIAL CORP	COMMON STOCK TWD10.	TAIWAN	203,000	127,104
HANNSTAR DISPLAY CORP	COMMON STOCK TWD10.	TAIWAN	745,962	38,605
HANNSTOUCH SOLUTION INCORPOR	COMMON STOCK TWD10.	TAIWAN	604,149	242,836
HARVATEK CORP	COMMON STOCK TWD10.	TAIWAN	100,433	56,023
HEY SONG CORP	COMMON STOCK TWD10.	TAIWAN	248,000	206,256
HON HAI PRECISION INDUSTRY	COMMON STOCK TWD10.	TAIWAN	1,466,735	4,008,302
HORIZON SECURITIES CO LTD	COMMON STOCK TWD10.	TAIWAN	887,000	132,165
HTC CORP	COMMON STOCK TWD10.	TAIWAN	122,077	1,998,402
HUA ENG WIRE + CABLE CO. LTD	COMMON STOCK TWD10.	TAIWAN	128,000	30,709
HUA NAN FINANCIAL HOLDINGS C	COMMON STOCK TWD10.	TAIWAN	751,684	406,052
HUNG SHENG CONSTRUCTION CO	COMMON STOCK TWD10.	TAIWAN	1,189,100	521,795
I CHIUN PRECISION IND CO LTD	COMMON STOCK TWD10.	TAIWAN	90,978	41,989
ICHIA TECHNOLOGIES INC	COMMON STOCK TWD10.	TAIWAN	145,000	87,798
ICP ELECTRONICS INC	COMMON STOCK TWD10.	TAIWAN	62,277	79,468
INOTERA MEMORIES INC	COMMON STOCK TWD10.	TAIWAN	597,027	98,409
INVENTEC CORP	COMMON STOCK TWD10.	TAIWAN	302,846	110,895
ITE TECHNOLOGY INC	COMMON STOCK TWD10.	TAIWAN	28,000	21,691
JESS LINK PRODUCTS CO LTD	COMMON STOCK TWD10.	TAIWAN	40,309	37,277
KEE TAI PROPERTIES CO LTD	COMMON STOCK TWD10.	TAIWAN	438,210	180,624
KENMEC MECHANICAL ENGINEERIN	COMMON STOCK TWD10.	TAIWAN	90,564	34,969
KGI SECURITIES CO LTD	COMMON STOCK TWD10.	TAIWAN	426,276	151,768
KINDOM CONSTRUCTION CO LTD	COMMON STOCK TWD10.	TAIWAN	277,000	132,396
KING S TOWN CONSTRUCTION CO	COMMON STOCK TWD10.	TAIWAN	69,984	41,428
KINKO OPTICAL CO LTD	COMMON STOCK TWD10.	TAIWAN	360,409	373,668
KINSUS INTERCONNECT TECH	COMMON STOCK TWD10.	TAIWAN	63,180	167,368
KUOYANG CONSTRUCTION	COMMON STOCK TWD10.	TAIWAN	189,000	66,427
KWONG FONG INDUSTRIES	COMMON STOCK TWD10.	TAIWAN	375,200	129,939
LARGAN PRECISION CO LTD	COMMON STOCK TWD10.	TAIWAN	15,799	295,030
LEALEA ENTERPRISE	COMMON STOCK TWD10.	TAIWAN	547,524	174,379
LEOFOO DEVELOPMENT	COMMON STOCK TWD10.	TAIWAN	299,768	169,512
LI PENG ENTERPRISE CO LTD	COMMON STOCK TWD10.	TAIWAN	398,200	105,081
LITE ON TECHNOLOGY CORP	COMMON STOCK TWD10.	TAIWAN	320,109	360,392
LONG CHEN PAPER	COMMON STOCK TWD10.	TAIWAN	238,026	66,672
MACRONIX INTERNATIONAL	COMMON STOCK TWD10.	TAIWAN	446,107	177,922
MEDIATEK INC	COMMON STOCK TWD10.	TAIWAN	147,379	1,350,634
MEGA FINANCIAL HOLDING CO LT	COMMON STOCK TWD10.	TAIWAN	1,457,972	972,976
MERCURIES + ASSOCIATES LTD	COMMON STOCK TWD10.	TAIWAN	793,818	753,319
MICROELECTRONICS TECHNOLOGY	COMMON STOCK TWD10.	TAIWAN	139,518	32,597
MIN AIK TECHNOLOGY CO LTD	COMMON STOCK TWD10.	TAIWAN	72,450	129,443
MITAC INTERNATIONAL	COMMON STOCK TWD10.	TAIWAN	156,931	47,871
MOSEL VITELIC INC	COMMON STOCK TWD10.	TAIWAN	121,224	16,392
MOTECH INDUSTRIES INC	COMMON STOCK TWD10.	TAIWAN	26,348	46,185
MPI CORP	COMMON STOCK TWD10.	TAIWAN	57,680	125,606
NAN YA PLASTICS CORP	COMMON STOCK TWD10.	TAIWAN	878,422	1,746,066
NAN YA PRINTED CIRCUIT BOARD	COMMON STOCK TWD10.	TAIWAN	27,988	56,762
NANYA TECHNOLOGY CORP	COMMON STOCK TWD10.	TAIWAN	183,782	13,774
NATIONAL PETROLEUM CO LTD	COMMON STOCK TWD10.	TAIWAN	167,000	170,810
NEW TAIWAN DOLLAR		TAIWAN	41,469,256	1,369,572
NOVATEK MICROELECTRONICS COR	COMMON STOCK TWD10.	TAIWAN	75,822	189,644
OPTO TECH CORP	COMMON STOCK TWD10.	TAIWAN	38,000	14,147
PAN INTERNATIONAL INDUSTRIAL	COMMON STOCK TWD10.	TAIWAN	124,800	96,240
PEGATRON CORP	COMMON STOCK TWD10.	TAIWAN	240,853	261,636
PHISON ELECTRONICS CORP	COMMON STOCK TWD10.	TAIWAN	32,229	193,864
PIXART IMAGING INC	COMMON STOCK TWD10.	TAIWAN	41,099	93,072
PLOTECH CO LTD	COMMON STOCK TWD10.	TAIWAN	427,000	212,411
POU CHEN	COMMON STOCK TWD10.	TAIWAN	383,520	314,394
POWERCHIP TECHNOLOGY CORP	COMMON STOCK TWD10.	TAIWAN	871,089	24,726
POWERTECH TECHNOLOGY INC	COMMON STOCK TWD10.	TAIWAN	120,897	255,837
PRESIDENT CHAIN STORE CORP	COMMON STOCK TWD10.	TAIWAN	97,608	531,584
PROMOS TECHNOLOGIES INC	COMMON STOCK TWD10.	TAIWAN	602,750	6,768
QISDA CORP	COMMON STOCK TWD10.	TAIWAN	317,955	65,383
QUANTA COMPUTER INC	COMMON STOCK TWD10.	TAIWAN	393,511	827,710
RADIUM LIFE TECH CO LTD	COMMON STOCK TWD10.	TAIWAN	114,221	79,440
REALTEK SEMICONDUCTOR CORP	COMMON STOCK TWD10.	TAIWAN	57,720	84,374
RICH DEVELOPMENT CO LTD	COMMON STOCK TWD10.	TAIWAN	372,895	127,260
RICHTEK TECHNOLOGY CORP	COMMON STOCK TWD10.	TAIWAN	16,765	69,359
SAMPO CORP	COMMON STOCK TWD10.	TAIWAN	520,316	143,452
SANYANG INDUSTRIAL CO LTD	COMMON STOCK TWD10.	TAIWAN	179,140	97,240
SDI CORPORATION	COMMON STOCK TWD10.	TAIWAN	230,000	138,008
SEA SONIC ELECTRONICS CO LTD	COMMON STOCK TWD10.	TAIWAN	71,500	72,545

SHIN KONG FINANCIAL HOLDING	COMMON STOCK TWD10.	TAIWAN	974,465	276,093
SHINING BUILDING BUSINESS CO	COMMON STOCK TWD10.	TAIWAN	45,919	33,795
SHINKONG TEXTILE CO LTD	COMMON STOCK TWD10.	TAIWAN	166,000	177,516
SILICONWARE PRECISION INDS	COMMON STOCK TWD10.	TAIWAN	454,259	406,395
SINBON ELECTRONINCS CO LTD	COMMON STOCK TWD10.	TAIWAN	253,000	159,519
SINO AMERICAN SILICON PRODUC	COMMON STOCK TWD10.	TAIWAN	44,013	67,600
SINOPAC FINANCIAL HOLDINGS	COMMON STOCK TWD10.	TAIWAN	1,031,876	313,611
SOUTHEAST CEMENT CO LTD	COMMON STOCK TWD10.	TAIWAN	1,724,000	574,793
SPRINGSOFT INC	COMMON STOCK TWD10.	TAIWAN	125,000	137,630
ST SHINE OPTICAL CO LTD	COMMON STOCK TWD10.	TAIWAN	12,008	126,856
STAR COMGISTIC CAPITAL CO LT	COMMON STOCK TWD10.	TAIWAN	305,400	189,803
SYNNEX TECHNOLOGY INTL CORP	COMMON STOCK TWD10.	TAIWAN	200,715	484,061
T JOIN TRANSPORTATION CO	COMMON STOCK TWD10.0	TAIWAN	179,000	183,693
TA I TECHNOLOGY CO LTD	COMMON STOCK TWD10.	TAIWAN	67,811	39,478
TA YA ELECTRIC WIRE + CABLE	COMMON STOCK TWD10.	TAIWAN	292,900	73,842
TAH HSIN INDUSTRIAL CO LTD	COMMON STOCK TWD10.	TAIWAN	20,000	18,211
TAIFLEX SCIENTIFIC CO LTD	COMMON STOCK TWD10.	TAIWAN	109,317	120,140
TAISHIN FINANCIAL HOLDING	COMMON STOCK TWD10.	TAIWAN	874,482	302,939
TAIWAN CEMENT	COMMON STOCK TWD10.	TAIWAN	560,615	649,640
TAIWAN COOPERATIVE FINANCIAL	COMMON STOCK TWD10.	TAIWAN	682,088	409,987
TAIWAN FERTILIZER CO LTD	COMMON STOCK TWD10.	TAIWAN	110,000	255,625
TAIWAN GLASS IND CORP	COMMON STOCK TWD10.	TAIWAN	198,953	204,631
TAIWAN MASK CORPORATION	COMMON STOCK TWD10.	TAIWAN	354,450	130,403
TAIWAN MOBILE CO LTD	COMMON STOCK TWD10.	TAIWAN	277,528	866,293
TAIWAN PAIHO LTD	COMMON STOCK TWD10.	TAIWAN	164,850	127,802
TAIWAN SECOM	COMMON STOCK TWD10.	TAIWAN	34,016	61,108
TAIWAN SEMICONDUCTOR MANUFAC	COMMON STOCK TWD10.	TAIWAN	3,891,363	9,731,449
TAIWAN SURFACE MOUNTING TECH	COMMON STOCK TWD10.	TAIWAN	26,831	52,790
TAIWAN TEA CORP	COMMON STOCK TWD10.	TAIWAN	129,607	56,833
TATUNG CO LTD	COMMON STOCK TWD10.	TAIWAN	412,828	103,612
TECO ELECTRIC + MACHINERY	COMMON STOCK TWD10.	TAIWAN	373,775	220,194
TEST RESEARCH INC	COMMON STOCK TWD10.	TAIWAN	52,714	48,843
TONG HSING ELECTRONIC INDUST	COMMON STOCK TWD10.	TAIWAN	29,871	72,061
TONG TAI MACHINE + TOOL CO	COMMON STOCK TWD10.	TAIWAN	202,014	158,469
TOPCO SCIENTIFIC CO LTD	COMMON STOCK TWD10.	TAIWAN	195,261	275,187
TOPCO TECHNOLOGIES CORP	COMMON STOCK TWD10.	TAIWAN	17,452	34,632
TRANSCEND INFORMATION INC	COMMON STOCK TWD10.	TAIWAN	49,566	129,475
TRIPOD TECHNOLOGY CORP	COMMON STOCK TWD10.	TAIWAN	78,366	188,921
TSANN KUEN ENTERPRISE CO LTD	COMMON STOCK TWD10.	TAIWAN	347,914	741,475
TUNG HO STEEL ENTERPRISE COR	COMMON STOCK TWD10.	TAIWAN	127,419	111,873
TYNTEK CORPORATION	COMMON STOCK TWD10.	TAIWAN	527,717	192,285
U MING MARINE TRANSPORT CORP	COMMON STOCK TWD10.	TAIWAN	65,000	96,277
UNI PRESIDENT ENTERPRISES CO	COMMON STOCK TWD10.	TAIWAN	649,389	947,578
UNIMICRON TECHNOLOGY CORP	COMMON STOCK TWD10.	TAIWAN	181,805	213,623
UNITED INTEGRATED SERVICES	COMMON STOCK TWD10.	TAIWAN	79,000	66,587
UNITED MICROELECTRONICS CORP	COMMON STOCK TWD10.	TAIWAN	2,141,021	896,489
UNITY OPTO TECHNOLOGY CO LTD	COMMON STOCK TWD10.	TAIWAN	206,302	170,688
VANGUARD INTERNATIONAL SEMI	COMMON STOCK TWD10.	TAIWAN	137,691	47,912
VIA TECHNOLOGIES INC	COMMON STOCK TWD10.	TAIWAN	201,740	108,798
WAFER WORKS CORP	COMMON STOCK TWD10.	TAIWAN	33,989	20,802
WALSIN LIHWA CORP	COMMON STOCK TWD10.	TAIWAN	609,696	175,246
WAN HAI LINES LTD	COMMON STOCK TWD10.	TAIWAN	275,453	133,198
WELLYPOWER OPTRONICS CORP	COMMON STOCK TWD10.	TAIWAN	160,000	77,554
WELTREND SEMICONDUCTOR INC	COMMON STOCK TWD10.	TAIWAN	100,000	45,162
WINBOND ELECTRONICS CORP	COMMON STOCK TWD10.	TAIWAN	465,843	64,473
WINTEK CORP	COMMON STOCK TWD10.	TAIWAN	221,871	157,632
WISTRON CORP	COMMON STOCK TWD10.	TAIWAN	284,946	360,203
WPG HOLDINGS LTD	COMMON STOCK TWD10.	TAIWAN	178,795	205,667
WT MICROELECTRONICS CO LTD	COMMON STOCK TWD10.	TAIWAN	688,856	890,047
YAGEO CORPORATION	COMMON STOCK TWD10.	TAIWAN	320,440	82,863
YANG MING MARINE TRANSPORT	COMMON STOCK TWD10.	TAIWAN	279,161	111,359
YOUNGTEK ELECTRONICS CORP	COMMON STOCK TWD10.	TAIWAN	7,206	13,271
YUANTA FINANCIAL HOLDING CO	COMMON STOCK TWD10.	TAIWAN	1,173,800	597,810
YULON MOTOR COMPANY	COMMON STOCK TWD10.	TAIWAN	147,492	252,997
ZINWELL CORPORATION	COMMON STOCK TWD10.	TAIWAN	43,690	47,379
ADVANCED INFO SERVICE FOR RG	COMMON STOCK THB1. A	THAILAND	156,498	696,925
AMATA CORP PUBLIC CO LTD FOR	COMMON STOCK THB1. A	THAILAND	508,228	202,969
BANGKOK BANK PCL FOREIGN REG	COMMON STOCK THB10. A	THAILAND	193,900	943,380
BANGKOK BANK PUBLIC CO LTD	COMMON STOCK THB10. L	THAILAND	77,500	375,832
BANGKOK EXPRESSWAY PUB FORGN	COMMON STOCK THB10. A	THAILAND	297,500	171,616
BANPU PUBLIC CO LTD FOR REG	COMMON STOCK THB10. A	THAILAND	29,600	512,254
BEC WORLD PCL FOREIGN	COMMON STOCK THB1. A	THAILAND	162,800	232,203
BUMRUNGRAD HOSPITAL FOREIGN	COMMON STOCK THB1. A	THAILAND	44,900	66,176
CALCOMP ELECTRONICS (THAI) F	COMMON STOCK A	THAILAND	1,071,500	86,943
CP ALL PCL FOREIGN	COMMON STOCK THB1. A	THAILAND	346,300	568,020
G STEEL PCL FOREIGN	COMMON STOCK THB1. A	THAILAND	1,014,000	11,892
GLOW ENERGY PCL FOREIGN	COMMON STOCK THB10. A	THAILAND	86,600	151,653
HEMARAJ LAND DEVELOPMENT FOR	COMMON STOCK THB.4 A	THAILAND	3,100,500	222,096
IRPC PCL FOREIGN	COMMON STOCK THB1. A	THAILAND	1,580,600	204,401

ITALIAN THAI DEVELOP FOREIGN	COMMON STOCK THB1. A	THAILAND	1,572,600	180,438
ITF FIN + SECS	THB10(ALIEN MKT)	THAILAND	2,750	—
KASIKORNBANK PCL FOREIGN	COMMON STOCK THB10. A	THAILAND	337,300	1,304,298
KIATNAKIN BANK PCL FOR	COMMON STOCK A	THAILAND	83,800	84,995
KRUNG THAI BANK PUB CO FOREI	COMMON STOCK THB5.15 A	THAILAND	635,000	299,889
LPN DEVELOPMENT PCL FOREIGN	COMMON STOCK THB1. A	THAILAND	313,800	127,310
PRUKSA REAL ESTATE FOREIGN	COMMON STOCK THB1. A	THAILAND	502,700	184,828
PTT EXPLORATION + PROD FOR	COMMON STOCK THB1. A	THAILAND	186,275	994,844
PTT GLOBAL CHEMICAL PCL FOR	COMMON STOCK THB10. A	THAILAND	179,442	346,940
PTT PCL/FOREIGN	COMMON STOCK THB10. A	THAILAND	132,624	1,336,749
QUALITY HOUSE PCL FOREIGN	COMMON STOCK THB1. A	THAILAND	1,672,500	78,987
SAHAVIRIYA STEEL INDUS FOREI	COMMON STOCK THB1. A	THAILAND	1,266,240	28,495
SAHAVIRIYA STEEL INDUS FOREI	EXP 21MAY12	THAILAND	115	—
SIAM CEMENT PUB CO FOR REG	COMMON STOCK THB1. A	THAILAND	73,300	727,192
SIAM COMMERCIAL BANK FOREIGN	COMMON STOCK THB10. A	THAILAND	235,725	870,427
THAI AIRWAYS INTL PCL FOR	COMMON STOCK THB10. A	THAILAND	132,800	84,184
THAI UNION FROZEN PROD FOREI	COMMON STOCK THB1. A	THAILAND	41,160	76,319
THAI VEGETABLE OIL PCL FOR	COMMON STOCK THB1. A	THAILAND	148,680	81,527
THAICOM PCL FOREIGN	COMMON STOCK A	THAILAND	259,700	83,960
THAILAND BAHT		THAILAND	6,854,309	217,252
THANACHART CAPITAL FOREIGN	COMMON STOCK THB10. A	THAILAND	379,600	321,848
TISCO FINANCIAL FOREIGN	COMMON STOCK THB10. A	THAILAND	113,900	137,185
TRUE CORP PCL FOREIGN	COMMON STOCK THB10. A	THAILAND	1,958,393	194,908
AKBANK T.A.S.	COMMON STOCK TRY1.	TURKEY	186,521	593,199
AKSA AKRILIK KIMYA SANAYII	COMMON STOCK TRY1.	TURKEY	274,374	641,916
AKSIGORTA	COMMON STOCK TRY1.	TURKEY	21,205	18,303
ANADOLU EFES BIRACILIK	COMMON STOCK TRY1.0	TURKEY	40,762	492,119
ANADOLU SIGORTA	COMMON STOCK TRY1.	TURKEY	144,414	60,293
ASYA KATILIM BANKASI AS	COMMON STOCK TRY1.	TURKEY	65,045	54,652
BAGFAS BANDIRMA GUBRE FABRIK	COMMON STOCK TRY1.	TURKEY	2,624	211,814
BIM BIRLESIK MAGAZALAR AS	COMMON STOCK TRY1.	TURKEY	13,556	376,852
DOGAN GAZETECILIK AS	COMMON STOCK TRY1.	TURKEY	105,555	83,706
DOGAN SIRKETLER GRUBU HLDGS	COMMON STOCK TRY1.	TURKEY	148,450	41,649
DOGAN YAYIN HOLDING AS	COMMON STOCK TRY1.	TURKEY	121,193	32,088
DOGUS OTOMOTIV SERVIS VE TIC	COMMON STOCK TRY1.	TURKEY	50,608	79,055
ENKA INSAAT VE SANAYI AS	COMMON STOCK TRY1.	TURKEY	53,228	115,513
EREGLI DEMIR VE CELIK FABRIK	COMMON STOCK TRY1.	TURKEY	206,217	357,995
GUNES SIGORTA	COMMON STOCK TRY1.	TURKEY	16,500	16,131
HACI OMER SABANCI HOLDING	COMMON STOCK TRY1.	TURKEY	106,301	303,754
IHLAS HOLDING	COMMON STOCK TRY1.	TURKEY	660,192	269,182
KARDEMIR KARABUK DEMIR CL D	COMMON STOCK TRY1.	TURKEY	186,556	75,046
KOC HOLDING AS	COMMON STOCK TRY1.	TURKEY	92,426	278,002
MARDIN CIMENTO SANAYII	COMMON STOCK TRY1.	TURKEY	2,888	9,137
OTOKAR OTOMOTIV VE SAVUNMA	COMMON STOCK TRY1.	TURKEY	10,657	138,822
TAT KONSERVE	COMMON STOCK TRY1.	TURKEY	41,114	40,277
TEKSTIL BANKASI AS	COMMON STOCK TRY1.	TURKEY	76,935	25,259
TRAKYA CAM SANAYII AS	COMMON STOCK TRY1.0	TURKEY	42,136	54,442
TUPRAS TURKIYE PETROL RAFINE	COMMON STOCK TRY1.	TURKEY	24,019	508,310
TURK SISE VE CAM FABRIKALARI	COMMON STOCK TRY1.	TURKEY	86,459	130,281
TURK TELEKOMUNIKASYON AS	COMMON STOCK TRY1.	TURKEY	91,879	341,572
TURKCELL ILETISIM HIZMET AS	COMMON STOCK TRY1.	TURKEY	105,208	495,275
TURKISH LIRA		TURKEY	115,464	61,137
TURKIYE GARANTI BANKASI	COMMON STOCK TRY1.	TURKEY	341,948	1,065,843
TURKIYE HALK BANKASI	COMMON STOCK TRY1.	TURKEY	55,449	289,970
TURKIYE IS BANKASI C	COMMON STOCK TRY1.	TURKEY	242,043	423,275
TURKIYE SINAI KALKINMA BANK	COMMON STOCK TRY1.	TURKEY	188,526	182,554
TURKIYE VAKIFLAR BANKASI T D	COMMON STOCK TRY1.	TURKEY	143,874	186,237
VESTEL BEYAZ ESYA SANAYI VE	COMMON STOCK TRY1.	TURKEY	38,570	34,478
VESTEL ELEKTRONIK SANAYI	COMMON STOCK TRY1.	TURKEY	192,452	184,156
YAPI VE KREDI BANKASI	COMMON STOCK TRY1.	TURKEY	187,775	267,252
ZORLU ENERJI ELEKTRIK URETIM	COMMON STOCK TRY1.	TURKEY	33,867	26,640
KERNEL HOLDING SA	COMMON STOCK NPV	UKRAINE	11,989	242,412
3I GROUP PLC	COMMON STOCK GBP.738636	UNITED KINGDOM	160,294	448,642
888 HOLDINGS PLC	COMMON STOCK GBP.005	UNITED KINGDOM	17,874	11,937
ABERDEEN ASSET MGMT PLC	COMMON STOCK GBP.1	UNITED KINGDOM	116,043	380,965
ADMIRAL GROUP PLC	COMMON STOCK GBP.001	UNITED KINGDOM	32,872	434,670
AEGIS GROUP PLC	COMMON STOCK GBP.055	UNITED KINGDOM	128,063	286,207
AERO INVENTORY	ORD GBP0.0125	UNITED KINGDOM	6,459	—
AFREN PLC	COMMON STOCK GBP.01	UNITED KINGDOM	163,130	216,815
AGGREKO PLC	COMMON STOCK GBP.370839	UNITED KINGDOM	42,680	1,332,255
AMEC PLC	COMMON STOCK GBP.5	UNITED KINGDOM	60,241	845,796
AMLIN PLC	COMMON STOCK GBP.28125	UNITED KINGDOM	73,235	356,091
ANGLO AMERICAN PLC	COMMON STOCK USD.54945	UNITED KINGDOM	232,216	8,564,588
ANTOFAGASTA PLC	COMMON STOCK GBP.05	UNITED KINGDOM	73,637	1,379,667
ARM HOLDINGS PLC	COMMON STOCK GBP.0005	UNITED KINGDOM	218,152	2,012,558
ASHTEAD GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	102,074	356,554
ASOS PLC	COMMON STOCK GBP.035	UNITED KINGDOM	27,441	525,839
ASSOCIATED BRITISH FOODS PLC	COMMON STOCK GBP.0568	UNITED KINGDOM	65,368	1,123,804
ASTRAZENECA PLC	COMMON STOCK USD.25	UNITED KINGDOM	231,935	10,750,806

AVEVA GROUP PLC	COMMON STOCK GBP.333333	UNITED KINGDOM	9,850	218,592
AVIVA PLC	COMMON STOCK GBP.25	UNITED KINGDOM	481,058	2,234,786
BABCOCK INTL GROUP PLC	COMMON STOCK GBP.6	UNITED KINGDOM	57,358	652,996
BAE SYSTEMS PLC	COMMON STOCK GBP.025	UNITED KINGDOM	553,499	2,442,191
BALFOUR BEATTY PLC	COMMON STOCK GBP.5	UNITED KINGDOM	123,582	506,558
BARCLAYS PLC	COMMON STOCK GBP.25	UNITED KINGDOM	1,948,001	5,280,818
BARRATT DEVELOPMENTS PLC	COMMON STOCK GBP.1	UNITED KINGDOM	148,267	212,995
BELLWAY PLC	COMMON STOCK GBP.125	UNITED KINGDOM	20,826	230,339
BERKELEY GROUP HOLDINGS	COMMON STOCK GBP.05	UNITED KINGDOM	18,677	369,906
BG GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	566,896	12,098,941
BHP BILLITON PLC	COMMON STOCK USD.5	UNITED KINGDOM	360,752	10,496,687
BIG YELLOW GROUP PLC	REIT GBP.1	UNITED KINGDOM	38,456	146,264
BODYCOTE PLC	COMMON STOCK GBP.17273	UNITED KINGDOM	51,026	207,645
BOVIS HOMES GROUP PLC	COMMON STOCK GBP.5	UNITED KINGDOM	19,548	133,043
BP PLC	COMMON STOCK USD.25	UNITED KINGDOM	3,189,070	22,758,183
BREWIN DOLPHIN HOLDINGS PLC	COMMON STOCK GBP.01	UNITED KINGDOM	50,942	108,139
BRITISH AMERICAN TOBACCO PLC	COMMON STOCK GBP.25	UNITED KINGDOM	332,617	15,782,400
BRITISH LAND CO PLC	REIT GBP.25	UNITED KINGDOM	168,823	1,208,021
BRITISH SKY BROADCASTING GRO	COMMON STOCK GBP.5	UNITED KINGDOM	210,949	2,398,788
BRITVIC PLC	COMMON STOCK GBP.2	UNITED KINGDOM	31,647	157,919
BROWN (N) GROUP PLC	COMMON STOCK GBP.1105263	UNITED KINGDOM	24,858	89,808
BT GROUP PLC	COMMON STOCK GBP.05	UNITED KINGDOM	1,324,041	3,912,757
BTG PLC	COMMON STOCK GBP.1	UNITED KINGDOM	72,135	350,547
BUNZL PLC	COMMON STOCK GBP.214286	UNITED KINGDOM	66,562	911,437
BURBERRY GROUP PLC	COMMON STOCK GBP.0005	UNITED KINGDOM	81,231	1,487,601
CABLE + WIRELESS COMMUNICATI	COMMON STOCK USD.05	UNITED KINGDOM	458,947	271,804
CABLE + WIRELESS WORLDWIDE	COMMON STOCK GBP.05	UNITED KINGDOM	481,562	121,157
CAIRN ENERGY PLC	COMMON STOCK GBP.6153.8	UNITED KINGDOM	238,800	982,420
CAPITA PLC	COMMON STOCK GBP.020667	UNITED KINGDOM	112,488	1,097,771
CAPITAL + COUNTIES PROPERTIE	COMMON STOCK GBP.25	UNITED KINGDOM	78,179	224,003
CAPITAL SHOPPING CENTRES GRO	REIT GBP.5	UNITED KINGDOM	88,330	427,060
CARILLION PLC	COMMON STOCK GBP.5	UNITED KINGDOM	64,223	298,979
CARNIVAL PLC	COMMON STOCK USD1.66	UNITED KINGDOM	30,152	991,393
CARPETRIGHT PLC	COMMON STOCK GBP.01	UNITED KINGDOM	3,842	28,641
CENTRICA PLC	COMMON STOCK GBP.061728	UNITED KINGDOM	896,833	4,027,930
CHEMRING GROUP PLC	COMMON STOCK GBP.01	UNITED KINGDOM	27,936	173,412
CHESNARA PLC	COMMON STOCK GBP.05	UNITED KINGDOM	29,714	81,013
CLARKSON PLC	COMMON STOCK GBP.25	UNITED KINGDOM	3,827	68,234
CLOSE BROTHERS GROUP PLC	COMMON STOCK GBP.25	UNITED KINGDOM	18,206	174,693
CLS HOLDINGS PLC	COMMON STOCK GBP.25	UNITED KINGDOM	17,536	160,786
COBHAM PLC	COMMON STOCK GBP.025	UNITED KINGDOM	208,283	591,406
COLLINS STEWART HAWKPOINT PL	COMMON STOCK GBP.25	UNITED KINGDOM	54,323	73,006
COLT GROUP SA	COMMON STOCK EUR.5	UNITED KINGDOM	63,823	90,326
COMPASS GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	360,311	3,413,993
COMPUTACENTER PLC	COMMON STOCK GBP.06	UNITED KINGDOM	16,896	87,796
COOKSON GROUP PLC	COMMON STOCK GBP1.	UNITED KINGDOM	40,077	314,899
COSTAIN GROUP PLC	COMMON STOCK GBP.5	UNITED KINGDOM	21,202	60,842
CRODA INTERNATIONAL PLC	COMMON STOCK GBP.1	UNITED KINGDOM	25,280	707,762
CSR PLC	COMMON STOCK GBP.001	UNITED KINGDOM	28,114	79,940
DAILY MAIL+GENERAL TST A NV	COMMON STOCK GBP.125	UNITED KINGDOM	52,978	328,013
DAIRY CREST GROUP PLC	COMMON STOCK GBP.25	UNITED KINGDOM	18,636	97,070
DEBENHAMS PLC	COMMON STOCK GBP.0001	UNITED KINGDOM	190,921	173,558
DECHRA PHARMACEUTICALS PLC	COMMON STOCK GBP.01	UNITED KINGDOM	39,884	321,297
DERWENT LONDON PLC	REIT GBP.05	UNITED KINGDOM	14,916	360,536
DEVELOPMENT SECURITIES PLC	COMMON STOCK GBP.5	UNITED KINGDOM	20,670	48,173
DEVRO PLC	COMMON STOCK GBP.1	UNITED KINGDOM	89,741	358,880
DIAGEO PLC	COMMON STOCK GBP.893518	UNITED KINGDOM	418,535	9,139,294
DIGNITY PLC	COMMON STOCK GBP.105	UNITED KINGDOM	7,044	89,678
DIXONS RETAIL PLC	COMMON STOCK GBP.025	UNITED KINGDOM	449,878	68,547
DOMINO S PIZZA UK + IRL PLC	COMMON STOCK GBP.015625	UNITED KINGDOM	32,975	205,673
DRAX GROUP PLC	COMMON STOCK GBP.155172	UNITED KINGDOM	67,273	569,552
DS SMITH PLC	COMMON STOCK GBP.1	UNITED KINGDOM	89,234	273,465
DUNELM GROUP PLC	COMMON STOCK GBP.01	UNITED KINGDOM	32,963	221,584
EASYJET PLC	COMMON STOCK GBP.25	UNITED KINGDOM	24,595	149,909
ELECTROCOMPONENTS PLC	COMMON STOCK GBP.1	UNITED KINGDOM	70,463	205,177
ELEMENTIS PLC	COMMON STOCK GBP.05	UNITED KINGDOM	128,711	273,244
ENQUEST PLC	COMMON STOCK GBP.02	UNITED KINGDOM	74,010	105,940
ENTERPRISE INNS PLC	COMMON STOCK GBP.025	UNITED KINGDOM	95,218	41,312
EURASIAN NATURAL RESOURCES	COMMON STOCK USD.2	UNITED KINGDOM	60,064	589,243
EUROMONEY INSTL INVESTOR PLC	COMMON STOCK GBP.0025	UNITED KINGDOM	7,868	76,383
F+C ASSET MANAGEMENT PLC	COMMON STOCK GBP.001	UNITED KINGDOM	260,473	264,611
FENNER PLC	COMMON STOCK GBP.25	UNITED KINGDOM	43,264	267,990
FIDESSA GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	10,108	236,904
FINDEL PLC	COMMON STOCK GBP.05	UNITED KINGDOM	88,811	4,965
FIRSTGROUP PLC	COMMON STOCK GBP.05	UNITED KINGDOM	88,353	462,501
FRESNILLO PLC	COMMON STOCK USD.5	UNITED KINGDOM	35,380	837,846
FTSE 100 INDEX FUTURES MAR11 XLIF		UNITED KINGDOM	1,150	(194,904)
FTSE 100 INDEX FUTURES MAR12 XLIF		UNITED KINGDOM	840	105,415
G4S PLC	COMMON STOCK GBP.25	UNITED KINGDOM	235,336	991,250

GAME GROUP PLC	COMMON STOCK GBP.05	UNITED KINGDOM	68,439	7,984
GENUS PLC	COMMON STOCK GBP.1	UNITED KINGDOM	8,794	142,159
GKN PLC	COMMON STOCK GBP.1	UNITED KINGDOM	281,894	797,147
GLAXOSMITHKLINE PLC	COMMON STOCK GBP.25	UNITED KINGDOM	861,922	19,668,009
GO AHEAD GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	4,304	92,009
GRAINGER PLC	COMMON STOCK GBP.05	UNITED KINGDOM	35,996	59,743
GREAT PORTLAND ESTATES PLC	REIT GBP.125	UNITED KINGDOM	60,838	304,447
GREENE KING PLC	COMMON STOCK GBP.125	UNITED KINGDOM	36,174	273,001
GULFSANDS PETROLEUM PLC	COMMON STOCK GBP.714286	UNITED KINGDOM	7,819	22,472
HALFORDS GROUP PLC	COMMON STOCK GBP.01	UNITED KINGDOM	25,207	113,094
HALMA PLC	COMMON STOCK GBP.1	UNITED KINGDOM	63,556	325,255
HAMMERSON PLC	REIT GBP.25	UNITED KINGDOM	135,553	755,063
HAMPSON INDUSTRIES PLC	COMMON STOCK GBP.25	UNITED KINGDOM	164,974	9,965
HAMWORTHY PLC	COMMON STOCK GBP.05	UNITED KINGDOM	17,427	223,438
HARGREAVES SERVICES PLC	COMMON STOCK GBP.1	UNITED KINGDOM	10,955	184,564
HAYS PLC	COMMON STOCK GBP.01	UNITED KINGDOM	270,136	267,840
HELICAL BAR PLC	COMMON STOCK GBP.01	UNITED KINGDOM	25,354	73,136
HENDERSON GROUP PLC	COMMON STOCK GBP.125	UNITED KINGDOM	146,933	232,602
HIKMA PHARMACEUTICALS PLC	COMMON STOCK GBP.1	UNITED KINGDOM	26,230	251,962
HOME RETAIL GROUP	COMMON STOCK GBP.1	UNITED KINGDOM	171,446	221,364
HOWDEN JOINERY GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	102,014	158,922
HSBC HOLDINGS PLC	COMMON STOCK USD.5	UNITED KINGDOM	2,977,289	22,617,261
ICAP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	96,024	516,956
IG GROUP HOLDINGS PLC	COMMON STOCK GBP.00005	UNITED KINGDOM	55,542	411,337
IMI PLC	COMMON STOCK GBP.25	UNITED KINGDOM	61,118	718,115
IMPERIAL TOBACCO GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	170,584	6,452,620
INCHCAPE PLC	COMMON STOCK GBP.1	UNITED KINGDOM	80,242	363,966
INMARSAT PLC	COMMON STOCK EUR.0005	UNITED KINGDOM	69,301	434,147
INTERCONTINENTAL HOTELS GROU	COMMON STOCK GBP.36172	UNITED KINGDOM	48,085	860,675
INTERMEDIATE CAPITAL GROUP	COMMON STOCK GBP.2	UNITED KINGDOM	56,436	199,853
INTERNATIONAL PERSONAL FINAN	COMMON STOCK GBP.1	UNITED KINGDOM	46,889	124,751
INTERNATIONAL POWER PLC	COMMON STOCK GBP.005	UNITED KINGDOM	280,130	1,466,561
INTERTEK GROUP PLC	COMMON STOCK GBP.01	UNITED KINGDOM	24,984	787,136
INTL CONSOLIDATED AIRLINE DI	COMMON STOCK EUR.5	UNITED KINGDOM	170,860	384,246
INVENSYS PLC	COMMON STOCK GBP.1	UNITED KINGDOM	145,246	473,934
INVESTEC PLC	COMMON STOCK GBP.0002	UNITED KINGDOM	98,170	515,161
ITE GROUP PLC	COMMON STOCK GBP.01	UNITED KINGDOM	81,625	257,985
ITV PLC	COMMON STOCK GBP.1	UNITED KINGDOM	617,345	651,398
JARDINE LLOYD THOMPSON GROUP	COMMON STOCK GBP.05	UNITED KINGDOM	19,100	204,458
JAZZTEL PLC	COMMON STOCK EUR.8	UNITED KINGDOM	55,144	266,560
JKX OIL + GAS PLC	COMMON STOCK GBP.1	UNITED KINGDOM	14,115	29,798
JOHNSON MATTHEY PLC	COMMON STOCK GBP1.	UNITED KINGDOM	39,404	1,122,785
KAZAKHMYS PLC	COMMON STOCK GBP.2	UNITED KINGDOM	38,611	551,952
KELLER GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	6,584	27,238
KIER GROUP PLC	COMMON STOCK GBP.01	UNITED KINGDOM	4,150	87,467
KINGFISHER PLC	COMMON STOCK GBP.157143	UNITED KINGDOM	495,262	1,926,814
LADBROKES PLC	COMMON STOCK GBP.833333	UNITED KINGDOM	198,714	401,046
LAND SECURITIES GROUP PLC	REIT GBP.1	UNITED KINGDOM	142,175	1,398,824
LEGAL + GENERAL GROUP PLC	COMMON STOCK GBP.025	UNITED KINGDOM	1,114,817	1,771,005
LLOYDS BANKING GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	6,899,774	2,757,801
LOGICA PLC	COMMON STOCK GBP.1	UNITED KINGDOM	268,464	256,820
LONDON STOCK EXCHANGE GROUP	COMMON STOCK GBP.918605	UNITED KINGDOM	27,934	344,602
LONMIN PLC	COMMON STOCK USD1.	UNITED KINGDOM	35,230	533,281
LOOKERS PLC	COMMON STOCK GBP.05	UNITED KINGDOM	154,799	122,073
MAJESTIC WINE PLC	COMMON STOCK GBP.075	UNITED KINGDOM	30,114	152,084
MAN GROUP PLC	COMMON STOCK USD.428571	UNITED KINGDOM	334,845	649,917
MARKS + SPENCER GROUP PLC	COMMON STOCK GBP.25	UNITED KINGDOM	296,019	1,429,073
MCBRIDE PLC	COMMON STOCK GBP.1	UNITED KINGDOM	68,298	118,858
MEARS GROUP PLC	COMMON STOCK GBP.01	UNITED KINGDOM	49,916	170,371
MEGGITT PLC	COMMON STOCK GBP.05	UNITED KINGDOM	127,287	697,016
MELROSE PLC	COMMON STOCK GBP.54545	UNITED KINGDOM	59,687	314,842
MELROSE RESOURCES PLC	COMMON STOCK GBP.1	UNITED KINGDOM	20,453	37,465
MICHAEL PAGE INTERNATIONAL	COMMON STOCK GBP.01	UNITED KINGDOM	44,706	241,508
MICRO FOCUS INTERNATIONAL	COMMON STOCK GBP.1	UNITED KINGDOM	27,328	163,940
MISYS PLC	COMMON STOCK GBP.011429	UNITED KINGDOM	35,810	128,826
MITCHELLS + BUTLERS PLC	COMMON STOCK GBP.54167	UNITED KINGDOM	72,411	262,827
MONDI PLC	COMMON STOCK EUR.2	UNITED KINGDOM	67,332	475,451
MONEYSUPERMARKET.COM	COMMON STOCK GBP.0002	UNITED KINGDOM	44,952	73,205
MORGAN CRUCIBLE COMPANY PLC	COMMON STOCK GBP.25	UNITED KINGDOM	47,747	194,159
MORGAN SINDALL GROUP PLC	COMMON STOCK GBP.05	UNITED KINGDOM	5,600	51,646
MOTHERCARE PLC	COMMON STOCK GBP.5	UNITED KINGDOM	28,326	72,990
MOUCHEL GROUP PLC	COMMON STOCK GBP.0025	UNITED KINGDOM	37,828	3,177
NATIONAL EXPRESS GROUP PLC	COMMON STOCK GBP.05	UNITED KINGDOM	82,610	285,432
NATIONAL GRID PLC	COMMON STOCK GBP.139535	UNITED KINGDOM	643,747	6,250,139
NEXT PLC	COMMON STOCK GBP.1	UNITED KINGDOM	38,866	1,652,015
NORTHGATE PLC	COMMON STOCK GBP.5	UNITED KINGDOM	32,658	97,303
OLD MUTUAL PLC	COMMON STOCK GBP.1	UNITED KINGDOM	274,369	577,704
OLD MUTUAL PLC	COMMON STOCK GBP.1	UNITED KINGDOM	736,257	1,541,907
PACE PLC	COMMON STOCK GBP.05	UNITED KINGDOM	29,518	32,890

PARAGON GROUP COMPANIES PLC	COMMON STOCK GBP1.	UNITED KINGDOM	60,142	170,466
PEARSON PLC	COMMON STOCK GBP.25	UNITED KINGDOM	155,634	2,916,713
PENDRAGON PLC	COMMON STOCK GBP.05	UNITED KINGDOM	645,215	76,201
PENNON GROUP PLC	COMMON STOCK GBP.407	UNITED KINGDOM	53,210	590,047
PERSIMMON PLC	COMMON STOCK GBP.1	UNITED KINGDOM	56,670	412,225
PETROFAC LTD	COMMON STOCK USD.02	UNITED KINGDOM	41,555	928,655
PETROPAVLOVSK PLC	COMMON STOCK GBP.01	UNITED KINGDOM	24,318	231,192
POUND STERLING		UNITED KINGDOM	2,138,514	3,323,466
PREMIER FARNELL PLC	COMMON STOCK GBP.05	UNITED KINGDOM	45,076	125,629
PREMIER FOODS PLC	COMMON STOCK GBP.01	UNITED KINGDOM	376,447	33,853
PREMIER OIL PLC	COMMON STOCK GBP.125	UNITED KINGDOM	71,864	403,674
PROVIDENT FINANCIAL PLC	COMMON STOCK GBP.072727	UNITED KINGDOM	21,249	310,453
PRUDENTIAL PLC	COMMON STOCK GBP.05	UNITED KINGDOM	431,123	4,251,078
PUNCH TAVERNS PLC	COMMON STOCK GBP.0478.6	UNITED KINGDOM	114,256	17,744
PV CRYSTALOX SOLAR PLC	COMMON STOCK GBP.02	UNITED KINGDOM	81,255	5,520
QUINTAIN ESTATES + DEV PLC	COMMON STOCK GBP.25	UNITED KINGDOM	190,972	111,799
RATHBONE BROTHERS PLC	COMMON STOCK GBP.05	UNITED KINGDOM	6,292	103,563
RECKITT BENCKISER GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	103,968	5,127,000
REDROW PLC	COMMON STOCK GBP.1	UNITED KINGDOM	66,896	117,650
REED ELSEVIER PLC	COMMON STOCK GBP.144397	UNITED KINGDOM	204,214	1,647,969
RENTOKIL INITIAL PLC	COMMON STOCK GBP.01	UNITED KINGDOM	346,240	335,712
RESTAURANT GROUP PLC	COMMON STOCK GBP.28125	UNITED KINGDOM	37,320	172,322
REXAM PLC	COMMON STOCK GBP.642857	UNITED KINGDOM	160,812	880,601
RIGHTMOVE PLC	COMMON STOCK GBP.01	UNITED KINGDOM	14,135	272,510
RIO TINTO PLC	COMMON STOCK GBP.1	UNITED KINGDOM	239,779	11,612,205
ROBERT WISEMAN DAIRIES PLC	COMMON STOCK GBP.1	UNITED KINGDOM	8,457	33,676
ROLLS ROYCE HOLDINGS PLC	COMMON STOCK GBP.2	UNITED KINGDOM	348,626	4,029,644
ROTORK PLC	COMMON STOCK GBP.05	UNITED KINGDOM	14,004	418,518
ROYAL BANK OF SCOTLAND GROUP	COMMON STOCK GBP.25	UNITED KINGDOM	2,921,905	926,973
ROYAL DUTCH SHELL PLC B SHS	COMMON STOCK EUR.07	UNITED KINGDOM	450,629	17,161,379
RPS GROUP PLC	COMMON STOCK GBP.03	UNITED KINGDOM	43,062	120,117
RSA INSURANCE GROUP PLC	COMMON STOCK GBP.275	UNITED KINGDOM	741,102	1,206,347
SABMILLER PLC	COMMON STOCK USD.1	UNITED KINGDOM	160,927	5,645,740
SAGE GROUP PLC/THE	COMMON STOCK GBP.01	UNITED KINGDOM	240,086	1,096,364
SAINSBURY (J) PLC	COMMON STOCK GBP.285714	UNITED KINGDOM	226,555	1,065,171
SALAMANDER ENERGY PLC	COMMON STOCK GBP.1	UNITED KINGDOM	64,814	203,247
SAVILLS PLC	COMMON STOCK GBP.025	UNITED KINGDOM	24,560	124,902
SCHRODERS PLC	COMMON STOCK GBP1.	UNITED KINGDOM	22,225	451,963
SDL PLC	COMMON STOCK GBP.01	UNITED KINGDOM	29,792	307,783
SEGRO PLC	REIT GBP.1	UNITED KINGDOM	120,111	388,741
SENIOR PLC	COMMON STOCK GBP.1	UNITED KINGDOM	91,779	243,092
SERCO GROUP PLC	COMMON STOCK GBP.02	UNITED KINGDOM	87,867	646,569
SEVERFIELD ROWEN PLC	COMMON STOCK GBP.025	UNITED KINGDOM	24,718	63,938
SEVERN TRENT PLC	COMMON STOCK GBP.9789	UNITED KINGDOM	42,685	990,323
SHAFTESBURY PLC	REIT GBP.25	UNITED KINGDOM	42,181	305,916
SHANKS GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	52,456	73,896
SIG PLC	COMMON STOCK GBP.1	UNITED KINGDOM	90,458	117,534
SMITH + NEPHEW PLC	COMMON STOCK USD.2	UNITED KINGDOM	164,046	1,590,717
SMITHS GROUP PLC	COMMON STOCK GBP.375	UNITED KINGDOM	71,487	1,011,894
SOCO INTERNATIONAL PLC	COMMON STOCK GBP.05	UNITED KINGDOM	31,772	143,815
SPECTRIS PLC	COMMON STOCK GBP.05	UNITED KINGDOM	19,025	379,723
SPIRAX SARCO ENGINEERING PLC	COMMON STOCK GBP.25	UNITED KINGDOM	11,265	326,665
SPIRENT COMMUNICATIONS PLC	COMMON STOCK GBP.333333	UNITED KINGDOM	95,540	174,443
SPIRIT PUB CO PLC	COMMON STOCK	UNITED KINGDOM	114,256	75,789
SSE PLC	COMMON STOCK GBP.5	UNITED KINGDOM	180,528	3,619,111
ST. MODWEN PROPERTIES PLC	COMMON STOCK GBP.1	UNITED KINGDOM	21,072	36,924
STAGECOACH GROUP PLC	COMMON STOCK GBP.005482	UNITED KINGDOM	83,026	350,706
STANDARD CHARTERED PLC	COMMON STOCK USD.5	UNITED KINGDOM	398,199	8,675,937
STANDARD LIFE PLC	COMMON STOCK GBP.1	UNITED KINGDOM	473,202	1,509,855
STHREE PLC	COMMON STOCK GBP.01	UNITED KINGDOM	28,453	99,811
SUBSEA 7 SA	COMMON STOCK USD2.	UNITED KINGDOM	56,276	1,041,179
SYNERGY HEALTH PLC	COMMON STOCK GBP.00625	UNITED KINGDOM	9,827	129,023
TALKTALK TELECOM GROUP	COMMON STOCK GBP.001	UNITED KINGDOM	92,333	193,963
TATE + LYLE PLC	COMMON STOCK GBP.25	UNITED KINGDOM	92,048	1,005,750
TAYLOR WIMPEY PLC	COMMON STOCK GBP.01	UNITED KINGDOM	615,759	358,274
TELECITY GROUP PLC	COMMON STOCK	UNITED KINGDOM	26,875	269,373
TELECOM PLUS PLC	COMMON STOCK GBP.05	UNITED KINGDOM	41,405	496,604
TESCO PLC	COMMON STOCK GBP.05	UNITED KINGDOM	1,348,552	8,448,004
THOMAS COOK GROUP PLC	COMMON STOCK EUR.1	UNITED KINGDOM	90,976	20,755
TRAVIS PERKINS PLC	COMMON STOCK GBP.1	UNITED KINGDOM	38,034	467,981
TT ELECTRONICS PLC	COMMON STOCK GBP.25	UNITED KINGDOM	192,607	402,445
TUI TRAVEL PLC	COMMON STOCK GBP.001	UNITED KINGDOM	100,731	258,690
TULLETT PREBON PLC	COMMON STOCK GBP.25	UNITED KINGDOM	27,073	113,126
TULLOW OIL PLC	COMMON STOCK GBP.1	UNITED KINGDOM	152,274	3,312,286
UBM PLC	COMMON STOCK GBP.1	UNITED KINGDOM	41,487	306,667
ULTRA ELECTRONICS HLDGS PLC	COMMON STOCK GBP.05	UNITED KINGDOM	9,766	224,116
UNILEVER PLC	COMMON STOCK GBP.0311	UNITED KINGDOM	219,204	7,363,103
UNITE GROUP PLC	COMMON STOCK GBP.25	UNITED KINGDOM	41,192	107,208
UNITED UTILITIES GROUP PLC	COMMON STOCK GBP.05	UNITED KINGDOM	126,384	1,189,612

VECTURA GROUP PLC	COMMON STOCK GBP.00025	UNITED KINGDOM	96,808	84,575
VEDANTA RESOURCES PLC	COMMON STOCK USD.1	UNITED KINGDOM	27,251	426,708
VODAFONE GROUP PLC	COMMON STOCK USD.142857	UNITED KINGDOM	8,641,673	24,009,400
WEIR GROUP PLC/THE	COMMON STOCK GBP.125	UNITED KINGDOM	34,101	1,070,587
WETHERSPOON (J.D.) PLC	COMMON STOCK GBP.02	UNITED KINGDOM	13,750	88,651
WH SMITH PLC	COMMON STOCK GBP.22	UNITED KINGDOM	20,891	172,148
WHITBREAD PLC	COMMON STOCK GBP.767974	UNITED KINGDOM	35,157	853,539
WILLIAM HILL PLC	COMMON STOCK GBP.1	UNITED KINGDOM	141,825	445,882
WINCANTON PLC	COMMON STOCK GBP.1	UNITED KINGDOM	27,759	26,921
WM MORRISON SUPERMARKETS	COMMON STOCK GBP.1	UNITED KINGDOM	372,057	1,881,618
WOLFSON MICROELECTRONICS PLC	COMMON STOCK GBP.001	UNITED KINGDOM	57,157	116,351
WOOD GROUP (JOHN) PLC	COMMON STOCK GBP.042857	UNITED KINGDOM	71,825	712,011
WORKSPACE GROUP PLC	REIT GBP.1	UNITED KINGDOM	42,098	147,427
XCHANGING PLC	COMMON STOCK GBP.05	UNITED KINGDOM	30,617	30,788
XSTRATA PLC	COMMON STOCK USD.5	UNITED KINGDOM	362,068	5,456,200
YELL GROUP PLC	COMMON STOCK GBP.01	UNITED KINGDOM	434,757	35,670
ALACER GOLD CORP	COMMON STOCK NPV	UNITED STATES	36,500	376,023
BOART LONGYEAR LTD	COMMON STOCK NPV	UNITED STATES	88,884	252,494
BROOKFIELD OFFICE PROPERTIES	COMMON STOCK NPV	UNITED STATES	44,442	697,018
GOLDEN STAR RESOURCES LTD	COMMON STOCK NPV	UNITED STATES	152,930	250,816
JAGUAR MINING INC	COMMON STOCK NPV	UNITED STATES	33,800	215,762
SIMS METAL MANAGEMENT LTD	COMMON STOCK NPV	UNITED STATES	31,456	408,801
SOUTHERN COPPER CORP	COMMON STOCK USD.01	UNITED STATES	12,934	388,020
SOUTHERN COPPER CORP	COMMON STOCK USD.01	UNITED STATES	21,070	635,893
SSGA	G STIFF ERISA QUALIFIED	UNITED STATES	941,775	941,775
SXC HEALTH SOLUTIONS CORP	COMMON STOCK NPV	UNITED STATES	11,500	646,801
SYNTHES INC 144A/REGS	COMMON STOCK CHF.001	UNITED STATES	11,581	1,947,254
THOMSON REUTERS CORP	COMMON STOCK NPV	UNITED STATES	64,530	1,725,659
US DOLLAR		UNITED STATES	1,587,417	1,587,417
BOLIVAR FUERTE		VENEZUELA	55,012	12,809
CURRENCY CONTRACT	BOUGHT EUR/SOLD USD			(5,808)
CURRENCY CONTRACT	BOUGHT GBP/SOLD USD			88,748
CURRENCY CONTRACT	BOUGHT JPY/SOLD USD			111,723

	Total : EXHIBIT A - Total International Stock Market Index Fund			$2,697,456,212

n / a - Cost is not applicable

EXHIBIT B - Small/Mid-Cap Stock Index Fund

(Managed by State Street Global Advisors)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2010

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value			(d) Cost	(e) Fair value
					( n / a )
				Shares/ Par Value
	STEINER LEISURE LTD	COMMON STOCK USD.01	BAHAMAS	17,200		$780,708
	ULTRAPETROL (BAHAMAS) LTD	COMMON STOCK USD.01	BAHAMAS	13,200		39,336
	ALTERRA CAPITAL HOLDINGS LTD	COMMON STOCK USD1.	BERMUDA	89,600		2,117,248
	ARCH CAPITAL GROUP LTD	COMMON STOCK USD.01	BERMUDA	128,383		4,779,699
	ARGO GROUP INTERNATIONAL	COMMON STOCK USD1.	BERMUDA	25,129		727,736
	ASPEN INSURANCE HOLDINGS LTD	COMMON STOCK USD.514456	BERMUDA	73,600		1,950,400
	ASSURED GUARANTY LTD	COMMON STOCK USD.01	BERMUDA	173,100		2,274,534
	AXIS CAPITAL HOLDINGS LTD	COMMON STOCK USD.0125	BERMUDA	129,700		4,145,212
	BUNGE LTD	COMMON STOCK USD.01	BERMUDA	148,417		8,489,452
	CENTRAL EUROPEAN MEDIA ENT A	COMMON STOCK USD.08	BERMUDA	38,114		248,503
	ENDURANCE SPECIALTY HOLDINGS	COMMON STOCK USD1.	BERMUDA	42,600		1,629,450
	ENERGY XXI BERMUDA	COMMON STOCK USD.005	BERMUDA	72,300		2,304,924
	ENSTAR GROUP LTD	COMMON STOCK USD1.	BERMUDA	6,400		628,480
	EVEREST RE GROUP LTD	COMMON STOCK USD.01	BERMUDA	45,764		3,848,295
	FRONTLINE LTD	COMMON STOCK USD2.5	BERMUDA	47,900		205,491
	GENPACT LTD	COMMON STOCK USD.01	BERMUDA	117,887		1,762,411
	GLOBAL SOURCES LTD	COMMON STOCK USD.01	BERMUDA	9,744		47,258
	GOLAR LNG LTD	COMMON STOCK USD1.	BERMUDA	40,731		1,810,493
	HELEN OF TROY LTD	COMMON STOCK USD.1	BERMUDA	33,600		1,031,520
	KNIGHTSBRIDGE TANKERS LTD	COMMON STOCK USD.01	BERMUDA	21,300		291,171
	MAIDEN HOLDINGS LTD	COMMON STOCK USD.01	BERMUDA	55,800		488,808
	MARVELL TECHNOLOGY GROUP LTD	COMMON STOCK USD.002	BERMUDA	501,855		6,950,692
	MONTPELIER RE HOLDINGS LTD	COMMON STOCK USD.001666	BERMUDA	61,318		1,088,395
	ORIENT EXPRESS HOTELS LTD A	COMMON STOCK USD.01	BERMUDA	95,860		716,074
	PARTNERRE LTD	COMMON STOCK USD1.	BERMUDA	65,750		4,221,808
	PLATINUM UNDERWRITERS HLDGS	COMMON STOCK USD.01	BERMUDA	37,900		1,292,769
	RENAISSANCERE HOLDINGS LTD	COMMON STOCK USD1.	BERMUDA	51,600		3,837,492
	SHIP FINANCE INTL LTD	COMMON STOCK USD1.	BERMUDA	48,129		449,525
	SIGNET JEWELERS LTD	COMMON STOCK USD.18	BERMUDA	86,601		3,806,980
	TEEKAY TANKERS LTD CLASS A	COMMON STOCK USD.01	BERMUDA	46,100		162,272
	VALIDUS HOLDINGS LTD	COMMON STOCK USD.175	BERMUDA	74,992		2,362,248
	DOMTAR CORP	COMMON STOCK USD.01	CANADA	38,650		3,090,454
	MCEWEN MINING INC	COMMON STOCK NPV	CANADA	95,000		319,200
	MDC PARTNERS INC A	COMMON STOCK NPV	CANADA	26,300		355,576
	MIDWAY GOLD CORP	COMMON STOCK NPV	CANADA	39,100		82,501
	NYMOX PHARMACEUTICAL CORP	COMMON STOCK NPV	CANADA	9,900		81,378
	TEEKAY CORP	COMMON STOCK USD.001	CANADA	45,300		1,210,869
	THOMPSON CREEK METALS CO INC	COMMON STOCK NPV	CANADA	142,100		989,016
	CONSOLIDATED WATER CO ORD SH	COMMON STOCK USD.6	CAYMAN ISLANDS	15,300		131,274
	FABRINET	COMMON STOCK USD.01	CAYMAN ISLANDS	17,900		244,872
	GREENLIGHT CAPITAL RE LTD A	COMMON STOCK USD.01	CAYMAN ISLANDS	31,600		747,972
	HERBALIFE LTD	COMMON STOCK USD.002	CAYMAN ISLANDS	116,200		6,004,054
	ORTHOFIX INTERNATIONAL NV	COMMON STOCK USD.1	CURACAO	18,000		634,140
	EXCEL MARITIME CARRIERS LTD	COMMON STOCK USD.01	GREECE	28,600		41,470
	ALKERMES PLC	COMMON STOCK USD.01	IRELAND	92,100		1,598,856
	GLOBAL INDEMNITY PLC	COMMON STOCK USD.0001	IRELAND	16,204		321,325
	WARNER CHILCOTT PLC CLASS A	COMMON STOCK USD.01	IRELAND	166,700		2,522,171
	DHT HOLDINGS INC	COMMON STOCK USD.01	JERSEY, C.I.	42,100		31,154
	FLAGSTONE REINSURANCE HOLDIN	COMMON STOCK USD.01	LUXEMBOURG	57,300		475,017
	BALTIC TRADING LTD	COMMON STOCK	MARSHALL ISLANDS	11,700		55,575
	SCORPIO TANKERS INC	COMMON STOCK USD.01	MONACO	19,900		97,311
	CHICAGO BRIDGE + IRON NY SHR	NY REG SHRS EUR.01	NETHERLANDS	100,200		3,787,560
	CNH GLOBAL N.V.	COMMON STOCK USD2.25	NETHERLANDS	22,700		816,973
	CORE LABORATORIES N.V.	COMMON STOCK EUR.02	NETHERLANDS	45,300		5,161,935
	LYONDELLBASELL INDU CL A	COMMON STOCK	NETHERLANDS	315,200		10,240,848
	QIAGEN N.V.	COMMON STOCK EUR.01	NETHERLANDS	234,400		3,237,064
	TORNIER NV	COMMON STOCK	NETHERLANDS	9,000		162,000
	VISTAPRINT NV	COMMON STOCK USD.001	NETHERLANDS	40,800		1,248,480
	NORDIC AMERICAN TANKERS LTD	COMMON STOCK USD.01	NORWAY	51,500		617,485
	BANCO LATINOAMERICANO COME E	COMMON STOCK NPV	PANAMA	30,293		486,203
	COPA HOLDINGS SA CLASS A	COMMON STOCK NPV	PANAMA	30,933		1,814,839
	DORAL FINANCIAL CORP	COMMON STOCK USD.01	PUERTO RICO	52,400		50,094
	ORIENTAL FINANCIAL GROUP	COMMON STOCK USD1.	PUERTO RICO	48,718		589,975
	POPULAR INC	COMMON STOCK USD.01	PUERTO RICO	1,022,747		1,421,618
	TRIPLE S MANAGEMENT CORP B	COMMON STOCK USD1.	PUERTO RICO	22,800		456,456
	AVAGO TECHNOLOGIES LTD	COMMON STOCK	SINGAPORE	189,200		5,460,312

AUTOLIV INC	COMMON STOCK USD1.	SWEDEN	86,746	4,640,044
ALLIED WORLD ASSURANCE CO	COMMON STOCK USD.03	SWITZERLAND	35,500	2,234,015
GARMIN LTD	COMMON STOCK CHF10.	SWITZERLAND	107,075	4,262,656
XYRATEX LTD	COMMON STOCK USD.01	UNITED KINGDOM	25,800	343,656
1 800 FLOWERS.COM INC CL A	COMMON STOCK USD.01	UNITED STATES	27,500	60,500
1ST SOURCE CORP	COMMON STOCK NPV	UNITED STATES	17,319	438,690
1ST UNITED BANCORP INC/NORTH	COMMON STOCK USD.01	UNITED STATES	41,000	227,550
3D SYSTEMS CORP	COMMON STOCK USD.001	UNITED STATES	39,326	566,294
8X8 INC	COMMON STOCK USD.001	UNITED STATES	69,300	219,681
99 CENTS ONLY STORES	COMMON STOCK NPV	UNITED STATES	49,664	1,090,125
A123 SYSTEMS INC	COMMON STOCK USD.001	UNITED STATES	63,900	102,879
AAON INC	COMMON STOCK USD.004	UNITED STATES	23,061	472,520
AAR CORP	COMMON STOCK USD1.	UNITED STATES	43,800	839,646
AARON S INC	COMMON STOCK USD.5	UNITED STATES	77,462	2,066,686
ABAXIS INC	COMMON STOCK NPV	UNITED STATES	23,356	646,261
ABIOMED INC	COMMON STOCK USD.01	UNITED STATES	34,700	640,909
ABM INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	55,400	1,142,348
ABOVENET INC	COMMON STOCK USD.01	UNITED STATES	24,300	1,579,743
ABRAXAS PETROLEUM CORP	COMMON STOCK USD.01	UNITED STATES	85,900	283,470
ACACIA RESEARCH ACACIA TEC	TRACKING STK USD.001	UNITED STATES	43,700	1,595,487
ACADIA REALTY TRUST	REIT USD.001	UNITED STATES	43,107	868,175
ACCELRYS INC	COMMON STOCK USD.0001	UNITED STATES	56,301	378,343
ACCO BRANDS CORP	COMMON STOCK USD.01	UNITED STATES	58,834	567,748
ACCRETIVE HEALTH INC	COMMON STOCK USD.01	UNITED STATES	36,800	845,664
ACCURAY INC	COMMON STOCK USD.001	UNITED STATES	45,985	194,517
ACCURIDE CORP	COMMON STOCK	UNITED STATES	36,100	257,032
ACETO CORP	COMMON STOCK USD.01	UNITED STATES	28,300	195,270
ACHILLION PHARMACEUTICALS	COMMON STOCK USD.001	UNITED STATES	44,700	340,614
ACI WORLDWIDE INC	COMMON STOCK USD.005	UNITED STATES	35,400	1,013,856
ACME PACKET INC	COMMON STOCK USD.001	UNITED STATES	53,583	1,656,251
ACORDA THERAPEUTICS INC	COMMON STOCK USD.001	UNITED STATES	35,514	846,654
ACTIVE NETWORK INC/THE	COMMON STOCK	UNITED STATES	11,200	152,320
ACTIVE POWER INC	COMMON STOCK USD.001	UNITED STATES	31,100	20,526
ACTIVISION BLIZZARD INC	COMMON STOCK USD.000001	UNITED STATES	419,717	5,170,913
ACTUANT CORP A	COMMON STOCK USD.2	UNITED STATES	70,800	1,606,452
ACTUATE CORP	COMMON STOCK USD.001	UNITED STATES	43,408	254,371
ACUITY BRANDS INC	COMMON STOCK USD.01	UNITED STATES	44,050	2,334,650
ACURA PHARMACEUTICALS INC	COMMON STOCK USD.01	UNITED STATES	1,600	5,584
ACXIOM CORP	COMMON STOCK USD.1	UNITED STATES	79,600	971,916
ADTRAN INC	COMMON STOCK USD.01	UNITED STATES	65,837	1,985,644
ADVANCE AMERICA CASH ADVANCE	COMMON STOCK USD.01	UNITED STATES	64,600	578,170
ADVANCE AUTO PARTS INC	COMMON STOCK USD.0001	UNITED STATES	73,500	5,117,805
ADVANCED ANALOGIC TECHNOLOGI	COMMON STOCK USD.001	UNITED STATES	47,900	276,862
ADVANCED ENERGY INDUSTRIES	COMMON STOCK USD.001	UNITED STATES	41,300	443,149
ADVENT SOFTWARE INC	COMMON STOCK USD.01	UNITED STATES	33,596	818,399
ADVISORY BOARD CO/THE	COMMON STOCK USD.01	UNITED STATES	16,002	1,187,508
AECOM TECHNOLOGY CORP	COMMON STOCK USD.01	UNITED STATES	119,700	2,462,229
AEGERION PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	4,200	70,308
AEGION CORP	COMMON STOCK USD.01	UNITED STATES	44,091	676,356
AEP INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	6,200	174,530
AEROFLEX HOLDING CORP	COMMON STOCK USD.01	UNITED STATES	17,200	176,128
AEROPOSTALE INC	COMMON STOCK USD.01	UNITED STATES	87,655	1,336,739
AEROVIRONMENT INC	COMMON STOCK USD.0001	UNITED STATES	16,900	531,843
AFC ENTERPRISES	COMMON STOCK USD.01	UNITED STATES	28,375	417,113
AFFILIATED MANAGERS GROUP	COMMON STOCK USD.01	UNITED STATES	50,955	4,889,132
AFFYMAX INC	COMMON STOCK USD.001	UNITED STATES	18,800	124,268
AFFYMETRIX INC	COMMON STOCK USD.01	UNITED STATES	76,400	312,476
AGCO CORP	COMMON STOCK USD.01	UNITED STATES	94,400	4,056,368
AGILYSYS INC	COMMON STOCK USD.3	UNITED STATES	26,400	209,880
AGREE REALTY CORP	REIT USD.0001	UNITED STATES	9,540	232,585
AIR LEASE CORP	COMMON STOCK USD.01	UNITED STATES	31,900	756,349
AIR METHODS CORP	COMMON STOCK USD.06	UNITED STATES	11,300	954,285
AIR TRANSPORT SERVICES GROUP	COMMON STOCK USD.01	UNITED STATES	57,400	270,928
AIRCASTLE LTD	COMMON STOCK USD.01	UNITED STATES	48,500	616,920
AK STEEL HOLDING CORP	COMMON STOCK USD.01	UNITED STATES	120,400	994,504
AKORN INC	COMMON STOCK NPV	UNITED STATES	61,165	680,155
ALAMO GROUP INC	COMMON STOCK USD.1	UNITED STATES	6,500	175,045
ALASKA AIR GROUP INC	COMMON STOCK USD1.	UNITED STATES	37,100	2,785,839
ALASKA COMM SYSTEMS GROUP	COMMON STOCK USD.01	UNITED STATES	44,900	135,149
ALBANY INTL CORP CL A	COMMON STOCK USD.001	UNITED STATES	30,760	711,171
ALBANY MOLECULAR RESEARCH	COMMON STOCK USD.01	UNITED STATES	22,300	65,339
ALBEMARLE CORP	COMMON STOCK USD.01	UNITED STATES	93,087	4,794,911
ALERE INC	COMMON STOCK USD.001	UNITED STATES	87,296	2,015,665
ALEXANDER + BALDWIN INC	COMMON STOCK NPV	UNITED STATES	42,924	1,752,158
ALEXANDER S INC	REIT USD1.	UNITED STATES	2,314	856,249
ALEXANDRIA REAL ESTATE EQUIT	REIT USD.01	UNITED STATES	61,493	4,241,172
ALEXION PHARMACEUTICALS INC	COMMON STOCK USD.0001	UNITED STATES	182,400	13,041,600
ALICO INC	COMMON STOCK USD1.	UNITED STATES	5,880	113,896
ALIGN TECHNOLOGY INC	COMMON STOCK USD.0001	UNITED STATES	59,900	1,421,128
ALLEGHANY CORP	COMMON STOCK USD1.	UNITED STATES	6,595	1,881,488

ALLEGIANT TRAVEL CO	COMMON STOCK USD.001	UNITED STATES	16,900	901,446
ALLETE INC	COMMON STOCK NPV	UNITED STATES	32,200	1,351,756
ALLIANCE DATA SYSTEMS CORP	COMMON STOCK USD.01	UNITED STATES	50,800	5,275,072
ALLIANCE FINANCIAL CORP	COMMON STOCK USD1.	UNITED STATES	4,900	151,312
ALLIANCE HEALTHCARE SERVICE	COMMON STOCK USD.01	UNITED STATES	25,400	32,004
ALLIANCE ONE INTERNATIONAL	COMMON STOCK NPV	UNITED STATES	89,500	243,440
ALLIANT ENERGY CORP	COMMON STOCK USD.01	UNITED STATES	109,300	4,821,223
ALLIANT TECHSYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	33,634	1,922,519
ALLIED NEVADA GOLD CORP	COMMON STOCK USD.001	UNITED STATES	89,700	2,716,116
ALLOS THERAPEUTICS INC	COMMON STOCK USD.001	UNITED STATES	87,400	124,108
ALLSCRIPTS HEALTHCARE SOLUTI	COMMON STOCK USD.01	UNITED STATES	189,482	3,588,789
ALMOST FAMILY INC	COMMON STOCK USD.1	UNITED STATES	8,100	134,298
ALNYLAM PHARMACEUTICALS INC	COMMON STOCK USD.01	UNITED STATES	36,300	295,845
ALON USA ENERGY INC	COMMON STOCK USD.01	UNITED STATES	8,600	74,906
ALPHATEC HOLDINGS INC	COMMON STOCK USD.0001	UNITED STATES	34,600	59,512
ALTRA HOLDINGS INC	COMMON STOCK USD.001	UNITED STATES	25,200	474,516
AMAG PHARMACEUTICALS INC	COMMON STOCK USD.01	UNITED STATES	25,100	474,641
AMBASSADORS GROUP INC	COMMON STOCK USD.01	UNITED STATES	17,900	80,729
AMC NETWORKS INC A	COMMON STOCK	UNITED STATES	56,200	2,111,996
AMCOL INTERNATIONAL CORP	COMMON STOCK USD.01	UNITED STATES	24,300	652,455
AMDOCS LTD	COMMON STOCK GBP.0001	UNITED STATES	184,950	5,276,624
AMEDISYS INC	COMMON STOCK USD.001	UNITED STATES	30,079	328,162
AMERCO	COMMON STOCK USD.25	UNITED STATES	8,883	785,257
AMERESCO INC CL A	COMMON STOCK USD.0001	UNITED STATES	17,400	238,728
AMERICA S CAR MART INC	COMMON STOCK USD.01	UNITED STATES	11,100	434,898
AMERICAN ASSETS TRUST INC	REIT	UNITED STATES	32,600	668,626
AMERICAN AXLE + MFG HOLDINGS	COMMON STOCK USD.01	UNITED STATES	61,150	604,774
AMERICAN CAMPUS COMMUNITIES	REIT USD.01	UNITED STATES	64,905	2,723,414
AMERICAN CAPITAL AGENCY CORP	REIT USD.01	UNITED STATES	226,500	6,360,120
AMERICAN CAPITAL LTD	COMMON STOCK USD.01	UNITED STATES	344,922	2,321,325
AMERICAN DENTAL PARTNERS INC	COMMON STOCK USD.01	UNITED STATES	17,150	322,935
AMERICAN EAGLE OUTFITTERS	COMMON STOCK USD.01	UNITED STATES	191,964	2,935,130
AMERICAN EQUITY INVT LIFE HL	COMMON STOCK USD1.	UNITED STATES	64,400	669,760
AMERICAN FINANCIAL GROUP INC	COMMON STOCK NPV	UNITED STATES	79,839	2,945,261
AMERICAN GREETINGS CORP CL A	COMMON STOCK USD1.	UNITED STATES	42,200	527,922
AMERICAN NATIONAL INSURANCE	COMMON STOCK USD1.	UNITED STATES	7,800	569,634
AMERICAN PUBLIC EDUCATION	COMMON STOCK USD.01	UNITED STATES	18,700	809,336
AMERICAN RAILCAR INDUSTRIES	COMMON STOCK USD.01	UNITED STATES	9,200	220,156
AMERICAN REPROGRAPHICS CO	COMMON STOCK USD.001	UNITED STATES	36,300	166,617
AMERICAN SAFETY INS HOLDINGS	COMMON STOCK USD.01	UNITED STATES	11,304	245,862
AMERICAN SCIENCE + ENGINEERI	COMMON STOCK USD.667	UNITED STATES	10,256	698,536
AMERICAN SOFTWARE INC CL A	COMMON STOCK USD.1	UNITED STATES	26,200	247,590
AMERICAN STATES WATER CO	COMMON STOCK NPV	UNITED STATES	20,941	730,841
AMERICAN SUPERCONDUCTOR CORP	COMMON STOCK USD.01	UNITED STATES	53,400	197,046
AMERICAN VANGUARD CORP	COMMON STOCK USD.1	UNITED STATES	20,899	278,793
AMERICAN WATER WORKS CO INC	COMMON STOCK USD.01	UNITED STATES	177,599	5,658,304
AMERICAN WOODMARK CORP	COMMON STOCK NPV	UNITED STATES	10,300	140,698
AMERIGON INC	COMMON STOCK NPV	UNITED STATES	22,924	326,896
AMERIGROUP CORP	COMMON STOCK USD.01	UNITED STATES	43,095	2,546,053
AMERIS BANCORP	COMMON STOCK USD1.	UNITED STATES	18,264	187,754
AMERISAFE INC	COMMON STOCK USD.01	UNITED STATES	19,724	458,583
AMERISTAR CASINOS INC	COMMON STOCK USD.01	UNITED STATES	29,900	516,971
AMES NATIONAL CORP	COMMON STOCK USD2.	UNITED STATES	6,179	120,491
AMETEK INC	COMMON STOCK USD.01	UNITED STATES	162,100	6,824,410
AMKOR TECHNOLOGY INC	COMMON STOCK USD.001	UNITED STATES	119,200	519,712
AMN HEALTHCARE SERVICES INC	COMMON STOCK USD.01	UNITED STATES	35,390	156,778
AMPCO PITTSBURGH CORP	COMMON STOCK USD1.	UNITED STATES	8,500	164,390
AMPIO PHARMACEUTICALS INC	COMMON STOCK	UNITED STATES	11,200	47,824
AMSURG CORP	COMMON STOCK NPV	UNITED STATES	35,200	916,608
AMTECH SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	6,800	57,868
AMTRUST FINANCIAL SERVICES	COMMON STOCK USD.01	UNITED STATES	20,156	478,705
AMYLIN PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	128,319	1,460,270
AMYRIS INC	COMMON STOCK	UNITED STATES	15,800	182,332
ANADIGICS INC	COMMON STOCK USD.01	UNITED STATES	60,900	133,371
ANALOGIC CORP	COMMON STOCK USD.05	UNITED STATES	14,500	831,140
ANAREN INC	COMMON STOCK USD.01	UNITED STATES	18,300	304,146
ANCESTRY.COM INC	COMMON STOCK USD.01	UNITED STATES	29,300	672,728
ANDERSONS INC/THE	COMMON STOCK NPV	UNITED STATES	19,247	840,324
ANGIE S LIST INC	COMMON STOCK	UNITED STATES	14,900	239,890
ANGIODYNAMICS INC	COMMON STOCK USD.01	UNITED STATES	29,300	433,933
ANIXTER INTERNATIONAL INC	COMMON STOCK USD1.	UNITED STATES	29,150	1,738,506
ANN INC	COMMON STOCK USD.0068	UNITED STATES	48,412	1,199,649
ANNALY CAPITAL MANAGEMENT IN	REIT USD.01	UNITED STATES	954,529	15,234,283
ANSYS INC	COMMON STOCK USD.01	UNITED STATES	93,023	5,328,357
ANTARES PHARMA INC	COMMON STOCK USD.01	UNITED STATES	82,400	181,280
ANTHERA PHARMACEUTICALS INC	COMMON STOCK	UNITED STATES	4,100	25,174
ANWORTH MORTGAGE ASSET CORP	REIT USD.01	UNITED STATES	122,288	767,969
AOL INC	COMMON STOCK USD.01	UNITED STATES	108,084	1,632,068
APCO OIL AND GAS INTL INC	COMMON STOCK USD.01	UNITED STATES	9,800	800,856
APOGEE ENTERPRISES INC	COMMON STOCK USD.333	UNITED STATES	33,577	411,654

APOLLO COMMERCIAL REAL ESTAT	REIT USD.01	UNITED STATES	14,700	193,011
APOLLO INVESTMENT CORP	COMMON STOCK USD.001	UNITED STATES	207,291	1,334,954
APOLLO RESIDENTIAL MORTGAGE	COMMON STOCK	UNITED STATES	11,300	172,438
APPLIED INDUSTRIAL TECH INC	COMMON STOCK NPV	UNITED STATES	41,325	1,453,400
APPLIED MICRO CIRCUITS CORP	COMMON STOCK USD.01	UNITED STATES	76,999	517,433
APPROACH RESOURCES INC	COMMON STOCK USD.01	UNITED STATES	21,400	629,374
APTARGROUP INC	COMMON STOCK USD.01	UNITED STATES	67,944	3,544,638
AQUA AMERICA INC	COMMON STOCK USD.5	UNITED STATES	137,100	3,023,055
ARBITRON INC	COMMON STOCK USD.5	UNITED STATES	29,260	1,006,837
ARCH COAL INC	COMMON STOCK USD.01	UNITED STATES	206,665	2,998,709
ARCHIPELAGO LEARNING INC	COMMON STOCK USD.001	UNITED STATES	7,800	75,426
ARCTIC CAT INC	COMMON STOCK USD.01	UNITED STATES	11,900	268,345
ARDEA BIOSCIENCES INC	COMMON STOCK USD.001	UNITED STATES	13,800	231,978
ARDEN GROUP INC A	COMMON STOCK USD.25	UNITED STATES	1,500	135,015
ARENA PHARMACEUTICALS INC	COMMON STOCK USD.0001	UNITED STATES	101,180	189,207
ARES CAPITAL CORP	COMMON STOCK USD.001	UNITED STATES	206,554	3,191,259
ARGAN INC	COMMON STOCK USD.15	UNITED STATES	8,000	121,680
ARIAD PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	133,600	1,636,600
ARIBA INC	COMMON STOCK USD.002	UNITED STATES	98,811	2,774,613
ARKANSAS BEST CORP	COMMON STOCK USD.01	UNITED STATES	28,400	547,268
ARLINGTON ASSET INVESTMENT A	COMMON STOCK USD.01	UNITED STATES	3,500	74,655
ARMOUR RESIDENTIAL REIT INC	REIT USD.0001	UNITED STATES	103,500	729,675
ARMSTRONG WORLD INDUSTRIES	COMMON STOCK USD.01	UNITED STATES	22,256	976,371
ARQULE INC	COMMON STOCK USD.01	UNITED STATES	47,500	267,900
ARRAY BIOPHARMA INC	COMMON STOCK USD.001	UNITED STATES	46,401	100,226
ARRIS GROUP INC	COMMON STOCK USD.01	UNITED STATES	120,872	1,307,835
ARROW ELECTRONICS INC	COMMON STOCK USD1.	UNITED STATES	114,250	4,274,093
ARROW FINANCIAL CORP	COMMON STOCK USD1.	UNITED STATES	11,582	271,482
ARTESIAN RESOURCES CORP CL A	COMMON STOCK USD1.	UNITED STATES	6,641	125,050
ARTHROCARE CORP	COMMON STOCK USD.001	UNITED STATES	26,800	849,024
ARTHUR J GALLAGHER + CO	COMMON STOCK USD1.	UNITED STATES	109,516	3,662,215
ARTIO GLOBAL INVESTORS INC	COMMON STOCK USD.001	UNITED STATES	31,823	155,296
ARUBA NETWORKS INC	COMMON STOCK USD.0001	UNITED STATES	79,100	1,464,932
ASBURY AUTOMOTIVE GROUP	COMMON STOCK USD.01	UNITED STATES	28,500	614,460
ASCENA RETAIL GROUP INC	COMMON STOCK USD.01	UNITED STATES	63,538	1,888,349
ASCENT CAPITAL GROUP INC A	COMMON STOCK USD.01	UNITED STATES	14,019	711,044
ASHFORD HOSPITALITY TRUST	REIT USD.01	UNITED STATES	59,200	473,600
ASHLAND INC	COMMON STOCK USD.01	UNITED STATES	79,900	4,567,084
ASPEN TECHNOLOGY INC	COMMON STOCK USD.1	UNITED STATES	86,500	1,500,775
ASSISTED LIVING CONCEPTS I A	COMMON STOCK USD.01	UNITED STATES	21,800	324,602
ASSOCIATED BANC CORP	COMMON STOCK USD.01	UNITED STATES	178,877	1,998,056
ASSOCIATED ESTATES REALTY CP	REIT USD.1	UNITED STATES	40,181	640,887
ASTEC INDUSTRIES INC	COMMON STOCK USD.2	UNITED STATES	21,400	689,294
ASTEX PHARMACEUTICALS	COMMON STOCK USD.001	UNITED STATES	61,000	115,290
ASTORIA FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	94,288	800,505
ASTRONICS CORP	COMMON STOCK USD.01	UNITED STATES	7,591	271,834
AT CROSS CO CL A	COMMON STOCK USD1.	UNITED STATES	3,600	40,608
ATHENAHEALTH INC	COMMON STOCK USD.01	UNITED STATES	35,700	1,753,584
ATLANTIC POWER CORP	COMMON STOCK	UNITED STATES	119,000	1,701,700
ATLANTIC TELE NETWORK INC	COMMON STOCK USD.01	UNITED STATES	11,200	437,360
ATLAS AIR WORLDWIDE HOLDINGS	COMMON STOCK USD.01	UNITED STATES	22,500	864,675
ATMEL CORP	COMMON STOCK USD.001	UNITED STATES	453,587	3,674,055
ATMI INC	COMMON STOCK USD.01	UNITED STATES	34,600	693,038
ATMOS ENERGY CORP	COMMON STOCK NPV	UNITED STATES	89,650	2,989,828
ATP OIL + GAS CORPORATION	COMMON STOCK USD.001	UNITED STATES	42,880	315,597
ATRICURE INC	COMMON STOCK USD.001	UNITED STATES	2,800	31,080
ATRION CORPORATION	COMMON STOCK USD.1	UNITED STATES	1,800	432,414
ATWOOD OCEANICS INC	COMMON STOCK USD1.	UNITED STATES	55,070	2,191,235
AUXILIUM PHARMACEUTICALS INC	COMMON STOCK USD.01	UNITED STATES	47,000	936,710
AV HOMES INC	COMMON STOCK USD1.	UNITED STATES	8,600	61,748
AVANIR PHARMACEUTICALS INC A	COMMON STOCK NPV	UNITED STATES	120,600	247,230
AVEO PHARMACEUTICALS INC	COMMON STOCK	UNITED STATES	30,800	529,760
AVI BIOPHARMA INC	COMMON STOCK USD.0001	UNITED STATES	80,523	59,990
AVIAT NETWORKS INC	COMMON STOCK USD.01	UNITED STATES	62,598	114,554
AVID TECHNOLOGY INC	COMMON STOCK USD.01	UNITED STATES	33,125	282,556
AVIS BUDGET GROUP INC	COMMON STOCK USD.01	UNITED STATES	111,320	1,193,350
AVISTA CORP	COMMON STOCK NPV	UNITED STATES	59,612	1,535,009
AVNET INC	COMMON STOCK USD1.	UNITED STATES	151,079	4,697,046
AVX CORP	COMMON STOCK USD.01	UNITED STATES	50,526	644,712
AXCELIS TECHNOLOGIES INC	COMMON STOCK USD.001	UNITED STATES	104,100	138,453
AXT INC	COMMON STOCK USD.001	UNITED STATES	40,300	168,051
AZZ INC	COMMON STOCK USD1.	UNITED STATES	14,200	645,248
B+G FOODS INC	COMMON STOCK USD.01	UNITED STATES	48,800	1,174,616
BABCOCK + WILCOX CO/THE	COMMON STOCK USD.01	UNITED STATES	111,298	2,686,734
BADGER METER INC	COMMON STOCK USD1.	UNITED STATES	16,170	475,883
BALCHEM CORP	COMMON STOCK USD.0667	UNITED STATES	30,147	1,222,159
BALDWIN + LYONS INC CL B	COMMON STOCK NPV	UNITED STATES	9,250	201,650
BALLY TECHNOLOGIES INC	COMMON STOCK USD.1	UNITED STATES	43,700	1,728,772
BANCFIRST CORP	COMMON STOCK USD1.	UNITED STATES	7,800	292,812
BANCORP INC/THE	COMMON STOCK USD1.	UNITED STATES	21,608	156,226

BANCORP RHODE ISLAND INC	COMMON STOCK USD.01	UNITED STATES	3,900	154,830
BANCORPSOUTH INC	COMMON STOCK USD2.5	UNITED STATES	88,181	971,755
BANK MUTUAL CORP	COMMON STOCK USD.01	UNITED STATES	52,892	168,197
BANK OF HAWAII CORP	COMMON STOCK USD.01	UNITED STATES	49,000	2,180,010
BANK OF KENTUCKY FINL CORP	COMMON STOCK NPV	UNITED STATES	900	18,045
BANK OF MARIN BANCORP/CA	COMMON STOCK NPV	UNITED STATES	5,300	199,227
BANK OF THE OZARKS	COMMON STOCK USD.01	UNITED STATES	29,000	859,270
BANKFINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	24,955	137,752
BANKRATE INC	COMMON STOCK	UNITED STATES	22,500	483,750
BANKUNITED INC	COMMON STOCK USD.01	UNITED STATES	30,800	677,292
BANNER CORPORATION	COMMON STOCK USD.01	UNITED STATES	14,100	241,815
BARNES + NOBLE INC	COMMON STOCK USD.001	UNITED STATES	27,515	398,417
BARNES GROUP INC	COMMON STOCK USD.01	UNITED STATES	51,700	1,246,487
BARRETT BUSINESS SVCS INC	COMMON STOCK USD.01	UNITED STATES	8,300	165,668
BARRY (R.G.)	COMMON STOCK USD1.	UNITED STATES	6,800	82,144
BASIC ENERGY SERVICES INC	COMMON STOCK USD.01	UNITED STATES	24,500	482,650
BBCN BANCORP INC	COMMON STOCK USD.001	UNITED STATES	70,454	665,790
BE AEROSPACE INC	COMMON STOCK USD.01	UNITED STATES	95,900	3,712,289
BEACON ROOFING SUPPLY INC	COMMON STOCK USD.01	UNITED STATES	41,850	846,626
BEAZER HOMES USA INC	COMMON STOCK USD.001	UNITED STATES	81,188	201,346
BEBE STORES INC	COMMON STOCK USD.001	UNITED STATES	41,004	341,563
BEL FUSE INC CL B	COMMON STOCK USD.1	UNITED STATES	11,600	217,500
BELDEN INC	COMMON STOCK USD.01	UNITED STATES	46,250	1,539,200
BELO CORPORATION A	COMMON STOCK USD1.67	UNITED STATES	101,200	637,560
BENCHMARK ELECTRONICS INC	COMMON STOCK USD.1	UNITED STATES	64,022	862,376
BENEFICIAL MUTUAL BANCORP IN	COMMON STOCK USD.01	UNITED STATES	34,300	286,748
BENIHANA INC	COMMON STOCK USD.1	UNITED STATES	2,200	22,506
BERKSHIRE HILLS BANCORP INC	COMMON STOCK USD.01	UNITED STATES	14,195	314,987
BERRY PETROLEUM CO CLASS A	COMMON STOCK USD.01	UNITED STATES	52,472	2,204,873
BGC PARTNERS INC CL A	COMMON STOCK USD.01	UNITED STATES	73,425	436,145
BIG 5 SPORTING GOODS CORP	COMMON STOCK USD.01	UNITED STATES	23,041	240,548
BIGLARI HOLDINGS INC	COMMON STOCK USD.5	UNITED STATES	1,310	482,394
BILL BARRETT CORP	COMMON STOCK USD.001	UNITED STATES	46,380	1,580,167
BIO RAD LABORATORIES A	COMMON STOCK USD.0001	UNITED STATES	20,188	1,938,856
BIO REFERENCE LABS INC	COMMON STOCK USD.01	UNITED STATES	29,290	476,548
BIOCRYST PHARMACEUTICALS INC	COMMON STOCK USD.01	UNITED STATES	25,200	62,244
BIOLASE TECHNOLOGY INC	COMMON STOCK USD.001	UNITED STATES	20,806	53,471
BIOMARIN PHARMACEUTICAL INC	COMMON STOCK USD.001	UNITED STATES	109,000	3,747,420
BIOMED REALTY TRUST INC	REIT USD.01	UNITED STATES	158,000	2,856,640
BIOMIMETIC THERAPEUTICS INC	COMMON STOCK USD.001	UNITED STATES	11,016	31,396
BIOSANTE PHARMACEUTICALS INC	COMMON STOCK NPV	UNITED STATES	105,300	52,871
BIOSCRIP INC	COMMON STOCK USD.0001	UNITED STATES	43,200	235,872
BIOSPECIFICS TECHNOLOGIES	COMMON STOCK USD.001	UNITED STATES	4,005	66,563
BIOTIME INC	COMMON STOCK NPV	UNITED STATES	5,400	31,374
BJ S RESTAURANTS INC	COMMON STOCK NPV	UNITED STATES	23,400	1,060,488
BLACK BOX CORP	COMMON STOCK USD.001	UNITED STATES	19,500	546,780
BLACK HILLS CORP	COMMON STOCK USD1.	UNITED STATES	41,250	1,385,175
BLACKBAUD INC	COMMON STOCK USD.001	UNITED STATES	43,400	1,202,180
BLACKROCK KELSO CAPITAL CORP	COMMON STOCK USD.001	UNITED STATES	58,351	476,144
BLOUNT INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	49,600	720,192
BLUE COAT SYSTEMS INC	COMMON STOCK USD.0001	UNITED STATES	44,510	1,132,780
BLUE NILE INC	COMMON STOCK USD.001	UNITED STATES	15,410	629,961
BLYTH INC	COMMON STOCK USD.02	UNITED STATES	6,650	377,720
BOB EVANS FARMS	COMMON STOCK USD.01	UNITED STATES	32,300	1,083,342
BODY CENTRAL CORP	COMMON STOCK	UNITED STATES	13,200	329,472
BOFI HOLDING INC	COMMON STOCK USD.01	UNITED STATES	14,300	232,375
BOISE INC	COMMON STOCK USD.0001	UNITED STATES	100,800	717,696
BOK FINANCIAL CORPORATION	COMMON STOCK USD.00006	UNITED STATES	26,452	1,453,008
BON TON STORES INC/THE	COMMON STOCK USD.01	UNITED STATES	10,600	35,722
BOOZ ALLEN HAMILTON HOLDING	COMMON STOCK USD.01	UNITED STATES	20,600	355,350
BOSTON BEER COMPANY INC A	COMMON STOCK USD.01	UNITED STATES	9,500	1,031,320
BOSTON PRIVATE FINL HOLDING	COMMON STOCK USD1.	UNITED STATES	75,755	601,495
BOTTOMLINE TECHNOLOGIES INC	COMMON STOCK USD.001	UNITED STATES	33,469	775,477
BOYD GAMING CORP	COMMON STOCK USD.01	UNITED STATES	60,600	452,076
BPZ RESOURCES INC	COMMON STOCK NPV	UNITED STATES	99,800	283,432
BRADY CORPORATION CL A	COMMON STOCK USD.01	UNITED STATES	50,500	1,594,285
BRANDYWINE REALTY TRUST	REIT USD.01	UNITED STATES	135,808	1,290,176
BRAVO BRIO RESTAURANT GROUP	COMMON STOCK USD.001	UNITED STATES	17,400	298,410
BRE PROPERTIES INC	REIT USD.01	UNITED STATES	76,100	3,841,528
BRIDGE BANCORP INC	COMMON STOCK USD.01	UNITED STATES	6,400	127,360
BRIDGEPOINT EDUCATION INC	COMMON STOCK USD.01	UNITED STATES	14,300	328,900
BRIGGS + STRATTON	COMMON STOCK USD.01	UNITED STATES	53,600	830,264
BRIGHTPOINT INC	COMMON STOCK USD.01	UNITED STATES	69,160	744,162
BRINK S CO/THE	COMMON STOCK USD1.	UNITED STATES	45,600	1,225,728
BRINKER INTERNATIONAL INC	COMMON STOCK USD.1	UNITED STATES	85,100	2,277,276
BRISTOW GROUP INC	COMMON STOCK USD.01	UNITED STATES	37,227	1,764,188
BROADRIDGE FINANCIAL SOLUTIO	COMMON STOCK USD.01	UNITED STATES	126,600	2,854,830
BROADSOFT INC	COMMON STOCK	UNITED STATES	20,500	619,100
BROADWIND ENERGY INC	COMMON STOCK USD.001	UNITED STATES	32,500	22,100
BROCADE COMMUNICATIONS SYS	COMMON STOCK USD.001	UNITED STATES	478,599	2,483,929

BROOKDALE SENIOR LIVING INC	COMMON STOCK USD.01	UNITED STATES	91,300	1,587,707
BROOKLINE BANCORP INC	COMMON STOCK USD.01	UNITED STATES	65,517	552,963
BROOKS AUTOMATION INC	COMMON STOCK USD.01	UNITED STATES	74,893	769,151
BROWN + BROWN INC	COMMON STOCK USD.1	UNITED STATES	116,400	2,634,132
BROWN SHOE COMPANY INC	COMMON STOCK USD.01	UNITED STATES	46,525	414,073
BRUKER CORP	COMMON STOCK USD.01	UNITED STATES	77,507	962,637
BRUNSWICK CORP	COMMON STOCK USD.75	UNITED STATES	92,100	1,663,326
BRYN MAWR BANK CORP	COMMON STOCK USD1.	UNITED STATES	13,900	270,911
BUCKEYE TECHNOLOGIES INC	COMMON STOCK USD.01	UNITED STATES	38,050	1,272,392
BUCKLE INC/THE	COMMON STOCK USD.01	UNITED STATES	27,475	1,122,903
BUFFALO WILD WINGS INC	COMMON STOCK NPV	UNITED STATES	18,200	1,228,682
BUILD A BEAR WORKSHOP INC	COMMON STOCK USD.01	UNITED STATES	13,000	109,980
BUILDERS FIRSTSOURCE INC	COMMON STOCK USD.01	UNITED STATES	67,617	137,939
C+J ENERGY SERVICES INC	COMMON STOCK USD.01	UNITED STATES	11,700	244,881
CABELA S INC	COMMON STOCK USD.01	UNITED STATES	41,600	1,057,472
CABOT CORP	COMMON STOCK USD1.	UNITED STATES	65,400	2,101,956
CABOT MICROELECTRONICS CORP	COMMON STOCK USD.001	UNITED STATES	25,155	1,188,574
CACI INTERNATIONAL INC CL A	COMMON STOCK USD.1	UNITED STATES	25,916	1,449,223
CADENCE DESIGN SYS INC	COMMON STOCK USD.01	UNITED STATES	267,355	2,780,492
CADENCE PHARMACEUTICALS INC	COMMON STOCK USD.0001	UNITED STATES	29,900	118,105
CADIZ INC	COMMON STOCK USD.01	UNITED STATES	14,300	137,709
CAI INTERNATIONAL INC	COMMON STOCK USD.0001	UNITED STATES	10,500	162,330
CAL DIVE INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	82,141	184,817
CAL MAINE FOODS INC	COMMON STOCK USD.01	UNITED STATES	16,290	595,725
CALAMOS ASSET MANAGEMENT A	COMMON STOCK USD.01	UNITED STATES	22,380	279,974
CALAVO GROWERS INC	COMMON STOCK USD.001	UNITED STATES	12,600	323,568
CALGON CARBON CORP	COMMON STOCK USD.01	UNITED STATES	58,500	919,035
CALIFORNIA FIRST NATL BANCOR	COMMON STOCK USD.01	UNITED STATES	2,950	47,436
CALIFORNIA WATER SERVICE GRP	COMMON STOCK USD.01	UNITED STATES	44,400	810,744
CALIX NETWORKS INC	COMMON STOCK	UNITED STATES	34,300	221,921
CALLAWAY GOLF COMPANY	COMMON STOCK USD.01	UNITED STATES	73,773	407,965
CALLIDUS SOFTWARE INC	COMMON STOCK USD.001	UNITED STATES	43,400	278,628
CALLON PETROLEUM CO	COMMON STOCK USD.01	UNITED STATES	34,800	172,956
CALPINE CORP	COMMON STOCK USD.001	UNITED STATES	388,415	6,342,817
CAMAC ENERGY INC	COMMON STOCK USD.001	UNITED STATES	34,300	34,643
CAMBREX CORP	COMMON STOCK USD.1	UNITED STATES	31,700	227,606
CAMDEN NATIONAL CORP	COMMON STOCK NPV	UNITED STATES	9,900	322,740
CAMDEN PROPERTY TRUST	REIT USD.01	UNITED STATES	68,698	4,275,764
CAMPUS CREST COMMUNITIES INC	REIT	UNITED STATES	36,900	371,214
CANTEL MEDICAL CORP	COMMON STOCK USD.1	UNITED STATES	14,655	409,314
CAPE BANCORP INC	COMMON STOCK USD.01	UNITED STATES	9,000	70,650
CAPELLA EDUCATION CO	COMMON STOCK USD.01	UNITED STATES	16,000	576,800
CAPITAL BANK CORP	COMMON STOCK NPV	UNITED STATES	18,200	36,582
CAPITAL CITY BANK GROUP INC	COMMON STOCK USD.01	UNITED STATES	13,681	130,654
CAPITAL SENIOR LIVING CORP	COMMON STOCK USD.01	UNITED STATES	28,200	223,908
CAPITAL SOUTHWEST CORP	COMMON STOCK USD1.	UNITED STATES	3,400	277,270
CAPITALSOURCE INC	COMMON STOCK USD.01	UNITED STATES	327,473	2,194,069
CAPITOL FEDERAL FINANCIAL IN	COMMON STOCK USD.01	UNITED STATES	156,765	1,809,068
CAPLEASE INC	REIT USD.01	UNITED STATES	46,853	189,286
CAPSTEAD MORTGAGE CORP	REIT USD.01	UNITED STATES	78,500	976,540
CAPSTONE TURBINE CORP	COMMON STOCK USD.001	UNITED STATES	181,600	210,656
CARBO CERAMICS INC	COMMON STOCK USD.01	UNITED STATES	18,850	2,324,771
CARDINAL FINANCIAL CORP	COMMON STOCK USD1.	UNITED STATES	26,300	282,462
CARDIONET INC	COMMON STOCK USD.001	UNITED STATES	24,500	58,065
CARDIOVASCULAR SYSTEMS INC	COMMON STOCK NPV	UNITED STATES	8,900	87,665
CARDTRONICS INC	COMMON STOCK USD.0001	UNITED STATES	39,508	1,069,086
CAREER EDUCATION CORP	COMMON STOCK USD.01	UNITED STATES	62,600	498,922
CARIBOU COFFEE CO INC	COMMON STOCK USD.01	UNITED STATES	10,800	150,660
CARLISLE COS INC	COMMON STOCK USD1.	UNITED STATES	62,900	2,786,470
CARPENTER TECHNOLOGY	COMMON STOCK USD5.	UNITED STATES	45,200	2,326,896
CARRIZO OIL + GAS INC	COMMON STOCK USD.01	UNITED STATES	36,840	970,734
CARROLS RESTAURANT GROUP INC	COMMON STOCK USD.01	UNITED STATES	8,200	94,874
CARTER S INC	COMMON STOCK USD.01	UNITED STATES	50,000	1,990,500
CASCADE CORP	COMMON STOCK USD.5	UNITED STATES	10,400	490,568
CASELLA WASTE SYSTEMS INC A	COMMON STOCK USD.01	UNITED STATES	15,400	98,560
CASEY S GENERAL STORES INC	COMMON STOCK NPV	UNITED STATES	38,450	1,980,560
CASH AMERICA INTL INC	COMMON STOCK USD.1	UNITED STATES	29,800	1,389,574
CASS INFORMATION SYSTEMS INC	COMMON STOCK USD.5	UNITED STATES	9,141	332,641
CASTLE (A.M.) + CO	COMMON STOCK USD.01	UNITED STATES	19,600	185,416
CASUAL MALE RETAIL GROUP INC	COMMON STOCK USD.01	UNITED STATES	11,400	38,988
CATALYST HEALTH SOLUTIONS IN	COMMON STOCK USD.01	UNITED STATES	41,170	2,140,840
CATHAY GENERAL BANCORP	COMMON STOCK USD.01	UNITED STATES	84,482	1,261,316
CATO CORP CLASS A	COMMON STOCK USD.033	UNITED STATES	27,050	654,610
CAVCO INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	6,200	248,372
CAVIUM INC	COMMON STOCK USD.001	UNITED STATES	47,700	1,356,111
CBEYOND INC	COMMON STOCK USD.01	UNITED STATES	26,389	211,376
CBIZ INC	COMMON STOCK USD.01	UNITED STATES	43,943	268,492
CBL + ASSOCIATES PROPERTIES	REIT USD.01	UNITED STATES	147,530	2,316,221
CBOE HOLDINGS INC	COMMON STOCK	UNITED STATES	48,900	1,264,554
CDI CORP	COMMON STOCK USD.1	UNITED STATES	14,285	197,276

CEC ENTERTAINMENT INC	COMMON STOCK USD.1	UNITED STATES	23,475	808,714
CEDAR REALTY TRUST INC	REIT USD.06	UNITED STATES	59,900	258,169
CELADON GROUP INC	COMMON STOCK USD.033	UNITED STATES	29,180	344,616
CELANESE CORP SERIES A	COMMON STOCK USD.0001	UNITED STATES	152,600	6,755,602
CELL THERAPEUTICS INC	COMMON STOCK NPV	UNITED STATES	145,300	168,548
CELLDEX THERAPEUTICS INC	COMMON STOCK USD.001	UNITED STATES	27,000	70,200
CENTENE CORP	COMMON STOCK USD.001	UNITED STATES	47,900	1,896,361
CENTER BANCORP INC	COMMON STOCK NPV	UNITED STATES	1,400	13,678
CENTERSTATE BANKS INC	COMMON STOCK USD.01	UNITED STATES	20,000	132,400
CENTRAL EURO DISTRIBUTION CP	COMMON STOCK USD.01	UNITED STATES	69,819	305,458
CENTRAL GARDEN AND PET CO A	COMMON STOCK USD.01	UNITED STATES	42,200	351,104
CENTRAL PACIFIC FINANCIAL CO	COMMON STOCK NPV	UNITED STATES	5,600	72,352
CENTRAL VERMONT PUBLIC SERV	COMMON STOCK USD6.	UNITED STATES	15,230	534,573
CENTURY ALUMINUM COMPANY	COMMON STOCK USD.01	UNITED STATES	47,600	405,076
CENTURY BANCORP INC CL A	COMMON STOCK USD1.	UNITED STATES	3,800	107,312
CENVEO INC	COMMON STOCK USD.01	UNITED STATES	57,945	197,013
CEPHEID INC	COMMON STOCK NPV	UNITED STATES	62,500	2,150,625
CERADYNE INC	COMMON STOCK USD.01	UNITED STATES	27,874	746,466
CERUS CORP	COMMON STOCK USD.001	UNITED STATES	36,000	100,800
CEVA INC	COMMON STOCK USD.001	UNITED STATES	26,200	792,812
CH ENERGY GROUP INC	COMMON STOCK USD.1	UNITED STATES	17,100	998,298
CHARLES RIVER LABORATORIES	COMMON STOCK USD.01	UNITED STATES	48,336	1,321,023
CHARMING SHOPPES	COMMON STOCK USD.1	UNITED STATES	141,908	695,349
CHART INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	28,970	1,566,408
CHARTER COMMUNICATION A	COMMON STOCK	UNITED STATES	54,500	3,103,230
CHARTER FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	6,500	60,190
CHASE CORP	COMMON STOCK USD.1	UNITED STATES	2,900	40,310
CHATHAM LODGING TRUST	REIT	UNITED STATES	800	8,624
CHECKPOINT SYSTEMS INC	COMMON STOCK USD.1	UNITED STATES	43,400	474,796
CHEESECAKE FACTORY INC/THE	COMMON STOCK USD.01	UNITED STATES	54,950	1,612,783
CHEFS WAREHOUSE INC/THE	COMMON STOCK	UNITED STATES	15,200	271,472
CHELSEA THERAPEUTICS INTERNA	COMMON STOCK NPV	UNITED STATES	45,900	235,467
CHEMED CORP	COMMON STOCK USD1.	UNITED STATES	21,800	1,116,378
CHEMICAL FINANCIAL CORP	COMMON STOCK USD1.	UNITED STATES	28,756	613,078
CHEMTURA CORP	COMMON STOCK USD.01	UNITED STATES	89,800	1,018,332
CHENIERE ENERGY INC	COMMON STOCK USD.003	UNITED STATES	81,336	706,810
CHEROKEE INC	COMMON STOCK USD.02	UNITED STATES	8,100	94,527
CHESAPEAKE LODGING TRUST	REIT USD.01	UNITED STATES	34,100	527,186
CHESAPEAKE UTILITIES CORP	COMMON STOCK USD.4867	UNITED STATES	10,402	450,927
CHICO S FAS INC	COMMON STOCK USD.01	UNITED STATES	175,800	1,958,412
CHILDREN S PLACE	COMMON STOCK USD.1	UNITED STATES	28,100	1,492,672
CHIMERA INVESTMENT CORP	REIT USD.01	UNITED STATES	1,031,700	2,589,567
CHINDEX INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	17,400	148,248
CHIQUITA BRANDS INTL	COMMON STOCK USD.01	UNITED STATES	49,000	408,660
CHOICE HOTELS INTL INC	COMMON STOCK USD.01	UNITED STATES	31,997	1,217,486
CHRISTOPHER + BANKS CORP	COMMON STOCK USD.01	UNITED STATES	37,775	88,394
CHURCH + DWIGHT CO INC	COMMON STOCK USD1.	UNITED STATES	144,110	6,594,474
CHURCHILL DOWNS INC	COMMON STOCK NPV	UNITED STATES	12,908	672,894
CIBER INC	COMMON STOCK USD.01	UNITED STATES	78,100	301,466
CIENA CORP	COMMON STOCK USD.01	UNITED STATES	85,300	1,032,130
CIMAREX ENERGY CO	COMMON STOCK USD.01	UNITED STATES	84,052	5,202,819
CINCINNATI BELL INC	COMMON STOCK USD.01	UNITED STATES	209,187	633,837
CINEMARK HOLDINGS INC	COMMON STOCK USD.001	UNITED STATES	86,900	1,606,781
CIRCOR INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	16,872	595,750
CIRRUS LOGIC INC	COMMON STOCK USD.001	UNITED STATES	72,400	1,147,540
CIT GROUP INC	COMMON STOCK USD.01	UNITED STATES	196,000	6,834,520
CITI TRENDS INC	COMMON STOCK USD.01	UNITED STATES	15,247	133,869
CITIZENS + NORTHERN CORP	COMMON STOCK USD1.	UNITED STATES	12,596	232,648
CITIZENS INC	COMMON STOCK NPV	UNITED STATES	38,100	369,189
CITY HOLDING CO	COMMON STOCK USD2.5	UNITED STATES	17,900	606,631
CITY NATIONAL CORP	COMMON STOCK USD1.	UNITED STATES	46,500	2,054,370
CLARCOR INC	COMMON STOCK USD1.	UNITED STATES	51,800	2,589,482
CLAYTON WILLIAMS ENERGY INC	COMMON STOCK USD.1	UNITED STATES	6,000	455,280
CLEAN ENERGY FUELS CORP	COMMON STOCK USD.0001	UNITED STATES	43,000	535,780
CLEAN HARBORS INC	COMMON STOCK USD.01	UNITED STATES	47,620	3,034,823
CLEAR CHANNEL OUTDOOR CL A	COMMON STOCK USD.01	UNITED STATES	44,300	555,965
CLEARWATER PAPER CORP	COMMON STOCK USD.0001	UNITED STATES	24,516	873,015
CLEARWIRE CORP CLASS A	COMMON STOCK USD.0001	UNITED STATES	171,047	331,831
CLECO CORPORATION	COMMON STOCK USD1.	UNITED STATES	60,008	2,286,305
CLIFTON SAVINGS BANCORP INC	COMMON STOCK USD.01	UNITED STATES	11,691	108,492
CLOUD PEAK ENERGY INC	COMMON STOCK USD.01	UNITED STATES	56,400	1,089,648
CLOVIS ONCOLOGY INC	COMMON STOCK	UNITED STATES	16,700	235,303
CNA FINANCIAL CORP	COMMON STOCK USD2.5	UNITED STATES	28,724	768,367
CNB FINANCIAL CORP/PA	COMMON STOCK NPV	UNITED STATES	12,700	200,406
CNO FINANCIAL GROUP INC	COMMON STOCK USD.01	UNITED STATES	204,039	1,287,486
COBALT INTERNATIONAL ENERGY	COMMON STOCK USD.01	UNITED STATES	110,200	1,710,304
COBIZ FINANCIAL INC	COMMON STOCK USD.01	UNITED STATES	45,586	263,031
COCA COLA BOTTLING CO CONSOL	COMMON STOCK USD1.	UNITED STATES	5,000	292,750
CODEXIS INC	COMMON STOCK USD.0001	UNITED STATES	5,536	29,341
COEUR D ALENE MINES CORP	COMMON STOCK USD.01	UNITED STATES	89,317	2,156,112

COGDELL SPENCER INC	REIT USD.01	UNITED STATES	23,410	99,493
COGENT COMMUNICATIONS GROUP	COMMON STOCK USD.001	UNITED STATES	45,194	763,327
COGNEX CORP	COMMON STOCK USD.002	UNITED STATES	39,600	1,417,284
COHEN + STEERS INC	COMMON STOCK USD.01	UNITED STATES	17,899	517,281
COHERENT INC	COMMON STOCK USD.01	UNITED STATES	26,500	1,385,155
COHU INC	COMMON STOCK USD1.	UNITED STATES	27,525	312,409
COINSTAR INC	COMMON STOCK USD.001	UNITED STATES	32,700	1,492,428
COLDWATER CREEK INC	COMMON STOCK USD.01	UNITED STATES	68,240	80,523
COLFAX CORP	COMMON STOCK USD.001	UNITED STATES	20,600	586,688
COLLECTIVE BRANDS INC	COMMON STOCK USD.01	UNITED STATES	59,370	853,147
COLONIAL PROPERTIES TRUST	REIT USD.01	UNITED STATES	81,260	1,695,084
COLONY FINANCIAL INC	REIT USD.01	UNITED STATES	33,600	527,856
COLUMBIA BANKING SYSTEM INC	COMMON STOCK NPV	UNITED STATES	40,827	786,736
COLUMBIA LABORATORIES INC	COMMON STOCK USD.01	UNITED STATES	82,800	207,000
COLUMBIA SPORTSWEAR CO	COMMON STOCK NPV	UNITED STATES	13,450	626,098
COLUMBUS MCKINNON CORP/NY	COMMON STOCK USD.01	UNITED STATES	22,000	279,180
COMFORT SYSTEMS USA INC	COMMON STOCK USD.01	UNITED STATES	45,900	492,048
COMMERCE BANCSHARES INC	COMMON STOCK USD5.	UNITED STATES	76,956	2,933,563
COMMERCIAL METALS CO	COMMON STOCK USD.01	UNITED STATES	118,872	1,644,000
COMMERCIAL VEHICLE GROUP INC	COMMON STOCK USD.01	UNITED STATES	19,400	175,376
COMMONWEALTH REIT	REIT USD.01	UNITED STATES	80,760	1,343,846
COMMUNICATIONS SYSTEMS INC	COMMON STOCK USD.05	UNITED STATES	2,500	35,150
COMMUNITY BANK SYSTEM INC	COMMON STOCK USD1.	UNITED STATES	38,040	1,057,512
COMMUNITY HEALTH SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	97,300	1,697,885
COMMUNITY TRUST BANCORP INC	COMMON STOCK USD5.	UNITED STATES	14,257	419,441
COMMVAULT SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	45,200	1,930,944
COMPASS DIVERSIFIED HOLDINGS	LTD PART NPV	UNITED STATES	42,314	524,270
COMPASS MINERALS INTERNATION	COMMON STOCK USD.01	UNITED STATES	31,300	2,155,005
COMPLETE PRODUCTION SERVICES	COMMON STOCK USD.01	UNITED STATES	80,600	2,704,936
COMPUTER PROGRAMS + SYSTEMS	COMMON STOCK USD.001	UNITED STATES	10,600	541,766
COMPUTER TASK GROUP INC	COMMON STOCK USD.01	UNITED STATES	16,152	227,420
COMSCORE INC	COMMON STOCK USD.001	UNITED STATES	24,307	515,308
COMSTOCK RESOURCES INC	COMMON STOCK USD.5	UNITED STATES	46,633	713,485
COMTECH TELECOMMUNICATIONS	COMMON STOCK USD.1	UNITED STATES	26,095	746,839
CON WAY INC	COMMON STOCK USD.625	UNITED STATES	54,784	1,597,501
CONCEPTUS INC	COMMON STOCK USD.003	UNITED STATES	36,920	466,669
CONCHO RESOURCES INC	COMMON STOCK USD.001	UNITED STATES	104,100	9,759,375
CONCUR TECHNOLOGIES INC	COMMON STOCK USD.001	UNITED STATES	45,100	2,290,629
CONMED CORP	COMMON STOCK USD.01	UNITED STATES	30,490	782,678
CONN S INC	COMMON STOCK USD.01	UNITED STATES	15,131	167,954
CONNECTICUT WATER SVC INC	COMMON STOCK NPV	UNITED STATES	9,700	263,161
CONS TOMOKA LAND CO FLORIDA	COMMON STOCK USD1.	UNITED STATES	6,600	178,662
CONSOLIDATED COMMUNICATIONS	COMMON STOCK USD.01	UNITED STATES	22,951	437,217
CONSOLIDATED GRAPHICS INC	COMMON STOCK USD.01	UNITED STATES	9,113	439,976
CONSTANT CONTACT INC	COMMON STOCK USD.01	UNITED STATES	29,829	692,331
CONTANGO OIL + GAS	COMMON STOCK USD.04	UNITED STATES	13,600	791,248
CONTINENTAL RESOURCES INC/OK	COMMON STOCK USD.01	UNITED STATES	41,165	2,746,117
CONVERGYS CORP	COMMON STOCK NPV	UNITED STATES	112,800	1,440,456
COOPER COS INC/THE	COMMON STOCK USD.1	UNITED STATES	45,088	3,179,606
COOPER TIRE + RUBBER	COMMON STOCK USD1.	UNITED STATES	65,050	911,351
COPART INC	COMMON STOCK NPV	UNITED STATES	55,906	2,677,338
CORCEPT THERAPEUTICS INC	COMMON STOCK USD.001	UNITED STATES	21,000	71,820
CORE MARK HOLDING CO INC	COMMON STOCK USD.01	UNITED STATES	10,900	431,640
CORELOGIC INC	COMMON STOCK USD1.	UNITED STATES	90,343	1,168,135
CORESITE REALTY CORP	REIT USD.01	UNITED STATES	24,200	431,244
CORINTHIAN COLLEGES INC	COMMON STOCK USD.0001	UNITED STATES	89,200	193,564
CORN PRODUCTS INTL INC	COMMON STOCK USD.01	UNITED STATES	76,200	4,007,358
CORNERSTONE ONDEMAND INC	COMMON STOCK	UNITED STATES	5,700	103,968
CORNERSTONE THERAPEUTICS INC	COMMON STOCK USD.001	UNITED STATES	600	3,360
CORPORATE EXECUTIVE BOARD CO	COMMON STOCK USD.01	UNITED STATES	36,246	1,380,973
CORPORATE OFFICE PROPERTIES	REIT USD.01	UNITED STATES	66,873	1,421,720
CORRECTIONS CORP OF AMERICA	COMMON STOCK USD.01	UNITED STATES	106,386	2,167,083
CORVEL CORP	COMMON STOCK USD.0001	UNITED STATES	7,850	405,924
COST PLUS INC/CALIFORNIA	COMMON STOCK USD.01	UNITED STATES	27,000	263,250
COSTAR GROUP INC	COMMON STOCK USD.01	UNITED STATES	25,700	1,714,961
COURIER CORP	COMMON STOCK USD1.	UNITED STATES	12,450	146,039
COUSINS PROPERTIES INC	REIT USD1.	UNITED STATES	99,150	635,552
COVANCE INC	COMMON STOCK USD.01	UNITED STATES	60,972	2,787,640
COVANTA HOLDING CORP	COMMON STOCK USD.1	UNITED STATES	111,310	1,523,834
COVENANT TRANSPORT GRP CL A	COMMON STOCK USD.01	UNITED STATES	9,700	28,809
COWEN GROUP INC CLASS A	COMMON STOCK USD.01	UNITED STATES	41,450	107,356
CRA INTERNATIONAL INC	COMMON STOCK NPV	UNITED STATES	11,600	230,144
CRACKER BARREL OLD COUNTRY	COMMON STOCK USD.01	UNITED STATES	24,893	1,254,856
CRANE CO	COMMON STOCK USD1.	UNITED STATES	47,487	2,218,118
CRAWFORD + CO CL B	COMMON STOCK USD1.	UNITED STATES	20,433	125,867
CRAY INC	COMMON STOCK USD.01	UNITED STATES	36,230	234,408
CREDIT ACCEPTANCE CORP	COMMON STOCK USD.01	UNITED STATES	6,609	543,789
CREE INC	COMMON STOCK USD.00125	UNITED STATES	103,200	2,274,528
CREXUS INVESTMENT CORP	REIT USD.01	UNITED STATES	51,900	538,722
CROCS INC	COMMON STOCK USD.001	UNITED STATES	83,500	1,233,295

CROSS COUNTRY HEALTHCARE INC	COMMON STOCK USD.0001	UNITED STATES	39,071	216,844
CROSSTEX ENERGY INC	COMMON STOCK USD.01	UNITED STATES	37,900	479,056
CROWN CASTLE INTL CORP	COMMON STOCK USD.01	UNITED STATES	288,180	12,910,464
CROWN HOLDINGS INC	COMMON STOCK USD5.	UNITED STATES	158,050	5,307,319
CROWN MEDIA HOLDINGS CLASS A	COMMON STOCK USD.01	UNITED STATES	16,100	19,481
CRYOLIFE INC	COMMON STOCK USD.01	UNITED STATES	42,300	203,040
CSG SYSTEMS INTL INC	COMMON STOCK USD.01	UNITED STATES	40,800	600,168
CSS INDUSTRIES INC	COMMON STOCK USD.1	UNITED STATES	7,695	153,284
CTS CORP	COMMON STOCK NPV	UNITED STATES	39,530	363,676
CUBESMART	REIT USD.01	UNITED STATES	129,900	1,382,136
CUBIC CORP	COMMON STOCK NPV	UNITED STATES	16,013	698,007
CUBIST PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	57,450	2,276,169
CULLEN/FROST BANKERS INC	COMMON STOCK USD.01	UNITED STATES	52,925	2,800,262
CURIS INC	COMMON STOCK USD.01	UNITED STATES	68,700	321,516
CURTISS WRIGHT CORP	COMMON STOCK USD1.	UNITED STATES	46,761	1,652,066
CVB FINANCIAL CORP	COMMON STOCK NPV	UNITED STATES	94,536	948,196
CVR ENERGY INC	COMMON STOCK USD.01	UNITED STATES	82,100	1,537,733
CYBERONICS INC	COMMON STOCK USD.01	UNITED STATES	27,250	912,875
CYMER INC	COMMON STOCK USD.001	UNITED STATES	29,800	1,482,848
CYNOSURE INC A	COMMON STOCK USD.001	UNITED STATES	9,100	107,016
CYPRESS SEMICONDUCTOR CORP	COMMON STOCK USD.01	UNITED STATES	151,494	2,558,734
CYS INVESTMENTS INC	REIT USD.01	UNITED STATES	76,300	1,002,582
CYTEC INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	50,500	2,254,825
CYTORI THERAPEUTICS INC	COMMON STOCK USD.001	UNITED STATES	26,800	58,960
DAKTRONICS INC	COMMON STOCK NPV	UNITED STATES	35,900	343,563
DANA HOLDING CORP	COMMON STOCK USD.01	UNITED STATES	135,184	1,642,486
DARLING INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	110,800	1,472,532
DAWSON GEOPHYSICAL CO	COMMON STOCK USD.333	UNITED STATES	10,600	419,018
DCT INDUSTRIAL TRUST INC	REIT USD.01	UNITED STATES	223,203	1,142,799
DDI CORP	COMMON STOCK USD.001	UNITED STATES	6,800	63,444
DDR CORP	REIT USD.1	UNITED STATES	210,311	2,559,485
DEALERTRACK HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	43,585	1,188,127
DECKERS OUTDOOR CORP	COMMON STOCK USD.01	UNITED STATES	37,900	2,864,103
DELCATH SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	46,748	142,581
DELEK US HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	12,400	141,484
DELPHI FINANCIAL GROUP CL A	COMMON STOCK USD.01	UNITED STATES	50,067	2,217,968
DELTA AIR LINES INC	COMMON STOCK USD.0001	UNITED STATES	840,716	6,801,392
DELTA APPAREL INC	COMMON STOCK USD.01	UNITED STATES	3,000	57,270
DELTEK INC	COMMON STOCK USD.001	UNITED STATES	26,720	262,390
DELTIC TIMBER CORP	COMMON STOCK USD.01	UNITED STATES	11,400	688,446
DELUXE CORP	COMMON STOCK USD1.	UNITED STATES	51,450	1,171,002
DEMANDTEC INC	COMMON STOCK USD.001	UNITED STATES	22,583	297,418
DENDREON CORP	COMMON STOCK USD.001	UNITED STATES	145,700	1,107,320
DENNY S CORP	COMMON STOCK USD.01	UNITED STATES	94,339	354,715
DEPOMED INC	COMMON STOCK NPV	UNITED STATES	53,800	278,684
DESTINATION MATERNITY CORP	COMMON STOCK USD.01	UNITED STATES	10,186	170,310
DEXCOM INC	COMMON STOCK USD.001	UNITED STATES	57,090	531,508
DFC GLOBAL CORP	COMMON STOCK USD.001	UNITED STATES	38,100	688,086
DIAMOND FOODS INC	COMMON STOCK USD.001	UNITED STATES	21,500	693,805
DIAMOND HILL INVESTMENT GRP	COMMON STOCK NPV	UNITED STATES	2,200	162,756
DIAMONDROCK HOSPITALITY CO	REIT USD.01	UNITED STATES	158,446	1,527,419
DICE HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	43,826	363,318
DICK S SPORTING GOODS INC	COMMON STOCK USD.01	UNITED STATES	92,632	3,416,268
DIEBOLD INC	COMMON STOCK USD1.25	UNITED STATES	67,725	2,036,491
DIGI INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	25,379	283,230
DIGIMARC CORP	COMMON STOCK USD.001	UNITED STATES	2,600	62,114
DIGITAL GENERATION INC	COMMON STOCK USD.001	UNITED STATES	25,000	298,000
DIGITAL REALTY TRUST INC	REIT USD.01	UNITED STATES	98,569	6,571,595
DIGITAL RIVER INC	COMMON STOCK USD.01	UNITED STATES	41,900	629,338
DIGITALGLOBE INC	COMMON STOCK USD.001	UNITED STATES	36,400	622,804
DILLARDS INC CL A	COMMON STOCK NPV	UNITED STATES	34,300	1,539,384
DIME COMMUNITY BANCSHARES	COMMON STOCK USD.01	UNITED STATES	31,966	402,772
DINEEQUITY INC	COMMON STOCK USD.01	UNITED STATES	15,100	637,371
DIODES INC	COMMON STOCK USD.667	UNITED STATES	37,249	793,404
DISH NETWORK CORP A	COMMON STOCK USD.01	UNITED STATES	202,727	5,773,665
DOLAN CO/THE	COMMON STOCK USD.001	UNITED STATES	39,200	333,984
DOLBY LABORATORIES INC CL A	COMMON STOCK USD.001	UNITED STATES	50,440	1,538,924
DOLE FOOD CO INC	COMMON STOCK USD.001	UNITED STATES	38,600	333,890
DOLLAR GENERAL CORP	COMMON STOCK USD.875	UNITED STATES	98,600	4,056,404
DOLLAR THRIFTY AUTOMOTIVE GP	COMMON STOCK USD.01	UNITED STATES	27,100	1,904,046
DOMINO S PIZZA INC	COMMON STOCK USD.01	UNITED STATES	57,428	1,949,681
DONALDSON CO INC	COMMON STOCK USD5.	UNITED STATES	76,200	5,187,696
DONEGAL GROUP INC CL A	COMMON STOCK USD.01	UNITED STATES	13,366	189,263
DORMAN PRODUCTS INC	COMMON STOCK USD.01	UNITED STATES	12,980	479,351
DOT HILL SYSTEMS CORP	COMMON STOCK USD.001	UNITED STATES	40,900	54,397
DOUGLAS DYNAMICS INC	COMMON STOCK USD.01	UNITED STATES	20,800	304,096
DOUGLAS EMMETT INC	REIT USD.01	UNITED STATES	124,687	2,274,291
DREAMWORKS ANIMATION SKG A	COMMON STOCK USD.01	UNITED STATES	69,700	1,156,672
DRESSER RAND GROUP INC	COMMON STOCK USD.01	UNITED STATES	79,400	3,962,854
DREW INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	20,400	500,412

DRIL QUIP INC	COMMON STOCK USD.01	UNITED STATES	33,900	2,231,298
DSP GROUP INC	COMMON STOCK USD.001	UNITED STATES	33,100	172,451
DST SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	34,917	1,589,422
DSW INC CLASS A	COMMON STOCK NPV	UNITED STATES	21,064	931,239
DTS INC	COMMON STOCK USD.0001	UNITED STATES	17,800	484,872
DUCOMMUN INC	COMMON STOCK USD.01	UNITED STATES	11,800	150,450
DUFF + PHELPS CORP CLASS A	COMMON STOCK USD.01	UNITED STATES	24,100	349,450
DUKE REALTY CORP	REIT USD.01	UNITED STATES	245,600	2,959,480
DUNKIN BRANDS GROUP INC	COMMON STOCK	UNITED STATES	25,100	626,998
DUPONT FABROS TECHNOLOGY	REIT USD.001	UNITED STATES	55,000	1,332,100
DURECT CORPORATION	COMMON STOCK USD.0001	UNITED STATES	81,263	95,890
DUSA PHARMACEUTICALS INC	COMMON STOCK NPV	UNITED STATES	11,100	48,618
DXP ENTERPRISES INC	COMMON STOCK USD.01	UNITED STATES	8,605	277,081
DYAX CORP	COMMON STOCK USD.01	UNITED STATES	77,500	105,400
DYCOM INDUSTRIES INC	COMMON STOCK USD.333	UNITED STATES	39,300	822,156
DYNAMIC MATERIALS CORP	COMMON STOCK USD.05	UNITED STATES	14,950	295,711
DYNAMICS RESEARCH CORP	COMMON STOCK USD.1	UNITED STATES	3,500	39,690
DYNAVAX TECHNOLOGIES CORP	COMMON STOCK USD.001	UNITED STATES	177,700	589,964
DYNEGY INC	COMMON STOCK NPV	UNITED STATES	118,400	327,968
DYNEX CAPITAL INC	REIT USD.01	UNITED STATES	38,800	354,244
EAGLE BANCORP INC	COMMON STOCK USD.01	UNITED STATES	16,400	238,456
EAGLE BULK SHIPPING INC	COMMON STOCK USD.01	UNITED STATES	76,100	71,694
EAGLE MATERIALS INC	COMMON STOCK USD.01	UNITED STATES	48,748	1,250,874
EARTHLINK INC	COMMON STOCK USD.01	UNITED STATES	118,822	765,214
EAST WEST BANCORP INC	COMMON STOCK USD.001	UNITED STATES	148,600	2,934,850
EASTGROUP PROPERTIES INC	REIT NPV	UNITED STATES	27,900	1,213,092
EASTMAN KODAK CO	COMMON STOCK USD2.5	UNITED STATES	287,600	186,796
EATON VANCE CORP	COMMON STOCK USD.90625	UNITED STATES	117,329	2,773,658
EBIX INC	COMMON STOCK USD.1	UNITED STATES	29,031	641,585
ECHELON CORP	COMMON STOCK USD.01	UNITED STATES	36,500	177,755
ECHO GLOBAL LOGISTICS INC	COMMON STOCK USD.0001	UNITED STATES	6,100	98,515
ECHOSTAR CORP A	COMMON STOCK USD.001	UNITED STATES	37,325	781,586
EDELMAN FINANCIAL GROUP INC	COMMON STOCK USD.01	UNITED STATES	14,268	93,741
EDUCATION MANAGEMENT CORP	COMMON STOCK USD.01	UNITED STATES	38,000	1,063,620
EDUCATION REALTY TRUST INC	REIT USD.01	UNITED STATES	99,800	1,020,954
EHEALTH INC	COMMON STOCK USD.001	UNITED STATES	24,391	358,548
EINSTEIN NOAH RESTAURANT GRO	COMMON STOCK USD.001	UNITED STATES	11,600	183,512
EL PASO ELECTRIC CO	COMMON STOCK NPV	UNITED STATES	43,420	1,504,069
ELECTRO RENT CORP	COMMON STOCK NPV	UNITED STATES	24,343	417,482
ELECTRO SCIENTIFIC INDS INC	COMMON STOCK NPV	UNITED STATES	27,847	403,225
ELECTRONICS FOR IMAGING	COMMON STOCK USD.01	UNITED STATES	52,700	750,975
ELIZABETH ARDEN INC	COMMON STOCK USD.01	UNITED STATES	23,878	884,441
EMC INS GROUP INC	COMMON STOCK USD1.	UNITED STATES	7,200	148,104
EMCOR GROUP INC	COMMON STOCK USD.01	UNITED STATES	68,412	1,834,126
EMCORE CORP	COMMON STOCK NPV	UNITED STATES	400	345
EMERGENT BIOSOLUTIONS INC	COMMON STOCK USD.001	UNITED STATES	23,900	402,476
EMERITUS CORP	COMMON STOCK USD.0001	UNITED STATES	30,000	525,300
EMPIRE DISTRICT ELECTRIC CO	COMMON STOCK USD1.	UNITED STATES	41,270	870,384
EMPLOYERS HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	37,704	682,065
EMULEX CORP	COMMON STOCK USD.1	UNITED STATES	96,200	659,932
ENCORE CAPITAL GROUP INC	COMMON STOCK USD.01	UNITED STATES	16,762	356,360
ENCORE WIRE CORP	COMMON STOCK USD.01	UNITED STATES	20,300	525,770
ENDEAVOUR INTERNATIONAL CORP	COMMON STOCK USD.001	UNITED STATES	39,300	341,517
ENDO PHARMACEUT HLDGS INC	COMMON STOCK USD.01	UNITED STATES	114,513	3,954,134
ENDOCYTE INC	COMMON STOCK	UNITED STATES	8,900	33,464
ENDOLOGIX INC	COMMON STOCK USD.001	UNITED STATES	45,300	520,044
ENERGEN CORP	COMMON STOCK USD.01	UNITED STATES	72,000	3,600,000
ENERGIZER HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	69,381	5,375,640
ENERGY PARTNERS LTD	COMMON STOCK	UNITED STATES	23,900	348,940
ENERGY RECOVERY INC	COMMON STOCK USD.001	UNITED STATES	41,000	105,780
ENERGYSOLUTIONS INC	COMMON STOCK USD.01	UNITED STATES	78,000	241,020
ENERNOC INC	COMMON STOCK USD.001	UNITED STATES	14,200	154,354
ENERSYS	COMMON STOCK USD.01	UNITED STATES	44,100	1,145,277
ENNIS INC	COMMON STOCK USD2.5	UNITED STATES	31,765	423,427
ENPRO INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	18,900	623,322
ENSIGN GROUP INC/THE	COMMON STOCK USD.001	UNITED STATES	16,032	392,784
ENTEGRIS INC	COMMON STOCK USD.01	UNITED STATES	146,087	1,274,609
ENTERCOM COMMUNICATIONS CL A	COMMON STOCK USD.01	UNITED STATES	18,000	110,700
ENTERPRISE FINANCIAL SERVICE	COMMON STOCK USD.01	UNITED STATES	9,158	135,538
ENTERTAINMENT PROPERTIES TR	REIT USD.01	UNITED STATES	47,300	2,067,483
ENTRAVISION COMMUNICATIONS A	COMMON STOCK USD.0001	UNITED STATES	50,800	79,248
ENTROPIC COMMUNICATIONS INC	COMMON STOCK USD.001	UNITED STATES	70,500	360,255
ENVESTNET INC	COMMON STOCK	UNITED STATES	12,100	144,716
ENZO BIOCHEM INC	COMMON STOCK USD.01	UNITED STATES	38,708	86,706
ENZON PHARMACEUTICALS INC	COMMON STOCK USD.01	UNITED STATES	52,620	352,554
EPIQ SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	35,299	424,294
EPLUS INC	COMMON STOCK USD.01	UNITED STATES	4,100	115,948
EPOCH HOLDING CORP	COMMON STOCK USD.01	UNITED STATES	16,800	373,464
EQUINIX INC	COMMON STOCK USD.001	UNITED STATES	46,405	4,705,467
EQUITY LIFESTYLE PROPERTIES	REIT USD.01	UNITED STATES	29,900	1,994,031

	EQUITY ONE INC	REIT USD.01	UNITED STATES	56,100	952,578
	ERESEARCH TECHNOLOGY INC	COMMON STOCK USD.01	UNITED STATES	51,458	241,338
	ERIE INDEMNITY COMPANY CL A	COMMON STOCK NPV	UNITED STATES	28,198	2,203,956
	ESB FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	11,400	160,398
	ESCO TECHNOLOGIES INC	COMMON STOCK USD.01	UNITED STATES	30,200	869,156
	ESSA BANCORP INC	COMMON STOCK USD.01	UNITED STATES	18,800	196,836
	ESSEX PROPERTY TRUST INC	REIT USD.0001	UNITED STATES	31,728	4,458,101
	ESTERLINE TECHNOLOGIES CORP	COMMON STOCK USD.2	UNITED STATES	30,940	1,731,712
	ETHAN ALLEN INTERIORS INC	COMMON STOCK USD.01	UNITED STATES	27,200	644,912
	EURONET WORLDWIDE INC	COMMON STOCK USD.02	UNITED STATES	53,700	992,376
	EVERCORE PARTNERS INC CL A	COMMON STOCK USD.01	UNITED STATES	15,600	415,272
	EVOLUTION PETROLEUM CORP	COMMON STOCK USD.001	UNITED STATES	10,600	85,330
	EW SCRIPPS CO/THE A	COMMON STOCK USD.01	UNITED STATES	24,999	200,242
	EXACT SCIENCES CORP	COMMON STOCK USD.01	UNITED STATES	51,300	416,556
	EXACTECH INC	COMMON STOCK USD.01	UNITED STATES	7,500	123,525
	EXAMWORKS GROUP INC	COMMON STOCK	UNITED STATES	24,500	232,260
	EXAR CORP	COMMON STOCK USD.0001	UNITED STATES	37,701	245,057
	EXCEL TRUST INC	REIT USD.01	UNITED STATES	34,360	412,320
	EXCO RESOURCES INC	COMMON STOCK USD.001	UNITED STATES	152,084	1,589,278
	EXELIS INC	COMMON STOCK	UNITED STATES	180,500	1,633,525
	EXELIXIS INC	COMMON STOCK USD.001	UNITED STATES	123,400	584,299
	EXIDE TECHNOLOGIES	COMMON STOCK USD.01	UNITED STATES	79,711	209,640
	EXLSERVICE HOLDINGS INC	COMMON STOCK USD.001	UNITED STATES	19,986	447,087
	EXPONENT INC	COMMON STOCK USD.001	UNITED STATES	15,100	694,147
	EXPRESS INC	COMMON STOCK	UNITED STATES	51,100	1,018,934
	EXTERRAN HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	63,436	577,268
	EXTRA SPACE STORAGE INC	REIT USD.01	UNITED STATES	94,191	2,282,248
	EXTREME NETWORKS INC	COMMON STOCK USD.001	UNITED STATES	106,000	309,520
	EZCORP INC CL A	COMMON STOCK USD.01	UNITED STATES	48,700	1,284,219
	FACTSET RESEARCH SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	45,870	4,003,534
	FAIR ISAAC CORP	COMMON STOCK USD.01	UNITED STATES	41,204	1,476,751
	FAIRCHILD SEMICONDUCTOR INTE	COMMON STOCK USD.01	UNITED STATES	119,420	1,437,817
	FALCONSTOR SOFTWARE INC	COMMON STOCK USD.001	UNITED STATES	40,600	104,748
	FARMER BROS CO	COMMON STOCK USD1.	UNITED STATES	8,300	63,412
	FARO TECHNOLOGIES INC	COMMON STOCK USD.001	UNITED STATES	18,900	869,400
	FBL FINANCIAL GROUP INC CL A	COMMON STOCK NPV	UNITED STATES	13,995	476,110
	FBR + CO	COMMON STOCK USD.001	UNITED STATES	30,500	62,525
	FEDERAL AGRIC MTG CORP CL C	COMMON STOCK USD1.	UNITED STATES	7,700	138,754
	FEDERAL MOGUL CORP	COMMON STOCK USD.01	UNITED STATES	26,600	392,350
	FEDERAL REALTY INVS TRUST	REIT USD.01	UNITED STATES	62,780	5,697,285
	FEDERAL SIGNAL CORP	COMMON STOCK USD1.	UNITED STATES	66,550	276,183
	FEI COMPANY	COMMON STOCK NPV	UNITED STATES	37,800	1,541,484
	FELCOR LODGING TRUST INC	REIT USD.01	UNITED STATES	117,985	359,854
	FEMALE HEALTH COMPANY	COMMON STOCK USD.01	UNITED STATES	17,100	77,121
	FERRO CORP	COMMON STOCK USD1.	UNITED STATES	96,150	470,174
	FIDELITY NATIONAL FINL A	COMMON STOCK USD.0001	UNITED STATES	220,157	3,507,101
	FIFTH STREET FINANCE CORP	COMMON STOCK USD.01	UNITED STATES	73,946	707,663
*	FINANCIAL ENGINES INC	COMMON STOCK USD.0001	UNITED STATES	35,200	786,016
	FINANCIAL INSTITUTIONS INC	COMMON STOCK USD.01	UNITED STATES	15,200	245,328
	FINISAR CORPORATION	COMMON STOCK USD.001	UNITED STATES	87,500	1,465,188
	FINISH LINE/THE CL A	COMMON STOCK USD.01	UNITED STATES	56,000	1,079,960
	FIRST AMERICAN FINANCIAL	COMMON STOCK USD.00001	UNITED STATES	107,343	1,360,036
	FIRST BANCORP INC/ME	COMMON STOCK USD.01	UNITED STATES	9,600	147,552
	FIRST BANCORP/NC	COMMON STOCK NPV	UNITED STATES	14,350	160,003
	FIRST BUSEY CORP	COMMON STOCK USD.001	UNITED STATES	75,160	375,800
	FIRST CASH FINL SVCS INC	COMMON STOCK USD.01	UNITED STATES	32,289	1,133,021
	FIRST CITIZENS BCSHS CL A	COMMON STOCK USD1.	UNITED STATES	5,800	1,014,942
	FIRST COMMONWEALTH FINL CORP	COMMON STOCK USD1.	UNITED STATES	115,161	605,747
	FIRST COMMUNITY BANCSHARES	COMMON STOCK USD1.	UNITED STATES	15,690	195,811
	FIRST CONNECTICUT BANCORP	COMMON STOCK	UNITED STATES	17,500	227,675
	FIRST DEFIANCE FINL CORP	COMMON STOCK USD.01	UNITED STATES	3,600	52,524
	FIRST FINANCIAL BANCORP	COMMON STOCK NPV	UNITED STATES	57,104	950,211
	FIRST FINANCIAL CORP/INDIANA	COMMON STOCK NPV	UNITED STATES	14,014	466,386
	FIRST FINANCIAL HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	17,600	157,168
	FIRST FINL BANKSHARES INC	COMMON STOCK USD.01	UNITED STATES	33,774	1,129,065
	FIRST INDUSTRIAL REALTY TR	REIT USD.01	UNITED STATES	80,700	825,561
	FIRST INTERSTATE BANCSYS/MT	COMMON STOCK NPV	UNITED STATES	8,800	114,664
	FIRST MARBLEHEAD CORP/THE	COMMON STOCK USD.01	UNITED STATES	57,050	66,749
	FIRST MERCHANTS CORP	COMMON STOCK NPV	UNITED STATES	32,566	275,834
	FIRST MIDWEST BANCORP INC/IL	COMMON STOCK USD.01	UNITED STATES	79,838	808,759
	FIRST NIAGARA FINANCIAL GRP	COMMON STOCK USD.01	UNITED STATES	356,365	3,075,430
	FIRST OF LONG ISLAND CORP	COMMON STOCK USD.1	UNITED STATES	6,500	171,080
	FIRST POTOMAC REALTY TRUST	REIT USD.001	UNITED STATES	54,190	707,180
	FIRST REPUBLIC BANK/SAN FRAN	COMMON STOCK USD.01	UNITED STATES	68,900	2,109,029
	FIRSTMERIT CORP	COMMON STOCK NPV	UNITED STATES	112,355	1,699,931
	FISHER COMMUNICATIONS INC	COMMON STOCK USD1.25	UNITED STATES	8,000	230,640
	FIVE STAR QUALITY CARE	COMMON STOCK USD.01	UNITED STATES	39,400	118,200
	FLAGSTAR BANCORP INC	COMMON STOCK USD.01	UNITED STATES	55,810	28,184
	FLEETCOR TECHNOLOGIES INC	COMMON STOCK USD.001	UNITED STATES	14,800	442,076
	FLOTEK INDUSTRIES INC	COMMON STOCK USD.0001	UNITED STATES	43,700	435,252

FLOW INTL CORP	COMMON STOCK USD.01	UNITED STATES	45,300	158,550
FLOWERS FOODS INC	COMMON STOCK USD.01	UNITED STATES	106,075	2,013,304
FLUIDIGM CORP	COMMON STOCK	UNITED STATES	5,900	77,644
FLUSHING FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	31,041	392,048
FNB CORP	COMMON STOCK USD.01	UNITED STATES	132,102	1,494,074
FOOT LOCKER INC	COMMON STOCK USD.01	UNITED STATES	155,600	3,709,504
FOREST CITY ENTERPRISES CL A	COMMON STOCK USD.333	UNITED STATES	131,881	1,558,833
FOREST OIL CORP	COMMON STOCK USD.1	UNITED STATES	116,516	1,578,792
FORESTAR GROUP INC	COMMON STOCK USD1.	UNITED STATES	39,233	593,595
FORMFACTOR INC	COMMON STOCK USD.001	UNITED STATES	51,797	262,093
FORRESTER RESEARCH INC	COMMON STOCK USD.01	UNITED STATES	17,200	583,768
FORTINET INC	COMMON STOCK USD.001	UNITED STATES	123,200	2,686,992
FORTUNE BRANDS HOME + SECURI	COMMON STOCK USD.01	UNITED STATES	156,000	2,656,680
FORWARD AIR CORPORATION	COMMON STOCK USD.01	UNITED STATES	32,240	1,033,292
FOSSIL INC	COMMON STOCK USD.01	UNITED STATES	51,362	4,076,088
FOSTER (LB) CO A	COMMON STOCK USD.01	UNITED STATES	12,086	341,913
FOX CHASE BANCORP INC	COMMON STOCK USD.01	UNITED STATES	3,890	49,131
FRANCESCAS HOLDINGS CORP	COMMON STOCK	UNITED STATES	9,800	169,540
FRANKLIN COVEY CO	COMMON STOCK USD.05	UNITED STATES	13,800	116,886
FRANKLIN ELECTRIC CO INC	COMMON STOCK USD.1	UNITED STATES	24,600	1,071,576
FRANKLIN FINANCIAL CORP/VA	COMMON STOCK	UNITED STATES	1,700	20,128
FRANKLIN STREET PROPERTIES C	REIT USD.0001	UNITED STATES	72,100	717,395
FRED S INC CLASS A	COMMON STOCK NPV	UNITED STATES	45,615	665,067
FREESCALE SEMICONDUCTOR LTD	COMMON STOCK	UNITED STATES	39,400	498,410
FREIGHTCAR AMERICA INC	COMMON STOCK USD.01	UNITED STATES	13,650	285,968
FRESH DEL MONTE PRODUCE INC	COMMON STOCK USD.01	UNITED STATES	41,100	1,027,911
FRESH MARKET INC/THE	COMMON STOCK USD.01	UNITED STATES	25,900	1,033,410
FSI INTL INC	COMMON STOCK NPV	UNITED STATES	65,900	241,194
FTI CONSULTING INC	COMMON STOCK USD.01	UNITED STATES	41,100	1,743,462
FUEL SYSTEMS SOLUTIONS INC	COMMON STOCK USD.001	UNITED STATES	16,300	268,787
FUEL TECH INC	COMMON STOCK USD.01	UNITED STATES	19,400	127,652
FUELCELL ENERGY INC	COMMON STOCK USD.0001	UNITED STATES	82,196	71,675
FULTON FINANCIAL CORP	COMMON STOCK USD2.5	UNITED STATES	201,061	1,972,408
FURIEX PHARMACEUTICALS	COMMON STOCK	UNITED STATES	9,489	158,561
FURMANITE CORP	COMMON STOCK NPV	UNITED STATES	34,800	219,588
FURNITURE BRANDS INTL INC	COMMON STOCK USD1.	UNITED STATES	47,000	57,810
FUSION IO INC	COMMON STOCK	UNITED STATES	16,400	396,880
FUTUREFUEL CORP	COMMON STOCK USD.0001	UNITED STATES	13,700	170,154
FX ENERGY INC	COMMON STOCK USD.001	UNITED STATES	53,000	254,400
FXCM INC A	COMMON STOCK USD.01	UNITED STATES	23,100	225,225
G + K SERVICES INC CL A	COMMON STOCK USD.5	UNITED STATES	20,800	605,488
G III APPAREL GROUP LTD	COMMON STOCK USD.01	UNITED STATES	18,935	471,671
GAMCO INVESTORS INC A	COMMON STOCK USD.001	UNITED STATES	8,590	373,579
GARDNER DENVER INC	COMMON STOCK USD.01	UNITED STATES	51,343	3,956,492
GARTNER INC	COMMON STOCK USD.0005	UNITED STATES	96,900	3,369,213
GASTAR EXPLORATION LTD	COMMON STOCK NPV	UNITED STATES	48,000	152,640
GATX CORP	COMMON STOCK USD.625	UNITED STATES	48,300	2,108,778
GAYLORD ENTERTAINMENT CO	COMMON STOCK USD.01	UNITED STATES	37,294	900,277
GEN PROBE INC	COMMON STOCK USD.0001	UNITED STATES	47,110	2,785,143
GENCO SHIPPING + TRADING LTD	COMMON STOCK USD.01	UNITED STATES	28,900	195,364
GENCORP INC	COMMON STOCK USD.1	UNITED STATES	70,700	376,124
GENERAC HOLDINGS INC	COMMON STOCK	UNITED STATES	20,600	577,418
GENERAL CABLE CORP	COMMON STOCK USD.01	UNITED STATES	48,250	1,206,733
GENERAL COMMUNICATION INC A	COMMON STOCK NPV	UNITED STATES	50,095	490,430
GENERAL GROWTH PROPERTIES	REIT USD.01	UNITED STATES	568,200	8,534,364
GENERAL MOLY INC	COMMON STOCK USD.001	UNITED STATES	50,500	156,045
GENERAL MOTORS CO	COMMON STOCK USD.01	UNITED STATES	753,900	15,281,553
GENESCO INC	COMMON STOCK USD1.	UNITED STATES	24,700	1,524,978
GENESEE + WYOMING INC CL A	COMMON STOCK USD.01	UNITED STATES	40,650	2,462,577
GENIE ENERGY LTD B	COMMON STOCK	UNITED STATES	17,100	135,603
GENOMIC HEALTH INC	COMMON STOCK USD.0001	UNITED STATES	15,468	392,733
GENON ENERGY INC	COMMON STOCK USD.001	UNITED STATES	725,424	1,893,357
GENTEX CORP	COMMON STOCK USD.06	UNITED STATES	141,832	4,196,809
GENTIVA HEALTH SERVICES	COMMON STOCK USD.1	UNITED STATES	34,371	232,004
GEO GROUP INC/THE	COMMON STOCK USD.01	UNITED STATES	62,750	1,051,063
GEOEYE INC	COMMON STOCK USD.01	UNITED STATES	22,100	491,062
GEORESOURCES INC	COMMON STOCK USD.01	UNITED STATES	17,583	515,358
GEORGIA GULF CORP	COMMON STOCK USD.01	UNITED STATES	29,500	574,955
GERMAN AMERICAN BANCORP	COMMON STOCK NPV	UNITED STATES	13,100	238,289
GERON CORP	COMMON STOCK USD.001	UNITED STATES	122,936	181,945
GETTY REALTY CORP	REIT USD.01	UNITED STATES	24,700	344,565
GFI GROUP INC	COMMON STOCK USD.01	UNITED STATES	64,800	266,976
GIBRALTAR INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	35,000	488,600
GLACIER BANCORP INC	COMMON STOCK USD.01	UNITED STATES	74,919	901,276
GLADSTONE CAPITAL CORP	COMMON STOCK USD.001	UNITED STATES	23,200	177,016
GLADSTONE COMMERCIAL CORP	REIT USD.001	UNITED STATES	8,800	154,440
GLADSTONE INVESTMENT CORP	COMMON STOCK USD.001	UNITED STATES	16,100	117,047
GLATFELTER	COMMON STOCK USD.01	UNITED STATES	49,750	702,470
GLEACHER + CO INC	COMMON STOCK USD.01	UNITED STATES	47,600	79,968
GLIMCHER REALTY TRUST	REIT USD.01	UNITED STATES	103,963	956,460

GLOBAL CASH ACCESS HOLDINGS	COMMON STOCK USD.001	UNITED STATES	46,500	206,925
GLOBAL GEOPHYSICAL SERVICES	COMMON STOCK USD.01	UNITED STATES	20,100	135,072
GLOBAL PAYMENTS INC	COMMON STOCK NPV	UNITED STATES	79,824	3,782,061
GLOBAL POWER EQUIPMENT GROUP	COMMON STOCK	UNITED STATES	13,900	330,125
GLOBE SPECIALTY METALS INC	COMMON STOCK USD.0001	UNITED STATES	54,300	727,077
GLOBECOMM SYSTEMS INC	COMMON STOCK USD.001	UNITED STATES	21,943	300,180
GLU MOBILE INC	COMMON STOCK USD.0001	UNITED STATES	71,100	223,254
GMX RESOURCES INC	COMMON STOCK USD.001	UNITED STATES	33,200	41,500
GNC HOLDINGS INC CL A	COMMON STOCK USD.001	UNITED STATES	20,300	587,685
GOLD RESOURCE CORP	COMMON STOCK USD.001	UNITED STATES	25,700	546,125
GOLDEN MINERALS CO	COMMON STOCK USD.01	UNITED STATES	16,027	93,117
GOLDEN STAR RESOURCES LTD	COMMON STOCK NPV	UNITED STATES	278,100	458,865
GOLUB CAPITAL BDC INC	COMMON STOCK	UNITED STATES	8,700	134,850
GOODRICH PETROLEUM CORP	COMMON STOCK USD.2	UNITED STATES	30,915	424,463
GORMAN RUPP CO	COMMON STOCK NPV	UNITED STATES	17,687	480,202
GOVERNMENT PROPERTIES INCOME	REIT USD.01	UNITED STATES	34,440	776,622
GP STRATEGIES CORP	COMMON STOCK USD.01	UNITED STATES	24,600	331,608
GRACO INC	COMMON STOCK USD1.	UNITED STATES	59,012	2,413,001
GRAFTECH INTERNATIONAL LTD	COMMON STOCK USD.01	UNITED STATES	129,060	1,761,669
GRAHAM CORP	COMMON STOCK USD.1	UNITED STATES	12,300	276,012
GRAND CANYON EDUCATION INC	COMMON STOCK USD.01	UNITED STATES	27,600	440,496
GRANITE CONSTRUCTION INC	COMMON STOCK USD.01	UNITED STATES	38,000	901,360
GRAPHIC PACKAGING HOLDING CO	COMMON STOCK USD.01	UNITED STATES	143,900	613,014
GRAY TELEVISION INC	COMMON STOCK NPV	UNITED STATES	44,600	72,252
GREAT LAKES DREDGE + DOCK CO	COMMON STOCK USD.0001	UNITED STATES	43,200	240,192
GREAT PLAINS ENERGY INC	COMMON STOCK NPV	UNITED STATES	137,529	2,995,382
GREAT SOUTHERN BANCORP INC	COMMON STOCK USD.01	UNITED STATES	12,338	291,053
GREATBATCH INC	COMMON STOCK USD.001	UNITED STATES	25,831	570,865
GREEN DOT CORP CLASS A	COMMON STOCK USD.001	UNITED STATES	20,100	627,522
GREEN MOUNTAIN COFFEE ROASTE	COMMON STOCK USD.1	UNITED STATES	120,047	5,384,108
GREEN PLAINS RENEWABLE ENERG	COMMON STOCK USD.001	UNITED STATES	20,400	199,104
GREENBRIER COMPANIES INC	COMMON STOCK NPV	UNITED STATES	19,597	475,815
GREENHILL + CO INC	COMMON STOCK USD.01	UNITED STATES	27,400	996,538
GREIF INC CL A	COMMON STOCK NPV	UNITED STATES	35,506	1,617,298
GRIFFIN LAND + NURSERIES	COMMON STOCK USD.01	UNITED STATES	2,364	62,551
GRIFFON CORP	COMMON STOCK USD.25	UNITED STATES	54,861	500,881
GROUP 1 AUTOMOTIVE INC	COMMON STOCK USD.01	UNITED STATES	23,500	1,217,300
GROUPON INC	COMMON STOCK	UNITED STATES	43,500	897,405
GSI GROUP INC	COMMON STOCK NPV	UNITED STATES	22,100	226,083
GSI TECHNOLOGY INC	COMMON STOCK USD.001	UNITED STATES	19,900	93,132
GT ADVANCED TECHNOLOGIES INC	COMMON STOCK USD.01	UNITED STATES	117,500	850,700
GUESS? INC	COMMON STOCK USD.01	UNITED STATES	65,977	1,967,434
GULF ISLAND FABRICATION INC	COMMON STOCK NPV	UNITED STATES	13,000	379,730
GULFMARK OFFSHORE INC CL A	COMMON STOCK USD.01	UNITED STATES	25,496	1,071,087
GULFPORT ENERGY CORP	COMMON STOCK USD.01	UNITED STATES	40,619	1,196,230
H.B. FULLER CO.	COMMON STOCK USD1.	UNITED STATES	53,800	1,243,318
H+E EQUIPMENT SERVICES INC	COMMON STOCK USD.01	UNITED STATES	29,500	395,890
HACKETT GROUP INC/THE	COMMON STOCK USD.001	UNITED STATES	44,500	166,430
HAEMONETICS CORP/MASS	COMMON STOCK USD.01	UNITED STATES	25,406	1,555,355
HAIN CELESTIAL GROUP INC	COMMON STOCK USD.01	UNITED STATES	35,547	1,303,153
HALLMARK FINL SERVICES INC	COMMON STOCK USD.18	UNITED STATES	3,500	24,465
HALOZYME THERAPEUTICS INC	COMMON STOCK USD.001	UNITED STATES	81,000	770,310
HANCOCK HOLDING CO	COMMON STOCK USD3.33	UNITED STATES	73,862	2,361,368
HANESBRANDS INC	COMMON STOCK USD.01	UNITED STATES	99,793	2,181,475
HANGER ORTHOPEDIC GROUP INC	COMMON STOCK USD.01	UNITED STATES	31,400	586,866
HANMI FINANCIAL CORPORATION	COMMON STOCK USD.001	UNITED STATES	42,550	314,870
HANOVER INSURANCE GROUP INC/	COMMON STOCK USD.01	UNITED STATES	45,500	1,590,225
HANSEN MEDICAL INC	COMMON STOCK USD.0001	UNITED STATES	26,700	68,886
HARBINGER GROUP INC	COMMON STOCK USD.01	UNITED STATES	2,300	9,223
HARLEYSVILLE GROUP INC	COMMON STOCK USD1.	UNITED STATES	14,300	808,951
HARMONIC INC	COMMON STOCK USD.001	UNITED STATES	113,314	571,103
HARRIS + HARRIS GROUP INC	COMMON STOCK USD.01	UNITED STATES	43,900	151,894
HARRIS TEETER SUPERMARKETS I	COMMON STOCK NPV	UNITED STATES	48,400	2,063,776
HARSCO CORP	COMMON STOCK USD1.25	UNITED STATES	83,050	1,709,169
HARTE HANKS INC	COMMON STOCK USD1.	UNITED STATES	39,750	361,328
HARVARD BIOSCIENCE INC	COMMON STOCK USD.01	UNITED STATES	16,200	62,694
HARVEST NATURAL RESOURCES IN	COMMON STOCK USD.01	UNITED STATES	38,100	281,178
HATTERAS FINANCIAL CORP	REIT USD.001	UNITED STATES	73,600	1,940,832
HAVERTY FURNITURE	COMMON STOCK USD1.	UNITED STATES	20,400	223,992
HAWAIIAN ELECTRIC INDS	COMMON STOCK NPV	UNITED STATES	94,900	2,512,952
HAWAIIAN HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	54,800	317,840
HAWKINS INC	COMMON STOCK USD.05	UNITED STATES	10,200	375,972
HAYNES INTERNATIONAL INC	COMMON STOCK USD.001	UNITED STATES	12,200	666,120
HCA HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	110,100	2,425,503
HCC INSURANCE HOLDINGS INC	COMMON STOCK USD1.	UNITED STATES	113,424	3,119,160
HEADWATERS INC	COMMON STOCK USD.001	UNITED STATES	65,000	144,300
HEALTH MGMT ASSOCIATES INC A	COMMON STOCK USD.01	UNITED STATES	246,937	1,819,926
HEALTH NET INC	COMMON STOCK USD.001	UNITED STATES	88,958	2,706,102
HEALTHCARE REALTY TRUST INC	REIT USD.01	UNITED STATES	79,400	1,476,046
HEALTHCARE SERVICES GROUP	COMMON STOCK USD.01	UNITED STATES	69,208	1,224,290

HEALTHSOUTH CORP	COMMON STOCK USD.01	UNITED STATES	89,100	1,574,397
HEALTHSPRING INC	COMMON STOCK USD.01	UNITED STATES	69,100	3,768,714
HEALTHSTREAM INC	COMMON STOCK NPV	UNITED STATES	16,800	309,960
HEALTHWAYS INC	COMMON STOCK USD.001	UNITED STATES	36,100	247,646
HEARTLAND EXPRESS INC	COMMON STOCK USD.01	UNITED STATES	57,310	818,960
HEARTLAND FINANCIAL USA INC	COMMON STOCK USD1.	UNITED STATES	14,006	214,852
HEARTLAND PAYMENT SYSTEMS IN	COMMON STOCK USD.001	UNITED STATES	42,100	1,025,556
HEARTWARE INTERNATIONAL INC	COMMON STOCK	UNITED STATES	12,400	855,600
HECKMANN CORP	COMMON STOCK USD.001	UNITED STATES	108,900	724,185
HECLA MINING CO	COMMON STOCK USD.25	UNITED STATES	285,235	1,491,779
HEICO CORP	COMMON STOCK USD.01	UNITED STATES	42,775	2,501,482
HEIDRICK + STRUGGLES INTL	COMMON STOCK USD.01	UNITED STATES	18,300	394,182
HELIX ENERGY SOLUTIONS GROUP	COMMON STOCK NPV	UNITED STATES	103,594	1,636,785
HENRY SCHEIN INC	COMMON STOCK USD.01	UNITED STATES	90,641	5,840,000
HERCULES OFFSHORE INC	COMMON STOCK USD.01	UNITED STATES	129,136	573,364
HERCULES TECHNOLOGY GROWTH	COMMON STOCK USD.001	UNITED STATES	52,460	495,223
HERITAGE COMMERCE CORP	COMMON STOCK NPV	UNITED STATES	15,600	73,944
HERITAGE FINANCIAL CORP	COMMON STOCK NPV	UNITED STATES	11,419	143,423
HERMAN MILLER INC	COMMON STOCK USD.2	UNITED STATES	57,005	1,051,742
HERSHA HOSPITALITY TRUST	REIT USD.01	UNITED STATES	135,805	662,728
HERTZ GLOBAL HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	230,400	2,700,288
HEXCEL CORP	COMMON STOCK USD.01	UNITED STATES	101,100	2,447,631
HFF INC CLASS A	COMMON STOCK USD.01	UNITED STATES	31,400	324,362
HHGREGG INC	COMMON STOCK USD.0001	UNITED STATES	17,000	245,650
HI TECH PHARMACAL CO INC	COMMON STOCK USD.01	UNITED STATES	10,400	404,456
HIBBETT SPORTS INC	COMMON STOCK USD.01	UNITED STATES	27,275	1,232,285
HICKORYTECH CORP	COMMON STOCK NPV	UNITED STATES	2,366	26,215
HIGHER ONE HOLDINGS INC	COMMON STOCK	UNITED STATES	27,500	507,100
HIGHWOODS PROPERTIES INC	REIT USD.01	UNITED STATES	70,100	2,079,867
HILL INTERNATIONAL INC	COMMON STOCK USD.0001	UNITED STATES	23,100	118,734
HILL ROM HOLDINGS INC	COMMON STOCK NPV	UNITED STATES	59,400	2,001,186
HILLENBRAND INC	COMMON STOCK NPV	UNITED STATES	67,076	1,497,136
HILLTOP HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	46,499	392,917
HITTITE MICROWAVE CORP	COMMON STOCK USD.01	UNITED STATES	28,773	1,420,811
HMS HOLDINGS CORP	COMMON STOCK USD.01	UNITED STATES	85,800	2,743,884
HNI CORP	COMMON STOCK USD1.	UNITED STATES	45,100	1,177,110
HOLLYFRONTIER CORP	COMMON STOCK USD.01	UNITED STATES	187,006	4,375,940
HOLOGIC INC	COMMON STOCK USD.01	UNITED STATES	254,135	4,449,904
HOME BANCSHARES INC	COMMON STOCK USD.01	UNITED STATES	20,815	539,317
HOME FEDERAL BANCORP INC/MD	COMMON STOCK USD.01	UNITED STATES	17,200	178,880
HOME PROPERTIES INC	REIT USD.01	UNITED STATES	47,116	2,712,468
HOMEAWAY INC	COMMON STOCK USD.0001	UNITED STATES	8,500	197,625
HORACE MANN EDUCATORS	COMMON STOCK USD.001	UNITED STATES	46,600	638,886
HORNBECK OFFSHORE SERVICES	COMMON STOCK USD.01	UNITED STATES	33,300	1,032,966
HORSEHEAD HOLDING CORP	COMMON STOCK USD.01	UNITED STATES	47,800	430,678
HOSPITALITY PROPERTIES TRUST	REIT USD.01	UNITED STATES	123,100	2,828,838
HOT TOPIC INC	COMMON STOCK NPV	UNITED STATES	47,775	315,793
HOUSTON AMERICAN ENERGY CORP	COMMON STOCK USD.001	UNITED STATES	13,700	167,003
HOUSTON WIRE + CABLE CO	COMMON STOCK USD.001	UNITED STATES	16,243	224,478
HOVNANIAN ENTERPRISES A	COMMON STOCK USD.01	UNITED STATES	61,800	89,610
HOWARD HUGHES CORP/THE	COMMON STOCK	UNITED STATES	20,004	883,577
HSN INC	COMMON STOCK USD.01	UNITED STATES	39,000	1,414,140
HUB GROUP INC CL A	COMMON STOCK USD.01	UNITED STATES	37,180	1,205,747
HUBBELL INC CL B	COMMON STOCK USD.01	UNITED STATES	60,222	4,026,443
HUDSON HIGHLAND GROUP INC	COMMON STOCK USD.001	UNITED STATES	23,900	114,481
HUDSON PACIFIC PROPERTIES IN	REIT USD.01	UNITED STATES	13,500	191,160
HUDSON VALLEY HOLDING CORP	COMMON STOCK USD.2	UNITED STATES	14,454	306,714
HUMAN GENOME SCIENCES INC	COMMON STOCK USD.01	UNITED STATES	188,353	1,391,929
HUNT (JB) TRANSPRT SVCS INC	COMMON STOCK USD.01	UNITED STATES	91,018	4,102,181
HUNTINGTON INGALLS INDUSTRIE	COMMON STOCK USD.01	UNITED STATES	51,544	1,612,296
HUNTSMAN CORP	COMMON STOCK USD.01	UNITED STATES	192,633	1,926,330
HURCO COMPANIES INC	COMMON STOCK NPV	UNITED STATES	5,100	107,100
HURON CONSULTING GROUP INC	COMMON STOCK USD.01	UNITED STATES	21,600	836,784
HYATT HOTELS CORP CL A	COMMON STOCK USD.01	UNITED STATES	40,500	1,524,420
HYPERDYNAMICS CORP	COMMON STOCK USD.001	UNITED STATES	141,000	345,450
IAC/INTERACTIVECORP	COMMON STOCK USD.001	UNITED STATES	74,700	3,182,220
IBERIABANK CORP	COMMON STOCK USD1.	UNITED STATES	28,875	1,423,538
ICF INTERNATIONAL INC	COMMON STOCK USD.001	UNITED STATES	14,400	356,832
ICG GROUP INC	COMMON STOCK USD.001	UNITED STATES	41,600	321,152
ICONIX BRAND GROUP INC	COMMON STOCK USD.001	UNITED STATES	75,700	1,233,153
ICU MEDICAL INC	COMMON STOCK USD.1	UNITED STATES	13,809	621,405
IDACORP INC	COMMON STOCK NPV	UNITED STATES	49,481	2,098,489
IDENIX PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	55,736	414,955
IDEX CORP	COMMON STOCK USD.01	UNITED STATES	84,887	3,150,157
IDEXX LABORATORIES INC	COMMON STOCK USD.1	UNITED STATES	56,933	4,381,564
IDT CORP CLASS B	COMMON STOCK USD.01	UNITED STATES	17,100	160,398
IGATE CORP	COMMON STOCK USD.01	UNITED STATES	24,600	386,958
IHS INC CLASS A	COMMON STOCK USD.01	UNITED STATES	49,175	4,236,918
II VI INC	COMMON STOCK NPV	UNITED STATES	53,600	984,096
ILLUMINA INC	COMMON STOCK USD.01	UNITED STATES	120,298	3,666,683

IMATION CORP	COMMON STOCK USD.01	UNITED STATES	35,610	204,045
IMMERSION CORPORATION	COMMON STOCK USD.001	UNITED STATES	41,900	217,042
IMMUNOGEN INC	COMMON STOCK USD.01	UNITED STATES	69,604	806,014
IMMUNOMEDICS INC	COMMON STOCK USD.01	UNITED STATES	93,700	312,021
IMPAX LABORATORIES INC	COMMON STOCK USD.01	UNITED STATES	67,800	1,367,526
IMPERIAL SUGAR CO	COMMON STOCK NPV	UNITED STATES	13,800	49,266
IMPERVA INC	COMMON STOCK USD.0001	UNITED STATES	8,400	292,404
INCYTE CORP	COMMON STOCK USD.001	UNITED STATES	87,839	1,318,463
INDEPENDENCE HOLDING CO	COMMON STOCK USD1.	UNITED STATES	3,700	30,081
INDEPENDENT BANK CORP/MA	COMMON STOCK USD.01	UNITED STATES	21,400	584,006
INFINERA CORP	COMMON STOCK USD.001	UNITED STATES	95,100	597,228
INFINITY PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	19,364	171,178
INFINITY PROPERTY + CASUALTY	COMMON STOCK NPV	UNITED STATES	14,580	827,269
INFORMATICA CORP	COMMON STOCK USD.001	UNITED STATES	107,500	3,969,975
INFOSPACE INC	COMMON STOCK USD.0001	UNITED STATES	35,600	391,244
INGLES MARKETS INC CLASS A	COMMON STOCK USD.05	UNITED STATES	12,731	191,729
INGRAM MICRO INC CL A	COMMON STOCK USD.01	UNITED STATES	153,244	2,787,508
INHIBITEX INC	COMMON STOCK USD.001	UNITED STATES	60,900	666,246
INLAND REAL ESTATE CORP	REIT USD.01	UNITED STATES	76,200	579,882
INNERWORKINGS INC	COMMON STOCK USD.0001	UNITED STATES	31,500	293,265
INNOPHOS HOLDINGS INC	COMMON STOCK USD.001	UNITED STATES	21,083	1,023,790
INNOSPEC INC	COMMON STOCK USD.01	UNITED STATES	22,500	631,575
INPHI CORP	COMMON STOCK	UNITED STATES	17,800	212,888
INSIGHT ENTERPRISES INC	COMMON STOCK USD.01	UNITED STATES	52,150	797,374
INSMED INC	COMMON STOCK USD.01	UNITED STATES	21,200	64,660
INSPERITY INC	COMMON STOCK USD.01	UNITED STATES	23,900	605,865
INSTEEL INDUSTRIES INC	COMMON STOCK NPV	UNITED STATES	17,950	197,271
INSULET CORP	COMMON STOCK USD.001	UNITED STATES	45,200	851,116
INTEGRA LIFESCIENCES HOLDING	COMMON STOCK USD.01	UNITED STATES	22,400	690,592
INTEGRATED DEVICE TECH INC	COMMON STOCK USD.001	UNITED STATES	153,652	838,940
INTEGRATED SILICON SOLUTION	COMMON STOCK USD.0001	UNITED STATES	20,800	190,112
INTER PARFUMS INC	COMMON STOCK USD.001	UNITED STATES	17,262	268,597
INTERACTIVE BROKERS GRO CL A	COMMON STOCK USD.01	UNITED STATES	41,600	621,504
INTERACTIVE INTELLIGENCE GRO	COMMON STOCK USD.01	UNITED STATES	14,500	332,340
INTERDIGITAL INC	COMMON STOCK USD.01	UNITED STATES	44,300	1,930,151
INTERFACE INC CLASS A	COMMON STOCK USD.1	UNITED STATES	49,400	570,076
INTERLINE BRANDS INC	COMMON STOCK USD.01	UNITED STATES	35,000	544,950
INTERMEC INC	COMMON STOCK USD.01	UNITED STATES	63,000	432,180
INTERMUNE INC	COMMON STOCK USD.001	UNITED STATES	53,100	669,060
INTERNAP NETWORK SERVICES	COMMON STOCK USD.001	UNITED STATES	63,565	377,576
INTERNATIONAL BANCSHARES CRP	COMMON STOCK USD1.	UNITED STATES	58,847	1,078,960
INTERSIL CORP A	COMMON STOCK USD.01	UNITED STATES	123,884	1,293,349
INTERVAL LEISURE GROUP	COMMON STOCK USD.01	UNITED STATES	41,800	568,898
INTEVAC INC	COMMON STOCK NPV	UNITED STATES	22,000	162,800
INTL FCSTONE INC	COMMON STOCK USD.01	UNITED STATES	10,677	251,657
INTL RECTIFIER CORP	COMMON STOCK USD1.	UNITED STATES	70,655	1,372,120
INTL SHIPHOLDING CORP	COMMON STOCK USD1.	UNITED STATES	6,000	112,140
INTL SPEEDWAY CORP CL A	COMMON STOCK USD.01	UNITED STATES	33,200	841,620
INTRALINKS HOLDINGS INC	COMMON STOCK USD.001	UNITED STATES	28,700	179,088
INTREPID POTASH INC	COMMON STOCK USD.001	UNITED STATES	52,900	1,197,127
INVACARE CORP	COMMON STOCK USD.25	UNITED STATES	30,100	460,229
INVESCO MORTGAGE CAPITAL	REIT USD.01	UNITED STATES	111,400	1,565,170
INVESTMENT TECHNOLOGY GROUP	COMMON STOCK USD.01	UNITED STATES	46,200	499,422
INVESTORS BANCORP INC	COMMON STOCK USD.01	UNITED STATES	45,700	616,036
INVESTORS REAL ESTATE TRUST	REIT NPV	UNITED STATES	78,700	574,117
ION GEOPHYSICAL CORP	COMMON STOCK USD.01	UNITED STATES	129,100	791,383
IPC THE HOSPITALIST CO	COMMON STOCK USD.001	UNITED STATES	16,600	758,952
IPG PHOTONICS CORP	COMMON STOCK USD.0001	UNITED STATES	27,900	944,973
IRIDIUM COMMUNICATIONS INC	COMMON STOCK USD.001	UNITED STATES	52,200	402,462
IRIS INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	21,332	199,454
IROBOT CORP	COMMON STOCK USD.01	UNITED STATES	22,025	657,446
IRONWOOD PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	46,100	551,817
ISIS PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	109,000	785,890
ISLE OF CAPRI CASINOS	COMMON STOCK USD.01	UNITED STATES	17,400	81,258
ISRAMCO INC	COMMON STOCK USD.01	UNITED STATES	1,400	125,384
ISTA PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	9,400	66,270
ISTAR FINANCIAL INC	REIT USD.001	UNITED STATES	99,618	526,979
ITC HOLDINGS CORP	COMMON STOCK NPV	UNITED STATES	50,700	3,847,116
ITRON INC	COMMON STOCK NPV	UNITED STATES	41,200	1,473,724
ITT CORP	COMMON STOCK USD1.	UNITED STATES	90,200	1,743,566
ITT EDUCATIONAL SERVICES INC	COMMON STOCK USD.01	UNITED STATES	26,420	1,503,034
IXIA	COMMON STOCK NPV	UNITED STATES	38,300	402,533
IXYS CORPORATION	COMMON STOCK USD.01	UNITED STATES	23,580	255,371
J + J SNACK FOODS CORP	COMMON STOCK NPV	UNITED STATES	15,922	848,324
J2 GLOBAL INC	COMMON STOCK USD.01	UNITED STATES	45,160	1,270,802
JACK HENRY + ASSOCIATES INC	COMMON STOCK USD.01	UNITED STATES	88,100	2,961,041
JACK IN THE BOX INC	COMMON STOCK USD.01	UNITED STATES	51,398	1,074,218
JAGUAR MINING INC	COMMON STOCK NPV	UNITED STATES	75,600	482,328
JAKKS PACIFIC INC	COMMON STOCK USD.001	UNITED STATES	34,100	481,151
JAMES RIVER COAL CO	COMMON STOCK USD.01	UNITED STATES	29,500	204,140

JANUS CAPITAL GROUP INC	COMMON STOCK USD.01	UNITED STATES	183,600	1,158,516
JARDEN CORP	COMMON STOCK USD.01	UNITED STATES	93,233	2,785,802
JAZZ PHARMACEUTICALS INC	COMMON STOCK USD.0001	UNITED STATES	21,700	838,271
JDA SOFTWARE GROUP INC	COMMON STOCK USD.01	UNITED STATES	40,692	1,318,014
JEFFERIES GROUP INC	COMMON STOCK USD.0001	UNITED STATES	132,000	1,815,000
JETBLUE AIRWAYS CORP	COMMON STOCK USD.01	UNITED STATES	241,585	1,256,242
JMP GROUP INC	COMMON STOCK USD.001	UNITED STATES	15,768	112,741
JOHN BEAN TECHNOLOGIES CORP	COMMON STOCK USD.01	UNITED STATES	29,465	452,877
JOHNSON OUTDOORS INC A	COMMON STOCK USD.05	UNITED STATES	1,800	27,630
JONES GROUP INC/THE	COMMON STOCK USD.01	UNITED STATES	89,576	945,027
JONES LANG LASALLE INC	COMMON STOCK USD.01	UNITED STATES	43,100	2,640,306
JOS A BANK CLOTHIERS INC	COMMON STOCK USD.01	UNITED STATES	27,255	1,328,954
JOURNAL COMMUNICATIONS INC A	COMMON STOCK USD.01	UNITED STATES	42,600	187,440
K SWISS INC A	COMMON STOCK USD.01	UNITED STATES	26,400	77,088
K12 INC	COMMON STOCK USD.0001	UNITED STATES	24,400	437,736
KADANT INC	COMMON STOCK USD.01	UNITED STATES	13,544	306,230
KAISER ALUMINUM CORP	COMMON STOCK USD.01	UNITED STATES	17,000	779,960
KAMAN CORP	COMMON STOCK USD1.	UNITED STATES	29,154	796,487
KANSAS CITY LIFE INS CO	COMMON STOCK USD1.25	UNITED STATES	6,140	201,515
KANSAS CITY SOUTHERN	COMMON STOCK USD.01	UNITED STATES	109,050	7,416,491
KAPSTONE PAPER AND PACKAGING	COMMON STOCK USD.0001	UNITED STATES	35,500	558,770
KAR AUCTION SERVICES INC	COMMON STOCK USD.01	UNITED STATES	30,300	409,050
KAYDON CORP	COMMON STOCK USD.1	UNITED STATES	31,800	969,900
KB HOME	COMMON STOCK USD1.	UNITED STATES	88,100	592,032
KBR INC	COMMON STOCK USD.001	UNITED STATES	145,887	4,065,871
KBW INC	COMMON STOCK USD.01	UNITED STATES	37,300	566,214
KEARNY FINANCIAL CORP	COMMON STOCK USD.1	UNITED STATES	19,019	180,681
KELLY SERVICES INC A	COMMON STOCK USD1.	UNITED STATES	32,000	437,760
KEMET CORP	COMMON STOCK USD.01	UNITED STATES	39,800	280,590
KEMPER CORP	COMMON STOCK USD.1	UNITED STATES	49,600	1,448,816
KENEXA CORP	COMMON STOCK USD.01	UNITED STATES	29,100	776,970
KENNAMETAL INC	COMMON STOCK USD1.25	UNITED STATES	83,010	3,031,525
KENNEDY WILSON HOLDINGS INC	COMMON STOCK	UNITED STATES	15,400	162,932
KENNETH COLE PRODUCTIONS A	COMMON STOCK USD.01	UNITED STATES	12,800	135,552
KENSEY NASH CORP	COMMON STOCK USD.001	UNITED STATES	7,910	151,793
KERYX BIOPHARMACEUTICALS	COMMON STOCK USD.001	UNITED STATES	37,200	94,116
KEY ENERGY SERVICES INC	COMMON STOCK USD.1	UNITED STATES	121,908	1,885,917
KEYNOTE SYSTEMS INC	COMMON STOCK USD.001	UNITED STATES	13,342	274,045
KEYW HOLDING CORP/THE	COMMON STOCK	UNITED STATES	6,600	48,840
KFORCE INC	COMMON STOCK USD.01	UNITED STATES	31,390	387,039
KILROY REALTY CORP	REIT USD.01	UNITED STATES	59,281	2,256,828
KIMBALL INTERNATIONAL B	COMMON STOCK USD.05	UNITED STATES	39,400	199,758
KINDER MORGAN INC	COMMON STOCK USD.01	UNITED STATES	167,900	5,401,343
KINDRED HEALTHCARE INC	COMMON STOCK USD.25	UNITED STATES	48,017	565,160
KIOR INC CL A	COMMON STOCK	UNITED STATES	10,600	107,908
KIRBY CORP	COMMON STOCK USD.1	UNITED STATES	53,251	3,506,046
KIRKLAND S INC	COMMON STOCK NPV	UNITED STATES	17,800	236,740
KIT DIGITAL INC	COMMON STOCK USD.0001	UNITED STATES	30,900	261,105
KITE REALTY GROUP TRUST	REIT USD.01	UNITED STATES	51,600	232,716
KMG CHEMICALS INC	COMMON STOCK USD.01	UNITED STATES	500	8,635
KNIGHT CAPITAL GROUP INC A	COMMON STOCK USD.01	UNITED STATES	101,916	1,204,647
KNIGHT TRANSPORTATION INC	COMMON STOCK USD.01	UNITED STATES	59,087	924,121
KNOLL INC	COMMON STOCK USD.01	UNITED STATES	47,700	708,345
KNOLOGY INC	COMMON STOCK USD.01	UNITED STATES	32,044	455,025
KODIAK OIL + GAS CORP	COMMON STOCK NPV	UNITED STATES	266,300	2,529,850
KOPIN CORP	COMMON STOCK USD.01	UNITED STATES	75,929	294,605
KOPPERS HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	22,800	783,408
KORN/FERRY INTERNATIONAL	COMMON STOCK USD.01	UNITED STATES	53,100	905,886
KOSMOS ENERGY LTD	COMMON STOCK	UNITED STATES	29,700	364,122
KRATON PERFORMANCE POLYMERS	COMMON STOCK USD.01	UNITED STATES	29,500	598,850
KRATOS DEFENSE + SECURITY	COMMON STOCK USD.001	UNITED STATES	18,673	111,478
KRISPY KREME DOUGHNUTS INC	COMMON STOCK NPV	UNITED STATES	60,000	392,400
KRONOS WORLDWIDE INC	COMMON STOCK USD.01	UNITED STATES	19,600	353,584
KULICKE + SOFFA INDUSTRIES	COMMON STOCK NPV	UNITED STATES	73,800	682,650
KV PHARMACEUTICAL CO CL A	COMMON STOCK USD.01	UNITED STATES	41,700	58,380
KVH INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	15,103	117,501
LA Z BOY INC	COMMON STOCK USD1.	UNITED STATES	62,600	744,940
LACLEDE GROUP INC/THE	COMMON STOCK USD1.	UNITED STATES	23,400	946,998
LADENBURG THALMANN FINANCIAL	COMMON STOCK USD.0001	UNITED STATES	81,400	201,872
LAKELAND BANCORP INC	COMMON STOCK NPV	UNITED STATES	22,718	195,829
LAKELAND FINANCIAL CORP	COMMON STOCK NPV	UNITED STATES	17,100	442,377
LAM RESEARCH CORP	COMMON STOCK USD.001	UNITED STATES	123,240	4,562,345
LAMAR ADVERTISING CO A	COMMON STOCK USD.001	UNITED STATES	62,254	1,711,985
LANCASTER COLONY CORP	COMMON STOCK NPV	UNITED STATES	19,450	1,348,663
LANDAUER INC	COMMON STOCK USD.1	UNITED STATES	10,000	515,000
LANDEC CORP	COMMON STOCK USD.001	UNITED STATES	26,549	146,550
LANDSTAR SYSTEM INC	COMMON STOCK USD.01	UNITED STATES	47,000	2,252,240
LANNETT CO INC	COMMON STOCK USD.001	UNITED STATES	1,700	7,514
LANTRONIX INC	LANTRONIX INC	UNITED STATES	438	—
LAS VEGAS SANDS CORP	COMMON STOCK USD.001	UNITED STATES	393,550	16,816,392

LASALLE HOTEL PROPERTIES	REIT USD.01	UNITED STATES	86,300	2,089,323
LATTICE SEMICONDUCTOR CORP	COMMON STOCK USD.01	UNITED STATES	128,000	760,320
LAWSON PRODUCTS INC	COMMON STOCK USD1.	UNITED STATES	4,300	66,349
LAYNE CHRISTENSEN COMPANY	COMMON STOCK USD.01	UNITED STATES	21,400	517,880
LAZARD LTD CL A	LTD PART USD.01	UNITED STATES	104,600	2,731,106
LEAP WIRELESS INTL INC	COMMON STOCK USD.0001	UNITED STATES	60,900	565,761
LEAPFROG ENTERPRISES INC	COMMON STOCK USD.0001	UNITED STATES	30,200	168,818
LEAR CORP	COMMON STOCK USD.01	UNITED STATES	107,100	4,262,580
LECROY CORP	COMMON STOCK USD.01	UNITED STATES	11,100	93,351
LENDER PROCESSING SERVICES	COMMON STOCK USD.0001	UNITED STATES	89,250	1,344,998
LENNOX INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	50,033	1,688,614
LEVEL 3 COMMUNICATIONS INC	COMMON STOCK USD.01	UNITED STATES	162,207	2,755,897
LEXICON PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	112,600	145,254
LEXICON PHARMACEUTICALS INC	RTS EXP 22DEC11	UNITED STATES	112,600	—
LEXINGTON REALTY TRUST	REIT USD.0001	UNITED STATES	112,593	843,322
LHC GROUP INC	COMMON STOCK USD.01	UNITED STATES	17,149	220,022
LIBBEY INC	COMMON STOCK USD.01	UNITED STATES	19,500	248,430
LIBERTY GLOBAL INC A	COMMON STOCK USD.01	UNITED STATES	273,270	11,212,268
LIBERTY INTERACTIVE CORP	TRACKING STK USD.01	UNITED STATES	605,363	9,815,961
LIBERTY MEDIA CORP LIBER A	COMMON STOCK USD.01	UNITED STATES	117,968	9,207,402
LIBERTY PROPERTY TRUST	REIT USD.001	UNITED STATES	115,400	3,563,552
LIFE TIME FITNESS INC	COMMON STOCK USD.02	UNITED STATES	43,400	2,028,950
LIFEPOINT HOSPITALS INC	COMMON STOCK USD.01	UNITED STATES	51,436	1,910,847
LIFETIME BRANDS INC	COMMON STOCK USD.01	UNITED STATES	12,800	155,392
LIFEWAY FOODS INC	COMMON STOCK NPV	UNITED STATES	3,200	30,848
LIGAND PHARMACEUTICALS CL B	COMMON STOCK USD.001	UNITED STATES	19,533	231,857
LIMELIGHT NETWORKS INC	COMMON STOCK USD.001	UNITED STATES	57,600	170,496
LIMONEIRA CO	COMMON STOCK USD.01	UNITED STATES	1,100	18,601
LIN TV CORP CL A	COMMON STOCK USD.01	UNITED STATES	32,600	137,898
LINCARE HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	87,307	2,244,663
LINCOLN EDUCATIONAL SERVICES	COMMON STOCK NPV	UNITED STATES	11,400	90,060
LINCOLN ELECTRIC HOLDINGS	COMMON STOCK NPV	UNITED STATES	83,260	3,257,131
LINDSAY CORP	COMMON STOCK USD1.	UNITED STATES	13,033	715,381
LINKEDIN CORP A	COMMON STOCK	UNITED STATES	8,100	510,381
LIONBRIDGE TECHNOLOGIES INC	COMMON STOCK USD.01	UNITED STATES	61,900	141,751
LIONS GATE ENTERTAINMENT COR	COMMON STOCK NPV	UNITED STATES	44,000	366,080
LIQUIDITY SERVICES INC	COMMON STOCK USD.001	UNITED STATES	20,800	767,520
LITHIA MOTORS INC CL A	COMMON STOCK NPV	UNITED STATES	20,700	452,502
LITTELFUSE INC	COMMON STOCK USD.01	UNITED STATES	24,600	1,057,308
LIVE NATION ENTERTAINMENT IN	COMMON STOCK USD.01	UNITED STATES	130,462	1,084,139
LIVEPERSON INC	COMMON STOCK USD.001	UNITED STATES	42,600	534,630
LIZ CLAIBORNE INC	COMMON STOCK USD1.	UNITED STATES	112,800	973,464
LKQ CORP	COMMON STOCK USD.01	UNITED STATES	145,357	4,372,339
LMI AEROSPACE INC	COMMON STOCK USD.02	UNITED STATES	9,800	171,990
LOGMEIN INC	COMMON STOCK USD.01	UNITED STATES	16,900	651,495
LOOPNET INC	COMMON STOCK USD.001	UNITED STATES	14,207	259,704
LORAL SPACE + COMMUNICATIONS	COMMON STOCK USD.01	UNITED STATES	10,900	707,192
LOUISIANA PACIFIC CORP	COMMON STOCK USD1.	UNITED STATES	140,851	1,136,668
LPL INVESTMENT HOLDINGS INC	COMMON STOCK	UNITED STATES	31,800	971,172
LSB INDUSTRIES INC	COMMON STOCK USD.1	UNITED STATES	20,900	585,827
LSI INDUSTRIES INC	COMMON STOCK NPV	UNITED STATES	21,387	128,322
LTC PROPERTIES INC	REIT USD.01	UNITED STATES	29,600	913,456
LTX CREDENCE CORP	COMMON STOCK USD.05	UNITED STATES	42,033	224,877
LUBY S INC	COMMON STOCK USD.32	UNITED STATES	7,700	34,727
LUFKIN INDUSTRIES INC	COMMON STOCK USD1.	UNITED STATES	29,000	1,951,990
LUMBER LIQUIDATORS HOLDINGS	COMMON STOCK USD.001	UNITED STATES	19,500	344,370
LUMINEX CORP	COMMON STOCK USD.001	UNITED STATES	37,505	796,231
LUMOS NETWORKS CORP	COMMON STOCK	UNITED STATES	16,476	252,742
LYDALL INC	COMMON STOCK USD.1	UNITED STATES	10,300	97,747
M/I HOMES INC	COMMON STOCK USD.01	UNITED STATES	18,400	176,640
MAC GRAY CORP	COMMON STOCK USD.01	UNITED STATES	11,800	162,722
MACERICH CO/THE	REIT USD.01	UNITED STATES	130,100	6,583,060
MACK CALI REALTY CORP	REIT USD.01	UNITED STATES	83,240	2,221,676
MADISON SQUARE GARDEN CO A	COMMON STOCK	UNITED STATES	56,468	1,617,244
MAGELLAN HEALTH SERVICES INC	COMMON STOCK USD.01	UNITED STATES	32,750	1,620,143
MAGMA DESIGN AUTOMATION INC	COMMON STOCK USD.0001	UNITED STATES	76,100	546,398
MAGNUM HUNTER RESOURCES CORP	COMMON STOCK USD.01	UNITED STATES	100,900	543,851
MAGNUM HUNTER RESOURCES WTS	EXP 14OCT2013	UNITED STATES	10,090	—
MAIDENFORM BRANDS INC	COMMON STOCK USD.01	UNITED STATES	23,291	426,225
MAIN STREET CAPITAL CORP	COMMON STOCK USD.01	UNITED STATES	18,245	387,531
MAINSOURCE FINANCIAL GROUP I	COMMON STOCK NPV	UNITED STATES	20,412	180,238
MAKO SURGICAL CORP	COMMON STOCK USD.001	UNITED STATES	31,300	789,073
MANHATTAN ASSOCIATES INC	COMMON STOCK USD.01	UNITED STATES	21,244	859,957
MANITOWOC COMPANY INC	COMMON STOCK USD.01	UNITED STATES	137,800	1,266,382
MANNING + NAPIER INC	COMMON STOCK	UNITED STATES	18,500	231,065
MANNKIND CORP	COMMON STOCK USD.01	UNITED STATES	58,129	145,323
MANPOWER INC	COMMON STOCK USD.01	UNITED STATES	80,623	2,882,272
MANTECH INTERNATIONAL CORP A	COMMON STOCK USD.01	UNITED STATES	24,639	769,722
MAP PHARMACEUTICALS INC	COMMON STOCK USD.01	UNITED STATES	18,700	246,279
MARCHEX INC CLASS B	COMMON STOCK USD.01	UNITED STATES	27,900	174,375

MARCUS CORPORATION	COMMON STOCK USD1.	UNITED STATES	24,400	307,684
MARINE PRODUCTS CORP	COMMON STOCK USD.1	UNITED STATES	15,125	75,020
MARINEMAX INC	COMMON STOCK USD.001	UNITED STATES	1,200	7,824
MARKEL CORP	COMMON STOCK NPV	UNITED STATES	9,754	4,044,691
MARKETAXESS HOLDINGS INC	COMMON STOCK USD.003	UNITED STATES	28,000	843,080
MARLIN BUSINESS SERVICES INC	COMMON STOCK USD.01	UNITED STATES	8,800	111,760
MARRIOTT VACATIONS WORLD	COMMON STOCK	UNITED STATES	25,500	437,580
MARTEN TRANSPORT LTD	COMMON STOCK USD.01	UNITED STATES	17,643	317,398
MARTHA STEWART LIVING A	COMMON STOCK USD.01	UNITED STATES	25,600	112,640
MARTIN MARIETTA MATERIALS	COMMON STOCK USD.01	UNITED STATES	45,251	3,412,378
MASIMO CORPORATION	COMMON STOCK USD.001	UNITED STATES	55,400	1,035,149
MASTEC INC	COMMON STOCK USD.1	UNITED STATES	57,000	990,090
MATERION CORP	COMMON STOCK NPV	UNITED STATES	23,899	580,268
MATRIX SERVICE CO	COMMON STOCK USD.01	UNITED STATES	31,700	299,248
MATTHEWS INTL CORP CLASS A	COMMON STOCK USD1.	UNITED STATES	32,246	1,013,492
MATTRESS FIRM HOLDING CORP	COMMON STOCK	UNITED STATES	9,000	208,710
MAXIM INTEGRATED PRODUCTS	COMMON STOCK USD.001	UNITED STATES	294,800	7,676,592
MAXIMUS INC	COMMON STOCK NPV	UNITED STATES	33,864	1,400,276
MAXWELL TECHNOLOGIES INC	COMMON STOCK USD.1	UNITED STATES	29,100	472,584
MAXYGEN INC	COMMON STOCK USD.0001	UNITED STATES	29,600	166,648
MB FINANCIAL INC	COMMON STOCK USD.01	UNITED STATES	58,683	1,003,479
MBIA INC	COMMON STOCK USD1.	UNITED STATES	160,300	1,857,877
MCCLATCHY CO CLASS A	COMMON STOCK USD.01	UNITED STATES	65,800	157,262
MCCORMICK + SCHMICK S SEAFOO	COMMON STOCK USD.001	UNITED STATES	16,000	139,840
MCDERMOTT INTL INC	COMMON STOCK USD1.	UNITED STATES	231,613	2,665,866
MCG CAPITAL CORP	COMMON STOCK USD.01	UNITED STATES	65,625	261,844
MCGRATH RENTCORP	COMMON STOCK NPV	UNITED STATES	28,248	818,910
MCMORAN EXPLORATION CO	COMMON STOCK USD.01	UNITED STATES	101,600	1,478,280
MDC HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	41,615	733,672
MDU RESOURCES GROUP INC	COMMON STOCK USD1.	UNITED STATES	188,645	4,048,322
MEADOWBROOK INSURANCE GROUP	COMMON STOCK USD.01	UNITED STATES	63,043	673,299
MEASUREMENT SPECIALTIES INC	COMMON STOCK NPV	UNITED STATES	14,700	411,012
MEDALLION FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	20,084	228,556
MEDASSETS INC	COMMON STOCK USD.01	UNITED STATES	40,700	376,475
MEDCATH CORPORATION	COMMON STOCK USD.01	UNITED STATES	18,800	137,052
MEDICAL ACTION IND INC	COMMON STOCK USD.001	UNITED STATES	13,550	70,867
MEDICAL PROPERTIES TRUST INC	REIT USD.001	UNITED STATES	103,681	1,023,331
MEDICINES COMPANY	COMMON STOCK USD.001	UNITED STATES	56,700	1,056,888
MEDICIS PHARMACEUTICAL CL A	COMMON STOCK USD.014	UNITED STATES	59,700	1,985,025
MEDIDATA SOLUTIONS INC	COMMON STOCK USD.01	UNITED STATES	20,700	450,225
MEDIFAST INC	COMMON STOCK USD.001	UNITED STATES	13,400	183,848
MEDIVATION INC	COMMON STOCK USD.01	UNITED STATES	32,700	1,507,797
MEDNAX INC	COMMON STOCK USD.01	UNITED STATES	47,349	3,409,601
MEDTOX SCIENTIFIC INC	COMMON STOCK USD.15	UNITED STATES	2,100	29,505
MEMC ELECTRONIC MATERIALS	COMMON STOCK USD.01	UNITED STATES	250,700	987,758
MEN S WEARHOUSE INC/THE	COMMON STOCK USD.01	UNITED STATES	50,460	1,635,409
MENTOR GRAPHICS CORP	COMMON STOCK NPV	UNITED STATES	94,700	1,284,132
MERCHANTS BANCSHARES INC	COMMON STOCK USD.01	UNITED STATES	8,476	247,499
MERCURY COMPUTER SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	30,700	408,003
MERCURY GENERAL CORP	COMMON STOCK NPV	UNITED STATES	27,700	1,263,674
MEREDITH CORP	COMMON STOCK USD1.	UNITED STATES	37,100	1,211,315
MERGE HEALTHCARE INC	COMMON STOCK USD.01	UNITED STATES	37,100	179,935
MERIDIAN BIOSCIENCE INC	COMMON STOCK NPV	UNITED STATES	43,140	812,758
MERIDIAN INTERSTATE BANCORP	COMMON STOCK NPV	UNITED STATES	6,600	82,170
MERIT MEDICAL SYSTEMS INC	COMMON STOCK NPV	UNITED STATES	40,620	543,496
MERITAGE HOMES CORP	COMMON STOCK USD.01	UNITED STATES	28,400	658,596
MERITOR INC	COMMON STOCK USD1.	UNITED STATES	91,112	484,716
MET PRO CORP	COMMON STOCK USD.1	UNITED STATES	15,200	137,408
METABOLIX INC	COMMON STOCK USD.01	UNITED STATES	22,069	100,414
METALICO INC	COMMON STOCK USD.001	UNITED STATES	28,000	92,120
METHODE ELECTRONICS INC	COMMON STOCK USD.5	UNITED STATES	42,160	349,506
METRO BANCORP INC	COMMON STOCK USD1.	UNITED STATES	8,395	70,350
METRO HEALTH NETWORKS INC	COMMON STOCK USD.001	UNITED STATES	40,552	302,923
METTLER TOLEDO INTERNATIONAL	COMMON STOCK USD.01	UNITED STATES	32,000	4,726,720
MFA FINANCIAL INC	REIT USD.01	UNITED STATES	358,200	2,407,104
MGE ENERGY INC	COMMON STOCK USD1.	UNITED STATES	23,300	1,089,741
MGIC INVESTMENT CORP	COMMON STOCK USD1.	UNITED STATES	205,000	764,650
MGM RESORTS INTERNATIONAL	COMMON STOCK USD.01	UNITED STATES	350,550	3,656,237
MGP INGREDIENTS INC	COMMON STOCK NPV	UNITED STATES	8,900	44,856
MICHAEL BAKER CORP	COMMON STOCK USD1.	UNITED STATES	9,542	187,119
MICREL INC	COMMON STOCK NPV	UNITED STATES	51,400	519,654
MICROMET INC	COMMON STOCK USD.00004	UNITED STATES	89,932	646,611
MICROS SYSTEMS INC	COMMON STOCK USD.0125	UNITED STATES	81,100	3,777,638
MICROSEMI CORP	COMMON STOCK USD.2	UNITED STATES	87,600	1,467,300
MICROSTRATEGY INC CL A	COMMON STOCK USD.001	UNITED STATES	8,168	884,758
MICROVISION INC	COMMON STOCK USD.001	UNITED STATES	95,600	34,426
MID AMERICA APARTMENT COMM	REIT USD.01	UNITED STATES	36,412	2,277,571
MIDDLEBY CORP	COMMON STOCK USD.01	UNITED STATES	19,294	1,814,408
MIDDLESEX WATER CO	COMMON STOCK NPV	UNITED STATES	17,200	320,952
MIDSOUTH BANCORP INC	COMMON STOCK USD.1	UNITED STATES	6,093	79,270

MILLER ENERGY RESOURCES INC	COMMON STOCK USD.0001	UNITED STATES	14,400	40,176
MILLER INDUSTRIES INC/TENN	COMMON STOCK USD.01	UNITED STATES	10,900	171,457
MINDSPEED TECHNOLOGIES INC	COMMON STOCK USD.01	UNITED STATES	25,200	115,416
MINE SAFETY APPLIANCES CO	COMMON STOCK NPV	UNITED STATES	26,915	891,425
MINERALS TECHNOLOGIES INC	COMMON STOCK USD.1	UNITED STATES	17,700	1,000,581
MIPS TECHNOLOGIES INC	COMMON STOCK USD.001	UNITED STATES	54,046	241,045
MISSION WEST PROPERTIES	REIT USD.001	UNITED STATES	26,700	240,834
MISTRAS GROUP INC	COMMON STOCK USD.01	UNITED STATES	10,800	275,292
MITCHAM INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	12,400	270,816
MKS INSTRUMENTS INC	COMMON STOCK NPV	UNITED STATES	53,452	1,487,035
MMODAL INC	COMMON STOCK	UNITED STATES	27,800	267,436
MOBILE MINI INC	COMMON STOCK USD.01	UNITED STATES	33,531	585,116
MODINE MANUFACTURING CO	COMMON STOCK USD.625	UNITED STATES	54,600	516,516
MODUSLINK GLOBAL SOLUTIONS I	COMMON STOCK USD.01	UNITED STATES	51,559	278,419
MOHAWK INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	55,279	3,308,448
MOLINA HEALTHCARE INC	COMMON STOCK USD.001	UNITED STATES	26,950	601,794
MOLYCORP INC	COMMON STOCK	UNITED STATES	56,800	1,362,064
MOMENTA PHARMACEUTICALS INC	COMMON STOCK USD.0001	UNITED STATES	45,300	787,767
MONARCH CASINO + RESORT INC	COMMON STOCK USD.01	UNITED STATES	12,125	123,554
MONEYGRAM INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	10,650	189,038
MONMOUTH REIT CLASS A	REIT USD.01	UNITED STATES	29,500	269,925
MONOLITHIC POWER SYSTEMS INC	COMMON STOCK USD.001	UNITED STATES	35,400	533,478
MONOTYPE IMAGING HOLDINGS IN	COMMON STOCK USD.001	UNITED STATES	34,800	542,532
MONRO MUFFLER BRAKE INC	COMMON STOCK USD.01	UNITED STATES	31,939	1,238,914
MONSTER BEVERAGE CORP	COMMON STOCK USD.005	UNITED STATES	68,900	6,348,446
MONSTER WORLDWIDE INC	COMMON STOCK USD.001	UNITED STATES	138,800	1,100,684
MOOG INC CLASS A	COMMON STOCK USD1.	UNITED STATES	46,299	2,033,915
MORGANS HOTEL GROUP CO	COMMON STOCK USD.01	UNITED STATES	21,760	128,384
MORNINGSTAR INC	COMMON STOCK NPV	UNITED STATES	23,317	1,386,196
MOTORCAR PARTS OF AMERICA IN	COMMON STOCK USD.01	UNITED STATES	1,900	14,250
MOTRICITY INC	COMMON STOCK	UNITED STATES	31,600	28,440
MOVADO GROUP INC	COMMON STOCK USD.01	UNITED STATES	15,800	287,086
MOVE INC	COMMON STOCK USD.001	UNITED STATES	33,440	211,341
MSC INDUSTRIAL DIRECT CO A	COMMON STOCK USD.001	UNITED STATES	44,725	3,200,074
MSCI INC A	COMMON STOCK USD.01	UNITED STATES	119,624	3,939,218
MTS SYSTEMS CORP	COMMON STOCK USD.25	UNITED STATES	17,240	702,530
MUELLER INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	39,600	1,521,432
MUELLER WATER PRODUCTS INC A	COMMON STOCK USD.01	UNITED STATES	161,400	393,816
MULTI COLOR CORP	COMMON STOCK NPV	UNITED STATES	15,520	399,330
MULTI FINELINE ELECTRONIX IN	COMMON STOCK USD.0001	UNITED STATES	10,200	209,610
MULTIMEDIA GAMES HOLDING CO	COMMON STOCK USD.01	UNITED STATES	28,000	222,320
MVC CAPITAL INC	COMMON STOCK USD.01	UNITED STATES	26,213	303,809
MWI VETERINARY SUPPLY INC	COMMON STOCK USD.01	UNITED STATES	11,500	764,060
MYERS INDUSTRIES INC	COMMON STOCK NPV	UNITED STATES	37,643	464,515
MYR GROUP INC/DELAWARE	COMMON STOCK USD.01	UNITED STATES	23,400	447,876
MYRIAD GENETICS INC	COMMON STOCK USD.01	UNITED STATES	80,200	1,679,388
N B T BANCORP INC	COMMON STOCK USD.01	UNITED STATES	37,514	830,185
NABI BIOPHARMACEUTICALS	COMMON STOCK USD.1	UNITED STATES	53,400	100,392
NACCO INDUSTRIES CL A	COMMON STOCK USD1.	UNITED STATES	6,570	586,175
NANOMETRICS INC	COMMON STOCK NPV	UNITED STATES	19,600	361,032
NASH FINCH CO	COMMON STOCK USD1.667	UNITED STATES	14,000	409,920
NATIONAL BANKSHARES INC/VA	COMMON STOCK USD1.25	UNITED STATES	8,300	231,736
NATIONAL BEVERAGE CORP	COMMON STOCK USD.01	UNITED STATES	11,260	180,948
NATIONAL CINEMEDIA INC	COMMON STOCK USD.01	UNITED STATES	45,700	566,680
NATIONAL FINANCIAL PARTNERS	COMMON STOCK USD.1	UNITED STATES	47,000	635,440
NATIONAL FUEL GAS CO	COMMON STOCK USD1.	UNITED STATES	83,984	4,667,831
NATIONAL HEALTHCARE CORP	COMMON STOCK USD.01	UNITED STATES	9,800	410,620
NATIONAL INSTRUMENTS CORP	COMMON STOCK USD.01	UNITED STATES	92,125	2,390,644
NATIONAL INTERSTATE CORP	COMMON STOCK USD.01	UNITED STATES	5,834	143,925
NATIONAL PRESTO INDS INC	COMMON STOCK USD1.	UNITED STATES	5,400	505,440
NATIONAL RESEARCH CORP	COMMON STOCK USD.001	UNITED STATES	207	8,034
NATIONAL RETAIL PROPERTIES	REIT USD.01	UNITED STATES	107,330	2,831,365
NATL HEALTH INVESTORS INC	REIT USD.01	UNITED STATES	25,316	1,113,398
NATL PENN BCSHS INC	COMMON STOCK NPV	UNITED STATES	132,912	1,121,777
NATL WESTERN LIFE INS CL A	COMMON STOCK USD1.	UNITED STATES	2,500	340,400
NATURAL GAS SERVICES GROUP	COMMON STOCK USD.01	UNITED STATES	11,500	166,290
NATURES SUNSHINE PRODS INC	COMMON STOCK NPV	UNITED STATES	8,200	127,264
NATUS MEDICAL INC	COMMON STOCK USD.001	UNITED STATES	35,800	337,594
NAVIDEA BIOPHARMACEUTICALS I	COMMON STOCK USD.001	UNITED STATES	92,800	243,136
NAVIGANT CONSULTING INC	COMMON STOCK USD.001	UNITED STATES	54,800	625,268
NAVIGATORS GROUP INC	COMMON STOCK USD.1	UNITED STATES	13,000	619,840
NAVISTAR INTERNATIONAL CORP	COMMON STOCK USD.1	UNITED STATES	71,800	2,719,784
NCI BUILDING SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	15,205	165,278
NCI INC A	COMMON STOCK USD.019	UNITED STATES	7,200	83,880
NCR CORPORATION	COMMON STOCK USD.01	UNITED STATES	158,000	2,600,680
NEENAH PAPER INC	COMMON STOCK USD.01	UNITED STATES	19,100	426,312
NEKTAR THERAPEUTICS	COMMON STOCK USD.0001	UNITED STATES	104,700	585,797
NELNET INC CL A	COMMON STOCK USD.01	UNITED STATES	26,400	646,008
NEOGEN CORP	COMMON STOCK USD.16	UNITED STATES	24,543	751,998
NETGEAR INC	COMMON STOCK USD.001	UNITED STATES	38,300	1,285,731

NETLOGIC MICROSYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	68,690	3,404,963
NETSCOUT SYSTEMS INC	COMMON STOCK USD.001	UNITED STATES	33,500	589,600
NETSPEND HOLDINGS INC	COMMON STOCK	UNITED STATES	36,100	292,771
NETSUITE INC	COMMON STOCK USD.01	UNITED STATES	28,000	1,135,400
NEUROCRINE BIOSCIENCES INC	COMMON STOCK USD.001	UNITED STATES	49,500	420,750
NEUSTAR INC CLASS A	COMMON STOCK USD.001	UNITED STATES	75,860	2,592,136
NEUTRAL TANDEM INC	COMMON STOCK USD.001	UNITED STATES	33,900	362,391
NEW JERSEY RESOURCES CORP	COMMON STOCK USD2.5	UNITED STATES	42,325	2,082,390
NEW YORK + CO	COMMON STOCK USD.001	UNITED STATES	21,054	56,004
NEW YORK COMMUNITY BANCORP	COMMON STOCK USD.01	UNITED STATES	443,069	5,480,764
NEW YORK TIMES CO A	COMMON STOCK USD.1	UNITED STATES	145,600	1,125,488
NEWCASTLE INVESTMENT CORP	REIT USD.01	UNITED STATES	110,000	511,500
NEWMARKET CORP	COMMON STOCK NPV	UNITED STATES	9,172	1,817,065
NEWPARK RESOURCES INC	COMMON STOCK USD.01	UNITED STATES	98,300	933,850
NEWPORT CORP	COMMON STOCK USD.1167	UNITED STATES	36,600	498,126
NEWSTAR FINANCIAL INC	COMMON STOCK USD.01	UNITED STATES	18,100	184,077
NGP CAPITAL RESOURCES CO	COMMON STOCK USD.001	UNITED STATES	27,482	197,596
NIC INC	COMMON STOCK NPV	UNITED STATES	63,900	850,509
NICHOLAS FINANCIAL INC	COMMON STOCK NPV	UNITED STATES	7,000	89,740
NIELSEN HOLDINGS NV	COMMON STOCK EUR.07	UNITED STATES	76,400	2,268,316
NII HOLDINGS INC	COMMON STOCK USD.001	UNITED STATES	165,822	3,532,009
NL INDUSTRIES	COMMON STOCK USD.125	UNITED STATES	6,200	80,414
NN INC	COMMON STOCK USD.01	UNITED STATES	15,000	90,000
NORANDA ALUMINUM HOLDING COR	COMMON STOCK USD.01	UNITED STATES	19,400	160,050
NORDSON CORP	COMMON STOCK NPV	UNITED STATES	62,148	2,559,255
NORTHERN OIL AND GAS INC	COMMON STOCK USD.001	UNITED STATES	62,100	1,489,158
NORTHFIELD BANCORP INC/NJ	COMMON STOCK USD.001	UNITED STATES	18,500	261,960
NORTHSTAR REALTY FINANCE COR	REIT USD.01	UNITED STATES	69,878	333,318
NORTHWEST BANCSHARES INC	COMMON STOCK USD.01	UNITED STATES	101,775	1,266,081
NORTHWEST NATURAL GAS CO	COMMON STOCK USD3.167	UNITED STATES	26,833	1,286,106
NORTHWEST PIPE CO	COMMON STOCK USD.01	UNITED STATES	9,800	224,028
NORTHWESTERN CORP	COMMON STOCK USD.01	UNITED STATES	33,595	1,202,365
NOVATEL WIRELESS INC	COMMON STOCK USD.001	UNITED STATES	36,000	112,680
NOVAVAX INC	COMMON STOCK USD.01	UNITED STATES	65,400	82,404
NPS PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	78,500	517,315
NSTAR	COMMON STOCK USD1.	UNITED STATES	103,110	4,842,046
NTELOS HOLDINGS CORP	COMMON STOCK USD.01	UNITED STATES	16,476	335,781
NU SKIN ENTERPRISES INC A	COMMON STOCK USD.001	UNITED STATES	53,200	2,583,924
NUANCE COMMUNICATIONS INC	COMMON STOCK USD.001	UNITED STATES	233,304	5,869,929
NUMEREX CORP CL A	COMMON STOCK NPV	UNITED STATES	9,100	74,893
NUTRACEUTICAL INTL CORP	COMMON STOCK USD.01	UNITED STATES	12,361	139,927
NUTRISYSTEM INC	COMMON STOCK USD.001	UNITED STATES	33,125	428,306
NUVASIVE INC	COMMON STOCK USD.001	UNITED STATES	39,599	498,551
NV ENERGY INC	COMMON STOCK USD1.	UNITED STATES	235,600	3,852,060
NVE CORP	COMMON STOCK USD.01	UNITED STATES	4,717	261,935
NVR INC	COMMON STOCK USD.01	UNITED STATES	4,900	3,361,400
NXSTAGE MEDICAL INC	COMMON STOCK USD.001	UNITED STATES	40,900	727,202
O CHARLEYS INC	COMMON STOCK NPV	UNITED STATES	27,500	150,975
OASIS PETROLEUM INC	COMMON STOCK USD.01	UNITED STATES	60,400	1,757,036
OBAGI MEDICAL PRODUCTS INC	COMMON STOCK USD.001	UNITED STATES	21,600	219,456
OCEANEERING INTL INC	COMMON STOCK USD.25	UNITED STATES	109,732	5,061,937
OCEANFIRST FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	14,192	185,489
OCLARO INC	COMMON STOCK USD.01	UNITED STATES	43,600	122,952
OCWEN FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	101,300	1,466,824
OCZ TECHNOLOGY GROUP INC	COMMON STOCK USD.0025	UNITED STATES	45,100	298,111
ODYSSEY MARINE EXPLORATION	COMMON STOCK USD.01	UNITED STATES	59,800	163,852
OFFICE DEPOT INC	COMMON STOCK USD.01	UNITED STATES	297,200	638,980
OFFICEMAX INC	COMMON STOCK USD2.5	UNITED STATES	93,400	424,036
OGE ENERGY CORP	COMMON STOCK USD.01	UNITED STATES	97,000	5,500,870
OIL DRI CORP OF AMERICA	COMMON STOCK USD.1	UNITED STATES	5,500	111,320
OIL STATES INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	51,400	3,925,418
OLD DOMINION FREIGHT LINE	COMMON STOCK USD.1	UNITED STATES	45,980	1,863,569
OLD NATIONAL BANCORP	COMMON STOCK NPV	UNITED STATES	98,721	1,150,100
OLD REPUBLIC INTL CORP	COMMON STOCK USD1.	UNITED STATES	262,570	2,434,024
OLIN CORP	COMMON STOCK USD1.	UNITED STATES	81,932	1,609,964
OLYMPIC STEEL INC	COMMON STOCK NPV	UNITED STATES	11,389	265,591
OM GROUP INC	COMMON STOCK USD.01	UNITED STATES	34,300	767,977
OMEGA FLEX INC	COMMON STOCK USD.01	UNITED STATES	600	8,478
OMEGA HEALTHCARE INVESTORS	REIT USD.1	UNITED STATES	101,292	1,960,000
OMEGA PROTEIN CORP	COMMON STOCK USD.01	UNITED STATES	21,900	156,147
OMNIAMERICAN BANCORP INC	COMMON STOCK	UNITED STATES	6,900	108,330
OMNICARE INC	COMMON STOCK USD1.	UNITED STATES	113,700	3,916,965
OMNICELL INC	COMMON STOCK USD.001	UNITED STATES	31,500	520,380
OMNIVISION TECHNOLOGIES INC	COMMON STOCK USD.001	UNITED STATES	59,500	727,983
OMNOVA SOLUTIONS INC	COMMON STOCK USD.1	UNITED STATES	49,800	229,578
ON ASSIGNMENT INC	COMMON STOCK USD.01	UNITED STATES	43,452	485,793
ON SEMICONDUCTOR CORPORATION	COMMON STOCK USD.01	UNITED STATES	440,780	3,402,822
ONCOGENEX PHARMACEUTICAL INC	COMMON STOCK USD.001	UNITED STATES	3,700	43,438
ONCOTHYREON INC	COMMON STOCK NPV	UNITED STATES	36,000	272,880
ONE LIBERTY PROPERTIES INC	REIT USD1.	UNITED STATES	8,085	133,403

ONEBEACON INSURANCE GROUP A	COMMON STOCK USD.01	UNITED STATES	25,600	393,984
ONYX PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	64,200	2,821,590
OPENTABLE INC	COMMON STOCK	UNITED STATES	22,000	860,860
OPENWAVE SYSTEMS INC	COMMON STOCK USD.001	UNITED STATES	89,884	142,017
OPKO HEALTH INC	COMMON STOCK USD.01	UNITED STATES	110,100	539,490
OPLINK COMMUNICATIONS INC	COMMON STOCK USD.001	UNITED STATES	26,406	434,907
OPNET TECHNOLOGIES INC	COMMON STOCK USD.001	UNITED STATES	14,300	524,381
OPNEXT INC	COMMON STOCK USD.01	UNITED STATES	24,300	19,630
OPPENHEIMER HOLDINGS CL A	COMMON STOCK NPV	UNITED STATES	11,400	183,540
OPTIMER PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	45,000	550,800
ORASURE TECHNOLOGIES INC	COMMON STOCK USD.000001	UNITED STATES	49,310	449,214
ORBITAL SCIENCES CORP	COMMON STOCK USD.01	UNITED STATES	57,300	832,569
ORBITZ WORLDWIDE INC	COMMON STOCK USD.01	UNITED STATES	36,700	137,992
OREXIGEN THERAPEUTICS INC	COMMON STOCK USD.001	UNITED STATES	28,700	46,207
ORION MARINE GROUP INC	COMMON STOCK USD.01	UNITED STATES	28,500	189,525
ORITANI FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	50,100	639,777
ORMAT TECHNOLOGIES INC	COMMON STOCK USD.001	UNITED STATES	20,400	367,812
ORRSTOWN FINL SERVICES INC	COMMON STOCK NPV	UNITED STATES	9,300	76,725
OSHKOSH CORP	COMMON STOCK USD.01	UNITED STATES	92,539	1,978,484
OSI SYSTEMS INC	COMMON STOCK NPV	UNITED STATES	18,300	892,674
OSIRIS THERAPEUTICS INC	COMMON STOCK USD.001	UNITED STATES	14,900	79,715
OTTER TAIL CORP	COMMON STOCK USD5.	UNITED STATES	39,000	858,780
OUTDOOR CHANNEL HOLDINGS INC	COMMON STOCK USD.001	UNITED STATES	15,384	114,765
OVERSEAS SHIPHOLDING GROUP	COMMON STOCK USD1.	UNITED STATES	26,606	290,804
OVERSTOCK.COM INC	COMMON STOCK USD.0001	UNITED STATES	14,200	111,328
OWENS + MINOR INC	COMMON STOCK USD2.	UNITED STATES	64,850	1,802,182
OWENS CORNING	COMMON STOCK USD.001	UNITED STATES	124,500	3,575,640
OXFORD INDUSTRIES INC	COMMON STOCK USD1.	UNITED STATES	16,233	732,433
OYO GEOSPACE CORP	COMMON STOCK USD.01	UNITED STATES	4,500	347,985
PACER INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	40,800	218,280
PACIFIC BIOSCIENCES OF CALIF	COMMON STOCK USD.0001	UNITED STATES	29,700	83,160
PACIFIC CONTINENTAL CORP	COMMON STOCK NPV	UNITED STATES	19,793	175,168
PACIFIC SUNWEAR OF CALIF	COMMON STOCK USD.01	UNITED STATES	70,962	121,345
PACKAGING CORP OF AMERICA	COMMON STOCK USD.01	UNITED STATES	95,800	2,417,992
PACWEST BANCORP	COMMON STOCK NPV	UNITED STATES	34,000	644,300
PAIN THERAPEUTICS INC	COMMON STOCK USD.001	UNITED STATES	35,300	134,140
PALOMAR MEDICAL TECHNOLOGIES	COMMON STOCK USD.01	UNITED STATES	19,200	178,560
PANDORA MEDIA INC	COMMON STOCK USD.0001	UNITED STATES	15,900	159,159
PANERA BREAD COMPANY CLASS A	COMMON STOCK USD.0001	UNITED STATES	28,700	4,059,615
PANHANDLE OIL AND GAS INC A	COMMON STOCK USD.01666	UNITED STATES	8,341	273,668
PANTRY INC	COMMON STOCK USD.01	UNITED STATES	23,900	286,083
PAPA JOHN S INTL INC	COMMON STOCK USD.01	UNITED STATES	21,300	802,584
PAR PHARMACEUTICAL COS INC	COMMON STOCK USD.01	UNITED STATES	38,469	1,259,090
PARAMETRIC TECHNOLOGY CORP	COMMON STOCK USD.01	UNITED STATES	118,600	2,165,636
PARAMOUNT GOLD AND SILVER	COMMON STOCK USD.001	UNITED STATES	103,900	222,346
PAREXEL INTERNATIONAL CORP	COMMON STOCK USD.01	UNITED STATES	59,270	1,229,260
PARK ELECTROCHEMICAL CORP	COMMON STOCK USD.1	UNITED STATES	22,850	585,417
PARK NATIONAL CORP	COMMON STOCK NPV	UNITED STATES	13,217	859,898
PARK OHIO HOLDINGS CORP	COMMON STOCK USD1.	UNITED STATES	5,100	90,984
PARKER DRILLING CO	COMMON STOCK USD.167	UNITED STATES	132,880	952,750
PARKWAY PROPERTIES INC	REIT USD.001	UNITED STATES	27,842	274,522
PATRIOT COAL CORP	COMMON STOCK USD.01	UNITED STATES	82,000	694,540
PATRIOT TRANSPORTATION HLDG	COMMON STOCK USD.1	UNITED STATES	4,800	104,160
PATTERSON UTI ENERGY INC	COMMON STOCK USD.01	UNITED STATES	151,900	3,034,962
PC CONNECTION INC	COMMON STOCK USD.01	UNITED STATES	7,900	87,611
PDF SOLUTIONS INC	COMMON STOCK USD.00015	UNITED STATES	9,900	69,003
PDL BIOPHARMA INC	COMMON STOCK USD.01	UNITED STATES	138,910	861,242
PEBBLEBROOK HOTEL TRUST	REIT USD.01	UNITED STATES	52,300	1,003,114
PEETS COFFEE + TEA INC	COMMON STOCK NPV	UNITED STATES	13,400	839,912
PEGASYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	16,431	483,071
PENDRELL CORP	COMMON STOCK USD.01	UNITED STATES	133,600	342,016
PENN NATIONAL GAMING INC	COMMON STOCK USD.01	UNITED STATES	69,100	2,630,637
PENN REAL ESTATE INVEST TST	REIT USD1.	UNITED STATES	60,048	626,901
PENN VIRGINIA CORP	COMMON STOCK USD.01	UNITED STATES	50,600	267,674
PENNANTPARK INVESTMENT CORP	COMMON STOCK USD.001	UNITED STATES	38,974	393,248
PENNICHUCK CORP	COMMON STOCK USD1.	UNITED STATES	1,800	51,894
PENNS WOODS BANCORP INC	COMMON STOCK USD8.33	UNITED STATES	4,000	155,120
PENSKE AUTOMOTIVE GROUP INC	COMMON STOCK USD.0001	UNITED STATES	44,100	848,925
PENTAIR INC	COMMON STOCK USD.167	UNITED STATES	98,800	3,289,052
PEOPLES BANCORP INC	COMMON STOCK NPV	UNITED STATES	12,495	185,051
PEP BOYS MANNY MOE + JACK	COMMON STOCK USD1.	UNITED STATES	58,880	647,680
PERFICIENT INC	COMMON STOCK USD.001	UNITED STATES	34,200	342,342
PERICOM SEMICONDUCTOR CORP	COMMON STOCK NPV	UNITED STATES	27,600	210,036
PERRY ELLIS INTERNATIONAL	COMMON STOCK USD.01	UNITED STATES	12,150	172,773
PETMED EXPRESS INC	COMMON STOCK USD.001	UNITED STATES	26,700	277,146
PETROLEUM DEVELOPMENT CORP	COMMON STOCK USD.01	UNITED STATES	22,694	796,786
PETROQUEST ENERGY INC	COMMON STOCK USD.001	UNITED STATES	61,753	407,570
PETSMART INC	COMMON STOCK USD.0001	UNITED STATES	110,606	5,672,982
PF CHANG S CHINA BISTRO INC	COMMON STOCK USD.001	UNITED STATES	26,300	812,933
PHARMACYCLICS INC	COMMON STOCK USD.0001	UNITED STATES	43,400	643,188

PHARMASSET INC	COMMON STOCK USD.001	UNITED STATES	74,900	9,602,180
PHARMERICA CORP	COMMON STOCK USD.01	UNITED STATES	33,079	502,139
PHH CORP	COMMON STOCK USD.01	UNITED STATES	57,900	619,530
PHI INC NON VOTING	COMMON STOCK USD.1	UNITED STATES	15,400	382,690
PHOENIX COMPANIES INC	COMMON STOCK USD.01	UNITED STATES	121,800	204,624
PHOTRONICS INC	COMMON STOCK USD.01	UNITED STATES	59,242	360,191
PICO HOLDINGS INC	COMMON STOCK USD.001	UNITED STATES	24,084	495,649
PIEDMONT NATURAL GAS CO	COMMON STOCK NPV	UNITED STATES	73,300	2,490,734
PIEDMONT OFFICE REALTY TRU A	REIT USD.01	UNITED STATES	163,800	2,791,152
PIER 1 IMPORTS INC	COMMON STOCK USD.001	UNITED STATES	106,950	1,489,814
PIKE ELECTRIC CORP	COMMON STOCK USD.001	UNITED STATES	14,700	105,693
PILGRIM S PRIDE CORP	COMMON STOCK USD.01	UNITED STATES	40,200	231,552
PINNACLE ENTERTAINMENT INC	COMMON STOCK USD.1	UNITED STATES	71,000	721,360
PINNACLE FINANCIAL PARTNERS	COMMON STOCK USD1.	UNITED STATES	36,860	595,289
PIONEER DRILLING COMPANY	COMMON STOCK USD.1	UNITED STATES	61,505	595,368
PIPER JAFFRAY COS	COMMON STOCK USD.01	UNITED STATES	15,441	311,908
PLAINS EXPLORATION + PRODUCT	COMMON STOCK USD.01	UNITED STATES	138,546	5,087,409
PLANTRONICS INC	COMMON STOCK USD.01	UNITED STATES	47,400	1,689,336
PLEXUS CORP	COMMON STOCK USD.01	UNITED STATES	38,700	1,059,606
PLX TECHNOLOGY INC	COMMON STOCK USD.001	UNITED STATES	29,400	84,378
PMC SIERRA INC	COMMON STOCK USD.001	UNITED STATES	240,300	1,324,053
PMFG INC	COMMON STOCK USD1.	UNITED STATES	18,300	357,033
PNM RESOURCES INC	COMMON STOCK NPV	UNITED STATES	85,950	1,566,869
POLARIS INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	64,468	3,608,919
POLYCOM INC	COMMON STOCK USD.0005	UNITED STATES	167,584	2,731,619
POLYONE CORPORATION	COMMON STOCK USD.01	UNITED STATES	98,925	1,142,584
POLYPORE INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	36,600	1,610,034
POOL CORP	COMMON STOCK USD.001	UNITED STATES	48,274	1,453,047
PORTFOLIO RECOVERY ASSOCIATE	COMMON STOCK USD.01	UNITED STATES	18,100	1,222,112
PORTLAND GENERAL ELECTRIC CO	COMMON STOCK NPV	UNITED STATES	69,500	1,757,655
POST PROPERTIES INC	REIT USD.01	UNITED STATES	50,210	2,195,181
POTLATCH CORP	REIT USD1.	UNITED STATES	41,905	1,303,665
POWELL INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	9,600	300,288
POWER INTEGRATIONS INC	COMMON STOCK USD.001	UNITED STATES	28,900	958,324
POWER ONE INC	COMMON STOCK USD.001	UNITED STATES	76,600	299,506
POWERSECURE INTERNATIONAL IN	COMMON STOCK USD.01	UNITED STATES	22,912	113,414
POWERWAVE TECHNOLOGIES INC	COMMON STOCK USD.0001	UNITED STATES	33,428	69,530
POZEN INC	COMMON STOCK USD.001	UNITED STATES	28,200	111,390
PREFORMED LINE PRODUCTS CO	COMMON STOCK USD2.	UNITED STATES	3,500	208,810
PREMIERE GLOBAL SERVICES INC	COMMON STOCK USD.01	UNITED STATES	67,470	571,471
PRESIDENTIAL LIFE CORP	COMMON STOCK USD.01	UNITED STATES	27,800	277,722
PRESTIGE BRANDS HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	40,233	453,426
PRICESMART INC	COMMON STOCK USD.0001	UNITED STATES	18,100	1,259,579
PRIMERICA INC	COMMON STOCK	UNITED STATES	29,300	680,932
PRIMORIS SERVICES CORP	COMMON STOCK USD.0001	UNITED STATES	29,300	437,449
PRIVATEBANCORP INC	COMMON STOCK NPV	UNITED STATES	57,200	628,056
PROASSURANCE CORP	COMMON STOCK USD.01	UNITED STATES	29,770	2,376,241
PROCERA NETWORKS INC	COMMON STOCK USD.001	UNITED STATES	15,900	247,722
PROGENICS PHARMACEUTICALS	COMMON STOCK USD.0013	UNITED STATES	25,105	214,397
PROGRESS SOFTWARE CORP	COMMON STOCK USD.01	UNITED STATES	69,000	1,335,150
PROS HOLDINGS INC	COMMON STOCK USD.001	UNITED STATES	22,900	340,752
PROSPECT CAPITAL CORP	COMMON STOCK USD.001	UNITED STATES	109,803	1,020,070
PROSPERITY BANCSHARES INC	COMMON STOCK USD1.	UNITED STATES	47,000	1,896,450
PROTECTIVE LIFE CORP	COMMON STOCK USD.5	UNITED STATES	88,482	1,996,154
PROVIDENCE SERVICE CORP	COMMON STOCK USD.001	UNITED STATES	14,755	203,029
PROVIDENT FINANCIAL SERVICES	COMMON STOCK USD.01	UNITED STATES	61,201	819,481
PROVIDENT NEW YORK BANCORP	COMMON STOCK USD.01	UNITED STATES	43,899	291,489
PS BUSINESS PARKS INC/CA	REIT USD.01	UNITED STATES	20,240	1,121,903
PSS WORLD MEDICAL INC	COMMON STOCK USD.01	UNITED STATES	57,107	1,381,418
PULSE ELECTRONICS CORP	COMMON STOCK USD.125	UNITED STATES	31,085	87,038
PVH CORP	COMMON STOCK USD1.	UNITED STATES	59,499	4,194,085
PZENA INVESTMENT MANAGM CL A	COMMON STOCK USD.01	UNITED STATES	8,300	35,939
QAD INC A	COMMON STOCK	UNITED STATES	5,756	60,438
QLIK TECHNOLOGIES INC	COMMON STOCK	UNITED STATES	65,900	1,594,780
QLOGIC CORP	COMMON STOCK USD.001	UNITED STATES	108,300	1,624,500
QUAD GRAPHICS INC	COMMON STOCK	UNITED STATES	23,300	334,122
QUAKER CHEMICAL CORP	COMMON STOCK USD1.	UNITED STATES	12,800	497,792
QUALITY DISTRIBUTION INC	COMMON STOCK NPV	UNITED STATES	20,500	230,625
QUALITY SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	37,600	1,390,824
QUANEX BUILDING PRODUCTS	COMMON STOCK USD.01	UNITED STATES	42,555	639,176
QUANTUM CORP	COMMON STOCK USD.01	UNITED STATES	211,580	507,792
QUEPASA CORP	COMMON STOCK USD.001	UNITED STATES	9,200	30,544
QUEST SOFTWARE INC	COMMON STOCK NPV	UNITED STATES	66,900	1,244,340
QUESTAR CORP	COMMON STOCK NPV	UNITED STATES	178,100	3,537,066
QUESTCOR PHARMACEUTICALS	COMMON STOCK NPV	UNITED STATES	54,251	2,255,757
QUICKSILVER RESOURCES INC	COMMON STOCK USD.01	UNITED STATES	109,100	732,061
QUIDEL CORP	COMMON STOCK USD.001	UNITED STATES	29,638	448,423
QUIKSILVER INC	COMMON STOCK USD.01	UNITED STATES	140,500	507,205
QUINSTREET INC	COMMON STOCK	UNITED STATES	23,700	221,832
RACKSPACE HOSTING INC	COMMON STOCK USD.001	UNITED STATES	104,700	4,503,147

RADIAN GROUP INC	COMMON STOCK USD.001	UNITED STATES	145,480	340,423
RADIOSHACK CORP	COMMON STOCK USD1.	UNITED STATES	100,000	971,000
RADISYS CORP	COMMON STOCK NPV	UNITED STATES	24,150	122,199
RAILAMERICA INC	COMMON STOCK USD.01	UNITED STATES	23,700	352,893
RAIT FINANCIAL TRUST	REIT USD.01	UNITED STATES	30,600	145,350
RALCORP HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	54,703	4,677,107
RAMBUS INC	COMMON STOCK USD.001	UNITED STATES	97,764	738,118
RAMCO GERSHENSON PROPERTIES	REIT USD.01	UNITED STATES	44,127	433,768
RAPTOR PHARMACEUTICAL CORP	COMMON STOCK USD.001	UNITED STATES	27,900	174,654
RAVEN INDUSTRIES INC	COMMON STOCK USD1.	UNITED STATES	17,741	1,098,168
RAYMOND JAMES FINANCIAL INC	COMMON STOCK USD.01	UNITED STATES	102,612	3,176,868
RAYONIER INC	REIT NPV	UNITED STATES	120,782	5,390,501
RBC BEARINGS INC	COMMON STOCK USD.01	UNITED STATES	24,040	1,002,468
REALD INC	COMMON STOCK USD.0001	UNITED STATES	35,800	284,252
REALNETWORKS INC	COMMON STOCK USD.001	UNITED STATES	24,775	185,813
REALPAGE INC	COMMON STOCK	UNITED STATES	27,700	699,979
REALTY INCOME CORP	REIT USD1.	UNITED STATES	130,600	4,565,776
RED LION HOTELS CORP	COMMON STOCK USD.01	UNITED STATES	26,058	180,582
RED ROBIN GOURMET BURGERS	COMMON STOCK USD.001	UNITED STATES	12,700	351,790
REDWOOD TRUST INC	REIT USD.01	UNITED STATES	85,200	867,336
REGAL BELOIT CORP	COMMON STOCK USD.01	UNITED STATES	39,500	2,013,315
REGAL ENTERTAINMENT GROUP A	COMMON STOCK USD.001	UNITED STATES	86,665	1,034,780
REGENCY CENTERS CORP	REIT USD.01	UNITED STATES	91,880	3,456,526
REGENERON PHARMACEUTICALS	COMMON STOCK USD.001	UNITED STATES	72,900	4,040,847
REGIS CORP	COMMON STOCK USD.05	UNITED STATES	63,740	1,054,897
REINSURANCE GROUP OF AMERICA	COMMON STOCK USD.01	UNITED STATES	73,675	3,849,519
RELIANCE STEEL + ALUMINUM	COMMON STOCK NPV	UNITED STATES	74,986	3,651,068
RENASANT CORP	COMMON STOCK USD5.	UNITED STATES	28,675	430,125
RENT A CENTER INC	COMMON STOCK USD.01	UNITED STATES	61,750	2,284,750
RENTECH INC	COMMON STOCK USD.01	UNITED STATES	265,900	348,329
RENTRAK CORP	COMMON STOCK USD.001	UNITED STATES	13,100	187,068
REPUBLIC AIRWAYS HOLDINGS IN	COMMON STOCK USD.001	UNITED STATES	34,223	117,385
REPUBLIC BANCORP INC CLASS A	COMMON STOCK NPV	UNITED STATES	9,490	217,321
RESMED INC	COMMON STOCK USD.004	UNITED STATES	148,464	3,770,986
RESOLUTE ENERGY CORP	COMMON STOCK USD.0001	UNITED STATES	44,900	484,920
RESOURCE CAPITAL CORP	REIT USD.001	UNITED STATES	91,270	512,025
RESOURCES CONNECTION INC	COMMON STOCK USD.01	UNITED STATES	46,300	490,317
RETAIL OPPORTUNITY INVESTMEN	REIT USD.0001	UNITED STATES	56,200	665,408
REVLON INC CLASS A	COMMON STOCK USD.01	UNITED STATES	11,400	169,518
REX AMERICAN RESOURCES CORP	COMMON STOCK USD.01	UNITED STATES	8,400	185,724
REX ENERGY CORP	COMMON STOCK USD.001	UNITED STATES	33,330	491,951
RF MICRO DEVICES INC	COMMON STOCK NPV	UNITED STATES	269,716	1,456,466
RICHARDSON ELEC LTD	COMMON STOCK USD.05	UNITED STATES	13,500	165,915
RIGEL PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	61,163	482,576
RIGHTNOW TECHNOLOGIES INC	COMMON STOCK USD.001	UNITED STATES	27,600	1,179,348
RIGNET INC	COMMON STOCK USD.001	UNITED STATES	2,600	43,524
RIMAGE CORP	COMMON STOCK USD.01	UNITED STATES	11,215	126,169
RITE AID CORP	COMMON STOCK USD1.	UNITED STATES	622,400	784,224
RIVERBED TECHNOLOGY INC	COMMON STOCK USD.0001	UNITED STATES	153,300	3,602,550
RLI CORP	COMMON STOCK USD1.	UNITED STATES	18,700	1,362,482
RLJ LODGING TRUST	REIT	UNITED STATES	24,600	414,018
ROBBINS + MYERS INC	COMMON STOCK NPV	UNITED STATES	39,640	1,924,522
ROCK TENN COMPANY CL A	COMMON STOCK USD.01	UNITED STATES	67,079	3,870,458
ROCKVILLE FINANCIAL INC	COMMON STOCK NPV	UNITED STATES	16,447	170,391
ROCKWELL MEDICAL TECH INC	COMMON STOCK NPV	UNITED STATES	6,100	51,667
ROCKWOOD HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	70,400	2,771,648
ROFIN SINAR TECHNOLOGIES INC	COMMON STOCK USD.01	UNITED STATES	32,040	732,114
ROGERS CORP	COMMON STOCK USD1.	UNITED STATES	16,000	589,760
ROLLINS INC	COMMON STOCK USD1.	UNITED STATES	65,337	1,451,788
ROMA FINANCIAL CORP	COMMON STOCK USD.1	UNITED STATES	11,300	111,192
ROSETTA RESOURCES INC	COMMON STOCK USD.001	UNITED STATES	52,100	2,266,350
ROSETTA STONE INC	COMMON STOCK USD.00005	UNITED STATES	6,500	49,595
ROVI CORP	COMMON STOCK USD.001	UNITED STATES	112,072	2,754,730
ROYAL CARIBBEAN CRUISES LTD	COMMON STOCK USD.01	UNITED STATES	134,241	3,325,150
ROYAL GOLD INC	COMMON STOCK USD.01	UNITED STATES	53,500	3,607,505
RPC INC	COMMON STOCK USD.1	UNITED STATES	41,862	763,982
RPM INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	128,847	3,163,194
RPX CORP	COMMON STOCK USD.0001	UNITED STATES	10,800	136,620
RSC HOLDINGS INC	COMMON STOCK NPV	UNITED STATES	68,200	1,261,700
RTI BIOLOGICS INC	COMMON STOCK USD.001	UNITED STATES	48,000	213,120
RTI INTERNATIONAL METALS INC	COMMON STOCK USD.01	UNITED STATES	32,400	752,004
RUBICON TECHNOLOGY INC	COMMON STOCK USD.001	UNITED STATES	12,600	118,314
RUBY TUESDAY INC	COMMON STOCK USD.01	UNITED STATES	78,300	540,270
RUDOLPH TECHNOLOGIES INC	COMMON STOCK USD.001	UNITED STATES	28,906	267,670
RUE21 INC	COMMON STOCK USD.001	UNITED STATES	12,600	272,160
RUSH ENTERPRISES INC CL A	COMMON STOCK USD.01	UNITED STATES	36,322	759,856
RUSSELL 2000 MINI INDEX FTRS MAR11 ICUS		UNITED STATES	21,500	(295,625)
RUSSELL 2000 MINI INDEX FTRS MAR12 ICUS		UNITED STATES	23,300	508,110
RUTH S HOSPITALITY GROUP INC	COMMON STOCK USD.01	UNITED STATES	23,464	116,616
RYLAND GROUP INC/THE	COMMON STOCK USD1.	UNITED STATES	48,900	770,664

S + T BANCORP INC	COMMON STOCK USD2.5	UNITED STATES	29,200	570,860
S.Y. BANCORP INC	COMMON STOCK NPV	UNITED STATES	15,710	322,526
S+P MIDCAP 400 EMINI IDX FTRS MAR11 XIOM		UNITED STATES	27,000	(674,350)
S+P MIDCAP 400 EMINI IDX FTRS MAR12 XIOM		UNITED STATES	29,000	491,900
S1 CORPORATION	COMMON STOCK USD.01	UNITED STATES	55,466	530,810
SABA SOFTWARE INC	COMMON STOCK USD.001	UNITED STATES	26,500	209,085
SABRA HEALTH CARE REIT INC	REIT USD.01	UNITED STATES	35,609	430,513
SAFEGUARD SCIENTIFICS INC	COMMON STOCK USD.1	UNITED STATES	25,306	399,582
SAFETY INSURANCE GROUP INC	COMMON STOCK USD.01	UNITED STATES	13,900	562,672
SAGENT PHARMACEUTICALS INC	COMMON STOCK	UNITED STATES	6,000	126,000
SAIA INC	COMMON STOCK USD.001	UNITED STATES	16,250	202,800
SAKS INC	COMMON STOCK USD.1	UNITED STATES	118,650	1,156,838
SALIX PHARMACEUTICALS LTD	COMMON STOCK USD.001	UNITED STATES	59,963	2,869,230
SALLY BEAUTY HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	88,517	1,870,364
SANDERSON FARMS INC	COMMON STOCK USD1.	UNITED STATES	23,550	1,180,562
SANDRIDGE ENERGY INC	COMMON STOCK USD.001	UNITED STATES	402,978	3,288,300
SANDY SPRING BANCORP INC	COMMON STOCK USD1.	UNITED STATES	25,150	441,383
SANGAMO BIOSCIENCES INC	COMMON STOCK USD.01	UNITED STATES	47,800	135,752
SANMINA SCI CORP	COMMON STOCK USD.01	UNITED STATES	79,800	742,938
SANTARUS INC	COMMON STOCK USD.0001	UNITED STATES	53,500	177,085
SAPIENT CORPORATION	COMMON STOCK USD.01	UNITED STATES	110,200	1,388,520
SATCON TECHNOLOGY CORP	COMMON STOCK USD.01	UNITED STATES	80,200	48,128
SAUER DANFOSS INC	COMMON STOCK USD.01	UNITED STATES	11,500	416,415
SAUL CENTERS INC	REIT USD.01	UNITED STATES	8,835	312,936
SAVIENT PHARMACEUTICALS INC	COMMON STOCK USD.01	UNITED STATES	82,836	184,724
SBA COMMUNICATIONS CORP CL A	COMMON STOCK USD.01	UNITED STATES	112,571	4,836,050
SCANSOURCE INC	COMMON STOCK NPV	UNITED STATES	29,400	1,058,400
SCBT FINANCIAL CORP	COMMON STOCK USD2.5	UNITED STATES	15,557	451,309
SCHAWK INC	COMMON STOCK USD.008	UNITED STATES	18,100	202,901
SCHIFF NUTRITION INTERNATION	COMMON STOCK USD.01	UNITED STATES	12,160	130,112
SCHNITZER STEEL INDS INC A	COMMON STOCK USD1.	UNITED STATES	23,334	986,562
SCHOLASTIC CORP	COMMON STOCK USD.01	UNITED STATES	26,600	797,202
SCHOOL SPECIALTY INC	COMMON STOCK USD.001	UNITED STATES	20,846	52,115
SCHULMAN (A.) INC	COMMON STOCK USD1.	UNITED STATES	34,536	731,472
SCHWEITZER MAUDUIT INTL INC	COMMON STOCK USD.1	UNITED STATES	18,600	1,236,156
SCICLONE PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	32,400	138,996
SCIENTIFIC GAMES CORP A	COMMON STOCK USD.01	UNITED STATES	69,787	676,934
SCIQUEST INC	COMMON STOCK USD.001	UNITED STATES	10,900	155,543
SCORE BRD INC	COM NEW	UNITED STATES	137	—
SCOTTS MIRACLE GRO CO CL A	COMMON STOCK USD.01	UNITED STATES	44,320	2,069,301
SEABOARD CORP	COMMON STOCK USD1.	UNITED STATES	345	702,420
SEABRIGHT HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	22,120	169,218
SEACHANGE INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	34,700	243,941
SEACOAST BANKING CORP/FL	COMMON STOCK USD.1	UNITED STATES	87,200	132,544
SEACOR HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	21,362	1,900,364
SEACUBE CONTAINER LEASING LT	COMMON STOCK USD.01	UNITED STATES	7,200	106,632
SEALY CORP	COMMON STOCK USD.01	UNITED STATES	40,900	70,348
SEATTLE GENETICS INC	COMMON STOCK USD.001	UNITED STATES	91,924	1,536,510
SEI INVESTMENTS COMPANY	COMMON STOCK USD.01	UNITED STATES	144,444	2,506,103
SELECT COMFORT CORPORATION	COMMON STOCK USD.01	UNITED STATES	52,700	1,143,063
SELECT MEDICAL HOLDINGS CORP	COMMON STOCK USD.001	UNITED STATES	36,400	308,672
SELECTIVE INSURANCE GROUP	COMMON STOCK USD2.	UNITED STATES	60,358	1,070,147
SEMGROUP CORP CLASS A	COMMON STOCK	UNITED STATES	38,400	1,000,704
SEMTECH CORP	COMMON STOCK USD.01	UNITED STATES	65,600	1,628,192
SENECA FOODS CORP CL A	COMMON STOCK USD.25	UNITED STATES	10,100	260,782
SENIOR HOUSING PROP TRUST	REIT USD.01	UNITED STATES	162,290	3,641,788
SENOMYX INC	COMMON STOCK USD.001	UNITED STATES	49,900	173,652
SENSIENT TECHNOLOGIES CORP	COMMON STOCK USD.1	UNITED STATES	52,200	1,978,380
SEQUENOM INC	COMMON STOCK USD.001	UNITED STATES	96,222	428,188
SERVICE CORP INTERNATIONAL	COMMON STOCK USD1.	UNITED STATES	237,569	2,530,110
SERVICESOURCE INTERNATIONAL	COMMON STOCK	UNITED STATES	4,400	69,036
SHAW GROUP INC	COMMON STOCK NPV	UNITED STATES	74,805	2,012,255
SHENANDOAH TELECOMMUNICATION	COMMON STOCK NPV	UNITED STATES	26,200	274,576
SHILOH INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	7,100	59,498
SHOE CARNIVAL INC	COMMON STOCK USD.01	UNITED STATES	10,800	277,560
SHORETEL INC	COMMON STOCK USD.001	UNITED STATES	46,400	296,032
SHUFFLE MASTER INC	COMMON STOCK USD.01	UNITED STATES	61,125	716,385
SHUTTERFLY INC	COMMON STOCK USD.0001	UNITED STATES	28,993	659,881
SIERRA BANCORP	COMMON STOCK NPV	UNITED STATES	12,800	112,640
SIGA TECHNOLOGIES INC	COMMON STOCK USD.0001	UNITED STATES	26,800	67,536
SIGMA DESIGNS INC	COMMON STOCK NPV	UNITED STATES	36,816	220,896
SIGNATURE BANK	COMMON STOCK USD.01	UNITED STATES	45,100	2,705,549
SILGAN HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	46,500	1,796,760
SILICON GRAPHICS INTERNATION	COMMON STOCK USD.001	UNITED STATES	30,400	348,384
SILICON IMAGE INC	COMMON STOCK USD.001	UNITED STATES	91,000	427,700
SILICON LABORATORIES INC	COMMON STOCK USD.0001	UNITED STATES	42,900	1,862,718
SIMMONS FIRST NATL CORP CL A	COMMON STOCK USD.01	UNITED STATES	20,900	568,271
SIMPSON MANUFACTURING CO INC	COMMON STOCK USD.01	UNITED STATES	40,900	1,376,694
SINCLAIR BROADCAST GROUP A	COMMON STOCK USD.01	UNITED STATES	52,896	599,312
SIRIUS XM RADIO INC	COMMON STOCK USD.001	UNITED STATES	3,922,200	7,138,404

SIRONA DENTAL SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	54,800	2,413,392
SIX FLAGS ENTERTAINMENT CORP	COMMON STOCK	UNITED STATES	38,800	1,600,112
SJW CORP	COMMON STOCK USD1.042	UNITED STATES	15,067	356,184
SKECHERS USA INC CL A	COMMON STOCK USD.001	UNITED STATES	35,700	432,684
SKILLED HEALTHCARE GROU CL A	COMMON STOCK USD.001	UNITED STATES	27,576	150,565
SKYLINE CORP	COMMON STOCK USD.028	UNITED STATES	7,069	30,750
SKYWEST INC	COMMON STOCK NPV	UNITED STATES	60,666	763,785
SKYWORKS SOLUTIONS INC	COMMON STOCK USD.25	UNITED STATES	190,835	3,095,344
SL GREEN REALTY CORP	REIT USD.01	UNITED STATES	87,415	5,825,336
SM ENERGY CO	COMMON STOCK USD.01	UNITED STATES	63,200	4,619,920
SMART BALANCE INC	COMMON STOCK USD.0001	UNITED STATES	59,800	320,528
SMITH (A.O.) CORP	COMMON STOCK USD1.	UNITED STATES	38,442	1,542,293
SMITH + WESSON HOLDING CORP	COMMON STOCK USD.001	UNITED STATES	64,100	279,476
SMITH MICRO SOFTWARE INC	COMMON STOCK USD.001	UNITED STATES	31,224	35,283
SMITHFIELD FOODS INC	COMMON STOCK USD.5	UNITED STATES	168,392	4,088,558
SNYDERS LANCE INC	COMMON STOCK USD.833	UNITED STATES	43,600	981,000
SOLAR CAPITAL LTD	COMMON STOCK USD.01	UNITED STATES	34,485	761,774
SOLARWINDS INC	COMMON STOCK USD.001	UNITED STATES	53,000	1,481,350
SOLAZYME INC	COMMON STOCK	UNITED STATES	10,800	128,520
SOLERA HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	70,300	3,131,162
SOLTA MEDICAL INC	COMMON STOCK USD.001	UNITED STATES	11,900	37,366
SOLUTIA INC	COMMON STOCK USD.01	UNITED STATES	117,300	2,026,944
SONIC AUTOMOTIVE INC CLASS A	COMMON STOCK USD.01	UNITED STATES	38,700	573,147
SONIC CORP	COMMON STOCK USD.01	UNITED STATES	67,133	451,805
SONOCO PRODUCTS CO	COMMON STOCK NPV	UNITED STATES	100,020	3,296,659
SONOSITE INC	COMMON STOCK USD.01	UNITED STATES	13,900	748,654
SONUS NETWORKS INC	COMMON STOCK USD.001	UNITED STATES	235,515	565,236
SOTHEBY S	COMMON STOCK USD.01	UNITED STATES	69,000	1,968,570
SOURCEFIRE INC	COMMON STOCK USD.001	UNITED STATES	24,300	786,834
SOUTH JERSEY INDUSTRIES	COMMON STOCK USD1.25	UNITED STATES	31,300	1,778,153
SOUTHERN COPPER CORP	COMMON STOCK USD.01	UNITED STATES	168,200	5,076,276
SOUTHERN UNION CO	COMMON STOCK USD1.	UNITED STATES	122,843	5,172,919
SOUTHSIDE BANCSHARES INC	COMMON STOCK USD1.25	UNITED STATES	17,272	374,112
SOUTHWEST BANCORP INC/OKLA	COMMON STOCK USD1.	UNITED STATES	21,400	127,544
SOUTHWEST GAS CORP	COMMON STOCK USD1.	UNITED STATES	46,800	1,988,532
SOVRAN SELF STORAGE INC	REIT USD.01	UNITED STATES	27,002	1,152,175
SPANSION INC CLASS A	COMMON STOCK USD.001	UNITED STATES	46,200	382,536
SPARTAN MOTORS INC	COMMON STOCK USD.01	UNITED STATES	34,450	165,705
SPARTAN STORES INC	COMMON STOCK NPV	UNITED STATES	24,258	448,773
SPARTECH CORP	COMMON STOCK USD.75	UNITED STATES	31,725	150,059
SPECTRANETICS CORP	COMMON STOCK USD.001	UNITED STATES	31,234	225,509
SPECTRUM BRANDS HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	15,700	430,180
SPECTRUM PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	54,839	802,295
SPEEDWAY MOTORSPORTS INC	COMMON STOCK USD.01	UNITED STATES	14,400	220,752
SPIRIT AEROSYSTEMS HOLD CL A	COMMON STOCK USD.01	UNITED STATES	118,130	2,454,741
SPIRIT AIRLINES INC	COMMON STOCK	UNITED STATES	13,500	210,600
SPS COMMERCE INC	COMMON STOCK USD.001	UNITED STATES	2,900	75,255
SPX CORP	COMMON STOCK USD10.	UNITED STATES	50,886	3,066,899
SRS LABS INC	COMMON STOCK USD.001	UNITED STATES	12,500	71,875
SS+C TECHNOLOGIES HOLDINGS	COMMON STOCK	UNITED STATES	29,700	536,382
SSGA	G STIFF ERISA QUALIFIED	UNITED STATES	33,282,638	33,282,638
ST JOE CO/THE	COMMON STOCK NPV	UNITED STATES	64,200	941,172
STAAR SURGICAL CO	COMMON STOCK USD.01	UNITED STATES	44,200	463,658
STAG INDUSTRIAL INC	REIT USD.01	UNITED STATES	5,700	65,379
STAGE STORES INC	COMMON STOCK USD.01	UNITED STATES	35,248	489,595
STAMPS.COM INC	COMMON STOCK USD.001	UNITED STATES	7,350	192,056
STANCORP FINANCIAL GROUP	COMMON STOCK NPV	UNITED STATES	44,200	1,624,350
STANDARD MICROSYSTEMS CORP	COMMON STOCK USD.1	UNITED STATES	24,450	630,077
STANDARD MOTOR PRODS	COMMON STOCK USD2.	UNITED STATES	25,800	517,290
STANDARD PACIFIC CORP	COMMON STOCK USD.01	UNITED STATES	118,563	377,030
STANDARD PARKING CORP	COMMON STOCK USD.001	UNITED STATES	20,100	359,187
STANDEX INTERNATIONAL CORP	COMMON STOCK USD1.5	UNITED STATES	15,000	512,550
STAR SCIENTIFIC INC	COMMON STOCK USD.0001	UNITED STATES	72,600	158,268
STARWOOD PROPERTY TRUST INC	REIT USD.01	UNITED STATES	95,400	1,765,854
STATE AUTO FINANCIAL CORP	COMMON STOCK NPV	UNITED STATES	15,800	214,722
STATE BANCORP INC	COMMON STOCK USD5.	UNITED STATES	12,713	155,099
STATE BANK FINANCIAL CORP	COMMON STOCK	UNITED STATES	28,400	429,124
STEC INC	COMMON STOCK USD.001	UNITED STATES	43,800	376,242
STEEL DYNAMICS INC	COMMON STOCK USD.005	UNITED STATES	208,800	2,745,720
STEELCASE INC CL A	COMMON STOCK NPV	UNITED STATES	84,790	632,533
STEIN MART INC	COMMON STOCK USD.01	UNITED STATES	27,600	187,956
STEINWAY MUSICAL INSTRUMENTS	COMMON STOCK USD.001	UNITED STATES	7,594	190,154
STELLARONE CORP	COMMON STOCK USD1.	UNITED STATES	21,600	245,808
STEPAN CO	COMMON STOCK USD1.	UNITED STATES	9,416	754,787
STEREOTAXIS INC	COMMON STOCK USD.001	UNITED STATES	30,100	24,790
STERIS CORP	COMMON STOCK NPV	UNITED STATES	56,600	1,687,812
STERLING BANCORP N Y	COMMON STOCK USD1.	UNITED STATES	32,412	280,040
STERLING CONSTRUCTION CO	COMMON STOCK USD.01	UNITED STATES	16,450	177,167
STERLING FINL CORP/SPOKANE	COMMON STOCK USD1.	UNITED STATES	23,900	399,130
STEVEN MADDEN LTD	COMMON STOCK USD.0001	UNITED STATES	36,975	1,275,638

STEWART ENTERPRISES INC CL A	COMMON STOCK USD1.	UNITED STATES	88,366	508,988
STEWART INFORMATION SERVICES	COMMON STOCK USD1.	UNITED STATES	21,500	248,325
STIFEL FINANCIAL CORP	COMMON STOCK USD.15	UNITED STATES	54,673	1,752,270
STILLWATER MINING CO	COMMON STOCK USD.01	UNITED STATES	122,343	1,279,708
STONE ENERGY CORP	COMMON STOCK USD.01	UNITED STATES	46,872	1,236,483
STONERIDGE INC	COMMON STOCK NPV	UNITED STATES	15,800	133,194
STR HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	24,800	204,104
STRATASYS INC	COMMON STOCK USD.01	UNITED STATES	21,700	659,897
STRATEGIC HOTELS + RESORTS I	REIT USD.01	UNITED STATES	165,500	888,735
STRAYER EDUCATION INC	COMMON STOCK USD.01	UNITED STATES	12,500	1,214,875
STURM RUGER + CO INC	COMMON STOCK USD1.	UNITED STATES	18,500	619,010
SUCAMPO PHARMACEUTICALS CL A	COMMON STOCK USD.01	UNITED STATES	4,200	18,606
SUCCESSFACTORS INC	COMMON STOCK USD.001	UNITED STATES	79,700	3,177,639
SUFFOLK BANCORP	COMMON STOCK USD2.5	UNITED STATES	9,800	105,742
SUMMIT HOTEL PROPERTIES INC	REIT	UNITED STATES	15,500	146,320
SUN BANCORP INC NJ	COMMON STOCK USD1.	UNITED STATES	6,000	14,520
SUN COMMUNITIES INC	REIT USD.01	UNITED STATES	20,600	752,518
SUN HEALTHCARE GROUP INC	COMMON STOCK	UNITED STATES	17,709	68,711
SUN HYDRAULICS CORP	COMMON STOCK USD.001	UNITED STATES	18,900	442,827
SUNCOKE ENERGY INC	COMMON STOCK	UNITED STATES	7,000	78,400
SUNPOWER CORP	COMMON STOCK USD.001	UNITED STATES	101,285	631,006
SUNRISE SENIOR LIVING INC	COMMON STOCK USD.01	UNITED STATES	48,900	316,872
SUNSTONE HOTEL INVESTORS INC	REIT USD.01	UNITED STATES	104,682	853,158
SUPER MICRO COMPUTER INC	COMMON STOCK USD.001	UNITED STATES	24,300	381,024
SUPERIOR ENERGY SERVICES INC	COMMON STOCK USD.001	UNITED STATES	77,503	2,204,185
SUPERIOR INDUSTRIES INTL	COMMON STOCK NPV	UNITED STATES	28,500	471,390
SUPERTEX INC	COMMON STOCK NPV	UNITED STATES	11,398	215,194
SUPPORT.COM INC	COMMON STOCK USD.0001	UNITED STATES	46,100	103,725
SUREWEST COMMUNICATIONS	COMMON STOCK NPV	UNITED STATES	13,700	164,811
SURMODICS INC	COMMON STOCK USD.05	UNITED STATES	16,825	246,655
SUSQUEHANNA BANCSHARES INC	COMMON STOCK USD2.	UNITED STATES	173,278	1,452,070
SUSSER HOLDINGS CORP	COMMON STOCK USD.01	UNITED STATES	8,000	180,960
SVB FINANCIAL GROUP	COMMON STOCK USD.001	UNITED STATES	43,000	2,050,670
SWIFT ENERGY CO	COMMON STOCK USD.01	UNITED STATES	43,550	1,294,306
SWIFT TRANSPORTATION CO	COMMON STOCK USD.001	UNITED STATES	73,200	603,168
SWISHER HYGIENE INC	COMMON STOCK NPV	UNITED STATES	75,600	282,744
SWS GROUP INC	COMMON STOCK USD.1	UNITED STATES	28,309	194,483
SXC HEALTH SOLUTIONS CORP	COMMON STOCK NPV	UNITED STATES	60,800	3,433,984
SYCAMORE NETWORKS INC	COMMON STOCK USD.001	UNITED STATES	19,830	354,957
SYKES ENTERPRISES INC	COMMON STOCK USD.01	UNITED STATES	45,443	711,637
SYMETRA FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	62,000	562,340
SYMMETRICOM INC	COMMON STOCK USD.0001	UNITED STATES	48,500	261,415
SYMMETRY MEDICAL INC	COMMON STOCK USD.0001	UNITED STATES	36,145	288,799
SYNAPTICS INC	COMMON STOCK USD.001	UNITED STATES	31,500	949,725
SYNCHRONOSS TECHNOLOGIES INC	COMMON STOCK USD.0001	UNITED STATES	24,600	743,166
SYNERGETICS USA INC	COMMON STOCK USD.001	UNITED STATES	11,200	82,656
SYNNEX CORP	COMMON STOCK USD.001	UNITED STATES	20,200	615,292
SYNOPSYS INC	COMMON STOCK USD.01	UNITED STATES	142,647	3,879,998
SYNOVIS LIFE TECHNOLOGIES IN	COMMON STOCK USD.01	UNITED STATES	13,500	375,705
SYNOVUS FINANCIAL CORP	COMMON STOCK USD1.	UNITED STATES	822,923	1,160,321
SYNTA PHARMACEUTICALS CORP	COMMON STOCK USD.0001	UNITED STATES	16,700	77,989
SYNTEL INC	COMMON STOCK NPV	UNITED STATES	14,600	682,842
SYNTROLEUM CORP	COMMON STOCK USD.01	UNITED STATES	65,100	62,496
SYNUTRA INTERNATIONAL INC	COMMON STOCK USD.0001	UNITED STATES	19,399	98,159
SYSTEMAX INC	COMMON STOCK USD.01	UNITED STATES	10,600	173,946
TAKE TWO INTERACTIVE SOFTWRE	COMMON STOCK USD.01	UNITED STATES	72,550	983,053
TAL INTERNATIONAL GROUP INC	COMMON STOCK USD.001	UNITED STATES	23,785	684,770
TALBOTS INC	COMMON STOCK USD.01	UNITED STATES	73,700	196,042
TALEO CORP CLASS A	COMMON STOCK USD.00001	UNITED STATES	42,400	1,640,456
TANGER FACTORY OUTLET CENTER	REIT USD.01	UNITED STATES	83,892	2,459,713
TARGA RESOURCES CORP	COMMON STOCK USD.001	UNITED STATES	16,700	679,523
TARGACEPT INC	COMMON STOCK USD.001	UNITED STATES	20,600	114,742
TASER INTERNATIONAL INC	COMMON STOCK USD.00001	UNITED STATES	63,100	323,072
TAUBMAN CENTERS INC	REIT USD.01	UNITED STATES	55,600	3,452,760
TAYLOR CAPITAL GROUP INC	COMMON STOCK USD.01	UNITED STATES	10,270	99,824
TCF FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	147,375	1,520,910
TD AMERITRADE HOLDING CORP	COMMON STOCK USD.01	UNITED STATES	218,376	3,417,584
TEAM HEALTH HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	29,800	657,686
TEAM INC	COMMON STOCK USD.3	UNITED STATES	20,580	612,255
TECH DATA CORP	COMMON STOCK USD.0015	UNITED STATES	48,275	2,385,268
TECHNE CORP	COMMON STOCK USD.01	UNITED STATES	36,700	2,505,142
TECUMSEH PRODUCTS CO CLASS A	COMMON STOCK USD1.	UNITED STATES	20,284	95,335
TEJON RANCH CO	COMMON STOCK USD.5	UNITED STATES	15,384	376,600
TEKELEC	COMMON STOCK NPV	UNITED STATES	77,500	847,075
TELECOMMUNICATION SYSTEMS A	COMMON STOCK USD.01	UNITED STATES	43,600	102,460
TELEDYNE TECHNOLOGIES INC	COMMON STOCK USD.01	UNITED STATES	35,837	1,965,659
TELEFLEX INC	COMMON STOCK USD1.	UNITED STATES	41,276	2,529,806
TELENAV INC	COMMON STOCK USD.001	UNITED STATES	18,400	143,704
TELEPHONE AND DATA SYSTEMS	COMMON STOCK USD.01	UNITED STATES	86,400	2,236,896
TELETECH HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	25,200	408,240

TELLABS INC	COMMON STOCK USD.01	UNITED STATES	362,000	1,462,480
TEMPLE INLAND INC	COMMON STOCK USD1.	UNITED STATES	109,800	3,481,758
TEMPUR PEDIC INTERNATIONAL	COMMON STOCK USD.01	UNITED STATES	68,029	3,573,563
TENNANT CO	COMMON STOCK USD.375	UNITED STATES	21,200	824,044
TENNECO INC	COMMON STOCK USD.01	UNITED STATES	61,382	1,827,956
TEREX CORP	COMMON STOCK USD.01	UNITED STATES	111,500	1,506,365
TERRITORIAL BANCORP INC	COMMON STOCK USD.01	UNITED STATES	12,800	252,800
TESCO CORP	COMMON STOCK NPV	UNITED STATES	24,900	314,736
TESLA MOTORS INC	COMMON STOCK USD.001	UNITED STATES	55,000	1,570,800
TESSERA TECHNOLOGIES INC	COMMON STOCK USD.001	UNITED STATES	57,209	958,251
TETRA TECH INC	COMMON STOCK USD.01	UNITED STATES	59,483	1,284,238
TETRA TECHNOLOGIES INC	COMMON STOCK USD.01	UNITED STATES	81,605	762,191
TEXAS CAPITAL BANCSHARES INC	COMMON STOCK USD.01	UNITED STATES	36,725	1,124,152
TEXAS INDUSTRIES INC	COMMON STOCK USD1.	UNITED STATES	22,363	688,333
TEXAS ROADHOUSE INC	COMMON STOCK USD.001	UNITED STATES	60,115	895,714
TEXTAINER GROUP HOLDINGS LTD	COMMON STOCK USD.01	UNITED STATES	9,500	276,640
TFS FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	72,600	650,496
THERAVANCE INC	COMMON STOCK USD.01	UNITED STATES	68,800	1,520,480
THERMON GROUP HOLDINGS INC	COMMON STOCK USD.001	UNITED STATES	9,700	170,914
THOMAS + BETTS CORP	COMMON STOCK USD.1	UNITED STATES	52,200	2,850,120
THOMSON REUTERS CORP	COMMON STOCK NPV	UNITED STATES	378,600	10,097,262
THOR INDUSTRIES INC	COMMON STOCK USD.1	UNITED STATES	46,200	1,267,266
THORATEC CORP	COMMON STOCK NPV	UNITED STATES	53,983	1,811,669
THQ INC	COMMON STOCK USD.01	UNITED STATES	70,812	53,817
TIBCO SOFTWARE INC	COMMON STOCK USD.001	UNITED STATES	166,000	3,969,060
TICC CAPITAL CORP	COMMON STOCK USD.01	UNITED STATES	33,765	292,067
TIDEWATER INC	COMMON STOCK USD.1	UNITED STATES	52,735	2,599,836
TIMKEN CO	COMMON STOCK NPV	UNITED STATES	86,975	3,366,802
TITAN INTERNATIONAL INC	COMMON STOCK NPV	UNITED STATES	40,400	786,184
TITAN MACHINERY INC	COMMON STOCK USD.00001	UNITED STATES	8,981	195,157
TIVO INC	COMMON STOCK USD.001	UNITED STATES	121,600	1,090,752
TNS INC	COMMON STOCK USD.001	UNITED STATES	26,600	471,352
TOLL BROTHERS INC	COMMON STOCK USD.01	UNITED STATES	147,100	3,003,782
TOMPKINS FINANCIAL CORP	COMMON STOCK USD.1	UNITED STATES	10,587	407,705
TOOTSIE ROLL INDS	COMMON STOCK USD.694	UNITED STATES	24,086	570,116
TORO CO	COMMON STOCK USD1.	UNITED STATES	32,578	1,976,181
TOWER BANCORP INC	COMMON STOCK NPV	UNITED STATES	5,100	145,554
TOWER GROUP INC	COMMON STOCK USD.01	UNITED STATES	36,509	736,387
TOWERS WATSON + CO CL A	COMMON STOCK USD.01	UNITED STATES	57,200	3,427,996
TOWN SPORTS INTERNATIONAL	COMMON STOCK USD.001	UNITED STATES	19,900	146,265
TOWNE BANK	COMMON STOCK USD1.667	UNITED STATES	25,000	306,000
TPC GROUP INC	COMMON STOCK	UNITED STATES	11,800	275,294
TRACTOR SUPPLY COMPANY	COMMON STOCK USD.008	UNITED STATES	71,622	5,024,283
TRANSATLANTIC HOLDINGS INC	COMMON STOCK USD1.	UNITED STATES	60,450	3,308,429
TRANSCEND SERVICES INC	COMMON STOCK USD.05	UNITED STATES	11,000	261,030
TRANSDIGM GROUP INC	COMMON STOCK USD.01	UNITED STATES	49,700	4,755,296
TRAVELZOO INC	COMMON STOCK USD.01	UNITED STATES	6,000	147,480
TRC COS INC	COMMON STOCK USD.1	UNITED STATES	7,900	47,479
TREASURY BILL	0.000001% 29 Mar 2012	UNITED STATES	634,000	633,992
TREASURY BILL	0.0195% 12 Jan 2012	UNITED STATES	3,398,000	3,397,999
TREDEGAR CORP	COMMON STOCK NPV	UNITED STATES	27,946	620,960
TREEHOUSE FOODS INC	COMMON STOCK USD.01	UNITED STATES	35,784	2,339,558
TREX COMPANY INC	COMMON STOCK USD.01	UNITED STATES	17,541	401,864
TRIANGLE CAPITAL CORP	COMMON STOCK USD.001	UNITED STATES	26,249	501,881
TRIANGLE PETROLEUM CORP	COMMON STOCK USD.00001	UNITED STATES	42,200	251,934
TRICO BANCSHARES	COMMON STOCK NPV	UNITED STATES	14,100	200,502
TRIMAS CORP	COMMON STOCK USD.01	UNITED STATES	26,600	477,470
TRIMBLE NAVIGATION LTD	COMMON STOCK NPV	UNITED STATES	119,085	5,168,289
TRINITY INDUSTRIES INC	COMMON STOCK USD1.	UNITED STATES	80,900	2,431,854
TRIQUINT SEMICONDUCTOR INC	COMMON STOCK USD.001	UNITED STATES	161,270	785,385
TRIUMPH GROUP INC	COMMON STOCK USD.001	UNITED STATES	37,000	2,162,650
TRUE RELIGION APPAREL INC	COMMON STOCK USD.00001	UNITED STATES	26,200	905,996
TRUEBLUE INC	COMMON STOCK NPV	UNITED STATES	46,028	638,869
TRUSTCO BANK CORP NY	COMMON STOCK USD1.	UNITED STATES	88,933	498,914
TRUSTMARK CORP	COMMON STOCK NPV	UNITED STATES	67,082	1,629,422
TRW AUTOMOTIVE HOLDINGS CORP	COMMON STOCK USD.01	UNITED STATES	97,551	3,180,163
TTM TECHNOLOGIES	COMMON STOCK USD.001	UNITED STATES	52,768	578,337
TUESDAY MORNING CORP	COMMON STOCK USD.01	UNITED STATES	30,950	106,778
TUPPERWARE BRANDS CORP	COMMON STOCK USD.01	UNITED STATES	62,200	3,481,334
TUTOR PERINI CORP	COMMON STOCK USD1.	UNITED STATES	26,649	328,849
TW TELECOM INC	COMMON STOCK USD.01	UNITED STATES	154,400	2,992,272
TWIN DISC INC	COMMON STOCK NPV	UNITED STATES	8,900	323,248
TWO HARBORS INVESTMENT CORP	REIT	UNITED STATES	137,300	1,268,652
TYLER TECHNOLOGIES INC	COMMON STOCK USD.01	UNITED STATES	34,630	1,042,709
U S ENERGY CORP WYOMING	COMMON STOCK USD.01	UNITED STATES	19,300	56,163
U.S. PHYSICAL THERAPY INC	COMMON STOCK USD.01	UNITED STATES	12,900	253,872
UBIQUITI NETWORKS INC	COMMON STOCK	UNITED STATES	12,400	226,052
UDR INC	REIT USD.01	UNITED STATES	212,294	5,328,579
UGI CORP	COMMON STOCK NPV	UNITED STATES	110,900	3,260,460
UIL HOLDINGS CORP	COMMON STOCK NPV	UNITED STATES	51,733	1,829,796

ULTA SALON COSMETICS + FRAGR	COMMON STOCK USD.01	UNITED STATES	45,300	2,940,876
ULTIMATE SOFTWARE GROUP INC	COMMON STOCK USD.01	UNITED STATES	25,720	1,674,886
ULTRA CLEAN HOLDINGS	COMMON STOCK USD.001	UNITED STATES	15,400	94,094
ULTRA PETROLEUM CORP	COMMON STOCK NPV	UNITED STATES	149,000	4,414,870
ULTRATECH INC	COMMON STOCK USD.001	UNITED STATES	25,800	633,906
UMB FINANCIAL CORP	COMMON STOCK USD1.	UNITED STATES	33,602	1,251,675
UMH PROPERTIES INC	REIT USD.1	UNITED STATES	11,700	108,927
UMPQUA HOLDINGS CORP	COMMON STOCK NPV	UNITED STATES	116,521	1,443,695
UNDER ARMOUR INC CLASS A	COMMON STOCK USD.000333	UNITED STATES	34,449	2,473,094
UNIFI INC	COMMON STOCK USD.1	UNITED STATES	16,200	123,120
UNIFIRST CORP/MA	COMMON STOCK USD.1	UNITED STATES	16,400	930,536
UNILIFE CORP	COMMON STOCK USD.01	UNITED STATES	38,300	119,496
UNION DRILLING INC	COMMON STOCK USD.01	UNITED STATES	16,200	101,088
UNION FIRST MARKET BANKSHARE	COMMON STOCK USD1.33	UNITED STATES	15,600	207,324
UNISOURCE ENERGY CORP CO	COMMON STOCK NPV	UNITED STATES	38,200	1,410,344
UNISYS CORP	COMMON STOCK USD.01	UNITED STATES	47,140	929,129
UNIT CORP	COMMON STOCK USD.2	UNITED STATES	41,650	1,932,560
UNITED BANKSHARES INC	COMMON STOCK USD2.5	UNITED STATES	49,235	1,391,873
UNITED COMMUNITY BANKS/GA	COMMON STOCK USD1.	UNITED STATES	40,162	280,732
UNITED CONTINENTAL HOLDINGS	COMMON STOCK USD.01	UNITED STATES	335,133	6,323,960
UNITED FINANCIAL BANCORP INC	COMMON STOCK USD.01	UNITED STATES	17,600	283,184
UNITED FIRE + CASUALTY CO	COMMON STOCK USD3.333	UNITED STATES	24,900	502,482
UNITED NATURAL FOODS INC	COMMON STOCK USD.01	UNITED STATES	49,200	1,968,492
UNITED ONLINE INC	COMMON STOCK USD.0001	UNITED STATES	91,610	498,358
UNITED RENTALS INC	COMMON STOCK USD.01	UNITED STATES	63,870	1,887,359
UNITED STATES LIME + MINERAL	COMMON STOCK USD.1	UNITED STATES	2,700	162,297
UNITED STATIONERS INC	COMMON STOCK USD.1	UNITED STATES	48,818	1,589,514
UNITED THERAPEUTICS CORP	COMMON STOCK USD.01	UNITED STATES	51,310	2,424,398
UNITIL CORP	COMMON STOCK NPV	UNITED STATES	11,300	320,694
UNIVERSAL AMERICAN CORP	COMMON STOCK USD.01	UNITED STATES	32,061	407,495
UNIVERSAL CORP/VA	COMMON STOCK NPV	UNITED STATES	24,766	1,138,245
UNIVERSAL DISPLAY CORP	COMMON STOCK USD.01	UNITED STATES	37,900	1,390,551
UNIVERSAL ELECTRONICS INC	COMMON STOCK USD.01	UNITED STATES	16,300	274,981
UNIVERSAL FOREST PRODUCTS	COMMON STOCK NPV	UNITED STATES	21,200	654,444
UNIVERSAL HEALTH RLTY INCOME	REIT USD.01	UNITED STATES	12,600	491,400
UNIVERSAL HEALTH SERVICES B	COMMON STOCK USD.01	UNITED STATES	89,999	3,497,361
UNIVERSAL INSURANCE HOLDINGS	COMMON STOCK USD.01	UNITED STATES	16,200	57,996
UNIVERSAL STAINLESS + ALLOY	COMMON STOCK USD.001	UNITED STATES	7,400	276,464
UNIVERSAL TECHNICAL INSTITUT	COMMON STOCK USD.0001	UNITED STATES	22,300	284,994
UNIVERSAL TRUCKLOAD SERVICES	COMMON STOCK NPV	UNITED STATES	8,000	145,200
UNIVEST CORP OF PENNSYLVANIA	COMMON STOCK USD5.	UNITED STATES	18,149	265,701
URANIUM ENERGY CORP	COMMON STOCK USD.001	UNITED STATES	47,900	146,574
URANIUM RESOURCES INC	COMMON STOCK USD.001	UNITED STATES	200	145
UROPLASTY INC	COMMON STOCK USD.01	UNITED STATES	8,900	37,825
URS CORP	COMMON STOCK USD.01	UNITED STATES	79,183	2,780,907
URSTADT BIDDLE CLASS A	REIT USD.01	UNITED STATES	22,500	406,800
US AIRWAYS GROUP INC	COMMON STOCK USD.01	UNITED STATES	149,500	757,965
US AUTO PARTS NETWORK INC	COMMON STOCK USD.001	UNITED STATES	6,800	29,716
US CELLULAR CORP	COMMON STOCK USD1.	UNITED STATES	15,250	665,358
US DOLLAR		UNITED STATES	(488,849)	(488,849)
US ECOLOGY INC	COMMON STOCK USD.01	UNITED STATES	20,200	379,356
USA MOBILITY INC	COMMON STOCK USD.0001	UNITED STATES	25,260	350,356
USANA HEALTH SCIENCES INC	COMMON STOCK USD.001	UNITED STATES	6,390	194,064
USEC INC	COMMON STOCK USD.1	UNITED STATES	119,976	136,773
USG CORP	COMMON STOCK USD.1	UNITED STATES	72,625	737,870
VAALCO ENERGY INC	COMMON STOCK USD.1	UNITED STATES	61,189	369,582
VAIL RESORTS INC	COMMON STOCK USD.01	UNITED STATES	36,300	1,537,668
VALASSIS COMMUNICATIONS INC	COMMON STOCK USD.01	UNITED STATES	50,100	963,423
VALENCE TECHNOLOGY INC	COMMON STOCK USD.001	UNITED STATES	15,000	14,700
VALLEY NATIONAL BANCORP	COMMON STOCK NPV	UNITED STATES	172,366	2,132,167
VALMONT INDUSTRIES	COMMON STOCK USD1.	UNITED STATES	23,400	2,124,486
VALSPAR CORP	COMMON STOCK USD.5	UNITED STATES	94,558	3,684,925
VALUE LINE INC	COMMON STOCK USD.1	UNITED STATES	1,700	17,476
VALUECLICK INC	COMMON STOCK USD.001	UNITED STATES	74,300	1,210,347
VALUEVISION MEDIA INC A	COMMON STOCK USD.01	UNITED STATES	35,300	66,364
VANDA PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	27,500	130,900
VANGUARD HEALTH SYSTEMS INC	COMMON STOCK	UNITED STATES	29,900	305,578
VANTAGE DRILLING CO	COMMON STOCK USD.001	UNITED STATES	171,700	199,172
VASCO DATA SECURITY INTL	COMMON STOCK USD.001	UNITED STATES	25,597	166,892
VASCULAR SOLUTIONS INC	COMMON STOCK USD.01	UNITED STATES	16,700	185,871
VCA ANTECH INC	COMMON STOCK USD.001	UNITED STATES	80,400	1,587,900
VECTOR GROUP LTD	COMMON STOCK USD.1	UNITED STATES	51,756	919,187
VECTREN CORPORATION	COMMON STOCK NPV	UNITED STATES	81,788	2,472,451
VEECO INSTRUMENTS INC	COMMON STOCK USD.01	UNITED STATES	41,600	865,280
VENOCO INC	COMMON STOCK USD.01	UNITED STATES	29,100	197,007
VERA BRADLEY INC	COMMON STOCK	UNITED STATES	19,200	619,200
VERIFONE SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	101,561	3,607,447
VERINT SYSTEMS INC	COMMON STOCK USD.001	UNITED STATES	19,300	531,522
VERISK ANALYTICS INC CLASS A	COMMON STOCK USD.001	UNITED STATES	118,200	4,743,366
VERTEX PHARMACEUTICALS INC	COMMON STOCK USD.01	UNITED STATES	201,260	6,683,845

VIAD CORP	COMMON STOCK USD1.5	UNITED STATES	22,894	400,187
VIASAT INC	COMMON STOCK USD.0001	UNITED STATES	36,780	1,696,294
VICAL INC	COMMON STOCK USD.01	UNITED STATES	52,500	231,525
VICOR CORP	COMMON STOCK USD.01	UNITED STATES	20,000	159,200
VIEWPOINT FINANCIAL GROUP	COMMON STOCK USD.01	UNITED STATES	29,660	385,877
VILLAGE SUPER MARKET CLASS A	COMMON STOCK NPV	UNITED STATES	6,800	193,460
VIRGIN MEDIA INC	COMMON STOCK USD.01	UNITED STATES	309,878	6,625,192
VIRGINIA COMMERCE BANCORP	COMMON STOCK USD1.	UNITED STATES	9,000	69,570
VIRNETX HOLDING CORP	COMMON STOCK USD.0001	UNITED STATES	41,600	1,038,752
VIROPHARMA INC	COMMON STOCK USD.002	UNITED STATES	72,400	1,983,036
VIRTUS INVESTMENT PARTNERS	COMMON STOCK USD.01	UNITED STATES	6,089	462,825
VIRTUSA CORP	COMMON STOCK USD.01	UNITED STATES	20,444	296,029
VISHAY INTERTECHNOLOGY INC	COMMON STOCK USD.1	UNITED STATES	152,258	1,368,799
VISHAY PRECISION GROUP	COMMON STOCK	UNITED STATES	11,477	183,402
VISTA GOLD CORP	COMMON STOCK NPV	UNITED STATES	69,000	211,830
VISTEON CORP	COMMON STOCK	UNITED STATES	48,100	2,402,114
VITAMIN SHOPPE INC	COMMON STOCK USD.01	UNITED STATES	22,875	912,255
VIVUS INC	COMMON STOCK USD.001	UNITED STATES	93,400	910,650
VMWARE INC CLASS A	COMMON STOCK USD.01	UNITED STATES	85,500	7,112,745
VOCUS INC	COMMON STOCK USD.01	UNITED STATES	18,300	404,247
VOLCANO CORP	COMMON STOCK USD.001	UNITED STATES	54,140	1,287,991
VOLTERRA SEMICONDUCTOR CORP	COMMON STOCK USD.001	UNITED STATES	24,000	614,640
VONAGE HOLDINGS CORP	COMMON STOCK USD.001	UNITED STATES	154,700	379,015
VOXX INTERNATIONAL CORP	COMMON STOCK USD.01	UNITED STATES	17,500	147,875
VOYAGER OIL + GAS INC	COMMON STOCK USD.001	UNITED STATES	19,500	50,115
VSE CORP	COMMON STOCK USD.05	UNITED STATES	4,500	109,260
W+T OFFSHORE INC	COMMON STOCK USD.00001	UNITED STATES	32,500	689,325
WABASH NATIONAL CORP	COMMON STOCK USD.01	UNITED STATES	74,657	585,311
WABCO HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	66,015	2,865,051
WABTEC CORP	COMMON STOCK USD.01	UNITED STATES	48,002	3,357,740
WADDELL + REED FINANCIAL A	COMMON STOCK USD.01	UNITED STATES	81,208	2,011,522
WALTER ENERGY INC	COMMON STOCK USD.01	UNITED STATES	61,200	3,706,272
WALTER INVESTMENT MANAGEMENT	REIT USD.01	UNITED STATES	24,682	506,228
WARNACO GROUP INC/THE	COMMON STOCK USD.01	UNITED STATES	44,407	2,222,126
WARREN RESOURCES INC	COMMON STOCK USD.0001	UNITED STATES	53,478	174,338
WASHINGTON BANKING CO	COMMON STOCK NPV	UNITED STATES	16,539	196,979
WASHINGTON FEDERAL INC	COMMON STOCK USD1.	UNITED STATES	115,322	1,613,355
WASHINGTON REIT	REIT USD.01	UNITED STATES	66,700	1,824,245
WASHINGTON TRUST BANCORP	COMMON STOCK USD.0625	UNITED STATES	15,400	367,444
WASTE CONNECTIONS INC	COMMON STOCK USD.01	UNITED STATES	113,037	3,746,046
WATSCO INC	COMMON STOCK USD.5	UNITED STATES	27,100	1,779,386
WATTS WATER TECHNOLOGIES A	COMMON STOCK USD.1	UNITED STATES	33,700	1,152,877
WAUSAU PAPER CORP	COMMON STOCK NPV	UNITED STATES	57,000	470,820
WAVE SYSTEMS CORP CLASS A	COMMON STOCK USD.01	UNITED STATES	72,800	157,976
WD 40 CO	COMMON STOCK USD.001	UNITED STATES	17,900	723,339
WEB.COM GROUP INC	COMMON STOCK USD.001	UNITED STATES	25,000	286,250
WEBMD HEALTH CORP	COMMON STOCK USD.01	UNITED STATES	58,657	2,202,570
WEBSENSE INC	COMMON STOCK USD.005	UNITED STATES	40,400	756,692
WEBSTER FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	76,762	1,565,177
WEIGHT WATCHERS INTL INC	COMMON STOCK NPV	UNITED STATES	27,200	1,496,272
WEINGARTEN REALTY INVESTORS	REIT USD.03	UNITED STATES	122,150	2,665,313
WEIS MARKETS INC	COMMON STOCK NPV	UNITED STATES	12,500	499,250
WELLCARE HEALTH PLANS INC	COMMON STOCK USD.01	UNITED STATES	41,800	2,194,500
WENDY S CO/THE	COMMON STOCK USD.1	UNITED STATES	303,257	1,625,458
WERNER ENTERPRISES INC	COMMON STOCK USD.01	UNITED STATES	48,332	1,164,801
WESBANCO INC	COMMON STOCK USD2.0833	UNITED STATES	27,774	540,760
WESCO AIRCRAFT HOLDINGS INC	COMMON STOCK USD.001	UNITED STATES	20,600	288,194
WESCO INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	42,300	2,242,323

WEST BANCORPORATION	COMMON STOCK NPV	UNITED STATES	19,400	185,852
WEST COAST BANCORP/OREGON	COMMON STOCK NPV	UNITED STATES	22,500	351,000
WEST MARINE INC	COMMON STOCK USD.001	UNITED STATES	15,400	179,102
WEST PHARMACEUTICAL SERVICES	COMMON STOCK USD.25	UNITED STATES	32,600	1,237,170
WESTAMERICA BANCORPORATION	COMMON STOCK NPV	UNITED STATES	27,838	1,222,088
WESTAR ENERGY INC	COMMON STOCK USD5.	UNITED STATES	116,300	3,347,114
WESTELL TECHNOLOGIES INC A	COMMON STOCK USD.01	UNITED STATES	8,500	18,870
WESTERN ALLIANCE BANCORP	COMMON STOCK USD.0001	UNITED STATES	48,200	300,286
WESTERN REFINING INC	COMMON STOCK USD.01	UNITED STATES	55,400	736,266
WESTFIELD FINANCIAL INC	COMMON STOCK USD.01	UNITED STATES	28,852	212,351
WESTLAKE CHEMICAL CORP	COMMON STOCK USD.01	UNITED STATES	22,200	893,328
WESTMORELAND COAL CO	COMMON STOCK USD2.5	UNITED STATES	7,600	96,900
WESTWOOD HOLDINGS GROUP INC	COMMON STOCK USD.01	UNITED STATES	5,700	208,335
WET SEAL INC/THE CLASS A	COMMON STOCK USD.1	UNITED STATES	103,043	335,920
WEYCO GROUP INC	COMMON STOCK USD1.	UNITED STATES	8,386	205,876
WGL HOLDINGS INC	COMMON STOCK NPV	UNITED STATES	51,908	2,295,372
WHITE MOUNTAINS INSURANCE/WD	COMMON STOCK USD1.	UNITED STATES	6,689	3,033,194
WHITING PETROLEUM CORP	COMMON STOCK USD.001	UNITED STATES	115,404	5,388,213
WILEY (JOHN) + SONS CLASS A	COMMON STOCK USD1.	UNITED STATES	47,433	2,106,025
WILLBROS GROUP INC	COMMON STOCK USD.05	UNITED STATES	47,424	174,046
WILLIAMS SONOMA INC	COMMON STOCK USD.01	UNITED STATES	104,638	4,028,563
WILSHIRE BANCORP INC	COMMON STOCK NPV	UNITED STATES	21,474	77,951
WINMARK CORP	COMMON STOCK NPV	UNITED STATES	600	34,422
WINN DIXIE STORES INC	COMMON STOCK USD.001	UNITED STATES	59,000	553,420
WINNEBAGO INDUSTRIES	COMMON STOCK USD.5	UNITED STATES	33,100	244,278
WINTHROP REALTY TRUST	REIT USD1.	UNITED STATES	35,036	356,316
WINTRUST FINANCIAL CORP	COMMON STOCK NPV	UNITED STATES	36,096	1,012,493
WMS INDUSTRIES INC	COMMON STOCK USD.5	UNITED STATES	59,726	1,225,578
WOLVERINE WORLD WIDE INC	COMMON STOCK USD1.	UNITED STATES	51,729	1,843,622
WOODWARD INC	COMMON STOCK USD.00292	UNITED STATES	63,400	2,594,962
WORLD ACCEPTANCE CORP	COMMON STOCK NPV	UNITED STATES	14,600	1,073,100
WORLD FUEL SERVICES CORP	COMMON STOCK USD.01	UNITED STATES	70,300	2,951,194
WORLD WRESTLING ENTERTAIN A	COMMON STOCK USD.01	UNITED STATES	21,700	202,244
WORTHINGTON INDUSTRIES	COMMON STOCK NPV	UNITED STATES	59,400	972,972
WR BERKLEY CORP	COMMON STOCK USD.2	UNITED STATES	112,071	3,854,122
WR GRACE + CO	COMMON STOCK USD.01	UNITED STATES	74,185	3,406,575
WRIGHT EXPRESS CORP	COMMON STOCK USD.01	UNITED STATES	36,081	1,958,477
WRIGHT MEDICAL GROUP INC	COMMON STOCK USD.01	UNITED STATES	39,737	655,661
WSFS FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	6,500	233,740
X RITE INC	COMMON STOCK USD.1	UNITED STATES	20,363	94,484
XENOPORT INC	COMMON STOCK USD.001	UNITED STATES	32,200	122,682
XO GROUP INC	COMMON STOCK USD.01	UNITED STATES	32,300	269,382
YORK RESH CORP	WT CL B EXP 01DEC02	UNITED STATES	70	—
YORK WATER CO	COMMON STOCK NPV	UNITED STATES	13,500	238,140
YOUNG INNOVATIONS INC	COMMON STOCK USD.01	UNITED STATES	5,600	165,928
ZAGG INC	COMMON STOCK USD.001	UNITED STATES	17,500	123,725
ZEBRA TECHNOLOGIES CORP CL A	COMMON STOCK USD.01	UNITED STATES	54,125	1,936,593
ZEP INC	COMMON STOCK USD.01	UNITED STATES	26,401	369,086
ZIOPHARM ONCOLOGY INC	COMMON STOCK USD.001	UNITED STATES	39,800	175,518
ZIPCAR INC	COMMON STOCK USD.001	UNITED STATES	8,100	108,702
ZIX CORP	COMMON STOCK USD.01	UNITED STATES	65,800	185,556
ZOLL MEDICAL CORP	COMMON STOCK USD.01	UNITED STATES	20,753	1,311,175
ZOLTEK COMPANIES INC	COMMON STOCK USD.01	UNITED STATES	31,796	242,286
ZUMIEZ INC	COMMON STOCK NPV	UNITED STATES	19,162	531,937
ZYGO CORP	COMMON STOCK USD.1	UNITED STATES	17,200	303,580
UTI WORLDWIDE INC	COMMON STOCK NPV	VIRGIN ISLANDS, BRITISH	93,700	1,245,273

	Total : EXHIBIT B - Small/Mid-Cap Stock Index Fund			$2,643,154,729

n / a  - Cost is not applicable

EXHIBIT C - Inflation Protected Bond Fund

(Managed by State Street Global Advisors)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2011

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Shares/ Par Value

	SSGA	G STIFF ERISA QUALIFIED	2,929,671		$2,929,671
	TSY INFL IX N/B	0.125% 15 Apr 2016	76,280,154		79,522,061
	TSY INFL IX N/B	0.5% 15 Apr 2015	61,281,626		64,120,681
	TSY INFL IX N/B	0.625% 15 Apr 2013	41,571,797		42,273,321
	TSY INFL IX N/B	0.625% 15 Jul 2021	98,271,796		105,127,826
	TSY INFL IX N/B	1.125% 15 Jan 2021	93,222,907		103,965,356
	TSY INFL IX N/B	1.25% 15 Apr 2014	44,895,102		47,045,173
	TSY INFL IX N/B	1.25% 15 Jul 2020	81,375,979		92,043,881
	TSY INFL IX N/B	1.375% 15 Jan 2020	52,628,251		59,922,211
	TSY INFL IX N/B	1.375% 15 Jul 2018	41,199,496		46,645,575
	TSY INFL IX N/B	1.625% 15 Jan 2015	56,263,602		60,681,195
	TSY INFL IX N/B	1.625% 15 Jan 2018	41,613,110		47,386,929
	TSY INFL IX N/B	1.75% 15 Jan 2028	42,515,628		51,128,359
	TSY INFL IX N/B	1.875% 15 Jul 2013	66,144,012		69,166,992
	TSY INFL IX N/B	1.875% 15 Jul 2015	54,219,821		59,794,269
	TSY INFL IX N/B	1.875% 15 Jul 2019	43,650,180		51,428,773
	TSY INFL IX N/B	2% 15 Jan 2014	66,261,163		70,169,511
	TSY INFL IX N/B	2% 15 Jan 2016	52,525,655		58,709,710
	TSY INFL IX N/B	2% 15 Jan 2026	52,594,107		64,649,676
	TSY INFL IX N/B	2% 15 Jul 2014	63,757,405		68,693,631
	TSY INFL IX N/B	2.125% 15 Feb 2040	32,691,606		43,870,599
	TSY INFL IX N/B	2.125% 15 Feb 2041	57,614,480		77,820,051
	TSY INFL IX N/B	2.125% 15 Jan 2019	38,284,158		45,504,320
	TSY INFL IX N/B	2.375% 15 Jan 2017	45,963,455		53,353,506
	TSY INFL IX N/B	2.375% 15 Jan 2025	72,881,051		92,661,405
	TSY INFL IX N/B	2.375% 15 Jan 2027	42,482,651		54,865,665
	TSY INFL IX N/B	2.5% 15 Jan 2029	41,105,374		54,840,364
	TSY INFL IX N/B	2.5% 15 Jul 2016	53,275,719		61,616,672
	TSY INFL IX N/B	2.625% 15 Jul 2017	39,566,336		47,099,410
	TSY INFL IX N/B	3.375% 15 Apr 2032	16,622,371		25,602,341
	TSY INFL IX N/B	3.625% 15 Apr 2028	50,372,000		74,896,868
	TSY INFL IX N/B	3.875% 15 Apr 2029	58,980,269		91,903,232

		Total : EXHIBIT C - Infaltion Protected Bond Fund			$1,969,439,234

n / a - Cost is not applicable

EXHIBIT D - Total Bond Market Fund

(Managed by Neuberger Berman)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2011

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,				(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value			(d) Cost	value
					( n / a )
				Shares/ Par Value

	BARRICK PD AU FIN PTY LT	5.95% 15 Oct 2039	AUSTRALIA	1,055,000		$1,221,359
	BHP BILLITON FIN USA LTD	3.25% 21 Nov 2021	AUSTRALIA	1,100,000		1,132,560
	RIO TINTO FIN USA LTD	5.2% 02 Nov 2040	AUSTRALIA	625,000		715,818
	OEKB OEST. KONTROLLBANK	4.875% 16 Feb 2016	AUSTRIA	1,025,000		1,139,674
	INGERSOLL RAND GL HLD CO	6% 15 Aug 2013	BERMUDA	1,290,000		1,378,957
	FED REPUBLIC OF BRAZIL	5.625% 07 Jan 2041	BRAZIL	1,400,000		1,624,000
	FED REPUBLIC OF BRAZIL	6% 17 Jan 2017	BRAZIL	2,765,000		3,228,138
	VALE OVERSEAS LIMITED	4.625% 15 Sep 2020	BRAZIL	1,000,000		1,034,104
	VALE OVERSEAS LIMITED	6.875% 21 Nov 2036	BRAZIL	525,000		597,739
	BRITISH COLUMBIA PROV OF	2.1% 18 May 2016	CANADA	2,035,000		2,117,373
	HUSKY ENERGY INC	5.9% 15 Jun 2014	CANADA	1,700,000		1,847,679
	ONTARIO (PROVINCE OF)	4.4% 14 Apr 2020	CANADA	3,132,000		3,568,598
	ROGERS COMMUNICATIONS IN	5.5% 15 Mar 2014	CANADA	850,000		916,246
	SUNCOR ENERGY INC	6.5% 15 Jun 2038	CANADA	850,000		1,070,538
	TRANS CANADA PIPELINES	7.625% 15 Jan 2039	CANADA	1,000,000		1,442,235
	NOBLE HOLDING INTL LTD	4.625% 01 Mar 2021	CAYMAN ISLANDS	1,290,000		1,346,926
	PETROBRAS INTL FIN CO	5.75% 20 Jan 2020	CAYMAN ISLANDS	1,250,000		1,337,650
	NORDIC INVESTMENT BANK	5% 01 Feb 2017	FINLAND	765,000		900,563
	BNP PARIBAS	3.6% 23 Feb 2016	FRANCE	955,000		895,764
	FRANCE TELECOM	4.375% 08 Jul 2014	FRANCE	1,505,000		1,589,760
	SANOFI	4% 29 Mar 2021	FRANCE	965,000		1,069,160
	TOTAL CAPITAL SA	4.45% 24 Jun 2020	FRANCE	1,300,000		1,448,013
	DEUTSCHE TELEKOM INT FIN	5.75% 23 Mar 2016	GERMANY	1,620,000		1,802,861
	KFW	1.375% 13 Jan 2014	GERMANY	6,100,000		6,155,778
	LANDWIRTSCH. RENTENBANK	3.125% 15 Jul 2015	GERMANY	1,000,000		1,061,138
	REPUBLIC OF ITALY	4.5% 21 Jan 2015	ITALY	2,025,000		1,928,430
	JAPAN FINANCE CORP	2.5% 18 May 2016	JAPAN	1,100,000		1,150,259
	EXPORT IMPORT BK KOREA	3.75% 20 Oct 2016	KOREA, REPUBLIC OF	1,025,000		1,027,727
	KOREA DEVELOPMENT BANK	3.25% 09 Mar 2016	KOREA, REPUBLIC OF	1,025,000		1,009,670
	ARCELORMITTAL	5.25% 05 Aug 2020	LUXEMBOURG	150,000		136,209
	ARCELORMITTAL	6.125% 01 Jun 2018	LUXEMBOURG	915,000		903,619
	EUROPEAN INVESTMENT BANK	2.375% 14 Mar 2014	LUXEMBOURG	8,200,000		8,390,379
	TELECOM ITALIA CAPITAL	5.25% 01 Oct 2015	LUXEMBOURG	700,000		642,131
	TYCO INTERNATIONAL FINAN	3.375% 15 Oct 2015	LUXEMBOURG	1,395,000		1,459,909
	AMERICA MOVIL SAB DE CV	5% 30 Mar 2020	MEXICO	1,800,000		1,988,590
	PETROLEOS MEXICANOS	6% 05 Mar 2020	MEXICO	1,025,000		1,138,058
	UNITED MEXICAN STATES	5.125% 15 Jan 2020	MEXICO	1,950,000		2,227,875
	UNITED MEXICAN STATES	6.75% 27 Sep 2034	MEXICO	1,300,000		1,693,250
	SHELL INTERNATIONAL FIN	3.1% 28 Jun 2015	NETHERLANDS	1,370,000		1,468,832
	REPUBLIC OF PERU	6.55% 14 Mar 2037	PERU	1,250,000		1,587,500
	REPUBLIC OF PERU	7.125% 30 Mar 2019	PERU	930,000		1,169,475
	ASIAN DEVELOPMENT BANK	2.625% 09 Feb 2015	PHILIPPINES	1,435,000		1,513,053
	REPUBLIC OF POLAND	5.125% 21 Apr 2021	POLAND	770,000		783,475
	TELEFONICA EMISIONES SAU	3.992% 16 Feb 2016	SPAIN	3,470,000		3,336,408
	ANGLOGOLD HOLDINGS PLC	5.375% 15 Apr 2020	UNITED KINGDOM	1,040,000		1,033,193
	BARCLAYS BANK PLC	6.75% 22 May 2019	UNITED KINGDOM	1,060,000		1,175,140
	BP CAPITAL MARKETS PLC	3.2% 11 Mar 2016	UNITED KINGDOM	1,351,000		1,415,878
	BRITISH TELECOM PLC	9.625% 15 Dec 2030	UNITED KINGDOM	400,000		563,720
	DEUTSCHE BANK AG LONDON	4.875% 20 May 2013	UNITED KINGDOM	875,000		894,429
	ENSCO PLC	3.25% 15 Mar 2016	UNITED KINGDOM	1,480,000		1,509,815
	HSBC HOLDINGS PLC	6.5% 15 Sep 2037	UNITED KINGDOM	850,000		839,027
	VODAFONE GROUP PLC	6.15% 27 Feb 2037	UNITED KINGDOM	1,000,000		1,244,402
	ABBOTT LABORATORIES	6% 01 Apr 2039	UNITED STATES	575,000		730,508
	ALTRIA GROUP INC	9.95% 10 Nov 2038	UNITED STATES	1,035,000		1,574,216
	AMERICAN EXPRESS CO	7% 19 Mar 2018	UNITED STATES	1,925,000		2,326,201
	AMERICAN MUNI PWR OHIO INC OH	7.834% 15 Feb 2041	UNITED STATES	930,000		1,284,265
	AMGEN INC	3.875% 15 Nov 2021	UNITED STATES	1,300,000		1,311,850
	ANADARKO PETROLEUM CORP	6.45% 15 Sep 2036	UNITED STATES	700,000		798,071
	ANHEUSER BUSCH INBEV WOR	5.375% 15 Jan 2020	UNITED STATES	1,490,000		1,747,478
	APACHE CORP	5.25% 01 Feb 2042	UNITED STATES	1,000,000		1,194,959
	ARCHER DANIELS MIDLAND C	4.479% 01 Mar 2021	UNITED STATES	1,500,000		1,699,184
	AT+T INC	2.95% 15 May 2016	UNITED STATES	2,000,000		2,084,274
	AT+T INC	5.625% 15 Jun 2016	UNITED STATES	605,000		694,037
	AT+T INC	6.5% 01 Sep 2037	UNITED STATES	1,325,000		1,649,742
	AVALONBAY COMMUNITIES	5.7% 15 Mar 2017	UNITED STATES	875,000		980,797
	BANC OF AMERICA COMMERCIAL MOR	5.356% 10 Oct 2045	UNITED STATES	935,000		1,005,354
	BANC OF AMERICA COMMERCIAL MOR	5.6385% 10 Apr 2049	UNITED STATES	2,535,000		2,723,196
	BANC OF AMERICA COMMERCIAL MOR	5.889% 10 Jul 2044	UNITED STATES	2,500,000		2,740,715
	BANK OF AMERICA CORP	5.65% 01 May 2018	UNITED STATES	3,660,000		3,487,076

BANK OF AMERICA CORP	6.5% 01 Aug 2016	UNITED STATES	2,995,000	3,016,175
BECTON DICKINSON	3.125% 08 Nov 2021	UNITED STATES	1,100,000	1,137,786
BERKSHIRE HATHAWAY FIN	5.75% 15 Jan 2040	UNITED STATES	1,275,000	1,512,780
BOEING CAPITAL CORP	2.125% 15 Aug 2016	UNITED STATES	1,170,000	1,195,211
BOSTON PROPERTIES LP	5.625% 15 Nov 2020	UNITED STATES	1,400,000	1,562,438
BROADCOM CORP	2.7% 01 Nov 2018	UNITED STATES	1,100,000	1,112,121
CALIFORNIA ST	7.55% 01 Apr 2039	UNITED STATES	1,210,000	1,480,750
CARRINGTON MORTGAGE LOAN TRUST	0.53175% 25 Jun 2036	UNITED STATES	1,015,000	9,378
CBS CORP	8.2% 15 May 2014	UNITED STATES	500,000	566,902
CELGENE CORP	3.95% 15 Oct 2020	UNITED STATES	795,000	800,662
CISCO SYSTEMS INC	5.5% 15 Jan 2040	UNITED STATES	765,000	936,026
CITIGROUP INC	5% 15 Sep 2014	UNITED STATES	3,375,000	3,340,265
CITIGROUP INC	5.875% 29 May 2037	UNITED STATES	2,630,000	2,626,726
CITIGROUP INC	8.125% 15 Jul 2039	UNITED STATES	640,000	783,572
CITIGROUP MORTGAGE LOAN TRUST	0.62175% 25 Nov 2036	UNITED STATES	4,168,000	43,664
COCA COLA CO/THE	3.15% 15 Nov 2020	UNITED STATES	1,500,000	1,574,255
COMCAST CORP	6.3% 15 Nov 2017	UNITED STATES	1,565,000	1,851,079
CONNECTICUT ST	5.85% 15 Mar 2032	UNITED STATES	1,045,000	1,279,216
CONOCOPHILLIPS	6% 15 Jan 2020	UNITED STATES	930,000	1,148,490
CONOCOPHILLIPS	6.5% 01 Feb 2039	UNITED STATES	575,000	795,379
CONTL AIRLINES 2007 1	5.983% 19 Apr 2022	UNITED STATES	1,394,216	1,451,657
CORN PRODUCTS INTL INC	4.625% 01 Nov 2020	UNITED STATES	875,000	930,475
COUNTRYWIDE ASSET BACKED CERTI	1% 25 Mar 2037	UNITED STATES	1,235,000	26,499
COX COMMUNICATIONS INC	5.45% 15 Dec 2014	UNITED STATES	730,000	810,320
CREDIT SUISSE NEW YORK	2.2% 14 Jan 2014	UNITED STATES	2,000,000	1,977,974
CRH AMERICA INC	5.3% 15 Oct 2013	UNITED STATES	900,000	934,777
CVS CAREMARK CORP	6.25% 01 Jun 2027	UNITED STATES	1,075,000	1,300,652
DAIMLER FINANCE NA LLC	6.5% 15 Nov 2013	UNITED STATES	1,000,000	1,089,197
DELTA AIR LINES 2007 1 A	1% 10 Feb 2024	UNITED STATES	680,706	710,453
DEVON ENERGY CORPORATION	5.625% 15 Jan 2014	UNITED STATES	1,000,000	1,090,381
DIRECTV HOLDINGS/FING	3.5% 01 Mar 2016	UNITED STATES	285,000	293,813
DIRECTV HOLDINGS/FING	6% 15 Aug 2040	UNITED STATES	730,000	796,338
DISCOVERY COMMUNICATIONS	5.05% 01 Jun 2020	UNITED STATES	1,350,000	1,480,316
DOMINION RESOURCES INC	1.8% 15 Mar 2014	UNITED STATES	1,015,000	1,033,444
DOVER CORP	4.3% 01 Mar 2021	UNITED STATES	960,000	1,081,954
DOW CHEMICAL CO/THE	8.55% 15 May 2019	UNITED STATES	1,140,000	1,491,494
DR PEPPER SNAPPLE GROUP	2.9% 15 Jan 2016	UNITED STATES	1,650,000	1,711,251
DUKE ENERGY CORP	3.95% 15 Sep 2014	UNITED STATES	1,205,000	1,285,639
DUKE REALTY LP	5.95% 15 Feb 2017	UNITED STATES	720,000	774,090
EATON CORP	4.9% 15 May 2013	UNITED STATES	585,000	616,224
EMBARQ CORP	7.082% 01 Jun 2016	UNITED STATES	800,000	867,157
ENTERPRISE PRODUCTS OPER	3.2% 01 Feb 2016	UNITED STATES	1,185,000	1,226,807
EXELON GENERATION CO LLC	5.2% 01 Oct 2019	UNITED STATES	2,000,000	2,196,986
EXPRESS SCRIPTS HOLDING	3.125% 15 May 2016	UNITED STATES	1,140,000	1,146,319
FANNIE MAE	0.01% 09 Oct 2019	UNITED STATES	250,000	192,216
FANNIE MAE	0.55% 27 Sep 2013	UNITED STATES	600,000	599,285
FANNIE MAE	0.75% 19 Dec 2014	UNITED STATES	505,000	506,557
FANNIE MAE	0.875% 28 Aug 2014	UNITED STATES	6,865,000	6,898,494
FANNIE MAE	1.25% 27 Feb 2014	UNITED STATES	1,805,000	1,831,097
FANNIE MAE	1.5% 20 Oct 2016	UNITED STATES	2,320,000	2,325,730
FANNIE MAE	1.5% 28 Mar 2014	UNITED STATES	5,975,000	5,990,529
FANNIE MAE	2.375% 11 Apr 2016	UNITED STATES	500,000	528,277
FANNIE MAE	5.25% 15 Sep 2016	UNITED STATES	3,075,000	3,650,293
FANNIE MAE	5.375% 12 Jun 2017	UNITED STATES	3,075,000	3,715,295
FANNIE MAE	6% 18 Apr 2036	UNITED STATES	195,000	226,425
FANNIE MAE	6.625% 15 Nov 2030	UNITED STATES	535,000	792,417
FANNIE MAE	7.125% 15 Jan 2030	UNITED STATES	695,000	1,068,321
FANNIE MAE	7.25% 15 May 2030	UNITED STATES	330,000	515,368
FED HM LN PC POOL A23137	5% 01 Jun 2034	UNITED STATES	5,426,303	5,838,554
FED HM LN PC POOL A46663	5% 01 Aug 2035	UNITED STATES	434,765	467,795
FED HM LN PC POOL A48972	5.5% 01 May 2036	UNITED STATES	1,243,095	1,351,910
FED HM LN PC POOL A50219	5% 01 Jul 2036	UNITED STATES	80,087	86,196
FED HM LN PC POOL A51249	6% 01 Aug 2036	UNITED STATES	280,859	309,437
FED HM LN PC POOL A54174	6% 01 Nov 2036	UNITED STATES	27,109	29,913
FED HM LN PC POOL A55275	5.5% 01 Dec 2036	UNITED STATES	1,543,627	1,678,749
FED HM LN PC POOL A56733	6% 01 Jan 2037	UNITED STATES	183,292	201,943
FED HM LN PC POOL A56988	5.5% 01 Feb 2037	UNITED STATES	1,021,482	1,109,780
FED HM LN PC POOL A59973	6% 01 May 2037	UNITED STATES	234,743	258,189
FED HM LN PC POOL A61985	6% 01 Jun 2037	UNITED STATES	397,536	437,242
FED HM LN PC POOL A63820	6% 01 Aug 2037	UNITED STATES	144,439	158,865
FED HM LN PC POOL A65895	6% 01 Sep 2037	UNITED STATES	12,533	13,785
FED HM LN PC POOL A66380	6% 01 Sep 2037	UNITED STATES	200,678	220,722
FED HM LN PC POOL A66777	6% 01 Oct 2037	UNITED STATES	358,835	394,675
FED HM LN PC POOL A67245	6% 01 Oct 2037	UNITED STATES	161,987	178,166
FED HM LN PC POOL A68939	6% 01 Nov 2037	UNITED STATES	218,749	241,008
FED HM LN PC POOL A72232	6% 01 Feb 2038	UNITED STATES	101,990	112,145
FED HM LN PC POOL A74128	5.5% 01 Feb 2038	UNITED STATES	404,857	439,853
FED HM LN PC POOL A75230	5% 01 Apr 2038	UNITED STATES	710,993	764,787
FED HM LN PC POOL A77976	6% 01 Jun 2038	UNITED STATES	262,974	289,157
FED HM LN PC POOL A78147	5.5% 01 Jun 2038	UNITED STATES	15,787	17,152
FED HM LN PC POOL A78982	5.5% 01 Jul 2038	UNITED STATES	190,133	206,568
FED HM LN PC POOL A80388	6% 01 Dec 2036	UNITED STATES	6,201	6,832

FED HM LN PC POOL A80970	5.5% 01 Aug 2038	UNITED STATES	128,001	139,066
FED HM LN PC POOL A81327	6% 01 Aug 2038	UNITED STATES	110,751	121,778
FED HM LN PC POOL A81426	6% 01 Sep 2038	UNITED STATES	38,900	42,773
FED HM LN PC POOL A81569	6% 01 Aug 2038	UNITED STATES	335,351	368,741
FED HM LN PC POOL A83435	6% 01 Dec 2038	UNITED STATES	227,467	250,115
FED HM LN PC POOL A84660	5.5% 01 Feb 2039	UNITED STATES	50,776	55,197
FED HM LN PC POOL A85013	5.5% 01 Jan 2039	UNITED STATES	873,835	952,920
FED HM LN PC POOL A88235	5.5% 01 Aug 2039	UNITED STATES	181,955	197,798
FED HM LN PC POOL A88305	4.5% 01 Sep 2039	UNITED STATES	658,800	698,696
FED HM LN PC POOL A88343	4.5% 01 Sep 2039	UNITED STATES	1,192,246	1,264,448
FED HM LN PC POOL A90575	5.5% 01 Jan 2040	UNITED STATES	82,716	90,202
FED HM LN PC POOL A90974	4.5% 01 Feb 2040	UNITED STATES	475,248	504,028
FED HM LN PC POOL A91538	4.5% 01 Mar 2040	UNITED STATES	1,133,671	1,201,971
FED HM LN PC POOL A91703	4.5% 01 Apr 2040	UNITED STATES	402,373	426,615
FED HM LN PC POOL A92473	4.5% 01 Jun 2040	UNITED STATES	122,224	129,588
FED HM LN PC POOL A93010	4.5% 01 Jul 2040	UNITED STATES	1,042,437	1,105,240
FED HM LN PC POOL A93261	4% 01 Aug 2040	UNITED STATES	486,072	510,539
FED HM LN PC POOL A93520	4.5% 01 Aug 2040	UNITED STATES	1,273,987	1,350,740
FED HM LN PC POOL A93547	4.5% 01 Aug 2040	UNITED STATES	825,741	875,489
FED HM LN PC POOL A95258	4% 01 Nov 2040	UNITED STATES	1,168,867	1,227,705
FED HM LN PC POOL A97473	4.5% 01 Mar 2041	UNITED STATES	854,065	905,320
FED HM LN PC POOL A97479	4.5% 01 Mar 2041	UNITED STATES	1,212,951	1,285,743
FED HM LN PC POOL B14973	5% 01 Jun 2019	UNITED STATES	722,819	779,130
FED HM LN PC POOL B15314	5% 01 Jul 2019	UNITED STATES	507,521	547,059
FED HM LN PC POOL C01846	5% 01 Jun 2034	UNITED STATES	1,633,796	1,757,920
FED HM LN PC POOL C02551	6% 01 Jun 2036	UNITED STATES	165,177	182,471
FED HM LN PC POOL C03478	4.5% 01 Jun 2040	UNITED STATES	726,560	770,333
FED HM LN PC POOL C03479	5% 01 Jun 2040	UNITED STATES	634,490	682,396
FED HM LN PC POOL E00756	6.5% 01 Nov 2014	UNITED STATES	7,489	7,919
FED HM LN PC POOL E01279	5.5% 01 Jan 2018	UNITED STATES	636,787	687,132
FED HM LN PC POOL E93129	6.5% 01 Apr 2017	UNITED STATES	3,397	3,551
FED HM LN PC POOL E93873	5.5% 01 Jan 2018	UNITED STATES	229,932	249,353
FED HM LN PC POOL E94294	5.5% 01 Feb 2018	UNITED STATES	305,060	330,828
FED HM LN PC POOL G01781	6.5% 01 Dec 2034	UNITED STATES	4,887,033	5,550,772
FED HM LN PC POOL G01842	4.5% 01 Jun 2035	UNITED STATES	2,814,508	2,990,230
FED HM LN PC POOL G01883	5% 01 Aug 2035	UNITED STATES	232,203	249,844
FED HM LN PC POOL G01974	5% 01 Dec 2035	UNITED STATES	128,632	138,404
FED HM LN PC POOL G02391	6% 01 Nov 2036	UNITED STATES	43,770	48,224
FED HM LN PC POOL G02469	5.5% 01 Dec 2036	UNITED STATES	589,001	640,559
FED HM LN PC POOL G02478	5.5% 01 Dec 2036	UNITED STATES	333,656	362,862
FED HM LN PC POOL G03238	6% 01 Aug 2037	UNITED STATES	351,633	386,754
FED HM LN PC POOL G03432	5.5% 01 Nov 2037	UNITED STATES	121,822	132,353
FED HM LN PC POOL G03698	6% 01 Dec 2037	UNITED STATES	242,669	266,907
FED HM LN PC POOL G03776	6% 01 Jan 2038	UNITED STATES	77,008	84,700
FED HM LN PC POOL G03781	6% 01 Jan 2038	UNITED STATES	654,517	719,890
FED HM LN PC POOL G03819	6% 01 Jan 2038	UNITED STATES	401,388	441,479
FED HM LN PC POOL G04316	6% 01 May 2038	UNITED STATES	344,132	379,149
FED HM LN PC POOL G04832	5% 01 Oct 2038	UNITED STATES	29,593	31,832
FED HM LN PC POOL G04891	5.5% 01 Jan 2038	UNITED STATES	257,486	280,307
FED HM LN PC POOL G04916	5% 01 Dec 2035	UNITED STATES	633,992	682,158
FED HM LN PC POOL G04920	6% 01 Nov 2038	UNITED STATES	148,446	163,273
FED HM LN PC POOL G05082	5% 01 Mar 2038	UNITED STATES	1,019,698	1,097,168
FED HM LN PC POOL G05179	5.5% 01 Jan 2039	UNITED STATES	173,603	188,610
FED HM LN PC POOL G05432	6% 01 Apr 2039	UNITED STATES	1,168,234	1,284,551
FED HM LN PC POOL G05666	6% 01 Apr 2038	UNITED STATES	216,158	237,747
FED HM LN PC POOL G05922	5.5% 01 Jul 2039	UNITED STATES	347,249	377,266
FED HM LN PC POOL G05958	5% 01 Aug 2040	UNITED STATES	451,157	485,221
FED HM LN PC POOL G06021	5.5% 01 Jan 2040	UNITED STATES	1,143,691	1,242,554
FED HM LN PC POOL G06222	4% 01 Jan 2041	UNITED STATES	404,872	425,252
FED HM LN PC POOL G08160	5.5% 01 Nov 2036	UNITED STATES	4,043,433	4,397,376
FED HM LN PC POOL G08210	6% 01 Jul 2037	UNITED STATES	1,024,960	1,127,332
FED HM LN PC POOL G08271	6% 01 May 2038	UNITED STATES	198,392	218,146
FED HM LN PC POOL G08273	5.5% 01 Jun 2038	UNITED STATES	190,522	206,991
FED HM LN PC POOL G08300	5.5% 01 Nov 2038	UNITED STATES	623,794	677,716
FED HM LN PC POOL G08364	4.5% 01 Sep 2039	UNITED STATES	1,276,731	1,354,049
FED HM LN PC POOL G11552	5.5% 01 Feb 2019	UNITED STATES	327,674	355,966
FED HM LN PC POOL G14047	5.5% 01 Dec 2024	UNITED STATES	1,851,758	2,008,170
FED HM LN PC POOL G18188	4.5% 01 Apr 2022	UNITED STATES	191,239	203,457
FED HM LN PC POOL J05098	4.5% 01 Jun 2022	UNITED STATES	670,651	711,821
FED HM LN PC POOL Q00093	4% 01 Apr 2041	UNITED STATES	1,945,544	2,043,782
FED HM LN PC POOL Q00291	5% 01 Apr 2041	UNITED STATES	1,694,192	1,825,022
FED HM LN PC POOL Q01085	4% 01 May 2041	UNITED STATES	1,782,133	1,872,120
FED HM LN PC POOL Q01348	4.5% 01 Jun 2041	UNITED STATES	1,227,545	1,301,213
FED HM LN PC POOL Q01838	4% 01 Jun 2041	UNITED STATES	684,691	719,264
FED HM LN PC POOL Q02583	4.5% 01 Aug 2041	UNITED STATES	517,110	548,143
FEDERAL HOME LOAN BANK	5.125% 15 Aug 2019	UNITED STATES	365,000	449,007
FEDERAL HOME LOAN BANK	5.375% 15 May 2019	UNITED STATES	260,000	323,423
FEDERAL HOME LOAN BANK	5.5% 15 Jul 2036	UNITED STATES	100,000	129,711
FEDEX CORP	7.375% 15 Jan 2014	UNITED STATES	770,000	860,283
FHLMC TBA JAN 30 GOLD SINGLE	4.5% 01 Dec 2099	UNITED STATES	7,475,000	7,919,996
FHLMC TBA JAN 30 GOLD SINGLE	5% 01 Dec 2099	UNITED STATES	4,580,000	4,921,353
FHLMC GOLD TBA 30 YR	4% 01 Dec 2099	UNITED STATES	6,535,000	6,853,581

FHLMC TBA JAN 30 GOLD SINGLE	3.5% 01 Dec 2099	UNITED STATES	1,235,000	1,267,998
FIRST FRANKLIN MTG LOAN ASSET	5.55% 25 Jan 2038	UNITED STATES	927,815	3,426
FIRSTENERGY SOLUTIONS CO	6.8% 15 Aug 2039	UNITED STATES	810,000	907,008
FNMA TBA JAN 30 SINGLE FAM	4.5% 01 Dec 2099	UNITED STATES	9,930,000	10,566,141
FNMA TBA JAN 30 SINGLE FAM	5% 01 Dec 2099	UNITED STATES	6,550,000	7,076,047
FNMA TBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	UNITED STATES	4,390,000	4,780,298
FNMA TBA JUN 30 SINGLE FAM	5% 01 Jun 2041	UNITED STATES	375,000	402,808
FNMA TBA OCT 30 SINGLE FAM	4.5% 01 Dec 2099	UNITED STATES	1,330,000	1,406,588
FNMA OCT TBA TBAXXX	4% 01 Dec 2099	UNITED STATES	960,000	998,640
FNMA POOL 190396	4.5% 01 Jun 2039	UNITED STATES	1,282,306	1,365,630
FNMA POOL 254508	5% 01 Nov 2012	UNITED STATES	75,806	81,152
FNMA POOL 254845	4% 01 Jul 2013	UNITED STATES	5,249	5,532
FNMA POOL 256000	5.5% 01 Nov 2015	UNITED STATES	262,970	285,760
FNMA POOL 256043	4.5% 01 Nov 2015	UNITED STATES	85,968	91,732
FNMA POOL 256268	5.5% 01 May 2016	UNITED STATES	432,643	470,138
FNMA POOL 256476	6% 01 Nov 2036	UNITED STATES	17,727	19,555
FNMA POOL 256719	5.5% 01 May 2017	UNITED STATES	8,337	9,059
FNMA POOL 256805	5.5% 01 Jul 2022	UNITED STATES	6,087	6,609
FNMA POOL 256883	6% 01 Sep 2037	UNITED STATES	436,442	481,057
FNMA POOL 257262	5.5% 01 Jul 2038	UNITED STATES	203,183	221,413
FNMA POOL 257481	5% 01 Nov 2018	UNITED STATES	279,699	301,317
FNMA POOL 448481	5.5% 01 Apr 2014	UNITED STATES	299,079	324,715
FNMA POOL 504924	5.5% 01 Jun 2014	UNITED STATES	8,695	9,441
FNMA POOL 506482	6.5% 01 Jul 2029	UNITED STATES	3,479	3,977
FNMA POOL 545962	5.5% 01 Dec 2013	UNITED STATES	199,868	217,000
FNMA POOL 625993	5% 01 Jan 2017	UNITED STATES	306,021	330,914
FNMA POOL 671146	5% 01 Feb 2018	UNITED STATES	7,207	7,784
FNMA POOL 673111	5% 01 Dec 2017	UNITED STATES	4,057	4,382
FNMA POOL 697601	4.5% 01 Apr 2018	UNITED STATES	1,718,756	1,840,364
FNMA POOL 710703	4.5% 01 May 2018	UNITED STATES	200,594	214,787
FNMA POOL 720311	4.5% 01 Jun 2018	UNITED STATES	172,167	184,584
FNMA POOL 725250	5% 01 Mar 2034	UNITED STATES	1,838,210	1,987,917
FNMA POOL 725422	5% 01 Apr 2034	UNITED STATES	3,002,819	3,247,374
FNMA POOL 735591	5% 01 Jun 2035	UNITED STATES	793,266	857,871
FNMA POOL 745275	5% 01 Feb 2036	UNITED STATES	2,662,946	2,878,988
FNMA POOL 745456	5.5% 01 Mar 2016	UNITED STATES	106,492	115,721
FNMA POOL 745511	5% 01 Apr 2036	UNITED STATES	768,182	830,384
FNMA POOL 745873	5.5% 01 Oct 2036	UNITED STATES	1,105,598	1,206,177
FNMA POOL 745932	6.5% 01 Nov 2036	UNITED STATES	337,166	378,692
FNMA POOL 747428	5.5% 01 Oct 2033	UNITED STATES	1,290,725	1,410,970
FNMA POOL 748841	5% 01 Jun 2022	UNITED STATES	140,247	151,129
FNMA POOL 749079	5.5% 01 Dec 2033	UNITED STATES	1,587,890	1,757,155
FNMA POOL 763978	5.5% 01 Dec 2033	UNITED STATES	467,975	511,572
FNMA POOL 797554	4% 01 May 2020	UNITED STATES	282,072	299,870
FNMA POOL 813870	4% 01 Jun 2020	UNITED STATES	379,438	403,380
FNMA POOL 829187	5% 01 Jul 2035	UNITED STATES	694,303	750,631
FNMA POOL 831824	5.5% 01 Oct 2021	UNITED STATES	867,817	942,746
FNMA POOL 833126	5% 01 Sep 2035	UNITED STATES	452,297	488,991
FNMA POOL 833729	4% 01 Jul 2020	UNITED STATES	59,539	63,296
FNMA POOL 835783	5% 01 Sep 2035	UNITED STATES	814,585	880,672
FNMA POOL 847817	6% 01 Nov 2035	UNITED STATES	1,273,509	1,408,467
FNMA POOL 868934	5% 01 May 2036	UNITED STATES	947,779	1,024,524
FNMA POOL 872188	6% 01 Sep 2036	UNITED STATES	247,745	273,303
FNMA POOL 878340	6% 01 Apr 2037	UNITED STATES	9,726	10,720
FNMA POOL 879131	5% 01 Jun 2021	UNITED STATES	5,670	6,122
FNMA POOL 880622	5.5% 01 Apr 2036	UNITED STATES	304,945	332,687
FNMA POOL 886090	6.5% 01 Jul 2036	UNITED STATES	134,187	150,713
FNMA POOL 886958	6% 01 Jun 2036	UNITED STATES	1,077,334	1,188,472
FNMA POOL 888120	5% 01 Oct 2035	UNITED STATES	2,664,576	2,880,750
FNMA POOL 888219	5.5% 01 Mar 2037	UNITED STATES	1,561,879	1,703,967
FNMA POOL 888221	5.5% 01 Mar 2037	UNITED STATES	1,887,290	2,058,982
FNMA POOL 888743	6% 01 Jan 2036	UNITED STATES	4,192,584	4,636,884
FNMA POOL 889479	5% 01 Jul 2037	UNITED STATES	557,485	602,713
FNMA POOL 889579	6% 01 May 2038	UNITED STATES	505,027	558,551
FNMA POOL 889749	5.5% 01 Jun 2038	UNITED STATES	1,330,773	1,451,837
FNMA POOL 889762	5% 01 Sep 2037	UNITED STATES	177,039	191,375
FNMA POOL 889970	5% 01 Oct 2038	UNITED STATES	1,139,447	1,231,890
FNMA POOL 889996	5.5% 01 Oct 2038	UNITED STATES	1,523,782	1,660,500
FNMA POOL 890306	4% 01 Apr 2026	UNITED STATES	576,209	608,605
FNMA POOL 890337	4.5% 01 May 2041	UNITED STATES	1,816,229	1,937,923
FNMA POOL 891436	6% 01 Mar 2036	UNITED STATES	329,485	363,475
FNMA POOL 892537	6.5% 01 Sep 2036	UNITED STATES	9,682	10,875
FNMA POOL 893511	6% 01 Sep 2036	UNITED STATES	298,536	329,333
FNMA POOL 893533	6.5% 01 Sep 2036	UNITED STATES	340,052	381,932
FNMA POOL 897100	6.5% 01 Jul 2036	UNITED STATES	393,911	442,425
FNMA POOL 897909	6% 01 Jan 2037	UNITED STATES	468,001	517,012
FNMA POOL 899588	5.5% 01 Jun 2037	UNITED STATES	571,911	623,225
FNMA POOL 899671	6.5% 01 Aug 2037	UNITED STATES	280,645	314,157
FNMA POOL 902591	5.5% 01 Nov 2021	UNITED STATES	209,832	227,950
FNMA POOL 903677	6.5% 01 Oct 2036	UNITED STATES	8,561	9,616
FNMA POOL 905953	5.5% 01 Jan 2022	UNITED STATES	945,908	1,027,579
FNMA POOL 920079	6% 01 Dec 2036	UNITED STATES	92,042	101,537

FNMA POOL 925224	6.5% 01 Sep 2037	UNITED STATES	3,306	3,700
FNMA POOL 930539	6% 01 Feb 2039	UNITED STATES	230,568	254,714
FNMA POOL 930627	4% 01 Feb 2024	UNITED STATES	445,857	470,367
FNMA POOL 931410	4% 01 Jun 2024	UNITED STATES	256,052	270,128
FNMA POOL 931507	4.5% 01 Jul 2039	UNITED STATES	2,589,353	2,768,533
FNMA POOL 932091	6.5% 01 Sep 2039	UNITED STATES	238,206	267,543
FNMA POOL 933008	6% 01 Sep 2037	UNITED STATES	520,656	573,878
FNMA POOL 933990	5% 01 Aug 2023	UNITED STATES	42,809	46,077
FNMA POOL 934084	6.5% 01 Jun 2038	UNITED STATES	119,771	133,924
FNMA POOL 934362	6% 01 Aug 2038	UNITED STATES	538,604	594,924
FNMA POOL 935964	4.5% 01 Apr 2025	UNITED STATES	497,629	530,661
FNMA POOL 939697	6% 01 Jul 2037	UNITED STATES	8,209	9,052
FNMA POOL 941045	5% 01 Jul 2022	UNITED STATES	152,463	164,293
FNMA POOL 941817	4.5% 01 Feb 2023	UNITED STATES	184,200	196,542
FNMA POOL 943669	5.5% 01 Jul 2022	UNITED STATES	70,752	76,824
FNMA POOL 944748	6.5% 01 Jul 2037	UNITED STATES	464,839	520,346
FNMA POOL 947569	5.5% 01 Oct 2022	UNITED STATES	444,650	482,808
FNMA POOL 947732	5% 01 Oct 2022	UNITED STATES	57,580	62,048
FNMA POOL 949298	6.5% 01 Oct 2037	UNITED STATES	271,880	304,346
FNMA POOL 949562	5.5% 01 Oct 2022	UNITED STATES	418,824	454,766
FNMA POOL 952459	6% 01 Sep 2037	UNITED STATES	15,659	17,260
FNMA POOL 953513	5.5% 01 Oct 2022	UNITED STATES	183,250	198,976
FNMA POOL 953613	5.5% 01 Mar 2038	UNITED STATES	1,582,718	1,724,724
FNMA POOL 955724	6.5% 01 Nov 2037	UNITED STATES	995,729	1,114,629
FNMA POOL 955802	6% 01 Oct 2037	UNITED STATES	5,995	6,608
FNMA POOL 955803	6.5% 01 Oct 2037	UNITED STATES	530,571	593,926
FNMA POOL 956078	6.5% 01 Dec 2037	UNITED STATES	5,155	5,770
FNMA POOL 961118	6% 01 Apr 2038	UNITED STATES	99,886	110,066
FNMA POOL 962435	4% 01 Apr 2023	UNITED STATES	473,687	499,727
FNMA POOL 964413	5.5% 01 Jul 2023	UNITED STATES	220,534	239,459
FNMA POOL 964850	5.5% 01 Aug 2023	UNITED STATES	453,330	492,233
FNMA POOL 966102	6.5% 01 Nov 2037	UNITED STATES	10,483	11,734
FNMA POOL 967071	6% 01 Dec 2037	UNITED STATES	320,561	353,329
FNMA POOL 968367	6.5% 01 Sep 2038	UNITED STATES	841,739	941,199
FNMA POOL 969436	5% 01 Jan 2023	UNITED STATES	82,333	89,158
FNMA POOL 972541	6% 01 Feb 2038	UNITED STATES	295,993	326,158
FNMA POOL 973571	5% 01 Mar 2023	UNITED STATES	430,119	462,955
FNMA POOL 974620	5% 01 May 2023	UNITED STATES	65,838	70,947
FNMA POOL 974678	4.5% 01 Apr 2023	UNITED STATES	6,626	7,070
FNMA POOL 976452	4.5% 01 Apr 2023	UNITED STATES	290,928	310,422
FNMA POOL 979639	5% 01 Jun 2023	UNITED STATES	187,537	201,854
FNMA POOL 979919	6% 01 May 2038	UNITED STATES	50,686	56,136
FNMA POOL 981274	5% 01 Apr 2023	UNITED STATES	123,322	132,736
FNMA POOL 981359	4.5% 01 Apr 2023	UNITED STATES	48,823	52,094
FNMA POOL 981571	5% 01 Jun 2023	UNITED STATES	718,789	773,663
FNMA POOL 983629	4.5% 01 May 2023	UNITED STATES	92,269	98,451
FNMA POOL 990970	5% 01 Sep 2023	UNITED STATES	130,790	140,775
FNMA POOL 991066	5% 01 Nov 2023	UNITED STATES	55,553	59,794
FNMA POOL 991073	5% 01 Dec 2023	UNITED STATES	324,010	348,745
FNMA POOL 994149	5.5% 01 Dec 2023	UNITED STATES	432,133	469,217
FNMA POOL 994207	6% 01 Dec 2038	UNITED STATES	106,670	117,541
FNMA POOL 994810	5% 01 Nov 2023	UNITED STATES	137,258	147,736
FNMA POOL 994933	5% 01 Sep 2023	UNITED STATES	31,076	33,487
FNMA POOL 995112	5.5% 01 Jul 2036	UNITED STATES	1,011,531	1,105,133
FNMA POOL 995231	6.5% 01 Jan 2039	UNITED STATES	64,809	72,547
FNMA POOL 995266	5% 01 Dec 2023	UNITED STATES	49,649	53,439
FNMA POOL 995526	5% 01 Jan 2019	UNITED STATES	231,641	249,544
FNMA POOL 995692	4.5% 01 May 2024	UNITED STATES	113,869	121,498
FNMA POOL AA1657	4% 01 Feb 2024	UNITED STATES	13,197	13,923
FNMA POOL AA6378	4.5% 01 Jun 2024	UNITED STATES	645,757	688,622
FNMA POOL AA6832	4% 01 May 2024	UNITED STATES	469,159	494,950
FNMA POOL AA6931	4% 01 Aug 2024	UNITED STATES	249,498	263,213
FNMA POOL AA8487	4.5% 01 Jul 2039	UNITED STATES	3,763,976	4,008,558
FNMA POOL AA8868	5% 01 Apr 2024	UNITED STATES	73,427	79,033
FNMA POOL AA9443	4.5% 01 Jul 2024	UNITED STATES	157,544	168,001
FNMA POOL AA9591	5.5% 01 Apr 2039	UNITED STATES	65,365	71,230
FNMA POOL AA9782	4% 01 Jul 2024	UNITED STATES	290,809	306,795
FNMA POOL AA9845	4.5% 01 Aug 2039	UNITED STATES	1,524,266	1,623,312
FNMA POOL AB3453	4% 01 Aug 2041	UNITED STATES	1,177,845	1,241,920
FNMA POOL AC0380	4.5% 01 Jul 2039	UNITED STATES	858,064	913,821
FNMA POOL AC2489	4.5% 01 Jul 2024	UNITED STATES	784,574	836,653
FNMA POOL AC3434	4% 01 Nov 2024	UNITED STATES	336,889	355,408
FNMA POOL AC5302	6.5% 01 Nov 2039	UNITED STATES	19,892	22,143
FNMA POOL AC5695	4.5% 01 Dec 2039	UNITED STATES	1,986,852	2,115,958
FNMA POOL AC6795	4.5% 01 Dec 2039	UNITED STATES	514,037	547,439
FNMA POOL AC6897	4.5% 01 Dec 2024	UNITED STATES	669,238	713,661
FNMA POOL AC8512	4.5% 01 Dec 2039	UNITED STATES	1,815,837	1,933,830
FNMA POOL AC9419	4% 01 Mar 2025	UNITED STATES	733,333	773,646
FNMA POOL AC9708	4% 01 Feb 2025	UNITED STATES	830,851	876,524
FNMA POOL AD0255	6% 01 Jun 2039	UNITED STATES	34,997	38,563
FNMA POOL AD0527	5.5% 01 Jun 2039	UNITED STATES	2,143,086	2,335,370
FNMA POOL AD0662	5.5% 01 Jan 2025	UNITED STATES	668,779	726,171

FNMA POOL AD1753	4% 01 Jan 2025	UNITED STATES	220,619	232,747
FNMA POOL AD2381	4.5% 01 Mar 2040	UNITED STATES	896,198	954,433
FNMA POOL AD3808	4.5% 01 Apr 2040	UNITED STATES	795,412	847,098
FNMA POOL AD3859	4% 01 Mar 2025	UNITED STATES	104,149	109,875
FNMA POOL AD6388	4% 01 May 2025	UNITED STATES	352,704	372,093
FNMA POOL AD7371	5% 01 Jul 2040	UNITED STATES	713,321	771,415
FNMA POOL AD8266	4.5% 01 Sep 2025	UNITED STATES	126,005	134,369
FNMA POOL AD8950	5% 01 Jul 2040	UNITED STATES	583,052	630,537
FNMA POOL AD9194	5% 01 Aug 2040	UNITED STATES	512,353	554,080
FNMA POOL AE0025	5.5% 01 Jan 2040	UNITED STATES	426,375	464,630
FNMA POOL AE0408	4.5% 01 Mar 2025	UNITED STATES	166,005	177,128
FNMA POOL AE0880	6.5% 01 May 2040	UNITED STATES	556,995	623,506
FNMA POOL AE1475	4% 01 Aug 2025	UNITED STATES	341,851	360,644
FNMA POOL AE1856	4.5% 01 Aug 2040	UNITED STATES	654,026	696,525
FNMA POOL AE2977	4% 01 Aug 2025	UNITED STATES	277,847	293,121
FNMA POOL AE4778	4.5% 01 Sep 2040	UNITED STATES	331,303	352,831
FNMA POOL AE5546	4% 01 Sep 2025	UNITED STATES	969,400	1,022,691
FNMA POOL AE5745	5% 01 Feb 2034	UNITED STATES	232,107	251,010
FNMA POOL AE9059	6% 01 Feb 2033	UNITED STATES	570,553	636,008
FNMA POOL AH0297	4% 01 Dec 2040	UNITED STATES	1,408,913	1,481,375
FNMA POOL AH1114	4% 01 Dec 2040	UNITED STATES	1,091,715	1,151,105
FNMA POOL AH2767	4.5% 01 Jul 2041	UNITED STATES	840,957	895,602
FNMA POOL AH5620	4% 01 Feb 2026	UNITED STATES	440,937	465,727
FNMA POOL AH6221	4.5% 01 Mar 2041	UNITED STATES	941,630	1,002,817
FNMA POOL AH7285	4% 01 Mar 2041	UNITED STATES	714,518	751,490
FNMA POOL AH7449	4.5% 01 Jun 2041	UNITED STATES	662,675	705,735
FNMA POOL AI1058	4.5% 01 Jun 2041	UNITED STATES	710,979	757,179
FNMA POOL AI1186	4% 01 Apr 2041	UNITED STATES	2,290,240	2,408,747
FNMA POOL AI1740	3.5% 01 Aug 2026	UNITED STATES	1,574,054	1,647,520
FNMA POOL AI3435	4% 01 May 2026	UNITED STATES	992,342	1,048,134
FNMA POOL AI4052	4% 01 Sep 2026	UNITED STATES	424,332	448,189
FNMA POOL AI7977	4% 01 Sep 2041	UNITED STATES	823,434	866,042
FNMA POOL AJ0303	3.5% 01 Aug 2026	UNITED STATES	634,398	664,007
FNMA POOL AJ5186	3.5% 01 Nov 2026	UNITED STATES	1,169,436	1,224,016
FNMA POOL AL0102	5.5% 01 Jan 2025	UNITED STATES	250,000	272,210
FNMA POOL AL0408	5.5% 01 Oct 2021	UNITED STATES	2,841,167	3,088,255
FNMA POOL MA0537	4.5% 01 Oct 2040	UNITED STATES	2,242,556	2,388,277
FNMA POOL MA0665	4% 01 Feb 2041	UNITED STATES	3,494,733	3,674,472
FNMA POOL MA0790	4.5% 01 Jun 2041	UNITED STATES	141,543	150,740
FNMA TBA 15 YR	3% 01 Dec 2099	UNITED STATES	2,875,000	2,968,887
FNMA TBA 15 YR	3.5% 01 Dec 2099	UNITED STATES	6,310,000	6,597,894
FNMA TBA 30YR SINGLE FAMILY JA	3.5% 01 Dec 2099	UNITED STATES	4,050,000	4,165,172
FNMA TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	UNITED STATES	2,110,000	2,323,308
FNMA TBA SINGLE FAMILY JAN 15	4% 01 Dec 2099	UNITED STATES	3,475,000	3,664,496
FNMA TBA SINGLE FAMILY MORTGAG	4% 01 Dec 2099	UNITED STATES	11,135,000	11,696,970
FREDDIE MAC	0.375% 30 Oct 2013	UNITED STATES	3,990,000	3,985,032
FREDDIE MAC	0.625% 29 Dec 2014	UNITED STATES	1,640,000	1,638,800

FREDDIE MAC	1% 27 Aug 2014	UNITED STATES	490,000	494,769
FREDDIE MAC	1% 30 Jul 2014	UNITED STATES	470,000	475,039
FREDDIE MAC	1.375% 25 Feb 2014	UNITED STATES	795,000	807,857
FREDDIE MAC	1.6% 10 Aug 2015	UNITED STATES	3,860,000	3,885,935
FREDDIE MAC	2% 25 Aug 2016	UNITED STATES	325,000	337,956
FREDDIE MAC	2.5% 27 May 2016	UNITED STATES	935,000	990,235
FREDDIE MAC	2.875% 09 Feb 2015	UNITED STATES	8,355,000	8,910,240
FREDDIE MAC	3% 28 Jul 2014	UNITED STATES	3,880,000	4,117,153
FREDDIE MAC	3.75% 27 Mar 2019	UNITED STATES	460,000	525,104
FREDDIE MAC	5% 13 Nov 2014	UNITED STATES	100,000	111,902
FREDDIE MAC	5.05% 26 Jan 2015	UNITED STATES	160,000	181,204
FREDDIE MAC	5.4% 17 Mar 2021	UNITED STATES	50,000	58,239
FREDDIE MAC	5.625% 23 Nov 2035	UNITED STATES	75,000	83,653
FREDDIE MAC	6.25% 15 Jul 2032	UNITED STATES	675,000	982,410
FREDDIE MAC	6.75% 15 Mar 2031	UNITED STATES	485,000	729,084
GENERAL ELEC CAP CORP	5.875% 14 Jan 2038	UNITED STATES	825,000	874,159
GENERAL ELEC CAP CORP	5.9% 13 May 2014	UNITED STATES	2,400,000	2,628,365
GENERAL ELEC CAP CORP	6.75% 15 Mar 2032	UNITED STATES	2,985,000	3,495,259
GNMA I TBA JAN 30 SINGLE FAM	4% 01 Dec 2099	UNITED STATES	3,415,000	3,663,121
GNMA II POOL 004561	6% 20 Oct 2039	UNITED STATES	156,710	177,537
GNMA II POOL 004774	6% 20 Aug 2040	UNITED STATES	155,385	176,148
GNMA II POOL 004804	6% 20 Sep 2040	UNITED STATES	230,663	261,486
GNMA II POOL 004905	6% 20 Dec 2040	UNITED STATES	529,328	601,051
GNMA II POOL 004928	6% 20 Jan 2041	UNITED STATES	657,838	746,153
GNMA II POOL 004991	6% 20 Mar 2041	UNITED STATES	56,987	64,638
GNMA II POOL 005055	4.5% 20 May 2041	UNITED STATES	2,347,346	2,565,135
GNMA II POOL 005057	5.5% 20 May 2041	UNITED STATES	467,647	524,890
GNMA II POOL 005082	4.5% 20 Jun 2041	UNITED STATES	2,672,789	2,920,773
GNMA II POOL 005115	4.5% 20 Jul 2041	UNITED STATES	337,780	369,120
GNMA II POOL 005204	4.5% 20 Oct 2041	UNITED STATES	1,124,562	1,228,900
GNMA II POOL 782909	5.5% 20 Sep 2039	UNITED STATES	1,699,958	1,899,607
GNMA II POOL 782913	5.5% 20 Nov 2039	UNITED STATES	1,492,986	1,668,340
GNMA II POOL 783229	5.5% 20 Dec 2040	UNITED STATES	3,172,968	3,560,731
GNMA II TBA JAN 30 JUMBOS	4% 01 Dec 2099	UNITED STATES	8,565,000	9,160,535
GNMA II TBA JAN 30 JUMBOS	4.5% 01 Dec 2099	UNITED STATES	19,660,000	21,410,967
GNMA POOL 475810	6.5% 15 Aug 2028	UNITED STATES	37,101	43,012
GNMA POOL 562466	6% 15 Aug 2034	UNITED STATES	2,733,394	3,107,357
GNMA POOL 592872	5.5% 15 Mar 2036	UNITED STATES	259,425	295,299
GNMA POOL 615278	5% 15 Jul 2033	UNITED STATES	2,852,965	3,179,362
GNMA POOL 618700	6.5% 15 Sep 2036	UNITED STATES	5,370	6,127
GNMA POOL 645990	6.5% 15 Oct 2036	UNITED STATES	143,787	164,542
GNMA POOL 646541	6.5% 15 Aug 2036	UNITED STATES	25,947	29,692
GNMA POOL 657982	6.5% 15 Oct 2036	UNITED STATES	8,039	9,172
GNMA POOL 658028	5.5% 15 Jul 2036	UNITED STATES	85,824	96,512
GNMA POOL 667843	6.5% 15 May 2037	UNITED STATES	47,380	54,270
GNMA POOL 692374	5% 15 Feb 2039	UNITED STATES	2,452,794	2,719,612
GNMA POOL 714130	5% 15 Sep 2039	UNITED STATES	1,537,454	1,704,700
GNMA POOL 726765	5% 15 Sep 2039	UNITED STATES	1,615,921	1,791,703
GNMA POOL 729038	5% 15 Feb 2040	UNITED STATES	1,684,180	1,867,387
GNMA POOL 729985	5% 15 Apr 2040	UNITED STATES	36,061	39,984
GNMA POOL 733603	5% 15 Apr 2040	UNITED STATES	2,075,220	2,306,802
GNMA POOL 738423	5% 15 Jun 2041	UNITED STATES	176,550	196,032
GNMA POOL 745134	5% 15 Jun 2040	UNITED STATES	2,327,588	2,580,786
GNMA POOL 749368	5% 15 Apr 2041	UNITED STATES	579,029	642,921
GOLDMAN SACHS GROUP INC	3.625% 07 Feb 2016	UNITED STATES	3,150,000	3,043,602
GOLDMAN SACHS GROUP INC	6.15% 01 Apr 2018	UNITED STATES	635,000	655,377
GOLDMAN SACHS GROUP INC	6.75% 01 Oct 2037	UNITED STATES	1,000,000	930,513
GOOGLE INC	2.125% 19 May 2016	UNITED STATES	1,165,000	1,211,397
GS MORTGAGE SECURITIES CORPORA	5.56% 10 Nov 2039	UNITED STATES	1,400,000	1,537,064
GS MORTGAGE SECURITIES TRUST	5.788194% 10 Aug 2045	UNITED STATES	2,000,000	2,171,972
GSAMP TRUST	5.64% 25 Jan 2037	UNITED STATES	2,615,000	18,064
HARTFORD FINL SVCS GRP	5.375% 15 Mar 2017	UNITED STATES	1,100,000	1,106,688
HCP INC	3.75% 01 Feb 2016	UNITED STATES	1,000,000	1,017,466
HEWLETT PACKARD CO	4.5% 01 Mar 2013	UNITED STATES	855,000	879,324
HEWLETT PACKARD CO	6.125% 01 Mar 2014	UNITED STATES	1,030,000	1,110,600
HOME DEPOT INC	5.875% 16 Dec 2036	UNITED STATES	800,000	1,003,906
HONEYWELL INTERNATIONAL	5.375% 01 Mar 2041	UNITED STATES	1,000,000	1,226,654
ILLINOIS ST	4.421% 01 Jan 2015	UNITED STATES	1,030,000	1,071,427
INTEL CORP	1.95% 01 Oct 2016	UNITED STATES	890,000	914,935
INTER AMERICAN DEVEL BK	3% 22 Apr 2014	UNITED STATES	1,670,000	1,761,068
INTL BK RECON + DEVELOP	1.125% 25 Aug 2014	UNITED STATES	2,290,000	2,327,279
INTL FINANCE CORP	2.25% 11 Apr 2016	UNITED STATES	1,025,000	1,081,001
JOHN DEERE CAPITAL CORP	2.25% 07 Jun 2016	UNITED STATES	1,025,000	1,052,993
JP MORGAN CHASE COMMERCIAL MOR	4.879% 12 Jan 2038	UNITED STATES	957,880	1,004,630
JP MORGAN CHASE COMMERCIAL MOR	5.44% 12 Jun 2047	UNITED STATES	3,000,000	3,215,436
JP MORGAN CHASE COMMERCIAL MOR	5.688% 12 Nov 2016	UNITED STATES	1,525,000	1,630,669
JP MORGAN CHASE COMMERCIAL MOR	5.79% 15 Oct 2014	UNITED STATES	2,900,000	3,032,431
JP MORGAN MORTGAGE ACQUISITION	0.54175% 25 Jul 2036	UNITED STATES	2,845,000	72,929
JPMORGAN CHASE + CO	2.6% 15 Jan 2016	UNITED STATES	4,300,000	4,237,061
JPMORGAN CHASE + CO	5.5% 15 Oct 2040	UNITED STATES	1,465,000	1,518,046
KENTUCKY UTILITIES	5.125% 01 Nov 2040	UNITED STATES	1,370,000	1,641,745
KIMBERLY CLARK CORP	3.875% 01 Mar 2021	UNITED STATES	880,000	972,933
KINDER MORGAN ENER PART	6.95% 15 Jan 2038	UNITED STATES	800,000	903,591
KRAFT FOODS INC	6.125% 01 Feb 2018	UNITED STATES	1,290,000	1,512,089
KROGER CO/THE	5.5% 01 Feb 2013	UNITED STATES	1,000,000	1,043,022
LB UBS COMMERCIAL MORTGAGE TRU	5.3% 15 Nov 2038	UNITED STATES	1,266,485	1,268,576
LINCOLN NATIONAL CORP	4.3% 15 Jun 2015	UNITED STATES	1,110,000	1,149,567
LOCKHEED MARTIN CORP	3.35% 15 Sep 2021	UNITED STATES	1,200,000	1,193,758
LORILLARD TOBACCO CO	8.125% 23 Jun 2019	UNITED STATES	1,360,000	1,620,029
LOWE S COMPANIES INC	2.125% 15 Apr 2016	UNITED STATES	1,665,000	1,677,711
MARATHON PETROLEUM CORP	3.5% 01 Mar 2016	UNITED STATES	1,000,000	1,017,892
MCKESSON CORP	3.25% 01 Mar 2016	UNITED STATES	1,470,000	1,555,735
MERRILL LYNCH + CO	6.22% 15 Sep 2026	UNITED STATES	285,000	235,087
MET TRANSPRTN AUTH NY REVENUE	6.814% 15 Nov 2040	UNITED STATES	990,000	1,242,094
METLIFE INC	6.75% 01 Jun 2016	UNITED STATES	1,480,000	1,705,016
MIDAMERICAN ENERGY HLDGS	6.125% 01 Apr 2036	UNITED STATES	1,035,000	1,236,151
MORGAN STANLEY	5.375% 15 Oct 2015	UNITED STATES	1,600,000	1,563,406
MORGAN STANLEY	6.625% 01 Apr 2018	UNITED STATES	3,610,000	3,564,669
MORGAN STANLEY CAPITAL I	5.328% 12 Nov 2041	UNITED STATES	2,500,000	2,729,840
MORGAN STANLEY CAPITAL INC	5.58% 25 Nov 2036	UNITED STATES	1,700,581	5,086
MORGAN STANLEY CAPITAL INC	5.6% 25 Nov 2036	UNITED STATES	1,071,535	2,708
MORGAN STANLEY CAPITAL INC	5.63% 25 Oct 2036	UNITED STATES	5,735,000	42,106
NBCUNIVERSAL MEDIA LLC	3.65% 30 Apr 2015	UNITED STATES	370,000	390,524

	NEW CENTURY HOME EQUITY LOAN T	5.66% 25 May 2036	UNITED STATES	2,695,000	46,893
	NEW JERSEY ST TURNPIKE AUTH	7.102% 01 Jan 2041	UNITED STATES	955,000	1,307,452
	NEWS AMERICA INC	6.15% 01 Mar 2037	UNITED STATES	750,000	819,835
	NEXTERA ENERGY CAPITAL	2.55% 15 Nov 2013	UNITED STATES	1,525,000	1,551,457
	NORDSTROM INC	4.75% 01 May 2020	UNITED STATES	935,000	1,036,323
	NORFOLK SOUTHERN CORP	6% 15 Mar 2105	UNITED STATES	1,605,000	1,898,709
	OHIO POWER COMPANY	5.375% 01 Oct 2021	UNITED STATES	1,005,000	1,152,830
	ONCOR ELECTRIC DELIVERY	5.95% 01 Sep 2013	UNITED STATES	880,000	941,611
	ONEOK PARTNERS LP	3.25% 01 Feb 2016	UNITED STATES	1,090,000	1,121,984
	ORACLE CORP	5.75% 15 Apr 2018	UNITED STATES	500,000	606,743
	PACIFIC GAS + ELECTRIC	3.5% 01 Oct 2020	UNITED STATES	1,060,000	1,106,848
	PEPSICO INC	4.875% 01 Nov 2040	UNITED STATES	1,315,000	1,519,656
	PFIZER INC	6.2% 15 Mar 2019	UNITED STATES	1,365,000	1,684,283
	PHILIP MORRIS INTL INC	4.875% 16 May 2013	UNITED STATES	1,265,000	1,334,898
	PNC FUNDING CORP	3.625% 08 Feb 2015	UNITED STATES	1,730,000	1,817,225
	PORT AUTH OF NEW YORK + NEW JE	4.926% 01 Oct 2051	UNITED STATES	655,000	675,613
	PPL ENERGY SUPPLY LLC	6.3% 15 Jul 2013	UNITED STATES	590,000	630,354
	PROGRESS ENERGY INC	4.4% 15 Jan 2021	UNITED STATES	985,000	1,085,751
*	PRUDENTIAL FINANCIAL INC	3.875% 14 Jan 2015	UNITED STATES	910,000	942,545
*	PRUDENTIAL FINANCIAL INC	6.2% 15 Nov 2040	UNITED STATES	1,000,000	1,046,405
	PUBLIC SERVICE COLORADO	3.2% 15 Nov 2020	UNITED STATES	945,000	980,266
	QWEST CORP	6.75% 01 Dec 2021	UNITED STATES	2,040,000	2,223,600
	RAYTHEON COMPANY	3.125% 15 Oct 2020	UNITED STATES	1,015,000	1,022,903
	REPUBLIC SERVICES INC	5.25% 15 Nov 2021	UNITED STATES	550,000	623,638
	SAFEWAY INC	6.25% 15 Mar 2014	UNITED STATES	1,080,000	1,189,501
	SCANA CORPORATION	4.75% 15 May 2021	UNITED STATES	1,020,000	1,081,422
	SIMON PROPERTY GROUP LP	5.25% 01 Dec 2016	UNITED STATES	800,000	886,649
	SOUNDVIEW HOME EQUITY LOAN TRU	5.606% 25 Jan 2037	UNITED STATES	492,677	198
	SOUTHERN CAL EDISON	3.875% 01 Jun 2021	UNITED STATES	1,085,000	1,197,586
	SOUTHERN CO	2.375% 15 Sep 2015	UNITED STATES	1,625,000	1,664,830
	SOUTHERN COPPER CORP	5.375% 16 Apr 2020	UNITED STATES	900,000	949,240
	SOUTHERN POWER CO	4.875% 15 Jul 2015	UNITED STATES	1,000,000	1,094,376
	SSGA	G STIFF ERISA QUALIFIED	UNITED STATES	99,295,923	99,295,923
	TC PIPELINES LP	4.65% 15 Jun 2021	UNITED STATES	960,000	1,005,157
	TENN VALLEY AUTHORITY	4.375% 15 Jun 2015	UNITED STATES	100,000	112,233
	TENN VALLEY AUTHORITY	4.65% 15 Jun 2035	UNITED STATES	65,000	76,612
	TENN VALLEY AUTHORITY	5.375% 01 Apr 2056	UNITED STATES	50,000	67,694
	TENN VALLEY AUTHORITY	6.75% 01 Nov 2025	UNITED STATES	150,000	214,045
	TEXAS INSTRUMENTS INC	2.375% 16 May 2016	UNITED STATES	1,165,000	1,213,547
	TIME WARNER CABLE INC	5.85% 01 May 2017	UNITED STATES	2,205,000	2,511,116
	TIME WARNER INC	4.875% 15 Mar 2020	UNITED STATES	705,000	763,958
	TIME WARNER INC	5.875% 15 Nov 2016	UNITED STATES	800,000	923,381
	TOYOTA MOTOR CREDIT CORP	2.8% 11 Jan 2016	UNITED STATES	1,335,000	1,379,290
	TRAVELERS COS INC	3.9% 01 Nov 2020	UNITED STATES	1,625,000	1,730,721
	TREASURY BILL	0.01% 13 Dec 2012	UNITED STATES	50,000,000	49,948,550
	UNITED PARCEL SERVICE	4.875% 15 Nov 2040	UNITED STATES	1,515,000	1,750,964
	US BANCORP	1.125% 30 Oct 2013	UNITED STATES	1,550,000	1,552,899
	US DOLLAR		UNITED STATES	7,869,181	7,869,181
	US TREASURY N/B	0.01% 15 Nov 2013	UNITED STATES	5,850,000	5,876,963
	US TREASURY N/B	0.01% 31 Mar 2017	UNITED STATES	6,440,000	7,210,791
	US TREASURY N/B	0.5% 15 Aug 2014	UNITED STATES	6,710,000	6,740,403
	US TREASURY N/B	0.5% 15 Oct 2013	UNITED STATES	21,920,000	22,015,045
	US TREASURY N/B	0.625% 30 Apr 2013	UNITED STATES	5,095,000	5,124,653
	US TREASURY N/B	0.75% 15 Dec 2013	UNITED STATES	10,735,000	10,838,571
	US TREASURY N/B	1% 15 Jul 2013	UNITED STATES	4,110,000	4,158,967
	US TREASURY N/B	1% 15 May 2014	UNITED STATES	15,420,000	15,675,386
	US TREASURY N/B	1.125% 15 Jun 2013	UNITED STATES	9,205,000	9,326,175
	US TREASURY N/B	1.25% 31 Oct 2015	UNITED STATES	3,405,000	3,492,253
	US TREASURY N/B	1.375% 15 Mar 2013	UNITED STATES	21,960,000	22,273,106
	US TREASURY N/B	1.375% 15 May 2013	UNITED STATES	6,710,000	6,816,414
	US TREASURY N/B	1.375% 30 Sep 2018	UNITED STATES	460,000	462,480
	US TREASURY N/B	1.5% 30 Jun 2016	UNITED STATES	4,635,000	4,793,244
	US TREASURY N/B	1.5% 30 Nov 2015	UNITED STATES	2,365,000	2,437,059
	US TREASURY N/B	1.875% 30 Apr 2014	UNITED STATES	12,335,000	12,782,144
	US TREASURY N/B	1.875% 30 Sep 2017	UNITED STATES	17,745,000	18,553,232
	US TREASURY N/B	2.125% 15 Aug 2021	UNITED STATES	5,200,000	5,333,250
	US TREASURY N/B	2.125% 31 May 2015	UNITED STATES	2,215,000	2,338,382
	US TREASURY N/B	2.25% 31 Jul 2017	UNITED STATES	28,495,000	30,625,457
	US TREASURY N/B	2.375% 31 Mar 2016	UNITED STATES	18,740,000	20,067,898
	US TREASURY N/B	2.5% 30 Apr 2015	UNITED STATES	5,850,000	6,243,050
	US TREASURY N/B	2.625% 15 Aug 2020	UNITED STATES	11,145,000	12,020,061
	US TREASURY N/B	2.625% 15 Nov 2020	UNITED STATES	3,400,000	3,660,311
	US TREASURY N/B	2.625% 30 Apr 2018	UNITED STATES	8,495,000	9,249,594
	US TREASURY N/B	2.75% 15 Feb 2019	UNITED STATES	4,645,000	5,087,362
	US TREASURY N/B	2.75% 31 May 2017	UNITED STATES	1,630,000	1,783,958
	US TREASURY N/B	3% 30 Sep 2016	UNITED STATES	440,000	485,066
	US TREASURY N/B	3.125% 15 May 2021	UNITED STATES	12,815,000	14,308,742
	US TREASURY N/B	3.375% 15 Nov 2019	UNITED STATES	6,785,000	7,734,371
	US TREASURY N/B	3.5% 15 Feb 2018	UNITED STATES	7,975,000	9,092,122
	US TREASURY N/B	3.5% 15 Feb 2039	UNITED STATES	25,390,000	28,559,789
	US TREASURY N/B	3.5% 15 May 2020	UNITED STATES	4,840,000	5,567,892
	US TREASURY N/B	3.875% 15 Aug 2040	UNITED STATES	2,190,000	2,625,263
	US TREASURY N/B	4.25% 15 May 2039	UNITED STATES	480,000	610,650
	US TREASURY N/B	4.375% 15 Feb 2038	UNITED STATES	8,000,000	10,342,496
	US TREASURY N/B	4.375% 15 May 2040	UNITED STATES	8,130,000	10,561,374
	US TREASURY N/B	6% 15 Feb 2026	UNITED STATES	2,065,000	2,976,181
	US TREASURY N/B	6.25% 15 Aug 2023	UNITED STATES	655,000	937,469
	US TREASURY N/B	6.5% 15 Nov 2026	UNITED STATES	4,910,000	7,449,393
	US TREASURY N/B	8.875% 15 Aug 2017	UNITED STATES	985,000	1,409,858
	VALERO ENERGY CORP	6.625% 15 Jun 2037	UNITED STATES	600,000	643,342
	VERIZON COMMUNICATIONS	6.35% 01 Apr 2019	UNITED STATES	945,000	1,151,489
	VERIZON COMMUNICATIONS	7.75% 01 Dec 2030	UNITED STATES	800,000	1,114,174
	VIACOM INC	2.5% 15 Dec 2016	UNITED STATES	1,100,000	1,099,582
	WACHOVIA CORP	5.5% 01 May 2013	UNITED STATES	1,000,000	1,055,099
	WAL MART STORES INC	5% 25 Oct 2040	UNITED STATES	1,001,000	1,178,113
	WAL MART STORES INC	5.625% 01 Apr 2040	UNITED STATES	840,000	1,063,994
	WASHINGTON ST	5.14% 01 Aug 2040	UNITED STATES	1,080,000	1,237,648
	WASTE MANAGEMENT INC	6.125% 30 Nov 2039	UNITED STATES	490,000	601,069
	WELLS FARGO + COMPANY	3.625% 15 Apr 2015	UNITED STATES	2,905,000	3,041,085
	WELLS FARGO + COMPANY	4.375% 31 Jan 2013	UNITED STATES	2,100,000	2,170,352
	WILLIAMS PARTNERS LP	3.8% 15 Feb 2015	UNITED STATES	660,000	692,863
	CORP ANDINA DE FOMENTO	8.125% 04 Jun 2019	VENEZUELA	655,000	804,538

		Total : EXHIBIT D - Total Bond Market Fund			$1,229,139,951

n / a - Cost is not applicable

EXHIBIT E - Real Estate Investment Trust (REIT) Index Fund

(Managed by BlackRock Institutional Trust Company)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2011

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,				(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value			(d) Cost	value
					( n / a )
				Shares/ Par Value

	ACADIA REALTY TRUST	REIT USD.001	UNITED STATES	101574		$2,045,700
	ALEXANDER S INC	REIT USD1.	UNITED STATES	4,872		1,802,786
	ALEXANDRIA REAL ESTATE EQUIT	REIT USD.01	UNITED STATES	147,524		10,174,730
	AMERICAN ASSETS TRUST INC	REIT	UNITED STATES	79,654		1,633,704
	AMERICAN CAMPUS COMMUNITIES	REIT USD.01	UNITED STATES	165,551		6,946,520
	APARTMENT INVT + MGMT CO A	REIT USD.01	UNITED STATES	287,598		6,588,870
	ASHFORD HOSPITALITY TRUST	REIT USD.01	UNITED STATES	129,869		1,038,952
	ASSOCIATED ESTATES REALTY CP	REIT USD.1	UNITED STATES	99,079		1,580,310
	AVALONBAY COMMUNITIES INC	REIT USD.01	UNITED STATES	224,064		29,262,758
	BIOMED REALTY TRUST INC	REIT USD.01	UNITED STATES	366,244		6,621,692
	BOSTON PROPERTIES INC	REIT USD.01	UNITED STATES	350,014		34,861,394
	BRANDYWINE REALTY TRUST	REIT USD.01	UNITED STATES	323,243		3,070,809
	BRE PROPERTIES INC	REIT USD.01	UNITED STATES	178,000		8,985,440
	CAMDEN PROPERTY TRUST	REIT USD.01	UNITED STATES	169,540		10,552,170
	CAMPUS CREST COMMUNITIES INC	REIT	UNITED STATES	73,279		737,187
	CAPLEASE INC	REIT USD.01	UNITED STATES	154,356		623,598
	CBL + ASSOCIATES PROPERTIES	REIT USD.01	UNITED STATES	336,101		5,276,786
	CEDAR REALTY TRUST INC	REIT USD.06	UNITED STATES	137,060		590,729
	CHESAPEAKE LODGING TRUST	REIT USD.01	UNITED STATES	72,901		1,127,049
	COGDELL SPENCER INC	REIT USD.01	UNITED STATES	115,483		490,803
	COLONIAL PROPERTIES TRUST	REIT USD.01	UNITED STATES	196,737		4,103,934
	COMMONWEALTH REIT	REIT USD.01	UNITED STATES	199,487		3,319,464
	CORESITE REALTY CORP	REIT USD.01	UNITED STATES	47,386		844,419
	CORPORATE OFFICE PROPERTIES	REIT USD.01	UNITED STATES	171,493		3,645,941
	COUSINS PROPERTIES INC	REIT USD1.	UNITED STATES	222,699		1,427,501
	CUBESMART	REIT USD.01	UNITED STATES	270,900		2,882,376
	DCT INDUSTRIAL TRUST INC	REIT USD.01	UNITED STATES	587,103		3,005,967
	DDR CORP	REIT USD.1	UNITED STATES	526,423		6,406,568
	DIAMONDROCK HOSPITALITY CO	REIT USD.01	UNITED STATES	399,178		3,848,076
	DIGITAL REALTY TRUST INC	REIT USD.01	UNITED STATES	236,772		15,785,589
	DOUGLAS EMMETT INC	REIT USD.01	UNITED STATES	289,116		5,273,476
	DUKE REALTY CORP	REIT USD.01	UNITED STATES	601,914		7,253,064
	DUPONT FABROS TECHNOLOGY	REIT USD.001	UNITED STATES	148,919		3,606,818
	EASTGROUP PROPERTIES INC	REIT NPV	UNITED STATES	64,542		2,806,286
	EDUCATION REALTY TRUST INC	REIT USD.01	UNITED STATES	214,936		2,198,795
	ENTERTAINMENT PROPERTIES TR	REIT USD.01	UNITED STATES	111,266		4,863,437
	EQUITY LIFESTYLE PROPERTIES	REIT USD.01	UNITED STATES	92,033		6,137,681
	EQUITY ONE INC	REIT USD.01	UNITED STATES	150,398		2,553,758
	EQUITY RESIDENTIAL	REIT USD.01	UNITED STATES	706,409		40,286,505
	ESSEX PROPERTY TRUST INC	REIT USD.0001	UNITED STATES	80,558		11,319,205
	EXCEL TRUST INC	REIT USD.01	UNITED STATES	70,222		842,664
	EXTRA SPACE STORAGE INC	REIT USD.01	UNITED STATES	213,544		5,174,171
	FEDERAL REALTY INVS TRUST	REIT USD.01	UNITED STATES	149,639		13,579,739
	FELCOR LODGING TRUST INC	REIT USD.01	UNITED STATES	282,483		861,573
	FIRST INDUSTRIAL REALTY TR	REIT USD.01	UNITED STATES	196,277		2,007,914
	FIRST POTOMAC REALTY TRUST	REIT USD.001	UNITED STATES	119,414		1,558,353
	FRANKLIN STREET PROPERTIES C	REIT USD.0001	UNITED STATES	174,825		1,739,509
	GENERAL GROWTH PROPERTIES	REIT USD.01	UNITED STATES	1,036,567		15,569,236
	GETTY REALTY CORP	REIT USD.01	UNITED STATES	63,749		889,299
	GLIMCHER REALTY TRUST	REIT USD.01	UNITED STATES	256,283		2,357,804
	GOVERNMENT PROPERTIES INCOME	REIT USD.01	UNITED STATES	89,706		2,022,870
	HCP INC	REIT USD1.	UNITED STATES	970,140		40,192,900
	HEALTH CARE REIT INC	REIT USD1.	UNITED STATES	452,166		24,656,612
	HEALTHCARE REALTY TRUST INC	REIT USD.01	UNITED STATES	185,608		3,450,453
	HERSHA HOSPITALITY TRUST	REIT USD.01	UNITED STATES	364,734		1,779,902
	HIGHWOODS PROPERTIES INC	REIT USD.01	UNITED STATES	169,326		5,023,902
	HOME PROPERTIES INC	REIT USD.01	UNITED STATES	113,703		6,545,882
	HOSPITALITY PROPERTIES TRUST	REIT USD.01	UNITED STATES	293,923		6,754,351
	HOST HOTELS + RESORTS INC	REIT USD.01	UNITED STATES	1,682,445		24,849,713
	HUDSON PACIFIC PROPERTIES IN	REIT USD.01	UNITED STATES	48,094		681,011
	INLAND REAL ESTATE CORP	REIT USD.01	UNITED STATES	211,969		1,613,084
	INVESTORS REAL ESTATE TRUST	REIT NPV	UNITED STATES	193,847		1,414,114
	KILROY REALTY CORP	REIT USD.01	UNITED STATES	139,413		5,307,453
	KIMCO REALTY CORP	REIT USD.01	UNITED STATES	969,672		15,747,473
	KITE REALTY GROUP TRUST	REIT USD.01	UNITED STATES	144,226		650,459
	LASALLE HOTEL PROPERTIES	REIT USD.01	UNITED STATES	202,893		4,912,040
	LEXINGTON REALTY TRUST	REIT USD.0001	UNITED STATES	338,876		2,538,181
	LIBERTY PROPERTY TRUST	REIT USD.001	UNITED STATES	275,461		8,506,236
	LTC PROPERTIES INC	REIT USD.01	UNITED STATES	72,369		2,233,307
	MACERICH CO/THE	REIT USD.01	UNITED STATES	314,302		15,903,681
	MACK CALI REALTY CORP	REIT USD.01	UNITED STATES	207,577		5,540,230
	MEDICAL PROPERTIES TRUST INC	REIT USD.001	UNITED STATES	266,419		2,629,556
	MID AMERICA APARTMENT COMM	REIT USD.01	UNITED STATES	88,569		5,539,991
	MONMOUTH REIT CLASS A	REIT USD.01	UNITED STATES	69,140		632,631
	NATIONAL RETAIL PROPERTIES	REIT USD.01	UNITED STATES	246,170		6,493,965
	NATL HEALTH INVESTORS INC	REIT USD.01	UNITED STATES	56,187		2,471,104
	OMEGA HEALTHCARE INVESTORS	REIT USD.1	UNITED STATES	245,851		4,757,217
	PARKWAY PROPERTIES INC	REIT USD.001	UNITED STATES	52,302		515,698
	PEBBLEBROOK HOTEL TRUST	REIT USD.01	UNITED STATES	121,398		2,328,414
	PENN REAL ESTATE INVEST TST	REIT USD1.	UNITED STATES	126,224		1,317,779
	PIEDMONT OFFICE REALTY TRU A	REIT USD.01	UNITED STATES	411,504		7,012,028
	POST PROPERTIES INC	REIT USD.01	UNITED STATES	120,359		5,262,095
	PROLOGIS INC	REIT USD.01	UNITED STATES	1,093,610		31,266,310
	PS BUSINESS PARKS INC/CA	REIT USD.01	UNITED STATES	47,159		2,614,023
	PUBLIC STORAGE	REIT USD.1	UNITED STATES	345,629		46,473,275
	RAMCO GERSHENSON PROPERTIES	REIT USD.01	UNITED STATES	92,021		904,566

REALTY INCOME CORP	REIT USD1.	UNITED STATES	317,306	11,093,018
REGENCY CENTERS CORP	REIT USD.01	UNITED STATES	214,113	8,054,931
RETAIL OPPORTUNITY INVESTMEN	REIT USD.0001	UNITED STATES	116,088	1,374,482
RLJ LODGING TRUST	REIT	UNITED STATES	228,201	3,840,623
S+P MIDCAP 400 EMINI IDX FTRS MAR11 XIOM		UNITED STATES	5,900	(62,781)
S+P MIDCAP 400 EMINI IDX FTRS MAR12 XIOM		UNITED STATES	5,700	114,986
SABRA HEALTH CARE REIT INC	REIT USD.01	UNITED STATES	87,983	1,063,714
SAUL CENTERS INC	REIT USD.01	UNITED STATES	29,366	1,040,144
SENIOR HOUSING PROP TRUST	REIT USD.01	UNITED STATES	384,501	8,628,202
SIMON PROPERTY GROUP INC	REIT USD.0001	UNITED STATES	699,495	90,192,885
SL GREEN REALTY CORP	REIT USD.01	UNITED STATES	203,628	13,569,770
SOVRAN SELF STORAGE INC	REIT USD.01	UNITED STATES	66,073	2,819,335
SSGA	G STIFF ERISA QUALIFIED	UNITED STATES	1,567,849	1,567,849
STRATEGIC HOTELS + RESORTS I	REIT USD.01	UNITED STATES	354,210	1,902,108
SUMMIT HOTEL PROPERTIES INC	REIT	UNITED STATES	65,140	614,922
SUN COMMUNITIES INC	REIT USD.01	UNITED STATES	48,726	1,779,961
SUNSTONE HOTEL INVESTORS INC	REIT USD.01	UNITED STATES	282,292	2,300,680
TANGER FACTORY OUTLET CENTER	REIT USD.01	UNITED STATES	204,870	6,006,788
TAUBMAN CENTERS INC	REIT USD.01	UNITED STATES	137,874	8,561,975
TREASURY BILL	0% 22 Dec 2011	UNITED STATES	150,000	150,000
TREASURY BILL	0.01% 22 Mar 2012	UNITED STATES	690,000	689,997
UDR INC	REIT USD.01	UNITED STATES	521,943	13,100,769
UNIVERSAL HEALTH RLTY INCOME	REIT USD.01	UNITED STATES	28,629	1,116,531
URSTADT BIDDLE CLASS A	REIT USD.01	UNITED STATES	49,851	901,306
US DOLLAR		UNITED STATES	(464,278)	(464,278)
VANGUARD REIT ETF	VANGUARD REIT ETF	UNITED STATES	36,545	2,119,610
VENTAS INC	REIT USD.25	UNITED STATES	651,695	35,927,945
VORNADO REALTY TRUST	REIT USD.04	UNITED STATES	395,475	30,396,209
WASHINGTON REIT	REIT USD.01	UNITED STATES	157,448	4,306,203
WEINGARTEN REALTY INVESTORS	REIT USD.03	UNITED STATES	273,732	5,972,832
WINTHROP REALTY TRUST	REIT USD1.	UNITED STATES	70,816	720,199

	Total : EXHIBIT E - Real Estate Investment Trust (REIT) Index Fund			$870,104,527

n / a - Cost is not applicable

EXHIBIT F - Long-Term Corporate Bond Fund

(Managed by Neuberger Berman)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2011

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,				(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value			(d) Cost	value
					( n / a )
				Shares/ Par Value

	BARRICK PD AU FIN PTY LT	5.95% 15 Oct 2039	AUSTRALIA	775,000		$897,207
	RIO TINTO FIN USA LTD	5.2% 02 Nov 2040	AUSTRALIA	775,000		887,614
	RIO TINTO FIN USA LTD	7.125% 15 Jul 2028	AUSTRALIA	1,125,000		1,533,287
	FED REPUBLIC OF BRAZIL	5.625% 07 Jan 2041	BRAZIL	4,990,000		5,788,400
	VALE OVERSEAS LIMITED	6.875% 10 Nov 2039	BRAZIL	2,110,000		2,416,794
	CANADIAN NATL RAILWAY	6.2% 01 Jun 2036	CANADA	750,000		992,300
	ENCANA CORP	6.5% 15 Aug 2034	CANADA	850,000		992,871
	HUSKY ENERGY INC	6.8% 15 Sep 2037	CANADA	1,220,000		1,530,649
	NEXEN INC	6.4% 15 May 2037	CANADA	1,100,000		1,165,185
	POTASH CORP SASKATCHEWAN	5.625% 01 Dec 2040	CANADA	500,000		610,530
	POTASH CORP SASKATCHEWAN	5.875% 01 Dec 2036	CANADA	370,000		451,171
	ROGERS COMMUNICATIONS IN	7.5% 15 Aug 2038	CANADA	1,020,000		1,420,789
	SUNCOR ENERGY INC	6.5% 15 Jun 2038	CANADA	1,885,000		2,374,075
	TECK RESOURCES LIMITED	6.25% 15 Jul 2041	CANADA	1,100,000		1,270,734
	TRANS CANADA PIPELINES	7.625% 15 Jan 2039	CANADA	2,390,000		3,446,942
	NOBLE HOLDING INTL LTD	6.05% 01 Mar 2041	CAYMAN ISLANDS	1,475,000		1,639,604
	PETROBRAS INTL FIN CO	6.75% 27 Jan 2041	CAYMAN ISLANDS	885,000		1,016,983
	PETROBRAS INTL FIN CO	6.875% 20 Jan 2040	CAYMAN ISLANDS	875,000		1,013,412
	DEUTSCHE TELEKOM INT FIN	8.75% 15 Jun 2030	GERMANY	1,000,000		1,394,910
	REPUBLIC OF ITALY	5.375% 15 Jun 2033	ITALY	950,000		801,715
	ARCELORMITTAL	6.75% 01 Mar 2041	LUXEMBOURG	2,585,000		2,324,510
	COVIDIEN INTL FINANCE SA	6.55% 15 Oct 2037	LUXEMBOURG	1,000,000		1,270,452
	TELECOM ITALIA CAPITAL	7.2% 18 Jul 2036	LUXEMBOURG	1,475,000		1,218,273
	AMERICA MOVIL SAB DE CV	6.125% 30 Mar 2040	MEXICO	1,335,000		1,587,258
	GRUPO BIMBO SAB DE CV	4.875% 30 Jun 2020	MEXICO	1,655,000		1,743,374
	PETROLEOS MEXICANOS	0% 02 Jun 2041	MEXICO	1,200,000		1,350,000
	UNITED MEXICAN STATES	6.75% 27 Sep 2034	MEXICO	3,895,000		5,073,238
	SHELL INTERNATIONAL FIN	6.375% 15 Dec 2038	NETHERLANDS	1,300,000		1,789,204
	TELEFONICA EUROPE BV	8.25% 15 Sep 2030	NETHERLANDS	1,000,000		1,099,809
	STATOIL ASA	4.25% 23 Nov 2041	NORWAY	755,000		788,523
	STATOIL ASA	5.1% 17 Aug 2040	NORWAY	1,250,000		1,479,693
	REPUBLIC OF PERU	6.55% 14 Mar 2037	PERU	1,600,000		2,032,000
	REPUBLIC OF SOUTH AFRICA	6.25% 08 Mar 2041	SOUTH AFRICA	725,000		842,813
	TELEFONICA EMISIONES SAU	5.462% 16 Feb 2021	SPAIN	2,310,000		2,204,354
	TELEFONICA EMISIONES SAU	7.045% 20 Jun 2036	SPAIN	900,000		877,563
	ANGLOGOLD HOLDINGS PLC	6.5% 15 Apr 2040	UNITED KINGDOM	775,000		754,012
	ASTRAZENECA PLC	6.45% 15 Sep 2037	UNITED KINGDOM	900,000		1,213,942
	BRITISH TELECOM PLC	9.625% 15 Dec 2030	UNITED KINGDOM	500,000		704,650
	HSBC HOLDINGS PLC	5.1% 05 Apr 2021	UNITED KINGDOM	1,500,000		1,593,890
	HSBC HOLDINGS PLC	6.5% 15 Sep 2037	UNITED KINGDOM	1,300,000		1,283,218
	VODAFONE GROUP PLC	6.15% 27 Feb 2037	UNITED KINGDOM	1,405,000		1,748,385
	ABBOTT LABORATORIES	6% 01 Apr 2039	UNITED STATES	925,000		1,175,164
	ALCOA INC	5.95% 01 Feb 2037	UNITED STATES	750,000		711,307
	ALTRIA GROUP INC	10.2% 06 Feb 2039	UNITED STATES	720,000		1,120,406
	ALTRIA GROUP INC	9.95% 10 Nov 2038	UNITED STATES	1,770,000		2,692,138
	AMERICAN EXPRESS CO	8.15% 19 Mar 2038	UNITED STATES	810,000		1,201,825
	AMERICAN INTL GROUP	6.25% 01 May 2036	UNITED STATES	850,000		761,020
	AMERICAN INTL GROUP	6.4% 15 Dec 2020	UNITED STATES	1,500,000		1,513,845
	AMGEN INC	5.15% 15 Nov 2041	UNITED STATES	2,100,000		2,177,036
	AMGEN INC	6.375% 01 Jun 2037	UNITED STATES	400,000		463,712
	AMGEN INC	6.4% 01 Feb 2039	UNITED STATES	1,250,000		1,473,884
	ANADARKO PETROLEUM CORP	6.2% 15 Mar 2040	UNITED STATES	460,000		511,929
	ANADARKO PETROLEUM CORP	6.45% 15 Sep 2036	UNITED STATES	895,000		1,020,390
	ANHEUSER BUSCH INBEV WOR	6.375% 15 Jan 2040	UNITED STATES	750,000		1,030,544
	ANHEUSER BUSCH INBEV WOR	8.2% 15 Jan 2039	UNITED STATES	660,000		1,040,538
	APACHE CORP	5.25% 01 Feb 2042	UNITED STATES	1,100,000		1,314,455
	APPLIED MATERIALS INC	5.85% 15 Jun 2041	UNITED STATES	540,000		615,450
	AT+T INC	5.35% 01 Sep 2040	UNITED STATES	1,773,000		1,994,448
	AT+T INC	6.5% 01 Sep 2037	UNITED STATES	7,170,000		8,927,281
	ATMOS ENERGY CORP	5.5% 15 Jun 2041	UNITED STATES	480,000		561,027
	BANK OF AMERICA CORP	5.65% 01 May 2018	UNITED STATES	2,030,000		1,934,089
	BARRICK NA FINANCE LLC	5.7% 30 May 2041	UNITED STATES	1,200,000		1,421,580
	BB+T CAPITAL TRUST I	5.85% 18 Aug 2035	UNITED STATES	850,000		848,422
	BECTON DICKINSON	5% 12 Nov 2040	UNITED STATES	1,060,000		1,179,310
	BERKSHIRE HATHAWAY FIN	5.75% 15 Jan 2040	UNITED STATES	1,585,000		1,880,593
	BOEING CO	6.875% 15 Mar 2039	UNITED STATES	840,000		1,194,490

BURLINGTN NORTH SANTA FE	5.75% 01 May 2040	UNITED STATES	225,000	269,193
BURLINGTN NORTH SANTA FE	7% 15 Dec 2025	UNITED STATES	500,000	686,912
CALIFORNIA INSTITUTE OF	4.7% 01 Nov 2111	UNITED STATES	760,000	789,131
CALIFORNIA ST	7.55% 01 Apr 2039	UNITED STATES	3,805,000	4,652,450
CATERPILLAR INC	5.2% 27 May 2041	UNITED STATES	1,800,000	2,156,029
CBS CORP	5.5% 15 May 2033	UNITED STATES	625,000	642,120
CBS CORP	5.9% 15 Oct 2040	UNITED STATES	1,505,000	1,689,469
CELGENE CORP	5.7% 15 Oct 2040	UNITED STATES	1,100,000	1,210,638
CISCO SYSTEMS INC	5.5% 15 Jan 2040	UNITED STATES	1,390,000	1,700,754
CITIGROUP INC	5.875% 29 May 2037	UNITED STATES	2,885,000	2,881,408
CITIGROUP INC	8.125% 15 Jul 2039	UNITED STATES	2,130,000	2,607,827
CLIFFS NATURAL RESOURCES	6.25% 01 Oct 2040	UNITED STATES	2,035,000	2,004,320
COMCAST CORP	6.5% 15 Nov 2035	UNITED STATES	2,065,000	2,489,120
COMCAST CORP	6.95% 15 Aug 2037	UNITED STATES	375,000	477,116
CONOCOPHILLIPS	5.9% 15 May 2038	UNITED STATES	800,000	1,011,926
CONOCOPHILLIPS	6.5% 01 Feb 2039	UNITED STATES	1,795,000	2,482,964
CONS EDISON CO OF NY	5.85% 15 Mar 2036	UNITED STATES	525,000	659,116
CONS EDISON CO OF NY	6.75% 01 Apr 2038	UNITED STATES	725,000	1,015,185
CONTL AIRLINES 2007 1	5.983% 19 Apr 2022	UNITED STATES	1,858,954	1,935,543
CONTL AIRLINES 2009 2	7.25% 10 May 2021	UNITED STATES	1,260,528	1,342,462
COX COMMUNICATIONS INC	8.375% 01 Mar 2039	UNITED STATES	1,140,000	1,526,413
CRH AMERICA INC	6% 30 Sep 2016	UNITED STATES	1,500,000	1,602,329
CSX CORP	4.75% 30 May 2042	UNITED STATES	475,000	490,128
CSX CORP	6.15% 01 May 2037	UNITED STATES	650,000	781,657
CVS CAREMARK CORP	5.75% 15 May 2041	UNITED STATES	1,175,000	1,399,109
CVS CAREMARK CORP	6.25% 01 Jun 2027	UNITED STATES	1,510,000	1,826,963
DAIMLER FINANCE NA LLC	8.5% 18 Jan 2031	UNITED STATES	500,000	699,101
DELTA AIR LINES 2007 1 A	1% 10 Feb 2024	UNITED STATES	2,652,772	2,768,698
DEVON FINANCING CORP ULC	7.875% 30 Sep 2031	UNITED STATES	1,350,000	1,909,582
DIRECTV HOLDINGS/FING	6% 15 Aug 2040	UNITED STATES	2,085,000	2,274,472
DIRECTV HOLDINGS/FING	6.375% 01 Mar 2041	UNITED STATES	555,000	639,926
DISCOVERY COMMUNICATIONS	6.35% 01 Jun 2040	UNITED STATES	800,000	963,677
DOMINION RESOURCES INC	5.95% 15 Jun 2035	UNITED STATES	1,930,000	2,297,007
DOW CHEMICAL CO/THE	5.25% 15 Nov 2041	UNITED STATES	1,165,000	1,225,433
DOW CHEMICAL CO/THE	9.4% 15 May 2039	UNITED STATES	860,000	1,292,668
DTE ENERGY COMPANY	6.375% 15 Apr 2033	UNITED STATES	675,000	817,338
DUKE ENERGY CAROLINAS	6.45% 15 Oct 2032	UNITED STATES	1,000,000	1,283,013
E.I. DU PONT DE NEMOURS	4.9% 15 Jan 2041	UNITED STATES	350,000	395,718
ECOLAB INC	5.5% 08 Dec 2041	UNITED STATES	775,000	858,810
ENTERPRISE PRODUCTS OPER	6.875% 01 Mar 2033	UNITED STATES	1,450,000	1,750,008
ENTERPRISE PRODUCTS OPER	7.55% 15 Apr 2038	UNITED STATES	880,000	1,129,955
ERAC USA FINANCE COMPANY	6.7% 01 Jun 2034	UNITED STATES	1,390,000	1,571,419
ERAC USA FINANCE COMPANY	7% 15 Oct 2037	UNITED STATES	750,000	902,306
EXELON GENERATION CO LLC	5.75% 01 Oct 2041	UNITED STATES	1,715,000	1,973,272
EXELON GENERATION CO LLC	6.25% 01 Oct 2039	UNITED STATES	1,550,000	1,888,663
EXPRESS SCRIPTS HOLDING	6.125% 15 Nov 2041	UNITED STATES	1,630,000	1,762,332
FIRSTENERGY CORP	7.375% 15 Nov 2031	UNITED STATES	1,350,000	1,660,199
FIRSTENERGY SOLUTIONS CO	6.8% 15 Aug 2039	UNITED STATES	1,039,000	1,163,434
FLORIDA POWER + LIGHT	5.25% 01 Feb 2041	UNITED STATES	675,000	824,014
FLORIDA POWER + LIGHT	5.625% 01 Apr 2034	UNITED STATES	900,000	1,111,913
FLORIDA POWER CORP	6.4% 15 Jun 2038	UNITED STATES	700,000	949,481
GENERAL ELEC CAP CORP	5.625% 01 May 2018	UNITED STATES	1,000,000	1,120,002
GENERAL ELEC CAP CORP	5.875% 14 Jan 2038	UNITED STATES	2,745,000	2,908,566
GENERAL ELEC CAP CORP	6.75% 15 Mar 2032	UNITED STATES	3,285,000	3,846,541
GEORGIA POWER COMPANY	5.65% 01 Mar 2037	UNITED STATES	1,280,000	1,586,268
GILEAD SCIENCES INC	5.65% 01 Dec 2041	UNITED STATES	1,090,000	1,206,808
GLAXOSMITHKLINE CAP INC	6.375% 15 May 2038	UNITED STATES	675,000	903,185
GOLDMAN SACHS GROUP INC	6.45% 01 May 2036	UNITED STATES	3,245,000	2,928,032
GOLDMAN SACHS GROUP INC	6.75% 01 Oct 2037	UNITED STATES	3,700,000	3,442,898
HARTFORD FINL SVCS GRP	6.1% 01 Oct 2041	UNITED STATES	900,000	842,255
HARTFORD FINL SVCS GRP	6.625% 30 Mar 2040	UNITED STATES	570,000	565,677
HCP INC	6.75% 01 Feb 2041	UNITED STATES	1,005,000	1,136,164
HEALTH CARE REIT INC	6.5% 15 Mar 2041	UNITED STATES	1,170,000	1,172,294
HESS CORP	5.6% 15 Feb 2041	UNITED STATES	1,000,000	1,117,272
HESS CORP	6% 15 Jan 2040	UNITED STATES	550,000	650,726
HEWLETT PACKARD CO	6% 15 Sep 2041	UNITED STATES	710,000	785,702
HOME DEPOT INC	5.875% 16 Dec 2036	UNITED STATES	1,140,000	1,430,565
HONEYWELL INTERNATIONAL	5.375% 01 Mar 2041	UNITED STATES	710,000	870,924
ILLINOIS ST	5.1% 01 Jun 2033	UNITED STATES	2,600,000	2,359,864
INDIANA MICHIGAN POWER	6.05% 15 Mar 2037	UNITED STATES	905,000	1,105,073
INTEL CORP	4.8% 01 Oct 2041	UNITED STATES	715,000	801,306
INTL PAPER CO	6% 15 Nov 2041	UNITED STATES	605,000	656,796
JOHNSON CONTROLS INC	5.7% 01 Mar 2041	UNITED STATES	570,000	641,870
JPMORGAN CHASE + CO	5.4% 06 Jan 2042	UNITED STATES	1,100,000	1,147,944
JPMORGAN CHASE + CO	5.5% 15 Oct 2040	UNITED STATES	2,700,000	2,797,764
JUNIPER NETWORKS INC	5.95% 15 Mar 2041	UNITED STATES	1,645,000	1,799,150
KENTUCKY UTILITIES	5.125% 01 Nov 2040	UNITED STATES	1,585,000	1,899,391
KINDER MORGAN ENER PART	6.5% 01 Feb 2037	UNITED STATES	1,190,000	1,310,383
KINDER MORGAN ENER PART	6.95% 15 Jan 2038	UNITED STATES	930,000	1,050,425
KRAFT FOODS INC	6.5% 09 Feb 2040	UNITED STATES	2,835,000	3,688,165
KRAFT FOODS INC	6.875% 01 Feb 2038	UNITED STATES	1,235,000	1,635,352
LINCOLN NATIONAL CORP	7% 15 Jun 2040	UNITED STATES	825,000	932,693
LOCKHEED MARTIN CORP	0.01% 15 Sep 2041	UNITED STATES	925,000	937,503
LORILLARD TOBACCO CO	7% 04 Aug 2041	UNITED STATES	675,000	709,501
LORILLARD TOBACCO CO	8.125% 01 May 2040	UNITED STATES	730,000	840,110
LOWE S COMPANIES INC	5.125% 15 Nov 2041	UNITED STATES	1,455,000	1,612,139
LOWE S COMPANIES INC	5.8% 15 Apr 2040	UNITED STATES	350,000	412,076
MACYS RETAIL HLDGS INC	6.375% 15 Mar 2037	UNITED STATES	850,000	987,447
MARATHON OIL CORP	6.6% 01 Oct 2037	UNITED STATES	1,235,000	1,497,943
MARATHON PETROLEUM CORP	6.5% 01 Mar 2041	UNITED STATES	1,170,000	1,325,874
MCKESSON CORP	6% 01 Mar 2041	UNITED STATES	950,000	1,214,256
MERCK + CO INC	6.55% 15 Sep 2037	UNITED STATES	600,000	836,455
MERRILL LYNCH + CO	6.11% 29 Jan 2037	UNITED STATES	2,950,000	2,274,258
MERRILL LYNCH + CO	6.22% 15 Sep 2026	UNITED STATES	470,000	387,687
MERRILL LYNCH + CO	7.75% 14 May 2038	UNITED STATES	550,000	522,567

	METLIFE INC	6.5% 15 Dec 2032	UNITED STATES	1,125,000	1,348,430
	MIDAMERICAN ENERGY HLDGS	6.125% 01 Apr 2036	UNITED STATES	2,695,000	3,218,771
	MORGAN STANLEY	5.5% 24 Jul 2020	UNITED STATES	800,000	727,384
	MORGAN STANLEY	5.625% 23 Sep 2019	UNITED STATES	1,200,000	1,111,295
	MORGAN STANLEY	6.25% 09 Aug 2026	UNITED STATES	2,340,000	2,154,260
	MOSAIC CO	4.875% 15 Nov 2041	UNITED STATES	675,000	697,761
	NBCUNIVERSAL MEDIA LLC	6.4% 30 Apr 2040	UNITED STATES	2,890,000	3,552,949
	NEW JERSEY ST TRANSPRTN TRUST	6.561% 15 Dec 2040	UNITED STATES	1,000,000	1,267,310
	NEWS AMERICA INC	6.15% 01 Mar 2037	UNITED STATES	4,500,000	4,919,009
	NORFOLK SOUTHERN CORP	5.59% 17 May 2025	UNITED STATES	1,100,000	1,270,665
	NORFOLK SOUTHERN CORP	6% 15 Mar 2105	UNITED STATES	1,650,000	1,951,943
	NORTHERN STATES PWR MINN	5.35% 01 Nov 2039	UNITED STATES	425,000	527,873
	NORTHROP GRUMMAN CORP	5.05% 15 Nov 2040	UNITED STATES	950,000	1,039,785
	NORTHWESTERN MUTUAL LIFE	6.063% 30 Mar 2040	UNITED STATES	1,850,000	2,220,799
	OHIO ST UNIV	4.8% 01 Jun 2111	UNITED STATES	430,000	445,175
	ONEOK PARTNERS LP	6.65% 01 Oct 2036	UNITED STATES	905,000	1,070,272
	ONEOK PARTNERS LP	6.85% 15 Oct 2037	UNITED STATES	480,000	582,797
	ORACLE CORP	5.375% 15 Jul 2040	UNITED STATES	1,625,000	1,979,700
	PACIFIC GAS + ELECTRIC	6.05% 01 Mar 2034	UNITED STATES	2,100,000	2,599,462
	PEMEX PROJ FDG MASTER TR	6.625% 15 Jun 2035	UNITED STATES	1,000,000	1,133,750
	PEPSICO INC	4.875% 01 Nov 2040	UNITED STATES	850,000	982,287
	PFIZER INC	7.2% 15 Mar 2039	UNITED STATES	2,060,000	3,041,137
	PHILIP MORRIS INTL INC	6.375% 16 May 2038	UNITED STATES	825,000	1,075,547
	PORT AUTH OF NEW YORK + NEW JE	4.926% 01 Oct 2051	UNITED STATES	2,000,000	2,062,940
	PRINCIPAL FINANCIAL GRP	6.05% 15 Oct 2036	UNITED STATES	520,000	546,504
	PROGRESS ENERGY INC	6% 01 Dec 2039	UNITED STATES	585,000	733,017
	PROGRESS ENERGY INC	7.75% 01 Mar 2031	UNITED STATES	1,000,000	1,420,077
*	PRUDENTIAL FINANCIAL INC	5.7% 14 Dec 2036	UNITED STATES	600,000	595,713
*	PRUDENTIAL FINANCIAL INC	6.625% 21 Jun 2040	UNITED STATES	1,650,000	1,822,752
	PSEG POWER LLC	8.625% 15 Apr 2031	UNITED STATES	625,000	921,964
	QUEST DIAGNOSTIC INC	5.75% 30 Jan 2040	UNITED STATES	1,970,000	2,124,680
	QWEST CORP	7.25% 15 Oct 2035	UNITED STATES	2,205,000	2,198,705
	RAYTHEON COMPANY	4.7% 15 Dec 2041	UNITED STATES	760,000	780,522
	RAYTHEON COMPANY	4.875% 15 Oct 2040	UNITED STATES	215,000	225,993
	REPUBLIC SERVICES INC	6.2% 01 Mar 2040	UNITED STATES	1,060,000	1,281,410
	SAFEWAY INC	7.25% 01 Feb 2031	UNITED STATES	275,000	330,886
	SOUTHERN CAL EDISON	5.35% 15 Jul 2035	UNITED STATES	350,000	420,761
	SOUTHERN CAL EDISON	6% 15 Jan 2034	UNITED STATES	775,000	998,676
	SOUTHERN CALIF GAS CO	5.125% 15 Nov 2040	UNITED STATES	1,200,000	1,449,938
	SSGA	G STIFF ERISA QUALIFIED	UNITED STATES	11,509,890	11,509,890
	SW AIRLINES 07 1 TRUST	6.15% 01 Feb 2024	UNITED STATES	1,268,795	1,363,955
	TARGET CORP	7% 15 Jan 2038	UNITED STATES	1,500,000	2,096,720
	TEACHERS INSUR + ANNUITY	6.85% 16 Dec 2039	UNITED STATES	584,000	749,507
	TIME WARNER CABLE INC	6.55% 01 May 2037	UNITED STATES	4,580,000	5,209,365
	TIME WARNER INC	6.1% 15 Jul 2040	UNITED STATES	1,380,000	1,617,822
	TIME WARNER INC	6.5% 15 Nov 2036	UNITED STATES	3,015,000	3,637,721
	TRAVELERS COS INC	5.35% 01 Nov 2040	UNITED STATES	1,000,000	1,155,347
	UNITED PARCEL SERVICE	4.875% 15 Nov 2040	UNITED STATES	825,000	953,495
	UNITED TECHNOLOGIES CORP	5.4% 01 May 2035	UNITED STATES	1,450,000	1,715,724
	UNITEDHEALTH GROUP INC	6.5% 15 Jun 2037	UNITED STATES	535,000	680,432
	UNIV OF SOUTHERN CALIFOR	5.25% 01 Oct 2111	UNITED STATES	850,000	1,061,646
	US DOLLAR		UNITED STATES	0	0
	US TREASURY N/B	3.375% 15 Nov 2019	UNITED STATES	1,840,000	2,097,456
	US TREASURY N/B	4.375% 15 Feb 2038	UNITED STATES	1,765,000	2,281,813
	USB CAPITAL XIII TRUST	6.625% 15 Dec 2039	UNITED STATES	1,760,000	1,788,090
	VALERO ENERGY CORP	6.625% 15 Jun 2037	UNITED STATES	1,795,000	1,924,665
	VERIZON COMMUNICATIONS	4.75% 01 Nov 2041	UNITED STATES	1,480,000	1,592,823
	VERIZON COMMUNICATIONS	6.9% 15 Apr 2038	UNITED STATES	1,940,000	2,592,992
	VERIZON COMMUNICATIONS	7.75% 01 Dec 2030	UNITED STATES	2,415,000	3,363,412
	VIACOM INC	6.875% 30 Apr 2036	UNITED STATES	900,000	1,126,400
	WACHOVIA BANK NA	5.85% 01 Feb 2037	UNITED STATES	1,700,000	1,779,164
	WACHOVIA CORP	5.5% 01 Aug 2035	UNITED STATES	1,400,000	1,364,927
	WAL MART STORES INC	5% 25 Oct 2040	UNITED STATES	2,705,000	3,183,612
	WAL MART STORES INC	5.625% 01 Apr 2040	UNITED STATES	2,845,000	3,603,648
	WALT DISNEY COMPANY/THE	4.125% 01 Dec 2041	UNITED STATES	925,000	954,224
	WASTE MANAGEMENT INC	6.125% 30 Nov 2039	UNITED STATES	680,000	834,137
	WASTE MANAGEMENT INC	7% 15 Jul 2028	UNITED STATES	1,000,000	1,253,806
	WEATHERFORD INTL INC	6.8% 15 Jun 2037	UNITED STATES	465,000	520,156
	WELLPOINT INC	5.85% 15 Jan 2036	UNITED STATES	500,000	585,146
	WILLIAMS PARTNERS LP	6.3% 15 Apr 2040	UNITED STATES	1,175,000	1,432,672
	XEROX CORPORATION	6.75% 15 Dec 2039	UNITED STATES	925,000	1,132,800

		Total : EXHIBIT F - Long-Term Corporate Bond Fund			$361,726,271

n / a  - Cost is not applicable

EXHIBIT G - High Yield and Emerging Markets Bond Fund

(Managed by Pacific Management Investment Company)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2011

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value			(d) Cost	(e) Fair value
					(n/a)
				Shares/ Par Value
	AUSTRALIAN DOLLAR		AUSTRALIA	322		$330
	FMG RESOURCES AUG 2006	7% 01 Nov 2015	AUSTRALIA	200,000		202,000
	FMG RESOURCES AUG 2006	8.25% 01 Nov 2019	AUSTRALIA	200,000		203,500
	KINGDOM OF BAHRAIN	5.5% 31 Mar 2020	BAHRAIN	300,000		283,500
	COLUMBUS INTL INC	11.5% 20 Nov 2014	BARBADOS	300,000		315,750
	QTEL INTERNATIONAL FIN	4.75% 16 Feb 2021	BERMUDA	200,000		201,500
	BANCO NAC DE DESEN ECONO	4.125% 15 Sep 2017	BRAZIL	300,000		381,851
	BRAZILIAN REAL		BRAZIL	519		278
	CENT ELET BRASILEIRAS SA	6.875% 30 Jul 2019	BRAZIL	550,000		621,500
	CENT ELET BRASILEIRAS SA	6.875% 30 Jul 2019	BRAZIL	100,000		113,000
	CENT ELET BRASILEIRAS SA	6.875% 30 Jul 2019	BRAZIL	100,000		113,000
	CSN RESOURCES SA	6.5% 21 Jul 2020	BRAZIL	100,000		104,500
	FED REPUBLIC OF BRAZIL	8.25% 20 Jan 2034	BRAZIL	690,000		1,040,175
	NOTA DO TESOURO NACIONAL	0% 01 Jan 2014	BRAZIL	5,900		31,328
	NOTA DO TESOURO NACIONAL	10% 01 Jan 2013	BRAZIL	10,000		53,585
	NOTA DO TESOURO NACIONAL	10% 01 Jan 2017	BRAZIL	237,400		1,223,267
	NOTA DO TESOURO NACIONAL	10% 01 Jan 2021	BRAZIL	66,500		332,153
	SWU092905 IRS BRL P V 00MBRCDI	1% 02 Jan 2012	BRAZIL	(3,600,000)		(1,930,036)
	SWU092905 IRS BRL R F 11.14000	11.14% 02 Jan 2012	BRAZIL	3,600,000		1,970,164
	SWU0A0HU2 IRS BRL P V 01MBSCW	1% 02 Jan 2014	BRAZIL	(8,900,000)		(4,771,478)
	SWU0A0HU2 IRS BRL R F 12.12000	12.12% 02 Jan 2014	BRAZIL	8,900,000		4,973,960
	USIMINAS COMMERCIAL LTD	7.25% 18 Jan 2018	BRAZIL	200,000		217,000
	VALE OVERSEAS LIMITED	4.625% 15 Sep 2020	BRAZIL	1,900,000		1,964,798
	VALE OVERSEAS LIMITED	6.875% 21 Nov 2036	BRAZIL	200,000		227,710
	BOMBARDIER INC	6.75% 01 May 2012	CANADA	40,000		40,400
	CANADIAN DOLLAR		CANADA	165		162
	HARVEST OPERATIONS CORP	6.875% 01 Oct 2017	CANADA	100,000		103,500
	QUEBECOR MEDIA	7.75% 15 Mar 2016	CANADA	550,000		565,125
	TELESAT CANADA/TELESAT L	11% 01 Nov 2015	CANADA	1,100,000		1,181,125
	VIDEOTRON LTEE	6.375% 15 Dec 2015	CANADA	1,150,000		1,170,125
	BANCO DO BRASIL (CAYMAN)	6% 22 Jan 2020	CAYMAN ISLANDS	200,000		218,000
	CSN ISLANDS IX CORP	10% 15 Jan 2015	CAYMAN ISLANDS	1,200,000		1,422,000
	CSN ISLANDS IX CORP	10% 15 Jan 2015	CAYMAN ISLANDS	200,000		236,500
	FIBRIA OVERSEAS FINANCE	6.75% 03 Mar 2021	CAYMAN ISLANDS	400,000		365,000
	FIBRIA OVERSEAS FINANCE	7.5% 04 May 2020	CAYMAN ISLANDS	500,000		488,750
	ODEBRECHT DRILL VIII/IX	6.35% 30 Jun 2021	CAYMAN ISLANDS	196,000		201,880
	PERU ENHANCED PASS THRU	0% 31 May 2018	CAYMAN ISLANDS	174,825		143,551
	PETROBRAS INTL FIN CO	6.125% 06 Oct 2016	CAYMAN ISLANDS	2,800,000		3,103,976
	PETROBRAS INTL FIN CO	7.875% 15 Mar 2019	CAYMAN ISLANDS	240,000		286,487
	BANCO SANTANDER CHILE	3.75% 22 Sep 2015	CHILE	100,000		99,694
	CELULOSA ARAUCO CONSTITU	7.25% 29 Jul 2019	CHILE	250,000		295,916
	ECOPETROL SA	7.625% 23 Jul 2019	COLOMBIA	940,000		1,132,700
	CGG VERITAS	6.5% 01 Jun 2021	FRANCE	200,000		194,000
	CGG VERITAS	7.75% 15 May 2017	FRANCE	200,000		202,500
	CGG VERITAS	9.5% 15 May 2016	FRANCE	200,000		216,000
	PERNOD RICARD SA	7% 15 Jan 2015	FRANCE	500,000		713,509
	SWPC485N1 CDS USD P V 03MEVENT	1% 20 Sep 2016	FRANCE	(300,000)		(300,000)
	SWPC485N1 CDS USD R F 5.00000	5% 20 Sep 2016	FRANCE	300,000		287,962
	GROHE HOLDING GMBH	3.873% 15 Jan 2014	GERMANY	315,000		381,724
	UNITYMEDIA HESSEN / NRW	8.125% 01 Dec 2017	GERMANY	800,000		1,072,272
	NOBLE GROUP LTD	4.875% 05 Aug 2015	HONG KONG	500,000		457,500
	HUNGARIAN FORINT		HUNGARY	45,986		190
	ICICI BANK LIMITED	5.75% 16 Nov 2020	INDIA	200,000		184,006
	ICICI BANK LIMITED	5.75% 16 Nov 2020	INDIA	1,300,000		1,196,036
	INDONESIA GOVERNMENT	10% 15 Feb 2028	INDONESIA	3,000,000,000		424,901
	INDONESIA GOVERNMENT	9.5% 15 Jul 2031	INDONESIA	7,000,000,000		967,058
	INDONESIAN RUPIAH		INDONESIA	788,250,000		86,931
	REPUBLIC OF INDONESIA	11.625% 04 Mar 2019	INDONESIA	600,000		886,500
	REPUBLIC OF INDONESIA	6.875% 09 Mar 2017	INDONESIA	300,000		348,750
	REPUBLIC OF INDONESIA	6.875% 09 Mar 2017	INDONESIA	400,000		465,000
	REPUBLIC OF INDONESIA	6.875% 17 Jan 2018	INDONESIA	400,000		471,000
	REPUBLIC OF INDONESIA	8.5% 12 Oct 2035	INDONESIA	100,000		144,000
	EURO CURRENCY		INTERNATIONAL	3,007		3,903
	AWAS AVIATION CAPITAL LT	0% 15 Oct 2016	IRELAND	90,400		90,400
	RUSSIAN RR(RZD CAP)	5.739% 03 Apr 2017	IRELAND	500,000		502,500

SMURFIT KAPPA ACQUISITIO	7.75% 15 Nov 2019	IRELAND	600,000	802,257
SMURFIT KAPPA FUNDING	7.75% 01 Apr 2015	IRELAND	400,000	400,000
TRANSNEFT(TRANS CAP INV)	5.67% 05 Mar 2014	IRELAND	700,000	726,250
VNESHECONOMBANK(VEB)	6.8% 22 Nov 2025	IRELAND	200,000	194,000
VNESHECONOMBANK(VEB)	6.902% 09 Jul 2020	IRELAND	400,000	410,000
INTESA SANPAOLO SPA	1% 24 Feb 2014	ITALY	300,000	264,134
JAPANESE YEN		JAPAN	180,278	2,343
KAZMUNAYGAS NATIONAL	11.75% 23 Jan 2015	KAZAKHSTAN	1,300,000	1,527,500
KAZMUNAYGAS NATIONAL	8.375% 02 Jul 2013	KAZAKHSTAN	600,000	628,500
EXPORT IMPORT BK KOREA	5.125% 29 Jun 2020	KOREA, REPUBLIC OF	250,000	261,763
KOREA HYDRO + NUCLEAR PO	3.125% 16 Sep 2015	KOREA, REPUBLIC OF	200,000	200,251
ALROSA FINANCE SA	7.75% 03 Nov 2020	LUXEMBOURG	700,000	696,500
EXPRO FINANCE LUXEMBOURG	8.5% 15 Dec 2016	LUXEMBOURG	100,000	88,000
FIAT FINANCE + TRADE	7.625% 15 Sep 2014	LUXEMBOURG	600,000	763,312
FIAT FINANCE + TRADE	9% 30 Jul 2012	LUXEMBOURG	200,000	264,498
GAZPROM (GAZ CAPITAL SA)	6.212% 22 Nov 2016	LUXEMBOURG	500,000	517,500
GAZPROM (GAZ CAPITAL SA)	6.212% 22 Nov 2016	LUXEMBOURG	150,000	155,250
GAZPROM (GAZ CAPITAL SA)	6.51% 07 Mar 2022	LUXEMBOURG	1,600,000	1,624,000
GAZPROM (GAZ CAPITAL SA)	7.288% 16 Aug 2037	LUXEMBOURG	500,000	516,250
GAZPROM (GAZ CAPITAL SA)	8.625% 28 Apr 2034	LUXEMBOURG	630,000	738,675
GAZPROM (GAZ CAPITAL SA)	9.25% 23 Apr 2019	LUXEMBOURG	1,000,000	1,188,900
GAZPROM(GAZPROM INTL SA)	7.201% 01 Feb 2020	LUXEMBOURG	363,555	384,005
INTELSAT JACKSON HLDG	7.25% 15 Oct 2020	LUXEMBOURG	1,000,000	1,015,000
INTELSAT JACKSON HLDG	9.5% 15 Jun 2016	LUXEMBOURG	400,000	418,000
INTELSAT LUXEMBOURG SA	11.5% 04 Feb 2017	LUXEMBOURG	1,600,000	1,544,000
OJSC RUSS AGRIC BK(RSHB)	6.299% 15 May 2017	LUXEMBOURG	190,000	189,763
OJSC RUSS AGRIC BK(RSHB)	7.125% 14 Jan 2014	LUXEMBOURG	400,000	414,500
OXEA FINANCE/CY SCA	9.5% 15 Jul 2017	LUXEMBOURG	665,000	665,000
OXEA FINANCE/CY SCA	9.625% 15 Jul 2017	LUXEMBOURG	665,000	841,688
RSHB(OJSC RUSS AGRIC BK)	7.175% 16 May 2013	LUXEMBOURG	300,000	311,625
SBERBANK (SB CAP SA)	5.4% 24 Mar 2017	LUXEMBOURG	1,100,000	1,094,500
SBERBANK (SB CAP SA)	5.499% 07 Jul 2015	LUXEMBOURG	500,000	505,000
TELENET FINANCE III LUX	6.625% 15 Feb 2021	LUXEMBOURG	200,000	249,900
TNK BP FINANCE SA	6.25% 02 Feb 2015	LUXEMBOURG	400,000	412,500
TNK BP FINANCE SA	6.625% 20 Mar 2017	LUXEMBOURG	200,000	203,000
TNK BP FINANCE SA	6.625% 20 Mar 2017	LUXEMBOURG	400,000	406,000
TNK BP FINANCE SA	7.25% 02 Feb 2020	LUXEMBOURG	200,000	206,000
TNK BP FINANCE SA	7.5% 13 Mar 2013	LUXEMBOURG	—	—
TNK BP FINANCE SA	7.5% 18 Jul 2016	LUXEMBOURG	900,000	949,500
TNK BP FINANCE SA	7.875% 13 Mar 2018	LUXEMBOURG	200,000	213,750
TNK BP FINANCE SA	7.875% 13 Mar 2018	LUXEMBOURG	100,000	106,875
VIMPELCOM (VIP FIN)	9.125% 30 Apr 2018	LUXEMBOURG	800,000	783,000
BANCO MERCANTIL DEL NORT	4.375% 19 Jul 2015	MEXICO	100,000	100,375
CORPORACION GEO SA DE CV	8.875% 25 Sep 2014	MEXICO	100,000	97,500
CORPORACION GEO SA DE CV	9.25% 30 Jun 2020	MEXICO	200,000	195,500
DESARROLLADORA HOMEX SA	9.5% 11 Dec 2019	MEXICO	150,000	145,875
HIPOTECARIA SU CASITA SA	7.5% 29 Jun 2018	MEXICO	87,022	26,107
MEXICAN PESO (NEW)		MEXICO	69,344	4,969
PETROLEOS MEXICANOS	8% 03 May 2019	MEXICO	1,440,000	1,796,400
SWU0160L7 IRS MXN P V 01MTIIE	4.7801% 09 Apr 2019	MEXICO	(1,600,000)	(114,651)
SWU0160L7 IRS MXN R F 7.78000	7.78% 09 Apr 2019	MEXICO	1,600,000	124,181
SWU0251K9 IRS MXN P V 01MMITIE	1% 18 Feb 2019	MEXICO	(3,600,000)	(257,966)
SWU0251K9 IRS MXN R F 8.95000	8.95% 18 Feb 2019	MEXICO	3,600,000	297,331
TELEFONOS DE MEXICO SAB	8.75% 31 Jan 2016	MEXICO	5,000,000	384,716
UNITED MEXICAN STATES	6.75% 27 Sep 2034	MEXICO	1,079,000	1,405,398
URBI DESARROLLOS URBANOS	9.5% 21 Jan 2020	MEXICO	100,000	101,000
HEIDELBERGCEMENT FINANCE	6.75% 15 Dec 2015	NETHERLANDS	100,000	134,377
HEIDELBERGCEMENT FINANCE	7.5% 31 Oct 2014	NETHERLANDS	100,000	138,253
HEIDELBERGCEMENT FINANCE	8% 31 Jan 2017	NETHERLANDS	200,000	264,823
INTERGAS FINANCE BV	6.375% 14 May 2017	NETHERLANDS	200,000	204,000
MAJAPAHIT HOLDING BV	7.75% 20 Jan 2020	NETHERLANDS	100,000	116,125
NXP BV/NXP FUNDING LLC	4.077% 15 Oct 2013	NETHERLANDS	184,007	234,091
OI EUROPEAN GROUP BV	6.75% 15 Sep 2020	NETHERLANDS	100,000	128,517
OI EUROPEAN GROUP BV	6.875% 31 Mar 2017	NETHERLANDS	110,000	143,510
UPC HOLDING BV	9.875% 15 Apr 2018	NETHERLANDS	125,000	133,281
ZIGGO BOND CO	8% 15 May 2018	NETHERLANDS	1,500,000	1,966,697
AES PANAMA SA	6.35% 21 Dec 2016	PANAMA	200,000	215,500
MMG FIDUC(AES EL SALV)	6.75% 01 Feb 2016	PANAMA	650,000	630,500
REPUBLIC OF PANAMA	9.375% 01 Apr 2029	PANAMA	653,000	1,038,270
REPUBLIC OF PERU	7.35% 21 Jul 2025	PERU	500,000	662,500
REPUBLIC OF PERU	8.75% 21 Nov 2033	PERU	255,000	388,875
REPUBLIC OF PHILIPPINES	6.375% 23 Oct 2034	PHILIPPINES	400,000	477,500
REPUBLIC OF PHILIPPINES	7.5% 25 Sep 2024	PHILIPPINES	100,000	127,000
REPUBLIC OF PHILIPPINES	7.75% 14 Jan 2031	PHILIPPINES	700,000	938,000
REPUBLIC OF POLAND	6.375% 15 Jul 2019	POLAND	430,000	476,225
WARNER CHILCOTT CO LLC	7.75% 15 Sep 2018	PUERTO RICO	1,500,000	1,531,875
STATE OF QATAR	5.25% 20 Jan 2020	QATAR	200,000	219,500
YANLORD LAND GROUP LTD	10.625% 29 Mar 2018	SINGAPORE	500,000	385,000
SOUTH AFRICAN RAND		SOUTH AFRICA	19,880	2,462
PETRO CO TRIN/TOBAGO LTD	6% 08 May 2022	TRINIDAD AND TOBAGO	175,000	171,500

PETRO CO TRIN/TOBAGO LTD	9.75% 14 Aug 2019	TRINIDAD AND TOBAGO	100,000	118,000
PETRO CO TRIN/TOBAGO LTD	9.75% 14 Aug 2019	TRINIDAD AND TOBAGO	100,000	118,000
REPUBLIC OF TURKEY	5.625% 30 Mar 2021	TURKEY	1,400,000	1,415,750
REPUBLIC OF TURKEY	6.75% 30 May 2040	TURKEY	200,000	206,000
REPUBLIC OF TURKEY	7% 05 Jun 2020	TURKEY	500,000	552,500
REPUBLIC OF TURKEY	7% 11 Mar 2019	TURKEY	100,000	110,750
TURKIYE GARANTI BANKASI	2.75125% 20 Apr 2016	TURKEY	200,000	180,000
DP WORLD	6.85% 02 Jul 2037	UNITED ARAB EMIRATES	200,000	181,000
ANGLOGOLD HOLDINGS PLC	5.375% 15 Apr 2020	UNITED KINGDOM	100,000	99,346
DFS FURNITURE HLDGS PLC	9.75% 15 Jul 2017	UNITED KINGDOM	800,000	1,013,274
HBOS PLC	0.5034% 06 Sep 2017	UNITED KINGDOM	200,000	139,614
INEOS FINANCE PLC	9% 15 May 2015	UNITED KINGDOM	200,000	203,000
INEOS GROUP HOLDINGS LTD	8.5% 15 Feb 2016	UNITED KINGDOM	900,000	715,500
LBG CAPITAL NO.1 PLC	9.54% 19 Mar 2020	UNITED KINGDOM	700,000	941,008
LBG CAPITAL NO.2 PLC	9.334% 07 Feb 2020	UNITED KINGDOM	300,000	363,660
POUND STERLING		UNITED KINGDOM	45,734	71,076
ROYAL BK SCOTLND GRP PLC	7.648% 31 Aug 2049	UNITED KINGDOM	1,000,000	681,250
SANTANDER UK PLC	1% 10 Oct 2017	UNITED KINGDOM	100,000	97,513
SPIRIT ISSUER PLC	1% 28 Dec 2027	UNITED KINGDOM	200,000	239,331
SWPC074E8 CDS USD P V 03MEVENT	1% 20 Sep 2013	UNITED KINGDOM	(200,000)	(200,000)
SWPC074E8 CDS USD R F 5.00000	5% 20 Sep 2013	UNITED KINGDOM	200,000	204,665
SWPC232P2 CDS USD P V 03MEVENT	1% 20 Dec 2016	UNITED KINGDOM	(4,500,000)	(4,500,000)
SWPC232P2 CDS USD R F 5.00000	5% 20 Dec 2016	UNITED KINGDOM	4,500,000	4,884,878
SWPC241P1 CDS USD P V 03MEVENT	1% 20 Dec 2016	UNITED KINGDOM	(400,000)	(400,000)
SWPC241P1 CDS USD R F 1.00000	1% 20 Dec 2016	UNITED KINGDOM	400,000	390,665
SWPC275J4 CDS USD P V 03MEVENT	1% 20 Dec 2015	UNITED KINGDOM	(1,000,000)	(1,000,000)
SWPC275J4 CDS USD R F 5.00000	5% 20 Dec 2015	UNITED KINGDOM	1,000,000	1,079,110
SWPC285J2 CDS USD P V 03MEVENT	1% 20 Dec 2015	UNITED KINGDOM	(300,000)	(300,000)
SWPC285J2 CDS USD R F 5.00000	100% 20 Dec 2015	UNITED KINGDOM	300,000	323,733
SWPC294D4 CDS USD P V 03MEVENT	1% 20 Sep 2014	UNITED KINGDOM	(100,000)	(100,000)
SWPC294D4 CDS USD R F 5.00000	5% 20 Sep 2014	UNITED KINGDOM	100,000	96,465
SWPC383G9 CDS USD P V 03MEVENT	1% 20 Jun 2015	UNITED KINGDOM	(3,300,000)	(3,300,000)
SWPC383G9 CDS USD R F 5.00000	5% 20 Jun 2015	UNITED KINGDOM	3,300,000	3,545,198
SWPC414P2 CDS USD P V 03MEVENT	1% 20 Dec 2016	UNITED KINGDOM	(8,232,000)	(8,232,000)
SWPC414P2 CDS USD R F 5.00000	5% 20 Dec 2016	UNITED KINGDOM	8,232,000	7,653,617
SWPC553H1 CDS USD P V 03MEVENT	1% 20 Sep 2015	UNITED KINGDOM	(500,000)	(500,000)
SWPC553H1 CDS USD R F .25000	0.25% 20 Sep 2015	UNITED KINGDOM	500,000	470,308
SWPC809P5 CDS USD P V 03MEVENT	1% 20 Dec 2012	UNITED KINGDOM	(5,208,000)	(5,208,000)
SWPC809P5 CDS USD R F 3.75000	3.75% 20 Dec 2012	UNITED KINGDOM	5,208,000	5,133,480
SWPC886M8 CDS USD P V 03MEVENT	1% 20 Sep 2016	UNITED KINGDOM	(1,200,000)	(1,200,000)
SWPC886M8 CDS USD R F 1.00000	1% 20 Sep 2016	UNITED KINGDOM	1,200,000	1,179,318
SWPCN6629 CDS EUR P V 03MEVENT	1% 20 Dec 2013	UNITED KINGDOM	(500,000)	(649,075)
SWPCN6629 CDS EUR R F 5.00000	5% 20 Dec 2013	UNITED KINGDOM	500,000	665,841
SWU0062T9 IRS MXN P V 01MTIIE	1% 02 Jun 2021	UNITED KINGDOM	(33,000,000)	(2,364,685)
SWU0062T9 IRS MXN R F 6.65000	6.65% 02 Jun 2021	UNITED KINGDOM	33,000,000	2,351,644
SWU0169T1 IRS MXN P V 01MTIIE	1% 06 Sep 2016	UNITED KINGDOM	(52,900,000)	(3,790,661)
SWU0169T1 IRS MXN R F 5.60000	5.6% 06 Sep 2016	UNITED KINGDOM	52,900,000	3,758,295
SWU0694T5 IRS AUD P V 06MBBSW	1% 15 Jun 2022	UNITED KINGDOM	(2,000,000)	(2,050,401)
SWU0694T5 IRS AUD R F 5.00000	5% 15 Jun 2022	UNITED KINGDOM	2,000,000	2,110,644
00104W9V8 METROPCS WIRELESS IN	4% 17 Mar 2018	UNITED STATES	316,931	309,008
10YR US TREASURY NOTE FUTURES MAR11 XCBT		UNITED STATES	500000	19,921.87
10YR US TREASURY NOTE FUTURES MAR12 XCBT		UNITED STATES	3000000	11,995.65
2566059U2 DOLE FOOD COMPANY TL	2.51% 13 Jul 2018	UNITED STATES	897,750	896,207
30YR US TREASURY BOND FUTURES MAR12 XCBT		UNITED STATES	5000000	(33,634.75)
317U456C5 IRO USD 5Y P 2.0 DUB	SEP12 2 PUTO	UNITED STATES	(700,000)	(3,437)
317U457C4 IRO USD 20Y P 3.2725	SEP12 3.2725 PUTO	UNITED STATES	200,000	6,596
317U460C9 IRO USD 5Y UAG	SEP12 2.0 PUT	UNITED STATES	(300,000)	(1,473)
317U479C8 IRO USD1Y 0.795 JPM	OCT12 0.795 CALL	UNITED STATES	(1,500,000)	(3,057)
317U480C5 IRO USD1Y 0.795 JPM	OCT12 0.795 PUT	UNITED STATES	(1,500,000)	(2,597)
317U520C7 IRO USD 2Y P 2.25 DU	SEP12 2.25 PUT	UNITED STATES	(15,000,000)	(6,071)
317U701B0 IRO USD 3Y P2.75 DUB	JUN12 2.75 PUT	UNITED STATES	(1,700,000)	(110)
317U769B9 IRO USD 2Y CBK	SEP12 2.25 PUT	UNITED STATES	(400,000)	(162)
4597459B3 INTAL LEASE FIN TERM	1% 23 Feb 2015	UNITED STATES	500,000	502,500
90DAY EURODOLLAR FUTURES CME DEC12 XCME		UNITED STATES	34750000	18,696.56
90DAY EURODOLLAR FUTURES CME JUN11 XCME		UNITED STATES	7000000	(73,500.00)
90DAY EURODOLLAR FUTURES CME JUN12 XCME		UNITED STATES	7500000	(13,926.30)
90DAY EURODOLLAR FUTURES CME JUN13 XCME		UNITED STATES	1500000	24,225.00
90DAY EURODOLLAR FUTURES CME MAR11 XCME		UNITED STATES	13250000	(2,550.00)
90DAY EURODOLLAR FUTURES CME MAR12 XCME		UNITED STATES	34750000	78,992.50
90DAY EURODOLLAR FUTURES CME MAR13 XCME		UNITED STATES	25750000	52,611.37
90DAY EURODOLLAR FUTURES CME SEP11 XCME		UNITED STATES	3500000	(32,200.00)
90DAY EURODOLLAR FUTURES CME SEP13 XCME		UNITED STATES	2500000	13,232.90
AES CORPORATION	7.75% 01 Mar 2014	UNITED STATES	800,000	864,000
AES CORPORATION	8% 15 Oct 2017	UNITED STATES	350,000	385,000
AES RED OAK LLC	9.2% 30 Nov 2029	UNITED STATES	800,000	812,000
ALLY FINANCIAL INC	1% 20 Jun 2014	UNITED STATES	3,100,000	2,898,996
ALLY FINANCIAL INC	1.52% 11 Feb 2014	UNITED STATES	1,100,000	1,039,643
ALLY FINANCIAL INC	6.75% 01 Dec 2014	UNITED STATES	40,000	40,349
ALLY FINANCIAL INC	8% 01 Nov 2031	UNITED STATES	1,100,000	1,039,500
ALLY FINANCIAL INC	8.3% 12 Feb 2015	UNITED STATES	500,000	527,500

AMER AIRLN PT TRS 11 1	7% 31 Jul 2019	UNITED STATES	99,340	88,412
AMERICAN AIRLINES INC	7.5% 15 Mar 2016	UNITED STATES	500,000	357,500
AMERICAN INTL GROUP	5.45% 18 May 2017	UNITED STATES	200,000	191,128
AMERICAN INTL GROUP	5.85% 16 Jan 2018	UNITED STATES	1,500,000	1,467,023
AMERICAN INTL GROUP	8.175% 15 May 2068	UNITED STATES	1,500,000	1,335,000
AMERICAN STORES COMPANY	7.1% 20 Mar 2028	UNITED STATES	100,000	77,250
ARAMARK CORP	6.73938% 01 Feb 2015	UNITED STATES	550,000	530,750
ARAMARK CORP	8.5% 01 Feb 2015	UNITED STATES	390,000	399,750
BANK OF AMERICA CORP	6% 01 Sep 2017	UNITED STATES	165,000	161,144
BANK OF AMERICA CORP	COMMON STOCK USD.01	UNITED STATES	24,842	138,122
BBVA BANCOMER SA TEXAS	7.25% 22 Apr 2020	UNITED STATES	100,000	100,000
BEAR STEARNS ADJUSTABLE RATE M	4.4619% 25 Nov 2035	UNITED STATES	19,826	19,562
BERRY PETROLEUM CO	10.25% 01 Jun 2014	UNITED STATES	1,100,000	1,244,375
BERRY PLASTICS CORP	0.0515% 15 Feb 2015	UNITED STATES	800,000	790,000
BERRY PLASTICS CORP	8.25% 15 Nov 2015	UNITED STATES	1,000,000	1,065,000
BERRY PLASTICS CORP	9.75% 15 Jan 2021	UNITED STATES	600,000	598,500
BIOMET INC	10% 15 Oct 2017	UNITED STATES	650,000	702,000
BIOMET INC	10.375% 15 Oct 2017	UNITED STATES	200,000	216,500
BIOMET INC	11.625% 15 Oct 2017	UNITED STATES	2,025,000	2,197,125
BUMBLE BEE ACQUISITON CO	9% 15 Dec 2017	UNITED STATES	760,000	771,400
CAESARS ENTERTAINMENT OP	10% 15 Dec 2018	UNITED STATES	1,900,000	1,301,500
CALPINE CORP	7.25% 15 Oct 2017	UNITED STATES	1,000,000	1,050,000
CDC COMMERCIAL MORTGAGE TRUST	6.005% 15 May 2035	UNITED STATES	300,000	301,803
CEDC FIN CORP INTL INC	9.125% 01 Dec 2016	UNITED STATES	100,000	70,750
CHRYSLER GROUP LLC	1% 24 May 2017	UNITED STATES	1,496,250	1,419,941
CHS/COMMUNITY HEALTH SYS	8.875% 15 Jul 2015	UNITED STATES	542,000	559,615
CIT GROUP INC	7% 01 May 2015	UNITED STATES	4,563,006	4,572,132
CIT GROUP INC	7% 01 May 2016	UNITED STATES	105,012	105,012
CIT GROUP INC	7% 01 May 2017	UNITED STATES	147,014	147,014
CITIGROUP	FUTURES CASH COLLATERAL	UNITED STATES	35,000	35,000
CITIGROUP CAPITAL XXI	1% 21 Dec 2057	UNITED STATES	1,400,000	1,398,250
CMS ENERGY CORP	4.25% 30 Sep 2015	UNITED STATES	500,000	505,349
CMS ENERGY CORP	5.05% 15 Feb 2018	UNITED STATES	200,000	199,500
CONCHO RESOURCES INC	7% 15 Jan 2021	UNITED STATES	100,000	107,375
CONSOL ENERGY INC	8% 01 Apr 2017	UNITED STATES	1,575,000	1,724,625
CONTINENTAL AIRLINES INC	6.75% 15 Sep 2015	UNITED STATES	200,000	190,500
CONTINENTAL RESOURCES	7.125% 01 Apr 2021	UNITED STATES	200,000	217,000
CONTL AIRLINES 2009 2	7.25% 10 May 2021	UNITED STATES	185,372	197,421
CORRECTIONS CORP OF AMER	6.25% 15 Mar 2013	UNITED STATES	40,000	40,000
COUNTRYWIDE ALTERNATIVE LOAN T	5.25% 25 Jun 2035	UNITED STATES	1,359,977	1,118,768
COUNTRYWIDE ASSET BACKED CERTI	0.6175% 25 Sep 2036	UNITED STATES	229,978	180,646
CROWN AMER/CAP CORP II	7.625% 15 May 2017	UNITED STATES	200,000	218,250
CS FIRST BOSTON MORTGAGE SECUR	4.2296% 25 Jun 2033	UNITED STATES	38,221	34,871
CSC HOLDINGS LLC	7.875% 15 Feb 2018	UNITED STATES	590,000	653,425
CSC HOLDINGS LLC	8.5% 15 Apr 2014	UNITED STATES	800,000	885,000
CSC HOLDINGS LLC	8.625% 15 Feb 2019	UNITED STATES	800,000	922,000
CVS PASS THROUGH TRUST	7.507% 10 Jan 2032	UNITED STATES	96,395	111,493
DAVITA INC	4.5% 20 Oct 2016	UNITED STATES	897,739	898,188
DAVITA INC	6.375% 01 Nov 2018	UNITED STATES	100,000	102,375
DELTA AIR LINES 2010 2A	4.95% 23 May 2019	UNITED STATES	285,965	289,540
DEUTSCHE CASH COLLATERAL	DEUTSCHE CASH COLLATERAL	UNITED STATES	16,000	16,000
DISH DBS CORP	6.625% 01 Oct 2014	UNITED STATES	200,000	213,500
DISH DBS CORP	7% 01 Oct 2013	UNITED STATES	100,000	106,750
DISH DBS CORP	7.125% 01 Feb 2016	UNITED STATES	1,300,000	1,400,750
EDISON MISSION ENERGY	7.5% 15 Jun 2013	UNITED STATES	40,000	38,800
EL PASO CORP	12% 12 Dec 2013	UNITED STATES	600,000	696,000
EL PASO CORP	8.25% 15 Feb 2016	UNITED STATES	500,000	547,500
EL PASO CORPORATION	7% 15 Jun 2017	UNITED STATES	584,000	639,861
EL PASO CORPORATION	7.375% 15 Dec 2012	UNITED STATES	600,000	624,314
ENERGY FUTURE/EFIH FINAN	11.25% 01 Dec 2020	UNITED STATES	1,000,000	1,055,000
ENTERPRISE PRODUCTS OPER	1% 15 Jan 2068	UNITED STATES	300,000	312,000
EURODOLLAR FTR OPTN	JUN12 99.5 CALL	UNITED STATES	(27,500)	(1,031)
EURODOLLAR FTR OPTN	JUN12 99.5 PUT	UNITED STATES	(27,500)	(6,669)
EURODOLLAR FTR OPTN	JUN12 99.625 CALL	UNITED STATES	(82,500)	(1,031)
EURODOLLAR FTR OPTN	JUN12 99.625 PUT	UNITED STATES	(200,000)	(68,500)
EXIDE TECHNOLOGIES	8.625% 01 Feb 2018	UNITED STATES	100,000	77,000
FANNIEMAE WHOLE LOAN	3.55688% 25 Sep 2042	UNITED STATES	12,241	12,102
FIRST DATA CORP	1% 24 Sep 2014	UNITED STATES	1,877,186	1,708,240
FIRST FRANKLIN MTG LOAN ASSET	0.35625% 25 Nov 2036	UNITED STATES	506,904	472,656
FNMA POOL 826128	5.221% 01 Jul 2035	UNITED STATES	166,951	178,486
FNMA POOL 985616	5.5% 01 Apr 2034	UNITED STATES	23,369	25,546
FNMA TBA SINGLE FAMILY MORTGAG	4% 01 Dec 2099	UNITED STATES	2,600,000	2,731,219
FORD MOTOR CREDIT CO LLC	12% 15 May 2015	UNITED STATES	1,900,000	2,327,481
FORD MOTOR CREDIT CO LLC	5.625% 15 Sep 2015	UNITED STATES	900,000	931,454
FORD MOTOR CREDIT CO LLC	8% 01 Jun 2014	UNITED STATES	1,900,000	2,068,087
FORD MOTOR CREDIT CO LLC	8.7% 01 Oct 2014	UNITED STATES	600,000	669,962
FRONTIER COMMUNICATIONS	6.25% 15 Jan 2013	UNITED STATES	32,000	32,640
FRONTIER COMMUNICATIONS	6.625% 15 Mar 2015	UNITED STATES	400,000	396,000
FRONTIER COMMUNICATIONS	7.125% 15 Mar 2019	UNITED STATES	1,250,000	1,218,750
GAYLORD ENTERTAINMENT CO	6.75% 15 Nov 2014	UNITED STATES	40,000	39,600

GEORGIA PACIFIC LLC	7.25% 01 Jun 2028	UNITED STATES	100,000	120,647
GEORGIA PACIFIC LLC	8.875% 15 May 2031	UNITED STATES	1,400,000	1,924,390
GERDAU HOLDINGS INC	7% 20 Jan 2020	UNITED STATES	600,000	633,000
GOLDMAN FUTURES CASH	COLLATERAL FEDL01	UNITED STATES	66,000	66,000
GRIFOLS INC	8.25% 01 Feb 2018	UNITED STATES	100,000	105,000
GSR MORTGAGE LOAN TRUST	2.6828% 25 Nov 2035	UNITED STATES	179,294	147,818
GSR MORTGAGE LOAN TRUST	3.001204% 25 Sep 2035	UNITED STATES	908,205	821,062
GSR MORTGAGE LOAN TRUST	4.548% 25 Sep 2035	UNITED STATES	272,462	247,373
GSR MORTGAGE LOAN TRUST	5.0268% 25 May 2035	UNITED STATES	740,476	553,064
HCA INC	6.5% 15 Feb 2020	UNITED STATES	1,700,000	1,763,750
HCA INC	7.875% 15 Feb 2020	UNITED STATES	400,000	432,000
HCA INC	8.5% 15 Apr 2019	UNITED STATES	800,000	876,000
HCA INC	9% 15 Dec 2014	UNITED STATES	660,000	688,050
HCA INC	9.875% 15 Feb 2017	UNITED STATES	260,000	284,050
HERTZ CORP	1% 11 Mar 2018	UNITED STATES	995,000	979,578
HERTZ CORP	8.875% 01 Jan 2014	UNITED STATES	4,279	4,300
HEXION US FIN/NOVA SCOTI	8.875% 01 Feb 2018	UNITED STATES	1,100,000	1,031,250
HSBC FINANCE CORP	6.676% 15 Jan 2021	UNITED STATES	600,000	620,638
ISTAR FINL INC	0.01% 30 Jun 2014	UNITED STATES	1,282,106	1,243,643
JARDEN CORP	6.125% 15 Nov 2022	UNITED STATES	300,000	306,750
JPMORGAN CHASE + CO	7.9% 29 Apr 2049	UNITED STATES	500,000	532,345
KINDER MORGAN FINANCE	5.7% 05 Jan 2016	UNITED STATES	1,000,000	1,022,500
LEHMAN ABS MORTGAGE LOAN TRUST	5.41% 25 Jun 2037	UNITED STATES	60,830	23,335
LEHMAN BROTHERS HOLDINGS	1% 10 Nov 2009	UNITED STATES	400,000	102,000
LEHMAN BROTHERS HOLDINGS	1% 31 Dec 2049	UNITED STATES	800,000	204,000
LIBERTY INTERACTIVE LLC	5.7% 15 May 2013	UNITED STATES	40,000	41,250
LIN TELEVISION CORP	6.5% 15 May 2013	UNITED STATES	24,000	24,030
LINN ENERGY LLC/FIN CORP	7.75% 01 Feb 2021	UNITED STATES	1,000,000	1,040,000
LSI OPEN POSITION NET ASSET	0% 31 Dec 2060	UNITED STATES	171,451	75,438
LYONDELL CHEMICAL COMPAN	11% 01 May 2018	UNITED STATES	648,829	708,846
LYONDELL CHEMICAL COMPAN	8% 01 Nov 2017	UNITED STATES	244,000	266,570
MERITOR INC	8.125% 15 Sep 2015	UNITED STATES	575,000	514,625
MERITOR INC	8.75% 01 Mar 2012	UNITED STATES	81,000	81,000
MERRILL LYNCH + CO	6.875% 25 Apr 2018	UNITED STATES	800,000	788,751
METROPCS WIRELESS 00104W9T3 IN	4% 17 Mar 2018	UNITED STATES	678,065	661,113
MGM RESORTS INTL	9% 15 Mar 2020	UNITED STATES	100,000	110,750
MICHAEL FOODS INC	9.75% 15 Jul 2018	UNITED STATES	1,000,000	1,052,500
MLCC MORTGAGE INVESTORS, INC.	1% 25 Oct 2035	UNITED STATES	166,931	140,279
MOHEGAN TRIBAL GAMING	7.125% 15 Aug 2014	UNITED STATES	40,000	18,900
MORGAN STANLEY CAP SVCS BOC	SWAP CASH COLLATERAL USD	UNITED STATES	(200,000)	(200,000)
MYLAN INC	7.875% 15 Jul 2020	UNITED STATES	600,000	662,250
NEW ALBERTSONS INC	6.57% 23 Feb 2028	UNITED STATES	600,000	442,500
NEWFIELD EXPLORATION CO	4.75% 30 Jan 2022	UNITED STATES	300,000	324,000
NEWFIELD EXPLORATION CO	6.875% 01 Feb 2020	UNITED STATES	300,000	321,000
NEWFIELD EXPLORATION CO	7.125% 15 May 2018	UNITED STATES	200,000	213,500
NEXTEL COMMUNICATIONS	6.875% 31 Oct 2013	UNITED STATES	1,100,000	1,094,500
NIELSEN FINANCE LLC/CO	7.75% 15 Oct 2018	UNITED STATES	1,500,000	1,620,000
NORANDA ALUMINIUM ACQUIS	6.8275% 15 May 2015	UNITED STATES	1,436,349	1,328,623
NOVELIS INC	8.375% 15 Dec 2017	UNITED STATES	1,200,000	1,275,000
NOVELIS INC	8.75% 15 Dec 2020	UNITED STATES	100,000	107,250
NRG ENERGY INC	7.375% 15 Jan 2017	UNITED STATES	1,000,000	1,037,500
OIL STATES INTL INC	6.5% 01 Jun 2019	UNITED STATES	300,000	306,750
OSHKOSH CORP	8.5% 01 Mar 2020	UNITED STATES	200,000	206,000
PEABODY ENERGY CORP	6.5% 15 Sep 2020	UNITED STATES	300,000	315,000
PEMEX PROJ FDG MASTER TR	5.75% 01 Mar 2018	UNITED STATES	1,760,000	1,936,000
PINNACLE FOODS FINANCE L	8.25% 01 Sep 2017	UNITED STATES	1,700,000	1,768,000
PITTSBURGH GLASS WORKS L	8.5% 15 Apr 2016	UNITED STATES	100,000	96,250
PLAINS EXPLORATION + PRO	6.625% 01 May 2021	UNITED STATES	800,000	840,000
POLYMER GROUP INC	7.75% 01 Feb 2019	UNITED STATES	1,500,000	1,552,500
PROVIDENT FDG/PFG FIN	10.25% 15 Apr 2017	UNITED STATES	300,000	279,750
QUICKSILVER RESOURCES IN	11.75% 01 Jan 2016	UNITED STATES	400,000	454,000
QUIKSILVER INC	6.875% 15 Apr 2015	UNITED STATES	40,000	37,150
QWEST CORP	7.25% 15 Sep 2025	UNITED STATES	1,300,000	1,422,953
RADIATION THERAPY SERVIC	9.875% 15 Apr 2017	UNITED STATES	700,000	523,250
RAIN CII CARBON LLC/CII	8% 01 Dec 2018	UNITED STATES	100,000	100,250
RBS GLOBAL + REXNORD COR	8.5% 01 May 2018	UNITED STATES	800,000	848,000
REGIONS FINANCIAL CORP	7.75% 10 Nov 2014	UNITED STATES	1,000,000	1,005,000
REYNOLDS GROUP HLDGS INC	1% 09 Aug 2018	UNITED STATES	990,000	986,040
REYNOLDS GROUP HOLDINGS TL	6.5% 31 Aug 2018	UNITED STATES	1,000,000	996,000
REYNOLDS GRP ISS/REYNOLD	7.125% 15 Apr 2019	UNITED STATES	200,000	203,500
REYNOLDS GRP ISS/REYNOLD	7.75% 15 Oct 2016	UNITED STATES	2,000,000	2,105,000
REYNOLDS GRP ISS/REYNOLD	8.5% 15 May 2018	UNITED STATES	1,300,000	1,244,750
ROCKIES EXPRESS PIPELINE	5.625% 15 Apr 2020	UNITED STATES	100,000	95,234
RSC EQUIP RENT/RSC HLDGS	8.25% 01 Feb 2021	UNITED STATES	1,300,000	1,316,250
SANDRIDGE ENERGY INC	8% 01 Jun 2018	UNITED STATES	800,000	808,000
SANDRIDGE ENERGY INC	8.75% 15 Jan 2020	UNITED STATES	300,000	309,750
SANDRIDGE ENERGY INC	9.875% 15 May 2016	UNITED STATES	300,000	321,000
SCIENTIFIC GAMES INTERNA	9.25% 15 Jun 2019	UNITED STATES	200,000	212,000
SEALY MATTRESS CO	8.25% 15 Jun 2014	UNITED STATES	40,000	39,600
SLM CORP	1% 27 Jan 2014	UNITED STATES	200,000	180,797

SLM CORP	3.125% 17 Sep 2012	UNITED STATES	500,000	638,242
SLM CORP	5.05% 14 Nov 2014	UNITED STATES	800,000	789,040
SLM CORP	5.375% 15 May 2014	UNITED STATES	1,200,000	1,200,841
SLM CORP	8.45% 15 Jun 2018	UNITED STATES	100,000	103,000
SMITHFIELD FOODS INC	7.75% 15 May 2013	UNITED STATES	22,000	23,320
SPECTRUM BRANDS INC	9.5% 15 Jun 2018	UNITED STATES	500,000	546,875
SPRINGLEAF FINANCIAL CORP	5.5% 10 May 2017	UNITED STATES	1,000,000	995,000
SPRINT CAPITAL CORP	6.9% 01 May 2019	UNITED STATES	2,000,000	1,645,000
SSGA	G STIFF ERISA QUALIFIED	UNITED STATES	1,647,504	1,647,504
STEEL DYNAMICS INC	6.75% 01 Apr 2015	UNITED STATES	100,000	102,250
STEEL DYNAMICS INC	7.375% 01 Nov 2012	UNITED STATES	700,000	728,875
STEEL DYNAMICS INC	7.625% 15 Mar 2020	UNITED STATES	400,000	422,000
STRUCTURED ASSET SECURITIES CO	5.68217% 25 Jun 2033	UNITED STATES	67,166	59,018
SU CASITA	COMMON STOCK	UNITED STATES	10,518	—
SWAP BARCLAYS BOC	SWAP CASH COLLATERAL USD	UNITED STATES	(320,000)	(320,000)
SWAP CITIBANK BOC	SWAP CASH COLLATERAL USD	UNITED STATES	(720,000)	(720,000)
SWAP DEUTSCHE BOC	SWAP CASH COLLATERAL USD	UNITED STATES	(20,000)	(20,000)
SWAP HSBC BOC	SWAP CASH COLLATERAL USD	UNITED STATES	(370,000)	(370,000)
SWPC072E0 CDS USD P V 03MEVENT	1% 20 Sep 2014	UNITED STATES	(200,000)	(200,000)
SWPC072E0 CDS USD R F 5.00000	5% 20 Sep 2014	UNITED STATES	200,000	204,813
SWPC116L2 CDS USD P V 03MEVENT	1% 20 Mar 2016	UNITED STATES	(200,000)	(200,000)
SWPC116L2 CDS USD R F 1.00000	1% 20 Mar 2016	UNITED STATES	200,000	193,059
SWPC179L6 CDS USD P V 03MEVENT	1% 20 Mar 2016	UNITED STATES	(200,000)	(200,000)
SWPC179L6 CDS USD R F 1.00000	1% 20 Mar 2016	UNITED STATES	200,000	193,059
SWPC192D7 CDS USD P V 03MEVENT	1% 20 Sep 2014	UNITED STATES	(300,000)	(300,000)
SWPC192D7 CDS USD R F 5.00000	5% 20 Sep 2014	UNITED STATES	300,000	309,543
SWPC253D3 CDS USD P V 03MEVENT	1% 20 Sep 2014	UNITED STATES	(300,000)	(300,000)
SWPC253D3 CDS USD R F 5.00000	5% 20 Sep 2014	UNITED STATES	300,000	309,543
SWPC260D4 CDS USD P V 03MEVENT	1% 20 Sep 2014	UNITED STATES	(100,000)	(100,000)
SWPC260D4 CDS USD R F 5.00000	5% 20 Sep 2014	UNITED STATES	100,000	103,181
SWPC27372 CDS USD P V 00MEVENT	1% 20 Jun 2018	UNITED STATES	(1,200,000)	(1,200,000)
SWPC27372 CDS USD R F 2.93000	2.93% 20 Jun 2018	UNITED STATES	1,200,000	1,259,055
SWPC279J0 CDS USD P V 03MEVENT	1% 20 Dec 2015	UNITED STATES	(200,000)	(200,000)
SWPC279J0 CDS USD R F 5.00000	5% 20 Dec 2015	UNITED STATES	200,000	215,822
SWPC286J1 CDS USD P V 03MEVENT	1% 20 Dec 2015	UNITED STATES	(6,800,000)	(6,800,000)
SWPC286J1 CDS USD R F 5.00000	5% 20 Dec 2015	UNITED STATES	6,800,000	7,337,945
SWPC299D9 CDS USD P V 03MEVENT	1% 20 Sep 2014	UNITED STATES	(100,000)	(100,000)
SWPC299D9 CDS USD R F 5.00000	5% 20 Sep 2014	UNITED STATES	100,000	103,181
SWPC639M8 CDS USD P V 03MEVENT	1% 20 Jun 2016	UNITED STATES	(1,100,000)	(1,100,000)
SWPC639M8 CDS USD R F 5.00000	5% 20 Jun 2016	UNITED STATES	1,100,000	1,065,188
SWPC649L8 CDS USD P V 00MEVENT	1% 20 Jun 2016	UNITED STATES	(500,000)	(500,000)
SWPC649L8 CDS USD R F 1.00000	1% 20 Jun 2016	UNITED STATES	500,000	496,379
SWPC753G1 CDS USD P V 03MEVENT	1% 20 Jun 2015	UNITED STATES	(1,200,000)	(1,200,000)
SWPC753G1 CDS USD R F 5.00000	5% 20 Jun 2015	UNITED STATES	1,200,000	1,289,163
SWPC76882 CDS USD P V 00MEVENT	1% 20 Sep 2017	UNITED STATES	(300,000)	(300,000)
SWPC76882 CDS USD R F 2.44000	2.44% 20 Sep 2017	UNITED STATES	300,000	307,184
SWPC790B7 CDS USD P V 00MEVENT	1% 20 Sep 2012	UNITED STATES	(800,000)	(800,000)
SWPC790B7 CDS USD R F 5.00000	5% 20 Sep 2012	UNITED STATES	800,000	802,990
SWPC95908 PIMCO CDS PAY	1% 20 Oct 2016	UNITED STATES	(500,000)	(500,000)
SWPC95908 PIMCO CDS REC	1.96% 20 Oct 2016	UNITED STATES	500,000	507,128
SWPC963M4 CDS JPY P V 03MEVENT	1% 20 Sep 2013	UNITED STATES	(1,000,000)	(12,997)
SWPC963M4 CDS JPY R F 1.00000	1% 20 Sep 2013	UNITED STATES	1,000,000	11,297
SWPCN6637 CDS EUR P V 03MEVENT	1% 20 Dec 2013	UNITED STATES	(1,200,000)	(1,557,780)
SWPCN6637 CDS EUR R F 5.00000	5% 20 Dec 2013	UNITED STATES	1,200,000	1,598,018
TENET HEALTHCARE CORP	10% 01 May 2018	UNITED STATES	300,000	342,750
TEXAS COMP ELEC	5% 10 Oct 2017	UNITED STATES	1,408,357	895,293
TOMKINS LLC/TOMKINS INC	1% 01 Oct 2018	UNITED STATES	900,000	997,875
TRAINS HY 1 2006	7.548% 01 May 2016	UNITED STATES	120,000	117,940
TRANSDIGM INC	7.75% 15 Dec 2018	UNITED STATES	1,000,000	1,075,000
TREASURY BILL	0% 05 Apr 2012	UNITED STATES	600,000	599,956
TREASURY BILL	0% 12 Apr 2012	UNITED STATES	2,200,000	2,199,770
TREASURY BILL	0.000001% 21 Jun 2012	UNITED STATES	2,600,000	2,599,606
TREASURY BILL	0.01% 03 May 2012	UNITED STATES	400,000	399,945
TREASURY BILL	0.01% 10 May 2012	UNITED STATES	400,000	399,961
TREASURY BILL	0.01% 14 Jun 2012	UNITED STATES	1,000,000	999,864
TREASURY BILL	0.01% 19 Jan 2012	UNITED STATES	100,000	99,999
TREASURY BILL	0.01% 22 Mar 2012	UNITED STATES	400,000	399,984
TREASURY BILL	0.01% 24 May 2012	UNITED STATES	100,000	99,975
TREASURY BILL	0.01% 26 Apr 2012	UNITED STATES	200,000	199,979
TREASURY BILL	0.0195% 12 Jan 2012	UNITED STATES	13,000	13,000
TREASURY BILL	0.04% 23 Feb 2012	UNITED STATES	275,000	274,994
TREASURY BILL	0.04% 31 May 2012	UNITED STATES	200,000	199,962
TREASURY BILL	0.05% 15 Mar 2012	UNITED STATES	1,400,000	1,399,939
TREASURY BILL	0.09% 23 Aug 2012	UNITED STATES	200,000	199,915
TW TELECOM HOLDINGS INC	8% 01 Mar 2018	UNITED STATES	1,500,000	1,597,500
TXU (TCEH) BANK LOAN 3.75375	1% 10 Oct 2014	UNITED STATES	17,500	11,996
TXU (TCEH) TERM LN B1 3.75375	1% 10 Oct 2014	UNITED STATES	17,588	16,379
TXU (TCEH) TERM LN B3 3.75375	1% 10 Oct 2014	UNITED STATES	17,544	15,785
UAL 2009 1 PASS THRU TR	10.4% 01 May 2018	UNITED STATES	230,357	254,821
UAL 2009 2A PASS THRU TR	9.75% 15 Jan 2017	UNITED STATES	88,934	96,049

UNIVISION COMMUNICATIONS	8.5% 15 May 2021	UNITED STATES	1,000,000	910,000
US DOLLAR		UNITED STATES	(288,463)	(288,463)
US TREASURY N/B	2% 15 Aug 2019	UNITED STATES	—	—
US TREASURY N/B	2.375% 31 Aug 2014	UNITED STATES	142,000	149,588
VALEANT PHARMACEUTICALS	7% 01 Oct 2020	UNITED STATES	100,000	98,750
VANGUARD HLT HDG LLC/INC	8% 01 Feb 2018	UNITED STATES	1,000,000	992,500
VENTAS REALTY LP/CAP CRP	6.75% 01 Apr 2017	UNITED STATES	300,000	311,129
WAMU MORTGAGE PASS THROUGH CER	2.21% 25 Aug 2046	UNITED STATES	505,106	281,417
WELLS FARGO + COMPANY	1% 29 Mar 2049	UNITED STATES	1,300,000	1,392,625
WELLS FARGO CAPITAL X	5.95% 01 Dec 2086	UNITED STATES	100,000	100,125
WINDSTREAM CORP	7.875% 01 Nov 2017	UNITED STATES	200,000	216,500
WINDSTREAM CORP	8.125% 01 Aug 2013	UNITED STATES	100,000	107,000
WMG ACQUISITION CORP	9.5% 15 Jun 2016	UNITED STATES	1,000,000	1,085,000
WYNN LAS VEGAS LLC/CORP	7.75% 15 Aug 2020	UNITED STATES	1,000,000	1,110,000
REPUBLICA ORIENT URUGUAY	7.625% 21 Mar 2036	URUGUAY	100,000	138,250
PETROLEOS DE VENEZUELA S	4.9% 28 Oct 2014	VENEZUELA	100,000	78,250
PETROLEOS DE VENEZUELA S	5% 28 Oct 2015	VENEZUELA	800,000	570,000
PETROLEOS DE VENEZUELA S	5.375% 12 Apr 2027	VENEZUELA	100,000	49,250
PETROLEOS DE VENEZUELA S	8.5% 02 Nov 2017	VENEZUELA	100,000	75,400
REPUBLIC OF VENEZUELA	7.75% 13 Oct 2019	VENEZUELA	100,000	71,500
GOLD FIELDS OROGEN HOLD	4.875% 07 Oct 2020	VIRGIN ISLANDS, BRITISH	500,000	441,471
SINOCHEM OVERSEAS CAPITA	4.5% 12 Nov 2020	VIRGIN ISLANDS, BRITISH	100,000	97,338
CURRENCY CONTRACT	BOUGHT BRL/SOLD USD			(59,117)
CURRENCY CONTRACT	BOUGHT CNY/SOLD USD			61,977
CURRENCY CONTRACT	BOUGHT CNY/SOLD USD			20,633
CURRENCY CONTRACT	BOUGHT CNY/SOLD USD			21,748
CURRENCY CONTRACT	BOUGHT CNY/SOLD USD			4,773
CURRENCY CONTRACT	BOUGHT CNY/SOLD USD			57,702
CURRENCY CONTRACT	BOUGHT CNY/SOLD USD			8,457
CURRENCY CONTRACT	BOUGHT EUR/SOLD USD			(26,031)
CURRENCY CONTRACT	BOUGHT EUR/SOLD USD			(2,700)
CURRENCY CONTRACT	BOUGHT EUR/SOLD USD			(5,340)
CURRENCY CONTRACT	BOUGHT EUR/SOLD USD			(44,255)
CURRENCY CONTRACT	BOUGHT KRW/SOLD USD			(1,832)
CURRENCY CONTRACT	BOUGHT MXN/SOLD USD			24
CURRENCY CONTRACT	BOUGHT MXN/SOLD USD			(21,137)
CURRENCY CONTRACT	BOUGHT ZAR/SOLD USD			(265)
CURRENCY CONTRACT	SOLD BRL/BOUGHT USD			(41,493)
CURRENCY CONTRACT	SOLD BRL/BOUGHT USD			59,374
CURRENCY CONTRACT	SOLD BRL/BOUGHT USD			20,813
CURRENCY CONTRACT	SOLD CNY/BOUGHT USD			(57,702)
CURRENCY CONTRACT	SOLD CNY/BOUGHT USD			(68,815)
CURRENCY CONTRACT	SOLD CNY/BOUGHT USD			(16,314)
CURRENCY CONTRACT	SOLD CNY/BOUGHT USD			(5,526)
CURRENCY CONTRACT	SOLD EUR/BOUGHT USD			166,859
CURRENCY CONTRACT	SOLD EUR/BOUGHT USD			142,970
CURRENCY CONTRACT	SOLD EUR/BOUGHT USD			157,312
CURRENCY CONTRACT	SOLD EUR/BOUGHT USD			145,109
CURRENCY CONTRACT	SOLD EUR/BOUGHT USD			26,850
CURRENCY CONTRACT	SOLD GBP/BOUGHT USD			28,444
CURRENCY CONTRACT	SOLD IDR/BOUGHT USD			174
CURRENCY CONTRACT	SOLD MXN/BOUGHT USD			15,847

	Total : EXHIBIT G - High Yield and Emerging Markets Bond Fund			$214,464,317

n / a - Cost is not applicable

EXHIBIT H - International Real Estate Index Fund

(Managed by BlackRock Institutional Trust Company)

IBM 401(k) PLUS PLAN AT DECEMBER 31, 2011

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value			(d) Cost	(e) Fair value
					(n/a)
				Shares/ Par Value
	ASX SPI 200 INDEX FUTURES MAR11 XSFE		AUSTRALIA	100		$(1,999)
	ASX SPI 200 INDEX FUTURES MAR12 XSFE		AUSTRALIA	100.00		(11,687)
	AUSTRALIAN DOLLAR		AUSTRALIA	80,869.38		82,907
	BGP HOLDINGS PLC	POST SPIN SHARES	AUSTRALIA	6,007,914.00		109
	BWP TRUST	REIT NPV	AUSTRALIA	363,177.00		639,968
	CFS RETAIL PROPERTY TRUST	REIT NPV	AUSTRALIA	1,477,352.00		2,549,493
	CHARTER HALL OFFICE REIT	REIT NPV	AUSTRALIA	344,539.00		1,240,761
	CHARTER HALL RETAIL REIT	REIT NPV	AUSTRALIA	211,030.00		691,653
	COMMONWEALTH PROPERTY OFFICE	REIT NPV	AUSTRALIA	1,710,828.00		1,673,916
	DEXUS PROPERTY GROUP	REIT NPV	AUSTRALIA	3,379,645.00		2,876,738
	GOODMAN GROUP	REIT NPV	AUSTRALIA	5,164,501.00		3,012,899
	GPT GROUP	REIT NPV	AUSTRALIA	1,282,461.00		4,033,055
	INVESTA OFFICE FUND	REIT NPV	AUSTRALIA	1,855,993.00		1,140,563
	WESTFIELD GROUP	REIT NPV	AUSTRALIA	1,611,788.00		12,910,516
	WESTFIELD RETAIL TRUST	REIT	AUSTRALIA	2,133,080.00		5,423,350
	CA IMMOBILIEN ANLAGEN AG	COMMON STOCK	AUSTRIA	61,359.00		661,718
	BEFIMMO S.C.A.	REIT NPV	BELGIUM	12,182.00		794,912
	COFINIMMO	REIT NPV	BELGIUM	9,782.00		1,151,080
	INTERVEST OFFICES+WAREHOUSES	REIT	BELGIUM	4,826.00		113,588
	LEASINVEST REAL ES	NPV	BELGIUM	1,116.00		94,086
	WAREHOUSES DE PAUW SCA WDP	NPV	BELGIUM	6,919.00		332,840
	WERELDHAVE BELGIUM	NPV	BELGIUM	1,483.00		128,792
	ALLIED PROPERTIES REAL ESTAT	REIT NPV	CANADA	35,786.00		888,456
	ARTIS REAL ESTATE INVESTMENT	REIT NPV	CANADA	58,128.00		798,636
	BOARDWALK REAL ESTATE INVEST	REIT NPV	CANADA	33,415.00		1,655,244
	CALLOWAY REAL ESTATE INVESTM	REIT NPV	CANADA	74,659.00		1,962,800
	CAN APARTMENT PROP REAL ESTA	REIT NPV	CANADA	59,103.00		1,294,955
	CAN REAL ESTATE INVEST TRUST	REIT NPV	CANADA	46,727.00		1,624,489
	CANADIAN DOLLAR		CANADA	95,792.48		94,076
	CANMARC REAL ESTATE INVESTME	REIT	CANADA	38,270.00		601,345
	CHARTWELL SENIORS HOUSING RE	REIT NPV	CANADA	100,623.00		839,966
	COMINAR REAL ESTATE INV TR U	REIT NPV	CANADA	48,452.00		1,048,267
	CROMBIE REAL ESTATE INVESTME	REIT	CANADA	28,819.00		396,801
	DUNDEE REAL ESTATE INVESTMEN	REIT NPV	CANADA	46,147.00		1,480,602
	EXTENDICARE REAL ESTATE INVE	REIT NPV	CANADA	56,048.00		467,869
	FIRST CAPITAL REALTY INC	COMMON STOCK NPV	CANADA	47,895.00		813,733
	H+R REAL ESTATE INV REIT UTS	REIT NPV	CANADA	116,227.00		2,654,987
	INNVEST REAL ESTATE INVESTME	REIT	CANADA	64,940.00		263,395
	KILLAM PROPERTIES INC	COMMON STOCK	CANADA	34,096.00		387,420
	MORGUARD REAL ESTATE TR UTS	REIT NPV	CANADA	29,910.00		469,983
	NORTHERN PROPERTY REAL ESTAT	REIT	CANADA	20,516.00		598,807
	NORTHWEST HEALTHCARE PROPERT	REIT	CANADA	24,379.00		275,094
	PRIMARIS RETAIL REAL ESTATE	REIT NPV	CANADA	55,896.00		1,131,369
	RIOCAN REAL ESTATE INVST TR	REIT NPV	CANADA	190,663.00		4,948,906
	TRANSGLOBE APARTMENT REAL ES	REIT	CANADA	40,476.00		464,684
	WHITEROCK REAL ESTATE INVEST	REIT	CANADA	25,003.00		325,107
	CITYCON OYJ	COMMON STOCK NPV	FINLAND	145,515.00		435,301
	SPONDA OYJ	COMMON STOCK NPV	FINLAND	197,870.00		798,610
	TECHNOPOLIS OYJ	COMMON STOCK NPV	FINLAND	43,999.00		191,266
	FONCIERE DES REGIONS	REIT EUR3.	FRANCE	19,180.00		1,231,013
	GECINA SA	REIT EUR7.5	FRANCE	13,119.00		1,105,272
	ICADE	REIT NPV	FRANCE	15,164.00		1,194,900
	KLEPIERRE	REIT EUR1.4	FRANCE	66,226.00		1,887,158
	MERCIALYS	EUR1	FRANCE	32,117.00		1,037,732
	SILIC	REIT EUR4.	FRANCE	9,064.00		881,283
	STE DE LA TOUR EIFFEL	REIT EUR5.	FRANCE	4,020.00		200,389
	UNIBAIL RODAMCO SE	REIT EUR5.	FRANCE	63,771.00		11,447,803
	ALSTRIA OFFICE REIT AG	REIT	GERMANY	49,898.00		593,894
	COLONIA REAL ESTATE AG	REIT NPV	GERMANY	11,470.00		44,603
	DEUTSCHE EUROSHOP AG	COMMON STOCK NPV	GERMANY	36,060.00		1,160,903
	DEUTSCHE WOHNEN AG BR	COMMON STOCK NPV	GERMANY	71,447.00		952,044
	DIC ASSET AG	COMMON STOCK NPV	GERMANY	23,790.00		165,523
	GSW IMMOBILIEN AG	COMMON STOCK	GERMANY	21,503.00		624,291
	PATRIZIA IMMOBILIEN AG	COMMON STOCK NPV	GERMANY	17,779.00		79,093
	PRIME OFFICE REIT AG	REIT	GERMANY	27,053.00		152,625
	EUROBANK PROPERTIES REAL EST	REIT EUR2.13	GREECE	12,768.00		62,980
	F+C COMMERCIAL PROPERTY TRUST	F+C COMMERCIAL PROPERTY TRUS	GUERNSEY, C.I.	355,390.00		560,534

IRP PROPERTY INVESTMENTS LTD	IRP PROPERTY INVESTMT LTD	GUERNSEY, C.I.	76,829.00	82,165
PICTON PROPERTY INCOME LTD	PICTON PROPERTY INCOME LTD	GUERNSEY, C.I.	239,349.00	138,424
SCHRODER REAL ESTATE INVESTM	COMMON STOCK NPV	GUERNSEY, C.I.	247,769.00	127,973
STANDARD LIFE INVESTMENT PROPE	STANDARD LIFE INV PROP INC	GUERNSEY, C.I.	94,997.00	76,361
UK COMMERCIAL PROPERTY TRUST L	UK COMMERCIAL PROPERTY TRUST	GUERNSEY, C.I.	250,048.00	268,644
CHAMPION REIT	REIT NPV	HONG KONG	1,722,000.00	648,519
HONG KONG DOLLAR		HONG KONG	102,002.98	13,134
HONGKONG LAND HOLDINGS LTD	COMMON STOCK USD.1	HONG KONG	1,217,000.00	5,509,284
HYSAN DEVELOPMENT CO	COMMON STOCK HKD5.	HONG KONG	550,000.00	1,801,542
LINK REIT	REIT NPV	HONG KONG	1,571,000.00	5,788,455
EURO CURRENCY		INTERNATIONAL	77,106.17	100,095
AZRIELI GROUP	COMMON STOCK ILS.1	ISRAEL	24,259.00	571,729
ISRAELI SHEKEL		ISRAEL	20,637.60	5,397
BENI STABILI SPA	REIT EUR.1	ITALY	115,718.00	52,555
BENI STABILI SPA	REIT EUR.1	ITALY	563,778.00	252,964
IMMOBILIARE GRANDE DISTRIBUZ	REIT EUR1.	ITALY	82,957.00	79,615
AEON MALL CO LTD	COMMON STOCK	JAPAN	63,300.00	1,342,125
JAPAN PRIME REALTY INVESTMEN	REIT	JAPAN	499.00	1,176,725
JAPAN REAL ESTATE INVESTMENT	REIT	JAPAN	342.00	2,666,224
JAPAN RETAIL FUND INVESTMENT	REIT	JAPAN	1,311.00	1,942,842
JAPANESE YEN		JAPAN	1,952,797.00	25,381
KENEDIX REALTY INVESTMENT CO	REIT	JAPAN	200.00	581,888
MORI TRUST SOGO REIT INC	REIT	JAPAN	84.00	685,440
NIPPON ACCOMMODATIONS FUND	REIT	JAPAN	102.00	686,567
NIPPON BUILDING FUND INC	REIT	JAPAN	402.00	3,290,737
NOMURA REAL ESTATE OFFICE FU	REIT	JAPAN	212.00	1,089,342
ORIX JREIT INC	REIT	JAPAN	149.00	614,611
PREMIER INVESTMENT CORP	REIT	JAPAN	135.00	438,880
TOKYU REIT INC	REIT	JAPAN	88.00	442,530
TOP REIT INC	REIT	JAPAN	108.00	485,362
UNITED URBAN INVESTMENT CORP	REIT	JAPAN	1,469.00	1,665,928
GAGFAH SA	COMMON STOCK EUR1.25	LUXEMBOURG	62,880.00	324,381
CORIO NV	REIT EUR10.	NETHERLANDS	64,474.00	2,799,838
EUROCOMMERCIAL PROPERTIE CV	REIT EUR.5	NETHERLANDS	28,448.00	902,992
NIEUWE STEEN INVESTMENTS NV	REIT EUR.46	NETHERLANDS	42,306.00	518,379
NIEUWE STEEN INVESTMENTS NV WT	CALL EXP 01APR13	NETHERLANDS	13,165.00	—
VASTNED RETAIL NV	REIT EUR5.	NETHERLANDS	12,852.00	576,970
WERELDHAVE NV	REIT EUR10.	NETHERLANDS	15,151.00	1,005,594
KIWI INCOME PROPERTY TRUST	REIT NPV	NEW ZEALAND	679,247.00	535,077
NEW ZEALAND DOLLAR		NEW ZEALAND	24,885.09	19,413
NORWEGIAN KRONE		NORWAY	31,086.98	5,209
NORWEGIAN PROPERTY ASA	COMMON STOCK NOK.5	NORWAY	349,690.00	430,805
ASCENDAS REAL ESTATE INV TRT	REIT NPV	SINGAPORE	1,453,200.00	2,051,903
CAPITACOMMERCIAL TRUST	REIT NPV	SINGAPORE	1,477,000.00	1,199,623
CAPITAMALL TRUST	REIT NPV	SINGAPORE	1,743,800.00	2,282,457
CDL HOSPITALITY TRUSTS	REIT	SINGAPORE	501,000.00	596,498
GLOBAL LOGISTIC PROPERTIES L	COMMON STOCK NPV	SINGAPORE	1,284,000.00	1,733,933
MAPLETREE INDUSTRIAL TRUST	REIT NPV	SINGAPORE	852,400.00	706,022
MAPLETREE LOGISTICS TRUST 20	REIT NPV	SINGAPORE	1,270,968.00	828,717
SINGAPORE DOLLAR		SINGAPORE	16,240.05	12,525
SUNTEC REIT	REIT NPV	SINGAPORE	1,540,000.00	1,274,692
INMOBILIARIA COLONIAL SA	COMMON STOCK EUR1.	SPAIN	23,550.00	69,938
CASTELLUM AB	COMMON STOCK NPV	SWEDEN	120,131.00	1,490,967
FABEGE AB	COMMON STOCK NPV	SWEDEN	115,281.00	905,936
HUFVUDSTADEN AB A SHS	COMMON STOCK NPV	SWEDEN	106,331.00	1,085,959
KLOVERN AB	COMMON STOCK SEK5.	SWEDEN	87,176.00	328,269
KUNGSLEDEN AB	COMMON STOCK NPV	SWEDEN	95,261.00	637,408
SWEDISH KRONA		SWEDEN	63,138.68	9,210
WALLENSTAM AB B SHS	COMMON STOCK NPV	SWEDEN	83,677.00	774,757
WIHLBORGS FASTIGHETER AB	COMMON STOCK NPV	SWEDEN	53,730.00	711,381
MOBIMO HOLDING AG REG	COMMON STOCK CHF29.	SWITZERLAND	4,298.00	954,866
PSP SWISS PROPERTY AG REG	COMMON STOCK CHF.1	SWITZERLAND	32,319.00	2,711,703
SWISS FRANC		SWITZERLAND	9,414.45	10,068
SWISS PRIME SITE REG	COMMON STOCK CHF15.3	SWITZERLAND	28,479.00	2,147,871
ZUEBLIN IMMOBILIEN HOLDI REG	COMMON STOCK CHF1.	SWITZERLAND	31,145.00	79,818
BIG YELLOW GROUP PLC	REIT GBP.1	UNITED KINGDOM	91,391.00	347,598
BRITISH LAND CO PLC	REIT GBP.25	UNITED KINGDOM	617,931.00	4,421,636
CAPITAL + COUNTIES PROPERTIE	COMMON STOCK GBP.25	UNITED KINGDOM	477,662.00	1,368,624
CAPITAL SHOPPING CENTRES GRO	REIT GBP.5	UNITED KINGDOM	449,977.00	2,175,561
CLS HOLDINGS PLC	COMMON STOCK GBP.25	UNITED KINGDOM	15,823.00	145,079
DAEJAN HOLDINGS PLC	COMMON STOCK GBP.25	UNITED KINGDOM	3,400.00	146,527
DERWENT LONDON PLC	REIT GBP.05	UNITED KINGDOM	71,015.00	1,716,508
GREAT PORTLAND ESTATES PLC	REIT GBP.125	UNITED KINGDOM	218,371.00	1,092,777
HAMMERSON PLC	REIT GBP.25	UNITED KINGDOM	494,181.00	2,752,709
HANSTEEN HOLDINGS PLC	REIT GBP.1	UNITED KINGDOM	448,466.00	532,704
LAND SECURITIES GROUP PLC	REIT GBP.1	UNITED KINGDOM	543,806.00	5,350,370
LONDON + STAMFORD PROPERTY P	REIT GBP.1	UNITED KINGDOM	381,083.00	639,124
MUCKLOW A + J GROUP PLC	REIT GBP.25	UNITED KINGDOM	16,684.00	75,699
POUND STERLING		UNITED KINGDOM	42,691.96	66,348
PRIMARY HEALTH PROPERTIES	REIT GBP.5	UNITED KINGDOM	47,402.00	234,302

SAFESTORE HOLDINGS PLC	COMMON STOCK GBP.01	UNITED KINGDOM	129,934.00	201,434
SEGRO PLC	REIT GBP.1	UNITED KINGDOM	517,990.00	1,676,482
SHAFTESBURY PLC	REIT GBP.25	UNITED KINGDOM	174,579.00	1,266,128
ST. MODWEN PROPERTIES PLC	COMMON STOCK GBP.1	UNITED KINGDOM	104,959.00	183,919
UNITE GROUP PLC	COMMON STOCK GBP.25	UNITED KINGDOM	110,946.00	288,752
WORKSPACE GROUP PLC	REIT GBP.1	UNITED KINGDOM	100,351.00	351,428
BROOKFIELD OFFICE PROPERTIES	COMMON STOCK NPV	UNITED STATES	262,208.00	4,112,410
MSCI EAFE EMINI INDEX FUTURES MAR11 XIOM		UNITED STATES	1,550.00	(31,685)
MSCI EAFE EMINI INDEX FUTURES MAR12 NYL		UNITED STATES	800.00	22,020
SSGA	G STIFF ERISA QUALIFIED	UNITED STATES	149,415.59	149,416
US DOLLAR		UNITED STATES	132,754.02	132,754

	Total : EXHIBIT H - International Real Estate Index Fund			$181,626,704

n / a - Cost is not applicable

EXHIBIT I - Investments - Collateral

(Held by Brokers)

IBM 401(k) PLUS PLAN AT DECEMBER 31, 2011

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

		(c) Description of investment including maturity date,
		rate of interest, collateral, par, or maturity value
	(b) Identity of issue, borrower,	Issuer Name		Maturity		(e) Fair
(a)	lessor, or similar party	Product	Coupon %	Date	(d) Cost	value
					( n / a )

	UNITED STATES DOLLAR	UNITED STATES				$25,398,463
	US T-NOTE	UNITED STATES	6.250	15-Aug-23		629,750
	US T-NOTE	UNITED STATES	4.750	31-May-12		263,944
	US T-NOTE	UNITED STATES	1.875	15-Jul-13		221,153
	US T-NOTE	UNITED STATES	0.375	31-Oct-12		648,288
	US T-NOTE	UNITED STATES	0.750	31-May-12		692,997
	US T-NOTE	UNITED STATES	1.250	30-Sep-15		253,407

	Total Collateral - Held by Brokers					$28,108,003

n / a - Cost is not applicable

EXHIBIT J - Stable Value Fund

(Managed by various investment companies)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2011

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Shares/ Par Value

	10 YR RTP SWAPTION BRSDJK478	DEC13 2.74 PUT	(16,200,000.00)		$(703,080)
	10 YR RTR SWAPTION BRSDJK3V6	DEC13 2.74 CALL	-16,200,000.00		(991,440)
	10YR AUSTRALIAN TBOND FUTURES MAR11 XSFE		10,100,000.00		(15,932)
	10YR RTP SWAPTION 3.9BRSCU2EW1	SEP13 3.9 PUT	15,400,000.00		212,520
	10YR RTR SWAPTION BRSCU2FB6	SEP13 2.15 CALL	-15,400,000.00		(514,360)
	10YR US TREASURY NOTE FTR OPTN	FEB12 133 CALL	230,000.00		39,531
	10YR US TREASURY NOTE FTR OPTN	FEB12 127 PUT	301,000.00		14,109
	10YR US TREASURY NOTE FUTURES MAR11 XCBT		(107,100,000.00)		(376,057)
	10YR US TREASURY NOTE FUTURES MAR12 XCBT		(10,400,000.00)		(4,875)
	2YR RTP SWAPTION BRSCNZEU0	AUG 14 3.25 PUT	199,600,000.00		738,520
	2YR US TREASURY NOTE FUTURES MAR11 XCBT		231,400,000.00		384,862
	2YR US TREASURY NOTE FUTURES MAR12 XCBT		(129,000,000.00)		5,170.86
	30YR RTP SWAPTION BRSCVGW09	SEP13 4.5 PUT	11,900,000.00		151,390
	30YR RTP SWAPTION BRSD5EW43	OCT13 4.50 PUT	11,900,000.00		262,616
	30YR RTP SWAPTION BRSDAJ5C8	NOV13 4.5 PUT	7,600,000.00		115,432
	30YR US TREASURY BOND FUTURES MAR11 XCBT		(3,000,000.00)		(105,938)
	30YR US TREASURY BOND FUTURES MAR12 XCBT		(21,200,000.00)		(444,989.68)
	5YR RTP SWAPTION BRSCPSQJ6	AUG 13 2.41 PUT	-20,800,000.00		(249,600)
	5YR RTP SWAPTION BRSD542G1	OCT12 2.135 PUT	-43,200,000.00		(194,400)
	5YR RTP SWAPTION BRSD8S6P1	NOV12 2.0 PUT	-40,700,000.00		(248,270)
	5YR RTR SWAPTION BRSCPSQE7	AUG 13 2.41 CALL	-20,800,000.00		(790,400)
	5YR US TREASURY NOTE FUTURES MAR11 XCBT		(56,600,000.00)		(1,076,299)
	5YR US TREASURY NOTE FUTURES MAR12 XCBT		49,900,000.00		335,245
	AMER AIRLN PT TRS 11 2	8.625% 15 Apr 2023	2,990,000.00		3,049,800
	AMERICA MOVIL SAB DE CV	6.375% 01 Mar 2035	250,000.00		304,105
	AMERICA MOVIL SAB DE CV	2.375% 08 Sep 2016	2,741,000.00		2,733,364
	AMERICAN HOME MORTGAGE ASSETS	3.44875% 25 Dec 2046	849,965.86		349,154
	AMERICREDIT AUTOMOBILE RECEIVA	0.96% 08 May 2014	4,815,844.83		4,815,134
	AMERICREDIT AUTOMOBILE RECEIVA	2.24% 08 Mar 2016	7,505,000.00		7,544,296
	ANADARKO PETROLEUM CORP	5.95% 15 Sep 2016	6,649,000.00		7,536,974
	ANADARKO PETROLEUM CORP	7.625% 15 Mar 2014	4,475,000.00		4,971,072
	ANADARKO PETROLEUM CORP	5.75% 15 Jun 2014	600,000.00		645,711
	ANADARKO PETROLEUM CORP	6.375% 15 Sep 2017	1,967,000.00		2,280,017
	ANGLOGOLD HOLDINGS PLC	5.375% 15 Apr 2020	1,000,000.00		993,455
	ASHLAND INC	9.125% 01 Jun 2017	6,650,000.00		7,414,750
	AUSTRALIAN DOLLAR		1,206,501.70		1,236,906
	BANC OF AMERICA COMMERCIAL MOR	6.186% 11 Jun 2035	469,890.80		469,562
	BANC OF AMERICA COMMERCIAL MOR	5.118% 11 Jul 2043	2,506,043.14		2,519,889
	BANK OF AMERICA CORP	5.625% 14 Oct 2016	1,315,000.00		1,261,585
	BANK OF AMERICA CORP	5% 13 May 2021	875,000.00		796,981
	BANK OF AMERICA CORP	3.75% 12 Jul 2016	6,155,000.00		5,699,031
	BARRICK NA FINANCE LLC	4.4% 30 May 2021	2,371,000.00		2,567,784
	BERKSHIRE HATHAWAY INC	2.2% 15 Aug 2016	995,000.00		1,024,222
	BP CAPITAL MARKETS PLC	3.125% 10 Mar 2012	5,510,000.00		5,535,274
	BP CAPITAL MARKETS PLC	3.875% 10 Mar 2015	1,275,000.00		1,361,454
	BP CAPITAL MARKETS PLC	3.125% 01 Oct 2015	8,300,000.00		8,693,611
	BRS7YBA85 CDS USD P F 2.00000	2% 20 Mar 2014	-1,110,000.00		(1,110,000)
	BRS7YBA85 CDS USD R V 00MEVENT	1% 20 Mar 2014	1,110,000.00		1,085,469
	BRS9AXET9 10 YR RTP SWAPTION	JAN15 5.39 PUT	-31,500,000.00		(381,150)
	BRS9AXF76 10 YR RTR SWAPTION	JAN15 5.39 CALL	-31,500,000.00		(7,399,350)
	BRS9XAYG0 10YR RTP SWAPTION	MAY12 4.388 PUT	11,500,000.00		1,150
	BRS9XB0Q3 10YR RTR SWAPTION	MAY12 4.388 CALL	11,500,000.00		2,382,800
	BRSAB76J3 10 YR RTR SWAPTION	JUL15 4.3925 CALL	21,600,000.00		3,332,880
	BRSAB76V6 10 YR RTP SWAPTION	JUL15 4.3925 PUT	21,600,000.00		596,160
	BRSBCW4B4 10 YR RTP SWAPTION	JAN13 4.36 PUT	4,200,000.00		13,020
	BRSBCW4D0 10 YR RTR SWAPTION	JAN13 4.36 CALL	4,200,000.00		792,120
	BRSBFYD01 2 YR RTR SWAPTION	JAN12 1.7575 CALL	37,700,000.00		761,540
	BRSBFYDX9 2YR RTP SWAPTION	JAN12 1.7575 PUT	37,700,000.00		—
	BRSBJ3454 2YR RTR SWAPTION	FEB12 2.07 CALL	-24,000,000.00		(633,600)

BRSBJ34E5 2YR RTP SWAPTION	FEB12 2.07 PUT	-24,000,000.00	—
BRSBJJDV2 2YR RTP SWAPTION	JAN12 2.5 PUT	17,700,000.00	—
BRSBJUP51 10YR RTR SWAPTION	FEB14 5.08 CALL	-16,100,000.00	(3,659,530)
BRSBJUPP7 10YR RTP SWAPTION	FEB14 5.08 PUT	-16,100,000.00	(123,970)
BRSBSLDG0 10YR RTP SWAPTION	MAR12 3.89 PUT	-49,000,000.00	—
BRSBSMVX1 10YR RTR SWAPTION	MAR12 3.89 CALL	-49,000,000.00	(8,094,800)
BRSBT3CH8 10YR RTP SWAPTION	MAR12 3.93875 PUT	-34,600,000.00	—
BRSBT3WL7 10YR RTR SWAPTION	MAR12 3.93875 CALL	-34,600,000.00	(5,868,160)
BRSBU32V6 10YR RTP SWAPTION	MAR12 4.045 PUT	-9,800,000.00	—
BRSBU3337 10YR RTR SWAPTION	MAR12 4.045 CALL	-9,800,000.00	(1,754,200)
BRSBYK6S7 IRS USD P F 4.27240	4.2724% 19 Apr 2041	-7,700,000.00	(10,457,370)
BRSBYK6S7 IRS USD R V 03MLIBOR	5.15% 19 Apr 2041	7,700,000.00	7,706,930
BRSC1HLQ5 10YR RTP SWAPTION	MAY13 4.2175 PUT	-16,800,000.00	(110,880)
BRSC1HLR3 10YR RTR SWAPTION	MAY13 4.2175 CALL	-16,800,000.00	(2,869,440)
BRSC1HMD3 10YR RTR SWAPTION	MAY12 3.84 CALL	32,900,000.00	5,178,460
BRSC1HPD0 10YR RTP SWAPTION	MAY12 3.84 PUT	32,900,000.00	9,870
BRSC51CE3 IRS USD P F 2.05625	2.05625% 20 May 2016	-11,300,000.00	(11,796,070)
BRSC51CE3 IRS USD R V 03MLIBOR	1% 20 May 2016	11,300,000.00	11,307,910
BRSC9XLS8 10YR RTR SWAPTION	JUN12 3.67 CALL	20,000,000.00	2,792,000
BRSC9XMX6 10YR RTP SWAPTION	JUN12 3.67 PUT	20,000,000.00	22,000
BRSCCE3C1 10YR RTR SWAPTION	JUN12 3.15 CALL	22,600,000.00	2,128,920
BRSCCE489 10YR RTR SWAPTION	JUN12 2.9 CALL	-22,600,000.00	(1,672,400)
BRSCCE4D8 10YR RTR SWAPTION	JUN12 2.65 CALL	-22,600,000.00	(1,249,780)
BRSCM9NG0 IRS USD P V 03MLIBOR	1% 08 Aug 2021	-27,000,000.00	(27,021,600)
BRSCM9NG0 IRS USD R F 2.70750	2.7075% 08 Aug 2021	27,000,000.00	29,016,900
BRSCNZF62 IRS USD P V 03MLIBOR	1% 13 Aug 2016	-39,900,000.00	(39,900,000)
BRSCNZF62 IRS USD R F 2.25000	2.25% 13 Aug 2016	39,900,000.00	40,358,850
BRSDBVQM5 10Y RTP 2.7 SWPT	JAN12 2.7 PUT	21,200,000.00	2,120
BRSDC7YQ9 IRS USD P V 03MLIBOR	1% 21 Nov 2021	-10,000,000.00	(10,007,000)
BRSDC7YQ9 IRS USD R F 2.15250	2.152% 21 Nov 2021	10,000,000.00	10,144,000
BRSDE41N7 IRS USD P F 1.40000	1.4% 30 Nov 2016	-6,900,000.00	(6,973,830)
BRSDE41N7 IRS USD R V 03MLIBOR	1% 30 Nov 2016	6,900,000.00	6,904,830
BRSDE5GR9 IRS USD P V 03MLIBOR	1% 30 Nov 2013	-19,100,000.00	(19,113,370)
BRSDE5GR9 IRS USD R F .80375	0.80375% 30 Nov 2013	19,100,000.00	19,147,750
BRSDE6045 IRS USD P V 03MLIBOR	1% 30 Nov 2013	-19,900,000.00	(19,913,930)
BRSDE6045 IRS USD R F .79900	0.799% 30 Nov 2013	19,900,000.00	19,947,760
BRSDM60R5 IRS USD P F 2.73000	2.73% 21 Dec 2021	-9,700,000.00	(10,333,410)
BRSDM60R5 IRS USD R V 03MLIBOR	1% 21 Dec 2021	9,700,000.00	9,702,910
BRSDM7G96 IRS USD P V 03MLIBOR	1% 21 Dec 2021	-10,900,000.00	(10,903,270)
BRSDM7G96 IRS USD R F 2.04000	2.04% 21 Dec 2021	10,900,000.00	10,917,440
BRSDMSNH4 IRS USD P V 03MLIBOR	1% 22 Dec 2013	-72,000,000.00	(72,021,600)
BRSDMSNH4 IRS USD R F .74250	0.7425% 22 Dec 2013	72,000,000.00	72,057,600
BRSDMSYL3 IRS USD P V 03MLIBOR	1% 22 Dec 2013	-61,700,000.00	(61,718,510)
BRSDMSYL3 IRS USD R F .73375	0.733% 22 Dec 2013	61,700,000.00	61,737,020
CAMERON INTL CORP	7% 15 Jul 2038	1,500,000.00	1,870,005
CANADIAN DOLLAR		1.16	1
CAPITAL ONE FINANCIAL CO	4.75% 15 Jul 2021	3,900,000.00	4,013,541
CAPITAL ONE MULTI ASSET	1% 19 Apr 2017	1,150,000.00	1,814,901
CITIBANK CREDIT CARD ISSUANCE	6.3% 20 Jun 2014	3,105,000.00	3,179,568
CITIBANK OMNI MASTER TRUST	5.35% 15 Aug 2018	4,665,000.00	5,095,699
CITIGROUP INC	6.375% 12 Aug 2014	3,005,000.00	3,153,811
CITIGROUP INC	4.587% 15 Dec 2015	5,075,000.00	5,107,465
COCA COLA FEMSA SAB CV	4.625% 15 Feb 2020	1,909,000.00	2,109,445
COMCAST CORP	7.05% 15 Mar 2033	340,000.00	429,700
COMCAST CORP	5.65% 15 Jun 2035	1,475,000.00	1,629,471
COMCAST CORP	6.5% 15 Nov 2035	495,000.00	596,666
CONSOLIDATED NATURAL GAS	5% 01 Mar 2014	550,000.00	591,185
CONSTELLATION ENERGY GRO	5.15% 01 Dec 2020	1,588,000.00	1,720,820
CONSTELLATION ENERGY GRP	7.6% 01 Apr 2032	1,990,000.00	2,564,362
COUNTRYWIDE ALTERNATIVE LOAN T	0.44344% 20 Mar 2047	2,548,461.42	1,127,732
COUNTRYWIDE HOME LOANS	0.45344% 25 Apr 2046	1,038,214.65	519,609
COVENTRY HEALTH CARE INC	5.45% 15 Jun 2021	2,150,000.00	2,389,102
COX COMMUNICATIONS INC	8.375% 01 Mar 2039	1,875,000.00	2,510,548
CREDIT SUISSE NEW YORK	6% 15 Feb 2018	2,560,000.00	2,524,751
CREDIT SUISSE NEW YORK	5.4% 14 Jan 2020	3,900,000.00	3,678,344
CROWN CASTLE TOWERS LLC	6.113% 15 Jan 2040	6,370,000.00	7,028,269
CURRENCY CONTRACT	BOUGHT EUR/SOLD USD		(24,729)
CURRENCY CONTRACT	SOLD GBP/BOUGHT USD		11,666
CURRENCY CONTRACT	SOLD EUR/BOUGHT USD		134,121
CURRENCY CONTRACT	SOLD EUR/BOUGHT USD		11,820
CURRENCY CONTRACT	SOLD EUR/BOUGHT USD		815
CURRENCY CONTRACT	SOLD EUR/BOUGHT USD		61,225
CURRENCY CONTRACT	SOLD EUR/BOUGHT USD		102,210
DEUTSCHE ALT A SECURITIES INC	0.6615% 25 Apr 2035	2,203,163.00	1,486,148

DIRECTV HOLDINGS/FING	5.875% 01 Oct 2019	929,000.00	1,045,701
DIRECTV HOLDINGS/FING	3.5% 01 Mar 2016	7,350,000.00	7,577,291
DISCOVER BANK	8.7% 18 Nov 2019	3,250,000.00	3,705,601
DISCOVERY COMMUNICATIONS	3.7% 01 Jun 2015	4,310,000.00	4,533,004
DOMINION RESOURCES INC	5.95% 15 Jun 2035	1,875,000.00	2,231,548
DOMINION RESOURCES INC	4.9% 01 Aug 2041	2,025,000.00	2,186,597
DOW CHEMICAL CO/THE	4.125% 15 Nov 2021	3,185,000.00	3,266,918
DUKE ENERGY CORP	3.95% 15 Sep 2014	7,200,000.00	7,681,824
EKSPORTFINANS ASA	5.5% 26 Jun 2017	4,150,000.00	3,776,014
EKSPORTFINANS ASA	3% 17 Nov 2014	4,195,000.00	3,735,090
EL PASO PIPELINE PART OP	6.5% 01 Apr 2020	742,000.00	817,777
EL PASO PIPELINE PART OP	4.1% 15 Nov 2015	2,325,000.00	2,380,168
ENTERPRISE PRODUCTS OPER	6.5% 31 Jan 2019	675,000.00	786,027
ENTERPRISE PRODUCTS OPER	6.125% 15 Oct 2039	1,650,000.00	1,842,996
ENTERPRISE PRODUCTS OPER	6.65% 15 Apr 2018	1,200,000.00	1,417,098
EUR CALL USD PUT BRSDBVR02	FEB12 1.45 CALL	15,640,000.00	128,214
EURO CURRENCY		281,734.82	365,734
EXTENDED STAY AMERICA TRUST	4.22% 05 Nov 2027	2,395,000.00	2,404,111
FANNIE MAE	0.01% 09 Oct 2019	7,280,000.00	5,597,337
FANNIE MAE	5% 25 Oct 2041	5,445,000.00	6,133,943
FANNIE MAE	6.5% 25 Jul 2034	211,095.34	225,237
FANNIE MAE	5% 25 Jun 2041	3,865,000.00	4,340,453
FED HM LN PC POOL A32162	5% 01 Mar 2035	484,842.60	533,192
FED HM LN PC POOL A95575	4% 01 Dec 2040	9,180,475.57	9,675,592
FED HM LN PC POOL A95656	4% 01 Dec 2040	2,956,823.86	3,116,290
FED HM LN PC POOL A95856	4% 01 Dec 2040	4,266,217.53	4,496,301
FED HM LN PC POOL C00748	6% 01 Apr 2029	2,016.20	2,246
FED HM LN PC POOL C56030	6% 01 Mar 2031	41,413.63	46,132
FED HM LN PC POOL E00543	6% 01 Apr 2013	665.08	707
FED HM LN PC POOL E00547	5.5% 01 Apr 2013	9,293.86	9,887
FED HM LN PC POOL E00565	6% 01 Aug 2013	1,419.87	1,522
FED HM LN PC POOL E00569	5.5% 01 Aug 2013	47,397.38	50,858
FED HM LN PC POOL E00570	6% 01 Sep 2013	1,433.07	1,536
FED HM LN PC POOL E00577	5.5% 01 Sep 2013	3,003.97	3,217
FED HM LN PC POOL E00975	6% 01 May 2016	15,227.21	16,232
FED HM LN PC POOL E01071	5.5% 01 Nov 2016	47,012.95	50,429
FED HM LN PC POOL E01143	5.5% 01 Apr 2017	49,990.21	53,714
FED HM LN PC POOL E01157	6% 01 Jun 2017	1,517.62	1,628
FED HM LN PC POOL E69529	6% 01 Mar 2013	664.83	721
FED HM LN PC POOL E69728	6% 01 Apr 2013	1,992.58	2,161
FED HM LN PC POOL E71222	5.5% 01 Jul 2013	3,080.98	3,335
FED HM LN PC POOL E71236	5.5% 01 Aug 2013	27,705.24	29,993
FED HM LN PC POOL E73095	5.5% 01 Nov 2013	61,720.84	66,818
FED HM LN PC POOL E75506	6% 01 Mar 2014	1,473.54	1,598
FED HM LN PC POOL E75722	6% 01 Mar 2014	659.03	715
FED HM LN PC POOL E77295	6% 01 Jun 2014	56,068.47	60,806
FED HM LN PC POOL E84261	6% 01 Jul 2016	50,985.88	55,390
FED HM LN PC POOL E84308	5.5% 01 May 2014	129,775.58	140,494
FED HM LN PC POOL E84593	6% 01 Jul 2016	7,995.44	8,686
FED HM LN PC POOL E87958	6% 01 Feb 2017	5,962.28	6,466
FED HM LN PC POOL E88282	6% 01 Mar 2017	1,574.26	1,710
FED HM LN PC POOL E88512	6% 01 Mar 2017	2,693.38	2,926
FED HM LN PC POOL E88786	6% 01 Mar 2017	11,164.19	12,216
FED HM LN PC POOL E88982	6% 01 Apr 2017	11,350.14	12,352
FED HM LN PC POOL E88992	5.5% 01 Apr 2017	43,529.77	47,207
FED HM LN PC POOL E89201	6% 01 Apr 2017	6,174.88	6,722
FED HM LN PC POOL E89245	6% 01 Apr 2017	68,358.05	74,390
FED HM LN PC POOL E89306	5.5% 01 Apr 2017	12,743.07	13,819
FED HM LN PC POOL E89336	6% 01 May 2017	7,367.10	8,017
FED HM LN PC POOL E89350	6% 01 Apr 2017	25,187.84	27,411
FED HM LN PC POOL E89435	6% 01 May 2017	7,981.72	8,686
FED HM LN PC POOL E89704	6% 01 May 2017	10,441.62	11,363
FED HM LN PC POOL E90063	5.5% 01 Jun 2017	7,604.54	8,247
FED HM LN PC POOL E90353	5.5% 01 Jun 2017	62,093.78	67,339
FED HM LN PC POOL E90431	6% 01 Dec 2014	1,412.85	1,532
FED HM LN PC POOL E91323	6% 01 Sep 2017	18,978.15	20,653
FED HM LN PC POOL G04913	5% 01 Mar 2038	5,053,764.64	5,439,292
FED HM LN PC POOL G05132	5% 01 Dec 2038	16,442,519.06	17,686,564
FED HM LN PC POOL G05205	5% 01 Jan 2039	2,450,295.13	2,635,685
FED HM LN PC POOL G06817	5.5% 01 May 2040	11,433,810.60	12,422,167
FED HM LN PC POOL G08372	4.5% 01 Nov 2039	29,113,003.48	30,876,070
FED HM LN PC POOL J00625	5% 01 Dec 2020	51,427.03	55,433
FED HM LN PC POOL J12438	4.5% 01 Jun 2025	2,978,431.53	3,188,263
FED HM LN PC POOL Q02663	4.5% 01 Aug 2041	10,529,027.79	11,222,595

FED HM LN PC POOL Q02776	4.5% 01 Aug 2041	1,854,373.74	1,976,525
FEDERAL HOME LOAN BK IL	5.625% 13 Jun 2016	5,575,000.00	6,319,196
FEDERAL NATL MTG ASSN	3% 01 Dec 2099	7,500,000.00	7,721,484
FHLMC TBA JAN 30 GOLD SINGLE	4.5% 01 Dec 2099	-13,400,000.00	(14,197,718)
FHLMC TBA JAN 30 GOLD SINGLE	5% 01 Dec 2099	3,200,000.00	3,438,500
FHLMC TBA JAN 30 GOLD SINGLE	5.5% 01 Dec 2099	3,200,000.00	3,472,000
FHLMC GOLD TBA 30 YR	4% 01 Dec 2099	-13,600,000.00	(14,263,000)
FLORIDA POWER + LIGHT	5.625% 01 Apr 2034	400,000.00	494,184
FLORIDA POWER + LIGHT	5.95% 01 Feb 2038	1,650,000.00	2,163,421
FLORIDA POWER CORP	5.9% 01 Mar 2033	525,000.00	660,899
FLORIDA POWER CORP	6.4% 15 Jun 2038	2,125,000.00	2,882,354
FNMA TBA FEB 30 SINGLE FAM	3.5% 01 Dec 2099	-67,500,000.00	(69,229,688)
FNMA TBA FEB 30 SINGLE FAM	4.5% 01 Dec 2099	-45,900,000.00	(48,740,063)
FNMA TBA FEB 30 SINGLE FAM	5% 01 Dec 2099	-1,300,000.00	(1,401,563)
FNMA TBA FEB 30 SINGLE FAM	6% 01 Dec 2099	29,700,000.00	32,632,876
FNMA TBA JAN 15 SINGLE FAM	5.5% 01 Dec 2099	2,300,000.00	2,494,781
FNMA TBA JAN 30 SINGLE FAM	4.5% 01 Dec 2099	29,700,000.00	31,602,656
FNMA TBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	11,600,000.00	12,631,312
FNMA POOL 253800	7% 01 May 2016	3,176.53	3,495
FNMA POOL 254693	5.5% 01 Apr 2033	1,608,829.75	1,758,709
FNMA POOL 290485	9.5% 01 Feb 2025	486.91	489
FNMA POOL 305049	9.5% 01 Feb 2025	5,344.37	5,394
FNMA POOL 305113	9.5% 01 Mar 2025	672.97	676
FNMA POOL 306419	9.5% 01 Mar 2025	22,392.26	23,316
FNMA POOL 306656	9.5% 01 Mar 2025	5,258.61	5,350
FNMA POOL 316338	9.5% 01 Jul 2025	2,654.56	2,665
FNMA POOL 324556	9.5% 01 Aug 2025	994.72	999
FNMA POOL 532892	7% 01 Apr 2015	2,472.72	2,668
FNMA POOL 535675	7% 01 Jan 2016	37,538.45	40,506
FNMA POOL 555299	7% 01 Nov 2017	38,926.63	42,004
FNMA POOL 555424	5.5% 01 May 2033	5,195,993.71	5,680,054
FNMA POOL 572156	7% 01 Jan 2016	17,477.92	18,860
FNMA POOL 572557	7% 01 Apr 2016	847.13	932
FNMA POOL 584882	7% 01 May 2016	51,313.65	56,465
FNMA POOL 604436	7% 01 Sep 2016	41,026.29	44,270
FNMA POOL 677377	5.5% 01 Jan 2033	8,958,187.24	9,792,734
FNMA POOL 725206	5.5% 01 Feb 2034	2,690,645.12	2,941,306
FNMA POOL 725424	5.5% 01 Apr 2034	46,623.48	50,967
FNMA POOL 725946	5.5% 01 Nov 2034	1,288,445.13	1,407,672
FNMA POOL 735288	5% 01 Mar 2035	21,478,488.95	23,227,730
FNMA POOL 735925	5% 01 Oct 2035	6,005,144.24	6,492,336
FNMA POOL 735989	5.5% 01 Feb 2035	4,040,204.68	4,416,591
FNMA POOL 819967	5.5% 01 Apr 2035	758,419.38	839,265
FNMA POOL 889984	6.5% 01 Oct 2038	3,697,679.24	4,139,220
FNMA POOL 942988	6.5% 01 Sep 2037	879,567.45	984,597
FNMA POOL 995113	5.5% 01 Sep 2036	136,576.87	149,300
FNMA POOL AB3391	4.5% 01 Aug 2041	13,113,077.72	14,075,805
FNMA POOL AB3934	3.5% 01 Nov 2041	2,783,692.66	2,865,379
FNMA POOL AB4102	3.5% 01 Dec 2041	26,516,363.51	27,294,480
FNMA POOL AB4106	3.5% 01 Dec 2041	30,401,267.83	31,293,386
FNMA POOL AD6391	4.5% 01 May 2025	4,356,182.50	4,690,263
FNMA POOL AE0028	6% 01 Oct 2039	9,566,748.76	10,553,658
FNMA POOL AI7537	4.5% 01 Jul 2041	2,688,345.05	2,885,716
FNMA POOL AI7782	4.5% 01 Jul 2041	4,301,485.94	4,617,290
FNMA POOL AI7800	4.5% 01 Jul 2041	880,338.58	944,971
FNMA POOL AI8191	4.5% 01 Aug 2041	14,629,889.72	15,662,831
FNMA POOL AI8222	4.5% 01 Aug 2041	2,217,712.42	2,374,294
FNMA POOL AI8820	4.5% 01 Aug 2041	14,616,474.54	15,689,577
FNMA POOL AJ4046	4% 01 Oct 2041	10,607,179.12	11,214,045
FNMA POOL AJ4163	3.5% 01 Nov 2041	6,388,018.30	6,575,473
FNMA POOL AJ5927	3.5% 01 Nov 2041	4,891,680.29	5,035,225
FNMA POOL AJ5930	3.5% 01 Dec 2041	2,096,528.34	2,158,050
FNMA POOL AJ6935	3.5% 01 Nov 2026	3,482,055.71	3,644,573
FNMA POOL AL0533	3.236% 01 Jul 2041	4,966,989.78	5,179,198
FNMA POOL AL0566	4.5% 01 Jul 2041	5,961,508.86	6,399,187
FNMA POOL AL0583	6.5% 01 Oct 2039	3,282,747.80	3,674,741
FNMA POOL AL0616	4.5% 01 Jul 2041	18,370,466.03	19,719,177
FNMA POOL AL0617	4.5% 01 Aug 2041	16,291,443.33	17,487,518
FNMA TBA 15 YR	3.5% 01 Dec 2099	10,100,000.00	10,560,813
FNMA TBA SINGLE FAMILY JAN 15	4% 01 Dec 2099	20,100,000.00	21,196,077
FNMA TBA SINGLE FAMILY MORTGAG	4% 01 Dec 2099	7,100,000.00	7,458,328
FREDDIE MAC	0.01% 29 Nov 2019	5,630,000.00	4,315,114
FREDDIE MAC	5.125% 18 Oct 2016	5,605,000.00	6,627,313
FREDDIE MAC	5.5% 15 Jan 2031	690,953.05	713,625

FREEPORT MCMORAN C + G	8.375% 01 Apr 2017	430,000.00	456,875
GENERAL ELEC CAP CORP	6.15% 07 Aug 2037	180,000.00	196,900
GEORGIA PACIFIC LLC	8.25% 01 May 2016	2,925,000.00	3,249,558
GLENCORE FUNDING LLC	6% 15 Apr 2014	2,385,000.00	2,463,512
GLOBALDRIVE AUTO RECEIV 2008 B	4% 20 Oct 2016	1,170,111.13	1,527,767
GMAC COMMERCIAL MORTGAGE SECUR	5.48326% 10 May 2040	4,880,000.00	5,144,896
GNMA I TBA JAN 30 SINGLE FAM	4% 01 Dec 2099	6,000,000.00	6,435,937
GNMA I TBA JAN 30 SINGLE FAM	5% 15 Dec 2099	16,200,000.00	17,944,030
GNMA I TBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	6,800,000.00	7,631,938
GNMA II POOL 004223	6.5% 20 Aug 2038	1,380,658.94	1,574,512
GNMA II POOL 004292	6.5% 20 Nov 2038	778,338.72	887,622
GNMA II POOL 004838	6.5% 20 Oct 2040	1,582,231.95	1,809,084
GNMA II TBA JAN 30 JUMBOS	4% 01 Dec 2099	6,100,000.00	6,524,140
GNMA II TBA JAN 30 JUMBOS	4.5% 01 Dec 2099	23,300,000.00	25,375,154
GNMA II TBA JAN 30 JUMBOS	5% 01 Dec 2099	5,800,000.00	6,412,624
GNMA II TBA JUMBO JAN 30	5.5% 01 Dec 2099	3,000,000.00	3,363,281
GNMA POOL 351469	6% 15 Mar 2024	12,831.46	14,552
GNMA POOL 355176	6% 15 Dec 2023	146,252.21	165,461
GNMA POOL 371257	6% 15 Jan 2024	71,064.67	80,593
GNMA POOL 385209	6% 15 Jan 2024	62,004.21	70,317
GNMA POOL 462265	6% 15 Dec 2028	5,391.99	6,152
GNMA POOL 491767	6% 15 Dec 2028	3,049.45	3,480
GNMA POOL 492131	6% 15 Jan 2029	5,813.51	6,633
GNMA POOL 492133	6% 15 Jan 2029	906.67	1,030
GNMA POOL 492165	6% 15 Feb 2029	2,679.05	3,051
GNMA POOL 671489	6.5% 15 Aug 2037	92,930.57	105,894
GNMA POOL 685496	6.5% 15 Sep 2038	162,656.58	185,322
GNMA POOL 691303	6.5% 15 Aug 2038	99,759.37	113,660
GNMA POOL 691858	6.5% 15 Jul 2038	126,372.69	143,982
GNMA POOL 697656	6.5% 15 Oct 2038	689,048.26	785,063
GNMA POOL 701684	6.5% 15 Feb 2039	1,116,468.01	1,272,041
GNMA POOL 780733	7% 15 Mar 2013	1,702.34	1,744
GNMA POOL 780914	6% 15 Nov 2028	77,781.98	88,532
GNMA POOL 782619	5% 15 Apr 2039	6,767,439.92	7,503,698
GNMA POOL 782695	6.5% 15 Jun 2039	695,808.61	792,829
GNR 2006 3 B	5.091% 16 Jan 2037	4,758,759.95	5,092,225
GOLDMAN SACHS GROUP INC	5.25% 15 Oct 2013	3,805,000.00	3,882,371
GOLDMAN SACHS GROUP INC	5.95% 18 Jan 2018	805,000.00	824,498
GOLDMAN SACHS GROUP INC	6.15% 01 Apr 2018	2,200,000.00	2,270,596
GOLDMAN SACHS GROUP INC	5.25% 27 Jul 2021	3,670,000.00	3,580,232
GOLDMAN SACHS GROUP INC	3.625% 07 Feb 2016	5,000,000.00	4,831,115
GREENWICH CAPITAL COMMERCIAL F	6.0796% 10 Jul 2038	730,000.00	511,000
GS MORTGAGE SECURITIES CORPORA	5.396% 10 Aug 2038	8,520,000.00	9,122,969
GS MORTGAGE SECURITIES TRUST	5.807526% 10 Aug 2045	4,030,000.00	4,234,184
GS MORTGAGE SECURITIES TRUST	5.9838% 10 Aug 2045	12,357,904.00	13,420,511
GSR MORTGAGE LOAN TRUST	2.9097% 25 Aug 2034	2,173,856.92	1,967,975
GTE CORP	6.94% 15 Apr 2028	110,000.00	138,328
HARBORVIEW MORTGAGE LOAN TRUST	0.46625% 19 Nov 2036	3,570,841.97	1,953,461
HSBC BANK PLC	3.1% 24 May 2016	2,250,000.00	2,250,133
HSBC HOLDINGS PLC	6.1% 14 Jan 2042	1,290,000.00	1,462,170
ING VERZEKERINGEN NV	3.268% 21 Jun 2021	690,000.00	754,199
INTERPUBLIC GROUP COS	6.25% 15 Nov 2014	2,147,000.00	2,281,188
INTERPUBLIC GROUP COS	10% 15 Jul 2017	5,503,000.00	6,287,178
INTL PAPER CO	7.3% 15 Nov 2039	1,425,000.00	1,733,490
INTL PAPER CO	4.75% 15 Feb 2022	275,000.00	292,312
INTL PAPER CO	6% 15 Nov 2041	350,000.00	379,965
JABIL CIRCUIT INC	8.25% 15 Mar 2018	1,125,000.00	1,296,563
JABIL CIRCUIT INC	5.625% 15 Dec 2020	1,205,000.00	1,226,088
JAPANESE YEN		553.00	7
JERSEY CENTRAL PWR + LT	5.625% 01 May 2016	1,825,000.00	2,062,307
JP MORGAN CHASE BANK NA	6% 05 Jul 2017	2,950,000.00	3,165,359
JP MORGAN CHASE BANK NA	6% 01 Oct 2017	3,600,000.00	3,872,538
JP MORGAN CHASE COMMERCIAL MOR	4.158% 12 Jan 2039	843,737.69	868,507
JP MORGAN CHASE COMMERCIAL MOR	5.05% 12 Dec 2034	8,975,467.37	9,170,827
JP MORGAN CHASE COMMERCIAL MOR	5.115% 15 Jul 2041	4,395,000.00	4,646,464
JP MORGAN CHASE COMMERCIAL MOR	5.623% 12 May 2045	1,160,000.00	881,810
JP MORGAN CHASE COMMERCIAL MOR	5.336% 15 May 2047	8,145,000.00	8,637,789
JPMORGAN CHASE + CO	6% 15 Jan 2018	275,000.00	306,812
JPMORGAN CHASE + CO	4.35% 15 Aug 2021	3,620,000.00	3,655,863
KRAFT FOODS INC	6.5% 01 Nov 2031	620,000.00	770,786
KRAFT FOODS INC	6.5% 11 Aug 2017	66,000.00	78,511
KRAFT FOODS INC	6.125% 01 Feb 2018	48,000.00	56,264
KRAFT FOODS INC	5.375% 10 Feb 2020	5,550,000.00	6,403,873
KRAFT FOODS INC	4.125% 09 Feb 2016	389,000.00	422,348

	L 3 COMMUNICATIONS CORP	6.375% 15 Oct 2015	112,000.00	114,800
	LB UBS COMMERCIAL MORTGAGE TRU	5.378% 15 Nov 2038	2,020,000.00	1,953,629
	LEHMAN BROS CAP TR VII	5.857% 29 Nov 2049	330,000.00	33
	LEHMAN BROTHERS HOLDINGS	6.75% 28 Dec 2017	3,250,000.00	325
	LIFE TECHNOLOGIES CORP	6% 01 Mar 2020	374,000.00	418,072
	LIFE TECHNOLOGIES CORP	5% 15 Jan 2021	298,000.00	311,813
	LINCOLN NATIONAL CORP	7% 15 Jun 2040	1,050,000.00	1,187,064
	LOWE S COMPANIES INC	5.125% 15 Nov 2041	1,968,000.00	2,180,542
	MACYS RETAIL HLDGS INC	7.45% 15 Jul 2017	3,551,000.00	4,146,112
	MACYS RETAIL HLDGS INC	5.875% 15 Jan 2013	650,000.00	669,207
	MACYS RETAIL HLDGS INC	5.75% 15 Jul 2014	1,735,000.00	1,845,532
	MANULIFE FINANCIAL CORP	3.4% 17 Sep 2015	4,575,000.00	4,600,515
	MARATHON PETROLEUM CORP	6.5% 01 Mar 2041	1,401,000.00	1,587,650
	MASTR ALTERNATIVE LOANS TRUST	5.5% 25 May 2034	1,068,651.85	1,114,325
	MERRILL LYNCH/COUNTRYWIDE COMM	1% 12 Dec 2049	2,910,000.00	2,730,017
	MERRILL LYNCH/COUNTRYWIDE COMM	5.9564% 12 Aug 2049	7,485,000.00	8,123,388
	MEXICAN PESO (NEW)		623.24	45
	MIDAMERICAN ENERGY HLDGS	5.95% 15 May 2037	800,000.00	945,364
	MIDAMERICAN ENERGY HLDGS	6.5% 15 Sep 2037	725,000.00	910,332
	MORGAN STANLEY	0.76915% 09 Jan 2014	9,595,000.00	8,681,163
	MORGAN STANLEY	5.55% 27 Apr 2017	265,000.00	255,675
	MORGAN STANLEY	5.95% 28 Dec 2017	515,000.00	490,659
	MORGAN STANLEY	5.5% 28 Jul 2021	500,000.00	462,318
	MORGAN STANLEY	3.8% 29 Apr 2016	515,000.00	474,477
	MUNI ELEC AUTH OF GEORGIA	7.055% 01 Apr 2057	1,385,000.00	1,429,029
	NEW JERSEY BELL TELEPHON	7.85% 15 Nov 2029	70,000.00	84,817
	NEWS AMERICA INC	7.75% 20 Jan 2024	395,000.00	488,205
	NEWS AMERICA INC	8.15% 17 Oct 2036	415,000.00	522,074
	NEXEN INC	5.875% 10 Mar 2035	1,296,000.00	1,322,501
	NEXEN INC	6.4% 15 May 2037	779,000.00	825,163
	NEXEN INC	7.5% 30 Jul 2039	2,182,000.00	2,615,760
	NORDEA EIENDOMSKREDITT A	2.125% 22 Sep 2017	10,005,000.00	9,761,610
	OHIO POWER COMPANY	6.05% 01 May 2018	1,675,000.00	1,970,098
	OHIO POWER COMPANY	6% 01 Jun 2016	2,525,000.00	2,915,845
	PERMANENT MASTER ISSUER PLC	1% 15 Apr 2020	910,000.00	1,383,991
	PETROBRAS INTL FIN CO	5.875% 01 Mar 2018	335,000.00	366,614
	PETROBRAS INTL FIN CO	5.75% 20 Jan 2020	7,545,000.00	8,074,055
	PETROBRAS INTL FIN CO	3.875% 27 Jan 2016	3,665,000.00	3,775,723
	PETROHAWK ENERGY CORP	7.875% 01 Jun 2015	5,913,000.00	6,297,345
	PETROHAWK ENERGY CORP	10.5% 01 Aug 2014	4,755,000.00	5,289,938
	PETROHAWK ENERGY CORP	7.25% 15 Aug 2018	1,150,000.00	1,293,750
	PHILIP MORRIS INTL INC	2.5% 16 May 2016	1,845,000.00	1,907,793
	POUND STERLING		2,453.49	3,813
	PRIDE INTERNATIONAL INC	6.875% 15 Aug 2020	1,675,000.00	1,963,819
*	PRUDENTIAL FINANCIAL INC	6.2% 15 Nov 2040	655,000.00	685,395
	PUB SVC ELEC + GAS	0.85% 15 Aug 2014	3,100,000.00	3,099,036
	QWEST COMMUNICATIONS INT	7.5% 15 Feb 2014	160,000.00	160,604
	QWEST COMMUNICATIONS INT	7.5% 15 Feb 2014	70,000.00	70,264
	QWEST COMMUNICATIONS INT	8% 01 Oct 2015	464,000.00	494,343
	QWEST COMMUNICATIONS INT	7.125% 01 Apr 2018	3,510,000.00	3,650,400
	QWEST CORP	7.5% 01 Oct 2014	776,000.00	854,703
	QWEST CORP	7.625% 15 Jun 2015	452,000.00	500,867
	QWEST CORP	3.5595% 15 Jun 2013	300,000.00	300,844
	QWEST CORP	6.5% 01 Jun 2017	1,709,000.00	1,867,083
	QWEST CORP	8.375% 01 May 2016	1,429,000.00	1,636,738
	REPUBLIC OF ITALY	6.875% 27 Sep 2023	1,296,000.00	1,248,566
	ROCKIES EXPRESS PIPELINE	5.625% 15 Apr 2020	3,275,000.00	3,118,900
	ROGERS COMMUNICATIONS IN	7.5% 15 Mar 2015	420,000.00	491,780
	RUSSIA FOREIGN BOND	7.5% 31 Mar 2030	2,045,750.00	2,375,627
	SANTANDER CONSUMER ACQUIRED RE	3.19% 15 Oct 2015	3,420,000.00	3,401,777
	SANTANDER CONSUMER ACQUIRED RE	1.66% 15 Aug 2016	3,154,612.44	3,118,505
	SANTANDER DRIVE AUTO RECEIVABL	0.03% 17 Oct 2016	3,585,000.00	3,548,766
	SANTANDER DRIVE AUTO RECEIVABL	2.24% 15 Dec 2014	3,380,000.00	3,371,144
	SANTANDER DRIVE AUTO RECEIVABL	3.89% 17 Jul 2017	3,980,000.00	4,045,599
	SANTANDER DRIVE AUTO RECEIVABL	0.93% 17 Jun 2013	5,139,499.68	5,139,468
	SANTANDER DRIVE AUTO RECEIVABL	2.9% 16 May 2016	7,030,000.00	7,026,306
	SANTANDER DRIVE AUTO RECEIVABL	3.82% 15 Aug 2017	4,320,000.00	4,325,031
	SANTANDER DRIVE AUTO RECEIVABL	1.48% 15 May 2017	1,989,265.90	1,967,946
	SANTANDER DRIVE AUTO RECEIVABL	3.1% 15 May 2017	2,484,898.27	2,463,155
	SANTANDER DRIVE AUTO RECEIVABL	0.94% 18 Feb 2014	8,255,000.00	8,245,949
	SANTANDER DRIVE AUTO RECEIVABL	1.28% 15 Aug 2014	6,750,000.00	6,742,646
	SBA TOWER TRUST	4.254% 15 Apr 2040	2,760,000.00	2,837,371
	SCHOLAR FUNDING TRUST	1.209% 28 Apr 2036	4,430,069.49	4,304,426
	SIMON PROPERTY GROUP LP	4.125% 01 Dec 2021	2,215,000.00	2,319,627

SLM STUDENT LOAN TRUST	0.5095% 15 Jun 2021	5,655,874.14	5,419,380
SLM STUDENT LOAN TRUST	1.9884% 25 Jul 2023	7,250,000.00	7,440,487
SLM STUDENT LOAN TRUST	1% 25 Jul 2022	4,205,000.00	4,315,966
SLM STUDENT LOAN TRUST	0.644% 25 Mar 2025	13,126,172.68	13,000,270
SMALL BUSINESS ADMINISTRATION	4.504% 10 Feb 2014	393,467.82	405,243
SOUTHERN CAL EDISON	5.95% 01 Feb 2038	675,000.00	878,504
SOUTHWESTERN ENERGY CO	7.5% 01 Feb 2018	5,115,000.00	5,895,038
SSGA	G STIFF ERISA QUALIFIED	11,837,158.08	11,837,158
STRUCTURED ASSET SECURITIES CO	3.3565% 25 Jan 2031	1,324,474.34	1,210,381
SWAP CITIBANK BOC	SWAP CASH COLLATERAL USD	2,730,000.00	2,730,000
SWAP CITIBANK COC	SWAP CASH COLLATERAL USD	-2,730,000.00	(2,730,000)
SWAP DEUTSCHE COC	SWAP CASH COLLATERAL USD	1,350,000.00	1,350,000
SWAP RBOS BOC	SWAP CASH COLLATERAL USD	-1,830,000.00	(1,830,000)
TAMPA ELECTRIC	5.4% 15 May 2021	1,450,000.00	1,696,951
TCI COMMUNICATIONS INC	7.125% 15 Feb 2028	700,000.00	857,574
TECK RESOURCES LIMITED	4.5% 15 Jan 2021	1,950,000.00	2,036,352
TELEFONICA EMISIONES SAU	6.421% 20 Jun 2016	75,000.00	78,487
TELEFONICA EMISIONES SAU	2.582% 26 Apr 2013	7,729,000.00	7,541,935
TENNESSEE GAS PIPELINE	7% 15 Oct 2028	240,000.00	275,824
TEVA PHARMACEUT FIN BV	3.65% 10 Nov 2021	3,755,000.00	3,819,342
TIME WARNER CABLE INC	6.2% 01 Jul 2013	3,585,000.00	3,846,938
TIME WARNER CABLE INC	5.5% 01 Sep 2041	1,325,000.00	1,396,285
TSY INFL IX N/B	2.125% 15 Feb 2041	10,345,170.00	13,973,252
TSY INFL IX N/B	0	32,650,314.04	32,793,159
TSY INFL IX N/B	0.125% 15 Apr 2016	23,035,461.75	24,014,469
TSY INFL IX N/B	0.625% 15 Jul 2021	11,061,416.70	11,833,128
UBS AG STAMFORD CT	5.875% 15 Jul 2016	3,000,000.00	2,987,817
ULTRA LONG US TREAS BOND FTRS	MAR11 XCBT	(5,600,000.00)	(96,250.00)
ULTRA LONG US TREAS BOND FTRS	MAR12 XCBT	(10,800,000.00)	(113,062.50)
UNITEDHEALTH GROUP INC	3.375% 15 Nov 2021	745,000.00	770,510
US DOLLAR		-1,302,232.66	(1,302,233)
US TREASURY N/B	7.5% 15 Nov 2024	10,500,000.00	16,757,349
US TREASURY N/B	6.5% 15 Nov 2026	27,480,000.00	41,692,326
US TREASURY N/B	6.625% 15 Feb 2027	36,775,000.00	56,587,531
US TREASURY N/B	4.5% 15 Feb 2036	12,195,000.00	15,958,304
US TREASURY N/B	4.625% 15 Feb 2040	1,975,000.00	2,663,781
US TREASURY N/B	3.875% 15 Aug 2040	11,170,000.00	13,390,038
US TREASURY N/B	4.75% 15 Feb 2041	34,581,200.00	47,657,216
US TREASURY N/B	3.75% 15 Aug 2041	4,785,000.00	5,627,610
US TREASURY N/B	3.125% 15 Nov 2041	13,380,000.00	14,017,637
US TREASURY N/B	3.625% 15 Feb 2020	4,520,000.00	5,242,142
US TREASURY N/B	2.25% 31 Jul 2017	6,940,000.00	7,458,876
US TREASURY N/B	2% 30 Apr 2016	4,550,000.00	4,804,518
US TREASURY N/B	2.375% 30 Jun 2018	4,275,000.00	4,580,928
US TREASURY N/B	1.375% 30 Sep 2018	7,427,600.00	7,467,642
US TREASURY N/B	1% 30 Sep 2016	28,955,000.00	29,253,584
US TREASURY N/B	1.75% 31 Oct 2018	30,700,000.00	31,597,023
US TREASURY N/B	0.375% 15 Nov 2014	94,400,000.00	94,459,000
US TREASURY N/B	2% 15 Nov 2021	72,380,000.00	73,205,566
US TREASURY N/B	1.375% 30 Nov 2018	31,250,000.00	31,357,438
US TREASURY N/B	0.875% 30 Nov 2016	35,000.00	35,107
USD PUT JPY CALL BRSDC7YN6	FEB12 73 PUT	23,985,000.00	151,345
VERIZON COMMUNICATIONS	6.25% 01 Apr 2037	4,170,000.00	5,144,779
VERIZON COMMUNICATIONS	6.9% 15 Apr 2038	170,000.00	227,221
VERIZON COMMUNICATIONS	7.75% 15 Jun 2032	360,000.00	499,462
VERIZON MARYLAND INC	5.125% 15 Jun 2033	590,000.00	616,781
VERIZON NEW ENGLAND INC	7.875% 15 Nov 2029	125,000.00	151,801
VIRGIN MEDIA SECURED FIN	6.5% 15 Jan 2018	980,000.00	1,041,250
VIRGIN MEDIA SECURED FIN	5.5% 15 Jan 2021	590,000.00	907,750
VODAFONE GROUP PLC	4.15% 10 Jun 2014	2,280,000.00	2,417,518
WEA FINANCE LLC	4.625% 10 May 2021	3,200,000.00	3,140,781
WELLS FARGO MORTGAGE BACKED SE	6% 25 Aug 2036	921,683.99	915,012
WELLS FARGO MORTGAGE BACKED SE	1% 25 Jul 2034	1,762,853.81	1,756,712
WELLS FARGO MORTGAGE BACKED SE	6% 25 Jul 2037	1,607,501.32	1,496,928
WINDSTREAM CORP	8.125% 01 Aug 2013	475,000.00	508,250
XYLEM INC	3.55% 20 Sep 2016	3,404,000.00	3,510,072

	Sub-Total: Fund 5710 1 of 13		$1,643,580,916

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Shares/ Par Value
	317U409B5 IRO USD 10Y P 10.0	JULY12 10.0 PUT	-7,000,000.00		(1)
	317U769B9 IRO USD 2Y CBK	SEP12 2.25 PUT	-900,000.00		(364)
	317U795B7 IRO USD 2Y P 2.25	SEP12 2.25 PUT	-2,000,000.00		(809)
	5YR US TREASURY NOTE FUTURES	MAR12 XCBT	-14,800,000.00		—
	ABBEY NATL TREASURY SERV	2.00222% 25 Apr 2014	7,000,000.00		6,372,681
	ABBEY NATL TREASURY SERV	2.00222% 25 Apr 2014	0.00		—
	ALLY FINANCIAL INC	1% 20 Jun 2014	5,300,000.00		4,956,348
	AMERICAN EXPRESS BK FSB	5.5% 16 Apr 2013	3,300,000.00		3,449,335
	AMERICAN EXPRESS CO	6.15% 28 Aug 2017	2,600,000.00		2,973,503
	AMERICAN INTL GROUP	8.175% 15 May 2068	200,000.00		178,000
	AMERICAN INTL GROUP	8.25% 15 Aug 2018	4,700,000.00		4,974,955
	AMERICAN INTL GROUP	0.6631% 20 Mar 2012	3,000,000.00		2,973,702
	ANZ NATIONAL INTL NZ	6.2% 19 Jul 2013	2,300,000.00		2,440,445
	AUSTRALIAN DOLLAR		285,342.74		292,534
	AUSTRALIAN GOVERNMENT	6% 15 Feb 2017	10,400,000.00		12,004,761
	AUSTRALIAN GOVERNMENT	5.25% 15 Mar 2019	1,700,000.00		1,936,401
	AUSTRALIAN GOVERNMENT	5.5% 15 Dec 2013	200,000.00		214,050
	AUSTRALIAN GOVERNMENT	4.75% 15 Jun 2016	11,200,000.00		12,182,662
	AUSTRALIAN GOVERNMENT	5.5% 21 Jan 2018	13,500,000.00		15,412,869
	BANC OF AMERICA COMMERCIAL MOR	5.451% 15 Jan 2049	1,880,000.00		2,042,522
	BANC OF AMERICA FUNDING CORPOR	6.14656% 20 Jan 2047	163,267.09		103,033
	BANK OF AMERICA CORP	5.65% 01 May 2018	3,900,000.00		3,715,737
	BARCLAYS BANK PLC	5.45% 12 Sep 2012	7,100,000.00		7,253,431
	BARCLAYS BANK PLC	6.05% 04 Dec 2017	4,600,000.00		4,159,587
	BARCLAYS BANK PLC	1.6165% 13 Jan 2014	8,900,000.00		8,626,423
	BARCLAYS CAPITAL INC	TBA CASH COLLATERAL	-260,000.00		(260,000)
	BARCLAYS CASH COLLATERAL	CCBCYCUS6	374,000.00		374,000
	BARRICK GOLD CORP	1.75% 30 May 2014	3,100,000.00		3,130,563
	BEAR STEARNS ADJUSTABLE RATE M	4.125% 25 Mar 2035	1,006,791.74		933,638
	BEAR STEARNS ADJUSTABLE RATE M	4.55% 25 Aug 2035	248,388.62		211,958
	BEAR STEARNS ALT A TRUST	4.5157% 25 Nov 2036	1,517,758.91		732,147
	BEAR STEARNS COS LLC	5.7% 15 Nov 2014	1,100,000.00		1,196,283
	BEAR STEARNS COS LLC	6.4% 02 Oct 2017	600,000.00		670,337
	BEAR STEARNS STRUCTURED PRODUC	2.6557% 26 Jan 2036	537,866.28		313,788
	BEAR STEARNS STRUCTURED PRODUC	5.788% 25 Dec 2046	362,113.59		213,495
	BRAZILIAN REAL		4,309.11		2,310
	BUCKEYE OH TOBACCO SETTLEMENT	5.875% 01 Jun 2047	1,100,000.00		789,052
	BUNDESREPUB. DEUTSCHLAND	4.25% 04 Jul 2018	2,500,000.00		3,857,875
	BWPC415P1 CDS USD P F .80000	0.8% 20 Dec 2017	-13,842,400.00		(13,321,883)
	BWPC415P1 CDS USD R V 00MEVENT	1% 20 Dec 2017	13,842,400.00		13,842,400
	BWPCCME19 CDS USD P F 1.00000	1% 20 Jun 2015	-20,100,000.00		(20,066,063)
	BWPCCME19 CDS USD R V 00MEVENT	1% 20 Jun 2015	20,100,000.00		20,100,000
	BWPCTESK2 CDS USD P F 5.00000	5% 20 Jun 2015	-12,936,000.00		(12,604,672)
	BWPCTESK2 CDS USD R V 00MEVENT	1% 20 Jun 2015	12,936,000.00		12,936,000
	BWPCTESL0 CDS USD P F 5.00000	5% 20 Dec 2015	-10,976,000.00		(10,611,662)
	BWPCTESL0 CDS USD R V 00MEVENT	1% 20 Dec 2015	10,976,000.00		10,976,000
	BWU0152U7 IRS USD P F 1.80000	1.8% 13 Oct 2016	-7,200,000.00		(7,407,382)
	BWU0152U7 IRS USD R V 03MLIBOR	1% 13 Oct 2016	7,200,000.00		7,200,000
	CALIFORNIA ST	7.5% 01 Apr 2034	800,000.00		959,880
	CANADIAN DOLLAR		990.41		973
	CANADIAN GOVERNMENT	1.5% 01 Mar 2012	8,200,000.00		8,060,844
	CHICAGO IL TRANSIT AUTH SALES	6.899% 01 Dec 2040	6,900,000.00		8,052,921
	CHICAGO IL TRANSIT AUTH SALES	6.899% 01 Dec 2040	3,700,000.00		4,369,293
	CITIGROUP COMMERCIAL MORTGAGE	5.888381% 10 Dec 2049	640,000.00		705,602
	CITIGROUP INC	6% 15 Aug 2017	100,000.00		104,796
	CITIGROUP INC	6.125% 21 Nov 2017	2,200,000.00		2,347,908
	CITIGROUP INC	5.5% 11 Apr 2013	3,900,000.00		3,981,600
	CITIGROUP MORTGAGE LOAN TRUST	4.2475% 25 Aug 2035	529,286.37		420,054
	CITIGROUP/DEUTSCHE BANK COMMER	5.886% 15 Nov 2044	900,000.00		997,508
	CITIGROUP/DEUTSCHE BANK COMMER	5.617% 15 Oct 2048	2,730,000.00		2,990,729
	CREDIT AG HOME LOAN SFH	1.21565% 21 Jul 2014	9,000,000.00		8,646,489
	CREDIT SUISSE LONDON BOC	SWAP CASH COLLATERAL USD	-290,000.00		(290,000)
	CREDIT SUISSE SEC (USD) LLC	TBA CASH COLLATERAL	300,000.00		300,000
	CSFB CASH COLL CCP	CSFB CASH COLL CCFOBCUS1	14,000.00		14,000
	CSFB CASH COLL CCP		5,000.00		5,000
	CURRENCY CONTRACT	BOUGHT INR/SOLD USD			(57,405)
	CURRENCY CONTRACT	BOUGHT KRW/SOLD USD			(212,779)
	CURRENCY CONTRACT	BOUGHT CNY/SOLD USD			29,605
	CURRENCY CONTRACT	BOUGHT TWD/SOLD USD			(218,552)
	CURRENCY CONTRACT	BOUGHT MXN/SOLD USD			(138)
	CURRENCY CONTRACT	BOUGHT CNY/SOLD USD			302,956
	CURRENCY CONTRACT	BOUGHT NOK/SOLD USD			(27,347)
	CURRENCY CONTRACT	BOUGHT BRL/SOLD USD			(188,777)

CURRENCY CONTRACT	BOUGHT EUR/SOLD USD		(48,606)
CURRENCY CONTRACT	BOUGHT BRL/SOLD USD		34,461
CURRENCY CONTRACT	SOLD JPY/BOUGHT USD		3,808
CURRENCY CONTRACT	SOLD EUR/BOUGHT USD		271,054
CURRENCY CONTRACT	SOLD MYR/BOUGHT USD		1,028
CURRENCY CONTRACT	SOLD CAD/BOUGHT USD		(14,173)
CURRENCY CONTRACT	SOLD SGD/BOUGHT USD		205
CURRENCY CONTRACT	SOLD BRL/BOUGHT USD		189,597
CURRENCY CONTRACT	SOLD EUR/BOUGHT USD		73,346
CURRENCY CONTRACT	SOLD GBP/BOUGHT USD		35,597
CURRENCY CONTRACT	SOLD EUR/BOUGHT USD		50,135
CURRENCY CONTRACT	SOLD EUR/BOUGHT USD		32,189
CURRENCY CONTRACT	SOLD AUD/BOUGHT USD		(2,132,058)
CURRENCY CONTRACT	SOLD KRW/BOUGHT USD		(32,318)
CURRENCY CONTRACT	SOLD EUR/BOUGHT USD		293,737
CURRENCY CONTRACT	SOLD BRL/BOUGHT USD		(164,784)
CURRENCY CONTRACT	SOLD EUR/BOUGHT USD		266,903
CURRENCY CONTRACT	SOLD BRL/BOUGHT USD		(34,461)
DANFIN FUNDING LTD	1% 16 Jul 2013	8,700,000.00	8,696,546
DEUTSCHE BANK AG LONDON	6% 01 Sep 2017	700,000.00	781,754
DEXIA CREDIT LOCAL	2.75% 29 Apr 2014	1,400,000.00	1,272,166
DEXIA CREDIT LOCAL	1% 29 Apr 2014	8,800,000.00	7,983,378
EURO CURRENCY		875.20	1,136
EXPORT IMPORT BK KOREA	8.125% 21 Jan 2014	10,400,000.00	11,493,976
FANNIE MAE	7% 25 Oct 2022	230,426.28	273,162
FANNIE MAE	6.5% 25 Feb 2023	237,795.02	261,158
FANNIE MAE	7.5% 20 Sep 2027	972,922.02	1,117,579
FANNIEMAE ACES	6.39% 25 May 2036	4,683.97	4,679
FANNIEMAE WHOLE LOAN	6.5% 25 Jun 2028	88,538.10	98,362
FED HM LN PC POOL 1J1214	2.52% 01 Sep 2035	223,907.61	233,158
FED HM LN PC POOL 1J1219	4.893% 01 Oct 2035	1,452,410.38	1,535,345
FED HM LN PC POOL 785867	4.423% 01 Dec 2026	53,489.94	56,420
FED HM LN PC POOL 789758	1% 01 Sep 2032	98,373.24	103,741
FED HM LN PC POOL 789777	2.377% 01 Sep 2032	38,717.75	40,644
FED HM LN PC POOL G06239	4% 01 Feb 2041	19,797,420.20	20,793,977
FED HM LN PC POOL Q00232	4.5% 01 Apr 2041	955,934.89	1,013,303
FHA 221 D4	7.43% 01 Dec 2020	271,860.02	269,033
FHA 221/D4 GMAC 56 P8/01	7.43% 25 Oct 2022	48,354.89	47,901
FHA 232 236	6.69% 01 May 2016	22,595.64	22,327
FHA 253 P11 02 PJ HUNT PG 87	7.43% 01 Jan 2021	313,018.67	309,764
FHA INSD 23RD MTG	7.43% 01 Mar 2022	23,337.74	23,095
FHA INSD MTG P/T	7.43% 01 Jul 2024	26,578.86	26,302
FHA INSD MTG POOL	7.43% 01 Nov 2024	23,233.54	22,992
FHA INSD MTG POOL 56 GMAC	7.43% 25 Oct 2022	6,908.13	6,836
FHA PROJ LN CTF SER POOL 5	7.43% 01 Feb 2022	19,485.93	19,283
FHLMC GOLD TBA 30 YR	4% 01 Dec 2099	50,000,000.00	52,437,500
FIRST HORIZON MORTGAGE PASS TH	5.369408% 25 Aug 2035	108,238.47	82,855
FNMA TBA JAN 15 SINGLE FAM	4.5% 01 Dec 2099	-14,000,000.00	(14,923,125)
FNMA TBA JAN 30 SINGLE FAM	4.5% 01 Dec 2099	-86,000,000.00	(91,509,375)
FNMA TBA JAN 30 SINGLE FAM	5% 01 Dec 2099	-4,000,000.00	(4,321,250)
FNMA POOL 066414	4.859% 01 Sep 2028	188,286.05	195,570
FNMA POOL 190639	5.5% 01 Jan 2024	5,206.61	5,729
FNMA POOL 254909	4% 01 Sep 2013	288,876.44	299,630
FNMA POOL 255075	5.5% 01 Feb 2024	948,685.35	1,041,809
FNMA POOL 255235	4% 01 May 2014	354,106.60	373,576
FNMA POOL 255924	4% 01 Sep 2015	7,633.02	8,055
FNMA POOL 256158	2.743% 01 Feb 2036	37,332.29	39,394
FNMA POOL 257240	4.5% 01 Jun 2018	366,929.75	391,856
FNMA POOL 257316	4.5% 01 Jul 2023	526,294.93	561,559
FNMA POOL 450838	5.5% 01 Dec 2028	8,546.14	9,396
FNMA POOL 544502	5.109% 01 Jul 2030	55,663.39	56,335
FNMA POOL 725027	5% 01 Nov 2033	270,127.94	292,128
FNMA POOL 735764	2.509% 01 Jul 2035	1,448,547.82	1,530,154
FNMA POOL 735965	2.688% 01 Oct 2035	1,446,772.82	1,540,183
FNMA POOL 745393	4.5% 01 Sep 2020	720,200.32	770,707
FNMA POOL 783610	2.402% 01 Jun 2035	1,999,369.58	2,104,900
FNMA POOL 822101	2.687% 01 May 2035	1,507,278.53	1,589,558
FNMA POOL 825157	2.517% 01 Aug 2035	727,099.42	773,009
FNMA POOL 826129	1% 01 Jul 2035	1,476,751.91	1,540,264
FNMA POOL 833729	4% 01 Jul 2020	70,653.80	75,112
FNMA POOL 897717	1% 01 Aug 2036	251,557.16	264,855
FNMA POOL 899007	4.5% 01 Jan 2022	64,409.71	68,886
FNMA POOL 928652	6% 01 Aug 2037	325,261.67	358,511
FNMA POOL 929672	4.5% 01 Jun 2023	1,020,584.89	1,088,968

FNMA POOL 931412	4.5% 01 Jun 2024	1,325,849.41	1,413,858
FNMA POOL 931413	4.5% 01 Jun 2024	1,136,344.79	1,211,774
FNMA POOL 931654	4% 01 Jul 2024	432,527.97	456,305
FNMA POOL 931742	4.5% 01 Aug 2024	204,959.90	218,565
FNMA POOL 932359	4% 01 Jan 2025	83,380.25	87,964
FNMA POOL 932851	4% 01 Dec 2040	926,216.16	973,853
FNMA POOL 932865	4% 01 Dec 2040	339,636.47	357,104
FNMA POOL 941599	4% 01 Oct 2025	455,597.55	481,782
FNMA POOL 947342	6% 01 Oct 2037	260,773.65	287,431
FNMA POOL 952420	6% 01 Sep 2037	509,622.22	561,717
FNMA POOL 955769	6% 01 Oct 2037	538,413.50	593,452
FNMA POOL 962845	4.5% 01 Apr 2023	679,287.40	724,802
FNMA POOL 963128	4.5% 01 May 2023	303,090.52	323,399
FNMA POOL 973827	4.5% 01 Mar 2023	329,913.26	352,019
FNMA POOL 974633	4.5% 01 Mar 2023	381,910.86	407,500
FNMA POOL 975330	4.5% 01 May 2023	140,214.61	149,610
FNMA POOL 979502	4.5% 01 Apr 2038	900,427.65	958,937
FNMA POOL 982114	4.5% 01 May 2023	143,413.97	153,023
FNMA POOL 988897	4% 01 Apr 2026	678,052.39	716,174
FNMA POOL 994738	4% 01 Apr 2024	885,907.47	934,608
FNMA POOL 995692	4.5% 01 May 2024	1,189,553.42	1,269,258
FNMA POOL AA0351	4.5% 01 Feb 2039	875,630.98	932,529
FNMA POOL AA2549	4% 01 Apr 2024	2,610,370.82	2,753,869
FNMA POOL AA2550	4.5% 01 Apr 2024	404,183.59	431,013
FNMA POOL AA4274	4.5% 01 May 2024	639,357.81	681,798
FNMA POOL AA4538	4% 01 Apr 2024	11,705.29	12,349
FNMA POOL AA4598	4.5% 01 Apr 2024	437,350.35	466,381
FNMA POOL AA4785	4% 01 Jan 2041	45,326.53	47,658
FNMA POOL AA5292	4% 01 Apr 2024	37,770.70	39,847
FNMA POOL AA5510	4% 01 Apr 2024	64,991.34	68,564
FNMA POOL AA5533	4% 01 Apr 2024	653,887.61	689,833
FNMA POOL AA5562	4% 01 Jun 2024	361,286.25	381,147
FNMA POOL AA5564	4% 01 Jun 2024	1,292,065.36	1,363,093
FNMA POOL AA6668	4% 01 Jun 2024	69,947.15	73,792
FNMA POOL AA7024	4.5% 01 Jun 2039	710,471.80	756,638
FNMA POOL AA8463	4.5% 01 Jun 2024	580,387.99	618,913
FNMA POOL AA8966	4.5% 01 Jul 2024	281,852.61	300,562
FNMA POOL AA9315	4% 01 Aug 2024	108,134.98	114,079
FNMA POOL AB0554	4.5% 01 Apr 2024	631,325.86	673,627
FNMA POOL AB1067	4% 01 May 2025	1,874,623.94	1,977,676
FNMA POOL AB1250	4.5% 01 Jul 2040	4,288,554.41	4,567,224
FNMA POOL AB1370	4.5% 01 Aug 2025	119,361.30	127,359
FNMA POOL AB1460	4% 01 Sep 2025	328,003.42	346,035
FNMA POOL AB1842	4% 01 Jul 2025	543,292.97	573,159
FNMA POOL AB2142	4% 01 Jan 2026	450,031.15	474,770
FNMA POOL AB2309	4% 01 Feb 2026	122,788.68	129,692
FNMA POOL AB2375	4% 01 Mar 2041	1,970,635.25	2,077,838
FNMA POOL AB2528	4% 01 Mar 2041	956,143.32	1,005,618
FNMA POOL AB2803	4% 01 Apr 2026	750,125.16	792,299
FNMA POOL AB2808	4% 01 Apr 2041	3,821,919.75	4,019,681
FNMA POOL AB3012	4% 01 May 2026	1,996,880.96	2,109,150
FNMA POOL AB3191	4% 01 Feb 2041	989,414.40	1,040,301
FNMA POOL AB3613	4% 01 Jul 2024	373,639.00	397,215
FNMA POOL AB3740	3.5% 01 Jun 2041	636,219.89	654,890
FNMA POOL AC0529	4% 01 Aug 2024	947,079.94	999,143
FNMA POOL AC1635	4.5% 01 Sep 2039	151,923.11	161,795
FNMA POOL AC2757	4.5% 01 Aug 2039	14,315,740.36	15,245,975
FNMA POOL AC3290	4.5% 01 Oct 2024	3,063,471.80	3,266,821
FNMA POOL AC3858	4.5% 01 Nov 2039	17,587.20	18,730
FNMA POOL AC3879	4.5% 01 Dec 2024	257,306.04	274,386
FNMA POOL AC4894	4% 01 Oct 2024	171,798.93	181,243
FNMA POOL AC5003	4.5% 01 Jan 2040	730,402.02	777,863
FNMA POOL AC8539	4% 01 Dec 2024	434,404.43	458,782
FNMA POOL AC8568	4.5% 01 Jan 2040	888,571.79	946,311
FNMA POOL AC8594	4.5% 01 Jan 2025	186,059.63	198,410
FNMA POOL AC8711	4% 01 Dec 2024	67,316.45	71,017
FNMA POOL AC8895	4.5% 01 Dec 2039	19,577,133.43	20,849,252
FNMA POOL AC9885	4% 01 Mar 2025	419,069.28	442,107
FNMA POOL AD1151	3.5% 01 Feb 2025	323,966.84	339,391
FNMA POOL AD1267	4% 01 Jan 2025	15,294.13	16,135
FNMA POOL AD2151	4% 01 May 2025	336,256.85	354,742
FNMA POOL AD2202	4.5% 01 Feb 2040	22,673.92	24,147
FNMA POOL AD2341	4.5% 01 Mar 2040	2,723,973.49	2,900,977
FNMA POOL AD4165	4.5% 01 May 2040	561,319.86	597,794

FNMA POOL AD4308	4.5% 01 Apr 2025	12,283.17	13,099
FNMA POOL AD4775	4% 01 Mar 2025	63,292.15	66,771
FNMA POOL AD5139	4% 01 Mar 2026	139,727.16	147,583
FNMA POOL AD5259	4% 01 Aug 2040	70,266.36	73,880
FNMA POOL AD5634	4% 01 May 2025	354,655.25	374,151
FNMA POOL AD6149	4% 01 Aug 2040	465,223.39	489,151
FNMA POOL AD6209	4% 01 Jun 2025	51,089.84	53,898
FNMA POOL AD6370	4.5% 01 May 2040	160,577.98	171,012
FNMA POOL AD6388	4% 01 May 2025	647,185.51	682,763
FNMA POOL AD7073	4% 01 Jun 2025	8,148,365.05	8,596,300
FNMA POOL AD7151	4% 01 Jul 2025	429,238.15	452,834
FNMA POOL AD7157	4% 01 Jun 2025	120,138.97	126,743
FNMA POOL AD7349	4% 01 Jun 2025	160,994.26	169,845
FNMA POOL AD7507	4% 01 Apr 2026	518,821.32	547,991
FNMA POOL AD7760	4% 01 Jul 2025	662,439.46	698,855
FNMA POOL AD8015	4% 01 Jul 2025	613,276.56	646,990
FNMA POOL AD8522	4% 01 Aug 2040	5,243,126.00	5,512,788
FNMA POOL AD8752	4% 01 Apr 2026	225,065.52	237,719
FNMA POOL AD8905	4% 01 Jul 2025	116,053.00	122,433
FNMA POOL AD9386	4% 01 Sep 2040	50,516.68	53,115
FNMA POOL AE0276	4% 01 Aug 2025	309,173.80	326,170
FNMA POOL AE0828	3.5% 01 Feb 2041	1,920,082.05	1,976,426
FNMA POOL AE0949	4% 01 Feb 2041	35,892,051.61	37,738,034
FNMA POOL AE0971	4% 01 May 2025	353,709.12	373,153
FNMA POOL AE0981	3.5% 01 Mar 2041	14,520,009.41	14,946,096
FNMA POOL AE0988	4% 01 Sep 2025	368,185.36	388,425
FNMA POOL AE1299	4% 01 Aug 2025	380,606.81	401,530
FNMA POOL AE1325	4% 01 Jul 2025	1,682,604.35	1,775,101
FNMA POOL AE1761	4% 01 Sep 2040	6,001,612.01	6,310,284
FNMA POOL AE1843	4% 01 Aug 2025	275,830.13	290,993
FNMA POOL AE2113	3.5% 01 Aug 2040	1,974,836.76	2,032,788
FNMA POOL AE2124	4% 01 Jan 2026	609,181.25	642,669
FNMA POOL AE2934	4% 01 Sep 2040	926,065.61	973,695
FNMA POOL AE3040	4% 01 Sep 2040	12,111,518.97	12,734,433
FNMA POOL AE3145	4.5% 01 Sep 2040	901,249.96	959,813
FNMA POOL AE3236	4% 01 Nov 2025	486,638.74	513,390
FNMA POOL AE3294	4% 01 Oct 2025	341,211.89	359,969
FNMA POOL AE4307	3.5% 01 Sep 2040	1,954,734.81	2,012,096
FNMA POOL AE4577	4% 01 Jun 2026	794,471.46	839,139
FNMA POOL AE4584	3.5% 01 Jan 2041	974,385.06	1,002,978
FNMA POOL AE5147	4% 01 Nov 2040	32,315.65	33,978
FNMA POOL AE5162	4.5% 01 Nov 2040	716,597.35	763,162
FNMA POOL AE5471	4.5% 01 Oct 2040	839,881.35	894,457
FNMA POOL AE6117	3.5% 01 Oct 2040	406,530.25	418,460
FNMA POOL AE6380	4.5% 01 Dec 2040	30,353.92	32,326
FNMA POOL AE6800	3.5% 01 Nov 2040	966,252.88	994,607
FNMA POOL AE7088	4% 01 Dec 2025	81,465.06	85,943
FNMA POOL AE7262	4% 01 Jan 2026	404,113.37	426,328
FNMA POOL AE7714	3.5% 01 Nov 2040	992,569.17	1,021,696
FNMA POOL AE8058	3.5% 01 Dec 2025	459,949.66	481,417
FNMA POOL AE8158	4.5% 01 Aug 2024	545,404.60	581,949
FNMA POOL AE9544	4% 01 Nov 2040	938,067.21	986,313
FNMA POOL AE9826	3.5% 01 Dec 2025	847,285.19	886,830
FNMA POOL AH0621	3.5% 01 Jan 2041	992,680.47	1,021,810
FNMA POOL AH0921	4% 01 Dec 2040	101,766.07	107,801
FNMA POOL AH0973	4% 01 Dec 2025	67,034.65	70,720
FNMA POOL AH1418	3.5% 01 Jan 2041	2,966,565.64	3,053,619
FNMA POOL AH1759	4% 01 Dec 2040	842,023.33	885,330
FNMA POOL AH1770	4% 01 Dec 2040	1,925,725.48	2,024,768
FNMA POOL AH1909	4% 01 Apr 2026	15,590.30	16,467
FNMA POOL AH2666	4% 01 Jan 2026	290,368.08	306,330
FNMA POOL AH2811	4% 01 Feb 2026	99,646.66	105,249
FNMA POOL AH2894	3.5% 01 Jan 2026	985,981.39	1,032,000
FNMA POOL AH2926	4% 01 Jan 2041	18,348,066.00	19,291,735
FNMA POOL AH4008	4% 01 Mar 2041	645,022.41	678,398
FNMA POOL AH4142	4% 01 Apr 2026	141,836.45	149,811
FNMA POOL AH4314	4.5% 01 Feb 2041	61,398.24	65,388
FNMA POOL AH4442	4% 01 Jan 2026	450,110.76	474,854
FNMA POOL AH4471	4% 01 Feb 2041	1,593,584.15	1,675,545
FNMA POOL AH4588	4% 01 Mar 2026	172,080.38	181,755
FNMA POOL AH4598	3.5% 01 Apr 2026	948,167.57	992,421
FNMA POOL AH4706	4% 01 Apr 2026	1,808,178.79	1,909,839
FNMA POOL AH5050	4% 01 Mar 2026	65,798.76	69,498
FNMA POOL AH5179	4% 01 Apr 2026	160,112.38	169,114

FNMA POOL AH5250	4% 01 Mar 2026	1,890,552.30	1,994,480
FNMA POOL AH5620	4% 01 Feb 2026	940,637.20	993,522
FNMA POOL AH5955	4% 01 Feb 2041	985,587.89	1,036,586
FNMA POOL AH6218	4% 01 Mar 2041	233,669.63	245,761
FNMA POOL AH6420	3.5% 01 Feb 2041	995,544.50	1,024,759
FNMA POOL AH6439	4% 01 Feb 2026	380,955.36	402,374
FNMA POOL AH6492	4% 01 Mar 2026	25,249.02	26,669
FNMA POOL AH6783	4% 01 Mar 2041	6,818,648.63	7,171,473
FNMA POOL AH6827	4% 01 Mar 2026	3,688,394.25	3,895,765
FNMA POOL AH6953	4% 01 Feb 2041	242,659.80	255,140
FNMA POOL AH7009	4.5% 01 Mar 2041	18,443,129.31	19,641,561
FNMA POOL AH7078	4% 01 May 2026	218,565.01	230,853
FNMA POOL AH7284	4% 01 Mar 2041	609,850.33	641,406
FNMA POOL AH8129	4% 01 Apr 2026	1,913,176.57	2,020,740
FNMA POOL AH8292	4% 01 Apr 2026	480,389.00	507,398
FNMA POOL AH8812	4% 01 Mar 2026	172,926.24	182,649
FNMA POOL AH9034	4% 01 Mar 2026	82,851.21	87,509
FNMA POOL AH9250	4% 01 Mar 2026	102,368.68	108,124
FNMA POOL AI0497	4% 01 Apr 2026	808,781.48	854,253
FNMA POOL AI0934	4% 01 Apr 2026	193,209.00	204,857
FNMA POOL AI1712	4% 01 Apr 2026	262,229.39	276,645
FNMA POOL AI2023	4% 01 Apr 2026	144,414.04	152,533
FNMA POOL AI2095	4% 01 May 2026	2,388,718.62	2,523,018
FNMA POOL AI2495	4% 01 May 2026	916,136.10	967,643
FNMA POOL AI2527	4% 01 May 2026	754,638.74	797,066
FNMA POOL AI3000	4% 01 Jun 2026	935,683.01	988,289
FNMA POOL AI3053	4% 01 Jul 2026	62,192.13	65,689
FNMA POOL AI3162	4% 01 May 2026	485,120.47	512,395
FNMA POOL AI3435	4% 01 May 2026	2,842,112.99	3,001,903
FNMA POOL AI3623	4% 01 Jun 2026	836,123.80	886,529
FNMA POOL AI4051	3.5% 01 Sep 2026	28,477.56	29,807
FNMA POOL AI7069	4% 01 Jun 2026	386,999.60	408,758
FNMA POOL AJ4673	3.5% 01 Nov 2041	499,020.63	513,664
FNMA POOL AJ5927	3.5% 01 Nov 2041	116,165.43	119,574
FNMA POOL AJ5994	3.5% 01 Nov 2041	382,932.99	394,170
FNMA POOL MA0184	5% 01 Sep 2029	4,531,761.56	4,898,003
FNMA POOL MA0732	4% 01 May 2026	751,811.61	794,080
FNMA POOL MA0755	4.5% 01 Jun 2041	19,202,165.33	20,449,919
FNMA TBA 15 YR	3.5% 01 Dec 2099	120,000,000.00	125,475,000
FNMA TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	-1,600,000.00	(1,761,750)
FNMA TBA SINGLE FAMILY JAN 15	4% 01 Dec 2099	-3,000,000.00	(3,163,594)
FNMA TBA SINGLE FAMILY MORTGAG	4% 01 Dec 2099	-54,000,000.00	(56,725,315)
FORD MOTOR CREDIT CO LLC	7% 01 Oct 2013	1,600,000.00	1,696,531
FREDDIE MAC	7% 15 May 2022	244,156.63	271,237
FREDDIE MAC	5.5% 15 Mar 2017	8,018.96	8,017
GAZPROM (GAZ CAPITAL SA)	7.343% 11 Apr 2018	2,800,000.00	3,150,000
GNMA II POOL 002910	8.5% 20 Apr 2030	2,622.55	3,211
GNMA II POOL 002947	8.5% 20 Jul 2030	1,563.92	1,915
GNMA II POOL 003029	8.5% 20 Jan 2031	6,935.11	8,493
GNMA II POOL 003057	8.5% 20 Mar 2031	1,596.86	1,692
GNMA II POOL 780840	8.5% 20 Jul 2028	15,896.35	19,067
GOLDMAN SACH AND CO	DOM MSF CASH COLLATERAL	-140,000.00	(140,000)
GOLDMAN SACH AND CO	TBA CASH COLLATERAL	270,000.00	270,000
GOLDMAN SACHS GROUP INC	4.45875% 22 Jul 2015	600,000.00	525,144
GOLDMAN SACHS GROUP INC	6.15% 01 Apr 2018	3,300,000.00	3,405,894
GOLDMAN SACHS GROUP INC	6.25% 01 Sep 2017	5,500,000.00	5,749,904
GOVERNMENT NATIONAL MORTGAGE A	6.5% 20 May 2028	252,838.70	286,448
GREENWICH CAPITAL MKTS	TBA CASH COLLATERAL	270,000.00	270,000
GSR MORTGAGE LOAN TRUST	2.77984% 25 Sep 2035	1,943,209.06	1,690,856
ILLINOIS ST	2.766% 01 Jan 2012	16,600,000.00	16,600,996
INDYMAC INDX MORTGAGE LOAN TRU	5.04428% 25 Dec 2034	67,622.83	46,576
INTL LEASE FINANCE CORP	7.125% 01 Sep 2018	8,900,000.00	9,211,500
J P MORGAN TERM REPO	0.07% 03 Jan 2012	7,600,000.00	7,600,000
JAPANESE YEN		19.00	0
JP MORGAN CHASE BANK NA	0.62969% 13 Jun 2016	900,000.00	805,471
JP MORGAN CHASE COMMERCIAL MOR	5.44% 12 Jun 2047	630,000.00	675,242
JP MORGAN CHASE COMMERCIAL MOR	1% 15 Nov 2028	9,000,000.00	8,927,775
JP MORGAN MORTGAGE TRUST	2.86433% 25 Feb 2036	866,165.38	623,533
JP MORGAN MORTGAGE TRUST	5.0158% 25 Feb 2035	240,858.21	233,628
JPMORGAN CHASE + CO	6.3% 23 Apr 2019	500,000.00	566,318
JPMORGAN CHASE + CO	4.95% 25 Mar 2020	500,000.00	531,435
JPMORGAN CHASE + CO	4.25% 15 Oct 2020	16,500,000.00	16,615,880
KENTUCKY ST PROPERTY + BLDGS C	4.303% 01 Nov 2019	1,500,000.00	1,650,495
KENTUCKY ST PROPERTY + BLDGS C	4.403% 01 Nov 2020	1,800,000.00	1,977,948

KENTUCKY ST PROPERTY + BLDGS C	5.373% 01 Nov 2025	3,300,000.00	3,728,835
LB UBS COMMERCIAL MORTGAGE TRU	1% 15 Sep 2045	500,000.00	548,404
LBG CAPITAL NO.1 PLC	7.875% 01 Nov 2020	310,000.00	234,980
LEHMAN BROTHERS HOLDINGS	6.75% 28 Dec 2017	3,100,000.00	310
LEHMAN BROTHERS HOLDINGS	5.625% 24 Jan 2013	7,400,000.00	1,942,500
LEHMAN BROTHERS HOLDINGS	6.875% 02 May 2018	900,000.00	238,500
LEHMAN BROTHERS INC	TBA CASH COLLATERAL	-637,500.80	(637,501)
LLOYDS TSB BANK PLC	1% 29 Dec 2049	10,900,000.00	9,983,964
LLOYDS TSB BANK PLC	4.375% 12 Jan 2015	600,000.00	577,594
LOS ANGELES CA UNIF SCH DIST	4.5% 01 Jul 2023	4,100,000.00	4,473,920
MERRILL LYNCH + CO	6.4% 28 Aug 2017	3,500,000.00	3,389,064
MERRILL LYNCH + CO	6.875% 25 Apr 2018	300,000.00	295,782
MERRILL LYNCH MORTGAGE INVESTO	5.53% 25 Feb 2036	336,582.05	217,162
MEXICAN PESO (NEW)		9,855.04	706
MLCC MORTGAGE INVESTORS, INC.	6.505% 25 Oct 2035	84,159.82	66,421
MLCC MORTGAGE INVESTORS, INC.	0.49175% 25 Nov 2035	60,061.20	49,320
MORGAN STANLEY	0.76915% 09 Jan 2014	1,200,000.00	1,085,711
MORGAN STANLEY	5.55% 27 Apr 2017	3,500,000.00	3,376,846
MORGAN STANLEY	2.875% 28 Jul 2014	600,000.00	565,057
MORGAN STANLEY	5.5% 28 Jul 2021	1,100,000.00	1,017,099
MORGAN STANLEY	1.40806% 29 Apr 2013	9,100,000.00	8,575,676
MORGAN STANLEY	1.418% 13 Apr 2016	3,500,000.00	3,680,919
MORGAN STANLEY BOC SWAP	MORGAN STANLEY SWAP CCM3YIUS1	-125,000.00	(125,000)
MORGAN STANLEY CAP SVCS COC	SWAP CASH COLLATERAL USD	1,530,000.00	1,530,000
MORGAN STANLEY CAPITAL I	5.880192% 11 Jun 2049	400,000.00	439,731
NEW YORK CITY NY TRANSITIONAL	4.725% 01 Nov 2023	2,500,000.00	2,776,425
NEW YORK CITY NY TRANSITIONAL	4.905% 01 Nov 2024	1,900,000.00	2,132,142
NEW YORK CITY NY TRANSITIONAL	5.075% 01 Nov 2025	1,900,000.00	2,174,151
NEW ZEALAND DOLLAR		115.87	90
NGPL PIPECO LLC	7.119% 15 Dec 2017	3,200,000.00	3,158,976
NORWEGIAN KRONE		826.26	138
NOTA DO TESOURO NACIONAL	10% 01 Jan 2014	20,000.00	106,197
NOTA DO TESOURO NACIONAL	10% 01 Jan 2017	776,000.00	3,998,548
NOTA DO TESOURO NACIONAL	10% 01 Jan 2013	20,000.00	107,170
OVERSEAS PRIVATE INV COR	0.01% 18 Nov 2013	9,000,000.00	9,006,930
PALOMAR CA CMNTY CLG DIST	4.75% 01 May 2032	100,000.00	103,275
PIMCO FDS PAC INVT MGMT SER	MUTUAL FUND	2,664,892.64	22,438,396
PIMCO FDS PAC INVT MGMT SER	EMERGING MKTS PORTFOLIO	2,723,484.19	26,880,789
PIMCO FDS PAC INVT MGMT SER	INTL PORTFOLIO INSTL CL	3,336,366.32	17,182,287
POUND STERLING		35,763.80	55,581
PULTE GROUP INC	6.25% 15 Feb 2013	1,600,000.00	1,600,000
RABOBANK NEDERLAND	4.5% 11 Jan 2021	10,500,000.00	10,907,873
RESIDENTIAL ACCREDIT LOANS, IN	6% 25 Jun 2036	2,331,898.40	1,349,185
RESIDENTIAL ACCREDIT LOANS, IN	3.3868% 25 Jun 2046	514,683.44	161,770
ROYAL BK SCOTLND GRP PLC	7.64% 31 Mar 2049	400,000.00	214,500
SEQUOIA MORTGAGE TRUST	2.653293% 20 Apr 2035	1,558,857.48	1,405,904
SLM STUDENT LOAN TRUST	2.0601% 25 Apr 2023	12,821,875.54	13,117,080
SMALL BUSINESS ADMINISTRATION	5.6% 01 Sep 2028	6,768,876.64	7,668,505
SMFG PREF CAP USD 3	1% 31 Dec 2049	4,800,000.00	5,508,000
SSGA	G STIFF ERISA QUALIFIED	1,146,365.81	1,146,366
SSIF NEVADA LP	1.16665% 14 Apr 2014	9,000,000.00	8,857,269
STRUCTURED ADJUSTABLE RATE MOR	5.5284% 25 Aug 2035	77,202.28	54,972
STRUCTURED ASSET MORTGAGE INVE	5.57% 19 Jul 2035	57,769.42	35,285
STRUCTURED ASSET MORTGAGE INVE	0.47994% 19 Jul 2035	113,907.42	90,136
STRUCTURED ASSET MORTGAGE INVE	0.47994% 19 Jul 2035	256,985.81	210,781
STRUCTURED ASSET MORTGAGE INVE	5.54% 25 May 2036	3,016,023.14	1,354,719
SWAP BARCLAYS COC	SWAP CASH COLLATERAL USD	930,000.00	930,000
SWAP BNP PARIBAS BOC	SWAP CASH COLLATERAL USD	-480,000.00	(480,000)
SWAP CITIBANK BOC	SWAP CASH COLLATERAL USD	-1,210,000.00	(1,210,000)
SWAP DEUTSCHE BOC	SWAP CASH COLLATERAL USD	-580,000.00	(580,000)
SWAP HSBC BOC	SWAP CASH COLLATERAL USD	-610,000.00	(610,000)
SWAP LEHMAN BOC	SWAP CASH COLLATERAL USD	-70,723.11	(70,723)
SWAP UBS COC	SWAP CASH COLLATERAL USD	230,000.00	230,000
SWAPTION 317U153B3	IRO USD 10Y P 10.0 071012 BRC	-2,700,000.00	(0)
SWAPTION 317U428B2	IRO USD 10Y JUL12 10.0 PUT	-2,500,000.00	(0)
SWPC060G9 CDS USD P F 1.00000	1% 20 Mar 2013	-4,150,000.00	(4,150,000)
SWPC060G9 CDS USD R V 03MEVENT	1% 20 Mar 2013	4,150,000.00	4,254,849
SWPC460Q3 CDS USD P F 1.00000	1% 20 Dec 2016	-2,600,000.00	(2,600,000)
SWPC460Q3 CDS USD R V 03MEVENT	1% 20 Dec 2016	2,600,000.00	2,615,558
SWPC52925 CDS USD P V 00MEVENT	0.58% 25 Jul 2045	-265,468.87	(265,469)
SWPC52925 CDS USD R F .54000	0.54% 25 Jul 2045	265,468.87	33,396
SWPC636L3 CDS USD P V 03MEVENT	1% 20 Jun 2016	-27,400,000.00	(27,400,000)
SWPC636L3 CDS USD R F 1.00000	1% 20 Jun 2016	27,400,000.00	27,201,594
SWPC87756 CDS USD P V 00MEVENT	1% 20 Dec 2015	-10,700,000.00	(10,700,000)

SWPC87756 CDS USD R F .46250	1% 20 Dec 2015	10,700,000.00	9,377,674
SWPC87764 CDS USD P F .14250	1% 20 Dec 2012	-15,000,000.00	(15,000,000)
SWPC87764 CDS USD R V 00MEVENT	1% 20 Dec 2012	15,000,000.00	15,002,988
SWPC949F8 CDS USD P F 1.00000	1% 20 Dec 2017	-5,000,000.00	(5,000,000)
SWPC949F8 CDS USD R V 03MEVENT	1% 20 Dec 2017	5,000,000.00	5,293,257
SWPC974P4 CDS USD P V 03MEVENT	1% 20 Jun 2017	-1,500,000.00	(1,500,000)
SWPC974P4 CDS USD R F 1.28000	1.28% 20 Jun 2017	1,500,000.00	1,442,285
SWU0133U1 IRS USD P V 03MLIBOR	1% 17 Jun 2016	-98,700,000.00	(98,700,000)
SWU0133U1 IRS USD R F 3.50000	3.5% 17 Jun 2016	98,700,000.00	100,237,904
SWU026R29 IRS BRL P V 00MBZDIO	1% 02 Jan 2014	-26,800,000.00	(14,368,047)
SWU026R29 IRS BRL R F 10.53000	10.53% 02 Jan 2014	26,800,000.00	14,381,241
SWU032AB5 IRS BRL P V 00MBZDIO	1% 02 Jan 2014	-1,700,000.00	(911,406)
SWU032AB5 IRS BRL R F 10.38000	10.38% 02 Jan 2014	1,700,000.00	911,405
SWU0592T8 IRS EUR P V 06MEURIB	0	-11,800,000.00	(15,318,170)
SWU0592T8 IRS EUR R F 2.00000	2% 21 Mar 2017	11,800,000.00	15,499,225
SWU0888P9 IRS AUD P V 06MBBSW	1% 15 Dec 2017	-4,700,000.00	(4,818,442)
SWU0888P9 IRS AUD R F 5.50000	5.5% 15 Dec 2017	4,700,000.00	5,099,321
SWU0889P8 IRS AUD P V 06MBBSW	1% 15 Dec 2017	-3,000,000.00	(3,075,601)
SWU0889P8 IRS AUD R F 5.50000	5.5% 15 Dec 2017	3,000,000.00	3,254,886
SWU096419 IRS BRL P V 00MBRCDI	1% 02 Jan 2014	-3,900,000.00	(2,090,873)
SWU096419 IRS BRL R F 11.99000	11.99% 02 Jan 2014	3,900,000.00	2,170,323
SWU097755 IRS BRL P V 00MBRCDI	1% 02 Jan 2014	-8,900,000.00	(4,771,478)
SWU097755 IRS BRL R F 11.93500	11.935% 02 Jan 2014	8,900,000.00	4,914,968
SWU09C341 IRS BRL P V 00MCETIP	1% 02 Jan 2014	-15,000,000.00	(8,041,817)
SWU09C341 IRS BRL R F 12.55500	12.555% 02 Jan 2014	15,000,000.00	8,329,633
SWU09C358 IRS BRL P V 00MCETIP	1% 02 Jan 2014	-16,200,000.00	(8,685,163)
SWU09C358 IRS BRL R F 12.51000	12.51% 02 Jan 2014	16,200,000.00	8,988,728
SWU09D380 IRS BRL P V 03MBRDCI	1% 02 Jan 2014	-1,500,000.00	(804,182)
SWU09D380 IRS BRL R F 10.87000	10.87% 02 Jan 2014	1,500,000.00	809,825
SWU0A0HU2 IRS BRL P V 01MBSCW	1% 02 Jan 2014	-12,900,000.00	(6,915,963)
SWU0A0HU2 IRS BRL R F 12.12000	12.12% 02 Jan 2014	12,900,000.00	7,209,447
TOBACCO SETTLEMENT FIN AUTH WV	7.467% 01 Jun 2047	1,975,000.00	1,396,661
TOBACCO SETTLEMENT FING CORP N	5% 01 Jun 2041	2,300,000.00	1,652,435
TOLL BROS FINANCE CORP	8.91% 15 Oct 2017	4,100,000.00	4,725,033
TREASURY BILL	0% 05 Apr 2012	1,500,000.00	1,499,933
TREASURY BILL	0.01% 28 Jun 2012	3,700,000.00	3,698,909
TREASURY BILL	0.000001% 29 Mar 2012	3,900,000.00	3,899,860
TREASURY BILL	0.01% 19 Apr 2012	1,700,000.00	1,699,912
TSY INFL IX N/B	2.125% 15 Feb 2041	4,549,600.00	6,145,158
TSY INFL IX N/B	1.25% 15 Jul 2020	1,038,290.00	1,174,404
TSY INFL IX N/B	1.125% 15 Jan 2021	11,903,880.00	13,275,612
UAL 1993 PASS TRUST	9.06% 17 Jun 2015	1,299,376.35	6,627
UAL 1995 PASS TRUST	9.56% 19 Oct 2018	902,690.59	241,470
UBS AG STAMFORD CT	4.875% 04 Aug 2020	500,000.00	496,590
US DOLLAR		-505,106.43	(505,106)
US TREASURY N/B	8.125% 15 Aug 2021	700,000.00	1,096,375
US TREASURY N/B	6.25% 15 Aug 2023	1,100,000.00	1,574,375
US TREASURY N/B	4.375% 15 Feb 2038	700,000.00	904,968
US TREASURY N/B	3.875% 15 Aug 2040	6,800,000.00	8,151,500
US TREASURY N/B	4.375% 15 May 2041	6,900,000.00	8,990,486
US TREASURY N/B	3.75% 15 Aug 2041	6,600,000.00	7,762,220
US TREASURY N/B	2.625% 15 Aug 2020	9,800,000.00	10,569,457
US TREASURY N/B	2.625% 15 Aug 2020	0.00	—
US TREASURY N/B	1.875% 31 Aug 2017	600,000.00	627,985
US TREASURY N/B	2.25% 31 Jul 2018	11,100,000.00	11,805,893
US TREASURY N/B	2.125% 15 Aug 2021	1,100,000.00	1,128,188
US TREASURY N/B	2% 15 Nov 2021	22,900,000.00	23,161,197
VOLKSWAGEN INTL FIN NV	1.191% 01 Apr 2014	2,400,000.00	2,351,789
VOLKSWAGEN INTL FIN NV	0.91815% 01 Oct 2012	4,100,000.00	4,095,839
WACHOVIA BANK NA	2.32625% 15 Mar 2016	5,200,000.00	4,654,978
WAMU MORTGAGE PASS THROUGH CER	0.53175% 25 Oct 2045	1,445,623.92	1,037,209
WAMU MORTGAGE PASS THROUGH CER	5.384% 25 Aug 2046	2,659,439.70	1,733,745
WELLS FARGO + COMPANY	PREFERRED STOCK 7.5	13,000.00	13,728,000
WELLS FARGO MORTGAGE BACKED SE	2.53452% 25 Nov 2034	1,035,176.55	1,023,960
WELLS FARGO MORTGAGE BACKED SE	5.0283% 25 Apr 2036	755,294.77	615,898
10YR US TREASURY NOTE FUTURES MAR12 XCBT		33,600,000.00	348,599
3MO EURIBOR INTEREST RATE FTRS JUN11 XLIF		39,500,000.00	(39,844)
5YR US TREASURY NOTE FUTURES MAR12 XCBT		(14,800,000.00)	(81,754)
90DAY EURODOLLAR FUTURES CME JUN15 XCME		15,750,000.00	271,580
90DAY EURODOLLAR FUTURES CME MAR11 XCME		64,500,000.00	(3,963)
90DAY EURODOLLAR FUTURES CME SEP15 XCME		31,250,000.00	552,911

	Sub-Total: Fund 5711 2 of 13		$963,092,153

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				( n / a )
			Shares/ Par Value

	ABBOTT LABORATORIES	5.125% 01 Apr 2019	2,015,000.00		$2,339,695
	AGILENT TECHNOLOGIES INC	6.5% 01 Nov 2017	1,510,000.00		1,748,648
	ALCOA INC	5.95% 01 Feb 2037	1,055,000.00		1,000,572
	ALCOA INC	5.87% 23 Feb 2022	2,400,000.00		2,417,477
	ALLY FINANCIAL INC	6.25% 01 Dec 2017	1,306,000.00		1,259,768
	ALLY FINANCIAL INC	4.5% 11 Feb 2014	822,000.00		793,230
	ALLY FINANCIAL INC	6.75% 01 Dec 2014	3,264,000.00		3,280,320
	ALTA WIND HOLDINGS LLC	7% 30 Jun 2035	1,317,622.69		1,448,463
	ALTRIA GROUP INC	9.95% 10 Nov 2038	2,425,000.00		3,688,381
	ALTRIA GROUP INC	9.25% 06 Aug 2019	395,000.00		530,389
	AMERICA MOVIL SAB DE CV	2.375% 08 Sep 2016	2,120,000.00		2,114,094
	AMERICAN EXPRESS CREDIT	2.8% 19 Sep 2016	2,600,000.00		2,612,740
	AMERICAN TOWER CORP	4.625% 01 Apr 2015	1,194,000.00		1,244,521
	AMERICAN TOWER CORP	4.5% 15 Jan 2018	1,255,000.00		1,276,665
	AMGEN INC	2.5% 15 Nov 2016	4,020,000.00		4,068,216
	ANHEUSER BUSCH COS LLC	6.5% 01 May 2042	890,000.00		1,189,988
	ANHEUSER BUSCH COS LLC	4.95% 15 Jan 2014	150,000.00		161,656
	ANHEUSER BUSCH INBEV WOR	4.125% 15 Jan 2015	4,495,000.00		4,846,338
	ARCELORMITTAL	3.75% 05 Aug 2015	2,745,000.00		2,624,157
	ARCELORMITTAL	5.5% 01 Mar 2021	2,265,000.00		2,079,064
	ASSOCIATES CORP NA	6.95% 01 Nov 2018	2,490,000.00		2,705,716
	AT+T CORP	6.5% 15 Mar 2029	145,000.00		173,360
	AT+T INC	5.8% 15 Feb 2019	1,700,000.00		2,006,049
	AT+T INC	4.45% 15 May 2021	1,725,000.00		1,894,850
	AXTEL SAB DE CV	9% 22 Sep 2019	1,115,000.00		830,675
	BAKER HUGHES INC	3.2% 15 Aug 2021	2,475,000.00		2,557,257
	BANK OF AMERICA CORP	PREFERRED STOCK 7.25	54.00		42,553
	BANK OF AMERICA CORP	5.625% 01 Jul 2020	950,000.00		877,547
	BARRICK NA FINANCE LLC	4.4% 30 May 2021	2,305,000.00		2,496,306
	BAXTER INTERNATIONAL INC	1.85% 15 Jan 2017	554,000.00		558,306
	BEAR STEARNS COMMERCIAL MORTGA	5.331% 11 Feb 2044	650,000.00		684,464
	BEMIS COMPANY INC	5.65% 01 Aug 2014	420,000.00		454,514
	BG ENERGY CAPITAL PLC	4% 15 Oct 2021	2,570,000.00		2,649,074
	BIOMED REALTY LP	6.125% 15 Apr 2020	655,000.00		687,510
	BOTTLING GROUP LLC	5.125% 15 Jan 2019	1,025,000.00		1,195,828
	BP AMI LEASING INC	5.523% 08 May 2019	200,000.00		230,462
	BP CAPITAL MARKETS PLC	4.5% 01 Oct 2020	3,665,000.00		4,036,525
	BROCADE COMMUNICATIONS	6.625% 15 Jan 2018	1,010,000.00		1,050,400
	BROCADE COMMUNICATIONS	6.875% 15 Jan 2020	335,000.00		356,775
	BUNGE LIMITED FINANCE CO	4.1% 15 Mar 2016	540,000.00		559,184
	CAMDEN PROPERTY TRUST	5.375% 15 Dec 2013	220,000.00		229,931
	CAMDEN PROPERTY TRUST	5% 15 Jun 2015	210,000.00		223,039
	CAMERON INTL CORP	6.375% 15 Jul 2018	69,000.00		81,715
	CAMERON INTL CORP	7% 15 Jul 2038	244,000.00		304,187
	CANADIAN PACIFIC RR CO	7.25% 15 May 2019	730,000.00		855,943
	CAPITAL ONE FINANCIAL CO	2.125% 15 Jul 2014	2,635,000.00		2,601,219
	CBS CORP	5.75% 15 Apr 2020	895,000.00		1,006,232
	CHEVRON PHILLIPS CHEM CO	7% 15 Jun 2014	1,392,000.00		1,553,427
	CHEVRON PHILLIPS CHEM CO	8.25% 15 Jun 2019	696,000.00		881,117
	CINCINNATI BELL INC	8.75% 15 Mar 2018	1,165,000.00		1,081,994
	CITIGROUP/DEUTSCHE BANK COMMER	5.322% 11 Dec 2049	2,070,000.00		2,195,552
	COLORADO INTERSTATE GAS	5.95% 15 Mar 2015	21,000.00		22,649
	COLORADO INTERSTATE GAS	6.8% 15 Nov 2015	95,000.00		109,053
	COMCAST CORP	5.65% 15 Jun 2035	1,070,000.00		1,182,057
	COMCAST CORP	6.45% 15 Mar 2037	440,000.00		533,387
	COMCAST CORP	6.95% 15 Aug 2037	1,190,000.00		1,514,047
	COMCAST CORP	6.4% 15 May 2038	850,000.00		1,021,218
	COMCAST CORP	6.4% 01 Mar 2040	1,300,000.00		1,615,981
	COMMERCIAL MORTGAGE PASS THROU	5.8162% 10 Dec 2049	6,725,000.00		7,506,613
	CONTL AIRLINES 2007 1	5.983% 19 Apr 2022	2,263,276.99		2,356,524
	CORNING INC	6.85% 01 Mar 2029	55,000.00		67,607
	CORNING INC	7.25% 15 Aug 2036	195,000.00		235,240
	COUNTRYWIDE ASSET BACKED CERTI	4.615% 25 Feb 2035	468,995.43		442,054
	CREDIT SUISSE MORTGAGE CAPITAL	5.6581% 15 Mar 2039	12,000,000.00		12,883,608
	CREDIT SUISSE MORTGAGE CAPITAL	5.542% 15 Jan 2049	1,750,000.00		1,852,512
	CREDIT SUISSE MORTGAGE CAPITAL	6.425677% 15 Feb 2041	1,390,000.00		1,498,428
	CROWN CASTLE TOWERS LLC	3.214% 15 Aug 2035	1,250,000.00		1,263,968
	DEVON ENERGY CORPORATION	6.3% 15 Jan 2019	1,410,000.00		1,724,660

DIRECTV HOLDINGS/FING	5% 01 Mar 2021	3,770,000.00	4,034,726
DOW CHEMICAL CO/THE	4.25% 15 Nov 2020	1,520,000.00	1,579,947
DUKE ENERGY CAROLINAS	6.25% 15 Jan 2012	4,075,000.00	4,081,483
EASTMAN CHEMICAL CO	4.5% 15 Jan 2021	1,485,000.00	1,566,956
ECOLAB INC	4.35% 08 Dec 2021	880,000.00	939,742
EMBARQ CORP	7.995% 01 Jun 2036	5,580,000.00	5,781,929
ENSCO PLC	4.7% 15 Mar 2021	3,880,000.00	4,040,655
EQT CORP	8.125% 01 Jun 2019	702,000.00	823,424
EQUIFAX INC	7% 01 Jul 2037	905,000.00	1,021,891
ERAC USA FINANCE COMPANY	0	1,055,000.00	1,219,108
ERAC USA FINANCE COMPANY	7% 15 Oct 2037	185,000.00	222,569
ERP OPERATING LP	5.75% 15 Jun 2017	275,000.00	304,903
EXPEDIA INC	5.95% 15 Aug 2020	305,000.00	307,572
EXPRESS SCRIPTS HOLDING	4.75% 15 Nov 2021	2,655,000.00	2,747,317
EXPRESS SCRIPTS HOLDING	7.25% 15 Jun 2019	245,000.00	291,959
EXPRESS SCRIPTS HOLDING	3.125% 15 May 2016	1,900,000.00	1,910,532
FED HM LN PC POOL C91370	4.5% 01 May 2031	3,216,165.46	3,424,000
FED HM LN PC POOL E01098	6% 01 Feb 2017	63,153.32	67,585
FED HM LN PC POOL E91955	5% 01 Oct 2017	46,275.95	49,838
FED HM LN PC POOL E97335	5% 01 Jul 2018	511,051.37	550,385
FED HM LN PC POOL G01843	6% 01 Jun 2035	1,081,704.40	1,204,955
FED HM LN PC POOL G02031	5.5% 01 Feb 2036	2,843,545.70	3,095,566
FED HM LN PC POOL G03737	6.5% 01 Nov 2037	1,362,165.17	1,531,420
FED HM LN PC POOL G12403	5% 01 Oct 2021	1,448,332.43	1,561,164
FLORIDA GAS TRANSMISSION	7.9% 15 May 2019	370,000.00	461,954
FNMA POOL 254195	5.5% 01 Feb 2017	103,490.68	112,426
FNMA POOL 254509	5% 01 Aug 2017	62,448.11	67,450
FNMA POOL 255364	6% 01 Sep 2034	753,415.21	837,259
FNMA POOL 545904	5.5% 01 Sep 2017	162,083.72	176,180
FNMA POOL 604966	5.5% 01 Nov 2016	41,828.97	45,441
FNMA POOL 621102	5.5% 01 Jan 2017	134,655.61	146,366
FNMA POOL 631324	5.5% 01 Feb 2017	85,900.82	93,371
FNMA POOL 667032	5% 01 Nov 2017	103,158.62	111,453
FNMA POOL 705601	5% 01 May 2018	231,279.82	249,803
FNMA POOL 725690	6% 01 Aug 2034	155,619.01	172,937
FNMA POOL 735667	5% 01 Jul 2035	2,399,881.43	2,595,331
FNMA POOL 745355	5% 01 Mar 2036	2,620,976.79	2,833,614
FNMA POOL 745418	5.5% 01 Apr 2036	4,340,113.74	4,739,015
FNMA POOL 745515	5% 01 May 2036	541,901.23	585,865
FNMA POOL 821890	5% 01 Jun 2035	784,095.90	847,709
FNMA POOL 826495	5.5% 01 Jul 2035	33,217.65	36,271
FNMA POOL 831400	6% 01 Apr 2036	223,189.45	246,214
FNMA POOL 832690	5% 01 Sep 2035	1,456,029.64	1,574,156
FNMA POOL 832799	5% 01 Sep 2035	2,105,885.84	2,276,734
FNMA POOL 872482	5.5% 01 Apr 2036	4,680,591.14	5,106,397
FNMA POOL 888102	5.5% 01 May 2036	177,412.71	193,719
FNMA POOL 888129	5.5% 01 Feb 2037	1,446,607.34	1,578,209
FNMA POOL 888131	5.5% 01 Feb 2037	597,361.14	651,705
FNMA POOL 898832	5.5% 01 Nov 2036	637,482.09	695,476
FNMA POOL 928075	6% 01 Feb 2037	834,168.16	920,221
FNMA POOL 933478	5% 01 Mar 2023	1,242,624.28	1,337,489
FNMA POOL 938446	5.5% 01 Jul 2022	110,477.53	119,958
FNMA POOL 959604	6.5% 01 Nov 2037	180,090.03	201,595
FNMA POOL AH2899	4.5% 01 Jan 2041	3,339,250.83	3,570,322
FNMA POOL AH3765	4% 01 Jan 2041	8,055,334.29	8,469,632
FNMA POOL AH9374	4.5% 01 Apr 2041	4,018,846.72	4,279,991
FNMA POOL AL0920	5% 01 Jul 2037	1,611,022.88	1,742,227
FNMA POOL MA0734	4.5% 01 May 2031	3,161,901.80	3,381,689
FNMA POOL MA0918	4% 01 Dec 2041	10,738,971.68	11,294,649
FORD MOTOR CREDIT CO LLC	7% 01 Oct 2013	1,280,000.00	1,357,225
FORD MOTOR CREDIT CO LLC	7% 15 Apr 2015	155,000.00	166,625
FORD MOTOR CREDIT CO LLC	5.75% 01 Feb 2021	2,200,000.00	2,292,688
FORD MOTOR CREDIT CO LLC	5% 15 May 2018	1,360,000.00	1,363,526
FREDDIE MAC	5% 15 Jan 2030	191,243.71	193,370
FRONTIER COMMUNICATIONS	7.875% 15 Jan 2027	1,105,000.00	939,250
GENERAL ELEC CAP CORP	3.75% 14 Nov 2014	3,505,000.00	3,694,508
GENERAL ELEC CAP CORP	2.95% 09 May 2016	1,470,000.00	1,511,870
GEORGIA PACIFIC LLC	7.375% 01 Dec 2025	100,000.00	123,331
GEORGIA PACIFIC LLC	7.25% 01 Jun 2028	190,000.00	229,229
GEORGIA PACIFIC LLC	7.75% 15 Nov 2029	1,245,000.00	1,566,903
GEORGIA PACIFIC LLC	8.875% 15 May 2031	610,000.00	838,484
GILEAD SCIENCES INC	5.65% 01 Dec 2041	855,000.00	946,624
GNMA POOL 561294	5.5% 15 Feb 2033	252,416.79	284,955
GREENWICH CAPITAL COMMERCIAL F	6.078989% 10 Jul 2038	325,000.00	361,047

GS MORTGAGE SECURITIES TRUST	5.9838% 10 Aug 2045	425,000.00	461,544
HALLIBURTON COMPANY	6.15% 15 Sep 2019	1,535,000.00	1,886,025
HASBRO INC	6.3% 15 Sep 2017	810,000.00	931,228
HASBRO INC	6.125% 15 May 2014	505,000.00	550,913
HEWLETT PACKARD CO	4.65% 09 Dec 2021	3,785,000.00	3,993,478
HOME DEPOT INC	5.4% 01 Mar 2016	200,000.00	230,994
HOSPIRA INC	6.05% 30 Mar 2017	725,000.00	800,404
INCITEC PIVOT FIN LLC	6% 10 Dec 2019	805,000.00	879,566
INGERSOLL RAND GL HLD CO	6.875% 15 Aug 2018	1,015,000.00	1,229,452
INTEL CORP	1.95% 01 Oct 2016	2,595,000.00	2,667,704
INTL PAPER CO	7.95% 15 Jun 2018	1,525,000.00	1,856,274
INTL PAPER CO	4.75% 15 Feb 2022	2,230,000.00	2,370,383
IPALCO ENTERPRISES INC	5% 01 May 2018	460,000.00	450,800
JABIL CIRCUIT INC	5.625% 15 Dec 2020	830,000.00	844,525
JOHN DEERE CAPITAL CORP	1.85% 15 Sep 2016	2,570,000.00	2,592,179
JPMORGAN CHASE + CO	3.45% 01 Mar 2016	2,500,000.00	2,539,883
JPMORGAN CHASE + CO	4.625% 10 May 2021	2,685,000.00	2,778,030
KIA MOTORS CORPORATION	3.625% 14 Jun 2016	2,625,000.00	2,602,307
KLA TENCOR CORP	6.9% 01 May 2018	1,360,000.00	1,568,288
KRAFT FOODS INC	6.5% 01 Nov 2031	455,000.00	565,657
KRAFT FOODS INC	6.5% 11 Aug 2017	1,250,000.00	1,486,958
KRAFT FOODS INC	2.625% 08 May 2013	3,200,000.00	3,269,206
LB UBS COMMERCIAL MORTGAGE TRU	5.661% 15 Mar 2039	1,180,000.00	1,297,088
LEAR CORP	7.875% 15 Mar 2018	895,000.00	968,838
LEAR CORP	8.125% 15 Mar 2020	280,000.00	308,000
LIFE TECHNOLOGIES CORP	4.4% 01 Mar 2015	830,000.00	862,500
MCDONALD S CORP	5% 01 Feb 2019	425,000.00	504,311
MCKESSON CORP	6.5% 15 Feb 2014	680,000.00	752,546
MERRILL LYNCH + CO	6.4% 28 Aug 2017	2,120,000.00	2,052,804
MERRILL LYNCH + CO	6.875% 25 Apr 2018	1,295,000.00	1,276,791
MERRILL LYNCH + CO	5% 15 Jan 2015	240,000.00	231,201
MERRILL LYNCH/COUNTRYWIDE COMM	5.485% 12 Mar 2051	250,000.00	262,951
MERRILL LYNCH/COUNTRYWIDE COMM	1% 12 Dec 2049	1,300,000.00	1,399,533
MEX BONOS DESARR FIX RT	8% 17 Dec 2015	7,200,000.00	563,308
MORGAN STANLEY	5.5% 24 Jul 2020	2,760,000.00	2,509,475
MORGAN STANLEY	5.55% 27 Apr 2017	1,600,000.00	1,543,701
MORGAN STANLEY	6.25% 09 Aug 2026	175,000.00	161,109
MORGAN STANLEY	5.375% 15 Oct 2015	615,000.00	600,934
NABORS INDUSTRIES INC	6.15% 15 Feb 2018	415,000.00	463,592
NABORS INDUSTRIES INC	9.25% 15 Jan 2019	3,261,000.00	4,101,996
NCUA GUARANTEED NOTES	1% 08 Dec 2020	7,085,532.06	7,112,103
NEW ALBERTSONS INC	6.625% 01 Jun 2028	115,000.00	81,938
NEWFIELD EXPLORATION CO	5.75% 30 Jan 2022	1,595,000.00	1,722,600
NEWMONT MINING CORP	5.875% 01 Apr 2035	425,000.00	481,182
NEWMONT MINING CORP	6.25% 01 Oct 2039	1,930,000.00	2,285,143
NEWS AMERICA INC	6.15% 01 Mar 2037	2,725,000.00	2,978,733
NEXTERA ENERGY CAPITAL	4.5% 01 Jun 2021	2,600,000.00	2,769,666
NISOURCE FINANCE CORP	5.45% 15 Sep 2020	845,000.00	935,970
NISOURCE FINANCE CORP	6.125% 01 Mar 2022	1,200,000.00	1,381,516
NORFOLK SOUTHERN CORP	5.75% 15 Jan 2016	1,895,000.00	2,193,703
OCCIDENTAL PETROLEUM COR	1.75% 15 Feb 2017	3,500,000.00	3,544,975
ONEOK PARTNERS LP	8.625% 01 Mar 2019	2,310,000.00	2,965,319
ORACLE CORP	5% 08 Jul 2019	3,210,000.00	3,784,600
OWENS CORNING INC	7% 01 Dec 2036	380,000.00	388,385
PEPSICO INC	0.75% 25 Aug 2014	2,335,000.00	2,333,048
PETROBRAS INTL FIN CO	5.875% 01 Mar 2018	4,120,000.00	4,508,800
PETROPLUS FINANCE LTD	6.75% 01 May 2014	210,000.00	124,950
PFIZER INC	6.2% 15 Mar 2019	4,040,000.00	4,984,984
PNC FUNDING CORP	3.625% 08 Feb 2015	4,565,000.00	4,795,163
PRIDE INTERNATIONAL INC	8.5% 15 Jun 2019	585,000.00	724,424
PROCTER + GAMBLE CO/THE	1.45% 15 Aug 2016	2,155,000.00	2,180,267
QEP RESOURCES INC	6.875% 01 Mar 2021	1,195,000.00	1,287,613
QUEST DIAGNOSTIC INC	4.75% 30 Jan 2020	930,000.00	992,699
REYNOLDS AMERICAN INC	7.25% 15 Jun 2037	2,440,000.00	2,830,327
REYNOLDS GRP ISS/REYNOLD	6.875% 15 Feb 2021	600,000.00	597,000
ROWAN COMPANIES INC	5% 01 Sep 2017	870,000.00	914,159
RPM INTERNATIONAL INC	6.125% 15 Oct 2019	1,619,000.00	1,759,735
RR DONNELLEY + SONS CO	7.25% 15 May 2018	2,805,000.00	2,720,850
SCHLUMBERGER INVESTMENT	1.95% 14 Sep 2016	1,365,000.00	1,381,062
SCHLUMBERGER NORGE AS	1.95% 14 Sep 2016	1,255,000.00	1,269,768
SEAGATE HDD CAYMAN	7% 01 Nov 2021	730,000.00	748,250
SNAP ON INC	4.25% 15 Jan 2018	810,000.00	871,349
SOUTHERN NATURAL GAS	7.35% 15 Feb 2031	1,130,000.00	1,328,602
SPECTRA ENERGY CAPITAL	5.9% 15 Sep 2013	4,335,000.00	4,615,522

SPRINT CAPITAL CORP	6.875% 15 Nov 2028	2,860,000.00	2,041,325
SSGA	G STIFF ERISA QUALIFIED	10,221,865.75	10,221,866
TALISMAN ENERGY	5.85% 01 Feb 2037	335,000.00	377,292
TALISMAN ENERGY	6.25% 01 Feb 2038	760,000.00	914,673
TALISMAN ENERGY	7.75% 01 Jun 2019	345,000.00	425,406
TEXTRON INC	4.625% 21 Sep 2016	2,155,000.00	2,208,685
TIME WARNER CABLE INC	5.85% 01 May 2017	2,835,000.00	3,228,577
TIME WARNER CABLE INC	6.55% 01 May 2037	1,871,000.00	2,128,105
TIME WARNER INC	6.5% 15 Nov 2036	630,000.00	760,121
TIME WARNER INC	6.1% 15 Jul 2040	4,130,000.00	4,841,744
TSY INFL IX N/B	0.625% 15 Jul 2021	12,714,098.85	13,601,111
TYCO INTERNATIONAL FINAN	4.125% 15 Oct 2014	1,175,000.00	1,252,304
UNITED PARCEL SERVICE	3.875% 01 Apr 2014	1,930,000.00	2,059,264
UNITED TECHNOLOGIES CORP	6.125% 01 Feb 2019	2,130,000.00	2,632,005
UNITEDHEALTH GROUP INC	6% 15 Feb 2018	2,220,000.00	2,639,493
UNUM GROUP	5.625% 15 Sep 2020	990,000.00	1,019,374
US DOLLAR		25,739.21	25,739
US STEEL CORP	6.65% 01 Jun 2037	1,380,000.00	1,076,400
US STEEL CORP	7.375% 01 Apr 2020	960,000.00	936,000
US TREASURY N/B	4.375% 15 May 2040	455,000.00	591,073
US TREASURY N/B	4.375% 15 May 2041	4,140,000.00	5,394,292
US TREASURY N/B	3.125% 15 Nov 2041	4,725,000.00	4,950,175
US TREASURY N/B	3.75% 15 Nov 2018	7,255,000.00	8,440,170
US TREASURY N/B	1.75% 31 Jan 2014	6,170,000.00	6,358,475
US TREASURY N/B	2.375% 31 Aug 2014	5,775,000.00	6,083,604
US TREASURY N/B	1.375% 15 Sep 2012	9,461,000.00	9,544,153
US TREASURY N/B	3.625% 15 Feb 2020	3,490,000.00	4,047,583
US TREASURY N/B	0.875% 29 Feb 2012	19,530,000.00	19,555,936
US TREASURY N/B	0.375% 30 Sep 2012	15,900,000.00	15,930,433
US TREASURY N/B	3.125% 15 May 2021	12,110,000.00	13,521,566
USG CORP	9% 15 Jan 2018	1,055,000.00	891,475
VALE OVERSEAS LIMITED	6.875% 21 Nov 2036	655,000.00	745,751
VALERO ENERGY CORP	6.625% 15 Jun 2037	1,845,000.00	1,978,277
VIRGINIA ELEC + POWER CO	5.1% 30 Nov 2012	4,345,000.00	4,513,169
VOTORANTIM CIMENTOS SA	7.25% 05 Apr 2041	1,500,000.00	1,451,250
WASTE MANAGEMENT INC	6.375% 11 Mar 2015	760,000.00	867,101
WELLPOINT INC	6% 15 Feb 2014	1,885,000.00	2,054,576
WELLS FARGO + COMPANY	4.6% 01 Apr 2021	3,870,000.00	4,244,159
WESTERN UNION CO/THE	5.93% 01 Oct 2016	1,145,000.00	1,290,141
WILLIS NORTH AMERICA INC	7% 29 Sep 2019	282,000.00	313,913
WINDSTREAM CORP	8.125% 01 Sep 2018	460,000.00	492,775
WYNDHAM WORLDWIDE	7.375% 01 Mar 2020	2,370,000.00	2,705,059
XEROX CORPORATION	6.4% 15 Mar 2016	394,000.00	440,861
XTO ENERGY INC	4.625% 15 Jun 2013	4,425,000.00	4,674,831

	Sub-Total: Fund 5712 3 of 13		$537,078,948

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				( n / a )
			Shares/ Par Value

	SSGA	G STIFF ERISA QUALIFIED	544,330,443.35		$544,330,443

		Sub-Total: Fund 5725 4 of 13			$544,330,443

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				( n / a )
			Shares/ Par Value

	0WP059058 CDS USD P F .00000	0% 20 Sep 2017	(300,000.00)		$(300,000)
	0WP059058 CDS USD R F 3.77000	3.77% 20 Sep 2017	300,000.00		306,200
	0WP059777 CDS USD P V 00MEVENT	1% 20 Sep 2017	-300,000.00		(300,000)
	0WP059777 CDS USD R F 3.95000	3.95% 20 Sep 2017	300,000.00		308,755
	0WP060353 CDS USD P V 00MEVENT	1% 20 Sep 2017	-440,000.00		(440,000)
	0WP060353 CDS USD R F 4.28000	4.28% 20 Sep 2017	440,000.00		459,713
	0WP079072 CDS USD P V 00MEVENT	1% 20 Dec 2012	-5,420,800.00		(5,420,800)
	0WP079072 CDS USD R F .60000	0.6% 20 Dec 2012	5,420,800.00		5,382,826
	0WP206899 TRS USD P V 01MLIBOR	1% 12 Jan 2039	-0.01		(0)
	0WP207095 TRS USD P V 01MLIBOR	1% 12 Jan 2039	-976,335.72		(976,336)
	0WP207095 TRS USD R F 6.00000	6% 12 Jan 2039	976,335.72		968,107

0WP207517 TRS USD P V 01MLIBOR	1% 12 Jan 2039	-3,198,341.23	(3,198,341)
0WP207517 TRS USD R F .00000	1% 12 Jan 2039	3,198,341.23	3,171,385
0WP219918 TRS USD P V 01MLIBOR	1% 12 Jan 2039	-4,982,678.97	(4,982,679)
0WP219918 TRS USD R F .00000	0% 12 Jan 2039	4,982,678.97	4,940,685
0WP220114 TRS USD P V 01MLIBOR	1% 12 Jan 2039	-2,530,325.86	(2,530,326)
0WP220114 TRS USD R V 01MLIBOR	1% 12 Jan 2039	2,530,325.86	2,502,048
10YR US TREASURY NOTE FUTURES MAR11 XCBT		110,200,000.00	819,141
10YR US TREASURY NOTE FUTURES MAR12 XCBT		-40,600,000.00	(391,422)
2YR US TREASURY NOTE FUTURES MAR11 XCBT		67,000,000.00	95,688
2YR US TREASURY NOTE FUTURES MAR12 XCBT		9,800,000.00	4,563
30YR US TREASURY BOND FUTURES MAR11 XCBT		-37,700,000.00	(1,495,133)
30YR US TREASURY BOND FUTURES MAR12 XCBT		-41,000,000.00	(264,937)
5YR US TREASURY NOTE FUTURES MAR11 XCBT		-204,100,000.00	(3,902,508)
5YR US TREASURY NOTE FUTURES MAR12 XCBT		-59,800,000.00	(259,383)
90DAY EURODOLLAR FUTURES CME JUN12 XCME		-10,500,000.00	(13,850)
90DAY EURODOLLAR FUTURES CME MAR11 XCME		15,500,000.00	(10,175)
90DAY EURODOLLAR FUTURES CME MAR12 XCME		18,500,000.00	(22,200)
90DAY EURODOLLAR FUTURES CME SEP12 XCME		21,500,000.00	(6,450)
90DAY EURODOLLAR FUTURES CME SEP13 XCME		-21,500,000.00	13,975
ABBOTT LABORATORIES	5.125% 01 Apr 2019	2,250,000.00	2,612,563
ACCESS GROUP INC	0.47778% 22 Nov 2024	100,000.00	97,625
AES CORPORATION	8% 01 Jun 2020	1,850,000.00	2,035,000
ALLIED WASTE NORTH AMER	6.875% 01 Jun 2017	400,000.00	423,000
ALLY FINANCIAL INC	8% 15 Mar 2020	1,850,000.00	1,896,250
ALTRIA GROUP INC	8.5% 10 Nov 2013	1,230,000.00	1,388,605
ALTRIA GROUP INC	9.25% 06 Aug 2019	2,400,000.00	3,222,614
AMER EXPRESS CREDIT CO	5.875% 02 May 2013	650,000.00	683,251
AMER EXPRESS CREDIT CO	5.125% 25 Aug 2014	3,360,000.00	3,609,712
AMERICA MOVIL SAB DE CV	5.625% 15 Nov 2017	780,000.00	896,641
AMERICA MOVIL SAB DE CV	5% 30 Mar 2020	770,000.00	850,674
AMERICAN EXPRESS CO	6.8% 01 Sep 2066	1,100,000.00	1,094,500
AMERICAN HOME MORTGAGE ASSETS	2.66188% 25 Sep 2046	5,561,447.69	2,615,171
AMERICAN HOME MORTGAGE INVESTM	5.294% 25 Jun 2045	5,453,091.33	3,811,062
AMERICAN HOME MORTGAGE INVESTM	1% 25 Nov 2045	2,719,722.41	1,550,400
AMERICAN HOME MORTGAGE INVESTM	5.409382% 25 Sep 2035	1,581,207.08	794,813
AMERICAN INTL GROUP	6.25% 15 Mar 2087	1,180,000.00	854,025
AMERICAN INTL GROUP	6.4% 15 Dec 2020	680,000.00	686,276
AMERICAN INTL GROUP	3.75% 30 Nov 2013	800,000.00	785,020
AMERICAN INTL GROUP	5.85% 16 Jan 2018	1,770,000.00	1,731,087
AMORTIZING RESIDENTIAL COLLATE	1.66% 01 Jan 2032	93,833.59	59,285
AMORTIZING RESIDENTIAL COLLATE	3.4275% 25 Jul 2032	347,425.63	265,114
AMRESCO RESIDENTIAL SECURITIES	5.13563% 25 Sep 2027	100,739.45	81,244
ANADARKO FINANCE CO	7.5% 01 May 2031	470,000.00	568,644
ANADARKO PETROLEUM CORP	6.375% 15 Sep 2017	2,400,000.00	2,781,922
ANHEUSER BUSCH INBEV WOR	5.375% 15 Jan 2020	2,240,000.00	2,627,081
ANHEUSER BUSCH INBEV WOR	5% 15 Apr 2020	940,000.00	1,077,419
APACHE CORP	6% 15 Sep 2013	1,610,000.00	1,753,955
APACHE CORP	5.1% 01 Sep 2040	1,240,000.00	1,449,248
ARCH COAL INC	7% 15 Jun 2019	1,680,000.00	1,713,600
ARCH COAL INC	7.25% 15 Jun 2021	1,250,000.00	1,284,375
ASIF GLOBAL FINANCNG XIX	4.9% 17 Jan 2013	210,000.00	211,754
AT+T INC	6.55% 15 Feb 2039	1,970,000.00	2,505,917
AT+T INC	3.875% 15 Aug 2021	600,000.00	634,651
AT+T INC	5.55% 15 Aug 2041	1,770,000.00	2,084,028
AT+T INC	5.1% 15 Sep 2014	1,160,000.00	1,277,675
AVIS BUDGET RENTAL CAR FUNDING	4.64% 20 May 2016	970,000.00	1,032,069
AVIS BUDGET RENTAL CAR FUNDING	1% 20 Mar 2017	690,000.00	697,814
BAKER HUGHES INC	7.5% 15 Nov 2018	1,780,000.00	2,348,221
BALL CORP	6.75% 15 Sep 2020	1,240,000.00	1,348,500
BALL CORP	5.75% 15 May 2021	1,590,000.00	1,665,525
BANC OF AMERICA FUNDING CORPOR	3.065693% 20 Sep 2035	463,599.92	225,914
BANC OF AMERICA MORTGAGE SECUR	2.714678% 25 Jan 2036	1,147,625.71	842,940
BANK OF AMERICA CORP	5.42% 15 Mar 2017	1,100,000.00	992,431
BANK OF AMERICA CORP	5.75% 01 Dec 2017	720,000.00	680,055
BANK OF AMERICA CORP	7.625% 01 Jun 2019	830,000.00	858,400
BANK OF AMERICA CORP	6.5% 01 Aug 2016	1,590,000.00	1,601,241
BANK OF AMERICA CORP	4.5% 01 Apr 2015	3,690,000.00	3,560,798
BANK OF AMERICA CORP	5.625% 01 Jul 2020	970,000.00	896,022
BANK OF AMERICA CORP	5% 13 May 2021	3,940,000.00	3,588,690
BANKAMERICA INSTIT A	8.07% 31 Dec 2026	230,000.00	207,000
BARCLAYS BANK PLC	6.05% 04 Dec 2017	1,290,000.00	1,166,493
BARRICK GOLD CORP	6.95% 01 Apr 2019	810,000.00	994,727
BARRICK NA FINANCE LLC	4.4% 30 May 2021	2,450,000.00	2,653,340
BAYVIEW COMMERCIAL ASSET TRUST	5.855% 25 Aug 2035	2,166,855.25	1,636,806

BAYVIEW FINANCIAL ACQUISITION	1% 28 May 2044	941,093.35	865,260
BAYVIEW FINANCIAL ACQUISITION	1% 28 May 2037	192,196.35	191,976
BBVA US SENIOR SA UNIPER	3.25% 16 May 2014	3,010,000.00	2,851,147
BEAR STEARNS ADJUSTABLE RATE M	2.9375% 25 Jan 2035	506,582.84	416,152
BEAR STEARNS ALT A TRUST	1% 25 Jun 2034	1,323,771.13	1,110,391
BEAR STEARNS COS LLC	6.4% 02 Oct 2017	1,040,000.00	1,161,918
BEAR STEARNS MORTGAGE FUNDING	1% 25 Dec 2046	6,262,981.80	3,100,113
BELLSOUTH CORP	4.75% 15 Nov 2012	90,000.00	93,013
BERKSHIRE HATHAWAY INC	3.2% 11 Feb 2015	910,000.00	964,747
BHP BILLITON FIN USA LTD	6.5% 01 Apr 2019	2,410,000.00	2,977,690
BHP BILLITON FIN USA LTD	3.25% 21 Nov 2021	1,180,000.00	1,214,928
BIRMINGHAM AL COMMERCIAL DEV A	5.5% 01 Apr 2041	120,000.00	129,314
BK TOKYO MITSUBISHI UFJ	3.85% 22 Jan 2015	1,240,000.00	1,315,559
BOEING CAPITAL CORP	4.7% 27 Oct 2019	740,000.00	842,321
BOEING CO	6% 15 Mar 2019	950,000.00	1,152,182
BOEING CO	4.875% 15 Feb 2020	480,000.00	560,437
BOYD GAMING CORP	7.125% 01 Feb 2016	30,000.00	25,950
BP CAPITAL MARKETS PLC	5.25% 07 Nov 2013	2,380,000.00	2,552,702
BP CAPITAL MARKETS PLC	3.875% 10 Mar 2015	790,000.00	843,568
BP CAPITAL MARKETS PLC	3.561% 01 Nov 2021	190,000.00	197,806
BRAZOS HIGHER EDUCATION AUTHOR	1.50156% 25 Feb 2035	1,300,000.00	1,219,010
BRAZOS TX HGR EDU AUTH	1.74% 25 Jun 2042	1,850,000.00	1,544,316
BUILDING MATERIALS CORP	6.75% 01 May 2021	2,000,000.00	2,100,000
CADBURY SCHWEPPES US FIN	5.125% 01 Oct 2013	570,000.00	607,404
CALIFORNIA ST	7.3% 01 Oct 2039	1,090,000.00	1,298,681
CALPINE CORP	7.875% 15 Jan 2023	2,500,000.00	2,687,500
CATERPILLAR FIN SERV CRP	6.2% 30 Sep 2013	2,270,000.00	2,474,550
CATERPILLAR INC	3.9% 27 May 2021	1,020,000.00	1,119,815
CBS CORP	7.875% 30 Jul 2030	610,000.00	776,040
CCO HLDGS LLC/CAP CORP	8.125% 30 Apr 2020	1,360,000.00	1,489,200
CCO HLDGS LLC/CAP CORP	7% 15 Jan 2019	360,000.00	375,300
CDC MORTGAGE CAPITAL TRUST	0.85594% 25 Jan 2033	289,541.85	215,064
CELLCO PART/VERI WIRELSS	8.5% 15 Nov 2018	2,450,000.00	3,306,765
CGG VERITAS	6.5% 01 Jun 2021	230,000.00	223,100
CGG VERITAS	7.75% 15 May 2017	1,380,000.00	1,397,250
CHASE FUNDING MORTGAGE LOAN AS	0.984% 25 Oct 2032	369,767.50	304,731
CHESAPEAKE ENERGY CORP	6.875% 15 Aug 2018	140,000.00	149,800
CHESAPEAKE ENERGY CORP	6.625% 15 Aug 2020	1,650,000.00	1,769,625
CHESAPEAKE MIDSTREAM PT/	5.875% 15 Apr 2021	1,400,000.00	1,400,000
CHICAGO IL O HARE INTERNATIONA	5.625% 01 Jan 2035	170,000.00	186,402
CHICAGO IL O HARE INTERNATIONA	5.5% 01 Jan 2031	340,000.00	372,851
CITIGROUP CAPITAL XIII	PREFERRED STOCK 10/40 VAR	11,200.00	294,000
CITIGROUP INC	5% 15 Sep 2014	3,720,000.00	3,681,714
CITIGROUP INC	5.5% 15 Feb 2017	890,000.00	896,718
CITIGROUP INC	6.875% 05 Mar 2038	2,250,000.00	2,471,879
CITIGROUP INC	6.5% 19 Aug 2013	640,000.00	666,216
CITIGROUP INC	6.375% 12 Aug 2014	520,000.00	545,751
CITIGROUP INC	5.5% 15 Oct 2014	500,000.00	514,024
CITIGROUP INC	6.01% 15 Jan 2015	2,020,000.00	2,110,304
CITIGROUP INC	6% 13 Dec 2013	3,180,000.00	3,290,534
CITIGROUP INC	5.375% 09 Aug 2020	510,000.00	524,418
CITIGROUP MORTGAGE LOAN TRUST	1% 25 Dec 2033	208,198.56	178,009
CLARK CNTY NV PASSENGER FAC CH	5.25% 01 Jul 2039	200,000.00	211,916
CODELCO INC	4.75% 15 Oct 2014	590,000.00	632,808
COMCAST CABLE HOLDINGS	9.8% 01 Feb 2012	942,000.00	948,244
COMCAST CORP	6.5% 15 Jan 2015	685,000.00	776,541
COMCAST CORP	5.65% 15 Jun 2035	470,000.00	519,221
COMCAST CORP	6.45% 15 Mar 2037	340,000.00	412,163
COMCAST CORP	6.5% 15 Jan 2017	430,000.00	505,756
COMCAST CORP	6.95% 15 Aug 2037	140,000.00	178,123
COMCAST CORP	5.7% 15 May 2018	1,920,000.00	2,209,457
COMCAST CORP	6.4% 01 Mar 2040	740,000.00	919,866
COMMONWEALTH BANK AUST	3.75% 15 Oct 2014	1,280,000.00	1,318,784
COMMONWEALTH BANK AUST	5% 15 Oct 2019	550,000.00	583,296
COMMONWEALTH EDISON	6.15% 15 Mar 2012	1,410,000.00	1,425,132
COMPLETE PRODUCTION SERV	8% 15 Dec 2016	540,000.00	561,600
CONCHO RESOURCES INC	6.5% 15 Jan 2022	684,000.00	714,780
CONOCO FUNDING CO	7.25% 15 Oct 2031	180,000.00	249,825
CONOCOPHILLIPS	4.75% 15 Oct 2012	240,000.00	247,166
CONOCOPHILLIPS	5.9% 15 Oct 2032	10,000.00	12,318
CONOCOPHILLIPS	6% 15 Jan 2020	2,180,000.00	2,692,160
CONSOL ENERGY INC	6.375% 01 Mar 2021	1,120,000.00	1,131,200
CONTL AIRLINES 1998 1	6.648% 15 Mar 2019	738,627.11	754,286
CONTL AIRLINES 1999 1	6.545% 02 Aug 2020	608,827.21	633,911

CONTL AIRLINES 2001 1	6.703% 15 Dec 2022	694,010.39	704,421
CONTL AIRLINES 2007 1	5.983% 19 Apr 2022	2,230,745.29	2,322,652
COUNTRYWIDE ALTERNATIVE LOAN T	5.57% 25 Jun 2037	1,996,945.63	678,682
COUNTRYWIDE ALTERNATIVE LOAN T	2.84997% 25 Dec 2034	313,136.93	229,119
COUNTRYWIDE ALTERNATIVE LOAN T	1% 25 Dec 2034	282,788.98	211,461
COUNTRYWIDE ALTERNATIVE LOAN T	1% 20 Jul 2035	2,253,324.18	1,340,924
COUNTRYWIDE ALTERNATIVE LOAN T	1% 25 Jan 2036	1,213,214.03	713,380
COUNTRYWIDE ALTERNATIVE LOAN T	5.53% 20 Mar 2046	523,059.30	256,301
COUNTRYWIDE ASSET BACKED CERTI	1% 25 Feb 2033	57,992.56	55,675
COUNTRYWIDE ASSET BACKED CERTI	4.10688% 25 Aug 2037	4,056,334.25	2,711,635
COUNTRYWIDE FINL CORP	6.25% 15 May 2016	1,450,000.00	1,366,094
COUNTRYWIDE HOME EQUITY LOAN T	1% 15 Nov 2028	114,578.04	108,888
COUNTRYWIDE HOME LOANS	1% 25 Sep 2035	5,561,498.63	4,566,697
COX COMMUNICATIONS INC	5.45% 15 Dec 2014	740,000.00	821,420
CREDIT AGRICOLE LONDON	2.625% 21 Jan 2014	1,280,000.00	1,204,646
CREDIT AGRICOLE SA	8.375% 29 Oct 2049	3,110,000.00	2,332,500
CREDIT SUISSE MORTGAGE CAPITAL	5.383% 15 Feb 2040	6,000,000.00	6,062,238
CSC HOLDINGS LLC	8.625% 15 Feb 2019	125,000.00	144,063
CURRENCY CONTRACT	BOUGHT BRL/SOLD USD		(309,054)
CURRENCY CONTRACT	BOUGHT CAD/SOLD USD		(6,357)
CURRENCY CONTRACT	SOLD EUR/BOUGHT USD		533,908
CURRENCY CONTRACT	SOLD EUR/BOUGHT USD		1,754,785
CVS CAREMARK CORP	6.6% 15 Mar 2019	2,510,000.00	3,059,459
CVS PASS THROUGH TRUST	6.036% 10 Dec 2028	1,185,836.50	1,234,088
CVS PASS THROUGH TRUST	9.35% 10 Jan 2023	1,120,000.00	1,184,736
DAIMLER FINANCE NA LLC	2.625% 15 Sep 2016	2,220,000.00	2,207,026
DELHAIZE GROUP	6.5% 15 Jun 2017	780,000.00	916,752
DELTA AIR LINES 2007 1 A	1% 10 Feb 2024	756,340.44	789,393
DEUTSCHE MORTGAGE SECURITIES,	5.77% 25 Jun 2034	886,311.30	709,384
DEUTSCHE TELEKOM INT FIN	5.75% 23 Mar 2016	1,040,000.00	1,157,392
DEVON ENERGY CORPORATION	5.6% 15 Jul 2041	2,500,000.00	3,005,820
DIAGEO CAPITAL PLC	4.828% 15 Jul 2020	3,400,000.00	3,844,751
DISH DBS CORP	7.875% 01 Sep 2019	545,000.00	615,850
DISH DBS CORP	7.125% 01 Feb 2016	1,780,000.00	1,917,950
DISH DBS CORP	7% 01 Oct 2013	20,000.00	21,350
DISH DBS CORP	7.75% 31 May 2015	165,000.00	181,500
DOMINION RESOURCES INC	5.7% 17 Sep 2012	1,490,000.00	1,539,958
DOMINION RESOURCES INC	8.875% 15 Jan 2019	1,510,000.00	2,003,833
DUKE ENERGY CAROLINAS	5.625% 30 Nov 2012	100,000.00	104,203
DUKE ENERGY CAROLINAS	5.3% 15 Feb 2040	1,500,000.00	1,823,277
ECOLAB INC	4.35% 08 Dec 2021	690,000.00	736,843
EDUCATION FUNDING CAPITAL TRUS	1% 15 Jun 2043	900,000.00	827,968
EL PASO CORP	6.7% 15 Feb 2027	650,000.00	628,169
EL PASO CORPORATION	7.8% 01 Aug 2031	1,190,000.00	1,371,475
EL PASO CORPORATION	7.75% 15 Jan 2032	356,000.00	411,180
EL PASO NATURAL GAS	8.375% 15 Jun 2032	1,040,000.00	1,319,446
EMERALDS 2006 1 O	5.5925% 04 Aug 2020	209,933.84	155,708
ENERGY FUTURE/EFIH FINAN	10% 01 Dec 2020	5,498,000.00	5,800,390
ENERGY TRANSFER PARTNERS	6.7% 01 Jul 2018	1,970,000.00	2,185,567
ENTERPRISE PRODUCTS OPER	7.034% 15 Jan 2068	1,270,000.00	1,320,800
ENTERPRISE PRODUCTS OPER	9.75% 31 Jan 2014	3,040,000.00	3,511,638
ENTERPRISE PRODUCTS OPER	4.05% 15 Feb 2022	220,000.00	224,150
ENTERPRISE PRODUCTS OPER	5.7% 15 Feb 2042	2,630,000.00	2,865,351
EURO CURRENCY		1,359,348.35	1,764,638
EURODOLLAR FTR OPTN	JUN12 99.625 PUT	-245,000.00	(83,913)
EXPRESS SCRIPTS HOLDING	3.5% 15 Nov 2016	4,480,000.00	4,562,678
FANNIE DISCOUNT NOTE	0.01% 01 May 2012	65,000,000.00	64,995,710
FANNIE MAE	0.01% 09 Oct 2019	3,940,000.00	3,029,328
FANNIE MAE	6.625% 15 Nov 2030	640,000.00	947,938
FANNIE MAE	5.25% 01 Aug 2012	5,950,000.00	6,114,553
FANNIE MAE	4.375% 15 Oct 2015	2,990,000.00	3,378,667
FANNIE MAE	0.6% 12 Sep 2013	4,020,000.00	4,020,800
FANNIE MAE	1.375% 15 Nov 2016	1,080,000.00	1,089,539
FANNIE MAE	1% 25 May 2034	1,352,267.47	1,351,469
FANNIE MAE	6.482% 25 Jul 2041	3,759,559.19	481,192
FANNIE MAE	5.625% 15 Jul 2037	605,000.00	830,271
FANNIE MAE	6.31275% 25 Oct 2040	2,971,332.16	419,287
FANNIE MAE	4% 25 Jul 2040	3,100,000.00	3,288,001
FANNIE MAE	6.27278% 25 Dec 2040	1,398,437.75	179,880
FANNIEMAE STRIP	6% 25 Jul 2038	3,450,602.71	410,004
FANNIEMAE STRIP	5% 25 Jan 2039	249,300.65	36,300
FANNIEMAE STRIP	5% 25 Jan 2039	166,732.46	22,256
FANNIEMAE STRIP	5.5% 25 Jan 2039	83,323.62	11,529
FANNIEMAE STRIP	5% 25 Jan 2038	89,329.11	11,698

FANNIEMAE STRIP	6% 25 Jan 2038	1,188,335.48	171,379
FED HM LN PC POOL 1G2403	5.57% 01 Jan 2038	2,533,595.11	2,709,812
FED HM LN PC POOL 1G2603	1% 01 Oct 2036	3,016,699.92	3,175,004
FED HM LN PC POOL 1J1534	5.733% 01 Mar 2037	3,268,995.32	3,447,315
FED HM LN PC POOL 1J2919	5.826% 01 Aug 2037	1,612,409.18	1,721,957
FED HM LN PC POOL A39586	5.5% 01 Nov 2035	1,317,206.27	1,433,949
FED HM LN PC POOL A74793	5% 01 Mar 2038	16,931,610.63	18,212,660
FED HM LN PC POOL C00860	7% 01 Sep 2029	6,906.33	8,050
FED HM LN PC POOL G01737	5% 01 Dec 2034	61,715.59	66,404
FED HM LN PC POOL G06172	5.5% 01 Dec 2038	3,602,254.30	3,913,639
FED HM LN PC POOL G06669	6.5% 01 Sep 2039	1,012,007.57	1,144,395
FFCA SECURED LENDING CORPORATI	1.103632% 18 Sep 2027	2,526,562.81	108,070
FHLMC TBA JAN 15 GOLD SINGLE	3.5% 01 Dec 2099	600,000.00	625,406
FHLMC TBA JAN 30 GOLD SINGLE	5.5% 01 Dec 2099	2,600,000.00	2,821,000
FHLMC GOLD TBA 30 YR	4% 01 Dec 2099	400,000.00	419,500
FHLMC MULTIFAMILY STRUCTURED P	1.83881% 25 Jun 2020	11,599,593.60	1,144,312
FHLMC MULTIFAMILY STRUCTURED P	1.522% 25 Aug 2020	5,419,472.20	467,392
FHLMC MULTIFAMILY STRUCTURED P	1.734219% 25 Feb 2018	21,791,855.76	1,643,875
FHLMC MULTIFAMILY STRUCTURED P	1.681% 25 Jul 2021	6,366,162.90	718,517
FHLMC MULTIFAMILY STRUCTURED P	2.01% 25 Aug 2018	14,627,455.11	1,537,872
FHLMC MULTIFAMILY STRUCTURED P	1.4089% 25 Apr 2020	9,481,970.82	667,749
FHLMC MULTIFAMILY STRUCTURED P	1.22903% 25 Jan 2020	5,724,568.89	357,925
FHLMC TBA JAN 30 GOLD SINGLE	3.5% 01 Dec 2099	5,700,000.00	5,852,297
FICO STRIP PRIN	0.01% 11 May 2018	1,720,000.00	1,539,957
FICO STRIP PRIN	0% 26 Sep 2019	90,000.00	76,409
FICO STRIP PRIN	0% 06 Apr 2018	1,390,000.00	1,248,779
FICO STRIP PRIN	0% 03 Aug 2018	1,640,000.00	1,455,393
FICO STRIP PRIN	0% 02 Nov 2018	1,620,000.00	1,423,334
FICO STRIP PRN 6	0% 03 Aug 2018	740,000.00	656,702
FICO STRIP PRN 7	0.01% 03 Aug 2018	1,330,000.00	1,180,289
FICO STRIP PRN 8	0.01% 03 Aug 2018	700,000.00	621,205
FICO STRIP PRN11	0.01% 08 Feb 2018	450,000.00	406,519
FICO STRIP PRN15	0% 07 Mar 2019	680,000.00	588,683
FICO STRIP PRN19	0.01% 06 Jun 2019	220,000.00	188,856
FIRST HORIZON ALTERNATIVE MORT	0.63375% 25 Feb 2037	589,296.06	302,332
FIRSTENERGY CORP	7.375% 15 Nov 2031	3,870,000.00	4,759,237
FNMA TBA FEB 30 SINGLE FAM	6% 01 Dec 2099	6,100,000.00	6,702,375
FNMA TBA JAN 30 SINGLE FAM	4.5% 01 Dec 2099	6,900,000.00	7,342,031
FNMA TBA JAN 30 SINGLE FAM	5% 01 Dec 2099	9,000,000.00	9,722,813
FNMA TBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	16,900,000.00	18,402,515
FNMA TBA JAN 30 SINGLE FAM	6.5% 01 Dec 2099	9,000,000.00	10,013,906
FNMA POOL 190350	5.5% 01 Mar 2034	1,737,156.14	1,898,990
FNMA POOL 313046	9% 01 Aug 2026	13,991.99	17,025
FNMA POOL 535460	8% 01 Sep 2015	9,833.63	10,582
FNMA POOL 542564	8% 01 Aug 2015	12,657.19	13,187
FNMA POOL 631364	5.5% 01 Feb 2017	6,297.96	6,842
FNMA POOL 683271	5.5% 01 Feb 2033	427,825.90	467,682
FNMA POOL 735971	5.5% 01 Nov 2034	409,527.04	447,679
FNMA POOL 745000	6% 01 Oct 2035	159,304.58	176,539
FNMA POOL 880622	5.5% 01 Apr 2036	6,036,701.48	6,585,877
FNMA POOL 888160	1% 01 Feb 2037	1,219,854.99	1,297,329
FNMA POOL 889852	5.5% 01 May 2035	139,588.37	152,592
FNMA POOL 892570	6.5% 01 Jul 2036	275,184.64	309,879
FNMA POOL 892988	6.5% 01 Sep 2036	259,109.27	291,021
FNMA POOL 894044	6.5% 01 Oct 2036	293,221.29	329,457
FNMA POOL 898835	6.5% 01 Nov 2036	261,008.69	293,155
FNMA POOL 903858	6.5% 01 Oct 2036	198,685.90	223,156
FNMA POOL 904000	6% 01 Jan 2037	1,121,348.89	1,244,036
FNMA POOL 918357	6% 01 May 2037	2,016,221.32	2,236,817
FNMA POOL 922285	6.5% 01 Dec 2036	630,750.23	708,434
FNMA POOL 939416	3.636% 01 May 2037	3,345,563.99	3,562,766
FNMA POOL 942478	6% 01 Aug 2037	901,123.13	999,715
FNMA POOL 944510	5.706% 01 Jul 2037	1,756,233.33	1,873,361
FNMA POOL 946208	6.5% 01 Aug 2037	188,288.94	210,989
FNMA POOL 946585	6.5% 01 Sep 2037	412,193.85	462,187
FNMA POOL 948696	6% 01 Aug 2037	2,374,702.97	2,630,067
FNMA POOL 950189	6.5% 01 Sep 2037	461,430.99	520,760
FNMA POOL 952445	4.5% 01 Sep 2037	509,477.99	542,743
FNMA POOL 974963	4.5% 01 Apr 2038	2,195,747.64	2,338,427
FNMA POOL 984867	5% 01 Jun 2038	493,084.26	538,758
FNMA POOL 995071	5.5% 01 Nov 2038	2,150,514.70	2,350,857
FNMA POOL 995072	5.5% 01 Nov 2038	1,965,705.66	2,158,660
FNMA POOL 995153	5.5% 01 Sep 2036	2,663,472.19	2,911,602
FNMA POOL 995159	5.5% 01 Sep 2036	1,943,272.26	2,124,308

FNMA POOL AB3517	4.5% 01 Sep 2041	1,754,643.45	1,868,660
FNMA POOL AB3745	4% 01 Oct 2041	4,947,218.69	5,203,208
FNMA POOL AD0716	6.5% 01 Dec 2030	8,980,203.23	10,265,811
FNMA POOL AJ5304	4% 01 Nov 2041	9,170,370.84	9,644,883
FNMA POOL AL0215	4.5% 01 Apr 2041	9,831,451.54	10,470,298
FNMA POOL AL0814	6.5% 01 Oct 2041	3,765,318.70	4,229,056
FNMA POOL AL0885	6.5% 01 Jun 2039	4,993,799.20	5,608,837
FNMA POOL AL0886	6.5% 30 Sep 2041	4,910,836.16	5,589,318
FNMA POOL AL1176	6.5% 01 Oct 2039	2,500,000.00	2,778,613
FNMA POOL MA0706	4.5% 01 Apr 2031	1,186,474.82	1,268,948
FNMA POOL MA0734	4.5% 01 May 2031	3,768,545.75	4,030,501
FNMA POOL MA0776	4.5% 01 Jun 2031	1,287,521.22	1,377,018
FNMA TBA 15 YR	3% 01 Dec 2099	27,600,000.00	28,501,311
FNMA TBA 15 YR	3.5% 01 Dec 2099	100,000.00	104,563
FNMA TBA 30YR SINGLE FAMILY JA	3.5% 01 Dec 2099	12,700,000.00	13,061,156
FNMA TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	25,600,000.00	28,188,001
FNMA TBA SINGLE FAMILY MORTGAG	4% 01 Dec 2099	37,000,000.00	38,867,346
FORD MOTOR CREDIT CO LLC	12% 15 May 2015	1,500,000.00	1,837,485
FREDDIE MAC	5.625% 23 Nov 2035	2,610,000.00	2,911,139
FREDDIE MAC	0.7% 25 Jul 2013	2,830,000.00	2,830,490
FREDDIE MAC	4% 15 Dec 2039	4,320,919.00	4,577,922
FREDDIE MAC	0.625939% 15 Apr 2033	982,534.44	981,963
FREDDIE MAC DISCOUNT NT	0.01% 10 Jan 2012	1,820,000.00	1,819,993
FREEPORT MCMORAN C + G	8.375% 01 Apr 2017	2,835,000.00	3,012,188
FRESENIUS MED CARE US	6.875% 15 Jul 2017	340,000.00	362,100
GENERAL ELEC CAP CORP	5.3% 11 Feb 2021	280,000.00	299,307
GENERAL ELEC CAP CORP	6.375% 15 Nov 2067	3,140,000.00	3,092,900
GENERAL ELEC CAP CORP	6.875% 10 Jan 2039	4,160,000.00	4,983,813
GENERAL ELEC CAP CORP	6% 07 Aug 2019	30,000.00	34,459
GENERAL ELEC CAP CORP	4.375% 16 Sep 2020	1,270,000.00	1,297,794
GENERAL ELEC CAP CORP	4.625% 07 Jan 2021	2,100,000.00	2,178,649
GENERAL ELEC CAP CORP	5.45% 15 Jan 2013	370,000.00	387,117
GENERAL ELEC CAP CORP	2.125% 21 Dec 2012	4,740,000.00	4,828,178
GENERAL ELECTRIC CO	5% 01 Feb 2013	2,030,000.00	2,115,453
GERMAN EURO BUND FUTURES MAR11 XEUR		-12,900,000.00	131,002
GLAXOSMITHKLINE CAP INC	5.65% 15 May 2018	1,920,000.00	2,310,925
GLITNIR BANKI HF	1% 15 Jun 2016	2,100,000.00	210
GLITNIR BANKI HF	7.451% 14 Dec 2049	200,000.00	2
GLITNIR BANKI HF	6.33% 31 Dec 2049	1,060,000.00	275,600
GLITNIR BANKI HF	6.375% 25 Sep 2012	1,260,000.00	327,600
GMAC MORTGAGE CORPORATION LOAN	4.4198% 25 May 2035	305,416.84	239,980
GNMA I TBA JAN 30 SINGLE FAM	4% 01 Dec 2099	11,200,000.00	12,013,749
GNMA I TBA JAN 30 SINGLE FAM	4.5% 15 Dec 2099	3,100,000.00	3,377,547
GNMA I TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	1,200,000.00	1,358,250
GNMA II POOL 003474	6% 20 Nov 2033	92,427.41	104,951
GNMA II POOL 004040	6.5% 20 Oct 2037	2,003,822.67	2,287,677
GNMA II POOL 004717	6% 20 Jun 2040	915,282.31	1,036,157
GNMA II POOL 004747	5% 20 Jul 2040	252,128.50	279,090
GNMA II POOL 004772	5% 20 Aug 2040	5,372,413.83	5,946,926
GNMA II POOL 004802	5% 20 Sep 2040	826,573.90	914,966
GNMA II POOL 004837	6% 20 Oct 2040	435,345.77	493,791
GNMA II POOL 004854	4.5% 20 Nov 2040	454,924.16	497,133
GNMA II POOL 004855	5% 20 Nov 2040	1,280,705.66	1,417,661
GNMA II POOL 004883	4.5% 20 Dec 2040	1,105,895.48	1,208,502
GNMA II POOL 004923	4.5% 20 Jan 2041	366,800.29	400,832
GNMA II POOL 004946	4.5% 20 Feb 2041	1,372,073.58	1,499,376
GNMA II POOL 004978	4.5% 20 Mar 2041	21,640,299.76	23,648,112
GNMA II POOL 004991	6% 20 Mar 2041	3,464,131.38	3,929,191
GNMA II POOL 005017	4.5% 20 Apr 2041	841,849.25	919,957
GNMA II POOL 783050	5% 20 Jul 2040	5,305,340.98	5,871,288
GNMA II TBA JAN 30 JUMBOS	5% 01 Dec 2099	12,300,000.00	13,599,186
GNMA II TBA JAN 30 JUMBOS	6% 01 Dec 2099	7,400,000.00	8,357,375
GNMA II TBA JUMBO JAN 30	5.5% 01 Dec 2099	1,200,000.00	1,345,313
GNMA POOL 486470	6.5% 15 Aug 2028	7,270.30	8,429
GNMA POOL 486516	6.5% 15 Sep 2028	13,929.64	16,149
GNMA POOL 617327	6% 15 Dec 2036	1,389,927.19	1,577,046
GNMA POOL 617567	6% 15 Jun 2037	30,560.57	34,646
GNMA POOL 661534	6% 15 Dec 2036	188,004.10	213,314
GNMA POOL 662583	6% 15 Sep 2037	1,143,157.61	1,295,983
GNMA POOL 780851	7.5% 15 Dec 2027	15,831.31	18,471
GNMA POOL 781001	7.5% 15 Mar 2029	21,046.63	24,583
GNR 2009 87 TS	5.8695% 20 Jul 2035	1,756,811.21	287,373
GNR 2011 H09 AF	1% 20 Mar 2061	1,565,912.17	1,550,815
GNR 2011 H11 FB	0.761% 20 Apr 2061	14,273,272.97	14,169,253

GOLDMAN SACHS CAPITAL II	5.793% 29 Dec 2049	110,000.00	67,650
GOLDMAN SACHS GROUP INC	6% 01 May 2014	3,600,000.00	3,736,850
GOLDMAN SACHS GROUP INC	3.625% 01 Aug 2012	370,000.00	376,915
GOLDMAN SACHS GROUP INC	5.375% 15 Mar 2020	2,790,000.00	2,753,797
GOLDMAN SACHS GROUP INC	6% 15 Jun 2020	150,000.00	153,654
GOLDMAN SACHS GROUP INC	6.6% 15 Jan 2012	240,000.00	240,317
GOLDMAN SACHS GROUP INC	4.75% 15 Jul 2013	80,000.00	81,058
GOLDMAN SACHS GROUP INC	5.25% 15 Oct 2013	530,000.00	540,777
GOLDMAN SACHS GROUP INC	5.3% 14 Feb 2012	100,000.00	100,336
GOLDMAN SACHS GROUP INC	6.25% 01 Feb 2041	3,340,000.00	3,276,637
GOLDMAN SACHS GROUP INC	5.25% 27 Jul 2021	460,000.00	448,748
GOLDMAN SACHS GROUP INC	5.45% 01 Nov 2012	900,000.00	915,281
GOVERNMENT NATIONAL MORTGAGE A	6.56445% 16 Apr 2039	733,123.17	102,025
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Aug 2031	57,656.76	57,787
GOVERNMENT NATIONAL MORTGAGE A	0% 20 Feb 2035	705,523.87	129,882
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Jul 2034	741,550.73	104,307
GOVERNMENT NATIONAL MORTGAGE A	0% 20 Dec 2034	1,160,375.23	131,978
GOVERNMENT NATIONAL MORTGAGE A	1% 16 Aug 2036	1,900,235.59	362,376
GOVERNMENT NATIONAL MORTGAGE A	1% 16 Mar 2034	724,197.98	78,175
GOVERNMENT NATIONAL MORTGAGE A	5.982% 16 May 2037	1,597,353.19	206,800
GOVERNMENT NATIONAL MORTGAGE A	6.24266% 16 Jul 2040	2,544,094.34	359,762
GOVERNMENT NATIONAL MORTGAGE A	6.357% 20 Apr 2040	475,978.07	76,553
GOVERNMENT NATIONAL MORTGAGE A	6.45425% 20 Jan 2040	766,969.50	112,069
GOVERNMENT NATIONAL MORTGAGE A	0.59025% 20 Dec 2060	3,568,877.40	3,516,500
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Jan 2061	6,967,279.81	6,912,061
GOVERNMENT NATIONAL MORTGAGE A	5.9206% 16 Jul 2038	663,057.97	105,498
GOVERNMENT NATIONAL MORTGAGE A	6.5142% 20 Aug 2039	3,130,919.77	398,596
GOVERNMENT NATIONAL MORTGAGE A	0% 16 Nov 2035	1,974,009.18	345,870
GOVERNMENT NATIONAL MORTGAGE A	6.505% 20 Feb 2035	942,151.74	168,869
GOVERNMENT NATIONAL MORTGAGE A	6.055% 20 Sep 2035	817,793.30	101,729
GOVERNMENT NATIONAL MORTGAGE A	6.35425% 20 Nov 2038	1,391,400.46	213,145
GOVERNMENT NATIONAL MORTGAGE A	7.787% 20 Dec 2032	887,799.05	122,641
GOVERNMENT NATIONAL MORTGAGE A	0% 20 Aug 2035	1,789,822.56	242,120
GOVERNMENT NATIONAL MORTGAGE A	5.79167% 16 Feb 2040	919,299.37	164,349

GOVERNMENT NATIONAL MORTGAGE A	6.30425% 20 Mar 2039	1,044,748.44	156,248
GOVERNMENT NATIONAL MORTGAGE A	6.35425% 20 Nov 2038	366,881.00	48,941
GOVERNMENT NATIONAL MORTGAGE A	6.227% 20 Apr 2040	709,267.87	101,083
GOVERNMENT NATIONAL MORTGAGE A	6.35425% 20 Dec 2038	1,484,610.26	233,619
GOVERNMENT NATIONAL MORTGAGE A	6.3206% 16 Apr 2034	1,223,443.99	93,211
GOVERNMENT NATIONAL MORTGAGE A	5.994% 16 Nov 2037	1,392,017.53	221,339
GOVERNMENT NATIONAL MORTGAGE A	6.267% 20 Apr 2040	394,037.71	62,560
GOVERNMENT NATIONAL MORTGAGE A	6.24522% 20 May 2040	1,946,878.58	307,623
GOVERNMENT NATIONAL MORTGAGE A	6.287% 20 May 2040	1,937,106.31	308,601
GOVERNMENT NATIONAL MORTGAGE A	5.4691% 20 May 2040	2,921,497.17	342,588
GOVERNMENT NATIONAL MORTGAGE A	4.5% 20 Oct 2039	2,200,000.00	2,459,244
GOVERNMENT NATIONAL MORTGAGE A	6.437% 20 Jun 2038	1,600,000.00	221,341
GOVERNMENT NATIONAL MORTGAGE A	6.24522% 20 May 2040	645,075.57	102,606
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Jul 2040	267,788.54	39,007
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Jun 2040	3,660,342.32	616,466
GOVERNMENT NATIONAL MORTGAGE A	5.96375% 20 Feb 2038	7,472,542.25	1,035,204
GOVERNMENT NATIONAL MORTGAGE A	5.80425% 20 Oct 2039	5,374,378.17	818,549
GOVERNMENT NATIONAL MORTGAGE A	5.187% 20 Sep 2040	2,231,749.53	255,856
GOVERNMENT NATIONAL MORTGAGE A	0% 20 Dec 2039	92,651.17	14,044
GOVERNMENT NATIONAL MORTGAGE A	0% 16 Nov 2040	1,637,815.05	221,275
GOVERNMENT NATIONAL MORTGAGE A	6.43425% 20 Nov 2038	854,045.00	111,459
GOVERNMENT NATIONAL MORTGAGE A	6.35425% 20 Oct 2038	1,873,379.94	295,876
GOVERNMENT NATIONAL MORTGAGE A	5.98425% 20 Sep 2040	1,425,297.25	202,685
GOVERNMENT NATIONAL MORTGAGE A	5.75825% 20 Jan 2041	1,173,750.54	165,004
GOVERNMENT NATIONAL MORTGAGE A	5.87978% 16 Feb 2036	3,453,121.83	460,098
GOVERNMENT NATIONAL MORTGAGE A	5.802% 16 Mar 2041	531,194.21	73,623
GOVERNMENT NATIONAL MORTGAGE A	6.44% 16 Dec 2036	1,946,752.77	307,862
GOVERNMENT NATIONAL MORTGAGE A	1% 16 Oct 2041	1,734,294.15	298,668
GREENPOINT MORTGAGE FUNDING TR	1% 25 Sep 2046	113.58	113
GS MORTGAGE SECURITIES CORPORA	4.68% 10 Jul 2039	1,847,719.92	1,872,182
GSRPM MORTGAGE LOAN TRUST	1% 25 Oct 2046	4,198,453.95	1,832,424
HARBORVIEW MORTGAGE LOAN TRUST	2.822058% 25 Feb 2036	280,616.99	178,690
HBOS CAPITAL FUNDING NO2	6.071% 30 Jun 2049	440,000.00	272,800
HCA INC	7.69% 15 Jun 2025	170,000.00	150,450
HCA INC	7.5% 15 Nov 2095	1,630,000.00	1,255,100
HCA INC	7.5% 06 Nov 2033	190,000.00	164,350
HESS CORP	7.875% 01 Oct 2029	660,000.00	886,692
HESS CORP	7.3% 15 Aug 2031	1,230,000.00	1,578,383
HESS CORP	8.125% 15 Feb 2019	1,040,000.00	1,335,010
HSBC CAPITAL FUNDING LP	1% 22 Jul 2049	520,000.00	478,136
HSBC FINANCE CORP	6.676% 15 Jan 2021	3,100,000.00	3,206,631
HSBC FINANCE CORP	7% 15 May 2012	650,000.00	662,119

HSBC FINANCE CORP	6.375% 27 Nov 2012	170,000.00	174,852
ICICI BANK LIMITED	1% 30 Apr 2022	1,222,000.00	1,063,140
ICICI BANK LIMITED	6.375% 30 Apr 2022	376,000.00	327,120
ILFC E CAPITAL TRUST II	1% 21 Dec 2065	720,000.00	486,000
IMPAC CMB TRUST	1% 25 Mar 2033	243,549.38	178,285
IMPAC SECURED ASSETS CORP.	2.742502% 25 Aug 2036	117,577.38	104,348
ING CAP FUNDING TRST III	3.907% 31 Dec 2049	80,000.00	62,931
INN OF THE MOUNTAIN GODS	8.75% 30 Nov 2020	85,000.00	82,025
INTELSAT JACKSON HLDG	9.5% 15 Jun 2016	95,000.00	99,275
INTELSAT JACKSON HLDG	8.5% 01 Nov 2019	345,000.00	365,700
INTESA SANPAOLO SPA	3.625% 12 Aug 2015	1,230,000.00	1,018,907
INTL LEASE FINANCE CORP	6.5% 01 Sep 2014	840,000.00	858,900
INTL LEASE FINANCE CORP	6.75% 01 Sep 2016	4,150,000.00	4,253,750
INTL LEASE FINANCE CORP	8.625% 15 Jan 2022	1,080,000.00	1,092,536
IOWA STUDENT LOAN LIQUIDITY CO	0% 25 Jun 2042	1,200,000.00	1,131,852
JP MORGAN CHASE COMMERCIAL MOR	5.455853% 12 Jan 2043	1,800,000.00	1,917,040
JPMORGAN CHASE + CO	5.75% 02 Jan 2013	2,950,000.00	3,060,153
JPMORGAN CHASE + CO	4.4% 22 Jul 2020	1,050,000.00	1,072,277
JPMORGAN CHASE + CO	4.25% 15 Oct 2020	1,700,000.00	1,711,939
JPMORGAN CHASE + CO	4.35% 15 Aug 2021	2,290,000.00	2,312,687
KANSAS CITY SOUTHERN MEX	12.5% 01 Apr 2016	244,000.00	283,040
KAUPTHING BANK	5.75% 04 Oct 2049	510,000.00	126,225
KAUPTHING BANK HF	7.625% 28 Feb 2015	5,090,000.00	1,259,775
KAUPTHING BANK HF	7.125% 19 May 2016	700,000.00	70
KERR MCGEE CORP	7.875% 15 Sep 2031	2,190,000.00	2,744,922
KERR MCGEE CORP	6.95% 01 Jul 2024	500,000.00	596,317
KEY ENERGY SERVICES INC	6.75% 01 Mar 2021	630,000.00	630,000
KEYCORP STUDENT LOAN TRUST	0.57578% 25 Oct 2032	884,442.77	825,188
KINDER MORGAN ENER PART	7.125% 15 Mar 2012	40,000.00	40,457
KINDER MORGAN ENER PART	5% 15 Dec 2013	390,000.00	413,378
KINDER MORGAN ENER PART	6% 01 Feb 2017	1,260,000.00	1,426,038
KINDER MORGAN ENER PART	5.85% 15 Sep 2012	70,000.00	72,257
KRAFT FOODS INC	5.375% 10 Feb 2020	3,100,000.00	3,576,938
KROGER CO/THE	5% 15 Apr 2013	1,700,000.00	1,778,455
LA HIPOTECARIA SA	5.5% 23 Dec 2036	6,729,794.09	6,595,198
LANDSBANKI ISLANDS HF	6.1% 25 Aug 2011	2,970,000.00	103,950
LB UBS COMMERCIAL MORTGAGE TRU	5.372% 15 Sep 2039	2,500,000.00	2,771,160
LB UBS COMMERCIAL MORTGAGE TRU	0% 15 Jun 2036	1,626,465.26	1,435
LEHMAN BROS CAP TR VII	5.857% 29 Nov 2049	1,400,000.00	140
LEHMAN BROTHERS HOLDINGS	6.75% 28 Dec 2017	3,500,000.00	350
LEHMAN XS TRUST	0.46175% 25 Apr 2046	2,569,386.52	1,191,191
LEHMAN XS TRUST	1% 25 Nov 2035	1,661,888.21	1,151,911
LIBERTY DEV CORP NY REVENUE	5.25% 01 Oct 2035	400,000.00	410,404
LLOYDS TSB BANK PLC	6.375% 21 Jan 2021	1,710,000.00	1,713,651
LLOYDS TSB BANK PLC	5.8% 13 Jan 2020	360,000.00	341,776
LOS ANGELES CA DEPARTMENT OF W	6.574% 01 Jul 2045	830,000.00	1,053,718
LOS ANGELES CA DEPT OF ARPTS	5.25% 15 May 2039	210,000.00	227,310
LOS ANGELES CA DEPT OF ARPTS	5% 15 May 2035	270,000.00	289,837
MARKWEST ENERGY PART/FIN	6.25% 15 Jun 2022	1,030,000.00	1,076,350
MASTR ADJUSTABLE RATE MORTGAGE	1% 25 Apr 2034	82,722.33	50,762
MASTR SPECIALIZED LOAN TRUST	0.50175% 25 Jun 2046	4,141,267.38	2,052,160
MCDONALD S CORP	5.35% 01 Mar 2018	1,200,000.00	1,433,878
MEDTRONIC INC	4.45% 15 Mar 2020	960,000.00	1,083,292
MERRILL LYNCH MORTGAGE INVESTO	2.6625% 25 Apr 2035	94,111.27	67,080
MERRILL LYNCH MORTGAGE TRUST	4.747% 12 Jun 2043	2,500,000.00	2,703,488
MERRILL LYNCH MORTGAGE TRUST	5.405306% 12 Nov 2037	320,000.00	354,350
MET ATLANTA GA RAPID TRANSIT A	5% 01 Jul 2039	170,000.00	181,021
MET LIFE GLOB FUNDING I	5.125% 10 Apr 2013	810,000.00	846,153
METLIFE CAPITAL TRUST IV	7.875% 15 Dec 2067	400,000.00	415,000
METLIFE INC	1% 15 Dec 2036	310,000.00	293,338
METLIFE INC	4.75% 08 Feb 2021	950,000.00	1,027,703
MEX BONOS DESARR FIX RT	8% 11 Jun 2020	65,620,000.00	5,212,420
MEXICAN PESO (NEW)		2,653,964.44	190,175
MGM RESORTS INTL	7.625% 15 Jan 2017	40,000.00	38,100
MGM RESORTS INTL	10.375% 15 May 2014	110,000.00	125,675
MGM RESORTS INTL	0.125125% 15 Nov 2017	260,000.00	296,400
MLCC MORTGAGE INVESTORS, INC.	2.072037% 25 Jan 2029	7,989,519.65	389,090
MLCC MORTGAGE INVESTORS, INC.	4.82889% 25 Jan 2029	254,747.37	232,230
MOHEGAN TRIBAL GAMING	8% 01 Apr 2012	140,000.00	93,800
MORGAN STANLEY	6.625% 01 Apr 2018	2,860,000.00	2,824,087
MORGAN STANLEY	1% 18 Oct 2016	660,000.00	529,601
MORGAN STANLEY CAPITAL I	4.989% 13 Aug 2042	2,800,000.00	3,047,598
MORGAN STANLEY MORTGAGE LOAN T	4.786418% 25 Jul 2035	2,836,096.92	1,658,720
MSCC HELOC TRUST	0.683291% 25 Jul 2017	235,701.15	198,166

MUFG CAPITAL FIN 1 LTD	6.346% 31 Dec 2049	900,000.00	914,077
MUNI ELEC AUTH OF GEORGIA	6.637% 01 Apr 2057	750,000.00	791,018
MUNI ELEC AUTH OF GEORGIA	6.655% 01 Apr 2057	410,000.00	419,049
NATIONAL SEMICONDUCTOR	6.6% 15 Jun 2017	210,000.00	257,937
NELNET STUDENT LOAN TRUST	0.43375% 25 Jan 2037	1,200,000.00	1,139,118
NEWS AMERICA INC	6.75% 09 Jan 2038	1,330,000.00	1,505,613
NEWS AMERICA INC	6.2% 15 Dec 2034	60,000.00	64,503
NEWS AMERICA INC	6.65% 15 Nov 2037	100,000.00	113,293
NOBLE ENERGY INC	8.25% 01 Mar 2019	1,590,000.00	2,067,625
NOBLE ENERGY INC	4.15% 15 Dec 2021	1,330,000.00	1,375,876
NORDEA BANK AB	3.7% 13 Nov 2014	1,700,000.00	1,727,088
NORDEA BANK AB	4.875% 14 Jan 2021	530,000.00	541,723
NORDEA BANK AB	4.875% 13 May 2021	2,660,000.00	2,248,253
OCCIDENTAL PETROLEUM COR	3.125% 15 Feb 2022	2,430,000.00	2,492,806
ORIGEN MANUFACTURED HOUSING	6.48% 15 Jan 2037	91,449.75	96,968
PACIFIC GAS + ELECTRIC	6.05% 01 Mar 2034	1,490,000.00	1,844,380
PACIFIC GAS + ELECTRIC	5.8% 01 Mar 2037	40,000.00	48,717
PACIFIC GAS + ELECTRIC	8.25% 15 Oct 2018	1,020,000.00	1,344,581
PACIFIC LIFE GLOBAL FNDG	5.15% 15 Apr 2013	1,000,000.00	1,044,521
PEABODY ENERGY CORP	6.5% 15 Sep 2020	2,290,000.00	2,404,500
PEGASUS AVIATION LEASE SECURIT	8.37% 25 Mar 2030	1,290,000.00	496,650
PEMEX PROJ FDG MASTER TR	6.625% 15 Jun 2035	1,121,000.00	1,270,934
PENNSYLVANIA HIGHER EDUCATION	2.209% 25 Apr 2045	3,150,000.00	2,645,897
PENNSYLVANIA ST HGR EDU ASSIST	0.249% 01 May 2046	7,925,000.00	7,326,628
PEPSICO INC	7.9% 01 Nov 2018	351,000.00	473,873
PERNOD RICARD SA	4.45% 15 Jan 2022	3,270,000.00	3,425,603
PETROBRAS INTL FIN CO	6.125% 06 Oct 2016	740,000.00	820,337
PETROBRAS INTL FIN CO	5.75% 20 Jan 2020	726,000.00	776,907
PETROBRAS INTL FIN CO	5.375% 27 Jan 2021	3,160,000.00	3,319,899
PETROBRAS INTL FIN CO	3.875% 27 Jan 2016	1,150,000.00	1,184,743
PFIZER INC	7.2% 15 Mar 2039	470,000.00	693,852
PFIZER INC	6.2% 15 Mar 2019	1,740,000.00	2,146,998
PHILIP MORRIS INTL INC	2.9% 15 Nov 2021	2,310,000.00	2,355,158
POTASH CORP SASKATCHEWAN	4.875% 30 Mar 2020	100,000.00	114,828
POUND STERLING		481.59	748
PPG INDUSTRIES INC	5.75% 15 Mar 2013	245,000.00	258,233
PPG INDUSTRIES INC	6.65% 15 Mar 2018	245,000.00	296,402
PRIME MORTGAGE TRUST	7.5% 25 Jul 2034	1,309,651.19	1,267,331
PROVIDENT FUNDING MORTGAGE LOA	3.02% 25 May 2035	1,281,416.67	1,048,048
PROVINCE OF QUEBEC	7.22% 22 Jul 2036	280,000.00	461,565
QEP RESOURCES INC	6.875% 01 Mar 2021	1,590,000.00	1,713,225
RAAC SERIES	1.54719% 25 Sep 2047	1,911,354.80	1,458,327
RABOBANK NEDERLAND	11% 29 Dec 2049	2,730,000.00	3,194,100
RANGE RESOURCES CORP	6.75% 01 Aug 2020	1,450,000.00	1,609,500
RAYTHEON COMPANY	3.125% 15 Oct 2020	680,000.00	685,294
REED ELSEVIER CAPITAL	8.625% 15 Jan 2019	1,350,000.00	1,684,915
REGENCY ENERGY PARTNERS	6.5% 15 Jul 2021	896,000.00	931,840
RESIDENTIAL ASSET MORTGAGE PRO	8.5% 25 Oct 2031	493,056.42	525,303
RESIDENTIAL ASSET MORTGAGE PRO	1% 25 Aug 2032	55,117.09	37,934
RESIDENTIAL ASSET MORTGAGE PRO	0.69875% 25 Sep 2032	164,843.68	104,956
RESIDENTIAL ASSET MORTGAGE PRO	8% 25 May 2032	2,652,045.44	2,489,459
RESIDENTIAL ASSET SECURITIES C	1% 25 Jun 2031	228,553.40	154,834
RESONA PFD GLOBAL SECS	1% 31 Dec 2049	2,860,000.00	2,828,088
REYNOLDS AMERICAN INC	7.25% 01 Jun 2012	780,000.00	798,931
REYNOLDS AMERICAN INC	6.75% 15 Jun 2017	670,000.00	761,541
REYNOLDS GRP ISS/REYNOLD	7.125% 15 Apr 2019	290,000.00	295,075
REYNOLDS GRP ISS/REYNOLD	1% 15 Oct 2016	1,235,000.00	1,299,838
REYNOLDS GRP ISS/REYNOLD	6.875% 15 Feb 2021	1,080,000.00	1,074,600
RIO TINTO FIN USA LTD	6.5% 15 Jul 2018	1,920,000.00	2,314,189
RIO TINTO FIN USA LTD	9% 01 May 2019	3,330,000.00	4,544,687
RIO TINTO FIN USA LTD	3.75% 20 Sep 2021	320,000.00	335,316
ROCHE HLDGS INC	6% 01 Mar 2019	1,240,000.00	1,507,112
ROGERS COMMUNICATIONS IN	6.75% 15 Mar 2015	170,000.00	195,521
ROGERS COMMUNICATIONS IN	6.375% 01 Mar 2014	170,000.00	187,447
ROYAL BK OF SCOTLAND PLC	4.875% 16 Mar 2015	240,000.00	229,484
ROYAL BK OF SCOTLAND PLC	3.95% 21 Sep 2015	470,000.00	440,721
ROYAL BK SCOTLND GRP PLC	1% 31 Dec 2049	290,000.00	197,563
ROYAL BK SCOTLND GRP PLC	5% 01 Oct 2014	2,170,000.00	1,791,242
ROYAL BK SCOTLND GRP PLC	5% 12 Nov 2013	390,000.00	348,687
ROYAL BK SCOTLND GRP PLC	5.05% 08 Jan 2015	460,000.00	375,105
ROYAL BK SCOTLND GRP PLC	7.64% 31 Mar 2049	300,000.00	160,875
ROYAL BK SCOTLND GRP PLC	6.4% 21 Oct 2019	1,690,000.00	1,582,158
RUSSIA FOREIGN BOND	7.5% 31 Mar 2030	4,851,350.00	5,633,630
SACO I TRUST	1% 25 Jul 2036	1,183,063.78	415,024

	SAFEWAY INC	6.35% 15 Aug 2017	440,000.00	498,884
	SAFEWAY INC	3.95% 15 Aug 2020	100,000.00	98,753
	SAFEWAY INC	4.75% 01 Dec 2021	1,750,000.00	1,792,634
	SAN MATEO CNTY CA CMNTY CLG DI	5% 01 Sep 2038	80,000.00	83,338
	SANTA CLARA VLY CA TRANSPRTN A	5.876% 01 Apr 2032	1,290,000.00	1,514,447
	SANTANDER US DEBT SA UNI	3.724% 20 Jan 2015	2,100,000.00	1,906,832
	SANTANDER US DEBT SA UNI	3.781% 07 Oct 2015	600,000.00	543,753
	SECURITIZED ASSET BACKED RECEI	5.460001% 25 May 2036	1,219,693.68	725,077
	SERVICE CORP INTL	7.625% 01 Oct 2018	20,000.00	22,250
	SERVICE CORP INTL	7.5% 01 Apr 2027	370,000.00	355,200
	SESI LLC	7.125% 15 Dec 2021	360,000.00	378,000
	SHELL INTERNATIONAL FIN	6.375% 15 Dec 2038	680,000.00	935,891
	SHELL INTERNATIONAL FIN	4.375% 25 Mar 2020	610,000.00	712,154
	SLM CORP	5.05% 14 Nov 2014	370,000.00	364,931
	SLM CORP	5% 15 Apr 2015	70,000.00	67,358
	SLM CORP	5.625% 01 Aug 2033	240,000.00	179,021
	SLM STUDENT LOAN TRUST	1.0595% 15 Mar 2033	104,238.04	99,319
	SLM STUDENT LOAN TRUST	0.82706% 15 Dec 2025	1,200,000.00	1,116,797
	SLM STUDENT LOAN TRUST	0.4257% 25 Jan 2027	1,990,000.00	1,883,970
	SOUTHERN NATURAL GAS	8% 01 Mar 2032	570,000.00	705,001
	SOUTHERN NATURAL GAS	5.9% 01 Apr 2017	240,000.00	274,289
	SPECIALTY UNDERWRITING + RESID	1% 25 Nov 2034	2,271,753.13	1,729,697
	SPRINGLEAF FINANCE CORP	6.9% 15 Dec 2017	140,000.00	100,800
	SPRINT CAPITAL CORP	6.875% 15 Nov 2028	1,230,000.00	877,913
	SPRINT CAPITAL CORP	6.9% 01 May 2019	40,000.00	32,900
	SPRINT CAPITAL CORP	8.75% 15 Mar 2032	1,630,000.00	1,318,263
	SSGA	G STIFF ERISA QUALIFIED	155,551,923.05	155,551,923
*	STATE STREET CORP	4.956% 15 Mar 2018	2,210,000.00	2,297,120
	STATION CASINOS INC	6.875% 01 Mar 2016	30,000.00	—
	STEEL DYNAMICS INC	6.75% 01 Apr 2015	435,000.00	444,788
	STEEL DYNAMICS INC	7.75% 15 Apr 2016	420,000.00	437,850
	STEEL DYNAMICS INC	7.625% 15 Mar 2020	100,000.00	105,500
	STRIP PRINC	0% 15 Nov 2021	10,260,000.00	8,381,127
	STRIP PRINC	0.01% 15 May 2030	11,190,000.00	6,765,004
	STRUCTURED ADJUSTABLE RATE MOR	0.6056% 25 Aug 2035	932,076.61	680,743
	STRUCTURED ASSET SECURITIES CO	8.8% 25 Dec 2029	1,310,388.51	1,254,869
	STUDENT OH LOAN FUNDING CORP	0.228% 01 Sep 2047	2,450,000.00	2,203,824
	SUMITOMO MITSUI BANK NY	8% 15 Jun 2012	1,710,000.00	1,751,813
	SUMITOMO MITSUI BANKING	3.15% 22 Jul 2015	180,000.00	187,826
	SUMITOMO MITSUI BANKING	3.1% 14 Jan 2016	750,000.00	780,647
	SUNTRUST PREFERRED CAP I	1% 29 Jun 2049	81,000.00	55,080
	SWAP JPM CHASE COC	SWAP CASH COLLATERAL USD	100,000.00	100,000
	TBA WESTERN/LEHMAN RECEIVABLE	0.01% 15 Sep 2099	956,648.44	4,783
	TCI COMMUNICATIONS INC	7.125% 15 Feb 2028	130,000.00	159,264
	TEACHERS INSUR + ANNUITY	6.85% 16 Dec 2039	1,720,000.00	2,207,451
	TECK RESOURCES LIMITED	9.75% 15 May 2014	36,000.00	42,306
	TECK RESOURCES LIMITED	10.25% 15 May 2016	46,000.00	52,900
	TELEFONICA EMISIONES SAU	5.877% 15 Jul 2019	250,000.00	247,067
	TELEFONICA EMISIONES SAU	5.134% 27 Apr 2020	1,560,000.00	1,465,336
	TELEFONICA EMISIONES SAU	5.462% 16 Feb 2021	50,000.00	47,713
	TENET HEALTHCARE CORP	9.25% 01 Feb 2015	321,000.00	337,451
	TENET HEALTHCARE CORP	8.875% 01 Jul 2019	524,000.00	588,190
	TENN VALLEY AUTHORITY	5.25% 15 Sep 2039	1,030,000.00	1,314,806
	TENNESSEE GAS PIPELINE	7.625% 01 Apr 2037	470,000.00	560,687
	TEVA PHARM FIN IV BV	3.65% 10 Nov 2021	270,000.00	274,626
	TEVA PHARMACEUT FIN BV	3.65% 10 Nov 2021	1,050,000.00	1,067,992
	THERMO FISHER SCIENTIFIC	3.6% 15 Aug 2021	650,000.00	678,863
	TIME WARNER CABLE INC	8.75% 14 Feb 2019	2,650,000.00	3,383,862
	TIME WARNER CABLE INC	8.25% 01 Apr 2019	1,780,000.00	2,235,701
	TIME WARNER CABLE INC	6.75% 15 Jun 2039	860,000.00	1,016,277
	TIME WARNER CABLE INC	4.125% 15 Feb 2021	310,000.00	318,339
	TIME WARNER CABLE INC	5.875% 15 Nov 2040	1,790,000.00	1,937,247
	TIME WARNER CABLE INC	4% 01 Sep 2021	470,000.00	475,512
	TIME WARNER CABLE INC	5.5% 01 Sep 2041	60,000.00	63,228
	TIME WARNER ENT	8.375% 15 Jul 2033	50,000.00	65,536
	TIME WARNER INC	4.7% 15 Jan 2021	260,000.00	279,947
	TIME WARNER INC	6.1% 15 Jul 2040	740,000.00	867,528
	TIME WARNER INC	4.75% 29 Mar 2021	360,000.00	390,411
	TIME WARNER INC	6.25% 29 Mar 2041	150,000.00	179,843
	TNK BP FINANCE SA	7.5% 18 Jul 2016	360,000.00	379,800
	TRUMAN CAPITAL MORTGAGE LOAN T	1% 25 Dec 2032	290,387.83	270,983
	TSY INFL IX N/B	3.625% 15 Apr 2028	14,546,000.00	21,628,084
	TSY INFL IX N/B	2% 15 Jan 2026	1,791,165.90	2,201,735
	TSY INFL IX N/B	2.375% 15 Jan 2027	1,089,154.80	1,406,626

TSY INFL IX N/B	2.125% 15 Feb 2040	3,163,872.80	4,245,769
TSY INFL IX N/B	0	8,525,323.20	8,562,621
UBM PLC	5.75% 03 Nov 2020	910,000.00	917,877
UBS AG STAMFORD CT	3.875% 15 Jan 2015	960,000.00	957,360
UBS AG STAMFORD CT	4.875% 04 Aug 2020	750,000.00	744,884
UBS AG STAMFORD CT	2.25% 28 Jan 2014	1,310,000.00	1,274,785
ULTRA LONG US TREAS BOND FTRS MAR11 XCBT		7,800,000.00	256,344
ULTRA LONG US TREAS BOND FTRS MAR12 XCBT		4,800,000.00	76,664
UNITED MEXICAN STATES	6.75% 27 Sep 2034	1,821,000.00	2,371,853
UNITED MEXICAN STATES	6.05% 11 Jan 2040	462,000.00	564,795
UNITED PARCEL SERVICE	4.5% 15 Jan 2013	900,000.00	937,062
UNITEDHEALTH GROUP INC	4.875% 01 Apr 2013	280,000.00	292,549
UNITEDHEALTH GROUP INC	4.875% 15 Feb 2013	250,000.00	260,329
UNITEDHEALTH GROUP INC	6% 15 Feb 2018	1,210,000.00	1,438,643
UNITEDHEALTH GROUP INC	3.375% 15 Nov 2021	440,000.00	455,066
US DOLLAR		705,138.89	705,139
US TREASURY N/B	4.375% 15 Nov 2039	26,260,000.00	34,092,859
US TREASURY N/B	4.375% 15 May 2040	1,870,000.00	2,429,246
US TREASURY N/B	4.75% 15 Feb 2041	22,750,000.00	31,352,344
US TREASURY N/B	4.375% 15 May 2041	11,055,000.00	14,404,322
US TREASURY N/B	3.125% 15 Nov 2041	11,870,000.00	12,435,677
US TREASURY N/B	1.875% 28 Feb 2014	14,690,000.00	15,190,371
US TREASURY N/B	3.125% 15 May 2021	2,520,000.00	2,813,736
US TREASURY N/B	1.5% 30 Jun 2016	1,810,000.00	1,871,795
US TREASURY N/B	0.5% 31 May 2013	110,000.00	110,464
US TREASURY N/B	1% 31 Aug 2016	2,510,000.00	2,537,454
US TREASURY N/B	1% 30 Sep 2016	7,460,000.00	7,536,928
US TREASURY N/B	1.75% 31 Oct 2018	9,090,000.00	9,355,601
US TREASURY N/B	2% 15 Nov 2021	610,000.00	616,958
US TREASURY N/B	1.375% 30 Nov 2018	39,980,000.00	40,117,451
VALE OVERSEAS LIMITED	8.25% 17 Jan 2034	260,000.00	333,875
VALE OVERSEAS LIMITED	6.875% 21 Nov 2036	1,451,000.00	1,652,038
VERIZON COMMUNICATIONS	5.5% 15 Feb 2018	130,000.00	151,556
VERIZON COMMUNICATIONS	6.1% 15 Apr 2018	1,215,000.00	1,459,658
VERIZON COMMUNICATIONS	6% 01 Apr 2041	940,000.00	1,165,479
VERIZON COMMUNICATIONS	3.5% 01 Nov 2021	930,000.00	968,243
VERIZON COMMUNICATIONS	4.375% 01 Jun 2013	280,000.00	293,378
WACHOVIA BANK COMMERCIAL MORTG	5.118% 15 Jul 2042	1,600,000.00	1,754,120
WACHOVIA BANK COMMERCIAL MORTG	4.935% 15 Apr 2042	570,000.00	619,413
WACHOVIA CAP TRUST III	1% 31 Dec 2049	4,010,000.00	3,358,375
WACHOVIA CORP	5.75% 01 Feb 2018	640,000.00	727,054
WAMU MORTGAGE PASS THROUGH CER	0.58063% 25 Aug 2045	3,736,352.64	2,723,338
WAMU MORTGAGE PASS THROUGH CER	0.53175% 25 Oct 2045	2,193,360.13	1,573,696
WAMU MORTGAGE PASS THROUGH CER	0.53722% 25 Nov 2045	2,753,302.17	1,768,394
WAMU MORTGAGE PASS THROUGH CER	0.67% 25 Jun 2044	895,308.96	591,930
WAMU MORTGAGE PASS THROUGH CER	0.5663% 25 Dec 2045	2,569,566.64	1,770,948
WAMU MORTGAGE PASS THROUGH CER	5.5213% 25 Nov 2036	1,047,290.76	690,954
WASTE MANAGEMENT INC	7.375% 15 May 2029	360,000.00	457,744
WELLPOINT INC	5.875% 15 Jun 2017	130,000.00	149,794
WELLPOINT INC	7% 15 Feb 2019	750,000.00	904,929
WELLPOINT INC	3.7% 15 Aug 2021	1,610,000.00	1,654,581
WELLS FARGO + COMPANY	5% 15 Nov 2014	455,000.00	486,861
WELLS FARGO + COMPANY	3.676% 15 Jun 2016	1,200,000.00	1,253,998
WELLS FARGO + COMPANY	4.6% 01 Apr 2021	300,000.00	329,005
WELLS FARGO CAPITAL X	5.95% 01 Dec 2086	410,000.00	410,513
WELLS FARGO MORTGAGE BACKED SE	2.702189% 25 Jun 2035	3,948,801.80	1,140,805
WILLIAMS COMPANIES INC	7.5% 15 Jan 2031	19,000.00	23,157
WILLIAMS COS INC	7.75% 15 Jun 2031	705,000.00	876,978
WILLIAMS COS INC	8.75% 15 Mar 2032	667,000.00	873,934
WPX ENERGY INC	6% 15 Jan 2022	690,000.00	706,388
WYETH LLC	5.95% 01 Apr 2037	700,000.00	896,681

	Sub-Total: Fund 5728 5 of 13		$1,505,205,474

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Shares/ Par Value

	SSGA	G STIFF ERISA QUALIFIED	263,267.64		263,268

		Sub-Total: Fund 5734 6 of 13			$263,268

		(c) Description of investment including maturity date,		(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value	(d) Cost	value
			( n / a )
		Shares/ Par Value

	PRIVEST PRUDENTIAL AST MGMT	14,462.60		$387,001,446

		Sub-Total: Fund 5735 7 of 13		$387,001,446

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Shares/ Par Value

	10YR US TREASURY NOTE FUTURES	MAR12 XCBT	10,300,000.00		$—
	317U520C7 IRO USD 2Y P 2.25 DU	SEP12 2.25 PUT	-59,500,000.00		(24,080)
	317U693B0 SWAPTION 3YP 3.0 JPM	JUN12 3.0 PUT	-77,000,000.00		(2,626)
	317U694B9 SWAPTION 3Y P 3 CBK	JUN12 3 PUT	-11,000,000.00		(375)
	317U698B5 IRO USD 3Y P3 DUB	JUN12 3 PUT	-15,000,000.00		(512)
	317U699B4 IRO USD P3 BRC	JUN12 3 PUT	-17,000,000.00		(580)
	317U769B9 IRO USD 2Y CBK	SEP12 2.25 PUT	-4,400,000.00		(1,781)
	ABBEY NATL TREASURY	1.60025% 10 Jun 2013	4,000,000.00		4,000,000
	ABBEY NATL TREASURY SERV	2.00222% 25 Apr 2014	3,800,000.00		3,459,455
	ADJUSTABLE RATE MORTGAGE TRUST	5.371% 25 Jan 2036	391,405.93		285,361
	AES CORPORATION	7.75% 01 Mar 2014	1,700,000.00		1,836,000
	ALLTEL CORP	7% 01 Jul 2012	2,000,000.00		2,060,714
	ALLY FINANCIAL INC	6.25% 01 Dec 2017	1,900,000.00		1,832,740
	ALLY FINANCIAL INC	1.52% 11 Feb 2014	8,200,000.00		7,750,066
	ALTRIA GROUP INC	8.5% 10 Nov 2013	6,650,000.00		7,507,498
	AMERICA MOVIL SAB DE CV	3.625% 30 Mar 2015	2,800,000.00		2,934,039
	AMERICAN EXPR CENTURION	1% 12 Jun 2012	8,200,000.00		8,178,368
	AMERICAN EXPRESS BK FSB	0.3765% 12 Jun 2012	7,050,000.00		7,037,261
	AMERICAN EXPRESS BK FSB	5.5% 16 Apr 2013	1,700,000.00		1,776,930
	AMERICAN HOME MORTGAGE ASSETS	5.442% 25 Nov 2046	935,143.73		342,064
	AMERICAN INTL GROUP	8.25% 15 Aug 2018	8,300,000.00		8,785,558
	AMERICAN INTL GROUP	5.6% 18 Oct 2016	1,000,000.00		963,838
	ANHEUSER BUSCH INBEV WOR	3% 15 Oct 2012	5,207,000.00		5,288,500
	ANHEUSER BUSCH INBEV WOR	1% 26 Mar 2013	9,800,000.00		9,847,167
	ANZ NATIONAL INTL NZ	6.2% 19 Jul 2013	5,900,000.00		6,260,272
	AUSTRALIAN DOLLAR		736.49		755
	AUTOZONE INC	7.125% 01 Aug 2018	6,000,000.00		7,219,314
	BANC OF AMERICA COMMERCIAL MOR	5.381% 15 Jan 2049	1,626,810.93		1,624,735
	BANC OF AMERICA COMMERCIAL MOR	5.74224% 10 Feb 2051	1,000,000.00		1,094,235
	BANC OF AMERICA FUNDING CORPOR	1% 20 Sep 2034	437,196.55		440,653
	BANC OF AMERICA FUNDING CORPOR	2.670787% 25 May 2035	1,002,746.37		972,384
	BANC OF AMERICA LARGE LOAN	5.67203% 17 Feb 2051	8,300,000.00		9,071,601
	BANC OF AMERICA MORTGAGE SECUR	3.82827% 25 Feb 2034	1,267,325.26		1,052,893
	BANCO SANTANDER CHILE	1% 20 Apr 2012	7,400,000.00		7,402,361
	BANK AMERICA	0	21,800,000.00		21,800,000
	BANK OF AMERICA CORP	7.375% 15 May 2014	5,000,000.00		5,184,295
	BANK OF NOVA SCOTIA	2.25% 22 Jan 2013	5,300,000.00		5,372,425
	BANK OF NOVA SCOTIA	1% 05 Mar 2012	2,900,000.00		2,900,000
	BARCLAYS BANK PLC	2.5% 23 Jan 2013	5,500,000.00		5,476,543
	BARCLAYS BANK PLC	1% 13 Jan 2012	5,000,000.00		4,998,908
	BARCLAYS CAPITAL INC	TBA CASH COLLATERAL	-320,000.00		(320,000)
	BARCLAYS CASH COLLATERAL	CCBCYCUS6	10,000.00		10,000
	BEAR STEARNS ADJUSTABLE RATE M	4.4726% 25 May 2033	639,787.94		606,449
	BEAR STEARNS ADJUSTABLE RATE M	2.60464% 25 Aug 2033	246,927.41		232,625
	BEAR STEARNS ADJUSTABLE RATE M	2.939905% 25 Oct 2034	516,769.51		386,893
	BEAR STEARNS ADJUSTABLE RATE M	4.625% 25 Oct 2035	354,233.57		276,194
	BEAR STEARNS ALT A TRUST	5.84% 25 Oct 2036	583,602.55		287,477
	BEAR STEARNS ALT A TRUST	4.5157% 25 Nov 2036	489,599.70		236,177
	BEAR STEARNS ALT A TRUST	5.507002% 25 Sep 2035	258,063.76		162,577
	BEAR STEARNS COS LLC	5.7% 15 Nov 2014	10,000,000.00		10,875,300
	BNP PARIBAS	1% 27 Apr 2017	5,000,000.00		4,600,000
	BP CAPITAL MARKETS PLC	3.125% 01 Oct 2015	100,000.00		104,742
	BPCE SA	2.375% 04 Oct 2013	3,300,000.00		3,196,218
	BRITISH TELECOM PLC	5.15% 15 Jan 2013	2,200,000.00		2,277,761
	BWU0397T5 IRS USD P F 3.25000	3.25% 21 Dec 2021	-6,200,000.00		(6,895,793)
	BWU0397T5 IRS USD R V 03MLIBOR	1% 21 Dec 2021	6,200,000.00		6,200,000
	BWU0618T8 IRS USD P F 3.50000	3.5% 15 Jun 2021	-3,600,000.00		(4,082,409)
	BWU0618T8 IRS USD R V 03MLIBOR	1% 15 Jun 2021	3,600,000.00		3,600,000

CALIFORNIA ST	5.25% 01 Apr 2014	900,000.00	961,245
CALIFORNIA ST	5.45% 01 Apr 2015	4,950,000.00	5,399,807
CANADIAN DOLLAR		53,755.02	52,792
CANADIAN IMPERIAL BANK	2% 04 Feb 2013	700,000.00	707,795
CANADIAN IMPERIAL BANK	2.6% 02 Jul 2015	2,300,000.00	2,378,777
CATERPILLAR INC	0.6631% 21 May 2013	4,800,000.00	4,806,264
CCS309360 CYS EUR P V 03MEURIB	1% 20 Dec 2013	-4,278,000.00	(5,555,039)
CCS309360 CYS USD R V 03MLIBOR	1% 20 Dec 2013	5,681,184.00	5,682,773
CELLCO PART/VERI WIRELSS	7.375% 15 Nov 2013	261,000.00	290,608
CELLCO PART/VERI WIRELSS	5.55% 01 Feb 2014	8,700,000.00	9,452,211
CHRYSLER GROUP LLC	1% 24 May 2017	1,995,000.00	1,893,255
CIE FINANCEMENT FONCIER	2.125% 22 Apr 2013	5,000,000.00	4,946,310
CIE FINANCEMENT FONCIER	1.625% 23 Jul 2012	7,300,000.00	7,298,861
CIE FINANCEMENT FONCIER	1% 23 Jul 2012	1,800,000.00	1,798,931
CIT GROUP INC	5.25% 01 Apr 2014	10,200,000.00	10,161,750
CITIBANK OMNI MASTER TRUST	1% 16 May 2016	3,000,000.00	3,018,425
CITIGROUP INC	5% 15 Sep 2014	3,605,000.00	3,567,897
CITIGROUP INC	5.5% 11 Apr 2013	3,700,000.00	3,777,415
CITIGROUP INC	6.5% 19 Aug 2013	3,700,000.00	3,851,563
CITIGROUP INC	2.45278% 13 Aug 2013	7,800,000.00	7,655,895
CITIGROUP INC	1.7531% 13 Jan 2014	3,000,000.00	2,917,386
CITIGROUP MORTGAGE LOAN TRUST	2.66% 25 Oct 2035	856,228.25	653,674
CITIGROUP MORTGAGE LOAN TRUST	4.7475% 25 Aug 2035	225,442.22	200,156
CITIGROUP MORTGAGE LOAN TRUST	1% 25 May 2037	323,228.65	310,262
CITIGROUP REPO	0.07% 03 Jan 2012	6,600,000.00	6,600,000
CITIGROUP/DEUTSCHE BANK COMMER	5.322% 11 Dec 2049	2,000,000.00	2,121,306
CMS ENERGY CORP	2.75% 15 May 2014	700,000.00	691,345
COCA COLA ENTERPRISES	1.125% 12 Nov 2013	5,000,000.00	5,015,950
COUNTRYWIDE ALTERNATIVE LOAN T	5.66% 25 Aug 2036	590,126.69	573,142
COUNTRYWIDE ALTERNATIVE LOAN T	6.25% 25 Nov 2036	336,073.85	246,596
COUNTRYWIDE ALTERNATIVE LOAN T	6% 25 Jan 2037	889,030.69	565,485
COUNTRYWIDE ALTERNATIVE LOAN T	1% 25 Nov 2035	592,401.50	303,773
COUNTRYWIDE ALTERNATIVE LOAN T	6.25% 25 Dec 2033	385,115.73	403,581
COUNTRYWIDE ALTERNATIVE LOAN T	6% 25 Feb 2037	309,293.36	187,442
COUNTRYWIDE FINL CORP	5.8% 07 Jun 2012	3,910,000.00	3,918,227
COUNTRYWIDE HOME LOANS	3.55861% 19 Jun 2031	35,032.65	31,094
COUNTRYWIDE HOME LOANS	3.904783% 25 Jul 2034	915,551.02	794,704
COUNTRYWIDE HOME LOANS	6.5% 25 Jan 2034	587,919.66	588,247
COUNTRYWIDE HOME LOANS	0.534% 25 Jun 2035	759,366.51	637,562
COUNTRYWIDE HOME LOANS	6% 25 Mar 2035	1,448,742.05	1,404,844
COX COMMUNICATIONS INC	7.125% 01 Oct 2012	1,115,000.00	1,167,464
CREDIT AGRICOLE (LONDON)	1% 02 Feb 2012	600,000.00	598,076
CREDIT SUISSE LONDON BOC	SWAP CASH COLLATERAL USD	-710,000.00	(710,000)
CREDIT SUISSE MORTGAGE CAPITAL	1% 15 Sep 2040	4,000,000.00	4,176,152
CREDIT SUISSE SEC (USD) LLC	TBA CASH COLLATERAL	730,000.00	730,000
CROWN CASTLE TOWERS LLC	3.214% 15 Aug 2035	4,200,000.00	4,246,931
CURRENCY CONTRACT	BOUGHT AUD/SOLD USD		(3,943)
CURRENCY CONTRACT	BOUGHT BRL/SOLD USD		28,250
CURRENCY CONTRACT	BOUGHT EUR/SOLD USD		(9,762)
CURRENCY CONTRACT	BOUGHT DKK/SOLD USD		67,054
CURRENCY CONTRACT	BOUGHT BRL/SOLD USD		(154,753)
CURRENCY CONTRACT	BOUGHT KRW/SOLD USD		(115,706)
CURRENCY CONTRACT	BOUGHT CNY/SOLD USD		228,219
CURRENCY CONTRACT	BOUGHT CNY/SOLD USD		25,936
CURRENCY CONTRACT	BOUGHT CNY/SOLD USD		17,311
CURRENCY CONTRACT	BOUGHT JPY/SOLD USD		(1,357)
CURRENCY CONTRACT	BOUGHT EUR/SOLD USD		(490,415)
CURRENCY CONTRACT	BOUGHT MXN/SOLD USD		(23,475)
CURRENCY CONTRACT	BOUGHT EUR/SOLD USD		(20,463)
CURRENCY CONTRACT	BOUGHT CNY/SOLD USD		216,768
CURRENCY CONTRACT	BOUGHT CAD/SOLD USD		11,745
CURRENCY CONTRACT	BOUGHT CAD/SOLD USD		2,721
CURRENCY CONTRACT	BOUGHT GBP/SOLD USD		(1,587)
CURRENCY CONTRACT	BOUGHT NOK/SOLD USD		(115,000)
CURRENCY CONTRACT	BOUGHT EUR/SOLD USD		(119,250)
CURRENCY CONTRACT	SOLD AUD/BOUGHT USD		3,880
CURRENCY CONTRACT	SOLD BRL/BOUGHT USD		(28,250)
CURRENCY CONTRACT	SOLD AUD/BOUGHT USD		(51,679)
CURRENCY CONTRACT	SOLD DKK/BOUGHT USD		(74,705)
CURRENCY CONTRACT	SOLD BRL/BOUGHT USD		155,425
CURRENCY CONTRACT	SOLD DKK/BOUGHT USD		416,243
CURRENCY CONTRACT	SOLD CNY/BOUGHT USD		(59,346)
CURRENCY CONTRACT	SOLD BRL/BOUGHT USD		(135,084)
CURRENCY CONTRACT	SOLD EUR/BOUGHT USD		66,711

CURRENCY CONTRACT	SOLD EUR/BOUGHT USD		110,409
CURRENCY CONTRACT	SOLD EUR/BOUGHT USD		720,651
CURRENCY CONTRACT	SOLD AUD/BOUGHT USD		(243,840)
CURRENCY CONTRACT	SOLD EUR/BOUGHT USD		123,000
DANISH KRONE		313.12	55
DBUBS MORTGAGE TRUST	3.642% 10 Aug 2044	4,600,000.00	4,845,842
DEUTSCHE ALT A SECURITIES INC	5.5% 25 Dec 2035	664,639.10	464,153
DEUTSCHE ALT A SECURITIES INC	6.3% 25 Jul 2036	578,957.44	273,585
DEUTSCHE BANK	TBA CASH COLLATERAL	300,000.00	300,000
DEUTSCHE BANK AG NY	1% 19 Jan 2012	750,000.00	750,000
DEXIA CREDIT LOCAL	1% 29 Apr 2014	5,000,000.00	4,536,010
DEXIA CREDIT LOCAL SA NY	1% 22 Mar 2012	14,900,000.00	14,879,036
DOW CHEMICAL CO/THE	4.85% 15 Aug 2012	8,400,000.00	8,593,838
DRIVER GMBH	1% 21 Sep 2014	333,012.16	432,529
DUKE ENERGY OHIO INC	5.7% 15 Sep 2012	1,500,000.00	1,550,433
EKSPORTFINANS ASA	2% 15 Sep 2015	6,700,000.00	5,550,146
ENCANA HLDINGS FIN CORP	5.8% 01 May 2014	2,000,000.00	2,172,132
ENTERPRISE PRODUCTS OPER	4.6% 01 Aug 2012	4,050,000.00	4,109,588
EURO CURRENCY		231,428.31	300,429
EURODOLLAR FTR OPTN	JUN12 99.625 PUT	-2,370,000.00	(811,725)
EXPORT IMPORT BK KOREA	8.125% 21 Jan 2014	9,700,000.00	10,720,343
FANNIE MAE	0.73725% 25 Sep 2041	3,587,424.56	3,574,495
FANNIE MAE	0.8263% 25 Sep 2041	6,507,103.12	6,485,088
FANNIE MAE	7% 25 Mar 2045	2,908,725.02	3,290,809
FANNIE MAE	1% 25 Nov 2033	3,820,658.39	3,830,969
FANNIE MAE	1% 27 Oct 2037	4,100,000.00	4,075,143
FANNIE MAE	0.94% 25 Feb 2041	12,412,909.15	12,524,656
FANNIE MAE	9.57313% 25 Nov 2040	1,108,784.85	1,097,194
FANNIE MAE	1.25% 14 Mar 2014	20,850,000.00	21,199,050
FANNIE MAE	0.75% 18 Dec 2013	5,100,000.00	5,119,472
FANNIEMAE WHOLE LOAN	6.5% 25 Dec 2045	3,865,391.61	4,491,426
FEDERAL FARM CREDIT BANK	1% 15 Jan 2013	10,000,000.00	10,013,010
FEDERAL NATL MORT ASSN	0% 25 Apr 2037	15,086,796.60	2,287,338
FHLMC STRUCTURED PASS THROUGH	3.904% 25 Jul 2044	3,519,921.68	3,578,771
FIRST HORIZON ALTERNATIVE MORT	6.25% 25 Aug 2037	348,302.52	213,737
FNMA TBA FEB 30 SINGLE FAM	6% 01 Dec 2099	1,000,000.00	1,098,750
FNMA TBA JAN 30 SINGLE FAM	4.5% 01 Dec 2099	3,000,000.00	3,192,188
FNMA TBA JAN 30 SINGLE FAM	4.5% 01 Dec 2099	-105,000,000.00	(111,726,563)
FNMA TBA JAN 30 SINGLE FAM	5% 01 Dec 2099	20,000,000.00	21,606,250
FNMA TBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	-8,000,000.00	(8,711,250)
FNMA POOL 190400	4.5% 01 Nov 2039	183,329.27	195,242
FNMA POOL 256552	5.5% 01 Jan 2037	24,271.97	26,480
FNMA POOL 256673	5.5% 01 Apr 2037	706,105.89	769,460
FNMA POOL 257169	4.5% 01 Mar 2038	396,175.33	421,919
FNMA POOL 257367	5.5% 01 Sep 2028	29,569.21	32,195
FNMA POOL 725422	5% 01 Apr 2034	48,826.34	52,803
FNMA POOL 725598	5.5% 01 Jul 2034	242,825.42	265,295
FNMA POOL 725946	5.5% 01 Nov 2034	194,764.97	212,788
FNMA POOL 735697	1% 01 Jun 2035	10,242,521.27	10,662,457
FNMA POOL 784184	5.5% 01 Jun 2034	15,810.31	17,273
FNMA POOL 795297	5.864% 01 Jul 2044	441,274.17	444,277
FNMA POOL 820330	5% 01 Sep 2035	609,665.05	659,127
FNMA POOL 887671	5.5% 01 Aug 2036	13,186.21	14,386
FNMA POOL 888219	5.5% 01 Mar 2037	88,024.06	96,032
FNMA POOL 888284	5.5% 01 Apr 2037	10,250.17	11,183
FNMA POOL 889200	4.5% 01 Mar 2038	201,045.16	214,172
FNMA POOL 889995	5.5% 01 Sep 2038	189,273.52	206,256
FNMA POOL 890236	4.5% 01 Aug 2040	892,474.77	949,878
FNMA POOL 890311	4.5% 01 Mar 2041	218,390.79	232,582
FNMA POOL 899622	5.5% 01 Jul 2037	45,592.97	49,684
FNMA POOL 901727	5.5% 01 Oct 2036	1,433,059.69	1,563,429
FNMA POOL 902463	5.5% 01 Nov 2036	1,452,655.18	1,584,807
FNMA POOL 905141	5.5% 01 Feb 2037	37,848.51	41,564
FNMA POOL 905648	5.5% 01 Dec 2036	37,144.12	40,790
FNMA POOL 905806	5.5% 01 Jan 2037	12,042.96	13,139
FNMA POOL 906636	5.5% 01 Nov 2036	20,573.03	22,445
FNMA POOL 912872	5.5% 01 Feb 2037	615,697.21	670,939
FNMA POOL 920077	5.5% 01 Dec 2036	712,822.96	777,670
FNMA POOL 922576	5.5% 01 Dec 2036	774,464.33	847,582
FNMA POOL 930631	4.5% 01 Mar 2039	217,508.99	231,643
FNMA POOL 930796	5% 01 Feb 2035	274,656.35	297,025
FNMA POOL 930983	4.5% 01 Apr 2039	449,135.07	478,320
FNMA POOL 932323	4.5% 01 Dec 2039	708,178.48	754,196
FNMA POOL 932391	4.5% 01 Jan 2040	892,040.41	950,005

FNMA POOL 932670	4.5% 01 Mar 2040	130,291.38	138,758
FNMA POOL 932745	4.5% 01 Apr 2040	1,721,612.47	1,833,483
FNMA POOL 934951	4.5% 01 Sep 2039	86,267.98	91,874
FNMA POOL 940842	5.5% 01 Aug 2037	480,464.86	523,573
FNMA POOL 964646	4.5% 01 Aug 2038	51,843.17	55,212
FNMA POOL 971053	4.5% 01 Feb 2039	176,532.41	188,003
FNMA POOL 973961	4.5% 01 May 2038	142,152.62	151,390
FNMA POOL 975123	5.5% 01 May 2038	64,055.86	69,803
FNMA POOL 981032	4.5% 01 Apr 2038	79,271.99	84,423
FNMA POOL 986938	5.5% 01 Sep 2038	550,723.83	600,136
FNMA POOL AA5224	4.5% 01 Mar 2039	870,377.74	926,935
FNMA POOL AA6450	4.5% 01 Sep 2040	1,837,299.44	1,956,687
FNMA POOL AA7238	4.5% 01 Jun 2039	925,044.62	985,154
FNMA POOL AA7937	4.5% 01 Jan 2037	19,947.47	21,262
FNMA POOL AA9809	4.5% 01 Jul 2039	894,734.46	952,874
FNMA POOL AA9845	4.5% 01 Aug 2039	136,221.98	145,074
FNMA POOL AA9918	4.5% 01 Jun 2039	87,369.51	93,047
FNMA POOL AB0526	4.5% 01 Apr 2039	428,030.03	455,843
FNMA POOL AB1387	4.5% 01 Aug 2040	910,517.02	969,682
FNMA POOL AB1388	4.5% 01 Aug 2040	1,053,855.00	1,122,334
FNMA POOL AB2345	4.5% 01 Feb 2041	2,658,011.91	2,830,729
FNMA POOL AB3031	4.5% 01 May 2041	80,945.00	86,205
FNMA POOL AB3033	4.5% 01 May 2041	867,686.95	924,069
FNMA POOL AB3193	4.5% 01 Jun 2041	1,805,113.35	1,922,409
FNMA POOL AB3197	4.5% 01 Jun 2041	868,363.76	924,790
FNMA POOL AB3314	4.5% 01 Jul 2041	965,578.57	1,028,322
FNMA POOL AB3934	3.5% 01 Nov 2041	498,022.50	512,637
FNMA POOL AC0483	4.5% 01 Sep 2039	681,632.15	725,925
FNMA POOL AC1540	4.5% 01 Sep 2039	614,915.69	654,873
FNMA POOL AC3244	4.5% 01 Sep 2039	612,275.44	652,061
FNMA POOL AC3328	4.5% 01 Oct 2039	190,505.57	202,885
FNMA POOL AC4815	4.5% 01 Oct 2039	185,404.81	197,452
FNMA POOL AC5558	4.5% 01 Jan 2040	632,633.02	673,741
FNMA POOL AC7870	4.5% 01 Feb 2040	763,639.21	813,260
FNMA POOL AC8111	5.5% 01 Dec 2032	256,023.09	279,874
FNMA POOL AC8765	5.5% 01 Jan 2040	196,511.28	214,143
FNMA POOL AC9580	4.5% 01 Feb 2040	1,016,390.10	1,082,435
FNMA POOL AD1063	4.5% 01 Feb 2040	822,324.79	875,759
FNMA POOL AD1551	4.5% 01 Mar 2040	179,791.75	191,475
FNMA POOL AD1593	4.5% 01 Feb 2040	1,886,042.65	2,008,597
FNMA POOL AD1656	4.5% 01 Mar 2040	61,484.77	65,480
FNMA POOL AD2004	4.5% 01 Mar 2040	890,114.89	947,954
FNMA POOL AD2064	4.5% 01 Mar 2040	890,876.75	948,766
FNMA POOL AD2341	4.5% 01 Mar 2040	1,254,371.11	1,335,880
FNMA POOL AD2405	4.5% 01 Mar 2040	792,358.39	843,846
FNMA POOL AD3808	4.5% 01 Apr 2040	1,119,368.96	1,192,105
FNMA POOL AD5171	4.5% 01 Sep 2040	705,647.60	751,500
FNMA POOL AD6432	4.5% 01 Jun 2040	721,144.70	768,005
FNMA POOL AD6895	4.5% 01 Jun 2040	128,346.92	136,687
FNMA POOL AD7752	4.5% 01 Jul 2040	1,798,499.71	1,915,366
FNMA POOL AD8246	4.5% 01 Aug 2040	1,611,363.08	1,716,069
FNMA POOL AD8333	5% 01 Aug 2040	652,903.35	706,077
FNMA POOL AD8529	4.5% 01 Aug 2040	248,238.77	264,369
FNMA POOL AD9578	4.5% 01 Aug 2040	821,862.81	875,267
FNMA POOL AD9900	4.5% 01 Aug 2040	104,251.72	111,026
FNMA POOL AE0106	4.5% 01 Jun 2040	580,485.09	617,749
FNMA POOL AE0395	4.5% 01 Oct 2040	667,008.24	709,919
FNMA POOL AE0828	3.5% 01 Feb 2041	6,898,879.68	7,101,326
FNMA POOL AE0949	4% 01 Feb 2041	47,283,477.37	49,715,338
FNMA POOL AE0951	4.5% 01 Feb 2041	10,576,800.80	11,264,080
FNMA POOL AE0954	4.5% 01 Feb 2041	1,468,877.52	1,564,325
FNMA POOL AE0981	3.5% 01 Mar 2041	43,962,636.08	45,252,709
FNMA POOL AE0986	4.5% 01 Jan 2041	633,516.50	674,682
FNMA POOL AE1441	4.5% 01 Aug 2040	446,392.82	475,399
FNMA POOL AE1526	4.5% 01 Sep 2040	625,940.06	666,614
FNMA POOL AE1611	4.5% 01 Oct 2040	63,409.49	67,530
FNMA POOL AE1837	4.5% 01 Aug 2040	920,030.69	979,814
FNMA POOL AE2325	4.5% 01 Aug 2040	180,808.08	192,557
FNMA POOL AE2847	4% 01 Oct 2040	283,912.68	298,515
FNMA POOL AE3455	4.5% 01 Sep 2040	911,829.20	971,080
FNMA POOL AE3621	4.5% 01 Aug 2040	27,746.88	29,550
FNMA POOL AE4275	4.5% 01 Sep 2040	88,947.66	94,727
FNMA POOL AE4420	4.5% 01 Sep 2040	806,200.46	858,587
FNMA POOL AE4679	4.5% 01 Nov 2040	944,455.00	1,005,826

FNMA POOL AE4882	3.5% 01 Oct 2040	745,289.70	767,160
FNMA POOL AE4889	4% 01 Oct 2040	453,795.86	477,135
FNMA POOL AE5645	4.5% 01 Jun 2041	211,860.42	225,627
FNMA POOL AE6437	4.5% 01 Oct 2040	868,432.47	924,863
FNMA POOL AE6884	4.5% 01 Oct 2040	952,162.96	1,014,034
FNMA POOL AE7005	4% 01 Oct 2040	327,436.21	344,277
FNMA POOL AE7573	4% 01 Nov 2040	81,789.96	85,997
FNMA POOL AE9747	4.5% 01 Dec 2040	629,159.99	670,043
FNMA POOL AE9799	4.5% 01 Dec 2040	887,786.55	945,475
FNMA POOL AH0946	4% 01 Dec 2040	19,705,130.35	20,718,595
FNMA POOL AH1633	4.5% 01 Mar 2041	34,545.34	36,790
FNMA POOL AH2764	4.5% 01 Jun 2041	844,926.31	899,829
FNMA POOL AH3829	4.5% 01 Feb 2041	362,400.69	385,949
FNMA POOL AH3958	4% 01 Jan 2041	1,710,281.33	1,798,778
FNMA POOL AH4595	4.5% 01 Apr 2041	109,937.41	117,081
FNMA POOL AH4695	4.5% 01 Mar 2041	219,749.40	234,029
FNMA POOL AH5583	4.5% 01 Feb 2041	1,523,745.90	1,622,759
FNMA POOL AH5857	3.5% 01 Feb 2041	5,801,736.94	5,971,988
FNMA POOL AH6087	4.5% 01 Mar 2041	883,918.38	941,355
FNMA POOL AH6339	4.5% 01 Apr 2041	30,037.36	31,989
FNMA POOL AH6778	3.5% 01 Mar 2041	5,826,577.36	5,997,557
FNMA POOL AH6993	4.5% 01 Feb 2041	234,596.01	249,840
FNMA POOL AH7009	4.5% 01 Mar 2041	680,548.79	724,771
FNMA POOL AH7525	4.5% 01 Mar 2041	950,861.90	1,012,649
FNMA POOL AH7757	4.5% 01 Apr 2041	97,690.75	104,039
FNMA POOL AH9113	4.5% 01 Mar 2041	958,312.30	1,020,583
FNMA POOL AH9158	4.5% 01 May 2041	45,681.61	48,650
FNMA POOL AH9352	4.5% 01 Apr 2041	641,184.43	682,848
FNMA POOL AH9873	4.5% 01 Apr 2041	2,673,708.74	2,847,446
FNMA POOL AI0021	4.5% 01 Jun 2041	598,147.23	637,015
FNMA POOL AI0140	4.5% 01 May 2041	388,685.91	413,943
FNMA POOL AI0277	4.5% 01 May 2041	663,929.26	707,071
FNMA POOL AI0406	4.5% 01 May 2041	930,340.55	990,794
FNMA POOL AI0788	4.5% 01 Jun 2041	498,098.38	530,465
FNMA POOL AI1193	4.5% 01 Apr 2041	2,153,805.21	2,293,759
FNMA POOL AI1470	4.5% 01 Apr 2041	474,669.40	505,513
FNMA POOL AI1486	4.5% 01 Apr 2041	750,725.57	799,508
FNMA POOL AI1888	4.5% 01 May 2041	242,698.29	258,469
FNMA POOL AI2417	4.5% 01 Dec 2040	1,529,354.32	1,628,732
FNMA POOL AI2465	4.5% 01 May 2041	193,405.48	205,973
FNMA POOL AI2472	4.5% 01 May 2041	14,291,981.80	15,220,672
FNMA POOL AI2635	4.5% 01 Apr 2041	796,715.29	848,486
FNMA POOL AI3029	4.5% 01 May 2041	483,343.62	514,751
FNMA POOL AI3031	4.5% 01 May 2041	32,687.51	34,812
FNMA POOL AI3151	4.5% 01 May 2041	164,885.54	175,600
FNMA POOL AI3408	4.5% 01 May 2041	513,883.84	547,276
FNMA POOL AI3523	4.5% 01 May 2041	725,242.81	772,369
FNMA POOL AI3533	4.5% 01 Jun 2041	105,779.65	112,653
FNMA POOL AI4291	4.5% 01 Jun 2041	49,272.03	52,474
FNMA POOL AI4676	4.5% 01 Jun 2041	250,266.16	266,528
FNMA POOL AI4815	4.5% 01 Jun 2041	1,107,088.51	1,179,027
FNMA POOL AI4900	4.5% 01 Jun 2041	56,755.30	60,443
FNMA POOL AI5048	4.5% 01 Jul 2041	179,093.44	190,731
FNMA POOL AI5537	4.5% 01 Jun 2041	1,032,995.21	1,100,119
FNMA POOL AI5730	4.5% 01 Jun 2041	794,262.23	845,873
FNMA POOL AI9526	5% 01 Sep 2041	145,561.29	157,643
FNMA POOL MA0347	4.5% 01 Mar 2040	979,144.81	1,042,769
FNMA POOL MA0790	4.5% 01 Jun 2041	89,193.69	94,989
FNMA TBA 30YR SINGLE FAMILY JA	3.5% 01 Dec 2099	-63,900,000.00	(65,717,156)
FNMA TBA SINGLE FAMILY MORTGAG	4% 01 Dec 2099	500,000.00	525,234
FNMA TBA SINGLE FAMILY MORTGAG	4% 01 Dec 2099	-70,000,000.00	(73,532,816)
FORD AUTO SECURITIZATION TRUST	1% 15 Jun 2013	353,686.74	347,622
FORD CREDIT AUTO OWNER TRUST	1% 15 May 2013	1,229,879.61	1,232,228
FORD MOTOR CREDIT CO LLC	7.5% 01 Aug 2012	700,000.00	722,483
FREDDIE MAC	5% 15 Jul 2014	43,330,000.00	48,122,038
FREDDIE MAC	12.47001% 15 Feb 2041	1,096,448.79	1,110,265
FREDDIE MAC	12.72834% 15 Apr 2041	350,915.29	362,307
FREDDIE MAC	12.72834% 15 May 2041	214,929.94	219,447
FREDDIE MAC	13.68825% 15 Aug 2041	1,025,111.89	1,085,222
FREDDIE MAC	11.452% 15 Sep 2041	1,399,414.43	1,406,303
FREDDIE MAC	4% 15 Aug 2016	32,389.68	32,396
FREDDIE MAC	6.471% 15 Mar 2036	10,266,717.40	1,525,555
GAZPROM (GAZ CAPITAL SA)	7.343% 11 Apr 2013	700,000.00	728,875
GENERAL ELEC CAP CORP	1.875% 16 Sep 2013	5,000,000.00	5,061,585

GENERAL MILLS INC	6.47% 15 Oct 2022	6,500,000.00	6,762,522
GMAC CAPITAL TRUST I	PREFERRED STOCK 02/40 VAR	79,000.00	1,532,521
GOLDMAN SACH AND CO	TBA CASH COLLATERAL	290,000.00	290,000
GOLDMAN SACHS GROUP INC	5.15% 15 Jan 2014	12,000,000.00	12,228,396
GOLDMAN SACHS GROUP INC	5% 01 Oct 2014	9,200,000.00	9,325,773
GOVERNMENT NATIONAL MORTGAGE A	1% 16 Sep 2042	3,479,579.50	4,013,371
GOVERNMENT NATIONAL MORTGAGE A	6% 16 Jun 2034	2,448,000.00	2,977,977
GRANITE MASTER ISSUER PLC	2.206% 20 Dec 2013	4,284,873.46	5,312,100
GRANITE MASTER ISSUER PLC	1% 20 Dec 2054	166,294.75	206,161
GRANITE MASTER ISSUER PLC	0.608% 20 Dec 2054	166,294.74	206,161
GRANITE MASTER ISSUER PLC	0.913% 20 Dec 2054	1,529,911.46	1,896,682
GREENWICH CAPITAL COMMERCIAL F	5.444% 10 Mar 2039	4,900,000.00	5,303,691
GREENWICH CAPITAL MKTS	TBA CASH COLLATERAL	270,000.00	270,000
GS MORTGAGE SECURITIES CORPORA	1% 06 Mar 2020	1,000,000.00	968,715
GS MORTGAGE SECURITIES CORPORA	1.53497% 06 Mar 2020	4,600,000.00	4,571,089
GS MORTGAGE SECURITIES CORPORA	4.473% 10 Mar 2044	3,500,000.00	3,741,525
HARBORVIEW MORTGAGE LOAN TRUST	3.23% 19 Sep 2046	379,027.88	210,019
HCA INC	1% 17 Nov 2012	962,500.00	905,201
HEINZ (H.J.) FINANCE CO	6% 15 Mar 2012	3,900,000.00	3,936,410
HEWLETT PACKARD CO	0.59855% 13 Sep 2012	3,400,000.00	3,382,837
HEWLETT PACKARD CO	1.25% 13 Sep 2013	4,500,000.00	4,442,553
HEWLETT PACKARD CO	0.78611% 24 May 2013	4,400,000.00	4,356,691
HSBC FINANCE CORP	0.59975% 19 Jul 2012	5,200,000.00	5,122,109
HSBC FINANCE CORP	0.89625% 14 Sep 2012	10,660,000.00	10,501,049
HSI ASSET SECURITIZATION CORPO	5.18125% 25 Oct 2036	43,181.39	14,180
IASIS HEALTHCARE	1% 15 Mar 2014	2,977,500.01	2,880,731
ILLINOIS ST	3.321% 01 Jan 2013	3,600,000.00	3,660,552
ILLINOIS ST	2.926% 01 Feb 2013	200,000.00	202,230
ING BANK NV	1% 18 Oct 2013	5,000,000.00	4,854,415
ING BANK NV	3.9% 19 Mar 2014	3,200,000.00	3,376,042
INTELSAT JACKSON HLDG TERM B	4% 03 Apr 2018	2,982,499.99	2,966,991
INTELSAT JACKSON HLDGS S A	1% 02 Apr 2018	997,500.00	992,313
INTESA SANPAOLO NEW YORK	2.375% 21 Dec 2012	3,000,000.00	2,790,690
INTESA SANPAOLO SPA	1% 24 Feb 2014	6,600,000.00	5,810,944
ISTAR FINANCIAL INC	1% 28 Jun 2013	1,178,159.34	1,173,800
ISTAR FINL INC	1% 28 Jun 2013	1,770,685.38	1,764,134
JAPANESE YEN		910,214.00	11,830
JP MORGAN CHASE BANK NA	0.62969% 13 Jun 2016	1,700,000.00	1,521,446
JP MORGAN CHASE COMMERCIAL MOR	5.42% 15 Jan 2049	11,500,000.00	12,432,087
JP MORGAN CHASE COMMERCIAL MOR	1% 15 Nov 2043	467,349.51	473,180
JP MORGAN CHASE COMMERCIAL MOR	3.341% 15 Jul 2046	7,600,000.00	7,846,582
JP MORGAN MORTGAGE TRUST	3.03184% 25 Jul 2035	1,901,374.11	1,334,278
JPMORGAN CHASE + CO	1.07375% 24 Jan 2014	900,000.00	886,377
JPN BANK FOR INT L COOP	4.375% 26 Nov 2012	6,000,000.00	6,192,000
KFW	2.5% 28 May 2013	6,000,000.00	6,138,942
KINDER MORGAN ENER PART	3.5% 01 Mar 2016	2,800,000.00	2,911,219
KOREA DEVELOPMENT BANK	5.3% 17 Jan 2013	7,350,000.00	7,559,049
KRAFT FOODS INC	6.25% 01 Jun 2012	210,000.00	214,574
LB UBS COMMERCIAL MORTGAGE TRU	6.76% 15 Dec 2032	1,400,000.00	1,392,654
LB UBS COMMERCIAL MORTGAGE TRU	5.156% 15 Feb 2031	550,000.00	606,777
LEHMAN BROTHERS FLOATING RATE	0.498% 15 Jun 2022	859,611.26	836,776
LEHMAN BROTHERS HOLDINGS	1% 23 Jan 2049	5,300,000.00	1,351,500
LEHMAN BROTHERS HOLDINGS	5.625% 24 Jan 2013	4,100,000.00	1,076,250
LEHMAN XS TRUST	1% 25 Apr 2046	95,112.51	83,771
LLOYDS TSB BANK PLC	1% 02 Apr 2012	10,000,000.00	10,022,940
LLOYDS TSB BANK PLC	4.875% 21 Jan 2016	4,100,000.00	3,995,794
LONG BEACH MORTGAGE LOAN TRUST	1% 25 Oct 2034	3,092.27	2,273
LSI OPEN POSITION NET ASSET	0% 31 Dec 2060	173,183.13	76,201
MASSACHUSETTS EDUCATIONAL FINA	1.22375% 25 Apr 2038	1,789,553.97	1,755,660
MASTR ALTERNATIVE LOANS TRUST	3.295% 25 Mar 2036	440,890.12	96,315
MERRILL LYNCH + CO	0.75722% 05 Jun 2012	5,200,000.00	5,100,810
MERRILL LYNCH + CO	5.45% 05 Feb 2013	8,105,000.00	8,163,915
MERRILL LYNCH + CO	6.15% 25 Apr 2013	3,900,000.00	3,936,539
MERRILL LYNCH + CO	5.45% 15 Jul 2014	400,000.00	396,629
MERRILL LYNCH + CO	1% 15 Jan 2015	700,000.00	609,069
MERRILL LYNCH + CO	1.306% 30 May 2014	2,200,000.00	2,467,267
MERRILL LYNCH/COUNTRYWIDE COMM	1% 12 Dec 2049	7,626,000.00	8,209,877
MET LIFE GLOB FUNDING I	2.5% 11 Jan 2013	1,425,000.00	1,442,264
MEXICAN PESO (NEW)		34,675.23	2,485
MORGAN STANLEY	2.87625% 14 May 2013	7,500,000.00	7,201,665
MORGAN STANLEY	1.418% 13 Apr 2016	6,700,000.00	7,046,330
MORGAN STANLEY CAPITAL I	5.439% 12 Feb 2044	1,300,000.00	1,354,467
MORGAN STANLEY CAPITAL I	5.809% 12 Dec 2049	1,800,000.00	1,982,034
MORGAN STANLEY CAPITAL INC	1.04472% 25 Jul 2037	1,043,059.68	888,297

MORGAN STANLEY MORTGAGE LOAN T	6% 25 Jul 2047	302,726.16	205,735
MORGAN STANLEY MORTGAGE LOAN T	5.75% 25 Apr 2037	163,327.98	101,257
NATIONAL AUSTRALIA BANK	3.375% 08 Jul 2014	10,000,000.00	10,533,000
NATIONWIDE BLDG SOCIETY	1% 17 May 2012	8,100,000.00	8,102,179
NBCUNIVERSAL MEDIA LLC	3.65% 30 Apr 2015	7,000,000.00	7,388,283
NCUA GUARANTEED NOTES	0.6099% 06 Nov 2017	7,429,812.68	7,429,813
NEW JERSEY ST ECON DEV AUTH RE	1% 15 Jun 2013	3,000,000.00	3,000,660
NEW YORK LIFE GLOBAL FDG	0.886% 20 Dec 2013	4,400,000.00	5,609,915
NGPL PIPECO LLC	6.514% 15 Dec 2012	2,000,000.00	2,020,288
NISSAN MOTOR ACCEPTANCE	3.25% 30 Jan 2013	2,000,000.00	2,025,790
NOVELIS	1% 10 Mar 2017	5,940,000.01	5,859,810
OHIO POWER COMPANY	1% 16 Mar 2012	3,000,000.00	2,996,934
ORANGE + ROCKLAND UTILIT	2.5% 15 Aug 2015	400,000.00	409,214
PFIZER INC	5.35% 15 Mar 2015	15,300,000.00	17,307,146
POUND STERLING		335,791.24	521,853
QUINTILES TRANSNATL	5% 10 May 2018	3,581,999.98	3,525,404
QWEST CORP	3.5595% 15 Jun 2013	2,500,000.00	2,507,033
RABOBANK NEDERLAND	1.85% 10 Jan 2014	3,000,000.00	2,984,556
REALKREDIT DANMARK	2% 01 Jan 2012	81,500,000.00	14,234,938
REED ELSEVIER CAPITAL	7.75% 15 Jan 2014	595,000.00	663,853
REGIONS FINANCIAL CORP	4.875% 26 Apr 2013	3,100,000.00	3,030,250
REPUBLIC OF KOREA	4.25% 01 Jun 2013	6,275,000.00	6,487,672
RESIDENTIAL ACCREDIT LOANS, IN	6% 25 Jun 2036	1,488,445.79	861,182
RESIDENTIAL ACCREDIT LOANS, IN	3.3868% 25 Jun 2046	823,493.49	258,832
RESIDENTIAL ACCREDIT LOANS, IN	0.64606% 25 Oct 2045	347,240.37	176,520
RESIDENTIAL ASSET SECURITIZATI	0.64625% 25 Jan 2046	1,029,836.08	428,532
RESIDENTIAL FUNDING MTG SEC I	5.25% 25 Mar 2034	54,037.65	54,076
REYNOLDS AMERICAN INC	7.25% 01 Jun 2012	1,300,000.00	1,331,552
REYNOLDS GROUP HLDGS INC	1% 09 Aug 2018	3,651,141.00	3,636,536
ROCK TENN CO	0.01% 29 Mar 2017	995,000.00	996,294
ROCKIES EXPRESS PIPELINE	6.25% 15 Jul 2013	750,000.00	791,492
ROYAL BK OF SCOTLAND PLC	2.9126% 23 Aug 2013	7,100,000.00	6,825,692
ROYAL BK OF SCOTLAND PLC	1% 30 Mar 2012	8,800,000.00	8,798,530
SHELL INTERNATIONAL FIN	0.705% 22 Jun 2012	6,400,000.00	6,413,728
SL GREEN REALTY CORP	5% 15 Aug 2018	3,100,000.00	2,994,330
SLC STUDENT LOAN TRUST	3.71875% 15 Jun 2021	5,600,000.00	5,548,495
SLH OPEN POSITION NET ASSET	0% 31 Dec 2060	745,897.35	186,474
SLM CORP	5% 01 Oct 2013	900,000.00	900,000
SLM CORP	8.45% 15 Jun 2018	1,500,000.00	1,545,000
SLM STUDENT LOAN TRUST	3.865% 25 Jan 2022	3,000,000.00	2,879,068
SLM STUDENT LOAN TRUST	0.81578% 25 Oct 2017	4,600,000.00	4,585,213
SLM STUDENT LOAN TRUST	2.0601% 25 Apr 2023	6,637,206.17	6,790,018
SMALL BUSINESS ADMINISTRATION	5.725% 10 Sep 2018	649,611.24	719,917
SOCIETE GENERALE SCF	1.0265% 19 Jun 2013	2,000,000.00	2,000,914
SPRINGLEAF FINANCE CORP	4.875% 15 Jul 2012	300,000.00	288,000
SPRINGLEAF FINANCE CORP	5.85% 01 Jun 2013	700,000.00	616,000
SPRINGLEAF TLB	1% 10 May 2017	11,000,000.00	9,616,200
SSGA	G STIFF ERISA QUALIFIED	1,370,986.00	1,370,986
STADSHYPOTEK AB	1% 30 Sep 2013	300,000.00	299,534
STANDARD CHARTERED PLC	5.5% 18 Nov 2014	9,200,000.00	9,739,046
STRUCTURED ASSET MORTGAGE INVE	0.404% 25 May 2046	1,960,836.09	929,097
STRUCTURED ASSET MORTGAGE INVE	0.44063% 25 Apr 2036	939,398.04	492,144
SUNCORP METWAY LTD	1% 16 Jul 2012	10,000,000.00	10,076,430
SUNGARD DATA SYS INC	1% 28 Feb 2014	5,000,000.00	4,892,000
SVENSKA HANDELSBANKEN AB	2.875% 14 Sep 2012	6,700,000.00	6,763,362
SWAP BARCLAYS BOC	SWAP CASH COLLATERAL USD	-1,680,000.00	(1,680,000)
SWAP BNP PARIBAS BOC	SWAP CASH COLLATERAL USD	-2,350,000.00	(2,350,000)
SWAP CITIBANK COC	SWAP CASH COLLATERAL USD	2,360,000.00	2,360,000
SWAP CSFB BOC	SWAP CASH COLLATERAL USD	-650,000.00	(650,000)
SWAP DEUTSCHE COC	SWAP CASH COLLATERAL USD	80,000.00	80,000
SWAP GOLDMAN BOC	SWAP CASH COLLATERAL USD	-240,000.00	(240,000)
SWAP HSBC BOC	SWAP CASH COLLATERAL USD	-3,390,000.00	(3,390,000)
SWAP JPM CHASE COC	SWAP CASH COLLATERAL USD	280,000.00	280,000
SWPC013K8 CDS USD P V 03MEVENT	1% 20 Dec 2012	-13,000,000.00	(13,000,000)
SWPC013K8 CDS USD R F 1.00000	1% 20 Dec 2012	13,000,000.00	12,920,835
SWPC024K5 CDS USD P V 03MEVENT	1% 20 Dec 2015	-8,950,000.00	(8,950,000)
SWPC024K5 CDS USD R F 1.00000	1% 20 Dec 2015	8,950,000.00	8,957,633
SWPC038Q6 CDS USD P F 1.00000	1% 20 Jun 2013	-2,500,000.00	(2,500,000)
SWPC038Q6 CDS USD R V 03MEVENT	1% 20 Jun 2013	2,500,000.00	2,489,322
SWPC070P7 CDS USD P V 03MEVENT	1% 20 Sep 2012	-200,000.00	(200,000)
SWPC070P7 CDS USD R F 1.00000	1% 20 Sep 2012	200,000.00	194,176
SWPC075P2 CDS USD P V 03MEVENT	1% 20 Sep 2016	-2,000,000.00	(2,000,000)
SWPC075P2 CDS USD R F 1.00000	1% 20 Sep 2016	2,000,000.00	2,020,749
SWPC157L2 CDS USD P V 03MEVENT	1% 20 Mar 2014	-3,200,000.00	(3,200,000)

SWPC157L2 CDS USD R F 1.00000	1% 20 Mar 2014	3,200,000.00	3,222,900
SWPC26AR2 CDS USD P V 03MEVENT	1% 20 Mar 2021	-3,600,000.00	(3,600,000)
SWPC26AR2 CDS USD R F .98000	0.98% 20 Mar 2021	3,600,000.00	3,571,393
SWPC302N2 CDS EUR P V 03MEVENT	1% 20 Sep 2012	-3,000,000.00	(3,894,450)
SWPC302N2 CDS EUR R F .25000	0.25% 20 Sep 2012	3,000,000.00	3,895,129
SWPC32MM8 CDS USD P V 03MEVENT	1% 20 Mar 2021	-1,000,000.00	(1,000,000)
SWPC32MM8 CDS USD R F 3.40000	3.4% 20 Mar 2021	1,000,000.00	1,022,281
SWPC32MN6 CDS USD P V 03MEVENT	1% 20 Mar 2021	-1,100,000.00	(1,100,000)
SWPC32MN6 CDS USD R F 3.30000	3.3% 20 Mar 2021	1,100,000.00	1,118,951
SWPC40417 CDS USD P V 00MEVENT	1% 20 Dec 2012	-9,386,487.00	(9,386,487)
SWPC40417 CDS USD R F 2.05250	2.052% 20 Dec 2012	9,386,487.00	9,549,401
SWPC404H2 CDS USD P V 03MEVENT	1% 20 Jun 2015	-300,000.00	(300,000)
SWPC404H2 CDS USD R F 5.00000	5% 20 Jun 2015	300,000.00	342,377
SWPC410H4 CDS USD P V 03MEVENT	1% 20 Jun 2015	-700,000.00	(700,000)
SWPC410H4 CDS USD R F 5.00000	5% 20 Jun 2015	700,000.00	798,881
SWPC423H9 CDS USD P V 03MEVENT	1% 20 Jun 2015	-4,700,000.00	(4,700,000)
SWPC423H9 CDS USD R F 5.00000	5% 20 Jun 2015	4,700,000.00	5,363,914
SWPC439M0 CDS JPY P V 03MEVENT	1% 20 Jun 2012	-183,000,000.00	(2,378,477)
SWPC439M0 CDS JPY R F 1.00000	1% 20 Jun 2012	183,000,000.00	2,299,136
SWPC450M4 CDS JPY P V 03MEVENT	1% 20 Jun 2013	-177,000,000.00	(2,300,494)
SWPC450M4 CDS JPY R F 1.00000	1% 20 Jun 2013	177,000,000.00	2,039,844
SWPC528K6 CDS USD P V 03MEVENT	1% 20 Mar 2016	-500,000.00	(500,000)
SWPC528K6 CDS USD R F 1.00000	1% 20 Mar 2016	500,000.00	459,203
SWPC530K2 CDS USD P V 03MEVENT	1% 20 Mar 2016	-5,000,000.00	(5,000,000)
SWPC530K2 CDS USD R F 1.00000	1% 20 Mar 2016	5,000,000.00	4,592,032
SWPC571N6 CDS USD P V 03MEVENT	1% 20 Sep 2012	-200,000.00	(200,000)
SWPC571N6 CDS USD R F 1.00000	1% 20 Sep 2012	200,000.00	194,176
SWPC572P0 CDS USD P V 03MEVENT	1% 20 Dec 2012	-1,500,000.00	(1,500,000)
SWPC572P0 CDS USD R F 1.00000	1% 20 Dec 2012	1,500,000.00	1,486,459
SWPC574P8 CDS USD P V 03MEVENT	1% 20 Dec 2012	-1,900,000.00	(1,900,000)
SWPC574P8 CDS USD R F 1.00000	1% 20 Dec 2012	1,900,000.00	1,901,292
SWPC583P7 CDS USD P V 03MEVENT	1% 20 Dec 2012	-500,000.00	(500,000)
SWPC583P7 CDS USD R F 1.00000	1% 20 Dec 2012	500,000.00	495,486
SWPC600P6 CDS USD P V 03MEVENT	1% 20 Dec 2012	-1,900,000.00	(1,900,000)
SWPC600P6 CDS USD R F 1.00000	1% 20 Dec 2012	1,900,000.00	1,908,022
SWPC608N3 CDS USD P V 03MEVENT	1% 20 Sep 2016	-5,300,000.00	(5,300,000)
SWPC608N3 CDS USD R F .25000	0.25% 20 Sep 2016	5,300,000.00	5,126,906
SWPC617P7 CDS USD P V 03MEVENT	1% 20 Dec 2012	-100,000.00	(100,000)
SWPC617P7 CDS USD R F 1.00000	1% 20 Dec 2012	100,000.00	100,422
SWPC626N1 CDS USD P V 03MEVENT	1% 20 Sep 2016	-6,000,000.00	(6,000,000)
SWPC626N1 CDS USD R F 1.00000	1% 20 Sep 2016	6,000,000.00	6,062,246
SWPC683N1 CDS USD P V 03MEVENT	1% 20 Sep 2016	-5,800,000.00	(5,800,000)
SWPC683N1 CDS USD R F 1.00000	1% 20 Sep 2016	5,800,000.00	5,860,171
SWPC691B7 CDS USD P F 1.20000	1.2% 20 Sep 2018	-6,000,000.00	(6,000,000)
SWPC691B7 CDS USD R V 00MEVENT	1% 20 Sep 2018	6,000,000.00	5,813,437
SWPC705N5 CDS USD P V 03MEVENT	1% 20 Sep 2012	-3,200,000.00	(3,200,000)
SWPC705N5 CDS USD R F 1.00000	1% 20 Sep 2012	3,200,000.00	3,104,262
SWPC723H6 CDS USD P V 03MEVENT	1% 20 Sep 2012	-1,100,000.00	(1,100,000)
SWPC723H6 CDS USD R F 1.00000	1% 20 Sep 2012	1,100,000.00	1,099,631
SWPC745N7 CDS USD P V 03MEVENT	1% 20 Sep 2012	-400,000.00	(400,000)
SWPC745N7 CDS USD R F 1.00000	1% 20 Sep 2012	400,000.00	388,033
SWPC748N4 CDS USD P V 03MEVENT	1% 20 Sep 2012	-400,000.00	(400,000)
SWPC748N4 CDS USD R F 1.00000	1% 20 Sep 2012	400,000.00	388,033
SWPC803K2 CDS USD P V 03MEVENT	1% 20 Mar 2016	-1,400,000.00	(1,400,000)
SWPC803K2 CDS USD R F 1.00000	1% 20 Mar 2016	1,400,000.00	1,134,350
SWPC958N9 CDS USD P V 03MEVENT	1% 20 Sep 2012	-1,200,000.00	(1,200,000)
SWPC958N9 CDS USD R F 1.00000	1% 20 Sep 2012	1,200,000.00	1,164,098
SWPC975N8 CDS USD P V 03MEVENT	1% 20 Sep 2012	-2,800,000.00	(2,800,000)
SWPC975N8 CDS USD R F 1.00000	1% 20 Sep 2012	2,800,000.00	2,716,230
SWU015757 IRS BRL P V 00MBRCDI	1% 02 Jan 2012	-9,400,000.00	(5,039,539)
SWU015757 IRS BRL R F 13.84500	13.845% 02 Jan 2012	9,400,000.00	5,502,373
SWU022084 IRS BRL P V 00MBRCDI	1% 02 Jan 2012	-53,700,000.00	(28,789,706)
SWU022084 IRS BRL R F 14.76500	14.765% 02 Jan 2012	53,700,000.00	32,049,824
SWU0356Q0 IRS USD P V 03MLIBOR	1% 15 Dec 2015	-63,700,000.00	(63,700,000)
SWU0356Q0 IRS USD R F 1.95000	1.95% 15 Dec 2015	63,700,000.00	66,024,324
SWU0420U3 IRS USD P F 3.00000	3% 16 Nov 2021	-7,000,000.00	(7,000,000)
SWU0420U3 IRS USD R V 03MLIBOR	1% 16 Nov 2021	7,000,000.00	6,373,683
SWU0707R4 IRS USD P F 2.25000	2.25% 21 Dec 2016	-18,000,000.00	(18,000,000)
SWU0707R4 IRS USD R V 03MLIBOR	1% 21 Dec 2016	18,000,000.00	17,103,796
SWU091378 IRS BRL P F 11.65000	11.65% 02 Jan 2012	-3,900,000.00	(2,090,873)
SWU091378 IRS BRL R V 01MCETIC	1% 02 Jan 2012	3,900,000.00	2,158,609
SWU095742 IRS BRL P F .00000	0% 02 Jan 2012	-17,300,000.00	(9,274,896)
SWU095742 IRS BRL R F .00000	0% 02 Jan 2012	17,300,000.00	10,990,016
TELEFONICA EMISIONES SAU	2.582% 26 Apr 2013	6,850,000.00	6,684,209

TEREX CORP	1% 28 Apr 2017	997,500.00	1,004,981
TEXAS ST TRANSPRTN COMMISSION	5.028% 01 Apr 2026	7,000,000.00	8,087,030
TIME WARNER CABLE INC	5.4% 02 Jul 2012	2,670,000.00	2,730,203
TIME WARNER INC	6.875% 01 May 2012	7,300,000.00	7,445,949
TOKYO ELECTRIC POWER CO	4.5% 24 Mar 2014	100,000.00	113,069
TOTAL CAPITAL SA	3% 24 Jun 2015	5,000,000.00	5,284,505
TRANSCONT GAS PIPE CORP	8.875% 15 Jul 2012	1,000,000.00	1,040,183
TRANSNEFT(TRANS CAP INV)	5.67% 05 Mar 2014	500,000.00	518,750
TRANSOCEAN INC	4.95% 15 Nov 2015	5,300,000.00	5,412,084
TREASURY BILL	0% 05 Apr 2012	11,700,000.00	11,699,474
TREASURY BILL	0.0575% 31 May 2012	2,800,000.00	2,799,566
TREASURY BILL	0.01% 28 Jun 2012	17,700,000.00	17,694,779
TREASURY BILL	0.05% 15 Mar 2012	9,500,000.00	9,499,668
TREASURY BILL	0.01% 22 Mar 2012	16,598,000.00	16,597,369
TREASURY BILL	0.000001% 29 Mar 2012	5,700,000.00	5,699,795
TREASURY BILL	0% 07 Jun 2012	4,300,000.00	4,299,162
TREASURY BILL	0.01% 14 Jun 2012	22,500,000.00	22,495,163
TREASURY BILL	0.05% 21 Jun 2012	15,500,000.00	15,496,203
TREASURY BILL	0% 23 Aug 2012	21,200,000.00	21,190,396
TREASURY BILL	0.045% 01 Mar 2012	18,000.00	18,000
UBS AG STAMFORD CT	2.25% 12 Aug 2013	6,500,000.00	6,442,053
US BANCORP	1.375% 13 Sep 2013	6,000,000.00	6,036,516
US DOLLAR		1,427,472.48	1,427,472
US TREASURY N/B	3.125% 15 May 2021	11,000,000.00	12,282,182
US TREASURY N/B	2.125% 15 Aug 2021	14,600,000.00	14,974,125
US TREASURY N/B	1% 31 Oct 2016	0.00	—
US TREASURY N/B	2% 15 Nov 2021	8,700,000.00	8,799,232
US TREASURY N/B	1.375% 30 Nov 2018	43,200,000.00	43,348,522
VIVENDI SA	5.75% 04 Apr 2013	1,200,000.00	1,253,699
WACHOVIA CORP	5.5% 01 May 2013	4,500,000.00	4,747,946
WACHOVIA CORP	5.25% 01 Aug 2014	1,300,000.00	1,371,205
WAMU MORTGAGE PASS THROUGH CER	2.7799% 25 Sep 2033	591,038.63	562,104
WAMU MORTGAGE PASS THROUGH CER	2.78311% 25 Aug 2035	3,495,295.38	3,116,916
WAMU MORTGAGE PASS THROUGH CER	4.886% 25 Jul 2047	588,484.44	339,785
WAMU MORTGAGE PASS THROUGH CER	5.933% 25 Aug 2046	1,653,074.59	921,001
WAMU MORTGAGE PASS THROUGH CER	5.384% 25 Aug 2046	1,251,501.03	815,880
WELLS FARGO BANK NA	1.4475% 16 May 2016	5,400,000.00	4,746,848
WELLS FARGO MORTGAGE BACKED SE	4.7043% 25 Dec 2033	561,950.38	568,009
WELLS FARGO MORTGAGE BACKED SE	4.592154% 25 Dec 2033	1,233,183.58	1,228,834
WELLS FARGO MORTGAGE BACKED SE	2.628452% 25 Mar 2036	802,038.56	619,139
WEST CORP FED CRED UNION	1.75% 02 Nov 2012	8,500,000.00	8,606,463
WESTPAC BANKING CORP	2.9% 10 Sep 2014	23,700,000.00	24,765,647
WRIGLEY WM JR CO	2.45% 28 Jun 2012	6,500,000.00	6,548,139
10YR US TREASURY NOTE FUTURES MAR12 XCBT		10,300,000.00	125,421
90DAY EURODOLLAR FUTURES CME DEC13 XCME		174,750,000.00	8,094
90DAY EURODOLLAR FUTURES CME JUN14 XCME		75,000,000.00	828,237

	Sub-Total: Fund 5736 8 of 13		$1,298,594,487

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Shares/ Par Value

	BHP BILLITON FIN USA LTD	1.125% 21 Nov 2014	5,500,000.00		$5,512,909
	COCA COLA AMATIL LTD	3.25% 02 Nov 2014	3,000,000.00		3,148,020
	BARRICK GOLD CORP	1.75% 30 May 2014	3,320,000.00		3,352,732
	FINANCEMENT QUEBEC	5% 25 Oct 2012	2,000,000.00		2,067,782
	NOVA SCOTIA PROVINCE	5.75% 27 Feb 2012	1,875,000.00		1,887,816
	ONTARIO (PROVINCE OF)	1.375% 27 Jan 2014	1,770,000.00		1,788,532
	TOTAL CAPITAL CANADA LTD	1.625% 28 Jan 2014	4,620,000.00		4,697,759
	TEVA PHARM FIN III	1.7% 21 Mar 2014	4,000,000.00		4,020,636
	SANOFI	1.625% 28 Mar 2014	5,000,000.00		5,087,535
	VIVENDI SA	5.75% 04 Apr 2013	1,540,000.00		1,608,913
	KFW	4.75% 15 May 2012	10,000,000.00		10,148,410
	SUMITOMO MITSUI BANKING	2.15% 22 Jul 2013	3,500,000.00		3,553,554
	REPUBLIC OF KOREA	4.25% 01 Jun 2013	3,840,000.00		3,970,145
	UNITED MEXICAN STATES	7.5% 14 Jan 2012	3,000,000.00		3,000,000
	VOLKSWAGEN INTL FIN NV	1.875% 01 Apr 2014	3,275,000.00		3,283,066
	UNILEVER NV	1% 11 Feb 2013	931,000.00		954,938
	STATOIL ASA	3.875% 15 Apr 2014	760,000.00		810,168
	TESCO PLC	2% 05 Dec 2014	3,195,000.00		3,228,372
	VODAFONE GROUP PLC	5% 16 Dec 2013	1,800,000.00		1,931,395

	VODAFONE GROUP PLC	5.35% 27 Feb 2012	2,250,000.00	2,265,343
	ALLTEL CORP	7% 01 Jul 2012	8,080,000.00	8,325,285
	ANHEUSER BUSCH INBEV WOR	1.5% 14 Jul 2014	2,800,000.00	2,820,012
	APACHE CORP	6.25% 15 Apr 2012	1,980,000.00	2,009,656
	BANK OF AMERICA CORP	4.9% 01 May 2013	1,895,000.00	1,896,533
	BEAR STEARNS COS LLC	5.35% 01 Feb 2012	5,000,000.00	5,017,090
	BOTTLING GROUP LLC	6.95% 15 Mar 2014	5,065,000.00	5,693,146
	CNA FINANCIAL CORP	5.85% 15 Dec 2014	2,860,000.00	3,013,622
	CAPITAL ONE FINANCIAL CO	2.125% 15 Jul 2014	4,835,000.00	4,773,015
	CATERPILLAR FINANCIAL SE	1.375% 20 May 2014	5,000,000.00	5,062,595
	CISCO SYSTEMS INC	1.625% 14 Mar 2014	1,935,000.00	1,971,266
	CITIGROUP INC	6.5% 19 Aug 2013	3,500,000.00	3,643,371
	CITIGROUP INC	5.5% 15 Oct 2014	4,250,000.00	4,369,200
	CITIGROUP INC	2.125% 30 Apr 2012	10,000,000.00	10,066,670
	CLOROX COMPANY	5.45% 15 Oct 2012	2,955,000.00	3,061,643
	COMCAST CABLE COMMUNICAT	7.125% 15 Jun 2013	3,000,000.00	3,255,099
	COMMONWEALTH EDISON	1.625% 15 Jan 2014	4,135,000.00	4,164,991
	CREDIT SUISSE USA INC	6.5% 15 Jan 2012	3,000,000.00	3,005,448
	DAIMLER FINANCE NA LLC	7.3% 15 Jan 2012	495,000.00	495,922
	DELL INC	1.4% 10 Sep 2013	2,040,000.00	2,053,546
	DIRECTV HOLDINGS/FING	7.625% 15 May 2016	4,133,000.00	4,386,146
	DOMINION RESOURCES INC	1.8% 15 Mar 2014	2,000,000.00	2,036,342
	DOW CHEMICAL CO/THE	6% 01 Oct 2012	900,000.00	934,669
	DR PEPPER SNAPPLE GROUP	2.35% 21 Dec 2012	7,000,000.00	7,096,936
	ECOLAB INC	2.375% 08 Dec 2014	3,925,000.00	4,001,235
	ENTERPRISE PRODUCTS OPER	4.6% 01 Aug 2012	2,995,000.00	3,039,065
	EXPRESS SCRIPTS HOLDING	6.25% 15 Jun 2014	2,740,000.00	2,986,425
	FREDDIE MAC	1% 20 Aug 2014	30,000,000.00	30,189,660
	FANNIE MAE	1.25% 27 Feb 2014	19,605,000.00	19,888,449
	FANNIE MAE	1.125% 27 Jun 2014	40,000,000.00	40,519,080
	FREDDIE MAC	0.625% 29 Dec 2014	17,620,000.00	17,607,102
	GILEAD SCIENCES INC	2.4% 01 Dec 2014	3,090,000.00	3,145,645
	GOLDMAN SACHS GROUP INC	6.6% 15 Jan 2012	1,800,000.00	1,802,376
	GOLDMAN SACHS GROUP INC	5.15% 15 Jan 2014	4,770,000.00	4,860,787
	GOOGLE INC	1.25% 19 May 2014	7,355,000.00	7,465,678
	HEWLETT PACKARD CO	6.125% 01 Mar 2014	2,330,000.00	2,512,327
	INTL BK RECON + DEVELOP	0.5% 26 Nov 2013	16,275,000.00	16,255,324
	MERRILL LYNCH + CO	5.45% 05 Feb 2013	2,700,000.00	2,719,626
	METLIFE INC	2.375% 06 Feb 2014	4,000,000.00	4,055,812
	MIDAMERICAN ENERGY HLDGS	3.15% 15 Jul 2012	2,000,000.00	2,023,430
	MORGAN STANLEY	2.875% 28 Jul 2014	1,000,000.00	941,761
	MORGAN STANLEY	6% 13 May 2014	2,800,000.00	2,827,202
	NCUA GUARANTEED NOTES	1.4% 12 Jun 2015	3,065,000.00	3,104,814
	NATIONAL RURAL UTIL COOP	2.625% 16 Sep 2012	3,415,000.00	3,458,374
	NATIONWIDE FINANCIAL SER	5.9% 01 Jul 2012	2,990,000.00	3,024,493
	NEW YORK LIFE GLOBAL FDG	2.25% 14 Dec 2012	3,285,000.00	3,328,566
	OCCIDENTAL PETROLEUM COR	1.45% 13 Dec 2013	2,095,000.00	2,131,323
	PPL ENERGY SUPPLY LLC	5.4% 15 Aug 2014	2,720,000.00	2,935,383
	PLAINS ALL AMER PIPELINE	4.25% 01 Sep 2012	4,445,000.00	4,534,189
	PROCTER + GAMBLE CO/THE	0.7% 15 Aug 2014	3,500,000.00	3,517,059
*	PRUDENTIAL FINANCIAL INC	2.75% 14 Jan 2013	6,000,000.00	6,051,696
	PUB SVC ELEC + GAS	6.33% 01 Nov 2013	1,000,000.00	1,093,245
	PUB SVC ELEC + GAS	0.85% 15 Aug 2014	5,000,000.00	4,998,445
	ROCHE HLDGS INC	5% 01 Mar 2014	4,645,000.00	5,024,975
	SSGA	G STIFF ERISA QUALIFIED	25,238,476.47	25,238,476
	SEMPRA ENERGY	2% 15 Mar 2014	2,000,000.00	2,025,338
	TD AMERITRADE HOLDING CO	2.95% 01 Dec 2012	4,000,000.00	4,049,996
	THERMO FISHER SCIENTIFIC	2.15% 28 Dec 2012	4,670,000.00	4,726,049
	TIME WARNER CABLE INC	7.5% 01 Apr 2014	1,525,000.00	1,707,474
	UNIONBANCAL CORPORATION	5.25% 16 Dec 2013	2,780,000.00	2,860,239
	TREASURY BILL	0.000001% 29 Mar 2012	10,935,000.00	10,934,475
	TREASURY BILL	0.01% 26 Apr 2012	6,555,000.00	6,554,535
	US TREASURY N/B	3.625% 15 May 2013	35,430,000.00	37,074,165
	US TREASURY N/B	4% 15 Feb 2014	37,750,000.00	40,711,035
	US TREASURY N/B	4.25% 15 Nov 2014	106,525,000.00	118,275,986
	US TREASURY N/B	2.5% 31 Mar 2013	25,000,000.00	25,712,900
	US TREASURY N/B	3.125% 31 Aug 2013	131,455,000.00	137,719,619
	US TREASURY N/B	1.75% 31 Mar 2014	4,280,000.00	4,420,102
	US TREASURY N/B	1.875% 30 Apr 2014	63,720,000.00	66,029,850
	US TREASURY N/B	2.625% 31 Jul 2014	56,165,000.00	59,460,313
	US TREASURY N/B	2.375% 31 Aug 2014	15,355,000.00	16,175,540
	US TREASURY N/B	1.375% 15 Mar 2013	17,080,000.00	17,323,527
	US TREASURY N/B	1.375% 15 May 2013	79,060,000.00	80,313,813
	US TREASURY N/B	1.125% 15 Jun 2013	68,460,000.00	69,361,207

US TREASURY N/B	0.75% 15 Sep 2013	23,085,000.00	23,282,492
US TREASURY N/B	1.25% 15 Apr 2014	56,870,000.00	58,100,724
US TREASURY N/B	0.625% 28 Feb 2013	2,180,000.00	2,191,325
US TREASURY N/B	0.75% 31 Mar 2013	8,765,000.00	8,825,943
US TREASURY N/B	0.375% 30 Jun 2013	8,720,000.00	8,740,780
US TREASURY N/B	0.5% 15 Aug 2014	12,100,000.00	12,154,825
US TREASURY N/B	0.25% 15 Sep 2014	1,800,000.00	1,795,500
US TREASURY N/B	0.125% 30 Sep 2013	625,000.00	623,755
US TREASURY N/B	0.5% 15 Oct 2014	24,070,000.00	24,169,674
US TREASURY N/B	0.25% 15 Dec 2014	1,200,000.00	1,196,063
VERIZON COMMUNICATIONS	1.95% 28 Mar 2014	8,975,000.00	9,160,388
WELLS FARGO + COMPANY	4.375% 31 Jan 2013	2,215,000.00	2,289,205
WYETH LLC	5.5% 01 Feb 2014	5,175,000.00	5,673,146

	Sub-Total: Fund 5737 9 of 13		$1,254,392,228

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Shares/ Par Value

	10YR US TREASURY NOTE FUTURES MAR11 XCBT		6,700,000.00		$226,063
	30YR US TREASURY BOND FUTURES MAR11 XCBT		1,800,000.00		82,687.50
	30YR US TREASURY BOND FUTURES MAR12 XCBT		1,800,000.00		(6,483.51)
	BANC OF AMERICA COMMERCIAL MOR	5.65787% 10 Jun 2049	3,297,163.31		3,330,247
	BANC OF AMERICA COMMERCIAL MOR	0.43125% 10 Jun 2049	3,297,163.30		3,254,376
	BANC OF AMERICA COMMERCIAL MOR	5.492% 10 Feb 2051	7,000,000.00		7,556,045
	BEAR STEARNS ADJUSTABLE RATE M	4.1836771% 25 Feb 2035	1,177,326.01		828,462
	BEAR STEARNS ADJUSTABLE RATE M	2.176798% 25 Jul 2033	1,621,319.09		1,401,702
	BEAR STEARNS COMMERCIAL MORTGA	5.331% 11 Feb 2044	4,700,000.00		4,949,203
	CITIBANK OMNI MASTER TRUST	1% 16 May 2016	2,000,000.00		2,012,284
	CITIGROUP	FUTURES CASH COLLATERAL	16,000.00		16,000
	CITIGROUP COMMERCIAL MORTGAGE	5.888381% 10 Dec 2049	2,800,000.00		3,087,008
	CITIGROUP MORTGAGE LOAN TRUST	5.624963% 25 Nov 2036	3,013,743.77		1,594,129
	CITIGROUP REPO	0.07% 03 Jan 2012	6,600,000.00		6,600,000
	CITIGROUP/DEUTSCHE BANK COMMER	5.205% 11 Dec 2049	2,277,038.81		2,305,657
	CITIGROUP/DEUTSCHE BANK COMMER	5.886% 15 Nov 2044	7,000,000.00		7,758,394
	CITIGROUP/DEUTSCHE BANK COMMER	5.617% 15 Oct 2048	9,954,000.00		10,904,657
	COUNTRYWIDE ALTERNATIVE LOAN T	5.5% 25 Oct 2035	8,072,205.53		6,488,229
	COUNTRYWIDE HOME LOANS	6% 25 May 2037	7,404,103.34		5,800,182
	CREDIT SUISSE	1% 31 Dec 2030	-710,000.00		(710,000)
	CREDIT SUISSE MORTGAGE CAPITAL	5.782835% 12 Apr 2049	8,684,090.20		9,143,270
	CREDIT SUISSE MORTGAGE CAPITAL	5.7232% 15 Jun 2039	6,900,000.00		7,243,758
	CREDIT SUISSE MORTGAGE CAPITAL	1% 15 Feb 2022	2,088,542.86		2,005,001
	CS FIRST BOSTON MORTGAGE SECUR	5.5% 25 Apr 2033	3,019,549.13		3,156,609
	CS FIRST BOSTON MORTGAGE SECUR	5.75% 22 Apr 2033	1,477,964.49		1,487,924
	FANNIE MAE	6.5% 25 Jul 2029	2,405,641.63		2,848,894
	FANNIE MAE	6.5% 25 Sep 2029	3,461,598.53		3,954,826
	FANNIE MAE	6% 25 Sep 2031	7,560,308.91		8,488,105
	FANNIE MAE	8.35825% 25 Aug 2023	6,040,393.04		6,736,092
	FANNIE MAE	5% 25 Dec 2030	1,716,812.50		1,732,570
	FANNIE MAE	4% 25 Oct 2017	1,666,090.61		1,691,194
	FANNIE MAE	5% 25 Mar 2035	289,897.40		290,343
	FANNIE MAE	4.5% 25 Jul 2032	3,439,134.75		3,510,405
	FANNIE MAE	0.78719% 25 May 2036	4,521,027.63		4,513,498
	FANNIE MAE	7% 25 Jul 2039	6,742,178.40		7,519,298
	FANNIE MAE	1% 25 Jun 2036	200,412.86		202,423
	FANNIE MAE	5% 25 Aug 2037	20,000,000.00		22,345,096
	FANNIE MAE	6.20825% 25 Apr 2040	8,644,368.30		1,204,934
	FANNIE MAE BENCHMARK REMIC	5.5% 25 Jun 2037	16,074,530.24		18,629,521
	FANNIEMAE WHOLE LOAN	7.11557% 25 Aug 2037	4,840,044.40		5,295,749
	FED HM LN PC POOL B14914	5% 01 Jun 2019	31,743.20		34,191
	FED HM LN PC POOL B15130	5% 01 Jun 2019	456,065.16		493,590
	FED HM LN PC POOL B15170	5% 01 Jul 2019	163,179.19		175,892
	FED HM LN PC POOL B15591	5% 01 Jul 2019	126,360.62		136,205
	FED HM LN PC POOL E01479	3.5% 01 Sep 2018	5,081,082.20		5,371,700
	FED HM LN PC POOL G01827	4.5% 01 Jun 2035	7,414,768.76		7,877,706
	FED HM LN PC POOL G01838	5% 01 Jul 2035	4,849,959.83		5,218,425
	FEDERAL NATL MTG ASSN	6.8505% 25 Oct 2034	12,526,265.49		2,292,457
	FEDERAL NATL MTG ASSN	0% 25 May 2037	9,675,945.24		1,558,764
	FEDERAL NATL MTG ASSN GTD	6.4064% 25 Oct 2035	24,314,117.85		3,986,587
	FHLMC TBA JAN 30 GOLD SINGLE	5% 01 Dec 2099	5,000,000.00		5,372,656
	FHLMC TBA JAN 30 GOLD SINGLE	5.5% 01 Dec 2099	10,000,000.00		10,850,000

FHLMC GOLD TBA 30 YR	4% 01 Dec 2099	36,000,000.00	37,755,000
FNMA TBA FEB 30 SINGLE FAM	6% 01 Dec 2099	8,000,000.00	8,790,000
FNMA TBA JAN 30 SINGLE FAM	4.5% 01 Dec 2099	39,000,000.00	41,498,438
FNMA TBA JAN 30 SINGLE FAM	5% 01 Dec 2099	34,000,000.00	36,730,625
FNMA POOL 251890	6.5% 01 Aug 2018	119,195.24	132,683
FNMA POOL 254634	5.5% 01 Feb 2023	2,133,138.80	2,339,862
FNMA POOL 255059	5.5% 01 Dec 2033	4,988,721.92	5,435,861
FNMA POOL 429715	6.5% 01 Apr 2018	127,702.80	142,154
FNMA POOL 457274	2.445% 01 Oct 2028	21,178.43	22,476
FNMA POOL 468551	3.98% 01 Jul 2021	6,750,000.00	7,339,229
FNMA POOL 469086	3.15% 01 Sep 2018	3,825,000.00	4,010,402
FNMA POOL 469616	3.5% 01 Nov 2021	4,993,209.95	5,335,635
FNMA POOL 499479	6.5% 01 Jun 2029	134,554.14	153,817
FNMA POOL 526993	6.17% 01 Nov 2028	504,573.80	542,773
FNMA POOL 555811	4% 01 Oct 2018	5,210,377.00	5,549,782
FNMA POOL 559810	1.558% 01 Aug 2040	151,852.56	155,218
FNMA POOL 691210	6% 01 Jan 2037	351,592.34	387,863
FNMA POOL 745150	4.5% 01 Jun 2020	3,436,894.75	3,685,513
FNMA POOL 745390	2.527% 01 Feb 2036	6,341,715.25	6,678,406
FNMA POOL 785677	5% 01 Jul 2019	95,619.72	103,547
FNMA POOL 785721	5% 01 Jul 2019	1,124,960.08	1,215,236
FNMA POOL 831368	6% 01 Apr 2036	1,800,705.75	1,986,467
FNMA POOL 888129	5.5% 01 Feb 2037	5,726,829.44	6,247,815
FNMA POOL 889334	6% 01 Feb 2038	2,696,135.02	2,971,742
FNMA POOL 889995	5.5% 01 Sep 2038	4,627,161.32	5,042,323
FNMA POOL 891580	6% 01 Jul 2036	12,576.44	13,874
FNMA POOL 898318	6% 01 Nov 2036	264,416.94	291,694
FNMA POOL 899601	5.5% 01 Jul 2047	9,310,058.13	10,072,647
FNMA POOL 928031	6% 01 Jan 2037	1,998,588.31	2,204,763
FNMA POOL 931790	4.5% 01 Aug 2039	536,693.08	576,096
FNMA POOL 932850	4% 01 Dec 2040	1,754,308.35	1,844,535
FNMA POOL 938224	6% 01 Jul 2037	394,038.31	434,318
FNMA POOL AA1810	5% 01 Jan 2039	92,264.74	99,721
FNMA POOL AA4656	4% 01 May 2039	341,878.96	359,462
FNMA POOL AA6435	6% 01 May 2040	323,663.42	359,076
FNMA POOL AB1545	4.5% 01 Oct 2040	4,832,131.52	5,146,123
FNMA POOL AB2084	4% 01 Jan 2041	1,954,085.59	2,054,587
FNMA POOL AB2527	4% 01 Mar 2041	968,577.22	1,018,393
FNMA POOL AC1254	4% 01 Aug 2039	155,006.87	164,844
FNMA POOL AC1416	4% 01 Aug 2039	24,704.82	25,975
FNMA POOL AC6861	4% 01 Nov 2039	788,653.84	829,215
FNMA POOL AC9268	4% 01 Dec 2040	1,976,702.67	2,078,367
FNMA POOL AD1952	4% 01 Feb 2040	1,055,988.18	1,110,299
FNMA POOL AD9871	4% 01 Oct 2040	797,348.46	842,967
FNMA POOL AE0113	4% 01 Jul 2040	172,765.34	181,749
FNMA POOL AE0828	3.5% 01 Feb 2041	13,513,223.17	13,909,765
FNMA POOL AE3764	4% 01 Nov 2040	1,571,236.85	1,652,048
FNMA POOL AE4440	4% 01 Oct 2040	970,310.97	1,020,216
FNMA POOL AE6173	4% 01 Nov 2040	50,622.68	53,226
FNMA POOL AE6214	4% 01 Dec 2040	27,153.36	28,550
FNMA POOL AE6230	4% 01 Dec 2040	28,257.31	29,711
FNMA POOL AE6254	4% 01 Jan 2041	789,949.82	830,578
FNMA POOL AE6443	4% 01 Nov 2040	930,190.41	978,032
FNMA POOL AE6996	4% 01 Oct 2040	102,322.04	107,585
FNMA POOL AE8287	4% 01 Nov 2040	8,859,036.54	9,314,670
FNMA POOL AE8349	6% 01 Aug 2037	291,149.78	323,550
FNMA POOL AE8791	4% 01 Oct 2040	97,048.66	102,040
FNMA POOL AE9262	4% 01 Dec 2040	192,471.44	202,371
FNMA POOL AE9544	4% 01 Nov 2040	939,545.18	987,867
FNMA POOL AH0034	4% 01 Jan 2041	906,654.93	953,286
FNMA POOL AH0297	4% 01 Dec 2040	1,346,132.47	1,415,366
FNMA POOL AH0346	4% 01 Feb 2041	672,972.98	707,585
FNMA POOL AH0527	4% 01 Dec 2040	8,782,163.61	9,233,843
FNMA POOL AH0622	4% 01 Jan 2041	453,610.59	476,940
FNMA POOL AH1021	4% 01 Dec 2040	455,258.59	478,673
FNMA POOL AH1406	4% 01 Jan 2041	376,258.71	395,610
FNMA POOL AH1560	4% 01 Jan 2041	1,913,248.43	2,011,650
FNMA POOL AH1759	4% 01 Dec 2040	986,404.42	1,037,137
FNMA POOL AH1839	4% 01 Dec 2040	85,791.37	90,204
FNMA POOL AH2800	4% 01 Jan 2041	2,204,232.90	2,317,600
FNMA POOL AH3111	4% 01 Jan 2041	1,452,857.93	1,528,035
FNMA POOL AH3200	4% 01 Feb 2041	799,501.30	840,621
FNMA POOL AH3394	4% 01 Jan 2041	939,992.56	988,338
FNMA POOL AH3474	4% 01 Jan 2041	97,431.83	102,443

FNMA POOL AH3781	4% 01 Feb 2041	1,055,392.12	1,109,673
FNMA POOL AH3810	4% 01 Feb 2041	837,963.84	881,062
FNMA POOL AH4521	4% 01 Feb 2041	492,929.31	518,281
FNMA POOL AH4633	4% 01 Jan 2041	1,104,106.31	1,160,892
FNMA POOL AH4860	4% 01 Jan 2041	988,478.52	1,039,317
FNMA POOL AH5575	4% 01 Feb 2041	75,892.12	79,795
FNMA POOL AH5778	4% 01 Feb 2041	812,378.81	854,415
FNMA POOL AH5857	3.5% 01 Feb 2041	2,877,443.19	2,961,881
FNMA POOL AH5858	4% 01 Feb 2041	102,094.28	107,345
FNMA POOL AH7288	4% 01 Mar 2041	362,173.12	380,913
FNMA POOL AI0956	4% 01 Mar 2041	993,770.67	1,045,192
FNMA POOL AI1707	4% 01 Mar 2041	428,274.18	450,301
FNMA POOL AI9583	4% 01 Oct 2041	968,834.02	1,018,965
FNMA POOL MA0614	4% 01 Jan 2041	3,799,244.38	3,994,645
FNMA TBA 30YR SINGLE FAMILY JA	3.5% 01 Dec 2099	-3,950,000.00	(4,062,328)
FNMA TBA 30YR SINGLE FAMILY JA	3.5% 01 Dec 2099	-9,000,000.00	(9,255,938)
FNMA TBA SINGLE FAMILY JAN 15	4% 01 Dec 2099	-3,000,000.00	(3,163,594)
FNMA TBA SINGLE FAMILY MORTGAG	4% 01 Dec 2099	14,000,000.00	14,706,563
FNMA TBA SINGLE FAMILY MORTGAG	4% 01 Dec 2099	-72,000,000.00	(75,633,754)
FNR 2007 45 SM	0% 25 Jun 2036	6,603,676.82	914,547
FREDDIE MAC	6% 15 Oct 2031	4,086,898.80	4,404,751
FREDDIE MAC	6.5% 15 Feb 2026	2,273,391.46	2,570,083
FREDDIE MAC	6% 15 Jul 2023	1,192,095.17	1,315,605
FREDDIE MAC	6% 15 Dec 2028	1,445,578.23	1,658,913
FREDDIE MAC	4% 15 Nov 2040	6,160,843.01	6,266,357
FREDDIE MAC	0.73525% 15 Jul 2041	3,597,974.36	3,587,060
FREDDIE MAC	5.5% 15 Nov 2032	12,471,369.48	13,462,595
FREDDIE MAC	5% 15 Aug 2031	1,665,884.47	1,677,733
FREDDIE MAC	5% 15 Apr 2033	9,246,013.86	10,302,641
FREDDIE MAC	4.25% 15 Jan 2018	2,490,448.20	2,578,468
FREDDIE MAC	5% 15 Jul 2033	4,920,690.08	5,155,211
FREDDIE MAC	5% 15 Aug 2023	13,343,000.00	15,086,631
FREDDIE MAC	8.655% 15 Oct 2033	1,099,447.62	1,125,891
FREDDIE MAC	8.637374% 15 Nov 2033	4,147,810.35	4,257,685
FREDDIE MAC	0.01% 15 Apr 2034	30,670.22	30,668
FREDDIE MAC	0.01% 15 Oct 2033	3,430,338.38	3,266,200
FREDDIE MAC	5% 15 Feb 2033	8,250,000.00	8,419,401
FREDDIE MAC	5.5% 15 Apr 2036	12,000,000.00	13,006,262
FREDDIE MAC	5% 15 Jun 2032	2,150,984.60	2,173,889
FREDDIE MAC	5% 15 Apr 2032	11,718,355.00	12,827,602
FREDDIE MAC	0.48313% 15 May 2037	5,445,023.85	5,410,512
FREDDIE MAC	5.5% 15 Jul 2037	11,468,294.73	13,403,432
GNMA I TBA JAN 30 SINGLE FAM	3.5% 01 Dec 2099	22,000,000.00	22,976,250
GNMA I TBA JAN 30 SINGLE FAM	4.5% 15 Dec 2099	2,000,000.00	2,179,062
GNMA II POOL 004539	4% 20 Sep 2039	482,474.30	516,835
GNMA II POOL 004770	4% 20 Aug 2040	399,903.77	428,634
GNMA II POOL 004833	4% 20 Oct 2040	1,268,725.67	1,359,479
GNMA II POOL 004853	4% 20 Nov 2040	3,290,002.59	3,525,340
GNMA II POOL 004977	4% 20 Mar 2041	1,480,040.85	1,585,910
GNMA II POOL 005175	4.5% 20 Sep 2041	7,930,470.30	8,666,268
GNMA II POOL 005203	4% 20 Oct 2041	79,996.12	85,693
GNMA II POOL 005233	4% 20 Nov 2041	12,997,630.00	13,923,304
GNMA II POOL 080594	6.375% 20 Apr 2032	391,271.41	404,940
GNMA II POOL 080869	1% 20 Apr 2034	927,187.20	960,370
GNMA II POOL 080965	3.5% 20 Jul 2034	1,223,169.20	1,258,230
GNMA II TBA JAN 30 JUMBOS	4% 01 Dec 2099	-20,000,000.00	(21,390,624)
GNMA II TBA JAN 30 JUMBOS	4.5% 01 Dec 2099	-7,900,000.00	(8,603,593)
GNMA POOL 367097	4.5% 15 Jul 2041	499,999.94	545,422
GNMA POOL 467128	6.5% 15 Aug 2028	20,429.45	23,685
GNMA POOL 546211	4.5% 15 Apr 2040	30,084.98	32,818
GNMA POOL 546215	4.5% 15 Apr 2040	917,889.63	1,001,274
GNMA POOL 604548	4.5% 15 Aug 2033	6,207,852.15	6,810,595
GNMA POOL 608288	4.5% 15 Sep 2033	627,749.38	688,700
GNMA POOL 698481	4.5% 15 Aug 2039	157,925.08	172,617
GNMA POOL 704411	4.5% 15 Mar 2039	1,581,278.87	1,728,387
GNMA POOL 710712	4.5% 15 Jul 2039	133,286.62	145,686
GNMA POOL 713872	4.5% 15 Sep 2039	54,978.22	60,093
GNMA POOL 718150	4.5% 15 Feb 2040	69,386.70	75,690
GNMA POOL 720159	4.5% 15 Jul 2039	342,166.56	373,999
GNMA POOL 729014	4.5% 15 Feb 2040	71,676.83	78,188
GNMA POOL 733746	4.5% 15 Jun 2040	152,047.02	165,860
GNMA POOL 734398	4.5% 15 Apr 2041	30,205.36	32,949
GNMA POOL 737086	4.5% 15 Aug 2040	1,687,112.28	1,840,376
GNMA POOL 737269	4.5% 15 May 2040	767,057.52	836,740

GNMA POOL 739184	4.5% 15 Jul 2040	183,942.89	200,653
GNMA POOL 741032	4.5% 15 Aug 2040	146,567.53	159,882
GNMA POOL 741151	4.5% 15 Sep 2040	99,999.47	109,084
GNMA POOL 745133	4.5% 15 Jun 2040	46,647.97	50,886
GNMA POOL 765337	4.5% 15 Jun 2041	399,960.53	436,294
GOLDMAN SACHS NG TRI PARTY	0.11% 03 Jan 2012	10,000,000.00	10,000,000
GOVERNMENT NATIONAL MORTGAGE A	6% 16 Jun 2032	9,071,837.82	10,313,546
GOVERNMENT NATIONAL MORTGAGE A	5% 16 Mar 2033	16,000,000.00	17,480,946
GOVERNMENT NATIONAL MORTGAGE A	0.20944% 16 Jul 2044	59,838,204.44	451,719
GOVERNMENT NATIONAL MORTGAGE A	4.5% 20 Nov 2034	7,150,825.68	7,672,304
GOVERNMENT NATIONAL MORTGAGE A	1.44% 16 Nov 2051	26,180,167.44	1,502,375
GOVERNMENT NATIONAL MORTGAGE A	1% 16 Jan 2052	27,224,418.33	1,586,612
GREENWICH GRET CASH COLLATERAL	(CLIENT)	260,000.00	260,000
GS MORTGAGE SECURITIES CORPORA	5.56% 10 Nov 2039	4,600,000.00	5,050,354
GSR MORTGAGE LOAN TRUST	5.5% 25 Jul 2035	7,142,916.30	5,911,199
GSR MORTGAGE LOAN TRUST	5.2684% 25 Oct 2035	6,544,716.71	5,637,999
GSR MORTGAGE LOAN TRUST	2.8461% 25 Sep 2035	9,506,996.62	7,945,292
GSR MORTGAGE LOAN TRUST	4.5564% 25 Nov 2035	5,378,833.60	4,434,526
J.P. MORGAN ALTERNATIVE LOAN T	5.95% 25 Sep 2036	1,669,380.22	1,632,604
JP MORGAN CHASE COMMERCIAL MOR	5.814% 12 Jun 2043	16,200,000.00	17,522,212
JP MORGAN CHASE COMMERCIAL MOR	5.298% 15 May 2047	1,944,818.96	1,958,773
JP MORGAN CHASE COMMERCIAL MOR	0% 15 Jun 2020	51,472,807.89	3,804,818
JP MORGAN CHASE COMMERCIAL MOR	4.3877% 15 Feb 2046	6,000,000.00	6,401,352
JP MORGAN CHASE COMMERCIAL MOR	1.549% 15 Feb 2046	48,656,434.03	3,087,202
JP MORGAN JPST CASH COLL(CLIEN	JP MORGAN JPST CASH COLL(CLIEN	60,000.00	60,000
JP MORGAN MORTGAGE TRUST	7.5% 25 Aug 2037	6,035,968.36	4,211,621
JP MORGAN MORTGAGE TRUST	6% 25 Aug 2022	3,967,936.32	3,777,880
LB COMMERCIAL CONDUIT MORTGAGE	6.1414% 15 Jul 2044	2,435,000.00	2,650,315
LB UBS COMMERCIAL MORTGAGE TRU	5.347% 15 Nov 2038	4,500,000.00	4,819,046
LB UBS COMMERCIAL MORTGAGE TRU	5.43% 15 Feb 2040	21,000,000.00	22,399,839
MASTR ADJUSTABLE RATE MORTGAGE	4.849871% 25 Jan 2036	4,745,137.47	3,392,104
MASTR ASSET SECURITIZATION TRU	5.5% 25 Jul 2033	1,528,060.73	1,569,011
MERRILL LYNCH FLOATING TRUST	0.7675% 09 Jul 2021	3,000,823.33	2,780,218
OBP DEPOSITOR LLC TRUST	4.6462% 15 Jul 2045	5,000,000.00	5,589,595
PARIBAS REPO	0.05% 03 Jan 2012	59,300,000.00	59,300,000
RESIDENTIAL ASSET SECURITIZATI	4.75% 25 Jun 2033	2,441,091.68	2,465,178
SLM STUDENT LOAN TRUST	2.13875% 15 Aug 2016	979,382.13	978,642
SOVEREIGN COMMERCIAL MORTGAGE	5.77623% 22 Jul 2030	2,140,519.66	2,190,180
SSGA	G STIFF ERISA QUALIFIED	670,813.28	670,813
STRUCTURED ASSET SECURITIES CO	6% 25 Apr 2033	2,460,106.05	2,571,436
TERWIN MORTGAGE TRUST	1% 25 Jan 2038	998,986.16	870,992
TREASURY BILL	0.05% 15 Mar 2012	160,000.00	159,994
UBS CITIGROUP COMMERCIAL MORTG	1% 10 Jan 2045	26,500,000.00	3,744,490
US DOLLAR		5,233,780.85	5,233,781
US TREASURY N/B	6.125% 15 Aug 2029	22,000,000.00	33,333,432
US TREASURY N/B	3.875% 15 Aug 2040	7,100,000.00	8,511,125
US TREASURY N/B	3.75% 15 Aug 2041	2,000,000.00	2,352,188
US TREASURY N/B	3.125% 15 May 2019	17,300,000.00	19,397,625
US TREASURY N/B	3.625% 15 Aug 2019	7,500,000.00	8,686,523
US TREASURY N/B	3.375% 15 Nov 2019	4,600,000.00	5,243,641
US TREASURY N/B	3.5% 15 May 2020	2,100,000.00	2,415,821
US TREASURY N/B	2.625% 15 Aug 2020	43,750,000.00	47,185,075
US TREASURY N/B	2.625% 15 Nov 2020	19,200,000.00	20,669,990
US TREASURY N/B	2% 15 Nov 2021	8,000,000.00	8,091,248
WACHOVIA BANK COMMERCIAL MORTG	5.088% 15 Aug 2041	8,100,000.00	8,670,086
WACHOVIA BANK COMMERCIAL MORTG	5.572% 15 Oct 2048	800,000.00	867,622
WAMU MORTGAGE PASS THROUGH CER	5.79611% 25 Jul 2037	5,692,631.96	3,109,720
WASHINGTON MUTUAL MORTGAGE PAS	6.5% 25 Aug 2035	5,898,395.67	4,024,617
WELLS FARGO MORTGAGE BACKED SE	2.89499% 25 Jul 2034	513,994.80	473,004
WELLS FARGO MORTGAGE BACKED SE	2.9803% 25 Jun 2035	391,366.61	357,692
WELLS FARGO MORTGAGE BACKED SE	6% 25 Aug 2037	599,289.45	569,930
WF RBS COMMERCIAL MORTGAGE TRU	1.072% 15 Jun 2044	8,858,757.56	364,201

	Sub-Total: Fund 5738 10 of 13		$1,019,879,885

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Shares/ Par Value

	ABBEY NATL TREASURY SERV	2.875% 25 Apr 2014	280,000.00		$261,031
	ABBOTT LABORATORIES	5.6% 30 Nov 2017	300,000.00		358,246
	ABBOTT LABORATORIES	5.875% 15 May 2016	2,190,000.00		2,569,109

AETNA INC	6.5% 15 Sep 2018	570,000.00	695,496
AETNA INC	3.95% 01 Sep 2020	885,000.00	915,632
ALLIED WORLD ASSURANCE	7.5% 01 Aug 2016	1,350,000.00	1,523,561
AMERICA MOVIL SAB DE CV	5% 30 Mar 2020	1,940,000.00	2,143,258
AMERICAN EXPRESS CO	8.125% 20 May 2019	2,100,000.00	2,715,029
AMERICAN INTL GROUP	4.25% 15 May 2013	775,000.00	773,939
AMERICAN INTL GROUP	6.4% 15 Dec 2020	510,000.00	514,707
AMGEN INC	5.85% 01 Jun 2017	715,000.00	822,250
AMGEN INC	2.3% 15 Jun 2016	535,000.00	538,655
AMGEN INC	3.875% 15 Nov 2021	770,000.00	777,019
ANADARKO PETROLEUM CORP	6.375% 15 Sep 2017	235,000.00	272,396
ANHEUSER BUSCH INBEV WOR	5.375% 15 Jan 2020	1,940,000.00	2,275,240
ANHEUSER BUSCH INBEV WOR	5.375% 15 Nov 2014	415,000.00	461,118
ARCELORMITTAL	6.125% 01 Jun 2018	765,000.00	755,485
ARCELORMITTAL	5.5% 01 Mar 2021	395,000.00	362,574
AT+T INC	4.95% 15 Jan 2013	4,205,000.00	4,382,531
AT+T INC	5.5% 01 Feb 2018	1,160,000.00	1,342,735
AXIS SPECIALTY FINANCE	5.875% 01 Jun 2020	785,000.00	807,059
BANK OF AMERICA CORP	6% 01 Sep 2017	2,735,000.00	2,671,078
BANK OF AMERICA CORP	4.9% 01 May 2013	5,475,000.00	5,479,429
BANK OF MONTREAL	2.125% 28 Jun 2013	420,000.00	426,809
BANK OF NEW YORK MELLON	4.95% 01 Nov 2012	1,190,000.00	1,233,848
BANK OF NOVA SCOTIA	2.9% 29 Mar 2016	1,275,000.00	1,319,890
BARCLAYS BANK PLC	5% 22 Sep 2016	1,780,000.00	1,843,482
BEAR STEARNS COMMERCIAL MORTGA	5.405% 11 Dec 2040	1,500,000.00	1,651,164
BEAR STEARNS COMMERCIAL MORTGA	5.62296% 11 Mar 2039	1,500,000.00	1,662,906
BERKSHIRE HATHAWAY FIN	5.4% 15 May 2018	3,730,000.00	4,349,993
BHP BILLITON FINANCE	4.8% 15 Apr 2013	635,000.00	668,957
BOEING CO	3.5% 15 Feb 2015	1,640,000.00	1,760,776
BOSTON SCIENTIFIC CORP	6% 15 Jan 2020	280,000.00	312,575
BOTTLING GROUP LLC	5.5% 01 Apr 2016	595,000.00	689,303
BP CAPITAL MARKETS PLC	5.25% 07 Nov 2013	380,000.00	407,574
BP CAPITAL MARKETS PLC	3.125% 01 Oct 2015	315,000.00	329,938
BP CAPITAL MARKETS PLC	3.561% 01 Nov 2021	565,000.00	588,212
BRITISH TELECOM PLC	5.95% 15 Jan 2018	1,010,000.00	1,116,130
BURLINGTN NORTH SANTA FE	5.65% 01 May 2017	1,060,000.00	1,223,295
CALIFORNIA ST	6.2% 01 Oct 2019	695,000.00	792,182
CALIFORNIA ST	6.2% 01 Mar 2019	820,000.00	941,975
CALIFORNIA ST	3.95% 01 Nov 2015	25,000.00	26,211
CANADIAN NATL RAILWAY	6.8% 15 Jul 2018	425,000.00	532,645
CAPITAL ONE FINANCIAL CO	7.375% 23 May 2014	2,735,000.00	3,004,977
CATERPILLAR FIN SERV CRP	6.125% 17 Feb 2014	2,100,000.00	2,325,072
CATERPILLAR INC	3.9% 27 May 2021	1,315,000.00	1,443,683
CENOVUS ENERGY INC	5.7% 15 Oct 2019	260,000.00	304,970
CIGNA CORP	5.375% 15 Mar 2017	900,000.00	985,865
CIGNA CORP	4.375% 15 Dec 2020	190,000.00	194,120
CITIBANK CREDIT CARD ISSUANCE	5.7% 20 Sep 2019	1,450,000.00	1,740,161
CITIGROUP COMMERCIAL MORTGAGE	5.885234% 10 Dec 2049	2,000,000.00	2,019,450
CITIGROUP INC	5% 15 Sep 2014	1,495,000.00	1,479,613
CITIGROUP INC	6.125% 21 Nov 2017	2,575,000.00	2,748,120
CITIGROUP INC	4.587% 15 Dec 2015	465,000.00	467,975
CITIGROUP/DEUTSCHE BANK COMMER	5.54458% 15 Jan 2046	1,600,000.00	1,729,923
COMCAST CORP	6.5% 15 Jan 2015	840,000.00	952,254
COMCAST CORP	5.875% 15 Feb 2018	2,025,000.00	2,341,441
CONOCOPHILLIPS	4.75% 15 Oct 2012	2,605,000.00	2,682,780
COVENTRY HEALTH CARE INC	5.45% 15 Jun 2021	440,000.00	488,932
CREDIT SUISSE MORTGAGE CAPITAL	5.55089% 15 Feb 2039	2,085,000.00	2,307,447
CREDIT SUISSE NEW YORK	6% 15 Feb 2018	1,005,000.00	991,162
CREDIT SUISSE NEW YORK	4.375% 05 Aug 2020	805,000.00	789,278
CS FIRST BOSTON MORTGAGE SECUR	4.832% 15 Apr 2037	2,000,000.00	2,105,462
CSX CORP	5.6% 01 May 2017	280,000.00	320,191
CSX CORP	7.375% 01 Feb 2019	1,080,000.00	1,346,138
CVS CAREMARK CORP	5.75% 01 Jun 2017	1,720,000.00	2,006,968
DELHAIZE GROUP	6.5% 15 Jun 2017	540,000.00	634,674
DELL INC	3.375% 15 Jun 2012	1,200,000.00	1,213,237
DIAGEO CAPITAL PLC	7.375% 15 Jan 2014	725,000.00	818,268
DIRECTV HOLDINGS/FING	4.75% 01 Oct 2014	895,000.00	966,748
DIRECTV HOLDINGS/FING	3.5% 01 Mar 2016	900,000.00	927,832
DISCOVER BANK	8.7% 18 Nov 2019	1,370,000.00	1,562,053
DOMINION RESOURCES INC	5.2% 15 Aug 2019	260,000.00	300,142
DOW CHEMICAL CO/THE	7.6% 15 May 2014	970,000.00	1,096,893
DUKE ENERGY INDIANA INC	3.75% 15 Jul 2020	235,000.00	252,334
ECOLAB INC	4.35% 08 Dec 2021	635,000.00	678,110
ELI LILLY + CO	5.2% 15 Mar 2017	3,880,000.00	4,481,994

EMBARQ CORP	7.082% 01 Jun 2016	1,145,000.00	1,241,118
ENERGY TRANSFER PARTNERS	5.65% 01 Aug 2012	600,000.00	613,003
ENTERPRISE PRODUCTS OPER	3.7% 01 Jun 2015	425,000.00	445,560
EXPORT IMPORT BK KOREA	5.125% 29 Jun 2020	735,000.00	769,584
FANNIE MAE	4.625% 15 Oct 2013	2,220,000.00	2,387,377
FANNIE MAE	4.375% 15 Oct 2015	845,000.00	954,841
FANNIE MAE	2.375% 11 Apr 2016	10,295,000.00	10,877,213
FANNIE MAE	5.375% 12 Jun 2017	2,105,000.00	2,543,316
FED HM LN PC POOL A47038	5% 01 Sep 2035	543,849.11	585,167
FED HM LN PC POOL A63809	6% 01 Aug 2037	681,613.36	749,692
FED HM LN PC POOL A85726	5% 01 Apr 2039	1,327,407.82	1,439,704
FED HM LN PC POOL A93318	5% 01 Aug 2040	2,490,623.86	2,678,676
FED HM LN PC POOL A93713	5% 01 Sep 2040	1,415,835.21	1,522,736
FED HM LN PC POOL A94069	5% 01 Sep 2040	1,324,950.21	1,424,989
FED HM LN PC POOL A94113	5% 01 Oct 2040	888,768.45	955,874
FED HM LN PC POOL A94898	4.5% 01 Nov 2040	928,750.22	984,705
FED HM LN PC POOL A95519	4.5% 01 Dec 2040	891,776.50	945,503
FED HM LN PC POOL C03517	4.5% 01 Sep 2040	285,835.52	303,056
FED HM LN PC POOL C03545	5% 01 Aug 2040	1,622,692.36	1,745,212
FED HM LN PC POOL C91176	5.5% 01 May 2028	573,583.55	622,448
FED HM LN PC POOL G02031	5.5% 01 Feb 2036	671,821.97	731,365
FED HM LN PC POOL G02408	5.5% 01 Dec 2036	1,498,173.03	1,629,316
FED HM LN PC POOL G02427	5.5% 01 Dec 2036	2,783,292.25	3,026,929
FED HM LN PC POOL G03695	5.5% 01 Nov 2037	1,003,119.01	1,090,927
FED HM LN PC POOL G04585	5.5% 01 Feb 2038	991,340.90	1,077,034
FED HM LN PC POOL G04588	5.5% 01 Aug 2038	370,164.41	402,162
FED HM LN PC POOL G04688	5.5% 01 Sep 2038	694,603.23	754,646
FED HM LN PC POOL G05179	5.5% 01 Jan 2039	738,905.69	802,778
FED HM LN PC POOL G05676	4% 01 Nov 2039	2,400,723.65	2,521,571
FED HM LN PC POOL G05726	5% 01 Aug 2039	1,493,914.80	1,608,707
FED HM LN PC POOL G05741	4.5% 01 Dec 2039	488,247.82	517,816
FED HM LN PC POOL G05927	4.5% 01 Jul 2040	2,668,593.77	2,857,722
FED HM LN PC POOL G06087	5% 01 Sep 2040	660,631.66	710,615
FED HM LN PC POOL G06506	4% 01 Dec 2040	4,734,595.41	4,972,924
FED HM LN PC POOL G06507	4% 01 Feb 2041	792,167.00	832,043
FED HM LN PC POOL G06601	4.5% 01 Dec 2040	7,662,282.91	8,188,562
FED HM LN PC POOL G08273	5.5% 01 Jun 2038	386,975.69	420,426
FED HM LN PC POOL G08368	4.5% 01 Oct 2039	1,777,929.98	1,885,600
FED HM LN PC POOL G08372	4.5% 01 Nov 2039	1,416,802.17	1,502,603
FED HM LN PC POOL G13300	4.5% 01 May 2023	596,236.06	632,651
FED HM LN PC POOL G13492	5% 01 Feb 2024	633,258.12	680,316
FED HM LN PC POOL G13868	4.5% 01 Jul 2025	1,418,625.98	1,504,383
FED HM LN PC POOL G14239	4% 01 Sep 2026	445,309.30	468,050
FED HM LN PC POOL G18401	3.5% 01 Sep 2026	977,069.75	1,019,305
FED HM LN PC POOL J09212	5% 01 Jan 2024	639,769.96	692,410
FED HM LN PC POOL J12398	4.5% 01 Jun 2025	1,395,563.72	1,479,926
FED HM LN PC POOL J12439	4.5% 01 Jun 2025	1,423,427.55	1,509,474
FED HM LN PC POOL J15031	4% 01 Apr 2026	2,027,857.86	2,131,413
FED HM LN PC POOL J15719	4% 01 Jun 2026	1,908,465.48	2,020,833
FED HM LN PC POOL J15847	4% 01 Jun 2026	967,477.41	1,024,441
FED HM LN PC POOL J16059	4% 01 Jul 2026	970,937.46	1,020,520
FED HM LN PC POOL Q02171	5% 01 Jul 2041	902,430.96	972,119
FED HM LN PC POOL Q02606	5% 01 Aug 2041	4,918,581.19	5,298,407
FED HM LN PC POOL Q02808	4.5% 01 Aug 2041	2,056,750.57	2,180,181
FED HM LN PC POOL Q02872	4.5% 01 Aug 2041	2,851,515.56	3,022,642
FED HM LN PC POOL Q03548	4.5% 01 Sep 2041	2,899,463.11	3,073,467
FED REPUBLIC OF BRAZIL	6% 17 Jan 2017	2,040,000.00	2,381,700
FEDERAL FARM CREDIT BANK	1.375% 25 Jun 2013	985,000.00	1,001,073
FEDERAL HOME LOAN BANK	1.375% 28 May 2014	6,735,000.00	6,867,727
FEDERAL HOME LOAN BANK	5% 17 Nov 2017	415,000.00	498,042
FEDERAL NATL MTG ASSN	3% 01 Dec 2099	1,000,000.00	1,029,531
FHLMC TBA JAN 15 GOLD SINGLE	3.5% 01 Dec 2099	1,500,000.00	1,563,516
FHLMC TBA JAN 30 GOLD SINGLE	5.5% 01 Dec 2099	5,000,000.00	5,425,000
FHLMC TBA JAN 30 GOLD SINGLE	6% 01 Dec 2099	6,000,000.00	6,588,750
FHLMC GOLD TBA 30 YR	4% 01 Dec 2099	3,500,000.00	3,670,625
FHLMC TBA JAN 15 GOLD SINGLE	3% 01 Dec 2099	2,500,000.00	2,580,469
FIRSTENERGY SOLUTIONS CO	4.8% 15 Feb 2015	445,000.00	474,944
FISERV INC	3.125% 15 Jun 2016	330,000.00	336,004
FNMA TBA JAN 15 SINGLE FAM	4.5% 01 Dec 2099	500,000.00	532,969
FNMA TBA JAN 15 SINGLE FAM	5% 01 Dec 2099	2,000,000.00	2,150,625
FNMA POOL 257281	5% 01 Jul 2028	273,343.38	295,605
FNMA POOL 257595	5% 01 Mar 2029	19,999.21	21,615
FNMA POOL 555800	5.5% 01 Oct 2033	5,521,061.06	6,035,404
FNMA POOL 655687	6.5% 01 Aug 2032	880,056.95	1,004,579

FNMA POOL 660662	6.5% 01 Sep 2032	16,881.99	19,172
FNMA POOL 735061	6% 01 Nov 2034	5,249,055.84	5,833,199
FNMA POOL 735271	6% 01 Jan 2035	749,323.94	832,713
FNMA POOL 735382	5% 01 Apr 2035	8,626,236.28	9,328,770
FNMA POOL 735500	5.5% 01 May 2035	4,108,217.17	4,485,804
FNMA POOL 735578	5% 01 Jun 2035	652,035.48	704,934
FNMA POOL 735580	5% 01 Jun 2035	2,654,774.21	2,870,983
FNMA POOL 735591	5% 01 Jun 2035	2,509,281.61	2,713,641
FNMA POOL 735676	5% 01 Jul 2035	10,413,647.94	11,261,751
FNMA POOL 735989	5.5% 01 Feb 2035	4,845,655.64	5,297,078
FNMA POOL 745412	5.5% 01 Dec 2035	2,689,560.15	2,938,439
FNMA POOL 745885	6% 01 Oct 2036	4,429,473.40	4,886,419
FNMA POOL 745950	6% 01 Nov 2036	2,337,289.15	2,578,405
FNMA POOL 888286	5.5% 01 Apr 2037	6,094,203.67	6,640,992
FNMA POOL 888637	6% 01 Sep 2037	863,200.81	951,440
FNMA POOL 888763	5.183% 01 Oct 2037	1,497,239.26	1,604,240
FNMA POOL 889072	6.5% 01 Dec 2037	822,656.80	920,890
FNMA POOL 889190	6% 01 Mar 2038	1,414,233.65	1,558,359
FNMA POOL 889579	6% 01 May 2038	2,075,274.95	2,295,219
FNMA POOL 889691	6% 01 Jul 2038	1,108,369.49	1,221,670
FNMA POOL 889983	6% 01 Oct 2038	2,341,270.75	2,580,602
FNMA POOL 899172	6.5% 01 Feb 2037	894,679.72	1,001,514
FNMA POOL 902669	5% 01 Nov 2036	391,259.98	422,941
FNMA POOL 916398	6.5% 01 May 2037	21,880.97	24,594
FNMA POOL 925224	6.5% 01 Sep 2037	22,015.04	24,644
FNMA POOL 943699	6.5% 01 Aug 2037	55,487.34	62,113
FNMA POOL 944795	6.5% 01 Oct 2037	220,795.32	247,161
FNMA POOL 946924	6.5% 01 Sep 2037	441,174.99	493,856
FNMA POOL 948227	6.5% 01 Aug 2037	776,911.99	869,683
FNMA POOL 954143	6.5% 01 Dec 2037	17,467.50	19,553
FNMA POOL 954804	6.5% 01 Dec 2037	10,672.31	11,947
FNMA POOL 956226	6.5% 01 Nov 2037	7,545.40	8,446
FNMA POOL 968546	6.5% 01 Feb 2038	391,726.21	439,114
FNMA POOL 969014	6.5% 01 Feb 2038	757,056.36	846,510
FNMA POOL 995930	5% 01 Apr 2039	105,245.87	113,768
FNMA POOL AA0472	4% 01 Mar 2039	907,825.99	954,517
FNMA POOL AB1047	4.5% 01 May 2040	2,608,851.38	2,800,386
FNMA POOL AB1141	4.5% 01 Jun 2040	2,312,556.41	2,482,338
FNMA POOL AB3693	4% 01 Oct 2041	2,006,946.91	2,110,794
FNMA POOL AC1889	4% 01 Sep 2039	999,766.71	1,051,186
FNMA POOL AC2952	4% 01 Sep 2039	956,941.22	1,006,158
FNMA POOL AC2953	4.5% 01 Sep 2039	24,108,755.89	25,675,339
FNMA POOL AC3424	1% 01 Oct 2039	659,248.43	701,385
FNMA POOL AC3876	1% 01 Dec 2039	650,326.22	691,202
FNMA POOL AC8546	1% 01 Jan 2040	1,984,238.24	2,089,316
FNMA POOL AC8568	4.5% 01 Jan 2040	1,833,179.36	1,952,299
FNMA POOL AC9564	4.5% 01 Feb 2040	1,295,955.06	1,391,101
FNMA POOL AD0567	6.5% 01 Dec 2039	316,289.48	354,058
FNMA POOL AD5479	5% 01 Jun 2040	299,914.04	324,340
FNMA POOL AD9713	5% 01 Aug 2040	790,839.82	856,080
FNMA POOL AD9870	4% 01 Oct 2040	1,432,229.10	1,505,891
FNMA POOL AE0113	4% 01 Jul 2040	1,863,076.67	1,959,953
FNMA POOL AE0967	3.5% 01 Feb 2041	1,411,353.92	1,452,911
FNMA POOL AH0210	4.5% 01 Dec 2040	2,876,428.42	3,087,608
FNMA POOL AH3324	3.5% 01 Feb 2026	367,297.32	384,440
FNMA POOL AH5616	3.5% 01 Feb 2026	195,839.00	204,979
FNMA POOL AH5929	3.5% 01 Feb 2026	392,564.19	410,886
FNMA POOL AH5984	4.5% 01 Mar 2041	1,857,213.84	1,993,566
FNMA POOL AH6210	3.5% 01 Feb 2026	190,767.13	199,671
FNMA POOL AH6438	3.5% 01 Feb 2026	466,957.94	488,752
FNMA POOL AI1051	4% 01 Jun 2026	2,401,627.82	2,536,653
FNMA POOL MA0243	5% 01 Nov 2029	2,177,701.05	2,353,695
FNMA POOL MA0318	4.5% 01 Feb 2030	519,900.85	556,040
FNMA POOL MA0648	3.5% 01 Feb 2026	316,976.51	331,771
FNMA POOL MA0776	4.5% 01 Jun 2031	2,071,714.52	2,215,722
FNMA TBA 15 YR	3% 01 Dec 2099	8,500,000.00	8,777,578
FNMA TBA 15 YR	3.5% 01 Dec 2099	6,500,000.00	6,796,563
FNMA TBA 30YR SINGLE FAMILY JA	3.5% 01 Dec 2099	2,000,000.00	2,056,875
FNMA TBA FEB 30YR SINGLE FAM	4% 01 Dec 2099	3,000,000.00	3,143,438
FNMA TBA SINGLE FAMILY MORTGAG	4% 01 Dec 2099	3,000,000.00	3,151,406
FRANCE TELECOM	2.125% 16 Sep 2015	235,000.00	232,820
FREDDIE MAC	4.875% 15 Nov 2013	3,385,000.00	3,666,862
FREDDIE MAC	5.125% 17 Nov 2017	2,300,000.00	2,769,412
FREDDIE MAC	2% 25 Aug 2016	5,400,000.00	5,615,276

FREDDIE MAC	0.375% 27 Nov 2013	2,540,000.00	2,535,898
GE CAPITAL COMMERCIAL MORTGAGE	5.481% 10 Dec 2049	2,000,000.00	2,133,494
GENERAL ELEC CAP CORP	5.625% 01 May 2018	2,735,000.00	3,063,205
GENERAL ELEC CAP CORP	3.35% 17 Oct 2016	750,000.00	781,049
GENERAL ELEC CAP CORP	4.65% 17 Oct 2021	1,245,000.00	1,299,365
GENERAL ELEC CAP CORP	1% 28 Sep 2012	3,230,000.00	3,273,944
GENERAL MILLS INC	5.7% 15 Feb 2017	1,205,000.00	1,411,848
GEORGIA POWER COMPANY	5.7% 01 Jun 2017	1,940,000.00	2,302,021
GILEAD SCIENCES INC	2.4% 01 Dec 2014	250,000.00	254,502
GMAC COMMERCIAL MORTGAGE SECUR	5.238% 10 Nov 2045	2,000,000.00	2,153,150
GNMA I TBA JAN 30 SINGLE FAM	4% 01 Dec 2099	18,500,000.00	19,844,140
GNMA I TBA JAN 30 SINGLE FAM	4.5% 15 Dec 2099	5,000,000.00	5,447,656
GNMA I TBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	5,500,000.00	6,172,891
GNMA I TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	2,000,000.00	2,263,750
GNMA II JAN 30	4.5% 01 Feb 2099	250,000.00	271,680
GNMA II JUMBOS 3.5 30 YRS	3.5% 01 Dec 2099	3,000,000.00	3,122,344
GNMA II POOL 004922	4% 20 Jan 2041	74,197.27	79,505
GNMA II POOL 004923	4.5% 20 Jan 2041	935,717.62	1,022,535
GNMA II POOL 004945	4% 20 Feb 2041	1,858,215.91	1,991,136
GNMA II POOL 004978	4.5% 20 Mar 2041	1,398,565.21	1,528,326
GNMA II POOL 004979	5% 20 Mar 2041	6,714,643.15	7,432,690
GNMA II POOL 004984	5.5% 20 Mar 2041	1,309,471.15	1,469,759
GNMA II POOL 005017	4.5% 20 Apr 2041	3,969,728.00	4,338,044
GNMA II POOL 005055	4.5% 20 May 2041	4,443,243.42	4,855,493
GNMA II POOL 005115	4.5% 20 Jul 2041	1,933,967.65	2,113,403
GNMA II POOL 005140	4.5% 20 Aug 2041	8,433,904.18	9,216,412
GNMA II TBA JAN 30 JUMBOS	4% 01 Dec 2099	5,000,000.00	5,347,656
GNMA II TBA JAN 30 JUMBOS	5% 01 Dec 2099	2,000,000.00	2,211,250
GNMA POOL 771561	4% 15 Aug 2041	980,461.14	1,055,650
GOLDMAN SACHS GROUP INC	6% 01 May 2014	2,960,000.00	3,072,521
GOLDMAN SACHS GROUP INC	3.625% 01 Aug 2012	2,675,000.00	2,691,114
GOLDMAN SACHS GROUP INC	5.375% 15 Mar 2020	155,000.00	152,989
GOLDMAN SACHS GROUP INC	6.15% 01 Apr 2018	2,040,000.00	2,105,462
GOLDMAN SACHS GROUP INC	3.625% 07 Feb 2016	725,000.00	700,512
GREENWICH CAPITAL COMMERCIAL F	5.381% 10 Mar 2039	1,553,411.84	1,562,100
GS MORTGAGE SECURITIES CORPORA	5.553% 10 Apr 2038	810,000.00	880,660
HCP INC	2.7% 01 Feb 2014	105,000.00	104,847
HEWLETT PACKARD CO	1.25% 13 Sep 2013	505,000.00	498,553
HONEYWELL INTERNATIONAL	5% 15 Feb 2019	450,000.00	523,751
HSBC BANK USA NA	4.875% 24 Aug 2020	265,000.00	245,903
HSBC FINANCE CORP	6.676% 15 Jan 2021	120,000.00	124,128
HSBC FINANCE CORP	6.375% 27 Nov 2012	3,085,000.00	3,173,046
HSBC HOLDINGS PLC	5.1% 05 Apr 2021	1,700,000.00	1,806,408
INTL PAPER CO	7.95% 15 Jun 2018	200,000.00	243,446
JOHN DEERE CAPITAL CORP	4.95% 17 Dec 2012	1,190,000.00	1,239,690
JOHN DEERE CAPITAL CORP	2.25% 07 Jun 2016	85,000.00	87,321
JOHNSON + JOHNSON	5.15% 15 Jul 2018	905,000.00	1,092,675
JOHNSON CONTROLS INC	1.75% 01 Mar 2014	240,000.00	242,075
JP MORGAN CHASE COMMERCIAL MOR	4.951% 12 Jan 2037	500,000.00	499,238
JP MORGAN CHASE COMMERCIAL MOR	4.78% 15 Jul 2042	615,000.00	636,575
JP MORGAN CHASE COMMERCIAL MOR	1% 15 Apr 2043	1,500,000.00	1,650,068
JP MORGAN CHASE COMMERCIAL MOR	1% 12 Sep 2037	190,000.00	197,578
JP MORGAN CHASE COMMERCIAL MOR	4.999% 15 Oct 2042	1,110,000.00	1,167,746
JP MORGAN CHASE COMMERCIAL MOR	5.481% 12 Dec 2044	4,000,000.00	4,349,928
JPMORGAN CHASE + CO	5.75% 02 Jan 2013	3,185,000.00	3,303,928
JPMORGAN CHASE + CO	6.3% 23 Apr 2019	2,160,000.00	2,446,494
KEYCORP	5.1% 24 Mar 2021	180,000.00	186,923
KINDER MORGAN ENER PART	6% 01 Feb 2017	360,000.00	407,439
KOREA DEVELOPMENT BANK	3.875% 04 May 2017	305,000.00	301,183
KRAFT FOODS INC	5.375% 10 Feb 2020	1,080,000.00	1,246,159
LB UBS COMMERCIAL MORTGAGE TRU	5.398% 15 Feb 2040	2,000,000.00	2,069,236
LB UBS COMMERCIAL MORTGAGE TRU	1% 15 Nov 2040	470,000.00	496,413
LB UBS COMMERCIAL MORTGAGE TRU	5.845% 15 Jul 2040	1,155,026.61	1,168,826
LLOYDS TSB BANK PLC	4.875% 21 Jan 2016	580,000.00	565,259
MCKESSON CORP	5.7% 01 Mar 2017	500,000.00	583,340
MERCK + CO INC	3.875% 15 Jan 2021	790,000.00	889,357
MERCK + CO INC	6% 15 Sep 2017	1,370,000.00	1,679,535
MERRILL LYNCH MORTGAGE TRUST	5.444% 12 Jan 2044	190,000.00	200,114
MERRILL LYNCH MORTGAGE TRUST	1% 12 May 2039	210,000.00	216,799
MERRILL LYNCH/COUNTRYWIDE COMM	5.364% 12 Aug 2048	1,675,000.00	1,734,000
MERRILL LYNCH/COUNTRYWIDE COMM	5.90934% 12 Jun 2046	2,775,000.00	3,097,369
MERRILL LYNCH/COUNTRYWIDE COMM	5.428933% 12 Feb 2039	3,880,000.00	4,268,605
MERRILL LYNCH/COUNTRYWIDE COMM	5.47823% 12 Feb 2039	140,000.00	142,914
METLIFE INC	6.75% 01 Jun 2016	1,715,000.00	1,975,745

METLIFE INC	2.375% 06 Feb 2014	365,000.00	370,093
MICROSOFT CORP	3% 01 Oct 2020	1,170,000.00	1,244,714
MICROSOFT CORP	2.5% 08 Feb 2016	435,000.00	461,868
MORGAN STANLEY	5.3% 01 Mar 2013	4,555,000.00	4,610,753
MORGAN STANLEY	5.75% 25 Jan 2021	100,000.00	93,281
MORGAN STANLEY	5.625% 23 Sep 2019	1,920,000.00	1,778,072
MORGAN STANLEY	3.8% 29 Apr 2016	725,000.00	667,953
MORGAN STANLEY CAPITAL I	1% 12 Mar 2044	2,000,000.00	2,190,410
NEWS AMERICA INC	6.9% 01 Mar 2019	1,805,000.00	2,121,409
NOBLE ENERGY INC	4.15% 15 Dec 2021	485,000.00	501,729
NORFOLK SOUTHERN CORP	5.9% 15 Jun 2019	705,000.00	856,634
NORTHROP GRUMMAN CORP	5.05% 01 Aug 2019	1,590,000.00	1,772,518
NOVARTIS CAPITAL CORP	4.125% 10 Feb 2014	500,000.00	534,962
OCCIDENTAL PETROLEUM COR	4.1% 01 Feb 2021	955,000.00	1,069,877
ONEOK PARTNERS LP	8.625% 01 Mar 2019	670,000.00	860,071
ORACLE CORP	5.75% 15 Apr 2018	420,000.00	509,664
ORACLE CORP	4.95% 15 Apr 2013	1,675,000.00	1,768,880
ORACLE CORP	3.875% 15 Jul 2020	135,000.00	148,711
PACIFIC GAS + ELECTRIC	4.8% 01 Mar 2014	240,000.00	257,753
PEPSICO INC	5% 01 Jun 2018	2,115,000.00	2,457,101
PHILIP MORRIS INTL INC	4.875% 16 May 2013	1,305,000.00	1,377,108
PNC FUNDING CORP	5.4% 10 Jun 2014	1,145,000.00	1,252,133
PNC FUNDING CORP	6.7% 10 Jun 2019	835,000.00	1,018,735
PNC FUNDING CORP	4.375% 11 Aug 2020	595,000.00	643,336
QUEST DIAGNOSTIC INC	5.45% 01 Nov 2015	745,000.00	842,460
RABOBANK NEDERLAND	2.125% 13 Oct 2015	1,045,000.00	1,023,996
RABOBANK NEDERLAND	1.85% 10 Jan 2014	860,000.00	855,573
RAYTHEON COMPANY	3.125% 15 Oct 2020	375,000.00	377,920
REPUBLIC OF CHILE	3.25% 14 Sep 2021	970,000.00	996,675
REYNOLDS AMERICAN INC	6.75% 15 Jun 2017	785,000.00	892,253
RIO TINTO FIN USA LTD	3.5% 02 Nov 2020	435,000.00	444,616
ROGERS COMMUNICATIONS IN	6.8% 15 Aug 2018	445,000.00	542,074
ROYAL BANK OF CANADA	1.45% 30 Oct 2014	1,070,000.00	1,075,554
ROYAL BK OF SCOTLAND PLC	3.4% 23 Aug 2013	650,000.00	632,360
ROYAL BK SCOTLND GRP PLC	6.4% 21 Oct 2019	670,000.00	627,246
SAFEWAY INC	5% 15 Aug 2019	635,000.00	677,459
SANOFI	2.625% 29 Mar 2016	410,000.00	427,518
SIMON PROPERTY GROUP LP	6.75% 15 May 2014	3,759,000.00	4,139,572
SLM CORP	8.45% 15 Jun 2018	1,495,000.00	1,539,850
SSGA	G STIFF ERISA QUALIFIED	115,840,753.09	115,840,753
STATOIL ASA	5.25% 15 Apr 2019	1,005,000.00	1,163,032
TELECOM ITALIA CAPITAL	5.25% 01 Oct 2015	855,000.00	784,317
TELEFONICA EMISIONES SAU	3.729% 27 Apr 2015	1,115,000.00	1,069,260
TELEFONICA EMISIONES SAU	3.992% 16 Feb 2016	1,465,000.00	1,408,599
TENN VALLEY AUTHORITY	5.5% 18 Jul 2017	440,000.00	535,611
TENN VALLEY AUTHORITY	3.875% 15 Feb 2021	650,000.00	741,590
TEVA PHARMA FIN II/III	3% 15 Jun 2015	670,000.00	697,712
TEXTRON INC	6.2% 15 Mar 2015	550,000.00	590,414
TIME WARNER CABLE INC	5.85% 01 May 2017	25,000.00	28,471
TIME WARNER CABLE INC	6.2% 01 Jul 2013	2,960,000.00	3,176,272
TIME WARNER CABLE INC	4% 01 Sep 2021	500,000.00	505,864
TIME WARNER INC	3.15% 15 Jul 2015	810,000.00	842,497
TIME WARNER INC	4.75% 29 Mar 2021	2,050,000.00	2,223,174
TRAVELERS COS INC	5.8% 15 May 2018	1,140,000.00	1,340,008
UNILEVER CAPITAL CORP	4.25% 10 Feb 2021	930,000.00	1,059,847
UNITED MEXICAN STATES	5.95% 19 Mar 2019	2,516,000.00	2,990,266
UNITEDHEALTH GROUP INC	6% 15 Feb 2018	400,000.00	475,584
US DOLLAR		-2,547,326.38	(2,547,326)
US TREASURY N/B	4.25% 15 Nov 2013	4,185,000.00	4,494,623
US TREASURY N/B	4% 15 Feb 2014	22,245,000.00	23,989,853
US TREASURY N/B	4.75% 15 May 2014	8,645,000.00	9,548,671
US TREASURY N/B	4.75% 15 Aug 2017	3,240,000.00	3,901,161
US TREASURY N/B	3.5% 15 Feb 2018	8,415,000.00	9,593,756
US TREASURY N/B	1.5% 31 Dec 2013	6,500,000.00	6,661,486
US TREASURY N/B	2.75% 15 Feb 2019	2,050,000.00	2,245,230
US TREASURY N/B	1.875% 28 Feb 2014	7,035,000.00	7,274,626
US TREASURY N/B	1.75% 31 Mar 2014	905,000.00	934,624
US TREASURY N/B	1.875% 30 Apr 2014	4,115,000.00	4,264,169
US TREASURY N/B	3.125% 15 May 2019	825,000.00	925,031
US TREASURY N/B	3% 30 Sep 2016	1,679,000.00	1,850,967
US TREASURY N/B	3.125% 31 Oct 2016	19,815,000.00	21,971,427
US TREASURY N/B	3.125% 31 Jan 2017	6,170,000.00	6,858,338
US TREASURY N/B	1.375% 15 Feb 2013	6,965,000.00	7,057,774
US TREASURY N/B	2.375% 28 Feb 2015	870,000.00	923,084

	US TREASURY N/B	1.75% 15 Apr 2013	14,905,000.00		15,200,775
	US TREASURY N/B	1.875% 31 Aug 2017	2,120,000.00		2,218,879
	US TREASURY N/B	2.25% 30 Nov 2017	5,290,000.00		5,643,769
	US TREASURY N/B	1.25% 15 Feb 2014	7,530,000.00		7,684,719
	US TREASURY N/B	1% 15 May 2014	15,630,000.00		15,888,864
	US TREASURY N/B	3.125% 15 May 2021	935,000.00		1,043,985
	US TREASURY N/B	0.75% 15 Jun 2014	22,805,000.00		23,052,640
	US TREASURY N/B	2.375% 30 Jun 2018	22,130,000.00		23,713,667
	US TREASURY N/B	0.625% 15 Jul 2014	3,360,000.00		3,385,986
	US TREASURY N/B	2.25% 31 Jul 2018	6,545,000.00		6,961,223
	US TREASURY N/B	0.5% 15 Aug 2014	27,030,000.00		27,152,473
	US TREASURY N/B	2.125% 15 Aug 2021	5,270,000.00		5,405,044
	US TREASURY N/B	1.375% 30 Sep 2018	7,495,000.00		7,535,406
	US TREASURY N/B	2% 15 Nov 2021	19,070,000.00		19,287,512
	US TREASURY N/B	0.25% 15 Dec 2014	27,005,000.00		26,916,397
	US TREASURY N/B	0.875% 31 Dec 2016	11,875,000.00		11,896,339
	VERIZON COMMUNICATIONS	4.6% 01 Apr 2021	1,515,000.00		1,710,232
	WACHOVIA BANK COMMERCIAL MORTG	1% 15 Jul 2042	720,000.00		755,510
	WACHOVIA BANK COMMERCIAL MORTG	4.75% 15 May 2044	1,000,000.00		1,037,555
	WACHOVIA BANK COMMERCIAL MORTG	1% 15 Jul 2045	3,000,000.00		3,319,494
	WAL MART STORES INC	5.375% 05 Apr 2017	350,000.00		413,052
	WALT DISNEY COMPANY/THE	2.75% 16 Aug 2021	545,000.00		555,030
	WEATHERFORD BERMUDA	6% 15 Mar 2018	250,000.00		278,159
	WEATHERFORD BERMUDA	9.625% 01 Mar 2019	485,000.00		627,247
	WELLPOINT INC	4.35% 15 Aug 2020	445,000.00		480,708
	WELLS FARGO + COMPANY	5.25% 23 Oct 2012	3,980,000.00		4,119,606
	WELLS FARGO + COMPANY	5.625% 11 Dec 2017	2,575,000.00		2,934,285
	WESTPAC BANKING CORP	2.25% 19 Nov 2012	780,000.00		787,754
	WESTPAC BANKING CORP	3% 04 Aug 2015	165,000.00		166,914
	WYETH LLC	5.45% 01 Apr 2017	1,790,000.00		2,096,969
	XEROX CORPORATION	5.5% 15 May 2012	745,000.00		757,353
	XTO ENERGY INC	5.3% 30 Jun 2015	370,000.00		423,896
	XTO ENERGY INC	5.5% 15 Jun 2018	780,000.00		956,363
	ULTRA LONG US TREAS BOND FTRS MAR11 XCBT		(7,100,000.00)		(93,088.80)
	ULTRA LONG US TREAS BOND FTRS MAR12 XCBT		(3,500,000.00)		(92,925.70)

		Sub-Total: Fund 5739 11 of 13			$1,088,285,979

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Shares/ Par Value

	PRUDENTIAL INVESTMENT CORP	PRU INVEST CORP	4,765.22		$127,511,444

		Sub-Total: Fund 5740 12 of 13			$127,511,444

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Shares/ Par Value

	US SAVINGS BONDS SERIES I	SERIES I 4.6% 01 OCT 2041	16,000,000.00		$403,040,000
	SSGA	G STIFF ERISA QUALIFIED	100,000.82		100,001

		Sub-Total: Fund 5741 13 of 13			$403,140,001

		Sub-Total: Stable Value Fund-Underling Investments at Fair Value (13 funds)			$10,772,356,672

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Shares/ Par Value

	Bank of America	Synthetic GIC, 3.76%			$6,400,077
	JPMorgan Chase	Synthetic GIC, 3.76%			15,200,189
	Royal Bank of Canada	Synthetic GIC, 3.76%			—
	State Street Bank and Trust Company	Synthetic GIC, 3.76%			3,070,581
	The Prudential Insurance Company of America	Synthetic GIC, 3.51%			—

		Sub-Total : Synthetic GICs, at Fair Value			$24,670,847

		TOTAL : Stable Value Fund- at Fair Value			$10,797,027,519

		Adjustment from fair value to contract value for fully benefit-responsive investment contracts			$(570,355,708)

		Stable Value Fund - at Contract Value			$10,226,671,811

n / a  - Cost is not applicable

EXHIBIT K - Mutual Fund Window

(Administered by Fidelity)

IBM 401(k) PLUS PLAN AT DECEMBER 31, 2011

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,		(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value	(d) Cost	value
			(n/a)
		Shares/ Par Value

	American Funds AMCAP Fund Class R6	663,612		$12,535,635
	American Funds American Balanced Fund Class R6	466,075		8,487,216
	American Funds American Mutual Fund Class R6	726,059		18,775,883
	American Funds Capital World Bond Fund Class R6	896,112		18,343,408
	American Funds Capital World Growth and Income Fund Class R6	851,086		27,336,887
	American Funds EuroPacific Growth Fund Class R6	1,034,643		36,347,021
	American Funds Fundamental Investors Fund Class R6	936,858		33,155,419
	American Funds Growth Fund of America Class R6	1,608,687		46,201,494
	American Funds Investment Company of America Fund Class R6	306,592		8,302,508
	American Funds New Economy Fund Class R6	403,824		9,602,932
	American Funds New Perspective Fund Class R6	311,934		8,157,068
	American Funds New World Fund Class R6	1,119,160		51,604,476
	American Funds SMALLCAP World Fund Class R6	620,411		20,554,228
	American Funds Washington Mutual Investors Fund Class R6	418,466		11,884,441
	DFA Emerging Markets Portfolio Institutional Class	821,849		19,535,338
	DFA Emerging Markets Value Portfolio Institutional Class	1,475,648		38,307,811
	DFA Global Real Estate Securities	609,742		4,762,083
	DFA International Small Company Portfolio Institutional Class	384,221		5,317,623
	DFA International Value Portfolio Institutional Class	217,083		3,199,809
	DFA International Vector Equity Portfolio Institutional Class	102,595		878,212
	DFA Large Cap International Portfolio Institutional Class	158,916		2,685,684
	DFA U.S. Core Equity I Portfolio Institutional Class	628,462		6,762,248
	DFA U.S. Small Cap Portfolio Institutional Class	585,440		12,013,218
	DFA U.S. Targeted Value Portfolio Institutional Class	901,370		13,827,019
	DFA U.S. Vector Equity Portfolio Institutional Class	143,733		1,473,259
	Dodge & Cox Balanced Fund	302,359		20,394,086
	Dodge & Cox Global Stock Fund	717,899		5,513,460
	Dodge & Cox Income Fund	3,217,676		42,795,086
	Dodge & Cox International Stock Fund	1,733,863		50,698,152
	Dodge & Cox Stock Fund	819,671		83,311,350
	Fidelity Fifty®	382,747		6,675,104
	Fidelity Freedom K® 2000 Fund	132,996		1,520,147
	Fidelity Freedom K® 2005 Fund	28,910		346,343
	Fidelity Freedom K® 2010 Fund	549,904		6,653,839
	Fidelity Freedom K® 2015 Fund	992,391		12,037,703
	Fidelity Freedom K® 2020 Fund	1,489,944		18,519,997
	Fidelity Freedom K® 2025 Fund	787,705		9,799,049
	Fidelity Freedom K® 2030 Fund	699,653		8,773,642
	Fidelity Freedom K® 2035 Fund	433,072		5,426,386
	Fidelity Freedom K® 2040 Fund	206,497		2,595,671
	Fidelity Freedom K® 2045 Fund	70,201		888,739
	Fidelity Freedom K® 2050 Fund	135,299		1,711,532
	Fidelity Freedom K® Income Fund	289,238		3,268,392
	Fidelity® Balanced Fund - Class K	703,175		12,783,720
	Fidelity® Blue Chip Growth Fund - Class K	782,304		33,216,639
	Fidelity® Canada Fund	1,354,683		67,923,820
	Fidelity® Capital & Income Fund	6,599,825		57,220,481
	Fidelity® Capital Appreciation Fund - Class K	196,764		4,848,262
	Fidelity® China Region Fund	3,215,316		81,315,347
	Fidelity® Contrafund® - Class K	2,056,983		138,661,220
	Fidelity® Convertible Securities Fund	460,260		10,507,739
	Fidelity® Disciplined Equity Fund - Class K	181,940		3,911,714
	Fidelity® Diversified International Fund - Class K	765,742		19,511,106
	Fidelity® Dividend Growth Fund - Class K	1,292,964		33,436,046
	Fidelity® Emerging Asia Fund	1,509,917		38,019,715
	Fidelity® Equity-Income Fund - Class K	297,150		12,269,336
	Fidelity® Europe Fund	147,445		3,755,414
	Fidelity® Export and Multinational Fund - Class K	558,486		11,538,310
	Fidelity® Floating Rate High Income Fund	1,725,504		16,633,854
	Fidelity® Fund - Class K	233,556		7,272,939
	Fidelity® Global Balanced Fund	330,979		7,089,567
	Fidelity® GNMA Fund	2,443,238		28,927,931
	Fidelity® Government Income Fund	2,308,993		24,867,855
	Fidelity® Growth Company Fund - Class K	559,329		45,199,366
	Fidelity® Growth Discovery Fund - Class K	1,282,488		17,505,967
	Fidelity® High Income Fund	2,278,821		19,689,015
	Fidelity® Independence Fund - Class K	1,437,709		31,140,774

Fidelity® Inflation-Protected Bond Fund		2,084,651	26,641,840
Fidelity® Institutional Short-Intermediate Government Fund		2,193,230	22,173,558
Fidelity® Intermediate Bond Fund		816,912	8,888,006
Fidelity® Intermediate Government Income Fund		1,369,065	15,018,647
Fidelity® International Discovery Fund - Class K		388,296	10,689,785
Fidelity® International Real Estate Fund		660,920	4,593,394
Fidelity® International Small Cap Fund		668,502	11,712,155
Fidelity® Japan Fund		621,721	5,719,833
Fidelity® Large Cap Stock Fund		752,040	12,897,482
Fidelity® Latin America Fund		1,699,155	83,088,660
Fidelity® Leveraged Company Stock Fund - Class K		1,727,449	43,393,514
Fidelity® Low-Priced Stock Fund - Class K		744,229	26,568,968
Fidelity® Mid-Cap Stock Fund - Class K		1,139,515	30,356,676
Fidelity® New Markets Income Fund		2,622,026	41,506,676
Fidelity® OTC Portfolio - Class K		722,231	39,751,602
Fidelity® Overseas Fund - Class K		141,248	3,730,371
Fidelity® Pacific Basin Fund		659,394	14,137,417
Fidelity® Real Estate Income Fund		2,024,513	20,751,253
Fidelity® Real Estate Investment Portfolio		1,043,913	28,832,868
Fidelity® Short-Term Bond Fund		1,180,362	10,021,268
Fidelity® Small Cap Discovery Fund		3,534,071	70,787,448
Fidelity® Small Cap Stock Fund		2,028,916	33,558,278
Fidelity® Stock Selector Small Cap Fund		527,217	9,505,722
Fidelity® Strategic Income Fund		3,880,586	41,949,137
Fidelity® Total Bond Fund		828,314	9,045,193
Fidelity® Trend Fund		133,675	8,938,821
Fidelity® Value Fund - Class K		234,881	14,914,916
Fidelity® Value Strategies Fund - Class K		492,407	12,320,031
PIMCO All Asset All Authority Fund Institutional Class		1,837,831	18,433,445
PIMCO All Asset Fund Institutional Class		1,599,295	18,455,858
PIMCO CommodityRealReturn Strategy Fund Institutional Class		11,973,341	78,305,652
PIMCO Diversified Income Fund Institutional Class		1,247,342	14,057,548
PIMCO Emerging Local Bond Fund Institutional Class		1,207,985	12,140,251
PIMCO Emerging Markets Bond Fund Institutional Class		2,361,419	26,565,960
PIMCO Foreign Bond (U.S. Dollar-Hedged) Fund Institutional Class		680,833	7,203,217
PIMCO Foreign Bond (Unhedged) Fund Institutional Class		2,162,399	23,548,526
PIMCO Global Bond (Unhedged) Fund Institutional Class		1,376,754	13,850,148
PIMCO Global Bond (US Dollar-Hedged) Fund Institutional Class		405,648	4,141,668
PIMCO GNMA Fund Institutional Class		1,364,278	16,043,911
PIMCO High Yield Fund Institutional Class		2,685,865	24,119,064
PIMCO Investment Grade Corporate Bond Fund Institutional Class		3,943,548	40,815,719
PIMCO Long-Term U.S. Government Fund Institutional Class		4,865,338	56,146,003
PIMCO Low Duration Fund Institutional Class		2,523,296	25,964,716
PIMCO Low Duration III Fund Institutional Class		719,309	7,056,417
PIMCO Moderate Duration Fund Institutional Class		356,043	3,766,931
PIMCO Mortgage-Backed Securities Fund Institutional Class		424,995	4,500,691
PIMCO Real Return Asset Fund Institutional Class		1,969,802	22,475,435
PIMCO Real Return Fund Institutional Class		2,110,595	24,883,919
PIMCO RealEstateRealReturn Strategy Fund Institutional Class		13,330,008	63,584,136
PIMCO StocksPLUS Fund Institutional Class		563,756	4,324,006
PIMCO Total Return Fund Institutional Class		10,686,288	116,159,951
PIMCO Total Return III Fund Institutional Class		2,130,657	20,369,082
Vanguard Convertible Securities Fund Investor Shares		1,002,423	11,868,689
Vanguard Dividend Growth Fund Investor Shares		4,315,375	66,543,078
Vanguard Equity-Income Fund Admiral Shares		474,002	21,761,416
Vanguard Explorer Fund Admiral Shares		207,457	13,787,585
Vanguard FTSE Social Index Fund Investor Shares		151,912	1,125,667
Vanguard Global Equity Fund Investor Shares		466,965	7,429,412
Vanguard GNMA Fund Admiral Shares		2,272,918	25,161,202
Vanguard Growth and Income Fund Admiral Shares		135,468	5,856,285
Vanguard High-Yield Corporate Fund Admiral Shares		2,697,031	15,346,103
Vanguard Inflation-Protected Securities Fund Institutional Shares		4,035,167	45,557,030
Vanguard Intermediate-Term Bond Index Fund Signal Shares		1,155,975	13,605,824
Vanguard Intermediate-Term Investment-Grade Fund Admiral Shares		1,474,754	14,732,788
Vanguard Intermediate-Term Treasury Fund Admiral Shares		4,142,394	48,466,012
Vanguard International Explorer Fund Investor Shares		1,171,513	15,018,790
Vanguard International Growth Fund Admiral Shares		274,768	14,285,210
Vanguard International Value Fund Investor Shares		263,705	7,022,451
Vanguard Long-Term Bond Index Fund Investor Shares		1,896,028	26,373,742
Vanguard Long-Term Investment-Grade Fund Admiral Shares		1,030,243	10,601,198
Vanguard Long-Term US Treasury Fund Admiral Shares		4,784,018	63,818,799
Vanguard Mid-Cap Growth Fund Investor Shares		1,637,449	30,833,169
Vanguard Mid-Cap Index Fund Institutional Shares		1,411,719	27,796,744
Vanguard Morgan Growth Fund Admiral Shares		76,098	4,121,471
Vanguard PRIMECAP Core Fund Investor Shares		2,258,823	30,471,526
Vanguard Selected Value Fund Investor Shares		1,264,145	23,500,456
Vanguard Short-Term Bond Index Fund Signal Shares		1,139,497	12,090,062
Vanguard Short-Term Federal Fund Admiral Shares		1,603,913	17,386,420
Vanguard Short-Term Investment-Grade Fund Admiral Shares		1,448,068	15,407,443
Vanguard Short-Term Treasury Fund Admiral Shares		6,310,067	68,085,622
Vanguard Small-Cap Index Fund Institutional Shares		517,236	17,270,513
Vanguard Star Fund Investor Shares		362,589	6,791,293
Vanguard Strategic Equity Fund Investor Shares		397,830	7,296,197
Vanguard Target Retirement 2005 Fund Investor Shares		130,192	1,559,700
Vanguard Target Retirement 2010 Fund Investor Shares		165,118	3,703,586
Vanguard Target Retirement 2015 Fund Investor Shares		1,153,641	14,189,784
Vanguard Target Retirement 2020 Fund Investor Shares		525,515	11,398,426
Vanguard Target Retirement 2025 Fund Investor Shares		869,900	10,673,673
Vanguard Target Retirement 2030 Fund Investor Shares		515,649	10,787,367
Vanguard Target Retirement 2035 Fund Investor Shares		641,275	8,022,344
Vanguard Target Retirement 2040 Fund Investor Shares		166,405	3,411,295
Vanguard Target Retirement 2045 Fund Investor Shares		128,655	1,655,783
Vanguard Target Retirement 2050 Fund Investor Shares		79,019	1,612,775
Vanguard Target Retirement Income Fund Investor Shares		222,577	2,566,311
Vanguard Wellesley Income Fund Admiral Shares		933,073	51,841,512
Vanguard Wellington Fund Admiral Shares		599,038	32,425,950
Vanguard Windsor Fund Admiral Shares		114,785	4,943,776
Vanguard Windsor II Fund Admiral Shares		213,754	9,779,246

	Total : EXHIBIT K - Mutual Fund Window		$3,594,615,226

n / a  - Cost is not applicable